As filed with the Securities and Exchange Commission on February 1, 2021
Registration No. 333-250938
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FORIAN INC.
(Exact name of registrant as specified in its charter)
Delaware	7374	85-3467693
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Forian Inc.
41 University Drive, Suite 400
Newtown, Pennsylvania 18940
(267) 757-8707
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Dan Barton
Chief Executive Officer
Forian Inc.
41 University Drive, Suite 400
Newtown, Pennsylvania 18940
(267) 757-8707
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Dan Barton Chief Executive Officer Medical Outcomes Research Analytics, LLC 41 University Drive, Suite 400 Newtown, Pennsylvania 18940 (267) 757-8707	Darrick M. Mix Peter D. Visalli Duane Morris LLP 30 South 17th Street Philadelphia, PA 19103-4196 (215) 979-1000	Zachary L. Venegas Scott Ogur Helix Technologies, Inc. 5300 DTC Parkway, Suite 300 Greenwood Village, CO 80111 (720) 328-5372	W. David Mannheim Gary M. Brown Nelson Mullins Riley & Scarborough LLP Glenlake One 4140 Parklake Avenue, Suite 200 Raleigh, NC 27612 (919) 329-3800
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross Border Third Party Tender Offer)  ☐
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share	31,342,879	N/A	$72,155,610	$7,872.18
(1)
Represents the maximum number of shares of common stock, par value $0.001 per share, of the Registrant estimated to be issuable upon consummation of the merger and the contribution described herein, calculated by totaling (a) the product obtained by multiplying (x) 168,000,000 shares of common stock, par value $0.001 per share, of Helix Technologies, Inc. (“Helix”) (the maximum number of shares of Helix common stock that may be canceled and exchanged in the merger), by (y) the exchange ratio of 0.05 per share of Forian common stock for each share of Helix common stock, plus (b) the product obtained by multiplying (x) 12,906,660 units of Medical Outcomes Research Analytics, LLC (“MOR”) (the maximum number of units that may be contributed in the contribution), by (y) the exchange ratio of 1.7776 per share of Forian common stock for each unit of MOR.

(2)
Pursuant to Rules 457(f)(1), 457(f)(2) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the sum of (a) the product obtained by multiplying (x) $0.345 (the average of the high and low bid and ask prices of Helix common stock on December 23, 2020, as reported on the OTCQB, by (y) 165,000,000 shares of Helix common stock (the maximum number of shares of Helix common stock that may be canceled and exchanged in the merger), plus (b)  $13,610,610 (the book value of the MOR equity interests that may be contributed in the contribution, as of December 23, 2020). The maximum number of shares of Helix common stock that may be canceled and exchanged in the merger has been recalculated and was increased by 3,000,000 shares to 168,000,000. The additional aggregate offering price attributable to that increase is the sum of (a) the product obtained by multiplying (x) $0.54 (the average of the high and low bid and ask prices of Helix common stock on January 11, 2021, as reported on the OTCQB, by (y) 3,000,000.

(3)	The registrant previously sought to register 31,192,879 shares of its common stock for which the fee paid was $7,695.44.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting the purchase of these securities, in any state where the offer or sale is not permitted.
PRELIMINARY – SUBJECT TO COMPLETION – DATED FEBRUARY 1, 2021

HELIX TECHNOLOGIES, INC.
5300 DTC PARKWAY, Suite 300
Greenwood Village, CO 80111
February [•], 2021
Dear Fellow Stockholder:
On October 16, 2020, Helix Technologies, Inc., or “Helix,” Forian Inc., or “Forian,” and Medical Outcomes Research Analytics, LLC, or “MOR” entered into an Agreement and Plan of Merger, as amended by Amendment to Agreement and Plan of Merger, dated as of December 30, 2020 (which, as so amended and as it may be further amended, supplemented, or modified from time to time, we refer to as the “merger agreement”), providing for the merger of a subsidiary of Forian with and into Helix (which we refer to as the “Helix merger”), with Helix, following the merger, to be the surviving corporation and a wholly-owned subsidiary of Forian. Immediately prior to the consummation of the Helix merger, Forian and MOR will engage in a reorganization, pursuant to which the holders of the equity interests of MOR will exchange their MOR ownership interests for Forian common stock. This reorganization will result in MOR also becoming a wholly owned subsidiary of Forian.
The Helix merger agreement provides for all of the outstanding shares of Helix preferred stock as well as certain outstanding convertible notes of Helix to be converted into Helix common stock. Afterward, at the effective time of the Helix merger, each outstanding share of Helix common stock (including those resulting from the preferred stock and the notes but excluding dissenting shares and certain excluded shares as described in the enclosed proxy statement/prospectus) will be converted into the right to receive 0.05 shares of Forian common stock (which we refer to as the “Helix merger consideration”). Upon completion of the merger, former Helix stockholders are expected to own approximately 28% of the Forian’s outstanding common stock. The number of shares of Forian common stock that Helix stockholders will receive in the merger for each share of Helix common stock is fixed. Although it is expected that Forian’s common stock will be traded on the Nasdaq Capital Market following the Helix merger, it currently is not traded and there has been no public market for its common stock. The implied value of the consideration Helix stockholders will receive in the merger will depend upon a number of factors that will not be known at the time you vote on the merger.
Helix will hold a special meeting of its stockholders in connection with the Helix merger. At this special meeting, Helix stockholders will be asked to vote to approve the Helix merger agreement and certain other matters, as described in the enclosed proxy statement/prospectus.
The special meeting of Helix stockholders will be held virtually on the Internet on [•] day February [•], 2021 at 10:00 a.m Eastern time.
Your vote is important. We cannot complete the Helix merger unless Helix’s stockholders approve the Helix merger agreement. The affirmative vote of holders of a majority of all the outstanding shares of Helix common and preferred stock entitled to vote on the Helix merger agreement is required for the approval of the Helix merger agreement by Helix’s stockholders. Regardless of whether you plan to attend the special meeting, please take the time to vote your shares in accordance with the instructions contained in the enclosed proxy statements/prospectus.
The Helix board of directors unanimously recommends that Helix stockholders vote “FOR” the approval of the Helix merger agreement and “FOR” the other matters to be considered at the Helix special meeting.
The accompanying proxy statement/prospectus describes the special meeting, the Helix merger, the documents related to the Helix merger, and other related matters. Please carefully read the entire proxy statement/prospectus, including the section titled “Risk Factors,” for a discussion of the risks relating to the proposed Helix merger. You also can obtain information about the proposed Helix merger, and Forian from documents that Forian has filed with the U.S. Securities and Exchange Commission.
If you have any questions regarding the Helix merger, please contact Scott Ogur, Helix’s Chief Financial Officer, by mail at 5300 DTC Parkway, Suite 300, Greenwood Village, CO 80111 or by telephone at (720) 328-5372.
We are excited about the opportunities afforded by the Helix merger and look forward to seeing you at the special meeting.
Sincerely,
[Insert Signature here]
Zachary L. Venegas.
Chief Executive Officer
Helix Technologies, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Helix merger or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated February [•], 2021 and is first being mailed to the stockholders of Helix on or about February [•], 2021.

YOUR VOTE IS IMPORTANT
PLEASE VOTE EITHER BY
MAIL, TELEPHONE OR OVER THE INTERNET
WHETHER OR NOT YOU EXPECT TO PARTICIPATE IN THE SPECIAL MEETING

HELIX TECHNOLOGIES, INC.
5300 DTC PARKWAY, Suite 300
Greenwood Village, CO 80111
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To the Stockholders of Helix Technologies, Inc.:
A Special Meeting of Stockholders (the “special meeting”) of Helix Technologies, Inc., a Delaware corporation (“Helix”), will be held exclusively online via the Internet on [•] day, February [•], 2021, at 10:00 a.m. Eastern time to consider and vote upon the following matters:
(1)
a proposal to adopt of the Agreement and Plan of Merger, dated as of October 16, 2020, as amended by Amendment to Agreement and Plan of Merger, dated as of December 30, 2020, by and among Helix, Forian Inc., DNA Merger Sub, Inc. (“Merger Sub”), as may be further amended from time to time, under which Merger Sub will merge with and into Helix , which we refer to as the merger agreement, the terms of which are described in, and a copy of which is included as Appendix A to, the accompanying prospectus/proxy statement;

(2)	a proposal to approve, in a non-binding advisory vote, certain compensation that may become payable to Helix’s named executive officers in connection with the merger; and
(3)
a proposal to approve the adjournment, postponement or continuance of the special meeting on one or more occasions, if necessary or appropriate, in order to further solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

The special meeting will be presented exclusively online at www.virtualshareholdermeeting.com/HLIX2021SM. You will be able to attend the special meeting online, vote your shares electronically and submit your questions to management during the special meeting by visiting www.virtualshareholdermeeting.com/HLIX2021SM.
Your vote is important. Whether or not you plan to attend the virtual special meeting, please vote by telephone or over the Internet, or by completing, signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the special meeting. Instructions for voting are described in the accompanying prospectus/proxy statement and on the proxy card.
The Board of Directors has fixed the close of business on January 15, 2021, as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting.
By order of the Board of Directors,

[Insert Signature here]

Greenwood Village, Colorado	Zachary L. Venegas
February [•], 2021	Chief Executive Officer

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 (File No. 333-250938) filed with the SEC by Forian constitutes a prospectus of Forian under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Forian common stock to be issued to (i) Helix stockholders pursuant to the Agreement and Plan of Merger, dated October 16, 2020, as amended by Amendment to Agreement and Plan of Merger, dated as of December 30, 2020, as it may be further amended from time to time, which we refer to as the merger agreement, and (ii) members of MOR pursuant to the Equity Interest Contribution Agreement to be entered into prior to the closing of the merger, which we refer to as the contribution agreement. This proxy statement/prospectus also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also contains a notice of special meeting of Helix stockholders, which we refer to as the Helix special meeting.
You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated February [•], 2021. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this proxy statement/prospectus to Helix stockholders, nor the issuance by Forian of common stock in connection with the merger, will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Helix has been provided by Helix and information contained in this proxy statement/prospectus regarding MOR has been provided by MOR. See “Where You Can Find More Information” on page 188.
Unless otherwise indicated or as the context otherwise requires, all references in this proxy statement/prospectus to:
•	“closing” refers to the closing of the merger;
•	“Code” refers to the Internal Revenue Code of 1986, as amended;
•	“combined company” refers to Forian, following completion of the merger and the contribution;
•
“contribution” refers to the contribution of membership interests by the members of MOR to Forian in exchange for shares of Forian common stock, resulting in MOR becoming a wholly-owned subsidiary of Forian;

•	“contribution agreement” refers to the Equity Interest Contribution Agreement to be entered into by and among MOR, Forian and the equity holders of MOR;
•	“DGCL” refers to the General Corporation Law of the State of Delaware;
•	“effective time” refers to the effective time of the merger;
•	“Forian” refers to Forian Inc., a Delaware corporation;
•	“Forian board” refers to the board of directors of Forian;
•	“Forian common stock” refers to the common stock, par value $0.001 per share, of Forian;
•	“Forian stockholders” refers to the holders of Forian common stock;
•	“IRS” refers to the Internal Revenue Service;
•	“member(s) of MOR” refers to holders of equity interests of MOR;
•
“merger agreement” refers to the Agreement and Plan of Merger and Reorganization, dated as of October 16, 2020, as amended by Amendment to Agreement and Plan of Merger dated as of December 30, 2020, by and among Forian, Helix, Merger Sub, and MOR;

•	“merger consideration” refers merger consideration and the merger consideration;

•	“merger” refers to the merger of Merger Sub with and into Helix, with Helix surviving the merger as a wholly-owned subsidiary of Forian;
•	“Merger Sub” refers to DNA Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Forian;
•	“MOR” refers to Medical Outcomes Analytics, LLC, a Delaware limited liability company;
•	“SEC” refers to the U.S. Securities and Exchange Commission;
•	“stockholder approval” refers to the Helix stockholder approval; and
•	“we,” “us,” and “our” refers to Helix, MOR and Forian.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains expressions of our opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” All statements, other than statements of historical fact, included herein regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. Words such as “anticipate,” “estimate,” “continue,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “objective,” “goal,” “positions,” “prospects,” “potential,” “will,” “would,” “should,” “could,” “may” and words and terms of similar substance are intended to identify forward-looking statements. All forward-looking statements are management’s present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Discussions containing these forward-looking statements may be found, among other places herein, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition to the factors relating to the merger discussed under the caption “Risk Factors” beginning on page 20, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
(i)
the failure to complete the merger on anticipated terms and timing, including as a result of a delay in or failure to obtain Helix stockholder approval, and other conditions to the completion of the transaction;

(ii)
failure to realize the anticipated benefits of the mergers, including as a result of delay in completing the transaction, integrating the businesses of Helix and MOR or implementing any contemplated business separation (if undertaken), receiving the anticipated tax treatment of the merger, unforeseen liabilities, future capital expenditures, revenues, expected cost savings, expected expenses, expected earnings, expected synergies, future prospects, and the failure to implement business and management strategies for the management, expansion and growth of Forian’s businesses following the merger;

(iii)	pricing trends, including Helix’s and MOR’s ability to achieve economies of scale;
(iv)	potential litigation relating to the merger that could be instituted against Helix, MOR or their respective directors;
(v)	the risk that disruptions from the merger will harm Helix’s business, including current plans and operations;
(vi)	the ability of Helix or MOR to retain and hire key personnel;
(vii)	potential adverse reactions or changes to business relationships resulting from the completion of the mergers;
(viii)	uncertainty as to the long-term value of shares of Forian common stock;
(ix)	legislative, regulatory and economic developments affecting Helix’s and MOR’s businesses;
(x)	general economic and market developments and conditions;
(xi)	the evolving legal, regulatory and tax regimes under which Helix and MOR operate;
(xii)	potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect Helix’s and/or MOR’s financial performance;
(xiii)	certain restrictions during the pendency of the merger that may impact Helix’s and MOR’s ability to pursue certain business opportunities or strategic transactions; and
(xiv)
unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, natural disasters, the outbreak of coronavirus or similar outbreaks or pandemics, and their effects on economic and business environments in which Helix and MOR operate, as well as Helix’s and MOR’s response to any of the aforementioned factors.

Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that actual results of operations, financial condition and liquidity, and industry developments may differ materially from
ii

statements made in or suggested by the forward-looking statements contained in this proxy statement/prospectus. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus. Except as required by applicable law, neither Helix nor Forian undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. In the event that a party does update any forward-looking statement, no inference should be made that the parties will make additional updates with respect to that statement, related matters or any other forward-looking statements.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Helix has filed with the SEC as described under “Where You Can Find More Information” on page 188.
We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this proxy statement/prospectus.
iii

HELIX TECHNOLOGIES, INC.
5300 DTC PARKWAY, Suite 300
Greenwood Village, CO 80111
PROXY STATEMENT
Special Meeting of Stockholders of Helix Technologies, Inc. to be held on February [•], 2021
QUESTIONS AND ANSWERS
The following are some questions that stockholders of Helix Technologies, Inc., which we refer to as Helix, may have regarding the merger and the other matters being considered at the special meeting as well as the answers to those questions. Helix (which we also refer to as “we”) recommends that you read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the appendices to this proxy statement/prospectus. See “Where You Can Find More Information” on page 188.
General Merger-Related Questions and Answers
Q:	Why are Helix stockholders receiving this proxy statement/prospectus?
A:
On October 16, 2020, we entered into an Agreement and Plan of Merger with Helix Technologies, Inc., or “Helix,” Forian Inc., or “Forian,” DNA Merger Sub, Inc., or “Merger Sub,” and Medical Outcomes Research Analytics, LLC, or “MOR”, as amended by Amendment to Agreement and Plan of Merger, dated December 30, 2020 (which, as so amended and as it may be further amended, supplemented, or modified from time to time, we refer to as the “merger agreement”). A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A. Under the merger agreement, Merger Sub will merge with and into Helix (which we refer to as the “merger”), with Helix, following the merger, to be the surviving corporation and a wholly-owned subsidiary of Forian.

In order for Helix stockholders to approve the Helix merger agreement and certain related matters, Helix has called a special meeting of its stockholders (which we refer to as the “Helix special meeting”). Helix shareholders are receiving this document because it is a proxy statement being used by the Helix board of directors to solicit proxies from Helix stockholders in connection with the approval of the merger agreement and related matters by Helix’s stockholders and it describes the proposals to be presented at the Helix special meeting. This document also constitutes a prospectus of Forian because Forian is offering shares of its common stock to Helix stockholders in exchange for outstanding shares of Helix common stock, as consideration for the Helix merger.
This proxy statement/prospectus contains important information about the Helix merger, the merger agreement, the Helix special meeting, and related matters, as well as important information to consider in connection with an investment in Forian common stock. You should read this proxy statement/prospectus carefully and in its entirety.
Q:	What vote is required to approve the Helix merger?
A:
The affirmative vote of holders of a majority of all outstanding shares of Helix common and preferred stock (voting as a single class), entitled to vote on the Helix merger agreement is required for the approval of the Helix merger. As of January 15, 2021, the record date for the meeting, there were 147,124,996 outstanding shares of Helix common stock and 14,784,201 outstanding shares of Helix preferred stock. Each Helix stockholder may cast one vote for each share of Helix common or preferred stock owned on that date. Accordingly, the affirmative vote of holders of 80,954,599 shares of Helix common and preferred stock will be necessary to approve the Helix merger. Certain of Helix’s officers, directors and significant stockholders have entered into voting and support agreements voting agreements with Forian. These stockholders beneficially own approximately 42.8% of the issued and outstanding shares of Helix common stock and 100% of the issued and outstanding shares of Helix preferred stock entitled to vote at Helix special meeting. Collectively, these stockholders who are parties to these voting agreements own approximately 48% of the total voting power of Helix stockholders.
Q:	What will happen in the merger?
A:
Forian will acquire Helix by merging Merger Sub with and into Helix, with Helix being the surviving entity in the merger. Following the merger, Helix will be a wholly-owned subsidiary of Forian. Each share of Helix common stock (including any preferred stock converted into common stock) outstanding will be converted into the right to receive 0.05 shares of Forian common stock. No cash consideration will be received by Helix stockholders in the merger, including any cash that otherwise would be received for fractional shares. With respect to fractional shares, no fraction of a share of Forian common stock will be issued in the merger; however, in lieu of fractional shares, each Helix stockholder who would otherwise be entitled to a fraction of a share of Forian common stock (after aggregating all fractional shares of Forian common stock that otherwise would be received by such holder) will be automatically converted into the right to receive one full additional share of Forian common stock. Former Helix stockholders, as a group, will own approximately 28% of Forian’s outstanding common stock immediately following the merger.

Q:	When do you expect to complete the merger?
A:
We currently expect to complete the merger during the first quarter of 2021. However, we cannot assure you when or if the merger will occur. Helix must, among other things, obtain the required approvals of Helix stockholders at its special meeting and satisfy the other conditions to the merger described below in “The Merger Agreement—Conditions of the Merger” beginning on page 81.

Q:	What happens if the merger is not completed?
A:
If the merger is not completed, holders of Helix common stock will not receive any consideration for their shares in connection with the merger. Instead, Helix will remain an independent public company and its common stock would be expected to continue to be quoted on the OTCQB. In addition, in certain circumstances, a termination fee may be required to be paid by Helix. See “The Merger Agreement—Termination Fee” beginning on page 83 for a complete discussion of the circumstances under which the termination fee will be required to be paid.

Q:	Will Helix be required to submit the Helix merger proposal to its stockholders even if the Helix board of directors has withdrawn or modified its recommendation?
A:
Yes. Unless the merger agreement is terminated before the Helix special meeting, Helix is required to submit the Helix merger proposal to its stockholders even if the Helix board of directors has withdrawn or modified its recommendation, consistent with the terms of the merger agreement.

Q:	Is the merger expected to be taxable to Helix stockholders?
A:
Generally, no. The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and holders of Helix common stock are not expected to recognize any gain or loss for U. S. federal income tax purposes on the exchange of shares of Helix common stock for shares of Forian common stock in the merger. You should read “Material U.S. Federal Income Tax Consequences of the Merger and the Contribution” beginning on page 86 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Helix Special Meeting
Q:	Who may access the virtual Helix special meeting?
A:
Only stockholders and their proxy holders will be able to access the virtual special meeting. As indicated, we will not have an in-person special meeting. You will need to enter the 16-digit control number received with your proxy card to enter the special meeting via the online web portal. See “If I vote by proxy, can I still access the special meeting and vote there if I choose?” below.

Q:	How many votes constitute a quorum in order to hold the Helix special meeting? Do abstentions and “broker non-votes” count?
A:
Stockholders representing at least a majority of the shares of capital stock entitled to vote at a meeting must be present in present in person or represented by proxy in order to constitute a quorum. Stockholders who participate in the virtual special meeting will be deemed to be present in person. A quorum must exist to conduct any business at the special meeting. If a quorum is not present at the special meeting, any officer entitled to preside at or to act as Secretary of the special meeting will have power to adjourn the special meeting from time to time until a quorum is present.

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes, however, are included in the calculation of the number of votes considered to be present at the special meeting for purposes of determining the presence of a quorum only when there are “routine” matters to be voted upon. Because there is no “routine” matter to be voted upon at the special meeting, broker non-votes will not be included for purposes of determining a quorum. See “What are ‘broker votes’ and ‘broker non-votes’?” below.
Q:	Who may vote at the Helix special meeting?
A:
Only stockholders of record at the close of business on January 15, 2021 (the “Record Date”), are entitled to notice of and to vote at the special meeting. As of that date, there were outstanding 147,124,996 shares of Helix common stock and 14,784,201 shares of Helix preferred stock entitled to be voted at the special meeting. Each share is entitled to one (1) vote on all matters at the special meeting.

Q:	Do Helix preferred stockholders have the right to vote on the merger?
A.
Yes; however, the owners of 100% of the shares of Helix preferred stock that are entitled to notice of and to vote at the Helix special meeting have signed voting and support agreements agreeing to vote in favor of adoption of the merger agreement and the Helix adjournment proposal. Accordingly, it will not be necessary to solicit their proxies in connection with the Helix special meeting. See “THE MERGER – Voting and Support Agreements” beginning on page 69.

Q:	Who may solicit proxies on Helix’s behalf?
A:
In addition to solicitation of proxies by Helix by mail, proxies may also be solicited by Helix’s directors and employees personally, and by telephone, facsimile or other means. Helix does not intend to engage a proxy solicitation firm to assist it in soliciting proxies. For more information on solicitation of proxies in connection with the special meeting of Helix stockholders, see “The Helix Special Meeting - Solicitation of Proxies” beginning on page 151.

Q:	Will a list of stockholders entitled to vote at the Helix special meeting be available?
A:
In accordance with Delaware law, a list of Helix stockholders entitled to vote at the special meeting will be available for any purpose germane to the special meeting beginning [•], 2021 at Helix’s corporate headquarters during regular business hours. In addition, during the special meeting, that list of stockholders will be available for examination at www.virtualshareholdermeeting.com/HLIX2021SM.

Q:	What am I voting on at the Helix special meeting?
A:	Helix stockholders are being asked to vote on:
•	Adoption of the merger agreement as such agreement may be amended from time to time, which we refer to as the Helix merger proposal;
•
Approval, in a non-binding advisory vote, of certain compensation that may become payable to Helix’s named executive officers in connection with the merger, which we refer to as the Helix merger-related compensation proposal; and

•
Approval of the adjournment, postponement or continuance of the special meeting on one or more occasions, if necessary or appropriate, in order to further solicit proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposals, which we refer to as the Helix adjournment proposal.

We will also consider other business that properly comes before the special meeting in accordance with Delaware law and our Bylaws.
Q:	What are my choices when voting on the Helix merger proposal and what vote is needed to approve it?
A:	Regarding the vote to adopt the Helix merger proposal, Helix stockholders may:
•	vote “FOR” the Helix merger proposal;
•	vote “AGAINST” the Helix merger proposal; or
•	“ABSTAIN” from voting on the Helix merger proposal.
The affirmative vote of a majority of the outstanding Helix common and preferred shares (voting as a single class) entitled to vote at the special meeting is required to approve the Helix merger proposal.
Q:	What are my choices when voting on the Helix merger-related compensation proposal and what vote is needed to approve it?
A:	Regarding the vote to approve the Helix merger-related compensation proposal, Helix stockholders may:
•	vote “FOR” approval of the proposal;
•	vote “AGAINST” against the proposal; or
•	“ABSTAIN” from voting on the proposal.
The affirmative vote of a majority of the shares cast on this proposal at the special meeting, regardless of whether there is a quorum, is required to approve the Helix merger-related compensation proposal.
Q:	What are my choices when voting on the Helix abstention proposal and what vote is needed to approve it?
A:	Regarding the vote to approve the Helix abstention proposal, Helix stockholders may:
•	vote “FOR” approval of the proposal;
•	vote “AGAINST” against the proposal; or
•	“ABSTAIN” from voting on the proposal.
The affirmative vote of a majority of the shares cast on this proposal at the special meeting, regardless of whether there is a quorum, is required to approve the Helix abstention proposal.
Q:	How does the Helix Board of Directors recommend that Helix stockholders vote?
A:
Please see the information included in this proxy statement/prospectus relating to the proposals to be considered and voted on at the Helix special meeting. The Helix Board of Directors unanimously recommends that Helix stockholders vote:

•	“FOR” adoption of the Helix merger proposal;
•	“FOR” approval of the Helix merger-related compensation proposal; and
•	“FOR” approval of the Helix adjournment proposal.
Q:	How do Helix stockholders vote?
A:
If shares are registered with our transfer agent, Equiniti US. (“Equiniti”) directly in the name of a Helix stockholder, that stockholder is considered a stockholder of record with respect to those shares. This proxy statement/prospectus and a proxy card is being sent directly to record holders by Equiniti. Please carefully consider the information contained in this proxy statement/prospectus and, whether or not you plan to attend the special meeting, please vote by (i) accessing the Internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card, if you requested printed copies of the proxy materials or (iii) marking, signing and returning your proxy card promptly, if you requested printed copies of the proxy materials, so that we can be assured of having a quorum present at the special meeting and so that your shares may be voted in accordance with your wishes, even if you later decide to attend the special meeting.
If a Helix stockholder holds shares in the name of a broker, bank or other nominee, those shares may be voted by Internet or telephone depending on the voting procedures used by the broker, bank or other nominee, as explained below under the question “How do Helix stockholders vote if their shares are held in “street name” by a broker, bank or other nominee?”
Q:	How do Helix stockholders vote if their shares are held in “street name” by a broker, bank or other nominee?
A:
If shares are held by a broker, bank or other nominee (this is called “street name”), the broker, bank or other nominee will send you instructions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program provided through Broadridge that offers Internet and telephone voting options.

Q:	If a stockholder votes by proxy, can that stockholder still access the Helix special meeting and vote there?
A:
Yes. If you are a Helix stockholder of record, the method you use to vote will not limit your right to vote at the virtual special meeting if you decide to participate. As indicated, Helix is hosting the special meeting exclusively online at www.virtualshareholdermeeting.com/HELIX2021SM. There will be no physical location at which stockholders may attend the special meeting, but stockholders may attend and participate in the meeting electronically. Stockholders who participate in the virtual special meeting will be deemed to be present in person and will be able to vote during the special meeting at the times that the polls are open. Stockholders who wish to attend the meeting should go to www.virtualshareholdermeeting.com/HLIX2021SM at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders of record as of January 15, 2021. The proxy card includes instructions on how to participate in the special meeting and how to vote your shares by accessing the virtual special meeting via the Internet. Stockholders will need to enter the 16-digit control number received with the proxy card to enter the special meeting via the online web portal.

Q:	If my Helix shares are held in “street name” by a broker, bank or other nominee, may a Helix stockholder still access the Helix special meeting?
A:
Yes. Beneficial owners whose stock is held for them in street name by their brokers or other nominees may also attend the meeting by going to www.virtualshareholdermeeting.com/HLIX2021SM at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders as of the record date. Such beneficial owners may not vote at the meeting, and may only cause their shares to be voted by providing voting instructions to the persons who hold the beneficial owners’ shares for them. Beneficial owners will need to provide the name of the broker or other nominee that holds their shares to gain access to the virtual meeting.

Q:	May Helix stockholders ask questions during the special meeting?
A:
Yes. Questions may be submitted in two ways. Stockholders who want to ask a question before the meeting may do so, beginning at [•] a.m., Eastern Standard Time, on February [•], 2021, and until 11:59 p.m., Eastern Standard Time, on February [•], 2021, by logging into www.proxyvote.com and entering their 16-digit control number. Once past the login screen, click on “Question for Management,” type in the question, and click “Submit.” Alternatively, stockholders will be able to submit questions live during the meeting by accessing the meeting at www.virtualshareholdermeeting.com/HLIX2021SM, typing their question into the “Ask a Question” field, and clicking “Submit.” Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Q:	Do Helix stockholders have appraisal or dissenters’ rights?
A:
Yes. Under applicable Delaware law, Helix stockholders have the right to dissent from the Helix merger proposal and receive the “fair value” of their Helix shares in cash. Perfection of dissenters’ rights is complex. The procedures for exercising dissenters’ rights is described in “APPRAISAL RIGHTS OF HELIX STOCKHOLDERS ” beginning on page 69. Additionally, the full text of the applicable provisions of the Delaware General Corporation Law (“DGCL”) relative to dissenters’ rights is included as Appendix D to this proxy statement/prospectus.

Q:	What are “broker votes” and “broker non-votes”?
A:
On certain “routine” matters, brokerage firms have discretionary authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions (referred to as a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the special meeting and in determining the number of shares voted “FOR” or “AGAINST” any “routine” matter.

Proposal 1 – the Helix merger proposal, Proposal 2 – the Helix merger-related compensation proposal and Proposal 3 – the Helix adjournment proposal all are considered “non-routine” matters for which brokerage firms do not have discretionary authority to vote their customers’ shares if their customers did not provide voting instructions. Therefore, for purposes of the special meeting, if a Helix stockholder holds Helix common stock through a brokerage account, the brokerage firm may not vote those shares on the stockholder’s behalf on any of Proposal 1 – the Helix merger proposal, Proposal 2 – the Helix merger-related compensation proposal or Proposal 3 – the Helix adjournment proposal, without receiving instructions from the stockholder. When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these situations are referred to as “broker non-votes.” Since there are no non-routine matters being voted on at the special meeting, Helix will not have any broker non-votes at the special meeting. that may either count for purposes of establishing a quorum or that may be voted on any matter to be presented at the special meeting. Banks, brokers and other nominees will send instructions to stockholders for whom they hold Helix stock on how they can instruct the banks, brokers or other nominees to vote on these proposals. If no voting instructions are provided, banks, brokers and other nominees will not vote those shares on these proposals.
Helix encourages its stockholders to provide instructions to their brokerage firm, bank or other nominee by voting their proxy. This action ensures that shares will be voted at the special meeting on all matters up for consideration.
Q:	What if a Helix stockholder abstains from voting?
A:
Helix stockholders have the option to “ABSTAIN” from voting with respect to Proposal 1 – the Helix merger proposal, Proposal 2 – the Helix merger-related compensation proposal and Proposal 3 – the Helix adjournment proposal. If a quorum is present, abstentions will have the same effect as a vote against Proposal 1 but will have no effect on Proposals 2 and 3, because, by abstaining, the stockholder will be deemed to not have cast a vote with respect to such proposals.

Q:	May a proxy be revoked after it has been delivered?
A:
Yes. A proxy may be revoked at any time before the polls close by submitting a subsequent proxy with a later date by using the Internet, by telephone or by mail or by sending our Corporate Secretary a written revocation. A proxy also will be considered revoked if the stockholder attends the special meeting and votes via the virtual portal. If shares are held in “street name” by a broker, bank or other nominee, the stockholder must contact their broker, bank or other nominee to change their vote or obtain a proxy to vote their shares if they wish to cast their vote during the virtual special meeting.

Q:
How will my Helix shares be voted if a proxy card is returned or the stockholder votes via telephone or Internet? What if a proxy card is returned but does not provide voting instructions? What if a stockholder does not complete the telephone or Internet voting procedures without specifying how shares are to be voted?

A:
The Helix Board of Directors has named Zachary L. Venegas, Helix’s Chief Executive Officer, and Scott Ogur, Helix’s Chief Financial Officer, as official proxy holders. They will vote all proxies, or record an abstention, in accordance with the directions on the proxy.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the special meeting as the stockholder directs.
IF YOU SIGN AND RETURN YOUR PROXY CARD BUT GIVE NO DIRECTION OR COMPLETE THE TELEPHONE OR INTERNET VOTING PROCEDURES BUT DO NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, THE SHARES WILL BE VOTED “FOR” THE HELIX MERGER PROPOSAL; AND “FOR” THE HELIX ADJOURNMENT PROPOSAL.
Q:	Who will count the votes at the Helix special meeting?
A:
A representative of Broadridge has been appointed as an inspector of elections for the special meeting. That person will tabulate votes cast by proxy or during the special meeting as well as determine whether a quorum is present.

Q:	Where can I find voting results of the Helix special meeting?
A:
Helix will announce preliminary voting results at the special meeting and publish final results on a Current Report on Form 8-K that would be expected to be filed with the SEC within four business days after the special meeting (a copy of which will be available on the “Investor Relations” section of the Helix website, www.helixtechnologies.com, under the link “SEC Filings”). If the final voting results are not available within four business days after the special meeting, Helix will file a Current Report on Form 8-K reporting the preliminary voting results and subsequently file the final voting results in an amendment to the Current Report on Form 8-K within four business days after the final voting results are known.

Q:	Whom should Helix stockholders contact with questions about the Helix special meeting?
A:
If a Helix stockholder has any questions about this proxy statement/prospectus or the special meeting, please contact Scott Ogur, Helix’s Chief Financial Officer, at 5300 DTC Parkway, Suite 300, Greenwood Village, CO 80111 or by telephone at (720) 328-5372.

Q:	What information about Helix is available on the Internet?
A:
A copy of this proxy statement/prospectus (which contains the official notice of the special meeting) and the proxy card or voting instructions is available for download free of charge at www.proxyvote.com.

Additionally, the Helix website address is www.helixtechnologies.com, which is used to distribute important information about Helix. At the “Investor Relations” tab of that website (under the link “SEC Filings”), Helix makes available, free of charge, its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after they are electronically filed with the SEC.
Information from the Helix website is not incorporated by reference into this proxy statement/prospectus.
Q:	What do holders of Helix common stock need to do now?
A:
After you have carefully read this document and have decided how you wish to vote your Helix shares, please vote your shares as soon as possible. If you are a stockholder of record, to vote by proxy card, indicate on your proxy card how you want your shares to be voted with respect to each of the matters indicated. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or through the Internet by following the voting instructions found on your proxy card. If you beneficially hold your shares through a bank, broker, nominee or other holder of record, you should follow the voting instructions you receive from that holder of record to vote your shares.
Submitting your proxy by Internet, telephone or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the Helix special meeting. If you would like to attend the Helix special meeting, see “The Helix Special Meeting – Attending the Special Meeting” beginning on page 152.
Q:	Why is your vote as a Helix stockholder important?
A:
Approval of the Helix merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of the Helix common and preferred stock (voting as a single class) entitled to vote at the special meeting. Voting agreements are in place that provide for 77,740,570 shares of Helix common and preferred stock (representing approximately 48% of the voting power of Helix stockholders) to be voted in favor of the Helix merger. The Helix board of directors unanimously recommends that stockholders vote to adopt the Helix merger proposal. Further, due to the importance of the vote to approve the Helix merger proposal, Helix is also seeking, through the Helix adjournment proposal, authority from stockholders to adjourn the Helix special meeting to temporarily delay the meeting to provide time for Helix to solicit additional proxies in the event there are insufficient votes to adopt the Helix merger proposal.

Q:	If you are a Helix stockholder, with shares represented by physical stock certificates, should you send in your Helix stock certificates now?
A:
No. You should not send in your Helix stock certificates at this time. After completion of the merger, Forian will cause its exchange agent to send you instructions for exchanging Helix stock certificates for the merger consideration. The shares of Forian common stock that Helix stockholders will receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q:	What should you do if you hold your Helix common stock in book-entry form?
A:
After the completion of the merger, Forian will cause its exchange agent to send you instructions for receiving the merger consideration and exchanging shares of Helix common stock held in book-entry form for shares of Forian common stock in book-entry form.

Q:	Can you place my Helix stock certificate(s) into book-entry form prior to the merger?
A:	Yes. Helix stock certificates can be placed into book-entry form prior to the merger. For more information, please contact Helix’s transfer agent, Equiniti at (303) 282-4800.
Q:	Who can you contact if you cannot locate your Helix stock certificate(s)?
A:	If you are unable to locate your original Helix stock certificate(s), you should contact Helix’s transfer agent, Equiniti at (303) 282-4800.
General Contribution-Related Questions and Answers
Q:	What will happen in the contribution?
A:
Forian, MOR and each equity holder of MOR will enter into a contribution agreement, pursuant to which, immediately prior to the Merger, each equity holder of MOR will contribute their interests in MOR to Forian in exchange for shares of Forian common stock, following the contribution, MOR will become a wholly-owned subsidiary of Forian. A copy of the form of contribution agreement is included in this proxy statement/prospectus as Appendix B. Each unit of MOR will be exchanged for 1.7776 shares of Forian common stock. This document also constitutes a prospectus of Forian because Forian is offering shares of its common stock to equity holders of MOR in exchange for outstanding units of MOR, as consideration for the contribution.

Q:	When will the contribution be completed?
A:
The contribution is to occur immediately prior to the merger. We currently expect to complete the merger during the first quarter of 2021. However, we cannot assure you when or if the merger will occur. Helix must, among other things, obtain the required approvals of Helix stockholders at its special meeting to satisfy the other conditions to the merger described below in “The Merger Agreement – Conditions of the Merger” beginning on page 81.

Q:	What happens if the contribution is not completed?
A:
If the contribution is not completed, equity holders of MOR will not receive any consideration for their interests in MOR in connection with the proposed contribution. Instead, MOR will remain an independent private company.

Q:	Is the contribution expected to be taxable to MOR equity holders?
A:
Generally, no. The contribution is intended to qualify as a transaction described in Section 351(a) of the Code, and equity holders of MOR are not expected to recognize any gain or loss for U. S. federal income tax purposes on the exchange of equity interests in MOR for shares of Forian common stock in the contribution. You should read “Material U.S. Federal Income Tax Consequences of the Merger and the Contribution” beginning on page 81 for a more complete discussion of the U.S. federal income tax consequences of the contribution. Tax matters can be complicated and the tax consequences of the contribution to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the contribution to you.

SUMMARY
This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read carefully the remainder of this proxy statement/prospectus, including the appendices to this proxy statement/prospectus, as this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the applicable special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 188. We have included page references to direct you to a more complete description of the topics presented in this summary.
The Companies
Helix (page 83)
HELIX TECHNOLOGIES, INC.
5300 DTC Parkway, Suite 300
Greenwood Village, CO 80111
Telephone: (720) 328-5372
Helix Technologies, Inc., which we refer to as Helix, is a provider of critical infrastructure services, helping owners and operators of licensed cannabis businesses stay competitive and compliant while mitigating risk. Through its proprietary technology suite, Helix provides comprehensive supply chain management, and compliance tools, for any license type in any regulated cannabis market. While Helix provides services to the cannabis industries, Helix does not deal directly with the plant or any derivative products. Helix's industry-leading compliance and point of sale technologies are tailored to the unique needs of the quickly evolving cannabis industry, offering customers seamless compliance management solutions.
Helix common stock is quoted on OTCQB under the symbol “HLIX.”
MOR (page 113)
MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC
41 University Drive, Suite 400
Newtown, Pennsylvania 18940
Telephone: (267) 757-8707
Medical Outcomes Research Analytics, founded in 2019, is an innovative and evolving private company developing a Real World Evidence, or RWE, Software as a Service, or SaaS, and Data as a Service, or DaaS, analytics platform designed to support the information requirements of constituents across the healthcare industry. The platform will enable life science companies, payers, providers, and regulators to better understand the value and efficacy of healthcare products and services while providing mission critical business insights into clients' products, services, customers and the dynamics of a rapidly changing marketplace. Management, administrators, physicians, patients and caregivers can, in turn, use the information to make informed business decisions and guide healthcare decision making. MOR has assembled one of the largest proprietary, de-identified patient-level RWE databases in the U.S. The MOR platform has been developed leveraging state-of-the-art technologies coupled with rigorous HIPAA standards.
Forian (page 127)
FORIAN INC.
41 University Drive, Suite 400
Newtown, Pennsylvania 18940
Telephone: (267) 757-8707
Forian Inc., which we refer to as Forian, is a Delaware corporation and was formed by MOR on October 15, 2020, for the purpose of effecting the merger and the contribution. To date, Forian has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the merger and the contribution agreement in connection with the contribution. As of the completion of the business combinations, Helix and MOR will each become subsidiaries of Forian.
Forian has applied to have its common stock listed on Nasdaq under the symbol “FORA.” The business of Forian will be the combined businesses currently conducted by Helix and MOR.

Merger Sub
DNA MERGER SUB INC.
c/o Forian Inc.
41 University Drive, Suite 400
Newtown, Pennsylvania 18940
Telephone: (267) 757-8707
DNA Merger Sub Inc., which we refer to as Merger Sub, is a Delaware corporation and wholly owned subsidiary of Forian that was formed on October 15, 2020, for the purpose of effecting the merger. To date, Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the merger. Pursuant to the merger agreement, Merger Sub will be merged with and into Helix, with Helix surviving the merger as a subsidiary of Forian.
The Merger and the Merger Agreement (pages 44 and 72)
The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement carefully, because it is the legal document that governs the merger.
Effect of the Business Combination Transactions
Merger. Pursuant to the merger agreement, Merger Sub will merge with and into Helix with Helix surviving the merger as a wholly-owned subsidiary of Forian.
Contribution. Pursuant to the contribution agreement, the equity holders of MOR will contribute their respective membership interests to Forian in exchange for shares of Forian common stock resulting in MOR becoming a wholly-owned subsidiary of Forian.
Following the completion of the merger and the contribution, the business of Forian will be the combined businesses currently conducted by Helix and MOR.
The organization of MOR, Helix and Forian after the merger and the contribution is illustrated below:
The Merger and the Contribution

Exchange Ratio in the Merger (page 67)
Common Stock
At the effective time, each share of Helix common stock (including shares of common stock that have been issued as a result of the conversion of Helix preferred stock or certain convertible notes but excluding those that as to which the holder has properly demanded appraisal of such shares), will be converted into the right to receive 0.05 validly issued, fully paid and non-assessable share of Forian common stock, which we refer to as the exchange ratio.
Subject to the terms and conditions set forth in the merger agreement, at the effective time, each share of Helix common stock that is owned directly by Forian, Merger Sub, Helix, any Helix subsidiary or held in Helix’s treasury will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange therefor.
Stock Options
Each outstanding Helix stock option, whether vested or unvested, will be automatically converted at the effective time into a Forian stock option to acquire, on the same terms and conditions as were applicable to such Helix stock option immediately prior to the effective time, the number of shares of Forian commons stock (rounded, if necessary, down to the nearest whole share) determined by multiplying the number of shares of Helix common stock subject to such Helix stock option as of immediately prior to the effective time by the exchange ratio, at an exercise price per share of Forian common stock (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Helix common stock under such Helix stock option divided by the exchange ratio.
Forian Equity Awards (page 135)
In connection with the merger, and prior to the effective time, Forian will adopt the Forian Inc. 2020 Equity Incentive Plan, which we refer to as the Forian Equity Incentive Plan. In addition to the Helix equity awards that will be converted upon completion of the merger, the combined company will be permitted to issue new equity-based compensation for services rendered to the combined company or any of its participating subsidiaries in the form of stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents, performance awards and stock payments (or any combination thereof) granted under the Forian Equity Incentive Plan. No awards may be granted under the Forian Equity Incentive Plan prior to the effective time.
Recommendation of the Helix Board of Directors (page 50)
After careful consideration, the Helix board of directors unanimously recommends that Helix stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal, and “FOR” the adjournment proposal. For a more complete description of Helix’s reasons for the merger and the recommendation of the Helix board of directors, please see the section entitled “THE MERGER—Reasons for the Merger and Recommendation of the Helix Board of Directors” beginning on page 50.
Opinion of Helix’s Financial Advisor (pages 52)
On October 16, 2020, Helix’s financial advisor in connection with the merger, delivered an oral opinion to the Helix board of directors, which was subsequently confirmed in a written opinion dated the same date, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Management Planning Inc., or MPI, as set forth in such opinion, the 4,420,000 shares (net of options and warrants) of Forian common stock to be received by the holders of Helix common stock in the proposed merger was fair, from a financial point of view, to such holders.
The full text of MPI’s opinion dated October 16, 2020 is attached as Appendix C to this proxy statement/prospectus, and the full text of the opinion is incorporated herein by reference. You should read the opinion as well as the section entitled “THE MERGER—Opinion of Helix’s Financial Advisor” beginning on page 48 in their entirety to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by MPI.

MPI’s opinion was for the information of, and was directed to, the Helix board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger.
The opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, to the Helix stockholders of the exchange of (a) 100% of the fully diluted common stock of Helix (160,307,826 shares) for (b) 4,420,000 shares (net of options and warrants) of Forian in the merger to the common stockholders of Helix. It did not address the underlying business decision of Helix to engage in the merger or enter into the merger agreement or constitute a recommendation to the Helix board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Helix common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, stockholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder. MPI received a fee for its services, none of which was contingent upon consummation of the merger.
For further information, please see the section entitled “THE MERGER—Opinion of Helix’s Financial Advisor” beginning on page 52.
Material U. S. Federal Income Tax Consequences of the Merger (page 86)
The merger is intended to qualify as a reorganization under Section 368(a) of the Code and it is a condition to the respective obligations of Forian and Helix to complete the merger that each of Forian and Helix receives a legal opinion from Forian’s tax counsel that the merger qualifies as a reorganization. Consistent with such treatment, as a result of receiving Forian common stock and cash in exchange for Helix common stock, in general, a U.S. holder (as defined in the section entitled “MATERIAL U. S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE CONTRIBUTION” beginning on page 86) of Helix common stock will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the merger. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the merger, of Forian common stock exceeds the shareholder’s basis in Helix common stock to be surrendered in exchange therefor.
This tax treatment may not apply to every shareholder of Helix. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. We strongly recommend that you consult your own tax advisor for a full understanding of the tax consequences of the merger to you.
For more information, please see the section entitled “MATERIAL U. S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE CONTRIBUTION” beginning on page 86.
Risk Factors (page 20)
Before voting at the special meeting, you should carefully consider all of the information contained in this proxy statement/prospectus, including the risk factors set forth in the section entitled “RISK FACTORS” beginning on page 20 and the risk factors described in Helix’s Annual Report on Form 10-K for the year ended on December 31, 2019 and other reports that Helix files with the SEC. Please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 188.
Helix Special Meeting of Stockholders (page 150)
The Helix special meeting will be held on [•] day, February [•], 2021 at 10:00 a.m. Eastern time virtually on the internet. At the special meeting, Helix stockholders will be asked:
•	To approve the Helix merger proposal;
•	To approve the Helix merger-related compensation proposal; and
•	To approve the Helix adjournment proposal.
Helix Record Date; Vote Required (page 59)
Helix stockholders can vote at the special meeting if they owned shares of Helix common or preferred stock at the close of business on January 15, 2021, which is the record date for the special meeting. On the record date, there were 147,124,996 outstanding shares of Helix common stock (held by approximately [•] stockholders) and 14,784,201 outstanding shares of Helix preferred stock entitled to vote. Each Helix stockholder can cast one vote for each share of Helix common or preferred stock owned on that date.
The presence, in person or by proxy, of the holders of a majority of the shares of Helix common stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining a quorum; however, broker “non-votes” are not counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares of Helix common stock with respect to routine matters, they do not have discretionary power to vote your shares of Helix common stock on non-routine matters. All proposals for consideration at the Helix special meeting are non-routine and therefore your broker will not be able to vote your shares of Helix common stock with respect to these proposals unless the broker received appropriate instructions from you.
If a quorum exists, the approval of the Helix merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of Helix common and preferred stock (voting as a single class) entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect on the outcome of the vote on this proposal as votes against this proposal.
If a quorum exists, approval, on an advisory basis only, of the Helix merger-related compensation proposal, requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote on this proposal.
If a quorum exists, the approval of the Helix adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote on this proposal.
As of the record date, Helix directors and executive officers, and their affiliates, beneficially held approximately [•]% of the outstanding shares of Helix common and preferred stock entitled to vote at the special meeting. Helix directors and executive officers have entered into support agreements that obligate each director to vote shares of Helix common and preferred stock over which each such director has sole voting and dispositive power for approval of the Helix merger proposal.
Interests of Directors and Executive Officers in the Merger that Differ from Your Interests (page 64)
Some of the directors and executive officers of Helix have interests in the merger that differ from, or are in addition to, their interests as stockholders of Helix. These interests exist because of, among other things, employment or severance agreements that the executive officers entered into with Helix, rights that these executive officers and directors have under Helix’s benefit plans including equity plans and deferred compensation plans, agreements or arrangements with Forian to continue or serve as employees, consultants and/or directors following the merger, and rights to indemnification and directors and officers insurance following the merger. The employment and severance agreements provide certain executive officers with severance benefits if their employment is terminated in connection with the merger. The aggregate compensation that certain Helix directors and named executive officers or their affiliates may receive as a result of the merger is described in greater detail under “Interests of Certain Helix Directors and Executive Officers in the Merger” beginning on page 64.
In addition, Scott Ogur, Chief Financial Officer of Helix will join the board of directors of Forian.
Further, as of the record date of the Helix special meeting, Helix directors and executive officers owned, in the aggregate, options to purchase 1,281,666 shares of Helix common stock, and 14,784,201 shares of preferred stock and convertible notes that convert into [•] shares of Helix common stock, all of which will be converted and/or adjusted prior to the merger. The treatment of the options, preferred stock and convertible notes is set forth in the merger agreement and described in greater detail under “Interests of Helix Directors and Executive Officers in the Merger” beginning on page 64.
The members of the Helix board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

Conditions of the Merger (page 81)
The obligations of Forian and Helix to complete the merger depend on a number of conditions being satisfied or waived. These conditions include:
•	Helix stockholders’ approval of the merger agreement;
•
the effectiveness of the registration statement filed on Form S-4 of which this proxy statement/prospectus is a part and no stop order suspending the effectiveness thereof will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC;

•	Forian will have received all state securities or “blue sky” permits and other authorizations necessary to issue the Forian common stock in the merger;
•
the shares of Forian to be issued to the holders of Helix common stock upon consummation of the merger will have been authorized for listing on the Nasdaq Capital Market, subject to official notice of issuance;

•	the acquisition by Forian of all of the equity interests of MOR and completion of a private offering by MOR of securities resulting in net proceeds to MOR of at least $11,000,000;
•
no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement will be in effect;

•
approval of the merger by the necessary federal and state regulatory authorities and such approvals will remain in full force and effect, all statutory notice and waiting periods in respect thereof will have expired, and no such regulatory approval will have resulted in the imposition of any materially burdensome regulatory condition;

•	the accuracy of the other party’s representations and warranties as of the effective time of the merger subject to the material adverse effect standard in the merger agreement;
•	the performance in all material respects of all obligations contained in the merger agreement required to be performed at or before the effective time of the merger;
•
since October 16, 2020, there will not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on either party;

•	repayment or conversion of certain indebtedness of Helix;
•	conversion of all Helix preferred stock to Helix common stock;
•	divestiture by Helix of its security guarding business; and
•
holders of no more than five percent (5%) of the outstanding shares of Helix common stock (calculated on an as-converted basis) exercising, or remaining entitled to exercise, statutory rights to appraisal or dissenters rights pursuant to the DGCL with respect to such shares of Helix common stock.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
No Solicitation of Acquisition Proposals (page 77)
The merger agreement requires Helix, each of its subsidiaries, and its and their respective officers, directors, managers or employees to cease other solicitations, discussions or negotiations with any persons that were ongoing at the time the merger agreement was entered into with respect to any inquiry, proposal, discussion, offer or request that constitutes or could reasonably be expected to lead to another transaction involving Helix and to refrain from engaging in further such activities.
The merger agreement further requires Helix to refrain from recommending against the merger with Forian except under certain circumstances set forth in the merger agreement.
Notwithstanding anything to the contrary set forth in the merger agreement, if Helix or any of its subsidiaries or any of its or their respective representatives receives a written alternative proposal by any person or group at any time prior to the Helix special meeting that was not solicited in material breach of the merger agreement, Helix and its representatives may, prior to the Helix special meeting, if the Helix board of directors (or any committee thereof) has determined, in its good faith judgment (after consultation with Helix’s financial advisors and outside legal counsel), that such alternative proposal constitutes or would reasonably be expected to lead to a superior proposal (provided that Helix and its representatives may contact such person or group prior to such conclusion solely to clarify the terms and conditions thereof to determine whether such alternative proposal constitutes or would reasonably be expected to lead to a superior proposal) and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of Helix and its subsidiaries to any person in response to such alternative proposal, pursuant to the prior execution of (and Helix and/or its subsidiaries may enter into) an acceptable confidentiality agreement (provided that Helix has previously furnished, made available or provided access to Forian to any such non-public information or substantially concurrently (and in any event within twenty-four (24) hours thereafter) does so); and (ii) enter into and maintain discussions or negotiations with any person regarding such alternative proposal.
Notwithstanding anything in the merger agreement to the contrary, at any time prior to (but not after) the Helix special meeting, the Helix board of directors may, if Helix has received an alternative proposal from any Person or Group that is not withdrawn and Helix Board concludes in good faith constitutes a superior proposal (after taking into account the terms of any revised offer by Forian), (i) make an adverse recommendation change, or (ii) terminate the merger agreement in order to enter into a definitive written agreement providing for such superior proposal simultaneously with the termination of the merger agreement, in each case only if (A) if the Helix board of directors (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors), that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, (B) the Helix Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors) that such alternative proposal constitutes a superior proposal, and (C) Helix has complied in all material respects with the terms of the merger agreement with respect to such alternative proposal; provided, however, that (1) no adverse recommendation change may be made, and (2) no related termination of the merger agreement may be effected, in each case until after the fifth Business Day (which we refer to as the notice period) following Forian’s receipt of a written notice from Helix advising Forian that Helix has received an alternative proposal that is not withdrawn and that the Helix Board (or any committee thereof) has concluded in good faith constitutes a superior proposal and, absent any revision to the terms and conditions of the merger agreement, the Helix board of directors intends to make an adverse recommendation change on account of such alternative proposal or terminate the merger agreement (which we refer to as a notice of a superior proposal) and specifying the reasons therefor, including the terms and conditions of any such superior proposal (including copies of all relevant documents in Helix’s possession relating to such superior proposal) and the identity of the party making the superior proposal (in each case to the extent not previously provided by Helix to Forian). During the notice period, Helix will, and will cause its representatives to negotiate with Forian and its representatives in good faith (to the extent Forian desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that the alternative proposal would cease to constitute a superior proposal. Any material amendment to the financial terms or any other material amendment of such superior proposal will require a new notice of superior proposal and Helix will be required to comply again with the requirements of the merger agreement. In determining whether an alternative proposal constitutes a superior proposal, the Helix board of directors Board (or committee thereof) will take into account any changes to the terms and conditions of the merger agreement proposed by Forian in response to a notice of superior proposal.
Termination (page 82)
The merger agreement may be terminated at any time prior to the effective time under the following circumstances:
•	by mutual written consent of Helix and Forian;
•	by either Helix or Forian:
○	if the Merger is not consummated on or before February 26, 2021, provided, that, the right to terminate the merger agreement will not be available to a party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger prior to February 26, 2021 or the failure of the closing of the merger to occur by February 26, 2021;
○
if an applicable law, order, preliminary, temporary or permanent, or other legal restraint or prohibition and no action, proceeding, binding order, decree or determination by any governmental entity is in effect that prevents, enjoins, makes illegal or prohibits the consummation of the merger and the other transactions contemplated by the merger agreement;

○	if Helix stockholder approval of the merger is not obtained at the Helix special meeting or any adjournment or postponement thereof at which the vote was taken on the merger; or
○
if all of the conditions to closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied (or waived) at the closing, which conditions would be reasonably capable of being satisfied at such time) and Forian is unable to satisfy its obligation to effect the closing at such time because a private offering by MOR of equity interests or other securities of MOR on terms and conditions reasonably acceptable to MOR in its sole discretion, resulting in net proceeds to MOR (after deducting applicable fees, expenses, charges and discounts) in the aggregate amount of at least $11,000,000 cannot be completed prior to the closing date.

•
By Helix, if Forian or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Forian or Merger Sub has become untrue, in each case, such that the closing conditions, could not be satisfied as of the closing date; provided, however, that Helix may not terminate the merger agreement unless any such breach or failure to be true has not been cured within thirty (30) days after written notice by Helix to Forian informing Forian of such breach or failure to be true, except that no cure period will be required for a breach which by its nature cannot be cured prior to February 26, 2021; and provided, further, that Helix may not terminate the merger agreement pursuant if Helix is then in breach of the merger agreement in any material respect;

•
by Helix prior to the receipt of Helix’s stockholder approval in order to enter into a definitive written agreement providing for a superior proposal if Helix has complied in all material respects with the merger agreement; provided, that, Helix pays the applicable termination fee prior to or simultaneously with such termination and enters into such definitive written agreement for such superior proposal simultaneously with such termination of the merger agreement;

•
by Forian, if Helix has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Helix has become untrue, in each case, such that the closing conditions, could not be satisfied as of the closing date; provided, however, that Forian may not terminate the merger agreement unless any such breach or failure to be true has not been cured within thirty (30) days after written notice by Forian to Helix of such breach or failure to be true, except that no cure period will be required for a breach which by its nature cannot be cured prior to February 26, 2021; and provided, further, Forian may not terminate the merger agreement if Forian is then in breach of the merger agreement in any material respect;

•	by Forian, prior to the Helix special meeting or, if such meeting is adjourned, the reconvening of such meeting, in the event that the Helix board made a change in board recommendation;
•	by Forian, if Helix has materially breached its obligations regarding non-solicitation and alternative proposals;
•	by Forian, if Helix has not divested its guarding business at least fifteen (15) business days prior to February 26, 2021; or
•
by Forian, if The Nasdaq Stock Market, LLC informs Forian that the shares of Forian common stock are not, or will not be, approved for listing on The Nasdaq Capital Market, whether or not such decision is subject to appeal.

Expenses and Termination Fees (page 83)
Generally, each party is required to pay all fees and expenses incurred by it in connection with the merger and the other transactions and agreements contemplated by the merger agreement. However, upon a termination of the merger agreement, a party will become obligated to pay to the other party a termination fee in certain circumstances.
The merger agreement provides that, upon termination of the merger agreement under specified circumstances, Helix will be required to pay Forian a termination fee equal to the greater of (a) $1,365,000 and (b) the aggregate amount of all costs, fees and expenses incurred by Forian and its affiliates in connection with the transactions contemplated by the merger agreement. The merger agreement provides that, upon termination of the merger agreement under specified circumstances, Helix will be required to reimburse Forian the aggregate amount of all costs, fees and expenses incurred by Forian and its affiliates in connection with the transactions contemplated by the merger agreement. The merger agreement provides that, upon termination of the merger agreement under specified circumstances, Forian will be required to pay Helix a termination fee of $500,000.
Voting and Support Agreements (page 69)
Concurrent with the execution and delivery of the merger agreement, certain of Helix’s officers, directors and significant stockholders (which we refer to as a supporting stockholder) entered into voting and support agreements (which we refer to as voting agreements) with Forian. The supporting stockholders beneficially own approximately 42.8% of the issued and outstanding shares of Helix common stock and 100% of the issued and outstanding shares of Helix preferred stock entitled to vote at Helix special meeting.
Pursuant to the voting agreements, each supporting stockholder agreed, among other things to, vote or cause to be voted the shares of Helix common stock and Helix preferred stock beneficially owned by such supporting stockholder in favor of (i) the adoption of the merger agreement and approval of the merger and (b) against (i) any action or proposal that would constitute a breach in any respect of any covenant, representation or warranty under the merger agreement or of such supporting stockholder under the applicable voting agreement, or that reasonably would be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the merger or any of the other transactions involving Helix or the consummation thereof, (ii) any alternative proposal or any proposal relating to an alternative proposal, or (iii) any proposal in opposition to approval of the merger agreement or in competition with or materially inconsistent with the merger agreement. See “THE MERGER AGREEMENT – Voting and Support Agreements”.
The supporting stockholders also agreed to waive their appraisal rights in connection with the merger and agreed to certain non-solicitation obligations with respect to any inquiry or alternative proposals. See “APPRAISAL RIGHTS OF HELIX STOCKHOLDERS” and “THE MERGER AGREEMENT – Acquisition Proposals”.
Each supporting stockholder that beneficially owns shares of Helix preferred stock also agreed, under the voting agreements, that all of its shares of Helix preferred stock would convert into 1.046 shares of Helix common stock, with such conversion to become effective immediately prior to the effective time of the merger. Each supporting stockholder that beneficially owns certain convertible promissory notes also agreed, under the voting agreements that such convertible promissory notes would convert into shares of Helix common stock prior to the effective time of the merger.
Listing of Forian Common Stock
It is a condition to the completion of the merger that Forian common stock to be issued to Helix stockholders and members of MOR be approved for listing on Nasdaq, subject to official notice of issuance.
Certain Governance Matters Following the Merger (page 127)
Immediately after consummation of the merger, Forian’s board of directors will consist of twelve directors, including Martin Wygod, Max Wygod (Chairman), Adam Dublin and Dan Barton of MOR, Scott Ogur of Helix, Stanley Trotman, Mark Adler, Ian Banwell, Jennifer Hajj, Shahir Kassam-Adams, Alyssa Varadhan and Kristiina Vuori.

Furthermore, immediately after consummation of the merger, Dan Barton, Chief Executive Officer of MOR, will be Chief Executive Officer of Forian, Clifford Farren, Chief Financial Officer of MOR, will be Chief Financial Officer, Treasurer and Secretary of Forian, and Adam Dublin, co-founder of MOR, will be Chief Strategy Officer of Forian.
Appraisal Rights (page 69)
Helix stockholders are entitled to appraisal rights in connection with the merger under Section 262 of DGCL, a copy of which is attached hereto as Appendix D, and the section titled “APPRAISAL RIGHTS OF HELIX STOCKHOLDERS” in this proxy statement/prospectus.
Comparison of Stockholders’ Rights (page 171)
Upon completion of the merger, Helix stockholders will become stockholders of Forian and their rights will be governed by Delaware law and the governing corporate documents of Forian in effect at the effective time. Helix stockholders will have different rights once they become Forian stockholders due to differences between the governing corporate documents of each of the entities.
Upon completion of the contribution, members of MOR will become stockholders of Forian and their rights will be governed by Delaware law and the governing corporate documents of Forian in effect at the effective time. Members of MOR will have different rights once they become Forian stockholders due to differences between the governing corporate documents of each of the entities.
These differences are described in detail in the section entitled “Comparison of Rights of Stockholders” beginning on page 171.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption entitled “Cautionary Statement Regarding Forward-Looking Statements,” Helix stockholders should carefully consider the following risk factors in deciding whether to vote for approval of the merger proposal. Please see the sections entitled “Where You Can Find More Information” beginning on page 188.
Risks Related to the Business Combination
MOR members and Helix stockholders cannot be sure of the value of the transaction consideration they will receive.
MOR members and Helix stockholders will receive a fixed number of shares of Forian common stock in the MOR contribution and the Helix merger, respectively, rather than a number of shares of Forian common stock with a particular fixed market value. The market values of interests in MOR and Helix common stock at the effective time may vary significantly from their prices on the date hereof or the date on which MOR members agree to the contribution transaction and Helix stockholders vote on the merger proposal, respectively. Because the respective MOR and Helix exchange ratios are fixed and will not be adjusted to reflect any changes in the market price of Helix common stock, the market value of the Forian common stock issued in the MOR contribution or the Helix merger, as applicable, and the MOR interests and Helix common stock surrendered in the MOR contribution and the Helix merger, respectively, may be higher or lower than the market values of these securities on earlier dates. All of the consideration to be received by MOR members and Helix stockholders will be Forian common stock. At the time of the MOR contribution and the Helix special meeting, MOR members and Helix stockholders will not know or be able to determine the value of the Forian common stock they may receive upon completion of the transactions. Changes in the value of MOR interests or the market price of Helix common stock may result from a variety of factors that are beyond the control of MOR or Helix, including changes in their respective businesses, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and other developments. Market assessments of the benefits of the business combination, the likelihood that the business combination will be completed and general and industry-specific market and economic conditions may also have an effect on the value of the MOR interests and the market price of Helix common stock. Changes in the value of the MOR interests and in the market prices of Helix common stock may also be caused by developments affecting industry-specific and general economic and market conditions and may have an adverse effect prior to the consummation of the business combination.
Neither MOR nor Helix is permitted to terminate their respective agreements solely because of changes in the value of either party’s securities. In addition, the values of the MOR interests and Helix common stock may vary significantly until the contribution and merger are completed of the transactions. You are urged to obtain up-to-date market prices for Helix common stock. There is no assurance that the business combination will be completed, that there will not be a delay in the completion of the business combination, or that all or any of the anticipated benefits of the business combination will be obtained.
The market price for Forian common stock may be affected by factors different from those that historically have affected the business of MOR and Helix.
Upon completion of the business combination, holders of interests in MOR and shares of Helix common stock will become holders of shares of Forian common stock. MOR and Helix each have businesses that differ from each other. Accordingly, the results of operations of Forian will be affected by some factors that are different from those currently affecting the results of operations of each of MOR and Helix.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that cannot be met.
Consummation of the merger is conditioned upon, among other things, certain regulatory approvals of the transfer of certain interests of Helix to a third party. A delay in the completion of the merger may reduce the anticipated benefits of the merger, which could also have a material adverse effect on the combined company’s business and cash flows, financial condition and results of operations.

MOR or Helix may waive one or more of the closing conditions applicable to the MOR contribution or the Helix merger.
MOR or Helix may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the business combination. MOR or Helix currently expect to evaluate the materiality of any waiver and its effect on MOR members or Helix stockholders, as applicable, in light of the facts and circumstances at the time.
The merger agreement may be terminated in accordance with its terms and the business combination may not be completed.
The completion of the business combination is subject to the satisfaction or waiver of a number of conditions. Those conditions include: (i) the adoption of the merger agreement by the affirmative vote of the holders of a majority of all outstanding shares of Helix common and preferred stock entitled to vote thereon; (ii) obtaining of required governmental approvals and the absence of certain governmental restraints or prohibitions preventing completion of the Helix merger; (iv) the effectiveness of the registration statement and the absence of any stop order or proceedings by the SEC; (v) the approval of the shares of Forian common stock to be issued to MOR members and Helix stockholders for listing on Nasdaq; (vi) the truth and correctness of the representations and warranties made by both parties (generally subject to certain “materiality” and “material adverse effect” qualifiers) in the merger agreement; (vii) the performance of or compliance with, by MOR and Helix, their respective obligations, covenants and agreements under the merger agreement in all material respects; and (viii) the completion of the MOR contribution and this offering.
These conditions to the closing may not be fulfilled and, accordingly, the business combination may not be completed. In addition, if the Helix merger is not completed by a “drop-dead date” as set forth in the merger agreement, either MOR or Helix may choose not to proceed with the Helix merger, and the parties can mutually decide to terminate the merger agreement at any time prior to the consummation of the Helix merger. In addition, MOR or Helix may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated, MOR and Helix may incur substantial fees in connection with termination of the merger agreement and will not recognize the anticipated benefits of the merger.
Termination of the merger agreement could negatively impact MOR and/or Helix.
If the merger agreement is terminated in accordance with its terms and the merger is not consummated, the ongoing businesses of MOR and Helix may be adversely affected by a variety of factors. MOR’s and Helix’s respective businesses may have been or be adversely impacted by the failure to pursue other beneficial opportunities during the pendency of the business combination, by the failure to obtain the anticipated benefits of completing the business combination, by payment of certain costs relating to the business combination, and by the focus of their respective managements on the business combination for an extended period of time rather than on business opportunities or other issues. The market price of Helix common stock might decline as a result of any such failures to the extent that the current market prices reflect a market assumption that the merger will be completed.
In addition, if the merger agreement is terminated under certain circumstances, MOR may be required to pay a termination fee to Helix or Helix may be required to pay a termination fee to MOR, in each case depending on the circumstances surrounding the termination. MOR or Helix may also be negatively impacted if the merger agreement is terminated and their respective boards seek but are unable to find another business combination or strategic transaction offering equivalent or more attractive consideration than the consideration to be provided in the merger, or if the respective companies become subject to litigation related to entering into or failing to consummate the merger, including direct actions by MOR members or Helix stockholders, as applicable, against the directors and/or officers of MOR or Helix for breaches of fiduciary duty, or derivative actions brought by MOR or Helix stockholders in the name of the respective companies.
MOR and Helix will be subject to business uncertainties while the business combination is pending.
Uncertainty about the completion or effect of the transactions may affect the relationship between MOR and Helix and their respective suppliers, customers, distributors, licensors and licensees and may have an adverse effect on MOR and/or Helix, and consequently on the combined company. These uncertainties may cause suppliers, customers, distributors, licensors and others that deal with the parties to seek to change existing business relationships with MOR or Helix, as applicable, and to delay or defer decisions concerning MOR or Helix. Changes to existing business relationships, including termination or modification, could negatively affect each of MOR’s and Helix’s revenues, earnings and cash flow, as well as the market price of their respective common stock.
MOR and Helix will be subject to certain contractual restrictions while the business combination is pending.
The merger agreement restricts each of MOR and Helix, without the consent of the other party, from making certain acquisitions and divestitures, entering into certain contracts, incurring certain indebtedness and expenditures, paying dividends in excess of certain thresholds, repurchasing or issuing securities outside of existing convertible securities, share repurchase and equity award programs, and taking other specified actions until the earlier of the completion of the business combination or the termination of the merger agreement. These restrictions may prevent MOR and/or Helix from pursuing attractive business opportunities that may arise prior to the completion of the business combination and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the merger could be exacerbated by any delays in consummation of the merger or the termination of the merger agreement.
Third parties may terminate or alter existing contracts or relationships with MOR or Helix.
Each of MOR and Helix has contracts with customers, suppliers, vendors, distributors, landlords, licensors, joint venture partners, and other business partners which may require MOR or Helix, as applicable, to obtain consent from these other parties in connection with the business combination. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which MOR and/or Helix currently have relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with either or both of the parties in anticipation of the business combination, or with the combined company following the contribution and the merger. The pursuit of such rights may result in MOR, Helix or the combined company suffering a loss of potential future revenue or incurring liabilities in connection with a breach of such agreements and may lose rights that are material to its business. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the transactions. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the transactions or the termination of the contribution agreement or the merger agreement.
MOR and Helix will incur significant transaction costs in connection with the transactions.
MOR and Helix have incurred and expect to incur a number of non-recurring costs associated with the transactions. These costs and expenses include financial advisory, legal, accounting, consulting and other advisory fees and expenses, reorganization and restructuring costs, severance/employee benefit-related expenses, public company filing fees and other regulatory expenses, printing expenses and other related charges. Some of these costs are payable by MOR and Helix regardless of whether the transactions are completed.
The combined company will also incur transaction expenses and debt restructuring costs in connection with the merger, which we refer to as transaction costs. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the transactions and the integration of the two companies’ businesses. Although MOR and Helix expect that the elimination of duplicative costs, strategic benefits, additional income as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, any net benefit may not be achieved in the near term or at all. Many of these transaction costs will be borne by MOR or Helix even if the transactions are not completed. The combined company will also incur restructuring and integration costs in connection with the transactions. The costs related to restructuring and integration will be expensed as a cost of the ongoing results of operations of either MOR, Helix or the combined company. While both MOR and Helix have assumed that certain expenses would be incurred in connection with the transactions, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.
Helix directors and executive officers may have interests in the Helix merger different from the interests of Helix stockholders generally.
Certain of the directors and executive officers of each of MOR and Helix negotiated the terms of the merger agreement, the Helix board recommended that Helix stockholders vote in favor of the Helix merger proposal and the Helix merger-related compensation proposal. These directors and executive officers may have interests in the

Helix merger that are different from, or in addition to, or in conflict with, those of Helix stockholders, generally. These interests include the continued employment of certain executive officers of Helix by the combined company, the continued positions of a number of directors of MOR and Helix as directors of Forian, the treatment in the Helix merger of stock options and restricted stock units held by Helix directors and executive officers, the effect of the Helix merger on any employment, severance or change in control arrangements entered into with Helix directors and executive officers, and the indemnification of former Helix directors and officers by Forian.
Helix stockholders should be aware of these interests when they consider recommendations of the Helix board that they vote in favor of the Helix merger proposal and Helix merger-related compensation proposal, as applicable. The Helix board was aware of these interests when it determined that the merger agreement and the transactions contemplated thereby were advisable and fair to, and in the best interests of, the Helix stockholders and recommended that the Helix stockholders adopt the merger agreement.
The directors and management of Forian will own a significant percentage of Forian common stock and will be able to exert significant control over matters subject to stockholder approval.
Upon the closing of the merger, the directors and officers of Forian, as a group will beneficially own approximately 34% of the outstanding voting stock of Forian. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of Forian organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for Forian common stock that you may feel are in your best interest as one of Forian’s stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.
Existing MOR members and Helix stockholders will have a reduced ownership and voting interest in, and will exercise less influence over management of, Forian after the transactions than they did with respect to MOR and Helix prior to the transactions.
MOR members and Helix stockholders currently have the right to vote in the election of the MOR board and the Helix board, respectively, and on other matters affecting the respective companies. Upon the completion of the transactions, each MOR stockholder and each Helix stockholder who receives shares of Forian common stock in the transactions will become a stockholder of Forian with a percentage ownership of, and voting interest in, Forian that is smaller than such stockholder’s percentage ownership of, and voting interest in, MOR or Helix, as applicable, immediately prior to the transactions. Immediately following the completion of the transactions, the former MOR members, as a group, will own 72% of Forian and the former Helix stockholders, as a group, will own 28% of Forian. In particular, Helix stockholders, as a group, will have less than a majority of the ownership and voting power of Forian and, therefore, will be able to exercise less collective influence over the management and policies of Forian than they currently exercise over the management and policies of MOR. Accordingly, MOR members and Helix stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of MOR or Helix, as applicable.
Shares of Forian common stock to be received by MOR members in the MOR contribution and Helix stockholders in the Helix merger will have rights different from the membership interests of MOR and Helix common stock, respectively.
Upon completion of the transactions, MOR members and Helix stockholders will no longer be members or stockholders of MOR and/or Helix, as applicable, but will instead be stockholders of Forian. The rights of former MOR members and Helix stockholders who become Forian stockholders will be governed by the Forian charter and the Forian bylaws, each of which will be adopted, prior to the effective time. The rights associated with shares of Forian common stock are different from the rights associated with shares of MOR membership interests or Helix common stock.
Declaration, payment and amounts of dividends, if any, to holders of shares of Forian common stock will be uncertain.
The amounts of dividends, if any, that are declared or paid to Forian stockholders cannot yet be determined and depends on a number of factors. The Forian board will have sole discretion to determine whether any dividends will be declared, when dividends, if any, are declared, and the amounts of such dividends. We expect that such determination would be based on a number of considerations, including Forian’s results of operations and capital management plans and the market price of Forian common stock, the combined company’s access to capital markets, as well as industry practice and other factors deemed relevant by the Forian board. In addition, Forian’s ability to pay dividends and the amounts of any dividends ultimately paid in respect of the Forian common stock will, in each case, be subject to Forian receiving funds, directly or indirectly, from its operating subsidiaries, including MOR and Helix. Further, the ability of MOR and Helix to make distributions to Forian will depend on satisfying Delaware law with respect to such distributions, and the ability of MOR and Helix to receive distributions from their own respective subsidiaries will continue to depend on the laws of the jurisdictions in which such subsidiaries are organized. There can be no guarantee that Forian stockholders will receive or be entitled to dividends commensurate with the historical dividends of MOR or Helix.
The market price of the combined company’s common stock may be volatile, and holders of the combined company’s common stock could lose a significant portion of their investment due to drops in the market price of the combined company’s common stock following completion of the transactions.
The market price of the combined company’s common stock may be volatile, and following completion of the merger stockholders may not be able to resell their Forian common stock at or above the price at which they are deemed to have acquired the Forian common stock pursuant to the merger agreement or otherwise due to fluctuations in its market price, including changes in price caused by factors unrelated to the combined company’s operating performance or prospects.
Specific factors that may have a significant effect on the market price for the combined company’s common stock include, among others, the following:
•	changes in stock market analyst recommendations or earnings estimates regarding the combined company’s common stock, other companies comparable to it or companies in the industries they serve;
•	actual or anticipated fluctuations in the combined company’s operating results or future prospects;
•	reaction to public announcements by the combined company;
•	strategic actions taken by the combined company or its competitors, such as any contemplated business separation, acquisitions or restructurings;
•
failure of the combined company to achieve the perceived benefits of the transactions, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

•	adverse conditions in the financial market or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and
•	sales of common stock by the combined company, members of its management team or significant stockholders.
The effects of health epidemics, including the recent global coronavirus pandemic, have led to periods of significant volatility in various markets and industries and could harm the business and results of operations for each of MOR and Helix and the combined company following the completion of the merger.
The business and results of operations for each of MOR, Helix and the combined company could be adversely affected by health epidemics, including the recent coronavirus pandemic. In December 2019, a novel strain of coronavirus, SARS-CoV-2, causing a disease referred to as COVID-19, was reported to have surfaced in Wuhan, China. Since then, coronavirus has spread to many countries worldwide, including the United States.
In March 2020, the World Health Organization declared the coronavirus to be a pandemic. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on the businesses of MOR, Helix and the combined company, and there is no guarantee that efforts by MOR, Helix and Forian to address the adverse impacts of the coronavirus will be effective. The impact to date has included periods of significant volatility in various markets and industries. This volatility could have an adverse impact on MOR’s and Helix’s customers and on the companies’ business, financial condition and results of operations. In particular, automotive and consumer electronics industries, as well as other industries that include customers of MOR and Helix, have and may continue to be impacted by the coronavirus outbreak and/or other events beyond the control of MOR, Helix or the combined company, and further volatility could have an additional negative impact on these industries, customers, MOR, Helix, and the combined company.
In addition, recent actions by United States federal, state and foreign governments to address the coronavirus outbreak, including intermittent and non-uniform (from city to city and state to state) travel bans and school, business and entertainment venue closures, may also have a significant adverse effect on the markets in which MOR and Helix conduct their businesses. The extent of impacts resulting from the coronavirus outbreak and other events beyond the control of MOR, Helix and the combined company will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus outbreak and actions taken to contain the coronavirus or its impact, among others.
In addition, the coronavirus outbreak could result in business disruption to MOR or Helix, and if either company is unable to recover from such a business disruption on a timely basis, the merger and the combined company’s business and financial conditions and results of operations following the completion of the merger would be adversely affected. The merger and efforts to integrate the businesses of MOR and Helix, and any contemplated business separation transaction, may also be delayed and adversely affected by the coronavirus outbreak, and become more costly. Each of MOR, Helix and the combined company may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect their financial condition and results of operations.
There can be no assurance that the global coronavirus pandemic will not have a material and adverse impact on the business, operating results and financial condition of MOR and Helix and, in the future, the combined company. Even after the coronavirus outbreak has subsided, MOR and Helix and, in the future, the combined company may continue to experience material and adverse impact on their business, operating results and financial condition as a result of its global economic impact, including any recession that has occurred or may occur in the future. The ultimate impact of the coronavirus pandemic or a similar health epidemic is highly uncertain and subject to change. MOR and Helix do not yet know the full extent of potential delays or impacts on our applicable business, operations or the global economy as a whole.
Risks Related to the Combined Company
Combining the businesses of MOR and Helix may be more difficult, costly or time-consuming than expected, which may adversely affect the combined company’s results and negatively affect the value of Forian common stock following the transactions.
MOR and Helix have entered into their respective agreements because each believes that the transactions will be beneficial to its respective company and stockholders, as applicable, and that combining the businesses of MOR and Helix will produce benefits and cost savings. MOR and Helix have historically operated as independent companies and will continue to do so until the completion of the transactions. Following the completion of the transactions, Forian’s management will need to integrate MOR’s and Helix’s respective business. The combination of two independent businesses is a complex, costly and time-consuming process and the management of the combined company may face significant challenges in implementing such integration, many of which may be beyond the control of management, including, without limitation:
•
latent impacts resulting from the diversion of MOR’s and Helix’s respective management team’s attention from ongoing business concerns as a result of the devotion of management’s attention to the transactions and performance shortfalls at one or both of the companies;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects;
•	the possibility of faulty assumptions underlying expectations regarding the integration process, including with respect to the intended tax efficient transactions;
•	unanticipated issues in integrating information technology, communications programs, financial procedures and operations, and other systems, procedures and policies;
•	difficulties in managing a larger combined company, addressing differences in business culture and retaining key personnel;

•	unanticipated changes in applicable laws and regulations;
•	managing tax costs or inefficiencies associated with integrating the operations of the combined company and any contemplated tax efficient separation transaction;
•	coordinating geographically separate organizations; and
•	unforeseen expenses or delays associated with the transactions.
Some of these factors will be outside of the control of MOR and Helix and any one of them could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue which could materially impact our business, financial conditions and results of operations. The integration process and other disruptions resulting from the transactions may also adversely affect the combined company’s relationships with employees, suppliers, customers, distributors, licensors and others with whom MOR and Helix have business or other dealings, and difficulties in integrating the businesses or regulatory functions of MOR and Helix could harm the reputation of the combined company.
Forian has no operating or financial history. Therefore, the actual financial condition and results of operations of Forian after the merger may differ materially.
Forian has been recently incorporated in connection with the proposed transactions and has no operating history or revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial information for Forian, which we refer to as the pro forma financial statements, that combine the audited historical consolidated financial statements of MOR from inception (May 6, 2020) to December 31, 2019, with the audited historical consolidated financial statements of Helix for the year ended December 31, 2019, in each case, adjusted to give effect to the transactions, and should be read in conjunction with such financial statements and accompanying notes. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019, combines the MOR and Helix audited consolidated statements of operations for the fiscal year ended December 31, 2019, giving effect to the transactions as if they had been consummated on January 1, 2019. The unaudited pro forma condensed combined balance sheet of Forian as of September 30, 2020, combines the unaudited historical balance sheets of MOR and Helix as of September 30, 2020, and gives pro forma effect to the transactions as if they had been consummated on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020, combines the MOR and Helix unaudited consolidated statements of operations for the nine months ended September 30, 2020, giving effect to the transactions as if they had been consummated on January 1, 2019.
The pro forma financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. The pro forma condensed combined financial information reflects adjustments that were developed using preliminary estimates based on available information and various assumptions, and may be revised as additional information becomes available. The pro forma financial statements do not include, among other things, estimated cost or growth synergies, adjustments related to restructuring or integration activities, future acquisitions or disposals not yet known or probable, including those that may be required by regulatory or governmental authorities in connection with the merger, or impacts of merger related change in control provisions that are currently not factually supportable and/or probable of occurring. Therefore, the pro forma financial statements are presented for informational purposes only and are not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the transactions been completed on the dates indicated. The final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. Accordingly, Forian’s business, assets, results of operations and financial condition may differ significantly from those indicated by the pro forma financial statements included in this proxy statement/prospectus.
Whether or not the transactions are completed, the announcement and pendency of the transactions will divert significant management resources to complete the transactions, which could have an adverse effect on their respective businesses, financial results, and/or market prices.
Whether or not the transactions are completed, the announcement and pendency of the transactions could cause disruptions in the businesses of MOR and Helix by directing the attention of management of each of MOR and Helix toward the completion of the transactions. MOR and Helix have each diverted significant management resources in an effort to complete the transactions and are each subject to restrictions on the conduct of their respective businesses. If the efforts and actions required of MOR and Helix in order to consummate the transactions are more difficult, costly or time consuming than expected, such efforts and actions could result in the additional diversion of each company’s management’s attention and resources or the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses, which could adversely affect the business and financial results of MOR or Helix, as applicable. If the transactions are not completed, MOR and Helix will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.
Forian’s future results will suffer if it does not effectively manage its expanded operations following the transactions.
Following the transactions, the size of the business of Forian will increase significantly beyond the current size of either MOR or Helix’s current businesses. Forian’s future success depends, in part, upon its ability to manage this expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurance that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the transactions.
Forian will incur significant costs in connection with the integration of the combined company.
There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the transactions. While both MOR and Helix have assumed that a certain level of expenses would be incurred in connection with the transactions, there are many factors beyond their control that could affect the total amount of, or the timing of, anticipated expenses with respect to the integration and implementation of the combined businesses.
There may also be additional unanticipated significant costs in connection with the transactions that the combined company may not recoup. These costs and expenses could reduce the benefits and additional income Forian expects to achieve from the transactions. Although Forian expects that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.
Changes in tax laws or regulations that are applied adversely to us or our customers may have a material adverse effect on our business, cash flow, financial condition or results of operations.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, legislation enacted in 2017, informally known as the Tax Cuts and Jobs Act, enacted many significant changes to the U.S. tax laws. Future guidance from the IRS and other tax authorities with respect to the Tax Cuts and Jobs Act may affect us, and certain aspects of the Tax Cuts and Jobs Act could be repealed or modified in future legislation. In addition, it is uncertain if and to what extent various states will conform to the Tax Cuts and Jobs Act or any newly enacted federal tax legislation. Changes in corporate tax rates, the realization of net deferred tax assets relating to our operations, the taxation of foreign earnings, and the deductibility of expenses under the Tax Cuts and Jobs Act or future reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges, and could increase our future U.S. tax expense.
The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.
The combined company may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of MOR’s business and Helix’s business following the merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

The bylaws of Forian contains forum limitations for certain disputes between Forian and its stockholders that could limit the ability of stockholders to bring claims against Forian or its directors, officers and employees in jurisdictions preferred by stockholders.
The Forian bylaws provide that, unless Forian consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative lawsuit brought on behalf of Forian, (ii) any lawsuit against current or former directors, officers, employees, stockholders or agents of Forian asserting a breach of a duty (including any fiduciary duty) owed by any such current or former director, officer, stockholder, employee or agent of Forian to Forian or Forian’s stockholders, (iii) any lawsuit asserting a claim against Forian or any current or former director, officer, employee, stockholder or agent of Forian arising out of or relating to any provision of the DGCL, the Forian charter or the Forian bylaws (each, as in effect from time to time), or (iv) any lawsuit asserting a claim against Forian or any current or former director, officer, employee, stockholder or agent of Forian governed by the internal affairs doctrine of the State of Delaware. The foregoing forum provisions do not apply to suits brought to enforce a duty or liability created by the Securities Act, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. The Forian bylaws also provide that, unless Forian consents in writing to the selection of an alternative forum, the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The foregoing forum provisions may prevent or limit a stockholder’s ability to file a lawsuit in a judicial forum that it prefers for disputes with Forian or its directors, officers, employees, stockholders or agents, which may discourage such lawsuits, make them more difficult or expensive to pursue, and result in outcomes that are less favorable to such stockholders than outcomes that may have been attainable in other jurisdictions, although though stockholders will not be deemed to have waived Forian’s compliance with federal securities laws and the rules and regulations thereunder.
There is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act because Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act claims.
In addition, notwithstanding the inclusion of the foregoing forum provisions in the bylaws, courts may find the foregoing forum provisions to be inapplicable or unenforceable in certain cases that the foregoing forum provisions purport to address, including claims brought under the Securities Act. If this were to occur in any particular lawsuit, Forian may incur additional costs associated with resolving such lawsuit in other jurisdictions or resolving lawsuits involving similar claims in multiple jurisdictions, all of which could harm its business, results of operations, and financial condition.
Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could reduce the price that Forian common stock might otherwise attain.
Sales of a substantial number of shares of Forian common stock in the public market after the merger, or the perception that such sales could occur, could adversely affect the market price of Forian’s common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. At the consummation of the merger, the former stockholders of Helix and former members of MOR will receive freely tradeable shares without transfer restrictions, except for any shares held by Forian’s “affiliates” as defined in Rule 144 under the Securities Act, and will be able to sell shares of Forian common stock in the public market.
Risks Relating to Helix
As a company whose clients operate in the cannabis industry, Helix faces many unique and evolving risks.
Helix currently licenses its technology to government and private clients with respect to their tracking, monitoring and compliance needs as they operate in a growing cannabis industry. Any risks related to the cannabis industry that may adversely affect clients and potential clients of Helix may, in turn, adversely affect demand for our products. Marijuana is a Schedule-I controlled substance under the Controlled Substances Act and is illegal under federal law. It remains illegal under United States federal law to grow, cultivate, sell or possess marijuana for any purpose or to assist or conspire with those who do so. Additionally, 21 U.S.C. 856 makes it illegal to “knowingly open, lease, rent, use, or maintain any place, whether permanently or temporarily, for the purpose of manufacturing, distributing, or using any controlled substance.” Even in those states in which the use of marijuana has been authorized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana is not preempted by state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our clients’ inability to proceed with their operations, which would adversely affect demands for Helix products.
Helix has a limited operating history and if we are not successful in continuing to grow its business, then we may have to scale back or even cease our ongoing business operations.
Helix has a limited operating history. Its operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. Helix has not generated positive earnings and there can be no assurance that it will achieve profitable operations. If Helix’s business plan is not successful, and it is not able to operate profitably, that may result in investors losing some or all of their investment in Forian.
We will need additional capital to fund Helix’s operations.
Forian and/or Helix will require additional capital to fund Helix’s current operations and anticipated expansion of its business (including as a result of the acquisition of Helix) and to pursue targeted revenue opportunities. There is no assurance that additional capital to fund our operations can be raised. Additional capital may not be available, the terms of any such capital raising may be uncertain, and the terms of any prospective equity capital may not be acceptable. In addition, any future sale of equity securities would dilute the ownership and control of the then-current stockholders and could be at prices substantially below prices at which Helix shares currently trade or Forian shares, on a post-merger basis, may trade. The inability to raise capital could require Forian and/or Helix to significantly curtail or terminate operations.
If we do not successfully develop and deploy new technologies to address the needs of our customers, including those of Helix, our business and results of operations could suffer.
Helix’s success has been based on our ability to design software and products that enable the integration of data into a common operating environment to facilitate advanced data analysis, knowledge management, and collaboration. Helix has spent substantial amounts of time and money researching and developing new technologies and enhanced versions of existing features to meet customers’ and potential customers’ rapidly evolving needs. There is no assurance that enhancements to the Helix platforms or new product features or capabilities will be compelling to customers or gain market acceptance. If research and development investments do not accurately anticipate customer demand or if we fail to develop our platforms in a manner that satisfies customer preferences in a timely and cost-effective manner, we may fail to retain existing Helix customers or increase demand for our platforms.
The introduction of new products and services by competitors or the development of entirely new technologies to replace existing offerings could make Helix platforms obsolete or adversely affect its (and, accordingly Forian’s) business, financial condition, and results of operations. We may experience difficulties with software development, design, or marketing that delay or prevent our development, introduction, or implementation of new platforms, features, or capabilities. Helix has in the past experienced delays in its internally planned release dates of new features and capabilities, and there can be no assurance that new platforms, features, or capabilities will be released according to schedule. Any delays could result in adverse publicity, loss of revenue or market acceptance, or claims by customers, any of which could harm our business. Moreover, the design and development of new platforms or new features and capabilities to existing platforms may require substantial investment, and there is no assurance that such investments will be successful. If customers do not widely adopt our new platforms, experiences, features, and capabilities, we may not be able to realize a return on our investment and Helix’s (and, accordingly Forian’s) business, financial condition, and results of operations may be adversely affected.
New and existing platforms and changes to existing platforms could fail to attain sufficient market acceptance for many reasons, including:
•	The failure to predict market demand accurately in terms of product functionality and to supply offerings that meet this demand in a timely fashion;
•	Product defects, errors, or failures or our inability to satisfy customer service level requirements;

•	Negative publicity or negative private statements about the security, performance, or effectiveness of our platforms or product enhancements;
•	Delays in releasing to the market new offerings or enhancements to existing offerings;
•	Introduction or anticipated introduction of competing platforms or functionalities by competitors;
•	Inability of our platforms or product enhancements to scale and perform to meet customer demands;
•
Receiving qualified or adverse opinions in connection with security or penetration testing, certifications or audits, such as those related to IT controls and security standards and frameworks or compliance;

•	Reluctance of customers to purchase proprietary software products; and
•	Reluctance of customers to purchase products incorporating open source software.
If we are not able to continue to identify challenges faced by our customers and develop, license, or acquire new features and capabilities to our platforms in a timely and cost-effective manner, or if such enhancements do not achieve market acceptance, Helix’s (and, accordingly Forian’s) business, financial condition, results of operations, and prospects may suffer and anticipated revenue growth may not be achieved.
Because Helix derives, and expects to continue to derive, substantially all of its revenue from customers purchasing the Helix Biotrack, Helix Exchange and Helix Cannalytics platforms, market acceptance of these platforms, and any enhancements or changes thereto, is critical to Helix’s (and, accordingly Forian’s) success.
Real or perceived errors, failures, defects or bugs in our platforms could adversely affect our results of operations and growth prospects.
Because Helix offers very complex platforms, undetected errors, defects, failures or bugs may occur, especially when platforms or capabilities are first introduced or when new versions or other product or infrastructure updates are released. These platforms are often installed and used in large-scale computing environments with different operating systems, software products and equipment, and data source and network configurations, which may cause errors or failures in our platforms or may expose undetected errors, failures, or bugs in our platforms. Despite testing, errors, failures, or bugs may not be found in new software or releases until after commencement of commercial shipments. Errors can also delay the development or release of new platforms or capabilities or new versions of platforms, adversely affect Helix’s (and, accordingly Forian’s) reputation and our customers’ willingness to buy Helix’s platforms, and adversely affect market acceptance or perception of these platforms. Many customers use these platforms in applications that are critical to their businesses or missions and may have a lower risk tolerance to defects in Helix’s platforms than to defects in other, less critical, software products. Any errors or delays in releasing new software or new versions of platforms or allegations of unsatisfactory performance or errors, defects or failures in released software could cause Helix (and, accordingly Forian) to lose revenue or market share, increase its service costs, result in substantial costs in redesigning the software, result in the loss of significant customers, subject Helix (and, accordingly Forian) to liability for damages and divert company resources from other tasks, any one of which could materially and adversely affect Helix’s (and, accordingly Forian’s) business, results of operations and financial condition. In addition, Helix’s platforms could be perceived to be ineffective for a variety of reasons outside of its control. Hackers or other malicious parties could circumvent our or customers’ security measures, and customers may misuse our platforms resulting in a security breach or perceived product failure.
Real or perceived errors, failures, or bugs in Helix platforms and services, or dissatisfaction with those services or outcomes, could result in customer terminations and/or claims by customers for losses sustained by them. In such an event, Helix may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct any such errors, failures, or bugs.
We depend on computing infrastructure operated by third parties to support some of Helix’s solutions and customers, and any errors, disruption, performance problems, or failure in any of those operational infrastructures could adversely affect our business, financial condition, and results of operations.
We rely on the technology, infrastructure, and software applications, of certain third parties in order to host or operate some of certain key platform features or functions of Helix’s business. Additionally, Helix relies on computer hardware and cloud capabilities purchased in order to deliver its solutions and services. Neither Helix nor, following the merger, Forian, has control over the operations of the facilities of the third parties that are use. If any of these third-party services experience errors, disruptions, security issues, or other performance deficiencies, if they are updated such that Helix’s solutions become incompatible, if these services, software, or hardware fail or become unavailable due to extended outages, interruptions, defects, or otherwise, or if they are no longer available on commercially reasonable terms or prices (or at all), these issues could result in errors or defects in our solutions, cause Helix’s solutions to fail, Helix’s (and, accordingly Forian’s) revenue and margins could decline, or reputation and brand could be damaged, Helix (and, accordingly Forian) could be exposed to legal or contractual liability, expenses could increase, the ability to manage our operations could be interrupted, and our processes for managing sales and servicing customers could be impaired until equivalent services or technology, if available, are identified, procured, and implemented, all of which may take significant time and resources, increase costs, and could adversely affect Helix’s (and, accordingly Forian’s) business. Many of these third-party providers attempt to impose limitations on their liability for such errors, disruptions, defects, performance deficiencies, or failures, and if enforceable, Helix (and, accordingly Forian) may have additional liability to customers or third-party providers.
Helix has experienced, and may in the future experience, disruptions, failures, data loss, outages, and other performance problems with its infrastructure and cloud-based offerings due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, employee misconduct, capacity constraints, denial of service attacks, phishing attacks, computer viruses, malicious or destructive code, or other security-related incidents, and its disaster recovery planning may not be sufficient for all situations. If such disruptions, failures, data loss, outages, or other performance problems are encountered, Helix’s (and, accordingly Forian’s) business, financial condition, and results of operations could be adversely affected.
Helix’s systems and the third-party systems upon which it and its customers rely are also vulnerable to damage or interruption from catastrophic occurrences such as earthquakes, floods, fires, power loss, telecommunication failures, cybersecurity threats, terrorist attacks, natural disasters, public health crises such as the COVID-19 pandemic, geopolitical and similar events, or acts of misconduct. Despite any precautions that might be taken, the occurrence of a catastrophic disaster or other unanticipated problems at our or our third-party vendors’ hosting facilities, or within our systems or the systems of third parties upon which Helix relies, could result in interruptions, performance problems, or failure of our infrastructure, technology, or solutions, which may adversely impact Helix’s (and, accordingly Forian’s) business. In addition, Helix’s ability to conduct normal business operations could be severely affected. In the event of significant physical damage to one of these facilities, it may take a significant period of time to achieve full resumption of services, and any disaster recovery planning may not account for all eventualities. In addition, any negative publicity arising from these disruptions could harm Helix’s (and, accordingly Forian’s) reputation and brand and adversely affect Helix’s (and, accordingly Forian’s) business.
Furthermore, Helix’s solutions are in many cases important or essential to customers’ operations, including their oversight and compliance programs. Any interruption in service, whether as a result of an internal or third-party issue, could damage Helix’s (and, accordingly Forian’s) brand and reputation, cause customers to terminate or not renew their contracts or decrease use of our solutions and services, require us to indemnify our customers against certain losses, result in our issuing credit or paying penalties or fines, subject us to other losses or liabilities, cause our solutions to be perceived as unreliable or unsecure, and prevent us from gaining new or additional business from current or future customers, any of which could harm Helix’s (and, accordingly Forian’s) business, financial condition, and results of operations.
A failure to maintain relationships with third-party providers (or obtain adequate replacements), and to receive services from such providers that do not contain any material errors or defects, could adversely affect Helix’s ability to deliver effective products and solutions to its customers and adversely affect Helix’s (and, accordingly Forian’s) business and results of operations.
If any of the systems of any third parties upon which we rely, our customers’ cloud or on-premises environments, or our internal systems, are breached or if unauthorized access to customer or third-party data is otherwise obtained, public perception of our platforms and services may be harmed, and we may lose business and incur losses or liabilities.
Helix’s (and, accordingly Forian’s) success depends in part on its ability to provide effective data security protection in connection with Helix’s platforms and services, and we rely on information technology networks and systems to securely store, transmit, index, and otherwise process electronic information. Because Helix’s platforms and services are used to store, transmit, index, or otherwise process and analyze large data sets that often contain proprietary, confidential, and/or sensitive information (including in some instances personal or identifying information and personal health information), we could be perceived as an attractive target for attacks by computer hackers or others seeking unauthorized access, and we face threats of unintended exposure, exfiltration, alteration, deletion, or loss of data. Additionally, because many of our customers use Helix’s platforms to store, transmit, and otherwise process proprietary, confidential, or sensitive information, they have a lower risk tolerance for security vulnerabilities in Helix’s platforms and services than for vulnerabilities in other, less critical, software products and services.
Helix, and the third-party vendors upon which it relies, has experienced, and may in the future experience, cybersecurity threats, including threats or attempts to disrupt its information technology infrastructure and unauthorized attempts to gain access to sensitive or confidential information. Its and its third-party vendors’ technology systems may be damaged or compromised by malicious events, such as cyberattacks (including computer viruses, malicious and destructive code, phishing attacks, and denial of service attacks), physical or electronic security breaches, natural disasters, fire, power loss, telecommunications failures, personnel misconduct, and human error. Such attacks or security breaches may be perpetrated by internal bad actors, such as employees or contractors, or by third parties (including traditional computer hackers, persons involved with organized crime, or foreign state or foreign state-supported actors). Cybersecurity threats can employ a wide variety of methods and techniques, which may include the use of social engineering techniques, are constantly evolving, and have become increasingly complex and sophisticated; all of which increase the difficulty of detecting and successfully defending against them. Furthermore, because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until after they are launched against a target, Helix and its third-party vendors may be unable to anticipate these techniques or implement adequate preventative measures. Although Helix is continuing to bolster its threat detection and mitigation processes and procedures, there can be no guarantee that future cyberattacks, if successful, will not have a material impact on Helix’s (and, accordingly Forian’s) business or financial results. While there are security measures in place to protect our information and our customers’ information and to prevent data loss and other security breaches, there can be no assurance that in the future we will be able to anticipate or prevent security breaches or unauthorized access of our information technology systems or the information technology systems of the third-party vendors upon which we rely. Despite the implementation of network security measures and internal information security policies, data stored on personnel computer systems is also vulnerable to similar security breaches, unauthorized tampering or human error.
Many governments have enacted laws requiring companies to provide notice of data security incidents involving certain types of data, including personal data. If an actual or perceived breach of security measures, unauthorized access to our system or the systems of the third-party vendors that Helix relies upon, or any other cybersecurity threat occurs, Helix (and, accordingly Forian) may face direct or indirect liability, costs, or damages, contract termination, Helix’s (and, accordingly Forian’s) reputation in the industry and with current and potential customers may be compromised, Helix’s (and, accordingly Forian’s) ability to attract new customers could be negatively affected, and Helix’s (and, accordingly Forian’s) business, financial condition, and results of operations could be materially and adversely affected.
Further, unauthorized access to our or our third-party vendors’ information technology systems or data or other security breaches could result in the loss of information; significant remediation costs; litigation, disputes, regulatory action, or investigations that could result in damages, material fines, and penalties; indemnity obligations; interruptions in the operation of our business, including our ability to provide new product features, new platforms, or services to our customers; damage to Helix’s (and, accordingly Forian’s) operation technology networks and information technology systems; and other liabilities. Moreover, our remediation efforts may not be successful. Any or all of these issues, or the perception that any of them have occurred, could negatively affect our ability to attract new customers, cause existing customers to terminate or not renew their agreements, hinder our ability to obtain and maintain required or desirable cybersecurity certifications, and result in reputational damage, any of which could materially adversely affect Helix’s (and, accordingly Forian’s) results of operations, financial condition, and future prospects. There can be no assurance that any limitations of liability provisions in our license arrangements with customers or in our agreements with vendors, partners, or others would be enforceable, applicable, or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim.

Our business is subject to complex and evolving U.S. and non-U.S. laws and regulations regarding privacy, data protection and security, technology protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or otherwise harm our business.
We are subject to a variety of local, state, national, and international laws and directives and regulations in the United States and abroad that involve matters central to our business, including privacy and data protection, data security, data storage, retention, transfer and deletion, technology protection, and personal information. Foreign data protection, data security, privacy, and other laws and regulations can impose different obligations or be more restrictive than those in the United States. These U.S. federal and state and foreign laws and regulations, which, depending on the regime, may be enforced by private parties or government entities, are constantly evolving and can be subject to significant change, and they are likely to remain uncertain for the foreseeable future. In addition, the application, interpretation, and enforcement of these laws and regulations are often uncertain, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices. A number of proposals are pending before U.S. federal, state, and foreign legislative and regulatory bodies that could significantly affect our business.
The overarching complexity of privacy and data protection laws and regulations around the world pose a compliance challenge that could manifest in costs, damages, or liability in other forms as a result of failure to implement proper programmatic controls, failure to adhere to those controls, or the malicious or inadvertent breach of applicable privacy and data protection requirements by us, our employees, our business partners, or our customers.
In addition to government regulation, self-regulatory standards and other industry standards may legally or contractually apply to us, be argued to apply to us, or we may elect to comply with such standards or to facilitate our customers’ compliance with such standards. Because privacy, data protection, and information security are critical competitive factors in our industry, we may make statements on our website, in marketing materials, or in other settings about our data security measures and our compliance with, or our ability to facilitate our customers’ compliance with, these standards. We also expect that there will continue to be new proposed laws and regulations concerning privacy, data protection, and information security, and we cannot yet determine the impact such future laws, regulations and standards, or amendments to or re-interpretations of existing laws and regulations, industry standards, or other obligations may have on our business. New laws, amendments to or re-interpretations of existing laws and regulations, industry standards, and contractual and other obligations may require us to incur additional costs and restrict our business operations. As these legal regimes relating to privacy, data protection, and information security continue to evolve, they may result in ever-increasing public scrutiny and escalating levels of enforcement and sanctions. Furthermore, because the interpretation and application of laws, standards, contractual obligations and other obligations relating to privacy, data protection, and information security are uncertain, these laws, standards, and contractual and other obligations may be interpreted and applied in a manner that is, or is alleged to be, inconsistent with our data management practices, our policies or procedures, or the features of our solutions. If so, in addition to the possibility of fines, lawsuits, and other claims, we could be required to fundamentally change our business activities and practices or modify our solutions, which could have an adverse effect on our business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to fulfill existing obligations, make enhancements, or develop new solutions and features could be limited. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our solutions.
These existing and proposed laws and regulations can be costly to comply with and can make our solutions and services less effective or valuable, delay or impede the development of new products, result in negative publicity, increase our operating costs, require us to modify our data handling practices, limit our operations, impose substantial fines and penalties, require significant management time and attention, or put our data or technology at risk. Any failure or perceived failure by us or our solutions to comply with U.S., or applicable foreign laws, regulations, directives, policies, industry standards, or legal obligations relating to privacy, data protection, or information security, or any security incident that results in loss of or the unauthorized access to, or acquisition, use, release, or transfer of, personal information, personal data, or other customer or sensitive data sensitive data or information may result in governmental investigations, inquiries, enforcement actions and prosecutions, private claims and litigation, indemnification or other contractual obligations, other remedies, including fines or demands that we modify or cease existing business practices, or adverse publicity, and related costs and liabilities, which could significantly and adversely affect Helix’s (and, accordingly Forian’s) business and results of operations.
Our failure to manage growth effectively could impair our business.
Our business strategy envisions a period of rapid growth that may put a strain on our administrative and operational resources, and funding requirements. Our ability to effectively manage growth will require us to continue to expand the capabilities of our operational and management systems and to attract, train, manage and retain qualified personnel. There can be no assurance that we will be able to do so, particularly if losses continue and we are unable to obtain sufficient financing. If we are unable to successfully manage growth, our business, prospects, financial condition, and results of operations could be adversely affected.
If we lose key personnel, or if their reputations are damaged, our business, financial condition and results of operations may be adversely affected, and proprietary information of our company could be shared with our competitors.
We depend on the ability and experience of a number of our key personnel who have substantial experience with Helix’s operations and the vertical markets in which we offer our products and services. Many of our key personnel were recruited by us specifically due to their experience. Helix’s (and, accordingly Forian’s) success depends in part upon the reputation and influence within the industry of our senior managers. It is possible that the loss of the services of one or a combination of our senior executives or key managers could have a material adverse effect on Helix’s (and, accordingly Forian’s) business, financial condition and results of operations. In addition, contractual obligations related to confidentiality and assignment of intellectual property rights may be ineffective or unenforceable, and departing employees may share our proprietary information with competitors in ways that could adversely impact Helix (and, accordingly Forian).
In a dynamic industry like ours, our success and growth depend on our ability to attract, recruit, retain and develop qualified employees.
Our business functions at the intersection of rapidly changing technological, social, economic and regulatory developments that require a wide-ranging set of expertise and intellectual capital. To continue to successfully compete and grow, we must attract, recruit, develop and retain the necessary personnel who can provide the needed expertise across the entire spectrum of our intellectual capital needs. While we have a number of key personnel who have substantial experience with our operations, we must also develop our personnel to provide succession plans capable of maintaining continuity in the midst of the inevitable unpredictability of human capital. The market for qualified personnel is competitive, and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors. Our effort to retain and develop personnel may also result in significant additional expenses, which could adversely affect Helix’s (and, accordingly Forian’s) profitability. There can be no assurances that qualified employees will continue to be employed or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on Helix’s (and, accordingly Forian’s) business, financial condition and results of operations.
We may not be able to successfully manage our intellectual property.
Our intellectual property is critical to our future success, particularly in our strategic verticals where we may offer proprietary software solutions to our clients. We rely on a combination of contractual license rights and copyright, trademark and trade secret laws to establish and protect our proprietary technology. Third parties may challenge, invalidate, circumvent, infringe or misappropriate our intellectual property or the intellectual property of our third-party licensors, or such intellectual property may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages, which could result in costly redesign efforts, discontinuance of certain service offerings or other competitive harm. Others, including our competitors, may independently develop similar technology, duplicate our products and services, design around or reverse engineer our intellectual property, and in such cases neither we nor our third-party licensors may be able to assert intellectual property rights against such parties. Further, our contractual license arrangements may be subject to termination or renegotiation with unfavorable terms to us, and our third-party licensors may be subject to bankruptcy, insolvency and other adverse business dynamics, any of which might affect our ability to use and exploit the products licensed to us by these third-party licensors. We may have to litigate to enforce or determine the scope and enforceability of our intellectual property rights (including litigation against our third-party licensors), which is expensive, could cause a diversion of resources and may not prove successful. The loss of intellectual property protection or the inability to obtain third-party intellectual property could harm our business and ability to compete.
We may be subject to infringement claims.
We may be subject to costly litigation if our products or services are alleged to infringe upon or otherwise violate a third party’s proprietary rights. Third parties may have, or may eventually be issued, patents that could be infringed by our products and services. Any of these third parties could make a claim of infringement against us with respect to our products and services. We may also be subject to claims by third parties for patent infringement, breach of copyright, trademark, license usage or other intellectual property rights. Any claim from third parties may result in a limitation on our ability to use the intellectual property subject to these claims. Additionally, in recent years, individuals and groups have been purchasing intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies like ours. Even if we believe that intellectual property related claims are without merit, defending against such claims is time consuming and expensive and could result in the diversion of the time and attention of our management and employees. Claims of intellectual property infringement also might require us to redesign affected products or services, enter into costly settlement or license agreements, pay costly damage awards for which we may not have insurance, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our products or services. Even if we have an agreement for indemnification against such costs, the indemnifying party, if any in such circumstances, may be unable to uphold its contractual obligations. If we cannot or do not license the infringed technology on reasonable terms or substitute similar technology from another source, our revenue and earnings could be materially and adversely affected. Further, our agreements with customers and other third parties may include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of third-party claims of intellectual property infringement, misappropriation, or other violations of intellectual property rights, damages caused by us to property or persons, or other liabilities relating to or arising from our platforms, services, or other contractual obligations. Large indemnity payments could harm our business, financial condition, and results of operations. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing customers and new customers and harm our business and results of operations.
Risks Relating to MOR
MOR is in the development stage and has a limited operating history and if we are not successful in continuing to grow its business, then we may have to scale back or even cease its ongoing business operations.
MOR is in the development stage, with limited operating history. MOR is faced with risks inherent in operating a new business, including difficulties often encountered in developing, producing and commercializing new technologies; developing the markets for MOR’s products and technologies; and attracting and retaining qualified management, sales and/or marketing and technical staff, in addition to the risks described below.
MOR is also faced with risks inherent in operating a new business, including: (i) difficulties and delays often encountered in developing, producing and commercializing new, complex technologies; (ii) developing the markets for MOR's products and technologies; (iii) transitioning MOR's development efforts to commercialization; and (iv) attracting and retaining qualified management, sales and/or marketing and technical staff.
We will need additional capital to fund Helix’s operations.
MOR will require additional capital to operate or expand the business. Additional funds may not be available when needed, on terms that are acceptable to MOR, or at all. If MOR raises additional funds through the issuance of equity or convertible securities, the percentage ownership of members could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to the preferred units. Furthermore, market factors may negatively impact MOR’s ability to obtain debt or equity financing. If sufficient funds are not available to MOR, the business, financial condition or results of operations could be adversely impacted.

Our future success depends on our ability to retain our key personnel and to attract, retain and motivate qualified personnel.
MOR is dependent on the talent and resources of its key managers and employees. Additionally, MOR’s future success will depend upon its continued ability to identify, hire, develop, motivate and retain highly-skilled personnel. If MOR is not able to effectively increase and retain its talent, its ability to achieve its strategic objectives will be adversely impacted, and the business will be harmed.
We depend on computing infrastructure operated by third parties to support some of our solutions and customers, and any errors, disruption, performance problems, or failure in their or our operational infrastructure could adversely affect our business, financial condition, and results of operations.
The software, internal applications and systems underlying MOR’s products and services are inherently complex and may contain defects or errors, particularly when first introduced or when new versions or enhancements are released. The development, expansion, operation and maintenance of its technology and network infrastructure is expensive and complex and requires significant internal and external resources. If MOR does not successfully develop, expand, operate or maintain its technology and network infrastructure, or if MOR experiences operational failures, MOR’s reputation could be harmed, and MOR could lose current and prospective customers and service providers, which could adversely impact the business, financial condition or results of operations.
We rely on third parties for certain services made available to users of our platforms, which could limit our control over the quality of the user experience and our cost of providing services.
MOR’s ability to generate revenue will be affected by the amount of time it takes to complete and enhance its platform. Additionally, there are multiple third-party vendors and service providers that must continue to provide MOR access to its application programming interfaces and operating systems, and MOR will rely on cooperation from third parties to integrate with their systems. Should third-party vendors, service providers and collaborators not perform as expected, cooperate with MOR or deliver their work as planned, MOR may not be able to release its products and services in a timely manner.
MOR utilizes third-party software in its product and service offerings and expects to continue to do so. The correction of these errors and defects will be dependent on these third parties, so it may be difficult for MOR to correct them. Further, MOR cannot be certain that third-party licensors will continue to make their software available to MOR on acceptable terms, or invest the appropriate levels of resources in their software to maintain and enhance its capabilities or remain in business.
If we are unsuccessful at developing new technologies, products or services, our business could be materially and adversely affected.
MOR is heavily reliant on its information technology infrastructure, processes and procedures, and will devote significant resources to ensuring it has competitive informational technology systems. Information technology changes rapidly, however, and MOR may not be able to stay ahead of such advances. If MOR is unable to introduce new or upgraded products, services or technology that users and collaborators recognize as valuable, MOR may fail to generate additional engagement on its platforms, attract and retain customers or monetize the activity on its platforms. MOR’s efforts to develop new and upgraded products, services or technology could require MOR to incur significant costs. MOR cannot guarantee current or prospective users and customers will respond favorably to new or improved products, services or technology.
Additionally, traditional pharmaceutical, data informatics and other well-established companies are expanding into the cannabis industry. This expansion could increase the number of competitors with similar platforms and expertise to MOR and could prevent MOR from realizing anticipated growth in customers and revenues.
If we fail to perform our services in accordance with contractual requirements, regulatory standards and ethical considerations, we could be subject to significant costs or liability and our reputation could be harmed.
MOR collects, processes and stores a large amount of personal information. This data is often accessed through transmissions over public and private networks, including the internet. Despite MOR’s physical security measures, implementation of technical controls and contractual precautions designed to identify, detect and prevent the unauthorized access, alteration, use or disclosure of MOR’s data, there is no guarantee that these measures or any other measures can provide absolute security. Systems that access or control access to MOR’s services and databases may be compromised as a result of criminal activity, including cyber-attacks and other intentional business disruptions, negligence or otherwise. Unauthorized disclosure or use, or loss or corruption, of MOR’s data or inability of MOR’s users to access MOR’s systems could disrupt the operations, subject MOR to substantial legal liability, result in a material loss of business, cause MOR to incur significant cost and significantly harm MOR’s reputation.
Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our clients and market our products and services.
Federal and state governments and agencies have adopted, or are considering adopting, laws and regulations regarding the collection, use and disclosure of data. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with MOR’s data practices, which could cause MOR to incur additional cost. Moreover, complying with these various laws could cause MOR to incur substantial costs or require it to change its business practices in a manner adverse to the business.
More specifically, the solutions we provide will involve the collection, storage and transmission of confidential personal and proprietary information regarding our customers and our customers’ current and prospective patients and other users. For certain of our business verticals, we will also collect, store and transmit a variety of data regarding an individual’s medical history. Our web-based and mobile products in these verticals may at least partially be subject to the 1996 Health Insurance Portability and Accountability Act (“HIPAA”). Among other concerns, HIPAA provisions also address the security and privacy of health data in order to improve the efficiency and effectiveness of the nation's health care system by encouraging the widespread use of electronic data interchange in the domestic health care system.
While we will devise plans to meet or exceed the regulatory requirements, including HIPAA, using our internal resources in conjunction with third party services, we might fail to achieve or maintain compliance to such requirements, and our third-party services suppliers might decide to modify or discontinue their services without adequate notice and this might cause additional expense in arranging new services and could harm our reputation, business, operating results and financial condition.
Regulatory authorities around the world are considering a number of legislative proposals concerning privacy and data protection. Federal and state governments and agencies have adopted, or are considering adopting, laws and regulations regarding the collection, use and disclosure of data. As MOR’s business expands, it may become subject to laws of additional jurisdictions, domestic and foreign. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with MOR’s data practices. If so, in addition to the possibility of fines, any increase in the costs of compliance with, and other burdens imposed by, applicable legislative and regulatory initiatives may limit MOR’s ability to collect, aggregate or use data. Moreover, complying with these various laws could cause MOR to incur substantial costs or require it to change its business practices in a manner adverse to its business.
We may not be able to successfully manage our intellectual property and we may be subject to infringement claims.
Part of MOR’s success will depend on its ability to protect its proprietary rights in the technologies used in its products. We will consider trade secrets, including confidential and unpatented technology, important to the maintenance of our competitive position. However, trade secrets and know-how are difficult to protect. Further, if any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent that competitor from using the technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be materially and adversely harmed. Additionally, if MOR is unable to protect its proprietary rights adequately, its business could be harmed.
There has been substantial litigation in internet and software-related industries regarding patent, trademark and copyrights and other intellectual property rights and, from time to time, third parties may claim infringement by MOR of their intellectual property rights. If MOR were found to be infringing on the intellectual property rights of any third party, it could be subject to liabilities for such infringement, which could have a material adverse impact on MOR’s profitability. In addition, any such claims could distract management from conducting the business.

Our failure to manage growth effectively could impair our business.
MOR intends to provide its solutions and services in various different industries. In order to manage its proposed growth effectively, MOR will have to develop and implement operational, financial and other internal control systems, as well as business development capabilities, and these systems and capabilities may need to be customized for the applicable industry being serviced by MOR. If MOR cannot manage growth effectively, the quality of solutions and services provided by MOR may not meet users’ expectations, which could have a negative effect on its business, revenues, financial condition and results of operations.
As a company whose clients operate in the cannabis industry, we face many unique and evolving risks.
A key vertical of MOR will be to partner directly or indirectly with U.S. cannabis companies and businesses ancillary to cannabis. The legal marijuana industry is a new industry, is at an early stage of development, represents a niche market, is evolving rapidly and is experiencing an increasing number of market entrants. MOR’s business prospects in this vertical is dependent on widespread acceptance and use of marijuana products, which is subject to a high level of uncertainty and volatility.
Further, cannabis companies and companies providing ancillary products and services are subject to greater amounts of governmental uncertainty and regulation pose additional risks relative to other businesses, and therefore transactions with these companies present greater overall risk. These companies typically have shorter operating histories, less predictable operating results, and regulatory concerns which tend to render them more vulnerable to market conditions, as well as general economic downturns. In addition, cannabis companies are engaged in rapidly changing businesses with products subject to substantial regulatory and operational risk.
Cannabis remains illegal under federal law, and MOR’s cannabis-related business is heavily dependent on state laws pertaining to the cannabis industry. Even though a number of states have decriminalized the sale of marijuana, many of these states impose significant restrictions on marijuana-related businesses and, accordingly, their vendors and collaborators, as well as on the collection and use of data from these businesses. These state-level restrictions could have a material adverse impact on the ability of MOR to identify suitable opportunities and the sales of MOR’s products and services. Laws and regulations affecting the cannabis industry are constantly changing, which could potentially have a detrimental effect on our business. We cannot predict the impact that future legislative actions may have on MOR.
There is a risk that MOR will not be able to find a bank that is willing to provide banking services to businesses contracting with cannabis companies or that a bank will continue to be willing to support cannabis and ancillary businesses in the long term. Banks that do business with marijuana-related businesses run the risk of federal prosecution. In addition, regulatory guidance requires banks to engage in comprehensive due diligence, monitoring and reporting when providing services to marijuana-related businesses. The risk of potential federal enforcement, and significant regulatory compliance obligations, may result in banks refraining from providing banking services to MOR.
Since MOR anticipates providing products and services to companies in the cannabis industry, insurance that is otherwise readily available, such as general liability, worker’s compensation, and directors’ and officers’ insurance, will likely be more difficult for us to find, and more expensive. There are no guarantees that we will be able to find this insurance in the future, or that the cost will be affordable to MOR. If MOR is forced to go without such insurance, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities.
Our business is subject to complex and evolving U.S. laws and regulations regarding privacy, data protection and security, technology protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or otherwise harm our business.
Changes in applicable laws or regulations, or in the interpretations of these laws and regulations, could result in increased compliance costs or the need for additional capital expenditures, particularly given MOR’s operation in industries with more regulatory risks, such as personal data and cannabis. If a company fails to comply with these requirements, it could also be subject to civil or criminal liability and the imposition of fines. A company also could be materially and adversely affected as a result of statutory or regulatory changes or judicial or administrative interpretations of existing laws and regulations that impose more comprehensive or stringent requirements on such company.

New legislation or regulations may result in increased costs directly related to MOR’s compliance or indirectly to the extent that these requirements impact our customers and collaborators, for example through increase the prices of goods and services because of increased costs or reduced availability. We cannot predict whether such legislative or regulatory initiatives will result in significant changes to existing laws and regulations and/or whether any changes in such laws or regulations will have a material adverse effect on our business, results of operations or financial condition.

COMPARATIVE SHARE INFORMATION
The following table sets forth historical comparative share information for Helix and MOR on a stand-alone basis and unaudited pro forma combined share information for the nine months ended September 30, 2020 and the year ended December 31, 2019, after giving effect to the merger and the contribution.
You should read the information in the following table in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Helix and MOR and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would have been had the companies been combined during the periods presented, nor to project Forian results of operations or earnings per share for any future date or period. The unaudited pro forma combined stockholders' equity per share information below does not purport to represent what the value of Helix and MOR would have been had the companies been combined during the periods presented.
	As of September 30, 2020	As of December 31, 2019
Book Value Per Share
MOR - Historical	$0.08	$(0.07)
Forian/MOR - Pro Forma Combined	$0.69	$0.95
Helix Historical	$0.17	$0.70
Forian/MOR/Helix – Pro Forma Combined	$1.05	$1.52
	For the Nine Months Ended September 30, 2020	For the Year Ended December 31, 2019
Loss Per Common Share/Unit – basic and diluted
MOR - Historical	$(0.26)	$(0.24)
Forian/MOR - Pro Forma Combined	$(0.15)	$(0.14)
Helix Historical	$(0.46)	$(0.12)
Forian/MOR/Helix – Pro Forma Combined	$(1.80)	$(0.42)

MARKET PRICE AND DIVIDEND INFORMATION
HELIX
Market Information
Helix common stock is quoted on the OTCQB tier of the OTC Markets, Inc. under the symbol “HLIX”. Helix stock has been thinly traded on the OTCQB and there can be no assurance that a liquid market for Helix common stock will ever develop. The table below includes activity from the fiscal years ended December 31, 2020 and 2019 and for the first quarter of 2021 to date:
Fiscal Year Ended December 31, 2019	High	Low
First Quarter	$3.09	$0.95
Second Quarter	$2.84	$1.03
Third Quarter	$1.09	$0.59
Fourth Quarter	$0.75	$0.42
Fiscal Year Ended December 31, 2020	High	Low
First Quarter	$0.63	$0.11
Second Quarter	$0.35	$0.10
Third Quarter	$0.19	$0.09
Fourth Quarter	$0.49	$0.10
Fiscal Year Ending December 31, 2021	High	Low
First Quarter (through January 15, 2021)	$0.83	$0.44
Holders
As of January 15, 2021 there were approximately 592 record holders of Helix common stock. The number of record holders was determined from the records of Helix’s transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers or registered clearing agencies.
Transfer Agent and Registrar
Helix has appointed Equiniti, Inc., to act as the transfer agent of its common stock. Their address is 3200 Cherry Creek Dr. South, Denver, CO 80209.
Dividend Policy
Helix currently intends to retain future earnings, if any, for use in the operation of its business and to fund future growth. Helix has never declared or paid cash dividends on its common stock and does not intend to pay any cash dividends on its common stock for the foreseeable future. Any future determination related to Helix’s dividend policy will be made at the discretion of its Board of Directors in light of conditions then-existing, including factors such as Helix’s results of operations, financial conditions and requirements, business conditions and covenants under any applicable contractual arrangements.
MOR
Historical market price information for MOR’s membership interest is not provided because there is no public market for MOR’s membership interests. For information regarding MOR’s liquidity and capital resources, see “MOR’s Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.”

INFORMATION ABOUT THE PARTIES
Helix Technologies, Inc.
HELIX TECHNOLOGIES, INC.
5300 DTC Parkway, Suite 300
Greenwood Village, CO 80111
Telephone: (720) 328-5372
Helix Technologies, Inc., which we refer to as Helix, is a provider of critical infrastructure services, helping owners and operators of licensed cannabis businesses stay competitive and compliant while mitigating risk. Through its proprietary technology suite, Helix provides comprehensive supply chain management, and compliance tools, for any license type in any regulated cannabis market. While Helix provides services to the cannabis industries, Helix does not deal directly with the plant or any derivative products. Helix's industry-leading compliance and point of sale technologies are tailored to the unique needs of the quickly evolving cannabis industry, offering customers seamless compliance management solutions.
Helix common stock is quoted on OTCQB under the symbol “HLIX.”
Medical Outcomes Research Analytics, LLC
MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC
41 University Drive, Suite 400
Newtown, Pennsylvania 18940
Telephone: (267) 757-8707
Medical Outcomes Research Analytics, founded in 2019, is an innovative and evolving private company developing an RWE, SaaS and DaaS analytics platform designed to support the information requirements of constituents across the healthcare industry. The platform will enable life science companies, payers, providers, and regulators to better understand the value and efficacy of healthcare products and services while providing mission critical business insights into clients' products, services, customers and the dynamics of a rapidly changing marketplace. Management, administrators, physicians, patients and caregivers can, in turn, use the information to make informed business decisions and guide healthcare decision making. MOR has assembled one of the largest proprietary, de-identified patient-level RWE databases in the U.S. The MOR platform has been developed leveraging state-of-the-art technologies coupled with rigorous HIPAA standards.
On December 1, 2020, MOR completed a private placement of 3,388,947, Series S-1 Preferred Units for an aggregate price of $13,000,000. The Series S-1 Preferred Units represent 26% of the outstanding units of MOR and the Series S-1 Preferred Units will participate in the contribution on a 1:1 basis with all other outstanding units of MOR. The completion of the private placement satisfied a closing condition to the merger.
Forian Inc.
FORIAN INC.
41 University Drive, Suite 400
Newtown, Pennsylvania 18940
Telephone: (267) 757-8707
Forian Inc., which we refer to as Forian, is a Delaware corporation and was formed on October 15, 2020, for the purpose of effecting the merger and the contribution. To date, Forian has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the merger and the contribution agreement in connection with the contribution. As of the completion of the business combinations, Helix and MOR will each become subsidiaries of Forian.
Forian has applied to have its common stock listed on Nasdaq under the symbol “FORA.” The business of Forian will be the combined businesses currently conducted by Helix and MOR.

DNA Merger Sub Inc.
DNA MERGER SUB INC.
c/o Forian Inc.
41 University Drive, Suite 400
Newtown, Pennsylvania 18940
Telephone: (267) 757-8707
DNA Merger Sub Inc., which we refer to as Merger Sub, is a Delaware corporation and wholly owned subsidiary of Forian that was formed on October 15, 2020, for the purpose of effecting the merger. To date, Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the merger. Pursuant to the merger agreement, Merger Sub will be merged with and into Helix, with Helix surviving the merger as a subsidiary of Forian.

THE MERGER
The following is a discussion of the merger and the material terms of the merger agreement relating to the Helix merger. We recommend that you read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about Forian, MOR or Helix. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Helix makes with the SEC, as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 188.
Terms of the Merger
The Merger
At the effective time, Merger Sub will be merged with and into Helix, with Helix surviving the merger as a wholly-owned subsidiary of Forian. As a result, among other things, Forian will become the ultimate parent of Helix and its respective subsidiaries.
Terms of the Merger
Each of the Forian board of directors and the Helix board of directors has approved the merger agreement, which provides for the merger of a Forian wholly-owned subsidiary with and into Helix. Helix will be the surviving entity in the merger; however, at that time, it will be a wholly-owned subsidiary of Forian.
Each share of Helix common stock issued and outstanding immediately prior to the completion of the merger (including shares resulting from the conversion of preferred stock and a convertible note, but excluding shares held by Forian and its subsidiaries, in each case except for shares held by them in a fiduciary capacity or as a result of debts previously contracted, and excluding dissenting shares) will be converted into the right to receive 0.05 shares of Forian common stock, which is referred to herein as the exchange ratio. If the number of shares of common stock of Forian or Helix changes before the merger is completed because of a reclassification, recapitalization, stock dividend, stock split, reverse stock split or similar event, then a proportionate adjustment will be made to the exchange ratio.
The articles of incorporation of Helix will be amended and restated effective at the time of the merger and will thereafter be the articles of incorporation of the surviving corporation. The Helix bylaws as in effect immediately prior to the completion of the merger will be the bylaws of the surviving entity.
Treatment of Helix Stock Options
By virtue of the merger and without any action on the part of the holders thereof, each Helix stock option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the effective time will, as of the effective time, cease to represent a right to acquire shares of Helix common stock and will be converted into an option to acquire, on the same terms and conditions (including with respect to vesting, exercisability and the ability to pay the exercise price and satisfy applicable tax or other withholding obligations by reduction of the amount of shares otherwise deliverable) as were applicable to such Helix stock option immediately prior to the effective time, the number of shares of Forian common stock (rounded, if necessary, down to the nearest whole share) determined by multiplying the number of shares of Helix common stock subject to such stock option as of immediately prior to the effective time by the exchange ratio, at an exercise price per share of Forian Common Stock (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Helix common stock under such stock option divided by the exchange ratio.
Background of the Transaction and Merger
The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. The following chronology does not purport to catalogue every conversation among members of the Board, members of Helix’s management or Helix’s representatives and other parties.
The board of directors and management of Helix regularly review Helix's future prospects for earnings and asset growth as well as the implementation and viability of Helix's strategic initiatives. From time to time, the board of directors and management of Helix review and discuss Helix's long-term objectives and consider ways to enhance shareholder value and performance of the organization. This strategic planning exercise generally has included an evaluation of the merits and drawbacks of (a) continuing to operate as an independent company, (b) continued expansion through organic growth and the strategic acquisition of other companies, and (c) entering into a strategic merger with another company. These reviews and strategic discussions have focused on, among other things, prospects and developments in Helix’s business, including Helix’s ability to increase capital to support operations and growth, in Helix’s industry, in the regulatory environment and in the economy and financial markets. Management of Helix has also engaged in, from time to time and as part of its stated merger and acquisitions strategy, discussions with executives of other institutions in the software and data analytics industry, including with respect to potential strategic transactions to enhance shareholder value, liquidity and return on investment. Helix has periodically received inquiries from potential acquirors and other merger partners in the industry.
In December 2019, Helix management, Zachary L. Venegas, Chief Executive Officer, and Scott Ogur, Chief Financial Officer of Helix, were introduced to representatives of MOR by a mutual acquaintance to discuss potential business combination opportunities. As part of these preliminary discussions with MOR, Messrs. Venegas and Ogur expressed the Helix board's desire to continue executing Helix's growth strategy both organically and through acquisitions, but that Helix would also be interested in establishing relationships with potential strategic merger partners.
On December 14, 2019 MOR’s affiliate COR Analytics, LLC and Helix signed a mutual nondisclosure agreement to allow them to share information and evaluate the potential synergies. At this point Helix initiated its due diligence investigation of MOR.
On January 10, 2020, MOR provided Helix management with an initial diligence list, MOR and Helix scheduled follow-up diligence calls, and MOR received initial responses to its due diligence requests. On January 28, 2020, representatives of MOR met in person with Helix management to discuss the status of preliminary diligence requests and responses and to discuss a potential commercial relationship.
During the first half of 2020, Helix management met several times with representatives of MOR to discuss market conditions, potential synergies, the terms of a potential transaction and diligence requests. During these meetings, Helix management discussed Helix's recent performance and outlook for the future. Representatives from MOR discussed the MOR organization generally, as well as MOR's desire to grow through strategic acquisitions.
On March 3, 2020, representatives of MOR called Helix management to discuss diligence regarding customers, contracting, product development, sales pipelines and key financial metrics. On March 17, 2020, representatives of MOR discussed with Helix management potential transaction structures as well as Helix’s liquidity requirements. Further diligence items were provided to MOR from Helix in late March 2020, including regarding Helix’s data collection.
On April 12, 2020, Helix received an initial letter of intent (LOI) from COR Analytics, LLC, a subsidiary of MOR, regarding a possible business combination. Over the next three weeks, the parties negotiated the terms of the LOI, including the implied equity value of Helix, equity provisions, and treatment of Helix debt.
On April 22, 2020, the Helix board of directors held a regularly-scheduled meeting. At the meeting, the board members discussed a possible acquisition of Helix by MOR and discussed the LOI received from COR Analytics, LLC.
On April 27, 2020, Helix management notified Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), its outside legal counsel, about the receipt of a letter of intent from MOR, and on May 18, 2020, requested Nelson Mullins to advise on the transaction due diligence and other matters as they might arise.
Helix and COR executed an initial letter of intent on May 7, 2020 with a 45-day exclusivity provision.
On May 13, 2020, MOR engaged a nationally recognized public accounting firm to conduct accounting and finance due diligence and a quality of earnings review of Helix, and on or about May 5, 2020, MOR engaged Duane Morris LLP (“Duane Morris”), its outside counsel, to conduct legal due diligence of Helix. From

May 18, 2020 to June 1, 2020 the parties conducted eight due diligence calls to discuss the Helix business. Over the ensuing three months, MOR’s management and due diligence service providers conducted reviews of the Helix business. In parallel, Helix management conducted its own due diligence on the MOR and COR businesses.
On July 2, 2020, the management of MOR met with the board of Helix to discuss the strategic rationale of the proposed transaction. During July 2020, the parties evaluated potential transaction structures.
On July 6, 2020 and July 13, 2020, the parties executed extensions of exclusivity, and on July 31, 2020, Helix and MOR executed an amendment to the initial letter of intent outlining the proposed structure and terms of the transactions contemplated in the merger agreement.
On August 15, 2020, Helix engaged Management Planning Inc., or MPI, to serve as Helix's exclusive financial advisor in connection with the contemplated transaction. MPI is an advisory firm specializing in business valuation and corporate advisory work.
On August 26, 2020 Duane Morris delivered a first draft of the merger agreement to Nelson Mullins. On September 2, 2020, Duane Morris delivered a first draft of the form of voting agreement to Nelson Mullins.
Helix management reviewed and discussed the merger agreement with Nelson Mullins extensively and on September 11, 2020, Nelson Mullins delivered a revised draft of the merger agreement to Duane Morris. The changes to the merger agreement reflected, among other things, the following: (i) that the merger consideration would be based on a price per share of Helix common stock of $0.14 to $0.20, assuming fully diluted shares of Helix common stock of 150,000,000, compared to MOR’s proposal of a price per share of Helix common stock of $0.14 assuming fully diluted shares of Helix common stock of 139,000,000; (ii) removal of certain requirements in Duane Morris’ initial draft of the merger agreement that all of Helix’s outstanding warrants to purchase Helix common stock be cancelled and that all of Helix’s indebtedness be repaid prior to the effective time of the merger, (iii) that the closing of the $13 million private offering of MOR would be a condition to Helix’s obligation to consummate the merger, but not a condition to Forian’s obligation to consummate the merger as reflected in Duane Morris’ initial draft of the merger agreement, (iv) inclusion of a termination right in favor of Helix allowing it to terminate the merger agreement in the event that all of the closing conditions to the merger are satisfied or waived but MOR has failed to complete the merger by the February 26, 2021 and refuses to do so after Helix delivers a notice that it stands ready, willing and able to effect the closing of the merger, (v)  inclusion of a “reverse termination fee” in the amount of $1,500,000 payable by Forian in the event Helix terminates the merger agreement due to a breach of any representation, warranty or covenant of Forian in the merger agreement or in the event Helix exercises its termination right described above in the immediately preceding clause (iv), (vi) removal of the requirement in Duane Morris’ initial draft of the merger agreement that Helix reimburse Forian and MOR for certain expenses in the event the merger agreement is terminated due to failure of Helix stockholders to approve the merger at a meeting called for the purpose of voting on the merger, (vii) clarification that the issuance of a “stop, look and listen” statement by the Helix’s board of directors to Helix’s stockholders would not be deemed to be an adverse recommendation change, (viii) certain changes relating to indemnification, exculpation and insurance matters with respect Helix’s directors and officers, (ix) that Helix could choose a replacement designee to the Forian board if Scott Ogur was not able to serve as a member of the Forian board, (x) modifications to certain operating covenants applicable during the period between signing the merger agreement and the effective time of the merger, including the removal of restrictions on Helix’s ability to terminate or hire certain employees, (xi) certain changes to the representations and warranties of Forian and Helix, and (xii) certain changes to the procedures and mechanics for completion of the merger and the exchange of Helix common stock for Forian common stock in connection therewith.
On the same day, Nelson Mullins delivered a revised draft of the form of voting agreement to Duane Morris reflecting, among other things, that (i) each share of Helix preferred stock would be converted into 1.046 shares of Helix common stock, instead of one share of Helix common stock as reflected in Duane Morris’ initial draft of the form of voting agreement, (ii) removal of the requirement in Duane Morris’ initial draft of the form of voting agreement that the Helix warrants held by each securityholder party to the voting agreement be cancelled prior to the effective date of the merger, (iii) removal of the requirement in Duane Morris’ initial draft of the form of voting agreement that each securityholder party to the voting agreement pay to Forian the amount of consideration receivable by such securityholder in any alternative transaction (in circumstances in which a termination fee was payable by Helix to Forian) in excess of the amount of consideration that would have been received by such securityholder under the merger agreement, and (iv) removal of certain non-compete and non-solicitation covenants in Duane Morris’ initial draft of the form of voting agreement.
On September 18, 2020, Duane Morris delivered a revised draft of the merger agreement to Nelson Mullins. Duane Morris’ revised draft of the merger agreement reflected, among other things, (i) that the merger consideration would be based on a price per share of Helix common stock of $0.14, assuming fully diluted shares of Helix common stock of 139,000,000, as reflected in in Duane Morris’ initial draft of the merger agreement, (ii) reinstatement of the requirement that all of Helix’s indebtedness be repaid prior to the effective time of the merger, which had been removed in Nelson Mullins’ September 11, 2020 revised draft of the merger agreement, (iii) rejection of the changes in Nelson Mullins’ September 11, 2020 revised draft of the merger agreement reflecting that the closing of the MOR private offering would be a condition to Helix’s obligation to consummate the merger, (iv) reinstatement of the requirement that the closing of the MOR private offering be a condition to Forian’s obligation to consummate the merger, which had been removed in Nelson Mullins’ September 11, 2020 revised draft of the merger agreement, (v) rejection of the reverse termination fee proposed in Nelson Mullins’ September 11, 2020 revised draft of the merger agreement, but acknowledging that Forian would be willing to discuss a reverse termination fee in the amount of no more than $500,000 which would be payable in the event Forian terminates the merger agreement because the MOR private offering has not been completed, (vi) reinstatement of the requirement that Helix reimburse Forian and MOR for certain expenses in the event the merger agreement is terminated due to failure of Helix’s stockholders to approve the merger at a meeting called for the purpose of voting on the merger, which had been removed in Nelson Mullins’ September 11, 2020 revised draft of the merger agreement, (vii) rejection of the changes in Nelson Mullins’ September 11, 2020 revised draft of the merger agreement providing for Helix’s right to choose a replacement designee to the Forian Board if Scott Ogur was not able to serve as a member of the Forian Board, (viii) rejection of the changes in Nelson Mullins’ September  11, 2020 revised draft providing for Helix’s ability to rely on its publicly filed documents to qualify its representations and warranties, (ix) modifications to certain operating covenants applicable during the period between signing the merger agreement and the effective time of the merger, including reinstatement of certain restrictions on Helix’s ability to terminate or hire certain employees, which had been removed in Nelson Mullins’ September 11, 2020 revised draft of the merger agreement, and (x) certain changes to the representations and warranties of Forian and Helix.
On the same day, Duane Morris delivered a revised draft of the form of voting agreement to Nelson Mullins reflecting, among other things, that nothing in voting agreement restricts or limits the ability of securityholder who is a director, officer or employee of Helix to take any action in his or her capacity as a director, officer or employee of Helix, including the exercise of fiduciary duties to Helix or its stockholders.
On September 18, 2020, the Helix board of directors held a regularly-scheduled meeting. At the meeting,the board members discussed updates to the proposed combination of Helix and MOR, and all board members present were in agreement with the key economic terms of the transaction. After the meeting, Helix management reviewed the merger agreement with Nelson Mullins and provided additional input.
Following the agreement in principal of the key economic terms between MOR and Helix, MOR presented the CEO and CFO of Helix with terms of consulting agreements on September 22, 2020. Working with counsel from Helix and MOR, the parties negotiated the key terms over the ensuing weeks, although as of the date hereof the proposed consulting agreements with the CEO and CFO of Helix have not been finalized or executed.
On September 30, 2020, Nelson Mullins delivered a revised draft of the merger agreement to Duane Morris reflecting, among other things, (i) removal of the requirement that all of Helix’s indebtedness be repaid prior to the effective time of the merger, which was reinstated in Duane Morris’ September 18, 2020 draft, (ii) that the closing of the MOR private offering would be a condition to Helix’s obligation to consummate the merger (but acquiescing to Forian’s requirement that the MOR private offering would also be a condition to Forian’s obligation to consummate the merger, as reflected in Duane Morris’ September 18, 2020 draft, (iii)  certain changes with respect to the payment of a termination fee by Helix in the event the merger agreement is terminated in certain circumstances, including (A) limiting the amount of the termination fee to 110% of the expenses incurred by Forian and MOR in connection with the transaction (as opposed to an amount equal to the greater of 7% of the transaction value and the amount of the expenses incurred by Forian and MOR in connection with the transaction, as reflected in prior drafts of the merger agreement) and (B) limiting the circumstances in which the termination fee would be payable to a termination of the merger agreement by Helix to accept a superior proposal and eliminating the requirement that the termination fee be payable in the event Forian terminates the merger agreement upon an adverse recommendation change or due to a violation of Helix’s non-solicitation obligations, (iv) inclusion of a “reverse termination fee” in the amount of $500,000 payable by Forian in the event Helix terminates the merger agreement due to a breach of any representation, warranty or covenant of Forian in the merger agreement and inclusion of MOR as a party to the merger agreement as a guarantor of Forian’s obligation to pay the reverse termination fee, (v) removal of the requirement that Helix reimburse Forian and MOR for certain expenses in the event the merger agreement is terminated due to failure of Helix’s stockholders to approve the merger at a meeting called for the purpose of voting on the merger, which was reinstated in Duane Morris’ September 18, 2020 draft, (vi) modifications to certain operating covenants applicable during the period between signing the merger agreement and the effective time of the merger, including to covenants regarding Helix’s ability to make capital expenditures and the removal of restrictions on Helix’s ability to terminate certain employees, and (vii) certain changes to the representations and warranties of Forian and Helix.
On October 2, 2020, Duane Morris delivered a revised draft of the merger agreement to Nelson Mullins reflecting, among other things, (i) reinstatement of the requirement that all of Helix’s indebtedness be repaid prior to the effective time of the merger, which again had been removed in Nelson Mullin’s September 30, 2020 revised draft of the merger agreement, (ii) the ability of either Forian or Helix to terminate the merger agreement in the event of the failure by MOR to complete the proposed private offering in the case where all of the other conditions to the closing of the merger have been satisfied or waived, (iii) certain changes with respect to the payment of a termination fee by Helix in the event the merger agreement is terminated in certain circumstances, including changes reflecting that (A) the amount of the termination fee would be equal to the greater of $1,365,000 and the amount of the expenses incurred by Forian and MOR in connection with the transaction, and (B) the circumstances in which the termination fee would be payable include termination of the merger agreement by Forian upon an adverse recommendation change or due to a violation of Helix’s non-solicitation obligation (in addition to termination of the merger agreement by Helix in order to accept a superior proposal), (iv) reinstatement of the requirement that Helix reimburse Forian and MOR for certain expenses in the event the merger agreement is terminated due to failure of Helix’s stockholders to approve the merger at a meeting called for the purpose of voting on the merger, which again had been removed in Nelson Mullin’s September 30, 2020 revised draft of the merger agreement, (v) changes to limit the circumstances in which the “reverse termination fee” would be payable to a termination of the merger agreement by Forian or MOR due to the failure by MOR to complete the proposed private offering, (vi) modifications to certain operating covenants applicable during the period between signing the merger agreement and the effective time of the merger, including rejecting certain of the changes reflected in Nelson Mullins’ September 30, 2020 draft regarding capital expenditures and termination of employees, and (vii) certain changes to the representations and warranties of Forian and Helix.
Over the next few days, Nelson Mullins discussed the proposed changes to the merger agreement in the October 2 draft with Helix management.
On October 5, 2020 and October 6, 2020, Nelson Mullins and Duane Morris exchanged revised drafts of the form of voting agreement reflecting minor changes.
On October 6, 2020, Nelson Mullins delivered a revised draft of the merger agreement to Duane Morris reflecting, among other things, (i) that Helix would deliver notices of repayment to certain holders of its indebtedness prior to the effective time of the merger, in lieu of repaying such indebtedness prior to the effective time of the merger, (ii) removal of the requirement that Helix reimburse Forian and MOR for certain expenses in the event the merger agreement is terminated due to failure of Helix’s stockholders to approve the merger at a meeting called for the purpose of voting on the merger, which requirement was reinstated in Duane Morris’ October 2, 2020 revised draft of the merger agreement, (iii) with respect to Forian’s closing condition regarding the exercise of dissenter’s rights by Helix stockholders, an increase from 1% to 5% in the percentage of shares of Helix common stock as to which dissenter’s rights under the DGCL have been exercised or remain entitled to be exercised, and (iv) changes to certain of Helix’s representations and warranties, including in regard to its capital structure.
On October 6, 2020, the Helix board of directors held a regularly-scheduled meeting. At the meeting, the board reviewed the status of negotiations regarding the merger agreement, reviewed the proposed terms and status of the consulting agreements between Forian and the CEO and CFO of Helix, and approved the concept of an acquisition of Helix by Forian subject to satisfactory resolution of open issues in the merger agreement, the receipt of a fairness opinion from MPI and final approval of the transaction and the merger agreement by the Helix board of directors.
On October 13, 2020, Duane Morris delivered a revised draft of the merger agreement to Nelson Mullins reflecting, among other things, (i) that the merger consideration would be comprised of 0.0286 shares of Forian common stock, noting that the exchange ratio remained subject to confirmation by Forian pending receipt of the final details of Helix’s capitalization structure, (ii)  inclusion of a requirement that indebtedness under the Helix factoring agreement and the Helix Convertible Debenture be repaid prior to the effective time of the merger, instead of merely providing repayment notices in respect of such indebtedness as set forth in Nelson Mullins’ October 6, 2020 revised draft of the merger agreement, (iv) inclusion of representations and warranties regarding a loan received by an affiliate of Helix pursuant to the Paycheck Protection Program under the CARES Act (the “PPP Loan”) and inclusion of covenants regarding such loan, including covenants with respect to the forgiveness or satisfaction of such loan prior to the effective time of the merger, (v) inclusion of covenants regarding the divestiture of Helix’s guarding business, (vi) inclusion of a right of Forian to terminate the merger agreement in the event (A) Helix fails to satisfy its obligations with respect to the divestiture of the Guarding Business at least fifteen business days prior to February 26, 2021, or (B) in the event Nasdaq informs Forian that the shares of Forian common stock are not, or will not be, approved for listing, (vii) that the reverse termination fee would be payable by Helix in the event Forian terminates the merger agreement due to Helix’s failure to satisfy its obligations to divest the guarding business at least fifteen business days prior to February 26, 2021, (viii) with respect to Forian’s closing condition regarding the exercise of dissenter’s rights by Helix Stockholders, a decrease from 5% to 1% in the percentage of shares of Helix common stock as to which dissenter’s rights under the DGCL have been exercised or remain entitled to be exercised, and (ix) changes to Helix’s representations and warranties, including in regard to its capital structure.
On October 13, 2020, Helix management met with Nelson Mullins to discuss the recent changes to the merger agreement and on October 14, 2020, Nelson Mullins delivered a revised draft of the merger agreement to Duane Morris reflecting, among other things, (i) certain modifications to the covenants regarding Helix’s obligations with respect to the PPP Loan and the divestiture of the guarding business, (ii) that, instead of payment of a reverse termination fee, Helix would be required to reimburse Forian and MOR for certain expenses incurred by them in connection with the transaction in the event Forian terminates the merger agreement due to Helix’s failure to divest Helix’s guarding business at least fifteen business days prior to February 26, 2021, (iii)  with respect to Forian’s closing condition regarding the exercise of dissenter’s rights by Helix Stockholders, an increase from 1% to 5% in the percentage of shares of Helix common stock as to which dissenter’s rights under the DGCL have been exercised or remain entitled to be exercised, and (iv) changes to certain of Helix’s representations and warranties, including in regard to its capital structure.
On October 15, 2020, Duane Morris delivered a revised draft of the merger agreement to Nelson Mullins reflecting, among other things, (i) that the number of shares of Forian common stock issuable as the merger Consideration remained subject to confirmation by Forian, (ii) inclusion of a covenant permitting Forian to require Helix to repay the PPP Loan in the event the loan is not forgiven or satisfied at least fifteen business days prior to February 26, 2021, (iii) certain modifications to the covenants regarding the divestiture of Helix’s guarding business, and (iv) changes to Helix’s representations and warranties, including in regard to its capital structure.
On October 15, 2020, Helix management reviewed the proposed changes to the merger agreement with Nelson Mullins and on October 16, 2020, Nelson Mullins delivered a revised draft of the merger agreement to Duane Morris reflecting, among other things, (i) the inclusion of a representation of Forian regarding the percentage ownership of Forian’s fully diluted capitalization that Helix’s stockholders will own at the effective time of the merger, (ii) certain modifications to the covenants regarding the PPP Loan and the divestiture of Helix’s guarding business, and (iii) changes to Helix’s representations and warranties, including in regard to its capital structure. On the same day, Duane Morris and Nelson Mullins subsequently exchanged revised drafts of the merger agreement, ultimately reflecting that (i) that the merger consideration would be comprised of 0.05 shares of Forian common stock, based on the final details of Helix’s capitalization structure as represented by Helix in the merger agreement, (ii) the inclusion of representations by Forian as to MOR’s capitalization as of

October 16, 2020, the exchange rate at which units of membership in MOR would be exchanged for shares of Forian common stock in the contribution, the agreement of MOR not to issue additional units of membership interests and (iii) further modifications to the covenant regarding the divestiture of the guarding business.
MPI, Helix’s financial advisor in connection with the proposed transaction, delivered to the board of directors of Helix an oral presentation of its opinion dated as of October 16, 2020. The MPI opinion states that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of the outstanding shares of Helix common stock pursuant to the merger agreement was fair from a financial point of view to Helix shareholders. See “Description of Fairness Opinion,” below. Following delivery of the MPI opinion, the Helix board of directors approved the transactions and the merger agreement. MPI subsequently delivered a written version of its opinion to the Helix board of directors.
On October 16, 2020, Helix entered into the merger agreement with Forian, Merger Sub and MOR.
On December 23, 2020, management of MOR reached out to Management of Helix to discuss amending the merger agreement exchange ratios in order to allow for more public float after consummation of the proposed transactions. On that same day, Duane Morris sent to Nelson Mullins a draft of the amendment.
Recommendation of the Helix Board of Directors
At its meeting on October 16, 2020, the Helix board adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of Helix and its stockholders. The Helix board unanimously recommends that the Helix stockholders vote “FOR” each of the merger proposal, the merger-related compensation proposal, the re-pricing proposal and the adjournment proposal.
In evaluating the merger agreement, the Helix board consulted with and received the advice of Helix’s senior management and its legal and financial advisor. In reaching its decision, the Helix board considered a number of factors, including, but not limited to, the following factors which the Helix board viewed as generally supporting its decision to adopt and enter into the merger agreement and its recommendation that Helix stockholders vote “FOR” each of the merger proposal, the merger-related compensation proposal, the re-pricing proposal and the adjournment proposal.
Helix Reasons for the Merger
Helix’s management and board of directors regularly conduct limited market checks to evaluate enterprise value, performance and potential combinations. This process consists of regularly discussing with investment bankers, competitors and other synergistic companies potential financings, valuation analysis, and mergers and acquisitions.
After careful consideration, Helix’s board of directors, at a meeting held on October 16, 2019, unanimously determined that the merger agreement and the transactions contemplated thereby to be fair and in the best interest of Helix and its stockholders. Accordingly, Helix’s board of directors approved the merger agreement and unanimously recommends that Helix’s stockholders vote “FOR” the adoption of the merger agreement.
In evaluating the merger agreement and reaching its decision to approve the merger agreement and recommend that Helix’s stockholders adopt the merger agreement, Helix’s board consulted with Helix’s management, as well as its outside legal and financial advisors, and considered a number of factors, including the following material factors (not in any relative order of importance):
•
the board’s knowledge and understanding of Helix’s business, operations, financial condition, asset quality, earnings and prospects, and of MOR/Forian’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the information shared by MOR’s officers and information analysis provided by Helix’s financial advisors;

•
the board’s understanding of MOR/Forian’s prospects for the future and its projected financial results, and the Helix board’s belief that the combined enterprise would benefit from MOR/Forian’s ability to take advantage of economies of scale and grow in the current economic environment;

•	Helix’s earnings track record and the market performance of its common stock;

•
the ability of Helix’s stockholders to benefit from MOR/Forian’s potential growth and stock appreciation since it is believed to be more likely that the combined entity will have superior future earnings and prospects compared to Helix’s earnings and prospects on an independent basis due to greater operating efficiencies and better penetration of commercial and consumer markets;

•
the perceived ability of MOR/Forian to complete a merger transaction from a financial and regulatory perspective, including the founders of MOR/Forian’s prior history of successful merger transactions;

•
the financial and other terms of the merger agreement, including the amount and nature of the consideration proposed to be paid and the relative values assigned to MOR and Helix in the transaction, which Helix’s board reviewed with its outside financial and legal advisors;

•
Helix’s ability, under certain circumstances specified in and prior to the time Helix’s stockholders approve the merger agreement (i) to provide non-public information in response to a written acquisition proposal from a third party and (ii) participate in discussions or negotiations with a third party making such proposal, if, in each case, the acquisition proposal was not the result of a material violation of the provisions of the merger agreement relating to the solicitation of acquisition proposals, and if Helix’s board, prior to taking any such actions, determines in good faith, after consultation with its outside legal counsel, that failure to take such actions would violate Helix’s board’s fiduciary duties under applicable law and, after consultation with its financial advisor and outside counsel, that such acquisition proposal constitutes a superior proposal;

•	the fact that the outside date under the merger agreement allows for sufficient time to complete the merger;
•
the board’s understanding that the proposed merger with MOR/Forian will generally be a tax-free transaction to Helix’s stockholders with respect to Forian common stock received by virtue of the merger;

•
the board’s review of the potential costs associated with executing the merger agreement, including change in control, severance and related costs, as well as estimated advisor fees, which the board concluded were reasonable and would not affect the advice from, or the work performed by senior management of Helix or Helix’s financial advisor in connection with the evaluation of the merger and the merger agreement by Helix’s board; the complementary aspects of Helix and MOR/Forian’s businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management operating styles;

•
the potential revenue-enhancing opportunities in connection with the merger, the related potential impact on the combined company’s earnings and the fact that the stock form of merger consideration would allow former Helix stockholders to participate in the potential future stock price appreciation and potential dividends as Forian stockholders;

•	the anticipated effect of the acquisition on Helix’s retained employees and the terms of severance for employees who would not be retained;
•
the long-term and short-term interests of Helix and its stockholders, and the interests of Helix’s employees, customers, creditors and suppliers, and the community and societal considerations of the communities in which Helix maintains offices;

•
the outcome of the limited market check process conducted and financial analyses provided by Management Planning, Inc., Helix’s financial advisor, regarding the merger, and its opinion, delivered to Helix’s board on October 16, 2020, that as of that date, the exchange ratio under the terms of the merger agreement was fair, from a financial point of view, to Helix’s stockholders;

•
the board’s knowledge of the current environment in the cannabis services industry, including national, regional and local economic conditions, continued industry consolidation, increased regulatory burdens, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions, the current environment for such firms, and the likely effects of these factors on Helix’s and the combined company’s potential growth, development, productivity, profitability and strategic options, and the historical prices of Helix common stock;

•
the board’s knowledge of Helix’s prospects as an independent entity, including challenges relating to increasing regulatory burdens and overhead expense and to Helix’s ability to increase capital to support its operations and growth;

•	the board’s knowledge of the strategic alternatives available to Helix, including the challenges for organic growth by companies of Helix’s size in the industry in which Helix operates; and
•
the board’s belief that the merger is more favorable to Helix’s stockholders than the alternatives to the merger, which belief was formed based on the careful review undertaken by Helix’s board of directors, with the assistance of its management and outside legal and financial advisors.

Helix’s board also considered potential risks and a variety of potential negative factors in connection with its deliberations concerning the merger agreement and the merger, including the following material factors (not in any relative order of importance):
•
the fact that, while Helix expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•
the restrictions on the conduct of Helix’s business prior to the completion of the merger, which are customary for public company merger agreements, but which, subject to specific exceptions, could delay or prevent Helix from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Helix absent the pending completion of the merger;

•
the significant risks and costs involved in connection with entering into or completing the merger, or failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required stockholder approvals, such as the risks and costs relating to diversion of management and employee attention from other strategic opportunities and operational matters, potential employee attrition, and the potential effect on business and customer relationships;

•
the fact that Helix would be prohibited from soliciting acquisition proposals after execution of the merger agreement, and the possibility that the $1,365,000 termination fee payable by Helix upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire Helix;

•	the fact that some of Helix’s directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as Helix stockholders; and
•	the possibility of litigation in connection with the merger.
Based on the factors described above, the board of Helix determined that the merger with Forian would be advisable and in the best interests of Helix and its stockholders and other constituencies the board was authorized by law and by its certificate of incorporation to consider, and adopted the merger agreement and resolved to recommend its approval to the stockholders of Helix.
The foregoing discussion of the information and factors considered by the Helix board of directors is not intended to be exhaustive but includes the material factors considered by the Helix board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Helix board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Helix board of directors may have given different weight to different factors. The Helix board of directors conducted an overall analysis of the factors described above including through discussions with, and questioning of, Helix’s management and Helix’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination to adopt the merger agreement and recommend its approval to Helix’s stockholders.
Opinion of Helix’s Financial Advisor
The Board of Directors (the “Board”) of Helix Technologies, Inc. (“Helix” or the “Company”) engaged and retained Management Planning, Inc. (“MPI” or the “Advisor”) to deliver an opinion to the Board (the “Opinion”) as to the fairness, from a financial point of view, to the Company’s shareholders of the exchange of

(a) 100% of the fully diluted common stock of Helix (160,307,826 shares) for (b) 4,420,000 shares (net of options and warrants) of Forian, Inc. (“Forian”). The balance of Forian’s issued and outstanding shares (12,531,044) will be issued to equity holders of Medical Outcomes Research Analytics, LLC (“MOR”) in connection with Forian’s acquisition of MOR (collectively,the “Transaction”).
On October 16, 2020, MPI delivered certain of its written analyses and its oral opinion to the Board, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions, qualifications and limitations set forth therein, as of October 14, 2020, and subject to the limitations stated herein, the Transaction is fair from a financial point of view to the Stockholders considered in the context of the Transaction viewed in its entirety.
The full text of MPI’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by MPI in delivering its Opinion, is attached as Appendix C hereto and incorporated by reference. The Opinion should be read carefully and in its entirety. The Opinion is limited to the fairness, from a financial point of view, to the Stockholders of Helix (the “Stockholders”) as it pertains to the resulting equity stake in Forian in exchange for 100% of the fully diluted common stock of Helix pursuant to the terms of Transaction. MPI expresses no opinion as to the appropriateness of the process conducted by the Company, or its representatives, in soliciting or negotiating the Transaction. The Opinion does not address the relative merits of the Transaction as compared to other investment alternatives or strategies that might be available to the Company, nor does it address the underlying decision of the Board or Helix to proceed with the Transaction. The Opinion is not intended to be and does not constitute a recommendation to the Board as to whether it should vote in favor of the Transaction.
In arriving at its Opinion, MPI reviewed and considered such financial and other matters as it deemed relevant, including, among other things:
i.	Reviewed certain governing documents and other corporate organization materials that were deemed pertinent;
ii.	Reviewed the draft Agreement and Plan of Merger (the “Agreement”) and supporting conversion schedule;
iii.	Reviewed the MOR Letter of Intent;
iv.	Examined historical and projected financial information provided by management of Helix and MOR;
v.	Reviewed other documents and related industry information and statistics that were deemed relevant;
vi.
Interviewed management concerning Helix’s and MOR’s history, operations, services, customer relationships, employees, competition, outlook, strengths, weaknesses, opportunities, and threats, as well as other aspects of the business MPI considered pertinent;

vii.	Reviewed publicly available information on selected guideline public companies and guideline precedent transactions;
viii.	Performed discounted cash flow analyses and sensitized the results based on a range of selected inputs;
ix.	Performed a guideline publicly traded companies’ analysis in the analysis of value for MOR;
x.
Considered such other information regarding Helix and MOR and their industry deemed relevant by MPI, including the current economic environment, in general, and the specific economic factors bearing on firms competing in the industry;

xi.	Conducted studies, analyses, and inquiries as MPI deemed appropriate.
MPI was provided and has relied upon a representation letter from Scott Ogur, Chief Financial Officer of the Company, regarding, among other things, the accuracy and completeness of the information provided to MPI in connection with rendering the Opinion. MPI has not independently verified any of the information concerning the Company or MOR with which it was provided in connection with its review of the Transaction and, for purposes of the Opinion, MPI has assumed and relied upon the accuracy and completeness of all such information. With respect to the projected financial information made available to MPI and used in the analysis, MPI has assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of each company, respectively, as to expected future financial performance.
MPI has not been engaged to assess the achievability of such projections or assumptions used in management’s forecast for either company. In addition, MPI has not conducted a physical inspection or appraisal of any of the assets, properties, or facilities of the Company or MOR, nor has MPI been furnished with any such evaluation or appraisal. The Opinion is based upon market, economic, financial and other considerations as they existed on, and can be evaluated as of, October 14, 2020. Any change in such conditions will require a reevaluation. MPI has assumed that there are no legal issues regarding the Company or the Transaction that would affect the Opinion and has relied on this assumption without undertaking any independent investigation or inquiry. MPI provided no legal advice to any person (or entity) in connection with the Transaction.
MPI did not consider any potential legislative or regulatory changes being considered or recently enacted by the United States, Canada or any other foreign government or other regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, Canadian securities regulatory authorities or any similar foreign regulatory body or board.
In rendering its Opinion, MPI has assumed that the Transaction will be consummated on the terms and subject to the conditions described in the Agreement. MPI has also assumed that all necessary governmental and regulatory approvals and third-party consents will be obtained on terms and conditions that will not have a material adverse effect on the Transaction. MPI assumed that the final form of the Agreement would be substantially similar to the last draft received by MPI prior to rendering its Opinion. MPI assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable rules and regulations. MPI’s Opinion does not constitute a recommendation to the Stockholders as to how to vote on the Transaction. MPI’s Opinion does not imply any conclusion as to what the value, price or the trading range of Helix common stock actually will be before or after the announcement or the consummation of the Transaction, which may vary depending on numerous factors that generally influence the price of securities.
Overview of Financial Analyses
The following is a summary of the primary financial analyses performed by MPI to arrive at its Opinion. The summary of MPI’s analyses includes information presented in tabular format. In order to fully understand the financial analyses, the tables must be read in conjunction with the text related to each summary. It should be noted that the tables alone do not constitute a complete description of the financial analyses. Therefore, considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. MPI performed certain procedures, including each of the financial analyses described below, and reviewed with the Board and management of Helix the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Helix and MOR.
In arriving at its Opinion, MPI reviewed details pertaining to the Transaction, Helix and MOR and determined its valuation process, approaches and methodologies accordingly. The Opinion contemplates the indicated values of Helix, MOR and Forian and the fairness, from a financial point of view, to the Stockholders. In determining the value of Forian MPI completed the following:
a)	determined the value of the equity of Helix;
b)	determined the value of the equity of MOR; and,
c)
combined the indicated values determined from the analysis of Helix and MOR, adjusting for MOR’s capital raise (As per the DRAFT Agreement and Plan of Merger, at least $11 million of new investment in MOR is being raised and is expected to close concurrently with the Transaction. Based upon information provided by management, MOR shall raise approximately $13 million; and this balance was incorporated in the analysis), to derive the indicated value range of Forian.

It should be noted that MPI’s analysis did not contemplate any post Transaction synergies or additional liquidity which may become available to Forian relating to obtaining a listing on the Nasdaq Stock Exchange.

Helix Valuation
Analysis of Selected Publicly Traded Companies. MPI identified a group of publicly traded companies (SaaS businesses operating in the cannabis industry) that exhibited investment characteristics as similar as possible to Helix for use as valuation guidelines (the “Helix Guideline Companies”). MPI reviewed and compared certain financial and operating information pertaining to Helix to data derived from the Helix Guideline Companies. The selected companies were as follows:
•	Akerna Corp.
•	Braingrid Limited
•	CannaOne Technologies Inc.
•	FluroTech Ltd.
•	Next Generation Management Corp.
•	Nuvus Gro Corp.
•	TILT Holdings Inc.
Following a closer review of the Helix Guideline Companies, MPI elected to not rely upon a market approach in its determination of value for Helix. Lack of profitability, limited analyst projections, differences in growth outlook, and other qualitative factors limited comparability between Helix and the Helix Guideline Companies. Although the market approach was not directly utilized, certain market data gathered from the Helix Guideline Companies was deemed useful and incorporated in parts of the selected valuation approach.
Discounted Cash Flow Analysis. MPI performed a discounted cash flow analysis to determine the present value of Helix’s projected cash flows and determine a range of estimated enterprise values for the Company. Management provided a breakdown of future performance by operating segment (government and commercial) for the 2020-2023 fiscal years, which included information necessary to determine the after-tax, unlevered cash flows of each segment. After-tax, unlevered cash flow was computed by reducing projected EBIT by the Company’s estimated tax rate, expected changes in working capital, and capital expenditures and adding back projected depreciation and amortization. MPI also contemplated the differences in the Company’s operating segments as it pertains to customer attrition, customer concentration, pricing structures, market trends, growth, overall risk, and other factors. In performing this analysis, MPI utilized discount rates for the government and commercial segments that ranged from 20% to 24% and 25% to 29%, respectively. MPI determined these discount rates based on the estimated weighted average cost of capital analysis for each segment and applied the rates to the projected after-tax, unlevered free cash flows of each segment. Next, MPI utilized terminal multiples of revenue, for the government and commercial segments, ranging from 0.75x to 1.75x. The range of multiples was selected by MPI in its professional judgment and based on the enterprise value to revenue ratios observed among the Helix Guideline Companies. Based upon MPI’s analysis of Helix’s projected after-tax, unlevered cash flows, bifurcated by operating segments and incorporating the variables as described herein, the implied enterprise values of Helix’s government and commercial segments were $1.1 million to $1.7 million and $18.7 million to $29.9 million, respectively. The described analysis indicated a total concluded enterprise value range for Helix of $19.8 million to $31.6 million.

Concluded Equity Value. MPI utilized the indicated enterprise value range of $19.8 million to $31.6 million in its determination of the implied equity value of Helix. Next, adjustments were made for debt, a working capital deficiency, cash (net of contingent claims), potential tax savings on net operating losses and the value of options and warrants outstanding. The determination of the equity value for Helix is summarized below:
	Range of Values (000s)
	Low	High
Concluded Enterprise Value	$19,849	$31,631
Less: Debt	$1,076	$1,076
Working capital deficiency(a)	$3,000	$3,000
Plus:Cash (net of contingent claims)(b)	$1,002	$1,002
Tax Savings on Net Operating Losses(c)	—	$2,599
Preliminary Concluded Total Equity Value	$16,775	$31,157
Less: FV of Options	$781	$1,592
FV of Warrants	$259	$545
Concluded Value of Common Equity	$15,735	$29,019
Notes:
a)	Management advised that the projected information provided assumes access to $3 million of working capital funds.
b)	Cash balance as of September 30, 2020, net of certain contingent obligations related to the divestiture of the Security Operations, as provided by management.
c)	As per MPI’s analysis of net operating losses existing at October 14, 2020.
MOR Valuation
Analysis of Selected Publicly Traded Companies. MPI identified a group of publicly traded companies (CROs and healthcare/life sciences data analytics firms) that exhibited investment characteristics as similar as possible to MOR for use as valuation guidelines (the “MOR Guideline Companies”). MPI reviewed and compared certain financial and operating information pertaining to MOR to data derived from the MOR Guideline Companies. The selected companies were as follows:
•	Allscripts Healthcare Solutions, Inc.
•	Health Catalyst, Inc.
•	IQVIA Holdings Inc.
•	NextGen Healthcare, Inc.
•	PRA Health Sciences, Inc.
•	Medpace Holdings, Inc.
•	ICON Public Limited Company
MPI reviewed, among other information, the indicated enterprise value (calculated as total market capitalization based on closing stock prices on October 14, 2020 plus debt, less cash) as a multiple of three-year projected revenues for each of the MOR Guideline Companies. Financial data of the MOR Guideline Companies was obtained from research analysts’ estimates, financial filings and other information available to the public. Financial data of MOR was obtained based on management’s projection estimates and input regarding the company’s cannabis and life sciences segment. Based on this observed data, MPI selected and applied a range of multiples to MOR’s three-year projected revenue for its cannabis and life sciences segments. This analysis indicated the following reference range of approximate aggregate enterprise values for MOR:
	MOR Guideline Companies’ Multiples			Selected Multiples(a)
	Low	High	Median	Low	High
Implied Enterprise Value as a multiple of: 3-Year Projected Revenue	1.5x	4.6x	3.2x	1.5x	2.0x
Notes: (a) Range of selected multiples assumed to be the same for the cannabis and life sciences segments.

After applying the selected range of multiples to the three-year projected revenues of the cannabis and life sciences segments of $4.2 million and $16.8 million, respectively, the resulting enterprise value ranges were $6.3 million to $8.4 million and $25.2 million to $33.6 million, respectively. The described analysis indicated a total concluded enterprise value range for MOR of $31.5 million to $42.0 million.
Discounted Cash Flow Analysis. MPI also performed a discounted cash flow analysis to determine the present value of MOR’s projected cash flows and determine a range of estimated enterprise values for the company. Management provided information to estimate a breakdown of future performance by operating segment (cannabis and life sciences) for the 2020-2025 fiscal years, which also included information necessary to determine the after-tax, unlevered cash flows of each segment. Given the company’s pre-revenue nature and its relatively untested market strategy, there is a significant level of execution risk inherent in MOR’s forecasts. Consequently, MPI’s analysis of MOR considered certain market-based assumptions for profitability. Specifically, in its analysis of MOR, MPI reduced projected EBITDA margins to 14% in FY2023 to be in line with current market levels observed among the MOR Guideline Companies. MPI also utilized FY2023 as the terminal period of the company’s forecast with the view that operations beyond that point were significantly more subject to speculation. With these adjustments in mind, after-tax, unlevered cash flow was computed by reducing projected EBIT by MOR’s estimated tax rate, expected changes in working capital, and capital expenditures and adding back projected depreciation and amortization. MPI also contemplated the differences in MOR’s operating segments as it pertains to pricing structures, customer base, expected customer commitments, market trends, growth, overall risk, and other factors. In performing this analysis, MPI utilized discount rates for the cannabis and life sciences segments that ranged from 23% to 27% and 19% to 23%, respectively. MPI determined these discount rates based on the estimated weighted average cost of capital analysis for each segment of MOR and applied the rates to the after-tax, unlevered free cash flows of each segment. Next, MPI utilized terminal multiples of EBITDA for the cannabis and life sciences segments ranging from 11.0x to 15.0x. The range of multiples was selected by MPI in its professional judgment and based upon the enterprise value to EBITDA ratios observed among the MOR Guideline Companies. Based upon MPI’s analysis of MOR’s projected after-tax, unlevered cash flows, bifurcated by operating segment and incorporating the variables as described herein, the implied enterprise values of MOR’s cannabis and life sciences segments were $6.1 million to $15.3 million and $20.6 million to $38.0 million, respectively. The described analysis indicated total a concluded enterprise value range for MOR of $26.7 million to $53.3 million.
Concluded Equity Value. MPI utilized the indicated enterprise value range from the market approach, the income approach, as well as MOR’s Capital Raise Pre-Money Valuation (net of cash), in its determination of total concluded enterprise value range of $31.2 million to $43.6 million. To arrive at equity value, MPI added cash to the concluded enterprise value range. The determination of the equity value for MOR is summarized below:
	Range of Values (000s)
	Low	High
Concluded Enterprise Value	$31,210	$43,589
Plus: Cash	$1,081	$1,081
Concluded Value of Common Equity	$32,300	$44,500

Forian Valuation
Concluded Value of Equity of Forian. MPI determined the value of Forian, the surviving entity, as the combined equity values of Helix and MOR, as previously outlined, adjusted for certain transaction fees and the value of rollover options and warrants. MPI’s determination of the equity value for Forian is summarized below:
	Range of Values (000s) ____
	Helix Low	Helix Low	Helix High	Helix High
	MOR High	MOR Low	MOR High	MOR Low
Helix Value Range (before options & warrants)	$16,800	$16,800	$31,200	$31,200
MOR Valuation Range (Pre-Money)	$44,500	$32,300	$44,500	$32,300
Plus: MOR Capital Raise	$13,000	$13,000	$13,000	$13,000
Adjusted MOR Valuation (Post-Money)	$57,500	$45,300	$57,500	$45,300
Less: Transaction fees(a)	$630	$630	$630	$630
Combined Forian Valuation Range	$73,670	$61,470	$88,070	$75,870
Less: Value of Options(b)	$967	$783	$1,190	$1,001
Value of Warrants(b)	$324	$259	$403	$336
Combined Equity Forian Valuation Range	$72,379	$60,428	$86,477	$74,533
Forian Shares to be Issued (’000's)(c)	16,951	16,951	16,951	16,951
Forian Price Per Share	$4.27	$3.56	$5.10	$4.40
Forian Shares Issued to Helix ('000's)(d)	4,420	4,420	4,420	4,420
Indicated Transaction Proceeds to Helix Stockholders	$18,872	$15,756	$22,548	$19,434
Notes:
a)	As per information provided by management.
b)	As determined by MPI using an option pricing models and assuming terms per the Draft Merger Agreement.
c)	As per the Draft Merger Agreement and other information provided by management.
d)	Excluding options and warrants.
Share Conversion Ratio. As outlined above, pursuant to the terms of the Transaction, 160,307,826 fully diluted shares of common stock of Helix are converted into 4,420,000 shares (excluding options and warrants) of Forian. With the remaining shares of Forian issued in exchange for the fully diluted equity of MOR.
	Range of Values
	Low	High
Range of Value of Helix (after options & warrants)	$15,735,088	$29,021,108
Divide: Current Fully Diluted Shares	160,307,826	160,307,826
Range of Value of Shares Tendered (Fully Diluted)	$0.10	$0.18
Shares of Forian to be received at closing		4,420,000
Implied conversion ratio		0.027x
Other Matters
MPI has acted as financial advisor to the Board in connection with the Transaction and will receive a fee of $120,000 for such services. MPI’s fee is not contingent upon the closing of the Transaction. Please also note that MPI has not rendered valuation services to the Company in the past. The Company has agreed to indemnify MPI for certain liabilities arising out of the rendering of its Opinion.
MPI prepared these analyses for the purpose of providing an opinion to the Board as to the fairness, from a financial point of view, of the exchange of the fully diluted common equity of Helix for the shares of Forian. Any estimates contained in these analyses are not necessarily indicative of actual future results. Accordingly, MPI assumes no responsibility if future results are materially different from those forecasted in such estimates.
The Company selected MPI to prepare the fairness opinion in connection with the Transaction based on MPI’s reputation. The issuance of MPI’s Opinion was authorized by MPI’s fairness opinion committee. The foregoing description is only a summary of the analyses and examinations that MPI deems material to its Opinion. It is not a comprehensive description of all analyses and examinations actually conducted by MPI. The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances and, therefore such an opinion is not readily susceptible to partial analysis or summary description. MPI believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Board. In addition, MPI may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis.
In performing its analyses, MPI made numerous assumptions with respect to industry and market information, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by MPI are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by MPI with respect to its Opinion.
Unaudited Financial Forecasts of Helix and MOR
In connection with the proposed merger Helix management and MOR management, prepared forecasts relating to Helix and MOR (without giving effect to the business combinations) that included forecasted future financial and operating performance. These non-public forecasts were provided to MPI for use and reliance in its financial analysis in preparation of its opinion to the Helix board of directors. A summary of these forecasts is set forth below.
You should be aware that uncertainties are inherent in prospective financial information of any kind. None of Helix or MOR or any of their respective affiliates, advisors, officers, directors, managers or representatives has made or makes any representation or can give any assurance to any Helix stockholder, or any other person regarding the ultimate performance of Helix or MOR compared to the summarized information set forth below or that any such results will be achieved. The Helix and MOR forecasts were prepared, in the view of Helix’s and MOR’s management, prepared on a reasonable basis and reflected the best currently available estimates and judgments when they were prepared. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on these forecasts. For example, one chart depicted Helix forecasts assuming award of a state contract that ultimately was not awarded.
Helix and MOR use a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring operating performance, including Helix’s use of earnings before interest and taxes (“EBIT”). While Helix believes that these non-GAAP financial measures provide meaningful information to help investors understand its operating results and to analyze Helix’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Helix’s competitors and may not be directly comparable to similarly titled measures of Helix’s competitors due to potential differences in the exact method of calculation. Further, these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures.
The summary forecasts set forth below summarize the forecasts made available by the parties to the merger to their respective legal and financial advisors. The inclusion of the following summary forecasts in this proxy statement/prospectus should not be regarded as an indication that Helix, MOR or their respective representatives considered or consider the forecasts to be necessarily predictive of actual future performance or events, and the summary forecasts set forth below should not be relied upon as such.
Neither Helix’s nor MOR’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the forecasts set forth below, nor have they expressed nor will they express any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forecasts.
Internal forecasts, such as those set forth below, are inherently subjective in nature, susceptible to interpretation and, accordingly, are not guarantees that the result indicated by such forecasts will be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Helix or MOR. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the following projected financial information was based will be realized and, in fact, may have proven to have been, or may longer be, accurate. There will be differences between actual and forecasted results, and the differences may be material. Because the forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. Furthermore, any assumptions and forecasts that are not realized in early periods could have a compounding effect on the forecasts shown for later periods − any failure of an assumption or forecasts to be reflective of actual results in an early period could have a greater effect on the forecasted results failing to be reflective of actual events in later periods. For example, MOR’s forecasts include assumptions relating to the sizing of customer segments, the products envisioned for each segment, the average sales price for each product, the volume and timing of expected sales, the providers of key technology services and associated spend levels, the costs to develop the products. The forecasts do not take into account any circumstances or events occurring after the date they were prepared. Neither MOR nor Helix intend to update or revise the forecasts.
Helix Forecasts
	Helix Technologies Forecasts
	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023
Revenue	$2,986,878	$3,279,981	$3,732,084	$4,143,587	$4,498,070	$4,864,338	$5,064,264	$5,276,698	$5,502,904	$5,744,318	$5,957,070	$6,180,282	$6,414,664	$6,660,991
COGS	$765,513	$817,018	$896,571	$974,922	$1,031,942	$1,094,162	$1,274,752	$1,334,363	$1,398,590	$1,467,974	$1,530,342	$1,596,302	$1,666,127	$1,740,111
Gross Margin	$2,221,365	$2,462,963	$2,835,514	$3,168,665	$3,466,128	$3,770,175	$3,789,512	$3,942,335	$4,104,314	$4,276,344	$4,426,729	$4,583,979	$4,748,537	$4,920,879
Operating Expenses	$2,656,544	$2,603,045	$2,975,214	$2,875,571	$2,929,231	$2,964,891	$3,228,090	$3,104,785	$3,152,601	$3,196,063	$3,473,815	$3,341,012	$3,405,332	$3,445,606
EBIT	$(435,178)	$(140,081)	$(139,700)	$293,094	$536,897	$805,285	$561,422	$837,551	$951,714	$1,080,280	$952,913	$1,242,967	$1,343,205	$1,475,273
Capitalized Development	$366,587	$373,825	$226,234	$263,510	$217,858	$253,270	$245,035	$245,035	$245,035	$245,035	$245,035	$245,035	$245,035	$245,035
	Helix Technologies Forecasts (assuming award of state contract)
	Q3 2020	Q4 2020	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023
Revenue	$2,986,878	$3,309,981	$4,400,084	$5,101,587	$5,616,070	$6,202,338	$6,739,884	$7,326,840	$7,967,986	$8,668,597	$8,969,079	$9,282,650	$9,610,103	$9,952,293
COGS	$915,513	$1,087,018	$1,166,571	$1,264,922	$1,296,942	$1,334,162	$1,768,229	$1,923,707	$2,093,974	$2,280,531	$2,367,275	$2,458,344	$2,554,030	$2,654,651
Gross Margin	$2,071,365	$2,222,963	$3,233,514	$3,836,665	$4,319,128	$4,868,175	$4,971,655	$5,403,132	$5,874,013	$6,388,067	$6,601,803	$6,824,306	$7,056,074	$7,297,642
Operating Expenses	$2,656,544	$2,603,045	$2,975,214	$2,875,571	$2,929,231	$2,964,891	$3,248,090	$3,124,785	$3,172,601	$3,216,063	$3,513,815	$3,381,012	$3,445,332	$3,485,606
EBIT	$(585,178)	$(380,081)	$258,300	$961,094	$1,389,897	$1,903,285	$1,723,565	$2,278,348	$2,701,412	$3,172,003	$3,087,988	$3,443,294	$3,610,742	$3,812,036
Capitalized Development	$366,587	$373,825	$226,234	$263,510	$217,858	$253,270	$245,035	$245,035	$245,035	$245,035	$245,035	$245,035	$245,035	$245,035
MOR Forecasts
	Annual P&L							Year-Over-Year % Change
	2019	2020	2021	2022	2023	2024	2025	2020	2021	2022	2023	2024
Revenue
Product	—	—	810,000	7,200,000	14,916,000	21,843,745	24,604,763	0%	0%	789%	107%	46%
Data	—	475,415	3,983,333	8,056,667	20,010,000	37,805,299	53,427,149	0%	738%	102%	148%	89%
Services	—	20,000	2,910,001	5,758,333	9,156,668	14,153,180	17,386,772	0%	14450%	98%	59%	55%
Other	—	—	—	—	—	—	—	0%	0%	0%	0%	0%
Total Revenue	—	495,415	7,703,334	21,015,000	44,082,668	73,802,224	95,418,684	0%	1455%	173%	110%	67%
Cost of Revenue
Product	—	245,693	1,111,763	1,748,251	1,203,105	2,933,934	5,404,331	0%	353%	57%	-31%	144%
Data	—	180,079	367,500	431,250	1,044,750	4,161,730	7,374,293	0%	104%	17%	142%	298%
Services	—	164,602	1,919,100	4,536,855	5,284,889	7,665,201	12,234,064	0%	1066%	136%	16%	45%
Other	—	—	—	—	—	—	—	0%	0%	0%	0%	0%
Total Cost of Revenue	—	590,373	3,398,363	6,716,356	7,532,744	14,760,866	25,012,688	0%	476%	98%	12%	96%

Gross Profit	—	(94,958)	4,304,971	14,298,643	36,549,924	59,041,359	70,405,995	0%	4634%	232%	156%	62%
Gross Margin	0%	-19%	56%	68%	83%	80%	74%	-19%	75%	12%	15%	-3%
Expenses
Sales & Marketing	47,578	512,789	2,832,679	4,992,725	6,917,094	8,118,245	10,496,055	978%	452%	76%	39%	17%
Research & Development	860,722	1,968,732	4,032,418	4,095,684	4,204,802	4,428,133	5,725,121	129%	105%	2%	3%	5%
General & Administrative	336,884	1,074,117	2,854,702	3,458,155	3,569,853	2,952,089	3,816,747	219%	166%	21%	3%	-17%
Total Expenses	1,245,185	3,555,638	9,719,800	12,546,564	14,691,750	15,498,467	20,037,924	186%	173%	29%	17%	5%
Operating Profit	(1,245,185)	(3,650,596)	(5,414,829)	1,752,080	21,858,175	43,542,891	50,368,072	-193%	-48%	132%	1148%	99%
Operating Margin	0%	-737%	-70%	8%	50%	59%	53%	-737%	667%	79%	41%	9%

Other Income	3,330	5,770	—	—	—	—	—	73%	-100%	0%	0%	0%
Other Expenses/Tax Provision	—	113,369	—	678,546	6,651,160	11,988,780	17,628,825	0%	-100%	0%	880%	80%
Net Income	(1,241,854)	(3,758,195)	(5,414,829)	1,073,534	15,207,015	31,554,111	32,739,247	-203%	-44%	120%	1317%	107%
Net Income	0%	-759%	-70%	5%	34%	43%	34%	-759%	688%	75%	29%	8%

	ACTUALS
	3Q19	4Q19	1Q20	2Q20	3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23
Product	—	—	—	—	—	—	30,000	150,000	240,000	390,000	1,101,000	1,533,000	2,029,000	2,537,000	2,997,000	3,465,000	3,993,000	4,461,000
Data	—	—	66,666	108,749	180,000	120,000	533,333	740,000	1,150,000	1,560,000	1,480,000	1,480,000	2,100,000	2,996,667	3,690,000	4,420,000	5,233,333	6,666,667
Services	—	—	—	—	—	20,000	556,667	631,667	801,666	920,001	1,256,666	1,376,667	1,510,000	1,615,000	1,710,000	2,060,001	2,518,333	2,868,334
Other	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
	—	—	66,666	108,749	180,000	140,000	1,120,000	1,521,667	2,191,666	2,870,001	3,837,666	4,389,667	5,639,000	7,148,667	8,397,000	9,945,001	11,744,666	13,996,001

Product	—	—	—	—	69,963	175,729	282,403	265,092	289,634	274,634	531,942	398,915	416,197	401,197	401,383	265,165	267,447	269,110
Data	—	—	—	79	—	180,000	180,000	187,500	—	—	187,500	243,750	—	—	243,750	267,000	267,000	267,000
Services	—	—	—	—	—	164,602	325,326	378,296	576,478	639,000	1,094,647	979,193	1,231,507	1,231,507	1,599,133	1,220,241	1,231,507	1,234,007
Other	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	79	69,963	520,331	787,729	830,887	866,112	913,635	1,814,090	1,621,858	1,647,704	1,632,704	2,244,266	1,752,406	1,765,954	1,770,117

	—	—	66,666	108,670	110,037	(380,331)	332,271	690,780	1,325,554	1,956,366	2,023,576	2,767,809	3,991,296	5,515,962	6,152,734	8,192,595	9,978,712	12,225,883
	0%	0%	100%	100%	61%	-283%	22%	32%	47%	66%	53%	63%	71%	77%	73%	82%	85%	87%

Sales & Marketing	7,000	40,578	46,352	26,207	55,721	384,510	564,349	604,016	745,257	919,058	1,200,819	1,208,078	1,255,401	1,328,427	1,600,478	1,719,704	1,779,520	1,817,392
Research & Develop- ment	575,379	285,343	377,167	555,617	280,973	754,975	1,049,416	1,001,606	1,013,198	968,198	1,335,122	954,790	925,386	880,386	1,412,194	1,011,290	913,808	867,511
General & Administra- tive	1,974	334,911	144,583	94,472	327,122	507,940	1,083,678	543,021	571,426	656,577	1,312,532	695,514	725,055	725,055	1,437,054	731,178	699,119	702,503
	584,353	660,832	568,101	676,296	663,816	1,647,425	2,697,443	2,148,642	2,329,881	2,543,834	3,848,473	2,858,382	2,905,841	2,933,868	4,449,725	3,462,172	3,392,447	3,387,406

	(584,353)	(660,832)	(501,435)	(567,625)	(553,779)	(2,027,756)	(2,365,172)	(1,457,862)	(1,004,327)	(587,467)	(1,824,897)	(90,573)	1,085,454	2,582,095	1,703,008	4,730,423	6,586,266	8,838,478
	0%	0%	-752%	-522%	-332%	-1494%	-246%	-143%	-97%	-30%	-48%	-2%	19%	36%	20%	48%	56%	63%
S&M % of Revenue	0%	0%	70%	24%	34%	283%	56%	49%	46%	35%	31%	28%	22%	19%	19%	17%	15%	13%
R&D % of Revenue	0%	0%	566%	511%	156%	555%	104%	82%	62%	36%	35%	22%	16%	12%	17%	10%	8%	6%
G&A % of Revenue	0%	0%	217%	87%	203%	373%	108%	44%	35%	25%	34%	16%	13%	10%	17%	7%	6%	5%

	1,979	1,352	4,963	744	63	—	—	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	58,781	54,588					—	—	—	208,317	470,229	316,389	848,617	2,348,940	3,137,214

	(582,374)	(659,480)	(496,472)	(625,662)	(608,303)	(2,027,756)	(2,365,172)	(1,457,862)	(1,004,327)	(587,467)	(1,824,897)	(90,573)	877,137	2,111,866	1,386,619	3,881,806	4,237,326	5,701,264
	0%	0%	-745%	-575%	-362%	-1494%	-246%	-143%	-97%	-30%	-48%	-2%	16%	30%	17%	39%	36%	41%

1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25
5,269,853	5,341,981	5,537,998	5,693,914	6,310,183	6,095,244	6,095,786	6,103,551
8,209,121	8,863,142	9,551,373	11,181,662	12,772,490	12,907,196	13,128,509	14,618,953
3,037,060	3,338,946	3,769,132	4,008,043	4,002,460	4,188,035	4,535,920	4,660,357
—	—	—	—	—	—	—	—
16,516,034	17,544,068	18,858,503	20,883,619	23,085,133	23,190,476	23,760,215	25,382,861

708,478	718,858	825,593	681,007	1,098,227	1,129,678	1,511,917	1,664,509
856,895	1,010,087	1,216,409	1,078,339	1,661,809	1,759,709	1,859,019	2,093,756
1,857,731	1,772,372	1,942,742	2,092,356	2,681,320	2,843,426	3,206,054	3,503,265
—	—	—	—	—	—	—	—
3,423,104	3,501,317	3,984,743	3,851,702	5,441,357	5,732,813	6,576,989	7,261,530
13,092,930	14,042,752	14,873,759	17,031,917	17,643,776	17,457,662	17,183,226	18,121,331
79%	80%	79%	82%	76%	75%	72%	71%

1,816,764	1,929,848	2,074,435	2,297,198	2,539,365	2,550,952	2,613,624	2,792,115
990,962	1,052,644	1,131,510	1,253,017	1,385,108	1,391,429	1,425,613	1,522,972
660,641	701,763	754,340	835,345	923,405	927,619	950,409	1,015,314
3,468,367	3,684,254	3,960,286	4,385,560	4,847,878	4,870,000	4,989,645	5,330,401
9,624,563	10,358,497	10,913,474	12,646,357	12,795,898	12,587,662	12,193,581	12,790,930
58%	59%	58%	61%	55%	54%	51%	50%
11%	11%	11%	11%	11%	11%	11%	11%
6%	6%	6%	6%	6%	6%	6%	6%
4%	4%	4%	4%	4%	4%	4%	4%

—	—	—	11,988,780	—	—	—	17,628,825
9,624,563	10,358,497	10,913,474	657,577	12,795,898	12,587,662	12,193,581	(4,837,895)
58%	59%	58%	3%	55%	54%	51%	-19%

								Quarter-Over-Quarter % Change						Assumptions	Growth Input
3Q20	4Q20	1Q21	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23	3Q23	4Q23	1Q24	2Q24	3Q24	4Q24	1Q25	2Q25	3Q25	4Q25
														Revenue continued revenue growth trend
0%	0%	0%	0%	0%	0%	3570%	922%	745%	551%	172%	126%	97%	76%	54%	39%	28%	20%	14%	10%	7%	5%
0%	0%	700%	580%	539%	1200%	178%	100%	83%	92%	149%	199%	149%	122%	101%	83%	68%	56%	46%	37%	31%	25%
0%	0%	0%	0%	0%	4500%	126%	118%	88%	76%	36%	50%	67%	78%	62%	50%	40%	32%	25%	20%	16%	13%
0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
0%	0%	1580%	1299%	1118%	1950%	243%	188%	157%	149%	119%	127%	108%	96%	97%	76%	61%	-100%	-100%	-100%	-100%	0%

														COGS maintained % of revenue
0%	0%	0%	0%	314%	56%	88%	50%	44%	46%	-25%	-34%	-36%	-33%
0%	0%	0%	237242%	0%	-100%	4%	30%	0%	0%	30%	10%	0%	0%
0%	0%	0%	0%	0%	288%	236%	159%	114%	93%	46%	25%	0%	0%
0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
0%	0%	0%	1051656%	1138%	76%	130%	95%	90%	79%	24%	8%	7%	8%	53%	100%	126%	-100%	-100%	-100%	-100%	0%

0%	0%	398%	536%	1105%	614%	509%	301%	201%	182%	204%	196%	150%	122%

696%	848%	1118%	2205%	1237%	139%	113%	100%	68%	45%	33%	42%	42%	37%
-51%	165%	178%	80%	261%	28%	27%	-5%	-9%	-9%	6%	6%	-1%	-1%
16475%	52%	650%	475%	75%	29%	21%	28%	27%	10%	9%	5%	-4%	-3%
14%	149%	375%	218%	251%	54%	43%	33%	25%	15%	16%	21%	17%	15%	-22%	6%	17%	-100%	-100%	-100%	-100%	0%

5%	-207%	-372%	-157%	-81%	71%	23%	94%	208%	540%	193%	5323%	507%	242%

														11%	11%	11%	11%	11%	11%	11%	11%
														6%	6%	6%	6%	6%	6%	6%	6%
														4%	4%	4%	4%	4%	4%	4%	4%

-97%	-100%	-100%	-100%	-100%	0%	0%	0%	0%	0%	0%	0%	0%	0%
0%	0%	0%	-100%	-100%	0%	0%	0%	0%	0%	0%	0%	1028%	567%

-4%	-207%	-376%	-133%	-65%	71%	23%	94%	187%	459%	176%	4386%	383%	170%	594%	167%	158%	-100%	-100%	-100%	-100%	0%
-362%	-1494%	499%	433%	266%	1464%	198%	140%	112%	60%	64%	41%	21%	11%

Management and Board of Directors of Forian After the Transaction
Immediately after consummation of the Merger, Parent’s board of directors will consist of twelve directors, including Marty Wygod, Max Wygod, Adam Dublin and Dan Barton of MOR, Scott Ogur of Helix, and the following independent directors Dr. Mark Adler, Ian Banwell, Jennifer Hajj, Shahir Kassam-Adams, Stanley Trotman, Alyssa Varadhan and Kristiina Vuori.
Furthermore, immediately after consummation of the Merger, Dan Barton, Chief Executive Officer of MOR, will be Chief Executive Officer of Parent, Max Wygod, co-founder of MOR, will be Executive Chairman of Parent’s board of directors, and Adam Dublin, co-founder of MOR, will be Chief Strategy Officer of Parent.
Interests of Helix Directors and Executive Officers in the Merger
In considering the recommendation of the Helix board that Helix stockholders vote to approve the merger, Helix stockholders should be aware that Helix’s directors and current and certain former executive officers have certain interests in the merger that may be different from, or in addition to, those of Helix stockholders generally. The Helix board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and in recommending that Helix stockholders vote to approve the adoption of the merger agreement. These interests are further described below.
Service as a Director of Forian
Under the merger agreement, Scott Ogur, CFA, who currently serves as the Chief Financial Officer of Helix, will join the board of directors of Forian at the effective time of the merger. As a director of Forian, Mr. Ogur will be eligible to receive the same equity compensation paid to other members of the Forian board of directors.
Options to Acquire Helix Common Stock
As of the record date for the Helix special meeting, the Helix directors and executive officers owned, in the aggregate, options to purchase 1,281,666 shares of Helix common stock granted under Helix equity compensation plans.
Under the merger agreement, at the effective time of the merger each such stock option that is outstanding and not yet exercised immediately prior to the merger, whether vested or unvested, shall cease to represent a right to acquire shares of Helix common stock and shall be converted into an option to acquire, on the same terms and conditions (including with respect to vesting, exercisability and the ability to pay the exercise price and satisfy applicable tax or other withholding obligations by reduction of the amount of shares otherwise deliverable) as were applicable to such Helix stock option immediately prior to the effective time, the number of shares of Forian common stock (rounded, if necessary, down to the nearest whole share) determined by multiplying the number of shares of Helix company common Stock subject to such stock option as of immediately prior to the effective time by the exchange ratio of 0.05, at an exercise price per share of Forian common stock (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Helix common stock under such Helix stock option divided by 0.05. This means that Helix directors and executive officers, following the merger, in the aggregate, will hold options to purchase 64,083 shares of Forian common stock that are substituted for stock granted under Helix equity compensation plans.
As soon as reasonably practicable after the effective time, if and to the extent necessary to cause a sufficient number of authorized, but unissued Forian common stock to be registered and issuable upon the exercise or settlement of the surviving corporation stock options, Forian is required to file a new or amended Registration Statement on Form S-8 with respect to the shares of Forian common stock subject to the former Helix stock options and to use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such surviving corporation stock options remain outstanding.
Shares of Helix Preferred Stock
As of the record date for the Helix special meeting, the Helix directors and executive officers beneficially owned, in the aggregate, 1,000,000 shares of Helix Series A preferred stock and 13,784,201 shares of Helix Series B preferred stock.

Immediately prior to the effective time of the merger, each outstanding share of Helix Series A preferred stock and Helix Series B preferred stock will be converted into 1.046 shares of Helix common stock and thereafter, as a result of the merger, each share of Helix common stock resulting from the conversion of the preferred shares shall be converted into 0.05 shares of Forian common stock (the result being that each share of Helix preferred stock will ultimately be converted into .02857 shares of Forian common stock). This will result in the Helix officers and directors receiving 422,385 shares of Forian common stock as a result of the conversion of the Helix preferred stock and the merger.
Helix RC Convertible Notes
As of the record date for the Helix special meeting, the Helix directors and executive officers beneficially owned, in the aggregate, $1,885,000 in principal amount of the Helix RC Convertible Notes. Immediately prior to the effective time of the merger, $1.5 million in principal amount of the outstanding RC Convertible Notes will be converted into common stock of Helix pursuant to a Convertible Notes Conversion Agreement at the rate of one share per $0.10, which will result in the issuance of 15 million shares of Helix common stock. The remaining $385,000 in principal amount of the outstanding RC Convertible Notes will be converted into [•] shares of Helix common stock pursuant to a Convertible Notes Conversion Agreement. As a result of the merger, each share of Helix common stock resulting from the conversion of the convertible notes will be converted into 0.05 shares of Forian common stock. This will result in the Helix officers and directors receiving [•] shares of Forian common stock as a result of the conversion of the Helix convertible notes and the merger.
Termination of Rose Management agreement
Two Helix directors, Andrew Schweibold and Sat Joshi, are principals of Rose Management Group, LLC (“Rose Management”), with which Helix has an agreement to provide certain management and consulting services. That agreement terminates upon the closing of certain transactions, which include the merger. Upon such a termination, Rose Management is entitled to and will receive a payout equal to one additional year of management fees, which equals $249,960.
Employee Benefits
Forian, for a period of at least six (6) months after the effective time of the merger, must provide each Helix employee who continues to be employed following the merger with compensation and benefits that are substantially comparable, in the aggregate, to the compensation and benefits (other than severance and equity compensation and other long-term incentives) that were provided immediately prior to the effective time.
For purposes of eligibility, vesting and benefit accruals (with respect to benefit accruals, solely for the purposes of determining accrual of vacation, paid time off, and severance benefits), under the Forian benefit plans providing benefits to any continuing employee following the effective time of the merger, Forian must, and must cause Helix, as the surviving corporation of the merger, to, cause service rendered by each continuing employee to Helix prior to the effective time to be credited for such purposes to the same extent as such continuing employee was entitled, prior to the effective time, to credit for such service under any similar Forian benefit plan; provided, however, that continuing employees will not receive service credit if that would result in a duplication of benefits for the same period of service.
Forian must (i) cause each continuing employee to be immediately eligible to participate, without any waiting time, in any and all Forian benefit plans to the extent coverage under such Forian benefit plan replaces coverage under a comparable Helix benefit plan in which such continuing employee participated immediately before the effective time; and (ii) for purposes of each Forian benefit plan providing medical, dental, pharmaceutical and/or vision benefits to any continuing employee from and after the effective time, (A) cause all pre-existing condition limitations, exclusions, waiting periods and actively at work requirements of such Forian benefit plan to be waived for such continuing employee and his or her covered dependents to the extent such pre-existing condition limitations, exclusions, waiting periods or actively at work requirements were waived or satisfied under the comparable Helix benefit plan and (B) recognize, or cause to be recognized, any eligible expenses incurred by such continuing employee and his or her covered dependents under a Helix benefit plan during the portion of the plan year prior to the effective time to be taken into account under such Forian benefit plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out of pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Forian benefit plan. See the section entitled “Merger Agreement – Employee Benefits” beginning on page 81.

Insurance and Indemnification
For a period of six years from and after the effective time of the merger, Helix, as the surviving corporation in the merger has agreed to provide, and Forian has agreed cause Helix to provide, to the fullest extent permitted by applicable law and Helix’s certificate of incorporation and bylaws, indemnification and provide advancement of reasonable expenses to, each indemnified party against all losses that are paid in settlement of or in connection with any claim based in whole or in part on or arising in whole or in part out of the fact that such person was a director or officer of Helix or any Helix subsidiary (or was serving at the request of Helix or any of its subsidiaries as a director, officer, employee, or trustee of another person) and pertaining to any matter existing at or before the effective time of the merger. In addition, for a period of six years from the effective time of the merger, Helix, as the surviving corporation in the merger has agreed to provide, and Forian has agreed cause Helix to provide director’s and officer’s liability insurance with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Helix. In no event shall Helix or Forian, however, be required to expend, on an annual basis, more than 300% of the current annual amount expended by Helix to maintain such directors and officers insurance coverage. In lieu of the foregoing, Helix may obtain at or prior to the effective time a six-year “tail” policy under Helix’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed 300% of the current annual amount expended by Helix to maintain such directors and officers insurance coverage. See the section entitled “Merger Agreement – Indemnification; Directors’ and Officers’ Insurance” beginning on page 79.
Certain Compensation for Helix Named Executive Officers
The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC, regarding certain merger-related compensation that the Helix named executive officers may be entitled to receive pursuant to their existing agreements with Helix. The amounts are calculated assuming that (i) the effective date of the merger and a qualifying termination of employment occurred on [•], 2020 (which is an assumed date solely for the purposes of calculations in this section); (ii) Messrs. Venegas and Ogur each experience a qualifying termination in connection with the merger; and (iii) the amounts below are determined using a price per share of Helix common stock of $[•], the average closing price per share over the first five business days following the announcement of the merger agreement, and are based on Helix equity awards that were outstanding as of [•], 2020. The merger-related compensation payable to the Helix named executive officers will be submitted to a non-binding advisory vote of the Helix stockholders, as described under “Proposal 2 – the Helix Merger-Related Compensation Proposal” beginning on page 153. As the vote is advisory only, however, it will not preclude payment of this compensation, which Helix is contractually obligated to pay, even if the vote were to be “AGAINST” payment of these amounts.
The calculations in the table do not include amounts that Helix’ named executive officers were already entitled to receive or vested in as of the date of this proxy statement/prospectus. In addition, these amounts do not reflect compensation actions that may occur after the date of this proxy statement/prospectus but before the effective time of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.
Golden Parachute Compensation
Name	Cash	Equity(1)	Total
Zachary Venegas	200,000	$24,325	$224,325
Scott Ogur	180,000	$—	$180,000
(1)
Represents acceleration of options for Mr. Venegas (options for 150,000 shares of Helix common stock with an exercise price of $0.1045 and options for 500,000 shares of Helix common stock with an exercise price of $0.167). These options, in the merger, convert, respectively into options to acquire 7,500 shares of Forian common stock (exercise price - $2.09) and 25,000 shares of Forian common stock (exercise price -$3.34). As of October 17, 2020 (the day following execution of the merger agreement), Mr. Venegas would have realized $24,325 in profit had those options been exercised and the resulting shares sold that day.

Employment Agreements with Helix Executive Officers
Certain Helix executive officers have employment and severance agreements that provide such or executive officers with severance benefits if their employment is terminated in connection with the merger. The aggregate compensation that certain Helix directors and named executive officers may receive as a result of the merger is as follows: Mr. Venegas, $200,000 and Mr. Ogur, $180,000.
Helix currently has employment agreements with each of Messrs. Venegas and Ogur. These employment agreements will terminate at the effective time of the merger.
Employment with Forian Following the Merger
It is anticipated that, following the merger, Mr. Ogur will be a member of Forian’s board of directors and that each of Messrs. Venegas and Ogur will be consultants to Forian and to Helix. Mr. Venegas is expected to receive a $25,000 per month advisory fee, options to purchase 400,000 shares of Forian common stock that vest over four years, and a potential performance fee of up to 30% of the annualized advisory fee. Mr. Ogur is expected to receive a $22,500 per month advisory fee, options to purchase 400,000 shares of Forian common stock that vest over four years, and a potential performance fee of up to 20% of the annualized advisory fee. As of the date hereof the proposed consulting agreements with Mr. Ogur and Mr. Venegas have not been finalized or executed.
Interest of Certain Persons in Matters to be Voted Upon
The following table sets forth certain information as of the record date about outstanding options granted under the Incentive Plans held by our officers and directors of Helix. In the merger, all stock options will be converted into options to acquire Forian common stock. See “Options to Acquire Helix Common Stock” above. The following chart shows the options held by Helix’s executive officers, including Helix’s named executive officers:
Name	Option Date	Current Ex. Price	Curr. Exp. Date	Helix Shares (#)	Forian Shares (#)	Ex. Price as adj. in Merger
Mr. Venegas	3/15/18	$1.90	3/28/28	450,000	12,289	$69.57
	3/15/18	$2.09	3/28/23	40,000	1,092	$76.53
	3/19/19	$2.59	3/19/24	114,000	3,113	$94.84
	3/19/19	$2.35	3/19/29	386,000	10,541	$86.04
	6/19/20	$0.167	6/19/25	500,000	13,655	$6.11
	10/14/20	$0.1045	10/14/25	300,000	8,193	$3.83
Mr. Ogur	3/19/19	$2.59	3/19/24	114,000	3,113	$94.84
	3/19/19	$2.35	3/19/29	186,000	5,079	$86.04
	2/21/20	$0.385	2/21/25	200,000	5,462	$13.10
Garvis Toler	3/31/20	$0.115	3/31/25	400,000	10,924	$4.21
Steve Janjic	12/27/19	$0.52	12/27/24	100,000	2,731	$19.04
The members of the Helix board of directors were informed of the material elements of these additional interests and considered them when they approved the merger agreement.
Exchange of Shares for Merger Consideration
Broadridge will act as exchange agent in the merger and in that role will process the exchange of Helix stock certificates for Forian common stock. Do not forward your Helix stock certificates with your proxy card.
Deposit with Exchange Agent. At the effective time, for the benefit of the holders of Helix stock certificates and/or book-entry shares, Forian will deliver to the exchange agent, to be given to the holders of Helix common stock in exchange for their certificates and book-entry shares as provided for in the merger agreement, evidence of shares in book entry form, representing the number of whole shares of Forian common stock issuable to the holders of Helix common stock as the merger consideration. The exchange agent will not be entitled to vote or exercise any rights of ownership with respect to the shares of Forian common stock held by it from time to time hereunder, except that it will receive and hold all dividends or other distributions paid or distributed with respect to such shares of Forian common stock for the account of the persons entitled thereto.

Mailing of Transmittal Material. As promptly as practicable, but in no event later than five (5) business days prior to the effective time, Helix will deliver, or cause to be delivered, to the exchange agent all information which is reasonably necessary for the exchange agent to perform its obligations as specified herein. As promptly as practicable after the effective time, but in no event later than three (3) business days following the effective time, Forian will cause the exchange agent to mail and otherwise make available to each holder of record of Helix common stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to Helix (which will specify that delivery will be effected, and risk of loss and title to such certificate(s) theretofore representing shares of Helix common stock will pass, only upon proper delivery of such certificate(s) to the exchange agent or transfer of book-entry shares to the exchange agent), advising such holder of the effectiveness of the merger and the instructions and procedure for surrendering to the exchange agent such certificate(s) or book-entry shares in exchange for book-entry shares representing the number of whole shares of Forian common stock which the shares of Helix common stock represented by such certificate(s) or book-entry shares will have been converted into the right to receive pursuant to the merger agreement as well as any dividends or distributions to be paid in respect of such shares pursuant to the merger agreement. A letter of transmittal will be properly completed only if accompanied by a certificate or certificates or instructions to transfer book-entry shares representing all shares of Helix common stock covered thereby, subject to the provisions below – “Exchange Agent Deliveries”.
Issued Shares. All shares of Forian common stock to be issued pursuant to the merger will be deemed issued and outstanding as of the effective time and whenever a dividend or other distribution is declared by Forian in respect of the Forian common stock, the record date for which is at or after the effective time, that declaration will include dividends or other distributions in respect of all shares of Forian common stock issuable pursuant to the merger agreement. No dividends or other distributions in respect of the Forian common stock will be paid to any holder of any unsurrendered certificate or book-entry shares until such certificate (or affidavits of loss in lieu of the certificate as provided below – “Lost or Destroyed certificates; Issuances of Forian Common Stock in New Names) or book-entry shares are surrendered for exchange in accordance with the merger agreement. Subject to the effect of applicable laws, following the surrender of any such certificate (or affidavits of loss in lieu of the certificate as provided – “Lost or Destroyed certificates; Issuances of Forian Common Stock in New Names) or book-entry shares, there will be issued and/or paid to the holder of the book-entry shares representing whole shares of Forian common stock issued in exchange therefor, without interest, (A) at the time of such surrender, any unpaid dividends or other distributions with a record date at or after the effective time theretofore payable with respect to such whole shares of Forian common stock and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Forian common stock with a record date at or after the effective time but with a payment date subsequent to surrender.
Exchange Agent Deliveries. Each holder of an outstanding certificate or certificates or book-entry shares who has surrendered such certificate or certificates or book-entry shares to the exchange agent will, upon acceptance thereof by the exchange agent, be entitled to evidence of issuance in book entry form, the number of whole shares of Forian common stock into which the aggregate number of shares of Helix common stock previously represented by such certificate or certificates or book-entry shares surrendered will have been converted pursuant to the merger agreement and any other distribution theretofore paid with respect to Forian common stock issuable in the merger, in each case, without interest. The exchange agent will accept such certificates or book-entry shares upon compliance with such reasonable terms and conditions as the exchange agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.
Each outstanding certificate or book-entry share which prior to the effective time represented Helix common stock and which is not surrendered to the exchange agent in accordance with the procedures provided for herein will, except as otherwise herein provided, until duly surrendered to the exchange agent, be deemed to evidence ownership of the number of shares of Forian common stock into which such Helix common stock will have been converted. After the effective time, there will be no further transfer on the records of Helix of certificates or book-entry shares representing shares of Helix common stock and, if such certificates or book-entry shares are presented to Helix for transfer, they will be cancelled against delivery of book entry shares representing Forian common stock as hereinabove provided.
Lost or Destroyed certificates; Issuances of Forian Common Stock in New Names. The exchange agent will not be obligated to deliver book-entry shares representing shares of Forian common stock to which a holder of

Helix common stock would otherwise be entitled as a result of the merger until such holder surrenders the certificate or certificates representing the shares of Helix common stock for exchange as provided in the merger agreement, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Forian. If any book entry shares of Forian common stock are to be issued in a name other than that in which the certificate evidencing Helix common stock surrendered in exchange therefore is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of book entry shares of Forian common stock in any name other than that of the registered holder of the certificate or book-entry shares surrendered or otherwise establish to the satisfaction of the exchange agent that such Tax has been paid or is not payable.
Unclaimed merger consideration. The exchange of shares of Helix common stock for the merger consideration as provided in the merger agreement will be administered by the exchange agent until such time as any unclaimed portion thereof is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Neither the exchange agent nor any party to the merger agreement will be liable to any holder of stock represented by any certificate or book-entry share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The exchange agent will be entitled to rely upon the stock transfer books of Helix to establish the identity of those persons entitled to receive the consideration specified in the merger agreement, which books will be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate or book-entry share, the exchange agent will be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
No Fractional Shares. No fraction of a share of Forian common stock will be issued by virtue of the merger, but in lieu thereof, each holder of Helix common stock who would otherwise be entitled to a fraction of a share of Forian common stock (after aggregating all fractional shares of Forian common stock that otherwise would be received by such holder) will be automatically converted into the right to receive one full additional share of Forian common stock.
Withholding Rights. Forian (through the exchange agent, if applicable) will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement to any holder of shares of Helix common stock or Helix stock awards such amounts as Forian reasonably determines is required under the Internal Revenue Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment, and to collect any necessary tax forms or other necessary information. Any amounts so withheld will be treated for all purposes of the merger agreement as having been paid to the holder of Helix common stock or Helix stock award, as applicable, in respect of which such deduction and withholding was made by Forian.
Appraisal Rights
Helix stockholders are entitled to appraisal rights in connection with the merger under Section 262 of DGCL, a copy of which is attached hereto as Appendix D, and the section titled “APPRAISAL RIGHTS OF HELIX STOCKHOLDERS” in this proxy statement/prospectus.
Public Trading Markets
Helix common stock currently trades on the OTCQB under the symbol “HLIX”. Following the merger, Helix stock will not be listed.
Forian’s common stock currently is not listed; however, a condition to the effectiveness of the merger is that Forian’s common stock be approved for listing on the Nasdaq Capital Market, subject to official notice of issuance. Forian has applied to have its shares of common stock listed on the Nasdaq Capital Market under the symbol “FORA.”
Voting and Support Agreements
Concurrent with the execution and delivery of the merger agreement, certain of Helix’s officers, directors and significant stockholders (which we refer to as a supporting stockholder) entered into voting and support agreements (which we refer to as voting agreements) with Forian. The supporting stockholders beneficially own approximately 42.8% of the issued and outstanding shares of Helix common stock and 100% of the issued and outstanding shares of Helix preferred stock entitled to vote at Helix special meeting.
Pursuant to the voting agreements, each supporting stockholder agreed, among other things to, vote or cause to be voted the shares of Helix common stock and Helix preferred stock beneficially owned by such supporting stockholder in favor of (i) the adoption of the merger agreement and approval of the merger and (b) against (i) any action or proposal that would constitute a breach in any respect of any covenant, representation or warranty under the merger agreement or of such supporting stockholder under the applicable voting agreement, or that reasonably would be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the merger or any of the other transactions involving Helix or the consummation thereof, (ii) any alternative proposal or any proposal relating to an alternative proposal, or (iii) any proposal in opposition to approval of the merger agreement or in competition with or materially inconsistent with the merger agreement. See “THE MERGER AGREEMENT – Acquisition Proposals”.
In addition, under the terms of its voting agreement, each supporting stockholder irrevocably appointed Forian as such supporting stockholder’s proxy and attorney-in-fact to vote at any annual or special meeting of Helix stockholders at which any of the matters set forth above are to be considered, with respect to such supporting stockholder’s Helix common stock and Helix preferred stock.
Each supporting stockholder also agreed, under its voting agreement, not to, among other things, (a) cause or permit any transfer of any of such supporting stockholder’s securities subject to the voting agreement; (b) deposit any of such securities in a voting trust, grant any proxy or power of attorney in respect of such securities, enter into any voting agreement or similar arrangement with respect to such securities; (c) acquire any additional securities of Helix; (d) form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act with any persons with respect to any securities of Helix; (e) act in concert with any person to make, or participate in, a “solicitation” of “proxies” or consents (as such terms are used in the proxy solicitation rules of the SEC), other than to recommend that stockholders of Helix vote in favor of the adoption of the merger agreement and any proposal or action in respect of which approval of Helix’s stockholders is requested that could reasonably be expected to facilitate the merger and the other transactions contemplated by the merger agreement; or (f) commit or agree to take any of the foregoing actions.
The supporting stockholders also agreed to waive their appraisal rights in connection with the merger and agreed to certain non-solicitation obligations with respect to any inquiry or alternative proposals. See “THE MERGER – Dissenters or Appraisal Rights” and “THE MERGER AGREEMENT – Acquisition Proposals”.
Each supporting stockholder that beneficially owns shares of Helix Preferred Stock also agreed, under the voting agreements, that all of its shares of Helix preferred stock would convert into 1.046 shares of Helix common stock, with such conversion to become effective immediately prior to the effective time of the merger. Each supporting stockholder that beneficially owns certain convertible promissory notes also agreed, under the voting agreements, that such convertible promissory notes would convert into shares of Helix common stock prior to the effective time of the merger.
Accounting Treatment
While Forian will be the legal acquirer, the merger will be accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). MOR will be deemed the accounting acquirer in the business combination for accounting purposes and Helix will be treated as the acquiree, based on a number of factors considered at the time of preparation of this proxy statement/prospectus, including control over the post-merger company as evidenced by the composition of executive management and the board of directors as well as the relative equity ownership after the closing of the business combination. The application of acquisition accounting of is dependent upon the working capital positions at the closing of the business combination, is dependent on other factors such as the share price of Helix immediately prior to the closing of the merger, and is dependent on certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The combined company will complete the valuations and other studies upon completion of the business combination and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the merger. Consolidated financial statements of Forian issued after the consummation of the merger will reflect such values. In addition, costs incurred in connection with the business combination will be expensed as incurred unless related to the equity issuance. The operating results of Helix will be included in Forian’ consolidated financial statements from the date the merger is consummated and forward.
Resales of Forian Common Stock
The shares of Forian common stock to be issued to stockholders of Helix under the merger agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders, including holders who were affiliates of Helix on the date of the special meeting (except for such holders who become affiliates of Forian as of the effective time of the merger via their appointment to the board of directors of Forian or otherwise). All directors and executive officers of Helix are considered affiliates of Helix for this purpose.

THE MERGER AGREEMENT
The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to, and incorporated by reference into, this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. We recommend that you read the merger agreement carefully and in its entirety before making any decisions regarding the merger.
Closing
The closing of the merger will take place remotely via the electronic transmittal of executed documents at 9:00 a.m., Eastern Time, on a date to be specified by Helix and Forian, which will be no later than the second business day following the satisfaction or waiver of the conditions to be satisfied at or prior to the closing, unless the merger agreement has been terminated pursuant to its terms. The date on which the closing occurs is referred to herein as the closing date.
Effective Time
Subject to the provisions of the merger agreement, as soon as practicable on the closing date, the parties will cause the merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and will make all other filings or recordings required under the DGCL. The merger will become effective concurrently. We refer to the time at which the merger becomes effective as the effective time.
Terms of the Merger
Each of the Forian board of directors and the Helix board of directors has approved the merger agreement, which provides for the merger of a Forian wholly-owned subsidiary with and into Helix. Helix will be the surviving entity in the merger; however, at that time, it will be a wholly-owned subsidiary of Forian.
Each share of Helix common stock issued and outstanding immediately prior to the completion of the merger (including shares resulting from the conversion of preferred stock and a convertible note, but excluding shares held by Forian and its subsidiaries, in each case except for shares held by them in a fiduciary capacity or as a result of debts previously contracted, and excluding dissenting shares) will be converted into the right to receive 0.05 shares of Forian common stock, which is referred to herein as the exchange ratio. If the number of shares of common stock of Forian or Helix changes before the merger is completed because of a reclassification, recapitalization, stock dividend, stock split, reverse stock split or similar event, then a proportionate adjustment will be made to the exchange ratio.
The articles of incorporation of Helix will be amended and restated effective at the time of the merger and will thereafter be the articles of incorporation of the surviving corporation. The Helix bylaws as in effect immediately prior to the completion of the merger will be the bylaws of the surviving entity.
Treatment of Helix Stock Options
By virtue of the merger and without any action on the part of the holders thereof, each Helix stock option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the effective time will, as of the effective time, cease to represent a right to acquire shares of Helix common stock and will be converted into an option to acquire, on the same terms and conditions (including with respect to vesting, exercisability and the ability to pay the exercise price and satisfy applicable tax or other withholding obligations by reduction of the amount of shares otherwise deliverable) as were applicable to such Helix stock option immediately prior to the effective time, the number of shares of Forian common stock (rounded, if necessary, down to the nearest whole share) determined by multiplying the number of shares of Helix common stock subject to such stock option as of immediately prior to the effective time by the exchange ratio, at an exercise price per share of Forian Common Stock (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Helix common stock under such stock option divided by the exchange ratio.

Representations and Warranties
The merger agreement contains representations and warranties made by Helix and Forian. These include, among other things, representations and warranties regarding:
•	organization, corporate power, good standing and qualification to do business of Helix, Forian or Merger Sub (as applicable) and each of their respective subsidiaries;
•
capital structure, including the number of shares of common stock, preferred stock, stock options and other stock-based awards outstanding and the ownership of the capital stock of each of its significant subsidiaries;

•
authority to execute and deliver and perform its obligations under, and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against the party;

•
the absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of entering into the merger agreement and consummating the merger and the other transactions contemplated thereby;

•	the consents and approvals required in connection with the transactions contemplated by the merger agreement;
•	applicable stockholder vote in connection with the transactions contemplated by the merger agreement;
•	the absence of undisclosed liabilities and off-balance sheet arrangements;
•	SEC documents, financial statements, internal controls and accounting or auditing practices;
•	the absence of a material adverse effect since September 30, 2019;
•	the conduct of business being in the ordinary course consistent with past practice from September 30, 2019 through the date of the merger agreement;
•	absence of certain litigation and governmental orders;
•	accuracy of information supplied or to be supplied in this proxy statement/prospectus or the Form S-4 of which this proxy statement/prospectus forms a part;
•	broker’s fees and expenses payable in connection with the merger;
•	employee benefit matters, including matters related to employee benefit plans, and compliance with the Employee Retirement Income Security Act of 1974, as amended;
•	certain compensation, severance and termination pay related to the execution of the merger agreement and the completion of the transactions contemplated thereby;
•	receipt of an opinion from the party’s financial advisor;
•	tax matters;
•	environmental matters;
•	compliance with applicable laws and permits;
•	compliance with the Foreign Corrupt Practices Act of 1977, as amended and similar anti-corruption/anti-bribery laws in other jurisdictions;
•	intellectual property matters;
•	labor and employment matters, including matters related to collective bargaining agreements, agreements with works councils, and labor practices;
•	maintenance of insurance adequate and customary in the industry;
•	certain material contracts;
•	owned and leased real property;
•	certain significant customers; and
•	the inapplicability of state takeover statutes to the transactions contemplated by the merger agreement.

The assertions embodied in the representations and warranties in the merger agreement were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the merger agreement. In particular, the assertions embodied in the representations and warranties were made as of a specified date, are modified or qualified by information in one or more confidential disclosure letters prepared in connection with the execution and delivery of the merger agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the merger agreement are not necessarily characterizations of the actual state of facts about Forian, Helix or the other parties at the time they were made or otherwise and should only be read in conjunction with the other information set forth in this proxy statement/prospectus or that Helix makes publicly available in reports, statements and other documents filed with the SEC.
Conduct of Business
Helix has undertaken certain covenants in the merger agreement restricting the conduct of its businesses between October 16, 2020 (the date of the merger agreement) and the effective time. In general, Helix has agreed to, and to cause its respective subsidiaries to use commercially reasonable efforts to, conduct its business in the ordinary course of business in all material respects consistent with past practice and in material compliance with all applicable law, preserve intact its current business organizations, keep available the services of its current officers and employees, maintain satisfactory relationships with customers, suppliers, landlords and other persons having material business relationships with them, and keep in full force and effect all appropriate insurance policies covering all material assets.
In addition to these agreements regarding conduct of business generally, Helix has agreed to various specific restrictions relating to the conduct of its business, including with respect to the following (subject in each case to exceptions specified in the merger agreement, previously disclosed in writing to the other party as provided in the merger agreement or as consented to in writing):
•
declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned subsidiary and dividends or distributions made by any Helix subsidiary that is not wholly owned, directly or indirectly, by Helix or by any joint venture of Helix or its subsidiaries, in accordance with the requirements of the organizational documents of such Helix subsidiary or such joint venture;

•
split, combine, subdivide, recapitalize or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities;

•
purchase, redeem, exchange or otherwise acquire, or offer to purchase, redeem, exchange or otherwise acquire, any capital stock or voting securities of, or equity interests in, Helix or any subsidiary or any securities of Helix or any of its subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Helix or any of its subsidiaries, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Helix common stock or other equity securities of Helix in connection with the withholding of taxes in connection with the exercise, vesting and settlement of Helix warrants or stock options or the conversion of convertible notes, the acquisition by Helix of Helix common stock in connection with the forfeiture or expiration of such awards;

•
issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws), or authorize any of the foregoing with respect to, (i) any shares of capital stock of Helix any of its subsidiaries, in each case other than the issuance of Helix common stock upon the exercise, vesting or settlement of Helix stock awards or Helix warrants or the conversion of Helix preferred stock, Helix convertible notes or the Helix convertible debenture, in each case, outstanding at the close of business on the date of the merger agreement and in accordance with their terms or the terms of HELIX warrants, Helix preferred stock conversion agreement, the RC convertible notes conversion agreement, the RD convertible notes, or Helix convertible debenture, as applicable, in effect at such time; (ii) any new Helix stock awards or other equity interests or voting securities of Helix or any of its subsidiaries, other than the issuance of Helix common stock upon the exercise, vesting or settlement of Helix stock awards or Helix warrants or the conversion of Helix preferred stock, Helix convertible notes or Helix convertible debenture, in each case, outstanding at the close of business on the date of the merger agreement and in accordance with their terms or the terms of Helix warrants, Helix preferred stock conversion agreement, the RC convertible notes conversion agreement, the RD convertible notes, or Helix convertible debenture, as applicable, in effect at such time; (iii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Helix or any of its subsidiaries; (iv) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Helix or any of its subsidiaries; or (v) any rights issued by Helix or any of its subsidiaries that are linked in any way to the price of any class of capital stock or voting securities of, or other equity interests in, Helix or any of its subsidiaries, the value of Helix, any of its subsidiaries or any part of Helix or any of its subsidiaries or any dividends or other distributions declared or paid on any shares of capital stock of Helix or any of its subsidiaries;
•
amend Helix’s charter or organizational documents or the charter or organizational documents of any of its subsidiary, except, in each case, as may be required by the rules and regulations of the SEC or the OTCQB;

•
make or adopt any change or election in its accounting methods, principles or practices, except insofar as may be required by a change (whether occurring before or after October 16, 2020) in GAAP or law (or interpretations thereof);

•
directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any Person or division thereof or any properties or assets, except pursuant to contracts in existence on October 16, 2020 in accordance with the terms thereof;

•
enter into, terminate or materially amend or modify any material contract, if in effect on October 16, 2020, would have been a material contract, or waive any material right, remedy or default under, or release, settle or compromise any material claim by or against Helix or any of its subsidiaries or material liability or obligation owing to Helix or any of its subsidiaries under, any material contract;

•
incur or authorize any capital expenditure or any obligations or liabilities in respect thereof in excess of $50,000 in the aggregate; except for those contemplated by the capital expenditure budget as previously disclosed by Helix to Forian;

•
except in relation to liens to secure indebtedness for borrowed money permitted to be incurred under the merger agreement, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any lien (other than permitted liens), or otherwise dispose of any properties or assets or any interests therein other than pursuant to contracts in existence on October 16, 2020, in accordance with their terms; in an amount not to exceed $100,000 in the aggregate, except that neither Helix nor any subsidiary is permitted to sell, license (as licensor), or otherwise subject to any lien (other than permitted liens), or otherwise dispose of, any data collected, held, used, recorded, stored, transmitted or retrieved, by Helix or any subsidiary, other than licensing (as licensor) the use of such data in the ordinary course of business consistent with past practice; or with respect to transactions between Helix, on the one hand, and any wholly owned subsidiary, on the other hand, or between wholly owned subsidiary;

•
incur, issue, refinance, assume, suffer to exist, guarantee or become obligated with respect to any Indebtedness or waive any rights of substantial value to Helix or any of its subsidiaries, except for (i) Indebtedness under Helix Factoring Agreement; provided that the amount outstanding under Helix Factoring Agreement at any time does not exceed the amount outstanding as of the date of the merger agreement, or (ii) Indebtedness between or among Helix and any wholly owned of its subsidiaries or between or among wholly owned Helix subsidiaries;

•	except as required by applicable law or GAAP, (i) write off as uncollectible, or establish any extraordinary reserve with respect to, any account or note receivable or other indebtedness, (ii) delay,

accelerate or cancel any account or note receivable or other indebtedness, or (iii) sell or assign any account or note receivable or other indebtedness;
•
other than with respect to customers for payment terms not in excess of sixty (60) days, make, amend, renew, extend or renegotiate any extension of credit or loan to any person, or enter into any commitment to do any of the foregoing;

•
enter into any labor, collective bargaining or other agreement with any union or recognize or certify any union as the bargaining representative for any employee or individual providing services to Helix or any of its subsidiaries;

•	assign, transfer, cancel, fail to renew, fail to extend or terminate any material permit, consent or authorization;
•
settle or compromise, or offer or propose to settle or compromise, any material litigation, investigation, arbitration, proceeding or other claim or dispute, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration that involve the payment of monetary damages (net of insurance proceeds actually received) in an amount not in excess of an amount agreed to between Forian and Helix and do not involve injunctive or other equitable relief or impose material restrictions on the business or operations of Helix and its subsidiaries, taken as a whole, or any admission of any violation of law or claims and litigation with respect to which an insurer (but neither Helix nor any Helix subsidiary) has the right to control the decision to settle;

•
other than as agreed in writing by Forian, increase the compensation or benefits payable or to become payable to any current or former employees, directors or individual independent contractors of Helix or any of its subsidiaries except, with respect to any employee of Helix or any of its subsidiaries who is not a director or designated employee, an increase in the ordinary course of business of less than 3% of the compensation or benefits of such employee; accelerate the time of payment, funding or vesting of any compensation or benefits payable or to become payable to any current or former employees, directors or individual independent contractors of Helix or any of its subsidiaries; or terminate or materially amend any benefit plan of Helix or adopt or enter into any plan, agreement or arrangement that would be a Helix benefit plan in effect as of October 16, 2020;

•
abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to intellectual property owned by or exclusively licensed to Helix or any of its subsidiaries;

•
fail to keep in force material insurance policies, and in the event of a termination, cancellation or lapse of any material insurance policies, obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of Helix and its subsidiaries as was in effect as of October 16, 2020;

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except for the filing of the 2019 federal tax return as a consolidated entity, make, change or revoke any material election with respect to taxes, file any amended tax return, settle or compromise any material tax liability, consent to or request any extension or waiver of any limitation period with respect to any material claim or assessment for taxes, incur any material tax liability outside of the ordinary course of business (other than as a result of the transactions contemplated by the merger agreement), prepare or file any tax return in a manner inconsistent in any material respect with past practice, enter into any closing agreement with respect to any material tax, surrender any right to claim a material tax refund or fail to pay any material taxes as they become due and payable (including estimated taxes);

•
terminate the employment of any agreed to employee of Helix without giving 24 hours advance notice to Forian (and Forian will have the right to consult with Helix officers regarding such termination), or hire any individual who is intended to be a full-time, exempt employee whose base salary would be in excess of $100,000;

•	adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of Helix or any Helix subsidiary;

•	acquire or enter into any agreement to acquire any real property; or
•	agree to take any of the foregoing actions.
Forian has agreed to various specific restrictions relating to the conduct of its business, including with respect to the following (subject in each case to exceptions specified in the merger agreement, previously disclosed in writing to the other party as provided in the merger agreement or as consented to in writing):
•
take any actions or omit to take any actions that would or would be reasonably likely to materially impair, interfere with, hinder or delay the ability of Forian, Helix or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement; or

•	issue any equity securities prior to the effective time except in connection with the merger and the contribution.
Each of Helix and Parent has acknowledged and agreed that nothing listed above will allow Helix or Forian (as applicable) the right to control or direct the other party’s (or its subsidiaries’) operations prior to the effective time.
No Solicitation of Acquisition Proposals
Except as expressly permitted by with respect to a superior proposal (discussed below), Helix will, and will cause each of its subsidiaries, and its and their respective officers, directors, managers or employees, and will instruct its and their respective accountants, consultants, legal counsel, financial advisors, agents and other representatives (which we refer to collectively, as representatives), to: (i) immediately cease any existing solicitations, discussions or negotiations with any persons that may be ongoing with respect to any inquiry, proposal, discussion, offer or request (which we refer to as an inquiry) that constitutes or could reasonably be expected to lead to another transaction involving Helix (which we refer to as an alternative proposal); (ii) as promptly as reasonably practicable (and in any event within two (2) Business Days) following the date hereof, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any person (other than Forian) that has, within the one (1)-year period prior to the date of the merger agreement, made or indicated an intention to make an alternative proposal; (iii) not, and not to publicly announce any intention to, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any inquiry (it being understood and agreed that answering unsolicited phone calls will not be deemed to “facilitate” for purposes of, or otherwise constitute a violation of, this provision), (B) furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of Helix and its subsidiaries to any person in connection with an inquiry or an alternative proposal, (C) enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to an inquiry or an alternative proposal, (D) grant any waiver, amendment or release under any standstill provision of any confidentiality or similar agreement to which Helix or any of its subsidiaries is a party, or (E) take any action to exempt any person (other than Forian and its affiliates) from the restrictions on “business combinations” contained in any applicable business combination, control share acquisition, fair price, moratorium or other takeover or anti-takeover statute or similar law; and (iv) until the earlier of the effective time or the date, if any, on which the merger agreement is terminated under certain circumstances, not, directly or indirectly, (A) approve, agree to, accept, endorse, recommend or submit to a vote of its shareholders any alternative proposal, (B) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Forian and its affiliates, the recommendation of the Helix board of directors to approve the Helix merger proposal, or make any public statement, filing or release inconsistent with that recommendation (including, for the avoidance of doubt, recommending against the merger or approving, endorsing or recommending any alternative proposal), (C) fail to publicly recommend against any alternative proposal or fail to publicly reaffirm the recommendation of the Helix board of directors to approve the Helix merger proposal, in each case within five (5) Business Days after Forian so requests in writing, (D) fail to recommend against any alternative proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such alternative proposal, (E) fail to include the recommendation of the Helix board of directors to approve the Helix merger proposal and adopt the merger agreement in the proxy statement/prospectus (any of the foregoing clauses (A) through (E) being referred to by us as an adverse recommendation change), or (F) enter into any letter of intent or agreement in principle or any agreement providing for any alternative proposal or that could reasonably be expected to lead to an alternative proposal or that contradicts the merger agreement or requires Helix to abandon the merger agreement (except for certain confidentiality agreements).

Notwithstanding anything to the contrary set forth in the preceding paragraph, if Helix or any of its subsidiaries or any of its or their respective representatives receives a written alternative proposal by any person or group at any time prior to the Helix special meeting that was not solicited in material breach of the merger agreement, Helix and its representatives may, prior to the Helix special meeting, if the Helix board of directors (or any committee thereof) has determined, in its good faith judgment (after consultation with Helix’s financial advisors and outside legal counsel), that such alternative proposal constitutes or would reasonably be expected to lead to a superior proposal (provided that Helix and its representatives may contact such person or group prior to such conclusion solely to clarify the terms and conditions thereof to determine whether such alternative proposal constitutes or would reasonably be expected to lead to a superior proposal) and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of Helix and its subsidiaries to any person in response to such alternative proposal, pursuant to the prior execution of (and Helix and/or its subsidiaries may enter into) an acceptable confidentiality agreement (provided that Helix has previously furnished, made available or provided access to Forian to any such non-public information or substantially concurrently (and in any event within twenty-four (24) hours thereafter) does so); and (ii) enter into and maintain discussions or negotiations with any person regarding such alternative proposal.
Reasonably promptly (but in no event more than twenty-four (24) hours) following Helix’s receipt of any alternative proposal or any inquiry or request for non-public information relating to Helix or any Helix subsidiary by any person who has made or could reasonably be expected to make any alternative proposal from and after the date of the merger agreement, Helix will advise Forian in writing of (i) the receipt of such alternative proposal, inquiry or request, (ii) the identity of the person making any such alternative proposal, inquiry or request, and (iii) the terms and conditions of such alternative proposal or potential alternative proposal or the nature of the information requested, and Helix will as reasonably promptly as practicable provide to Forian: (A) a copy of such alternative proposal or potential alternative proposal, if in writing, or a written summary of the material terms of such alternative proposal, if oral, and (B) copies of all written requests, proposals, correspondence or offer, including proposed agreements received by Helix, any of its subsidiaries or any of their respective representatives. In addition, Helix will keep Forian reasonably informed on a reasonably current basis, or upon Forian’s reasonable request, (x) of the status and material terms of (including amendments or revisions or proposed amendments or revisions to) each alternative proposal or potential alternative proposal, and (y) as to the nature of any information requested of Helix or any of its subsidiaries with respect thereto.
Notwithstanding anything in the merger agreement to the contrary, at any time prior to (but not after) the Helix special meeting, the Helix board of directors may, if Helix has received an alternative proposal from any Person or Group that is not withdrawn and Helix board concludes in good faith constitutes a superior proposal (after taking into account the terms of any revised offer by Forian), (i) make an adverse recommendation change, or (ii) terminate the merger agreement in order to enter into a definitive written agreement providing for such superior proposal simultaneously with the termination of the merger agreement, in each case only if (A) if the Helix board of directors (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors), that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, (B) the Helix board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors) that such alternative proposal constitutes a superior proposal, and (C) Helix has complied in all material respects with the terms of the merger agreement with respect to such alternative proposal; provided, however, that (1) no adverse recommendation change may be made, and (2) no related termination of the merger agreement may be effected, in each case until after the fifth business day (which we refer to as the notice period) following Forian’s receipt of a written notice from Helix advising Forian that Helix has received an alternative proposal that is not withdrawn and that the Helix board (or any committee thereof) has concluded in good faith constitutes a superior proposal and, absent any revision to the terms and conditions of the merger agreement, the Helix board of directors intends to make an adverse recommendation change on account of such alternative proposal or terminate the merger agreement (which we refer to as a notice of a superior proposal) and specifying the reasons therefor, including the terms and conditions of any such superior proposal (including copies of all relevant documents in Helix’s possession relating to such superior proposal) and the identity of the party making the superior proposal (in each case to the extent not previously provided by Helix to Forian). During the notice period, Helix will, and will cause its representatives to negotiate with Forian and its representatives in good faith

(to the extent Forian desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that the alternative proposal would cease to constitute a superior proposal. Any material amendment to the financial terms or any other material amendment of such superior proposal will require a new notice of superior proposal and Helix will be required to comply again with the requirements of the merger agreement. In determining whether an alternative proposal constitutes a superior proposal, the Helix board of directors (or committee thereof) will take into account any changes to the terms and conditions of the merger agreement proposed by Forian in response to a notice of superior proposal.
Nothing contained in the merger agreement will prevent Helix or the Helix board of directors (or any committee thereof) from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an alternative proposal (it being understood that such a “stop, look and listen” statement by the Helix board of directors to its stockholders will not be deemed to be an adverse recommendation change) or from making any disclosure to Helix’s stockholders if the Helix board of directors (or any committee thereof), after consultation with outside legal counsel, concludes that its failure to do so would be inconsistent with the directors’ exercise of their fiduciary duties under applicable law. For the avoidance of doubt, a factually accurate public statement that describes Helix’s receipt of an alternative proposal and the operation of the merger agreement with respect thereto will not be deemed an adverse recommendation change.
Efforts to Obtain Required Stockholder Vote
Helix, as soon as practicable following the effective date of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, will duly call, give notice of, convene, and hold a meeting of the Helix stockholders for the purpose of (i) obtaining the approval of the Helix merger proposal by the holders of a majority of the outstanding shares of Helix common and preferred stock entitled to vote thereon, (ii) approval of the Helix merger-related compensation proposal and (iii) approval of the Helix adjournment proposal.
Helix will (A) file the definitive proxy statement/prospectus with the SEC and cause this proxy statement/prospectus to be mailed to the Helix stockholders and to hold the Helix stockholder meeting as promptly as practicable (and in any event within five (5) business days) after the Form S-4 is declared effective under the Securities Act and (B) except if the Helix board of directors will have made a Helix adverse recommendation change, solicit the approval of the Helix merger proposal by the Helix stockholders.
Helix will, through the Helix board of directors, recommend to the Helix stockholders that they vote for adoption of the Helix merger proposal and will include such recommendation in this proxy statement/prospectus, except to the extent that the Helix board of directors will have made a Helix adverse recommendation change as contemplated in the merger agreement and discussed below in the section entitled “The Merger Agreement – Acquisition Proposals” beginning on page 77.
Helix may adjourn or postpone the Helix stockholder meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to this proxy statement/prospectus is provided to the Helix stockholders in advance of a vote on the Helix merger proposal or (ii) if, as of the time for which the Helix stockholder meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient Helix stockholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Helix stockholder meeting or there are insufficient votes to obtain the adoption of the merger agreement. In addition, Helix may postpone or adjourn the special meeting (i) with the consent of Forian, (ii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Helix has determined in good faith, after consultation with outside legal counsel, is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Helix stockholders prior to the special meeting or (iii) to solicit additional proxies for the purpose of obtaining the approval of the Helix merger proposal.
Indemnification, Exculpation and Insurance
For a period of six (6) years from and after the effective time, Helix, as the surviving corporation in the merger, will (and Forian will cause Helix to) either maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Helix or Helix’s subsidiaries or provide substitute policies for Helix and Helix’s subsidiaries and its and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Helix or Helix’s subsidiaries, in either case, with terms (including with respect to coverage, limits, conditions, retentions and amounts) that are substantially equivalent to and in any event not less favorable, in the aggregate, than those of Helix’s directors’ and officers’ liability insurance and fiduciary liability insurance coverage in effect on the date of the merger agreement with respect to claims arising from facts or events that occurred at or before the effective time (with insurance carriers having at least the same or better rating as Helix’s current insurance carrier for such insurance policies), except that in no event will Helix, as the surviving corporation in the merger, be required to pay with respect to such insurance policies annual premiums in excess of 300% of the annual premium most recently paid by Helix prior to the date of the merger agreement (which we refer to as the maximum amount), and if Helix, as the surviving corporation in the merger, is unable to obtain the insurance required by the merger agreement, it will (and Forian will cause Helix, as the surviving corporation in the merger, to) obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Amount. In lieu of such insurance, prior to the closing date of the merger, Helix may, subject Forian’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), purchase “tail” directors’ and officers’ liability insurance and fiduciary liability insurance for Helix and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by Helix, such tail insurance to provide limits not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Helix with respect to claims arising from facts or events that occurred at or before the effective time; provided, that, in no event will the annual cost of any such tail insurance exceed the maximum amount; provided, further, that Helix’s procurement of such “tail” policy will be deemed to satisfy in full the obligations of Helix, as the surviving corporation in the merger, to procure such insurance. Helix, as the surviving corporation in the merger, will (and Forian will cause Helix, as the surviving corporation in the merger, to) maintain such policies in full force and effect in accordance with the terms of the merger agreement.
For a period of six (6) years from and after the effective time (which we refer to as the indemnity period), Forian agrees that all rights to indemnification, reimbursement, advancement of legal fees and expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of the current or former directors or officers of Helix and Helix’s subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of Helix or any of Helix’s Subsidiaries, in each case as in effect on the date of the merger agreement and the closing date of the merger, will continue in full force and effect in accordance with their terms (it being agreed that after the closing of the merger, such rights will be mandatory rather than permissive, if applicable). Forian will cause the certificate of incorporation, bylaws or other organizational or governing documents of Helix, as the surviving corporation in the merger, and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are no less favorable to the current or former directors, officers or employees of Helix and Helix’s subsidiaries than those set forth in the certificates of incorporation and bylaws of Helix and Helix’s subsidiaries’ (or equivalent organizational and governing documents) as of the date of the merger agreement, which provisions thereafter until the end of the indemnity period will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any current or former directors, officers or employees of Helix and Helix’s Subsidiaries. Without limiting the foregoing, during the indemnity period, Helix, as the surviving corporation in the merger, agrees that it will indemnify and hold harmless each individual who was prior to or is as of the date of the merger agreement, or who becomes prior to the effective time, a director or officer of Helix or any of Helix’s subsidiaries or who was prior to or is as of the closing date of the merger, or who thereafter commences prior to the effective time, serving at the request of Helix or any of Helix’s Subsidiaries as a director or officer of another person or entity (which we refer to as an indemnified party), against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the effective time (including the merger agreement and the merger and the other transactions and actions contemplated by the merger agreement)), arising out of or pertaining to the fact that the indemnified party is or was a director or officer of Helix or any Helix subsidiary or is or was serving at the request of Helix or any Helix subsidiary as a director or officer of another person or entity prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under applicable law; provided, that such indemnification will be subject to any limitation imposed from time to time under applicable law. In the event of any such claim, action, suit or proceeding, (x) each indemnified party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Helix, as the surviving corporation in the merger, within twenty (20) Business Days of receipt by Helix, as the surviving corporation in the merger, from the indemnified party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the certificate of incorporation or bylaws (or comparable organizational documents) or any such indemnification agreement or similar agreement of or with, as the case may be, Helix, as the surviving corporation in the merger, to repay such advances if it is ultimately determined by final non-appealable adjudication that such person is not entitled to indemnification and (y) Helix, as the surviving corporation in the merger, and such indemnified party will cooperate with each other in the defense of any such matter.
Employee Benefits Matters
In the merger agreement, Forian agreed that, for a period of at least six (6) months following the effective time, it will, or it will cause Helix, as the surviving corporation in the merger, to provide each employee of Helix or any of its subsidiaries who continues as of the effective time to be employed by Forian, Helix, as the surviving corporation in the merger, or any Forian subsidiary (which we refer to as a continuing employee) with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (other than severance and equity compensation and other long-term incentives) that were provided to such continuing employee immediately prior to the effective time.
For purposes of eligibility, vesting and benefit accruals (with respect to benefit accruals, solely for the purposes of determining accrual of vacation, paid time off, and severance benefits), under the Forian benefit plans providing benefits to any continuing employee following the effective time, Forian will, and will cause Helix, as the surviving corporation in the merger to, cause service rendered by each continuing employee to Helix prior to the effective time to be credited for such purposes to the same extent as such continuing employee was entitled, prior to the effective time, to credit for such service under any similar Helix benefit plan; provided, however, that in no event will continuing employees be entitled to service credit to the extent such service credit would result in a duplication of benefits for the same period of service.
Forian will (i) cause each continuing employee to be immediately eligible to participate, without any waiting time, in any and all Forian benefit plans to the extent coverage under such Forian benefit plan replaces coverage under a comparable Helix benefit plan in which such continuing employee participated immediately before the effective time; and (ii) for purposes of each Forian benefit plan providing medical, dental, pharmaceutical and/or vision benefits to any continuing employee from and after the effective time, (A) cause all pre-existing condition limitations, exclusions, waiting periods and actively at work requirements of such Forian benefit plan to be waived for such continuing employee and his or her covered dependents to the extent such pre-existing condition limitations, exclusions, waiting periods or actively at work requirements were waived or satisfied under the comparable Helix benefit plan and (B) recognize, or cause to be recognized, any eligible expenses incurred by such continuing employee and his or her covered dependents under a Helix benefit plan during the portion of the plan year prior to the effective time to be taken into account under such Forian benefit plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out of pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Forian benefit plan.
Conditions of the Merger
The obligations of Forian and Helix to complete the merger depend on a number of conditions being satisfied or waived. These conditions include:
•	Helix stockholders’ approval of the merger agreement;
•
The effectiveness of the registration statement filed on Form S-4 of which this proxy statement/prospectus is a part and no stop order suspending the effectiveness thereof will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC;

•	Forian will have received all state securities or “blue sky” permits and other authorizations necessary to issue the Forian common stock in the merger;

•
The shares of Forian to be issued to the holders of Helix common stock upon consummation of the merger will have been authorized for listing on the Nasdaq Capital Market, subject to official notice of issuance;

•
the acquisition by Forian of all of the equity interests of Medical Outcomes Research Analytics, LLC, or “MOR” and completion of a private offering by MOR of securities resulting in net proceeds to MOR of at least $11,000,000;

•
No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement will be in effect;

•
Approval of the merger by the necessary federal and state regulatory authorities and such approvals will remain in full force and effect, all statutory notice and waiting periods in respect thereof will have expired, and no such regulatory approval will have resulted in the imposition of any materially burdensome regulatory condition;

•	The accuracy of the other party’s representations and warranties as of the effective time of the merger subject to the material adverse effect standard in the merger agreement;
•	The performance in all material respects of all obligations contained in the merger agreement required to be performed at or before the effective time of the merger;
•
Since October 16, 2020, there will not have been any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on either party;

•	repayment or conversion of certain indebtedness of Helix;
•	conversion of all Helix preferred stock to Helix common stock;
•	divestiture by Helix of its security guarding business; and
•
holders of no more than five percent (5%) of the outstanding shares of Helix common stock (calculated on an as-converted basis) not exercising, or remaining entitled to exercise, statutory rights to appraisal or dissenters rights pursuant to the DGCL with respect to such shares of Helix common stock.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time under the following circumstances:
•	by mutual written consent of Helix and Forian;
•	by either Helix or Forian:
○
if the Merger is not consummated on or before February 26, 2021, provided, that, the right to terminate the merger agreement will not be available to a party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger prior to February 26, 2021 or the failure of the closing of the merger to occur by February 26, 2021;

○
if an applicable law, order, preliminary, temporary or permanent, or other legal restraint or prohibition and no action, proceeding, binding order, decree or determination by any governmental entity is in effect that prevents, enjoins, makes illegal or prohibits the consummation of the merger and the other transactions contemplated by the merger agreement;

○	if Helix stockholder approval of the merger is not obtained at the Helix special meeting or any adjournment or postponement thereof at which the vote was taken on the merger; or

○
if all of the conditions to closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied (or waived) at the closing, which conditions would be reasonably capable of being satisfied at such time) and Forian is unable to satisfy its obligation to effect the closing at such time because a private offering by MOR of equity interests or other securities of MOR on terms and conditions reasonably acceptable to MOR in its sole discretion, resulting in net proceeds to MOR (after deducting applicable fees, expenses, charges and discounts) in the aggregate amount of at least $11,000,000 cannot be completed prior to the closing date.

•
By Helix, if Forian or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Forian or Merger Sub has become untrue, in each case, such that the closing conditions, could not be satisfied as of the closing date; provided, however, that Helix may not terminate the merger agreement unless any such breach or failure to be true has not been cured within thirty (30) days after written notice by Helix to Forian informing Forian of such breach or failure to be true, except that no cure period will be required for a breach which by its nature cannot be cured prior to February 26, 2021; and provided, further, that Helix may not terminate the merger agreement pursuant if Helix is then in breach of the merger agreement in any material respect;

•
by Helix prior to the receipt of Helix’s stockholder approval in order to enter into a definitive written agreement providing for a superior proposal if Helix has complied in all material respects with the merger agreement; provided, that, Helix pays the applicable termination fee prior to or simultaneously with such termination and enters into such definitive written agreement for such superior proposal simultaneously with such termination of the merger agreement;

•
by Forian, if Helix has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Helix has become untrue, in each case, such that the closing conditions, could not be satisfied as of the closing date; provided, however, that Forian may not terminate the merger agreement unless any such breach or failure to be true has not been cured within thirty (30) days after written notice by Forian to Helix of such breach or failure to be true, except that no cure period will be required for a breach which by its nature cannot be cured prior to February 26, 2021; and provided, further, Forian may not terminate the merger agreement if Forian is then in breach of the merger agreement in any material respect;

•	by Forian, prior to the Helix special meeting or, if such meeting is adjourned, the reconvening of such meeting, in the event that the Helix board made a change in board recommendation;
•	by Forian, if Helix has materially breached its obligations regarding non-solicitation and alternative proposals;
•	by Forian, if Helix has not divested its guarding business at least fifteen (15) business days prior to February 26, 2021; or
•
by Forian, if The Nasdaq Stock Market, LLC informs Forian that the shares of Forian common stock are not, or will not be, approved for listing on The Nasdaq Capital Market, whether or not such decision is subject to appeal.

Expenses and Termination Fees
Generally, each party is required to pay all fees and expenses incurred by it in connection with the merger and the other transactions and agreements contemplated by the merger agreement. However, upon a termination of the merger agreement, a party will become obligated to pay to the other party a termination fee in certain circumstances.
The merger agreement provides that, upon termination of the merger agreement under specified circumstances, Helix will be required to pay Forian a termination fee equal to the greater of (a) $1,365,000 and (b) the aggregate amount of all costs, fees and expenses incurred by Forian and its affiliates in connection with the transactions contemplated by the merger agreement. The merger agreement provides that, upon termination of the merger agreement under specified circumstances, Helix will be required to reimburse Forian the aggregate amount of all costs, fees and expenses incurred by Forian and its affiliates in connection with the transactions contemplated by the merger agreement. The merger agreement provides that, upon termination of the merger agreement under specified circumstances, Forian will be required to pay Helix a termination fee of $500,000.
Amendments, Extensions and Waivers
Subject to compliance with applicable law, the merger agreement may be amended by a written agreement of the parties at any time before or after receipt of the Helix stockholder approval, except that after Helix stockholder approval has been received, there may not be any further amendment that by law requires the further approval of the Helix stockholders.
A party may (i) extend the time for performance of any obligation or act of any other party, (ii) waive any inaccuracy in a representation or warranty of any other party, (ii) extend the time for performance of any obligation or act of any other party, (iii) waive compliance by the other party with any of the covenants and agreements contained in the merger agreement or (iv) waive the satisfaction of any of its conditions contained in the merger agreement. No extension or waiver by Helix is permitted if it would require the approval of Helix’s stockholders unless such approval is required by law.
No Third-Party Beneficiaries
The merger agreement is not intended to confer any rights or remedies upon any person other than with respect to certain limited sections of the merger agreement which are enforceable by the financing sources to the extent related to the debt financing.
Specific Performance
The parties have agreed in the merger agreement that irreparable damage would occur in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. The parties have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of its terms and provisions, in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed to waive the requirement of any posting of a bond in connection with these remedies.
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: REPRESENTATIONS, WARRANTIES AND COVENANTS IN THE MERGER AGREEMENT ARE NOT INTENDED TO FUNCTION AS PUBLIC DISCLOSURES.
The merger agreement and the summary of its terms in this proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about Forian, MOR or Helix or any of their respective subsidiaries, affiliates or businesses. The representations, warranties and covenants contained in the merger agreement are made by Forian and Helix only for purposes of the merger agreement, and as of specific dates, and were qualified and subject to certain limitations and exceptions agreed to by Forian and Helix in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. Stockholders of Helix and stockholders of Forian are not third-party beneficiaries under the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by Forian or Helix. The representations and warranties contained in the merger agreement do not survive the effective time. Moreover, information concerning the subject matter of the representations, warranties and covenants, which does not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Forian or Helix.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Forian or Helix or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus. Please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 188.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE CONTRIBUTION
General
Subject to the limitations, assumptions and qualifications described herein, the following discussion and legal conclusions contained herein constitute and represent the opinion of Duane Morris LLP, counsel to Forian, as to the material U.S. federal income tax consequences of (i) the merger to “U.S. holders” (as defined below) of Helix common stock who exchange such stock for shares of Forian common stock pursuant to the merger and (ii) the contribution to the U.S. holders of MOR equity interests who exchange such interests for shares of Forian common stock pursuant to the contribution. This discussion is based upon the Code, existing and proposed U.S. Treasury Regulations, administrative pronouncements and judicial decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Such a change could affect the continuing validity of this summary. No assurance can be given that the Internal Revenue Service (the “IRS”) would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
The following summary addresses only those U.S. holders that hold their Helix common stock or MOR equity interest, as applicable, as a capital asset within the meaning of Section 1221 of the Code. Further, this summary does not address all aspects of U.S. federal income taxation that may be relevant to particular Helix stockholders or MOR members in light of their individual circumstances or to Helix stockholders or MOR members that are subject to special treatment under the U.S. federal income tax laws, including, without limitation: banks and certain other financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entity); accrual-basis taxpayers that are subject to special accounting rules under Section 451(b) of the Code; insurance companies; mutual funds; dealers or brokers in stocks or securities, commodities or foreign currencies; any person who is not a U.S. holder (as defined below); a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares or equity interests as part of a hedge, a straddle or a constructive sale or conversion transaction or other integrated investment; regulated investment companies; real estate investment trusts; controlled foreign corporations or passive foreign investment companies; former citizens or residents of the United States; U.S. expatriates; persons whose functional currency is not the U.S. dollar; persons that have a negative capital account balance in their MOR equity interests; persons who acquired their Helix common stock or MOR equity interests through a tax-qualified retirement plan or pursuant to the exercise of employee stock options or similar securities or otherwise as compensation, including, without limitation, those persons who hold MOR equity interests that were granted to them as a “profits interest” for U.S. federal income tax purposes; Helix shareholders who exercise dissenter’s rights; persons who actually or constructively own more than 5% of Helix voting stock; and holders of Helix or MOR stock options, stock warrants or debt instruments.
In addition, the discussion does not address any tax consequences arising under any alternative minimum tax or any state, local or foreign tax, or under any U.S. federal laws other than those pertaining to the income tax, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith).
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Helix common stock or MOR equity interests that, for U.S. federal income tax purposes, is:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of the source; or
•
a trust (i) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more United States persons or (ii) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Helix common stock or MOR equity interests, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a Helix stockholder or MOR member, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger and the contribution to their specific circumstances.
THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER AND THE CONTRIBUTION. PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER AND THE CONTRIBUTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.
General
Duane Morris LLP has opined that, based upon facts, representations and assumptions set forth in its opinion: (i) the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, (ii) Forian and Helix will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) the merger and contribution taken together qualify as a transaction governed under Section 351 of the Code.
This opinion will be based on customary assumptions and representations from Helix and MOR, as well as certain covenants and undertakings by Forian, Helix, MOR and Merger Sub (collectively, the “tax opinion representations and assumptions”). If any of the tax opinion representations and assumptions is incorrect, incomplete or inaccurate or is violated, the validity of the opinion described above may be affected and the tax consequences of the merger and the contribution could differ from those described in this proxy statement/prospectus.
An opinion of counsel represents counsel’s best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Neither Helix nor MOR intends to obtain a ruling from the IRS regarding the qualification of merger as a “reorganization” within the meaning of Section 368(a) of the Code or the qualification of the merger and contribution taken together as a transaction governed by Section 351 of the Code, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. The remainder of this discussion under “U.S. Federal Income Tax Consequences to U.S. Holders of Helix Common Stock and MOR equity interests” assumes that, for U.S. federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and the merger and contribution taken together will qualify as a transaction governed by Section 351 of the Code.
U.S. Federal Income Tax Consequences to U.S. Holders of Helix Common Stock and MOR Equity Interests
For U.S. federal income tax purposes, a U.S. holder of Helix common stock that receives shares of Forian common stock in the merger:
•	will recognize no gain or loss upon the exchange of shares of Helix common stock for shares of Forian common stock in the merger;
•	will have a tax basis in the Forian common stock received in the merger equal to the tax basis of the Helix common stock surrendered in exchange therefor; and
•	will have a holding period for shares of Forian common stock received in the merger that includes its holding period for its shares of Helix common stock surrendered in exchange therefor.
For U.S. federal income tax purposes, a U.S. holder of MOR equity interests that receives shares of Forian common stock in the contribution:
•	will recognize no gain or loss upon the exchange of shares of MOR equity interests for shares of Forian common stock in the contribution;

•
will have a tax basis in the Forian common stock received in the contribution equal to (i) the tax basis of the MOR equity interests surrendered in exchange therefor, reduced by (ii) the holder’s share of liabilities of MOR assumed by Forian, which assumption will be treated as a payment of money to the holder under sections 752(d) and 358(d) of the Code; and

•
will have a holding period for shares of Forian common stock received in the contribution that includes its holding period for its shares of MOR equity interests surrendered in exchange therefor, except that the holding period of those shares of Forian common stock received by the holder in exchange for such holder’s interest under Section 751 of the Code in assets of MOR that are neither capital assets nor assets defined under Section 1231 of the Code will begin on the day following the date of the exchange.

U.S. holders that acquired different blocks of Helix common stock or MOR equity interests at different times or different prices should consult their tax advisor regarding the manner in which gain or loss should be determined in their specific circumstances.

APPRAISAL RIGHTS OF HELIX STOCKHOLDERS
Under the DGCL, if you do not wish to accept the merger consideration provided for in the merger agreement for your shares of Helix common stock, you have the right to seek appraisal of your shares and to receive payment in cash for the fair value of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Helix common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights. Stockholders wishing to exercise the right to seek an appraisal of their shares of Helix common stock must do ALL of the following:
•
The stockholder must not vote in favor of the Helix merger proposal. Because a proxy received that does not contain voting instructions will, unless revoked, be voted in favor of the Helix merger proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Helix merger proposal or abstain;

•	The stockholder must deliver to Helix a written demand for appraisal before the vote on the Helix merger proposal at the special meeting;
•
The stockholder must continuously hold the shares from the date of making the demand through the effective time. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time; and

•
The stockholder or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Appendix D to this proxy statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.
Section 262 of the DGCL requires that, when a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement/prospectus constitutes Helix’s notice to its stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Appendix D. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.
If you elect to demand appraisal of your shares of Helix common stock, (i) you must deliver to Helix a written demand for appraisal of your shares of Helix common stock before the vote is taken on the Helix merger proposal, which must reasonably inform Helix of the identity of the holder of record of Helix common stock and that the stockholder intends thereby to demand appraisal of his, her or its shares of Helix common stock, (ii) you must not vote or submit a proxy in favor of the Helix merger proposal, (iii) you must continuously hold the shares from the date of making the demand through the effective time and (iv) you or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving corporation is under no obligation to file any petition and has no intention of doing so. If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the consideration for your shares of Helix common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Helix common stock.
A holder of shares of Helix common stock wishing to exercise appraisal rights must hold of record the shares of Helix common stock on the date the written demand for appraisal is made and must continue to hold the shares of Helix common stock of record through the effective time, because appraisal rights will be lost if the shares of Helix common stock are transferred prior to the effective time. Voting against or failing to vote for the Helix merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Helix merger proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the Helix merger proposal or abstain from voting on the Helix merger proposal. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Helix merger proposal.
All demands for appraisal should be addressed to Helix Technologies, Inc., 5300 DTC Parkway, Suite 300, Greenwood Village, CO 80111, Attention: Corporate Secretary, and must be delivered before the vote is taken on the Helix merger proposal at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Helix common stock. The demand must reasonably inform Helix of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Helix common stock.
To be effective, a demand for appraisal by a stockholder of Helix must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Helix common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Helix common stock. If you hold your shares of Helix common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
If shares of Helix common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be executed by or on behalf of the holder of record. If the shares of Helix common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Helix common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Helix common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Helix common stock as to which appraisal is sought. Where no number of shares of Helix common stock is expressly mentioned, the demand will be presumed to cover all shares of Helix common stock held in the name of the record owner.
Within 10 days after the effective time, the surviving corporation must give notice of the date that the merger has become effective to each of the Helix stockholders who have properly filed a written demand for appraisal and who did not vote in favor of the Helix merger proposal. At any time within 60 days after the effective time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration specified by the merger agreement for that stockholder’s shares of Helix common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal petition or joined the proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the merger consideration within 60 days after the effective time.
Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under

Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Helix common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition and has no present intention to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the holders of Helix common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights within the time and manner prescribed by Section 262. In addition, within 120 days after the effective time, any stockholder who has properly filed a written demand for appraisal and who has complied with all requirements for exercising appraisal rights, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Helix common stock not voted in favor of the Helix merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the stockholder within 10 days after such written request has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Helix common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement. As noted above, however, the demand for appraisal can only be made by a holder of record.
If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Helix common stock and with whom agreements as to the value of their shares of Helix common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Helix common stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
After the Delaware Court of Chancery determines which stockholders are entitled to appraisal of their shares of Helix common stock, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the shares of Helix common stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value together with interest, if any, to Helix stockholders entitled to receive the same (in the case of shares represented by certificates, payment will not be made until following surrender of such certificates). Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.
You should be aware that an investment banking opinion as to fairness, from a financial point of view, of the merger consideration is not necessarily an opinion as to fair value under Section 262 of the DGCL. No representation is made as to the outcome of an appraisal of fair value by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, Helix, or the surviving corporation, reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of DGCL, the “fair value” of a share of Helix common stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware Court of Chancery has decided that the statutory appraisal remedy, depending on the factual circumstances, may or may not be a dissenter’s exclusive remedy.
The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Helix common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time, be entitled to vote shares of Helix common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Helix common stock, other than with respect to payment as of a record date prior to the effective time. However, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration (without interest) for his, her or its shares of Helix common stock pursuant to the merger agreement.
STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
In view of the complexity of Section 262 of the DGCL, Helix stockholders who may wish to pursue appraisal rights should consult their own legal and financial advisors.

THE CONTRIBUTION
Terms of the Contribution
The Contribution
Immediately prior to the effective time, the equity holders of MOR will contribute 100% of the equity interests of MOR to Forian in exchange for shares of Forian common stock. As a result, MOR will become a wholly-owned subsidiary of Forian.
Terms of the Contribution
Upon completion of the contribution and the merger, the former members of MOR will hold, in the aggregate, approximately 78% of the outstanding common stock of Forian.
Each unit of MOR will be contributed to Forian in exchange for 1.7776 shares of Forian common stock, which is referred to herein as the contribution exchange ratio. If the number of shares of common stock of Forian changes before the contribution is completed because of a reclassification, recapitalization, stock dividend, stock split, reverse stock split or similar event, then a proportionate adjustment will be made to the contribution exchange ratio.
The Contribution Agreement
The following is a summary of the material terms and conditions of the contribution agreement. This summary does not purport to be complete and may not contain all of the information about the contribution agreement that is important to you. This summary is qualified in its entirety by reference to the contribution agreement, a copy of which is attached as Appendix B to, and incorporated by reference into, this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the contribution agreement and not by this summary or any other information contained in this proxy statement/prospectus. We recommend that you read the contribution agreement carefully and in its entirety before making any decisions regarding the merger.
Closing
The closing of the contribution will take place remotely via the electronic transmittal of executed documents immediately prior to the consummation of the merger. The date on which the closing occurs is referred to herein as the closing date.
Reorganization
At the closing of the contribution, each equity holder of MOR will contribute and transfer their respective equity interest in MOR to Forian, free and clear of all liens. In consideration of such contribution and transfer, Forian will accept from each equity holder the MOR membership interests held by such equity holder in exchange for issuing to such equity holder shares of Forian common stock based on an exchange ratio of 1.7776 per share of Forian common stock for each unit of MOR, subject, in the case of profits interests, to satisfaction of the applicable threshold amount for such profits interests. Any unvested profits interests in MOR, to the extent the threshold amount applicable to such profits interests is satisfied, will be exchanged for unvested shares of Forian common stock that will vest in substantially the same manner as such profits interests would have vested had they not been exchanged for Forian common stock. In the aggregate, 22,948,042 shares of Forian common stock will be issued to the equity holders of MOR at the closing of the contribution.
Representations and Warranties
The contribution agreement contains representations and warranties made by MOR, Forian and each equity holder. These include, among other things, representations and warranties regarding:
•	organization, corporate power, good standing and qualification to do business of Forian and MOR (as applicable);
•
authority to execute and deliver and perform its obligations under, and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against the party;

•	the consents and approvals required in connection with the transactions contemplated by the merger agreement;
•	absence of certain litigation and governmental orders;
•	capitalization of MOR; and
•	no brokers.
The assertions embodied in the representations and warranties in the contribution agreement were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the merger agreement. Accordingly, the representations and warranties in the contribution agreement are not necessarily characterizations of the actual state of facts about Forian, MOR or the other parties at the time they were made or otherwise and should only be read in conjunction with the other information set forth in this proxy statement/prospectus.
Conditions of the Contribution
The obligations of Forian, MOR and the equity holders to complete the contribution depend on a number of conditions being satisfied or waived. These conditions include:
•	The accuracy of the other party’s representations and warranties as of the effective time of the contribution;
•	The performance in all material respects of all obligations contained in the contribution agreement required to be performed at or before the effective time of the contribution; and
•	The conditions to the closing of the merger set forth in the merger agreement will have been satisfied or waived.
We cannot be certain when, or if, the conditions to the contribution will be satisfied or waived, or that the contribution will be completed.

INFORMATION REGARDING HELIX
Business
Company History
Helix was incorporated in 2014 as a Delaware corporation. Helix provides critical technology solutions to the legal cannabis industry. Our mission is to provide clients with the best-in-class critical infrastructure services through a single integrated platform which enables them to run their businesses more safely, efficiently, and profitably. As we increase our platform’s scale and scope, clients will be able to realize greater cost savings and operating advantages through our integrated end-to-end business solutions.
We have selectively pursued acquisitions and strategic investments in businesses and technologies in order to drive product and market expansion, such as:
•	In 2017, we acquired Security Grade Protective Services, Ltd (“Security Grade”) – which resulted with our digital monitoring business.
•
In 2018, through our merger with BioTrackTHC, we acquired the technology underlying our seed-to-sale software (Biotrack). That merger resulted in former BioTrack stockholders owning at the time that transaction was concluded, approximately 48% of Helix common stock on a fully diluted basis.

•	Also in 2018, through our merger with Engeni LLC, we gained enhanced marketing and software development solutions.
•	In 2019, we acquired Amercanex, which gave us a real-time blockchain-enabled platform to could execute compliant wholesale cannabis transactions between licensed operators in regulated markets.
These strategic acquisitions, together with the acquisitions and developments of other products and infrastructure services have allowed us to address the growing demand and needs of the legal cannabis industry.
Technology Services
Helix BioTrack
Helix BioTrack (formerly BioTrackTHC) has been rated as the largest retail seed-to-sale compliance software provider by market share, and continued to grow in 2019. The business has tracked over $18bn of legal cannabis transactions, and has expanded into Europe and Latin America, in addition to its 2,000+ client locations stateside, and 9 government contracts. BioTrack’s transactional and technological capabilities form the backbone of an integrated services platform that we have built over the last 48 months and will continue to build and deploy in 2020. In any version of full legalization in the United States, seed-to-sale tracking in commercial locations will be the key compliance tool used by governments to regulate the extensive legal cannabis market.
Helix Cannalytics
Helix Cannalytics is a proprietary business intelligence and data analytics platform that allows users to easily view and dissect key business data points generated from within BioTrack and Helix Exchange. The Cannalytics model focuses on providing solutions for real-time critical business insights via client partnerships and customized data and analytics solutions centered around machine learning algorithms. Helix Cannalytics offers a comprehensive approach to presenting cannabis business data in a logical and easy to use format with fully-customized business intelligence solutions catered to the unique needs of licensed cannabis businesses.
Helix Digital Monitoring
Helix Digital Monitoring provides effective security monitoring solutions to cannabis businesses, including assessments and planning, security system design and implementation, and consulting. All systems and services are guaranteed to meet individual state regulatory requirements and to achieve compliance.
We provide security system assessment services for our customers and licensed cannabis business operators. Our core existing products and services include the following:
•	IP CCTV systems;

•	24/7 virtual monitoring;
•	Cloud storage;
•	Intrusion alarm systems;
•	Perimeter alarm systems;
•	Access control; and
•	Security consulting for license applications.
Helix Exchange
Helix Exchange (formerly Amercanex) is a technology platform that can enable a fully electronic, compliant and transparent exchange. The core function of this marketplace is to ensure fair and orderly transactions, as well as efficient dissemination of price information, for products bought and sold on Helix Exchange. There are currently no clients on the platform. Additionally, Helix Exchange seamlessly integrates with state and commercial tracking systems to provide automated end-to-end compliance.
Industry and Regulatory Background
In the 1930’s, Congress made marijuana illegal on the federal level, and it was scheduled as a narcotic. In the 1960s and 1970s, as the popularity of marijuana use grew, states began to realize that they needed drug policies consistent with the community and consumer use of marijuana. Under the Federal Controlled Substances Act of 1970, marijuana is currently classified as a “Schedule I” controlled substance. The level of enforcement in states varies widely regarding marijuana.
In 1996, Oregon and California passed legislation that legalized the possession and consumption of marijuana use for medical purposes. As of December 31, 2019, thirty-three states and the District of Columbia have legalized marijuana in one form or another. The Colorado, Washington, Oregon, and Alaska state policies to legalize recreational marijuana were not challenged by federal authorities, which was largely due to the guidance put forth in the August 29, 2013 memorandum from James Cole, the U.S. Deputy Attorney General, titled “Guidance Regarding Marijuana Enforcement” (the “Cole Memo”). This memorandum states that federal enforcement agencies are unlikely to enforce the Controlled Substances Act in states where marijuana has been legalized, and where the regulation and control is functional. As of December 31, 2019, eleven states and the District of Columbia have legalized recreational cannabis use.
On the federal level, marijuana has been considered an illegal substance since 1930. This has caused various impediments to the marijuana industry, the most prominent of which is in banking. Although the U.S. Treasury has provided guidance intended to give banks the confidence that they can work with marijuana businesses in legal cannabis states, many banks are still reluctant to do so.
According to a recent report, Legal Marijuana Market Size, Share & Trends Analysis Report By Type (Medical Cannabis, Recreational Cannabis), By Product Type, By Medical Application (Cancer, Mental Disorders), And Segment Forecasts, 2019 - 2025, “The global legal marijuana market size was estimated at USD 13.8 billion in 2018 and is projected to expand at a CAGR of 23.9% by 2025. Growing legalization in various countries is primarily driving the market. Furthermore, rising adoption of cannabis as a medical product for treating conditions, such as Parkinson’s disease, cancer, arthritis, and neurological disorders is also expected to fuel revenue growth in the forthcoming years.”
Furthering the growth of the legal cannabis industry, The House Judiciary Committee has approved a bill that would decriminalize marijuana at the federal level. The Marijuana Opportunity Reinvestment and Expungement Act of 2019, or MORE Act, passed 24-10. The bill is now awaiting to be heard by the full House of Representatives.
Upon successful legalization at a federal level, cannabis will be further scrutinized with additional complex regulatory compliance as markets emerge and interstate/international commerce become prevalent.
Government Regulation
Marijuana is categorized as a “Schedule I” controlled substance by the Drug Enforcement Agency and the U.S. Department of Justice. It is currently illegal to grow, possess, sell, purchase, and/or consume cannabis under Federal law. A Schedule I controlled substance is defined as a substance that has no currently accepted medicinal use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The Department of Justice also characterizes Schedule I controlled substances as the most dangerous drugs of all the drug schedules with potentially severe psychological and/or physical dependence.
Despite this, thirty-three states and the District of Columbia have enacted state laws that allow the medicinal use of cannabis, 11 of those states also have laws that allow for the personal use and possession of cannabis by adults 21 and over. During the 2020 election 5 states voted on state level ballot measures, these measures added adult use in 3 states, medical and adult use in 1, and medical use in another bringing the total to 35 states and DC with medical cannabis laws and 14 with adult use laws, once the ballot initiatives take effect. As a result of the foregoing, an unpredictable business environment has been created for cannabis companies that can legally operate under state laws but are nonetheless openly in violation of Federal laws. On August 29, 2013, United States Deputy Attorney General James Cole issued the Cole Memo to United States Attorneys guiding them to prioritize enforcement of Federal law away from the cannabis industry operating as permitted under state law, so long as:
•	cannabis is not being distributed to minors and dispensaries are not located around schools and public buildings;
•	the proceeds from sales are not going to gangs, cartels or criminal enterprises;
•	cannabis grown in states where it is legal is not being diverted to other states;
•	cannabis-related businesses are not being used as a cover for sales of other illegal drugs or illegal activity;
•	there is not any violence or use of fire-arms in the cultivation and sale of marijuana;
•	there is strict enforcement of drugged-driving laws and adequate prevention of adverse health consequences; and
•	cannabis is not grown, used, or possessed on Federal properties.
In January 2018, the Trump administration rescinded the Obama-era directive of easing federal enforcement on legalized marijuana usage. The subsequent departure of Jeff Sessions as Attorney General has signaled to the industry a potential softening of the federal government’s stance, and the recent introduction of a banking bill that would allow the cannabis industry to obtain banking services if enacted into law would also be a positive step.
The Market
The market for Helix’ full suite of critical infrastructure services encompasses all licensed cannabis operators in locations where medical or recreational cannabis has been legalized. As more states and countries begin the decriminalization and legalization process, new markets continue to emerge resulting in a natural expansion of our global reach.
As with any emerging market, several companies within the industry achieve a higher level of success faster and are able to scale more rapidly than others. In the cannabis space, a handful of companies hold licenses and operate throughout multiple legal markets and are referred to as Multi-State Operators (MSOs).
Within newly formed markets, MSOs apply for and are granted licenses allowing these companies to penetrate states that are initially rolling out their cannabis legalization plans.
Another tactic used by MSOs to drive consolidation in the cannabis space is to purchase active licenses from established businesses or acquire the business itself (in some cases other MSOs). Mergers and acquisitions inside the cannabis industry are commonplace and show no signs of slowing in the near future.
As more states continue towards the path of legalization, the next logical step in the expansion of the market lies in federal legalization. The conversation around this topic has been prominent in the current political conversations in Washington D.C. and several measures have already been passed lowering the threshold of federal government regulation on the industry.
Once legalization does occur at the federal level, this will in turn create an opportunity for the U.S. market to expand globally in much the same way it has domestically but with the added benefits of both interstate and international trade.

Helix currently operates in six other legal countries around the world including Canada, Jamaica, Colombia, New Zealand, Australia and the United Kingdom.
Sales and Marketing Strategy
As a leading provider of technology in the cannabis space it is imperative that Helix continue to develop and improve its service platforms to meet the ever-changing needs of the industry. While the legacy version of Helix BioTrack continues to be a highly sought-after business solution, Helix Technologies has been working diligently to develop a new and greatly enhanced version of the seed-to-sale tracking and dispensary point-of-sale platform.
To compliment both the legacy Helix BioTrack software as well as the new version, in the summer of 2019 Helix undertook the process of creating an in-depth data analytics and business intelligence platform, Helix Cannalytics. This platform puts the power of data to use for operators to gain more valued insights into their businesses resulting in the ability to make better informed decisions.
Along with creating new products internally, Helix currently provides infrastructure solutions for multiple MSOs and as a result their expansion in new and existing markets. Through both organic and business development avenues, Helix continues to see growth with little additional resources expended.
With focusing our efforts on key organic growth strategies, Helix remains ready to expand its services should the opportunity arise.
Helix’ multifaceted growth strategy has put Helix in a prime position to continue to take, and take back, market share from our competition. According to the 2019 Mid-Year Report: Point of Sale Software in the Cannabis Industry by Cannabiz Media, “At the end of 2018, five vendors accounted for 80% of the cannabis market…” and of the five vendors, Helix BioTrack was ranked at the top, accounting for 24% of the total market share.
In addition to expansion of both our customer base and market share, Helix has taken a concerted effort to focus on a lean, efficient growth and operations strategy. This includes the reorganization of our support department, realignment of key organizational management, and a planned company-wide rebrand to drive succinct marketing across all business lines by leveraging unified and synergistic brand messaging.
By harnessing the industry reputation that Helix BioTrack has built since 2010, Helix will continue to target nascent and emerging state markets as the primary focus of our sales and marketing strategy in the legal marijuana sector for the immediate future.
Competition
Helix BioTrack has multiple competitors. Some are focused solely on government traceability systems. Some are focused solely on point-of-sale software. Some provide all aspects of commercial software. And one company competes with BioTrack in all verticals. As the industry continues to grow, and as more geographies legalize cannabis, we expect more competitors will emerge, while some of the smaller ones will likely cease doing business or be acquired. We compete with several technology companies in a highly fragmented market that offer solutions or services that are similar to some of our services, including, but not limited to BDS Analytics, Flowhub, Greenbits, Headset, Metrc, New Frontier, and Treez.
Employees
As of December 31, 2019, we employed 216 full time employees and 31 part time employees. We believe that the employer-employee relationships in our Company are positive. We have no labor union contracts.
Available Information
Our website address is https://helixtechnologies.com/. We do not intend our website address to be an active link or to otherwise incorporate by reference the contents of the website into this Report. The U.S. Securities and Exchange Commission (the “SEC”) maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Property
The table below represents the facilities in which we lease office space:
Location	Monthly Rent	Lease Term	Expiration Date
5300 DTC Parkway, Suite 300, Greenwood Village, CO 80111	$6,011 to $6,718	5 years	2/28/2021
6750 North Andrews Avenue, Suite 325, Fort Lauderdale, FL 33309	$19,380 to $20,560	34 months	11/30/2021
6750 North Andrews Avenue, Suite 325, Fort Lauderdale, FL 33309	$15,200 to $16,127	3 years	12/31/2024
921 Lakeridge Way, Suite 301, Olympia, WA 98502	$3,500 to $3,713	3 years	2/28/2021
Legal Proceedings
Occasionally, we may be involved in claims and legal proceedings arising from the ordinary course of our business. We record a provision for a liability when we believe that it is both probable that a liability has been incurred, and the amount can be reasonably estimated. If these estimates and assumptions change or prove to be incorrect, it could have a material impact on our consolidated financial statements. Contingencies are inherently unpredictable and the assessments of the value can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions.
There is currently no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self- regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or of our Company’s or our Company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material effect on Helix, with the exception of:
Kenney, et al. v. Helix TCS, Inc.
On July 20, 2017, one former employee filed a lawsuit in the United States District Court for the District of Colorado alleging violations of the Fair Labor Standards Act on behalf of himself and other employees. The plaintiff seeks damages for our alleged failure to compensate employees appropriately for the overtime hours they worked as purported “non-exempt” employees. At this time, the matter has not been certified as a collective action nor has any decision been made on the merits of the claim. The Company filed a motion to dismiss the claim, which motion was denied. The Company, on an interlocutory basis, appealed that denial. The U.S. Court of Appeals for the Tenth Circuit affirmed the decision of the District Court and remanded the matter. The case is in the early stages of discovery.
Audet v. Green Tree International, et. al.
On February 14, 2020 John Audet filed a complaint in 15th Judicial Circuit in and for Palm Beach County, Florida against multiple parties, including Green Tree International (“GTI”), claiming that he owned 10% of GTI. We believe the lawsuit is wholly without merit and will defend itself from these claims vigorously. As of September 30, 2020, the case is in the process of discovery.
At this time, Helix is not able to predict the outcome of the lawsuits, any possible loss or possible range of loss associated with the lawsuits or any potential effect on Helix’s business, results of operations or financial condition.
Executive Compensation
The following table sets forth certain information about compensation paid, earned or accrued for services of Helix’s named executive officers for the past two fiscal years.

Summary Compensation Table
Name and Principal Position	Fiscal Year	Base Salary ($)	Option Awards ($)	Total ($)
Zachary Venegas President/CEO, Director	2020	200,000	101,364	301,364
	2019	200,000	975,736	1,175,736
Scott Ogur CFO, Director	2020	180,000	67,710	247,710
	2019	180,000	575,136	755,136
Terence J. Ferraro Chief Software Architect, BioTrackTHC	2020	175,000	—	175,000
	2019	175,000	—	175,000
On March 19, 2019 we awarded Zachary Venegas two options to purchase a total of 500,000 shares of Helix’s common stock. On March 19, 2019 we awarded Scott Ogur two options to purchase a total of 300,000 shares of Helix’s common stock. On February 21, 2020 we awarded Scott Ogur options to purchase 200,000 shares of Helix common stock. On June 19, 2020 we awarded Zachary Venegas options to purchase 500,000 shares of Helix’s common stock. On October 14, 2020 we awarded Zachary Venegas options to purchase a 300,000 shares of Helix’s common stock. 100% of the amounts in the All Other Compensation column above represent the Black-Scholes value of the options at the date of grant. We made no other individual grants of restricted stock or stock options to, and there were no stock options exercised by, our named executive officers for the period from October 25, 2015 (inception) through December 31, 2020.
Outstanding Equity Awards at Fiscal Year-End Table
Name	Stock Underlying Option	Option Exercise Price	Option Expiration Date
Zachary Venegas	40,000 shares of common stock	$2.09*	3/28/2023
Zachary Venegas	450,000 shares of common stock	$1.90	3/28/2028
Zachary Venegas	114,000 shares of common stock	$2.59*	3/19/2024
Zachary Venegas	386,000 shares of common stock	$2.35	3/19/2029
Zachary Venegas	500,000 shares of common stock	$0.167*	6/19/2025
Zachary Venegas	300,000 shares of common stock	$0.1045*	10/14/2025
Scott Ogur	114,000 shares of common stock	$2.59*	3/19/2024
Scott Ogur	186,000 shares of common stock	$2.35	3/19/2029
Scott Ogur	200,000 shares of common stock	$0.385*	2/21/2025
*	Represents 110% of the fair market value of Helix’s common stock on the day of issuance.
Director Compensation
There was no compensation awarded to, earned by, or paid to the members of Helix board of directors by us during the years ended December 31, 2020 and 2019.

Equity Compensation Plan Information Table
The following table sets forth the indicated information as of December 31, 2020 with respect to Helix equity compensation plan:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
Helix TCS, Inc. 2017 Omnibus Stock Plan	1,835,000	$1.97	2,400,055
Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan	5,398,018	$0.62	286,140
Our only equity compensation plans are the Helix TCS, Inc. 2017 Omnibus Stock Plan and Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan, which were approved by our stockholders. Helix does not have any equity compensation plans or arrangements that have not been approved by its stockholders.
Certain Relationships and Related Transactions
Zachary L. Venegas, Helix’s Chief Executive Officer owns 100% of Helix Opportunities LLC, a stockholder of Helix.
Advances from Related Parties
Helix had a loan outstanding from a former Helix executive. The advance did not accrue interest and had no definite repayment terms. The loan balance was $0 as of both December 31, 2020 and 2019.
On March 1, 2019, Helix entered into a $1,500,000 Secured Convertible Promissory Note (“Note Nine”) with Rose Capital Fund I, LP (the Related Party Holder”). A Managing Member of the Related Party Holder is also a Director of Helix. The Related Party Holder provided Helix with $1,475,000 in cash proceeds, which was received by Helix during the period ended September 30, 2019. The additional $25,000 was retained by the Related Party Holder for legal bills for the transaction. Note Nine will mature on March 1, 2020 and bear interest at a rate of 25% per annum, payable by Helix half in cash and half in kind on a quarterly basis. The principal balance of Note Nine is convertible at the election of the Related Party Holder, in whole or in part, at any time or from time to time, into Helix’s common stock at the lower of $0.90 per share or a 30% discount to Helix’s 30-day weighted average listed price per share immediately before the date of conversion. In conjunction with Note Nine, Helix issued a warrant to the Related Party Holder to purchase 535,715 shares of Helix’s common stock at $1.40 per share.
Warrants
On March 1, 2019, in connection with the issuance of Note Nine, Helix issued warrants, of which the value was derived and based off the fair value of Note Nine, to the investor to purchase 535,715 shares of Helix’s common stock at $1.40 per share. Exercise of the purchase rights represented by the warrant may be made, in whole or in part, at any time or times on or after March 1, 2019 and on or before March 1, 2024, by delivery to Helix of the Notice of Exercise.
Promissory Note
On January 3, 2019, Helix entered into an unsecured promissory note with the Related Party Holder in the amount of $280,000. The unsecured promissory note has a fixed interest rate of 10% and is due and payable on March 31, 2019. On March 2, 2019, the unsecured promissory note was paid off in full.
On July 29, 2019, Helix entered into an unsecured promissory note with the Related Party Holder in the amount of $300,000. The unsecured promissory note has a fixed interest rate of 12% and is due and payable on January 29, 2020. Accrued interest expense associated with the promissory note was $15,288 as of December 31, 2019.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF HELIX
Forward-Looking Statements
The following discussion and analysis of the results of operations and financial condition for the years ended December 31, 2019 and 2018 and the three and nine-month periods ended September 30, 2020 and 2019 should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements that are included elsewhere in this proxy statement/prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. See “Forward-Looking Statements” at the beginning of this proxy statement/prospectus.
Fiscal years ended December 31, 2019 and December 31, 2018
Overview
Helix provides the legal cannabis industry with a suite of technology that comprises an end-to-end set of critical infrastructure services built around a single foundation of regulatory compliance for all legal markets, assisting governing bodies in tracking each step of the process and helping industry operators better manage and mitigate risk while they focus on their core business. We accomplish these goals through a unique combination of logistics, risk-management, and investment skills, delivered through a proprietary software suite and partnership platform.
When combined, Helix’ full line of SaaS products allow operators to track cannabis plants and processed/manufactured cannabis products from seed-to-sale as well as provide dispensary employees with an easy to use point-of-sale system (Helix BioTrack), provide critical business insights through data analytics and business intelligence via an enhanced machine learning algorithms platform that captures data from each step in the tracking process (Helix Cannalytics), buy and sell bulk products through a compliant and safe online wholesale exchange (Helix Exchange). All while being easily accessed and managed from a single consolidated platform that seamlessly integrates with all regulatory tracking and compliance systems in every legal market.
Results of Operations for the Years Ended December 31, 2019 and 2018
Management believes that we will continue to incur losses for the immediate future. Therefore, we may either need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities, if ever. These conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments relating to the recovery of assets or the classification of liabilities that may be necessary should we be unable to continue as a going concern. For the year ended December 31, 2019, we have generated revenue and are trying to achieve positive cash flows from operations.

The following table shows our results of operations for the years ended December 31, 2019 and 2018. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.
	For the Year Ended December 31,		Change
	2019	2018	Dollars	Percentage
Revenue	$10,862,695	$5,318,128	$5,544,567	104%
Cost of revenue	4,684,969	2,792,875	1,892,094	68%
Gross margin	6,177,726	2,525,253	3,652,473	145%
Operating expenses	16,114,859	12,777,804	3,337,055	26%
Loss from operations	(9,937,133)	(10,252,551)	315,418	-3%
Other income, net	647,730	2,759,052	(2,111,322)	-77%
Loss from continuing operations	$(9,289,403)	$(7,493,499)	$(1,795,904)	24%
Loss from discontinued operations	(290,766)	(472,303)	181,537	-38%
Net loss	$(9,580,169)	$(7,965,802)	$(1,614,367)	20%
Changes in foreign currency translation adjustment	$(97,892)	$17,991	$(115,883)	-644%
Convertible preferred stock beneficial conversion feature accreted as a deemed dividend	—	(22,202,194)	22,202,194	-100%
Net loss attributable to common shareholders	$(9,678,061)	$(30,150,005)	$20,471,944	-68%
Revenue
Total revenue for the year ended December 31, 2019 was $10,862,695, which represented an increase of $5,544,567, or 104%, compared to total revenue of $5,318,128 for the year ended December 31, 2018. The increase primarily resulted from the Company owning the BioTrackTHC subsidiary for 12 months in 2019, during which time it generated revenue of $9,193,768 as compared to 7 months in 2018 during which time it generated revenue of $4,122,999, for an increase of $5,070,769. The balance of the increase in revenues was attributable to an increase in the number of customers in 2019 as a result of our sales and marketing efforts.
Cost of Revenue
Cost of revenue for the years ended December 31, 2019 and 2018 primarily consisted of compensation for employees involved in the creation and development of licensing software. Cost of revenue increased by $1,892,094, or 68%, for the year ended December 31, 2019, to $4,684,969, as compared to $2,792,875 for the year ended December 31, 2018. The increase primarily resulted from an increase of 3 employees and the 5 extra months of BioTrackTHC costs of revenue in 2019, which accounted for $1,499,156 of the increase. The balance occurred in our security installation and monitoring business.
Operating Expenses
Our operating expenses encompass selling, general and administrative expenses, salaries and wages, professional and legal fees and depreciation and amortization. Selling, general and administrative expenses consist primarily of rent/moving expenses, advertising and travel expenses. Salaries and wages is composed of non-revenue generating employees. Professional services are principally comprised of outside legal, audit, information technology consulting, marketing and outsourcing services as well as the costs related to being a publicly traded company. Our operating expenses during the year ended December 31, 2019 and 2018 were $16,114,859 and $12,777,804, respectively. The overall $3,337,055 increase in operating expenses was primarily attributable to the following increases in operating expenses of:
•	Selling, general and administrative expenses – $1,632,113
•	Salaries and wages – $111,738
•	Professional and legal fees – $562,476
•	Depreciation and amortization – $1,695,057

The $1,632,113 increase in selling, general and administrative expenses is a result of owning BioTrackTHC and Engeni for 12 months in 2019 as compared with 7 months and 5 months, respectively, in 2018. The $111,738 increase in salaries and wages resulted from a full year of BioTrackTHC employees. The $562,476 increase in professional and legal fees primarily resulted from an increase in legal fees and costs associated with fundraising. The $1,695,057 increase in depreciation and amortization was due to amortization of intangible assets acquired in the BioTrackTHC, Engeni and GTI acquisitions.
Other Income
Other income consisted of a gain on the change in fair value of warrant liability, gain on the change in the fair value of convertible notes, (loss) gain on the change in fair value of convertible notes – related party, loss on the change in fair value of contingent consideration, gain on reduction of obligation pursuant to acquisition, (loss) gain on issuance of warrants, and interest expense. Other income, net during the years ended December 31, 2019 and 2018 was $647,730 and $2,759,052, respectively. The $2,111,322 decrease in other income, net was primarily attributable to a loss on the change in fair value of convertible notes – related party of $283,453, loss on change in fair value of contingent consideration of $880,050, loss on issuance of warrants of $825,098, interest expense of $1,690,115, and no gain on reduction of obligation pursuant to acquisition, partially offset by a gain on change in fair value of warrant liability of $3,812,977 for the year ended December 31, 2019.
Loss from Continuing Operations
For the foregoing reasons, we had a loss from continuing operations of $9,289,403 for the year ended December 31, 2019, compared to a loss from continuing operations of $7,493,499 for the year ended December 31, 2018.
Loss from Discontinued Operations
Loss from discontinued operations was $290,766 and $472,303 for the years ended December 31, 2019 and 2018, respectively. These losses related to the guarding business of the Company, which was subsequently sold on July 31, 2020.
Net Loss
For the foregoing reasons, we had a net loss of $9,580,169 for the year ended December 31, 2019, or $0.12 net loss per common share – basic and diluted, compared to net loss of $7,965,802 for the year ended December 31, 2018, or $0.15 net loss per common share – basic and diluted.
Convertible preferred stock beneficial conversion feature accreted as a deemed dividend
The convertible preferred stock beneficial conversion feature accreted as a deemed dividend resulted from the effective conversion price of the Series B preferred shares at issuance being less than the fair value of the common stock into which the preferred shares are convertible. The result was a non-cash charge in the amount of $0 for the year ended December 31, 2019 compared to $22,202,194 for the year ended December 31, 2018.
Net Loss Attributable to common shareholders
For the foregoing reasons, we had a net loss attributable to common shareholders of $9,678,061 for the year ended December 31, 2019, or $0.12 net loss per share attributable to common shareholders - basic and diluted, compared to net loss attributable to common shareholders of $30,150,005 for the year ended December 31, 2018, or $0.56 net loss per share attributable to common shareholders – basic and diluted.

Results of Operations for the Years Ended December 31, 2018 and 2017
The following table shows our results of operations for the years ended December 31, 2018 and 2017. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.
	For the Year Ended December 31,		Change
	2018	2017	Dollars	Percentage
Revenue	$5,318,128	$787,080	$4,531,048	576%
Cost of revenue	2,792,875	405,470	2,387,405	589%
Gross margin	2,525,253	381,610	2,143,643	562%
Operating expenses	12,777,804	3,851,294	8,926,510	232%
Loss from operations	(10,252,551)	(3,469,684)	(6,782,867)	195%
Other income (expense), net	2,759,052	(6,882,705)	9,641,757	-140%
Loss from continuing operations	$(7,493,499)	$(10,352,389)	$2,858,890	-28%
Loss from discontinued operations	(472,303)	(313,598)	(158,705)	51%
Net loss	$(7,965,802)	$(10,665,987)	$2,700,185	-25%
Changes in foreign currency translation adjustment	$17,991	$—	$17,991	100%
Convertible preferred stock beneficial conversion feature accreted as a deemed dividend	(22,202,194)	(22,210,520)	8,326	-1%
Net loss attributable to common shareholders	$(30,150,005)	$(32,876,507)	$2,726,502	-8%
Revenue
Total revenue for the year ended December 31, 2018 was $5,318,128, which represented an increase of $4,531,048, or 576%, compared to total revenue of $787,080 for the year ended December 31, 2017. The increase resulted primarily from additional revenue resulting from the BioTrackTHC acquisition, which provided $4,174,963 of revenue during 2018 as compared with $0 in 2017. The remainder of the increase was from our security installation and monitoring business, which we owned for seven months in 2017 and the full year in 2018.
Cost of Revenue
Cost of revenue for the years ended December 31, 2018 and 2017 primarily consisted of hourly compensation for security monitoring personnel and employees involved in the creation and development of licensing software. Cost of revenue increased by $2,387,405, or 589%, for the year ended December 31, 2018, to $2,792,875, as compared to $405,470 for the year ended December 31, 2017. The increase resulted primarily from the acquisition of BioTrackTHC, which provided $1,819,299 of cost of revenue in 2018 and $0 in 2017. The remainder of the increase was from our security installation and monitoring business, which we owned for seven months in 2017 and the full year in 2018.
Operating Expenses
Our operating expenses encompass selling, general and administrative expenses, salaries and wages, professional and legal fees and depreciation and amortization. Selling, general and administrative expenses consist primarily of rent/moving expenses, advertising and travel expenses. Salaries and wages is composed of non-revenue generating employees. Professional services are principally comprised of outside legal, audit, information technology consulting, marketing and outsourcing services as well as the costs related to being a publicly traded company. Our operating expenses during the year ended December 31, 2018 and 2017 were $12,777,804 and $3,851,294, respectively. The overall $8,926,510 increase in operating expenses was primarily attributable to the following increases/(decreases) in operating expenses of:
•	Selling, general and administrative expenses – $1,357,186
•	Salaries and wages – $4,582,683
•	Professional and legal fees – $(282,384)
•	Depreciation and amortization – $2,604,696

•	Loss on impairment of goodwill – $664,329
The $1,357,186 increase in selling, general and administrative expenses is a result of increases in rent expense, advertising and travel expenses resulting from the acquisition of BioTrackTHC. The $4,582,683 increase in salaries and wages resulted from a significant increase in headcount, including BioTrackTHC and Engeni personnel. The $(282,384) decrease in professional and legal fees primarily resulted from an increase in costs associated with obtaining capital resources during the year ended December 31, 2017. The $2,604,696 increase in depreciation and amortization was due to the amortization of intangible assets acquired in the BioTrackTHC and Engeni acquisitions.
Other Income (Expense), net
Other income (expense), net consisted of a gain (loss) on the change in the fair value of convertible notes, gain on the change in fair value of convertible notes – related party, gain on the change in fair value of warrant liability, loss on the change in fair value of contingent consideration, gain on issuance of warrants, gain on reduction of obligation pursuant to acquisition, interest expense, other income, loss on sale of assets, loss on extinguishment of debt, and loss on the conversion of convertible notes. Other income (expense), net during the years ended December 31, 2018 and 2017 was $2,759,052 and $(6,882,705), respectively. The $9,641,757 increase in other income (expense), net was primarily attributable to a loss on the change in fair value of contingent consideration of $131,306, offset by a gain on change in fair value of convertible notes of $450,216, gain on change in fair value of convertible notes – related party of $93,506, gain on change in fair value of warrant liability of $1,641,398, gain on the issuance of warrants of $91,778, gain on reduction of obligation pursuant to acquisition of $607,415, and other income of $6,045 for the year ended December 31, 2018.
Loss from Continuing Operations
For the foregoing reasons, we had a loss from continuing operations of $7,493,499 for the year ended December 31, 2018, compared to a loss from continuing operations of $10,352,389 for the year ended December 31, 2017.
Loss from Discontinued Operations
Loss from discontinued operations was $472,303 and $313,598 for the years ended December 31, 2018 and 2017, respectively. These losses related to the guarding business of the Company, which was subsequently sold on July 31, 2020.
Net Loss
For the foregoing reasons, we had a net loss of $7,965,802 for the year ended December 31, 2018, or $0.15 net loss per common share – basic and diluted, compared to net loss of $10,665,987 for the year ended December 31, 2017, or $0.37 net loss per common share – basic and diluted.
Convertible Preferred Stock Beneficial Conversion Feature Accreted as a Deemed Dividend
The convertible preferred stock beneficial conversion feature accreted as a deemed dividend resulted from the effective conversion price of the Series B preferred shares at issuance being less than the fair value of the common stock into which the preferred shares are convertible. The result was a non-cash charge in the amount of $22,202,194 for the year ended December 31, 2018 compared to $22,210,520 for the year ended December 31, 2017.
Net Loss Attributable to Common Shareholders
For the foregoing reasons, we had a net loss attributable to common shareholders of $30,150,005 for the year ended December 31, 2018, or $0.56 net loss per share attributable to common shareholders - basic and diluted, compared to net loss attributable to common shareholders of $32,876,507 for the year ended December 31, 2017, or $1.15 net loss per share attributable to common shareholders – basic and diluted.
Liquidity, Capital Resources and Cash Flows
Going Concern
Management believes that we will continue to incur losses for the immediate future. Therefore, we may either need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities, if ever. These conditions raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments relating to the recovery of assets or the classification of liabilities that may be necessary should we be unable to continue as a going concern. For the year ended December 31, 2019, we have generated revenue and are trying to achieve positive cash flows from operations.
As of December 31, 2019, 2018, and 2017, we had a cash balance of $556,858, $208,945, and $718,465, respectively, accounts receivable, net of $909,503, $557,747, and $129,341, respectively, and $6,934,725, $4,157,005, and $4,808,995, respectively, in current liabilities. At the current cash consumption rate, we may need to consider additional funding sources throughout fiscal 2020. We are taking proactive measures to reduce operating expenses, drive growth in revenue and expeditiously resolve any remaining legal matters.
The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results.
The consolidated financial statements do not include any adjustments related to this uncertainty and as to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.
Capital Resources
The following table summarizes total current assets, liabilities and working capital deficit for the periods indicated:
	December 31, 2019	December 31, 2018	Change
Current assets	$3,518,224	$1,923,353	$1,594,871
Current liabilities	6,934,725	4,157,005	2,777,720
Working capital	$(3,416,501)	$(2,233,652)	$(1,182,849)
	December 31, 2018	December 31, 2017	Change
Current assets	$1,923,353	$1,519,714	$403,639
Current liabilities	4,157,005	4,808,995	(651,990)
Working capital	$(2,233,652)	$(3,289,281)	$1,055,629
As of December 31, 2019, 2018 and 2017, we had a cash balance of $556,858, $208,945 and $718,465, respectively.
Summary of Cash Flows
	For the Year Ended December 31,
	2019	2018
Net cash used in operating activities	$(3,668,522)	$(1,811,228)
Net cash provided by (used in) investing activities	(175,528)	(1,712,930)
Net cash provided by financing activities	3,006,501	4,209,451
Net cash used in operating activities. Net cash used in operating activities for the year ended December 31, 2019 was $3,361,220. This included a net loss of $9,580,169 ($290,766 of which was from discontinued operations), non-cash charge related to depreciation and amortization of $4,778,334, non-cash charge related to accretion of debt discounts of $1,354,689, non-cash charge related to loss on issuance of warrants of $825,098, non-cash charge related to provision for doubtful accounts of $357,749, non-cash charge related to share-based compensation expense of $1,783,939, non-cash gains due to changes in fair value of convertible notes and warrant liability of $496,790 and $3,812,977, respectively, non-cash loss of $283,453 and $880,050 regarding the change in fair value of convertible notes – related party and contingent consideration, respectively, non-cash gain on the reduction of contingent consideration of $100,000 and changes in accounts receivable, prepaid expenses and other current assets, deposits and other assets, accounts payable and accrued expenses, costs & earning in excess of billings, billings in excess of costs, due to related party, deferred rent and right of use assets and liabilities of $371,714. Net cash used in operating activities for the year ended December 31, 2018 was $3,668,522. This included a net loss of $7,965,802 ($472,303 of which was from discontinued operations), non-cash charge related to depreciation and amortization of $3,086,531, non-cash charge related to share-based compensation expense of $3,002,648, non-cash gains due to changes in fair value of convertible notes, warrant liability and convertible notes – related party of $450,216, $1,533,398, and $93,506, respectively, non-cash loss of $131,306 regarding the change in fair value of contingent consideration, non-cash loss on the impairment of goodwill of $664,329, non-cash gain on the reduction of obligation pursuant to acquisition of $607,415 and changes in accounts receivable, prepaid expenses and other current assets, deposits and other assets, accounts payable and accrued expenses, costs & earning in excess of billings, billings in excess of costs, due to related party and deferred rent of $138,647.
Net cash (used in) provided by investing activities. Net cash used in investing activities for the year ended December 31, 2019 was $1,291,532, which consisted of capital expenditures of $1,095,871, purchase of domain names of $21,856, payments pursuant to business combinations, net of cash acquired of $673,080, and net cash used in discontinued operations of $846,885. Net cash provided by investing activities for the year ended December 31, 2018 was $175,528, which consisted of capital expenditures of $232,647, cash acquired pursuant to the BioTrackTHC and Engeni acquisitions of $454,306, cash payments pursuant to the Revolutionary asset acquisition of $58,729 and net cash provided by discontinued operations of $12,598.
Net cash provided by financing activities. Net cash provided by financing activities for the year ended December 31, 2019 was $5,212,596, which resulted from proceeds of $580,000 from the issuance of promissory notes, proceeds from the issuance of convertible notes payable of $3,745,000, proceeds from the issuance of common stock of $1,306,313, promissory note receivable of $75,000, payments pursuant to advances from related parties of $45,250, payments pursuant to notes payable of $18,467, and payments pursuant to a promissory note of $280,000. Net cash provided by financing activities for the year ended December 31, 2018 was $3,006,501, which resulted from proceeds from the issuance of notes payable of $39,723, proceeds of $250,000 from the issuance of promissory notes, proceeds from the issuance of common stock of $3,355,445, payments pursuant to convertible notes payable – related party of $150,000, payments pursuant to notes payable of $27,836, payments pursuant to contingent consideration of $131,331, payments pursuant to advances from related parties of $79,500, and payments pursuant to a promissory note of $250,000.
	For the Year Ended December 31,
	2018	2017
Net cash used in operating activities	$(3,668,522)	$(1,811,228)
Net cash provided by (used in) investing activities	175,528	(1,712,930)
Net cash provided by financing activities	3,006,501	4,209,451
Net cash used in operating activities. Net cash used in operating activities for the year ended December 31, 2018 was $3,668,522. This included a net loss of $7,965,802 ($472,303 of which was from discontinued operations), non-cash charge related to depreciation and amortization of $3,086,531, non-cash charge related to share-based compensation expense of $3,002,648, non-cash gains due to changes in fair value of convertible notes, warrant liability and convertible notes – related party of $450,216, $1,533,398, and $93,506, respectively, non-cash loss of $131,306 regarding the change in fair value of contingent consideration, non-cash loss on the impairment of goodwill of $664,329, non-cash gain on the reduction of obligation pursuant to acquisition of $607,415 and changes in accounts receivable, prepaid expenses and other current assets, deposits and other assets, accounts payable and accrued expenses, costs & earning in excess of billings, billings in excess of costs, due to related party and deferred rent of $138,647. Net cash used in operating activities for the year ended December 31, 2017 was $1,811,228. This included a net loss of $10,665,987 ($359,759 of which was from discontinued operations), non-cash charge related to depreciation and amortization of $477,364, non-cash charge related to accretion of debt discounts of $254,533, non-cash losses (gains) due to changes in fair value of convertible notes, warrant liability and convertible notes – related party of $712,393, $590,436, and $(31,068), respectively, non-cash loss of $4,611,395 related to extinguishment of debt, non-cash loss on the conversion of convertible notes of $1,503,876, loss on beneficial conversion feature of convertible notes of $390,666 and changes in accounts receivable, deposits and other assets, accounts payable and accrued expenses, costs & earning in excess of billings, billings in excess of costs, and deferred rent of $640,907.

Net cash (used in) provided by investing activities. Net cash used in investing activities for the year ended December 31, 2018 was $175,528, which consisted of capital expenditures of $232,647, cash acquired pursuant to the BioTrackTHC and Engeni acquisitions of $454,306, cash payments pursuant to the Revolutionary asset acquisition of $58,729, and net cash provided by discontinued operations of $12,598. Net cash provided by investing activities for the year ended December 31, 2017 was $1,712,930, which consisted of capital expenditures of $24,767, payments for business combinations of $1,631,313, cash payments pursuant to the Revolutionary asset acquisition of $46,872, and net cash used in discontinued operations of $59,512.
Net cash provided by financing activities. Net cash provided by financing activities for the year ended December 31, 2018 was $3,006,501, which resulted from proceeds from the issuance of notes payable of $39,723, proceeds of $250,000 from the issuance of promissory notes, proceeds from the issuance of common stock of $3,355,445, payments pursuant to convertible notes payable – related party of $150,000, payments pursuant to notes payable of $27,836, payments pursuant to contingent consideration of $131,331, payments pursuant to advances from related parties of $79,500, and payments pursuant to a promissory note of $250,000. Net cash provided by financing activities for the year ended December 31, 2017 was $4,209,451, which resulted from proceeds from the issuance of convertible notes payable of $229,167, proceeds of $255,000 from the issuance of a promissory note, proceeds from the issuance of common stock and Series B convertible preferred stock of $3,677,500, proceeds from the advances of shareholders of $83,250, payments pursuant to notes payable of $3,466, and payments pursuant to advances from related parties of $32,000.
Off-Balance Sheet Arrangements
None.
Critical Accounting Policies and Estimates
The preparation of financial statements and related disclosures in conformity with GAAP, and our discussion and analysis of its financial condition and operating results require our management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Note 4, “Summary of Significant Accounting Policies” of the Notes to Consolidated Financial Statements in Part II, Item 8 of this Annual Report on Form 10-K describes the significant accounting policies and methods used in the preparation of our consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and such differences may be material.
Management believes our critical accounting policies and estimates are those related to accounts receivable and allowance for doubtful accounts, intangibles, accounting for acquisitions, revenue recognition, income taxes, distinguishing liabilities from equity and share-based compensation.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by the review of their current credit information, and determines the allowance for doubtful accounts based on historical write-off experience, customer specific facts and economic conditions.
Management charges balances off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company determines when receivables are past due or delinquent based on how recently payments have been received.
Outstanding account balances are reviewed individually for collectability. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Allowance for doubtful accounts was $156,709 and $55,659 at December 31, 2019 and 2018, respectively.
Accounting for Acquisitions
In accordance with the guidance for business combinations, the Company determines whether a transaction or other event is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method. If the assets acquired are not a business, the Company accounts for the transaction or other event as an asset acquisition. Under both methods, the Company recognizes the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company capitalizes acquisition-related costs and fees associated with asset acquisitions and immediately expense acquisition-related costs and fees associated with business combinations.
Revenue Recognition
Under FASB Topic 606, Revenue from Contacts with Customers (“ASC 606”), the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenues when (or as) the Company satisfies a performance obligation.
The security services revenue is generated from performing armed and unarmed guarding which is contracted for on an hourly basis. Revenues associated with these contracted services are recognized under time-based arrangements as services are provided.
Additionally, the Company provides transportation security services, which are generally contracted for on a per-run basis and sometimes additional fees and surcharges are also billed to the client depending on the length of the run. Revenues associated with these services are recognized as the transportation service is provided. The guarding and transportation security business of the discontinued entities is now a discontinued operation. The Company still provides monitoring services that are included in the security and guarding business unit. The Company sold its security and guarding business on July 31, 2020 and is now being classified as a Discontinued Operation in the financial statements.
The Company generates revenue from developing and licensing seed to sale cannabis compliance software to both private-sector and public-sector (government agencies) businesses that are involved in cannabis related operations. The Company also generates revenue from on-going training, support and software customization services.
Occasionally, the Company will enter into systems installation arrangements. Installation jobs are estimated based on the cost of equipment to be installed, the number of hours expected to be incurred to complete the job and other ancillary costs. Revenue associated with these services are recognized over the arrangement period.
Lastly, the Company generates monthly recurring revenues from Cannalytics, its business intelligence and data tool for commercial customers. Revenue is recognized over monthly.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating loss for financial-reporting and tax-reporting purposes. Accordingly, for Federal and state income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal and state deferred tax asset for the years ended December 31, 2019 and 2018.
Distinguishing Liabilities from Equity
The Company relies on the guidance provided by ASC Topic 480, Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“temporary equity”). The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.
Initial Measurement
The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.
Subsequent Measurement - Financial instruments classified as liabilities
The Company records the fair value of its financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of its financial instruments classified as liabilities are recorded as other expense/income.
Share-based Compensation
The Company accounts for stock-based compensation to employees in conformity with the provisions of ASC Topic 718, Stock Based Compensation. Stock-based compensation to employees consist of stock option grants and restricted shares that are recognized in the statement of operations based on their fair values at the date of grant.
The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC Topic 505, subtopic 50, Equity-Based Payments to Non-Employees based upon the fair-value of the underlying instrument. The equity instruments are valued using the Black-Scholes valuation model. The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the period which services are received.
The Company calculates the fair value of option grants utilizing the Black-Scholes pricing model and estimates the fair value of the stock based upon the estimated fair value of the common stock. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest.
The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight- line basis over the requisite service period of the award.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-.02, Leases (Topic 842) (“Topic 842”) which requires the recognition of right-of-use assets and lease liabilities on the balance sheet. The most prominent of the changes in the standard is the recognition of right-of-use (“ROU”) assets and lease liabilities by lessees for those leases classified as operating leases.
The Company adopted the new standard on January 1, 2019 and used the modified retrospective approach with the effective date as the date of initial application. Consequently, prior period balances and disclosures have not been restated. The Company elected certain practical expedients, which among other things, allowed us to carry forward prior conclusions about lease identification and classification.
Adoption of the standard resulted in the balance sheet recognition of additional lease assets and lease liabilities of approximately $1,500,000. The new standard also provides practical expedients for an entity’s ongoing accounting. The Company currently has elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in separate lease and non-lease components for all our leases. For additional information regarding the Company’s leases, see Note 21 in the notes to the consolidated financial statements.
In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable

Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company adopted this ASU as of January 1, 2019. The amendments in this ASU did not have a material impact on the Company’s consolidated financial statements.
In February 2018, the FASB issued ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220); Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this ASU allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Act. Consequently, the amendments eliminate the stranded tax effects resulting from the Act and will improve the usefulness of information reported to financial statement users. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted in any interim period after issuance of the ASU. The Company adopted this ASU as of January 1, 2019. The amendments in this ASU did not have a material impact on the Company’s consolidated financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (ASC 718): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of ASC 718 to include share-based payment transactions for acquiring goods and services from nonemployees and applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. ASC 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC 606. This update is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company adopted this ASU as of January 1, 2019. The amendments in this ASU did not have a material impact on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (ASC 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 removes certain disclosures, modifies certain disclosures and adds additional disclosures. The ASU is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted. The Company is evaluating the effect that this update will have on its financial statements and related disclosures.
Management has evaluated other recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on our consolidated financial statements and related disclosures.
Three and nine-month periods ended September 30, 2020 and 2019
Forward-Looking Statements
The following discussion of our financial condition and results of operations for the three and nine months ended September 30, 2020 and 2019 should be read in conjunction with our unaudited condensed consolidated financial statements and the notes to those statements that are included elsewhere in this report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under Item 1A. Risk Factors appearing in our Annual Report on Form 10-K for the year ended December 31, 2019, as filed on March 30, 2020 with the SEC. We use words such as “anticipate,” “estimate,”

“plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.
Unless expressly indicated or the context requires otherwise, the terms “Helix”, the “Company”, “we”, “us”, and “our” refer to Helix Technologies, Inc.
Overview
Helix Technologies, Inc. provides critical infrastructure solutions to the legal cannabis industry. Our mission is to provide clients with the best-in-class critical infrastructure services through a single integrated platform which enables them to run their businesses more safely, efficiently, and profitably. As we increase our platform’s scale and scope, clients will be able to realize greater cost savings and operating advantages.
Our team is composed of former military, financial services, and technology professionals with deep experience in technology design and development, strategic partnerships, data aggregation, venture capital, private equity, risk-management, security and law enforcement, intelligence, banking, and finance.
Technology is a cornerstone of Helix’s service offering. Our technology platform allows clients to manage their business in a compliant manner with BioTrackTHC’s seed-to-sale software, as well as managing inventory and supply costs through Cannabase. We focus on utilizing technology as an operations multiplier, bringing in and managing unique partnerships across the technology and operations spectrum to tailor and create desired outcomes for our clients.
Within the cannabis industry, no other activity carries as much potential for unforeseen negative impact as a lapse in compliance operations. Helix brings a broad range of compliance services to firms in the cannabis industry, safeguarding their ability to operate while increasing their access to services that offer them a competitive edge.
We have largely completed the financial and operational integrations of the previous 24 months, namely the acquisitions of BioTrackTHC, Engeni, Tan Security and Amercanex. BioTrackTHC specializes in providing cannabis software services, ranging from monitoring of plant inventory to point-of-sale solutions. BioTrackTHC’s software is used by 9 government entities and more than 2,000 commercial client locations across 34 U.S. states and 6 countries. Engeni provides a turnkey and comprehensive digital presence solution for small businesses. The Engeni Growth solution includes an optimized web page, a fully paid Google pay-per-click campaign, lead capture, lead delivery and ubiquitous directory/map listings. Engeni has also become the Company’s organic offshore software development platform, and has delivered the second generation of the BioTrackTHC software. These strategic acquisitions will help field the growing demand in the Legal Cannabis Industry. Amercanex is a business to business wholesale marketplace that leverages blockchain technology and is capable of facilitating wholesale cannabis transactions between licensed businesses on a global scale. The Company has integrated Amercanex’s technology with BioTrackTHC’s software platforms. Integration of the previously announced acquisitions has already yielded the operational and financial results that the management team sought, evidenced by strongly improved cash flows from operations, growing market share, and a greatly accelerated software development time with increased market responsiveness. These integrations still have room to yield more financial and operational leverage, which will be welcome in the unprecedented operating environment that now confronts the industry. Further, the turnaround of the BioTrackTHC unit is well advanced, with strategic restructuring in operations and personnel nearly complete, having been initiated in 2019. The transition of BioTrackTHC from an operation with negative $800,000 of Adjusted EBITDA in 2018 (while still better than competitors) into an operation that generated nearly $800,000 in Adjusted EBITDA in Q1 2020 and Q2 2020, over $1 million of Adjusted EBITDA in Q3 2020, and is a transformational success.
Today, the leadership team is focused on keeping our employees and clients as safe as possible as we continue to execute our strategy in the face of the emergence of the Covid-19 pandemic. As a former military officer with training in Nuclear, Biological, and Chemical operations, Helix’s CEO is focused on not only the Company’s strategic and operational results, but on the evolution of the pandemic threat to the business and our lives.
On March 11, 2020, the World Health Organization (“WHO”) recognized COVID-19 as a global pandemic, prompting many national, regional, and local governments, including in the markets that the Company operates in, to implement preventative or protective measures, such as travel and business restrictions, wide-sweeping quarantines and stay-at-home orders. As a result, COVID-19 has significantly curtailed global economic activity, including in the industries in which the Company operates.

The COVID-19 pandemic has created significant disruption and volatility in the capital markets, which, depending on future developments, could impact our capital resources and liquidity in the future. If we need to raise additional capital to support operations in the future, we may be unable to access the capital markets.
In response to the health and safety risks and challenges presented by the COVID-19 pandemic, the Company has been proactively and regularly implementing measures to protect its employees. These measures include, but are not limited to, the following:
•	Abiding by national, state, and local recommendations to require the wearing of protective face masks and practicing of social distancing.
•	Adopting remote working protocols, systems, and processes.
While the Company is actively working to successfully navigate the financial, operational, and personnel challenges presented by the COVID-19 pandemic, the full extent of the impact of COVID-19 on our operational and financial performance will depend on future developments, including the duration and spread of the pandemic and related actions taken by the U.S. government, state and local government officials, and international governments to prevent disease spread, all of which are uncertain, out of our control and cannot be predicted at this time. We believe that the economic impacts of the pandemic are not well understood in terms of scope, scale and duration, and so we continue to focus on accelerating our execution timeline while using our technology and data resources to deliver greater reliability and profitability to our customers.
The impact of COVID-19 on our revenues from commercial customers may be slower growth in new customer sales as states with legal cannabis programs may be slower to grant new licenses as they focus efforts on addressing the COVID-19 health and economic impacts. The public sector impact is likely to be less than on the commercial sector as public sector contracts are multi-year in length and voters continue to drive legalization efforts for medicinal and/or adult use cannabis programs in multiple states.
Results of Operations for the three months ended September 30, 2020 and 2019
The following table shows our results of operations for the three months ended September 30, 2020 and 2019. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.
	For the Three Months Ended September 30,		Change
	2020	2019	Dollars	Percentage
Revenue	$2,893,058	$2,737,568	$155,490	6%
Cost of revenue	918,150	1,318,825	(400,675)	-30%
Gross margin	1,974,908	1,418,743	556,165	39%
Operating expenses	43,611,028	4,141,254	39,469,774	953%
Loss from operations	(41,636,120)	(2,722,511)	(38,913,609)	1,429%
Other (expense) income, net	(482,422)	(1,608,218)	(2,090,640)	-130%
Loss from discontinued operations	$(70,259)	$(141,276)	$71,017	-50%
Net loss	$(42,188,801)	$(1,255,569)	$(40,933,232)	3,260%
Changes in foreign currency translation adjustment	$62,069	$(118,003)	$180,072	-153%
Net loss attributable to common shareholders	$(42,126,732)	$(1,373,572)	$40,753,160	2,967%
Revenue
Total revenue for the three-month period ended September 30, 2020 was $2,893,058, which represented an increase of $155,490 compared to total revenue of $2,737,568 for the three months ended September 30, 2019. The increase primarily resulted from additional revenue resulting from continued growth in our software client base and additional services accessed by them.
Cost of Revenues
Cost of revenues for the three months ended September 30, 2020 and 2019 primarily consisted of hourly compensation for security personnel and employees involved in the creation and development of licensing software. Cost of revenues decreased by $400,675 for the three months ended September 30, 2020, to $918,150 as compared to $1,318,825 for the three months ended September 30, 2019. The decrease resulted from cost containment measures we implemented and a reduction in purchases of installed security equipment.
Operating Expenses
Our operating expenses encompass selling, general and administrative expenses, salaries and wages, professional and legal fees and depreciation. Selling, general and administrative expenses consist primarily of rent/moving expenses, advertising and travel expenses. Salaries and wages is composed of non-revenue generating employees. Professional services are principally comprised of outside legal, audit, information technology consulting, marketing and outsourcing services as well as the costs related to being a publicly traded company. Our operating expenses during the three months ended September 30, 2020 and 2019 were $43,611,028 and $4,141,254, respectively. The overall $39,469,774 increase in operating expenses was attributable to intense cost management efforts, illustrated by the following increases/(decreases) in operating expenses of:
•	Selling, general and administrative – $(471,049)
•	Salaries and wages – $307,668
•	Professional and legal fees – $(199,590)
•	Depreciation and amortization – $(130,362)
•	Loss on impairment of intangibles – $39,963,107
The $(471,049) decrease in selling, general and administrative expenses is a result of decreases in rent expense from leases of property we no longer required, lower advertising expenses, and reduced travel expenses driven primarily by the COVID-19 pandemic. The $307,668 increase in salaries and wages resulted from an increase in stock compensation expense. The $(199,590) decrease in professional and legal fees primarily resulted from a decrease in legal fees and costs associated with fundraising and acquisitions. The $(130,362) decrease in depreciation and amortization was due to reduced amortization of intangible assets acquired in the Security Grade acquisition as we fully impaired certain intangible assets in the first quarter of 2020. The $39,963,107 increase in loss on impairment of intangibles resulted from an impairment of goodwill required by the equity value of the Company pursuant to the merger agreement with MOR Analytics LLC. See Note 21 Subsequent Events for additional information.
Other (Expense) Income, net
Other (expense) income, net consisted of a change in the fair value of convertible notes, change in the fair value of convertible notes – related party, change in fair value of warrant liability, gain on asset disposal, loss on the conversion of convertible notes and interest expense. Other (expense) income, net during the three months ended September 30, 2020 and 2019 was $(482,422) and $1,608,218, respectively. The $(2,090,640) decrease in other (expense) income, net was primarily attributable to a loss on the change in fair value of convertible notes of $(321,915), gain on the change in fair value of warrant liability of $67,039, gain on asset disposal of $239,825, loss on the conversion of convertible notes of $(111,902) and interest expense of $(355,469).
Loss from Continuing Operations
For the foregoing reasons, we had a loss from continuing operations of $(42,118,542) for the three months ended September 30, 2020, compared to a loss from continuing operations of $(1,114,293) for the three months ended September 30, 2019.
Loss from Discontinued Operations
Loss from discontinued operations was $(70,259) and $(141,276) for the three months ended September 30, 2020 and 2019, respectively. These losses related to the guarding business of the Company, which was sold on July 31, 2020.
Net Loss
For the foregoing reasons, we had a net loss of $(42,188,801) for the three months ended September 30, 2020, or $(0.36) per basic share, compared to net loss of $(1,255,569) for the three months ended September 30, 2019, or $(0.02) per basic share.

Net Loss Attributable to Common Shareholders
For the foregoing reasons, we had a net loss attributable to common shareholders of $(42,126,732) for the three months ended September 30, 2020, or $(0.36) per basic share attributable to common shareholders, compared to net loss attributable to common shareholders of $(1,373,572) for the three months ended September 30, 2019, or $(0.02) net income per basic share attributable to common shareholders.
Results of Operations for the nine months ended September 30, 2020 and 2019
The following table shows our results of operations for the nine months ended September 30, 2020 and 2019. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.
	For the Nine Months Ended September 30,		Change
	2020	2019	Dollars	Percentage
Revenue	$8,800,352	$7,757,066	$1,043,286	13%
Cost of revenue	2,848,674	3,594,491	(745,817)	-21%
Gross margin	5,951,678	4,162,575	1,789,103	43%
Operating expenses	52,055,830	11,929,552	40,126,277	336%
Loss from operations	(46,104,152)	(7,766,977)	(38,337,174)	493%
Other (expense) income, net	(2,210,877)	642,813	(2,938,043)	-457%
Loss from discontinued operations	$(65,141)	$(160,798)	$169,200	-105%
Net loss	$(48,380,170)	$(7,284,962)	$(41,106,017)	564%
Changes in foreign currency translation adjustment	$110,264	$(114,346)	$224,610	-196%
Net loss attributable to common shareholders	$(48,269,906)	$(7,399,308)	$(40,881,407)	552%
Revenue
Total revenue for the nine-month period ended September 30, 2020 was $8,800,352, which represented an increase of $1,043,286 compared to total revenue of $7,757,066 for the nine months ended September 30, 2019. The increase primarily resulted from additional revenue resulting from continued growth in our software client base, and additional services accessed by them.
Cost of Revenues
Cost of revenues for the nine months ended September 30, 2020 and 2019 primarily consisted of hourly compensation for security personnel and employees involved in the creation and development of licensing software. Cost of revenues decreased by $(745,817) for the nine months ended September 30, 2020, to $2,848,674 as compared to $3,594,491 for the nine months ended September 30, 2019. The decrease resulted from cost containment measures we implemented and a reduction in purchases of installed security equipment.
Operating Expenses
Our operating expenses encompass selling, general and administrative expenses, salaries and wages, professional and legal fees and depreciation. Selling, general and administrative expenses consist primarily of rent/moving expenses, advertising and travel expenses. Salaries and wages is composed of non-revenue generating employees. Professional services are principally comprised of outside legal, audit, information technology consulting, marketing and outsourcing services as well as the costs related to being a publicly traded company. Our operating expenses during the nine months ended September 30, 2020 and 2019 were $52,055,830 and $11,929,552, respectively. The overall $40,126,278 increase in operating expenses was attributable to the following increases/(decreases) in operating expenses of:
•	Selling, general and administrative – $(1,066,569)
•	Salaries and wages – $900,038
•	Professional and legal fees – $(844,499)

•	Depreciation and amortization – $(195,777)
•	Loss on impairment of intangible assets - $41,333,085
The $(1,066,569) decrease in selling, general and administrative expenses is a result of decreases in rent expense from leases of property we no longer required, lower advertising expenses, and reduced travel expenses driven primarily by the COVID-19 pandemic. The $900,038 increase in salaries and wages resulted from share-based compensation and separation payments to terminated employees. The $(844,499) decrease in professional and legal fees primarily resulted from a decrease in legal fees and costs associated with fundraising and acquisitions. The $(195,777) decrease in depreciation and amortization was due to the full impairment of the Security Grade customer list in the first quarter of 2020, which reduced subsequent amortization expense in 2020. The $41,333,085 increase in loss on impairment of intangibles resulted from an impairment of goodwill required by the equity value of the Company pursuant to the merger agreement with MOR Analytics LLC. See the Note 21 Subsequent Events for additional information.
Other (Expense) Income, net
Other (expense) income, net consisted of a change in the fair value of convertible notes, change in the fair value of convertible notes – related party, change in fair value of warrant liability, change in fair value of contingent consideration, gain on asset disposal, loss on conversion of convertible notes, loss on issuance of warrants, gain on reduction of obligation pursuant to acquisition, other income and interest expense. Other (expense) income, net during the nine months ended September 30, 2020 and 2019 was $(2,210,877) and $642,813, respectively. The $(2,853,690) decrease in other (expense) income, net was primarily attributable to a loss on the change in fair value of convertible notes of $(1,104,856), loss on conversion of convertible notes of $(1,536,324), and interest expense of $(1,029,979), partially offset by gain on the change in fair value of convertible notes – related party of $498,233, gain on the change in fair value of warrant liability of $682,717, other income of $37,507, gain on asset disposal of $239,825 and gain on reduction of obligation pursuant to acquisition of $2,000, during the nine months ended September 30, 2020.
Loss from Continuing Operations
For the foregoing reasons, we had a loss from continuing operations of $(48,315,029) for the nine months ended September 30, 2020, compared to a loss from continuing operations of $(7,124,164) for the nine months ended September 30, 2019.
Loss from Discontinued Operations
Loss from discontinued operations was $(65,141) and $(160,798) for the nine months ended September 30, 2020 and 2019, respectively. These losses related to the guarding business of the Company, which was sold on July 31, 2020.
Net Loss
For the foregoing reasons, we had a net loss of $(48,380,170) for the nine months ended September 30, 2020, or $(0.46) net loss per common share – basic and diluted, compared to a net loss of $(7,284,962) for the nine months ended September 30, 2019, or $(0.10) net loss per common share – basic and diluted.
Net Loss Attributable to Common Shareholders
For the foregoing reasons, we had a net loss attributable to common shareholders of $(48,269,906) for the nine months ended September 30, 2020, or $(0.46) net loss per share attributable to common shareholders - basic and diluted, compared to net loss attributable to common shareholders of $(7,399,308) for the nine months ended September 30, 2019, or $(0.10) net loss per share attributable to common shareholders – basic and diluted.
Liquidity, Capital Resources and Cash Flows
Going Concern
Management believes that we will continue to incur losses for the immediate future. Therefore, we may either need additional equity or debt financing until we can achieve profitability and positive cash flows from operating activities, if ever. These conditions raise substantial doubt about our ability to continue as a going concern. Our condensed consolidated financial statements do not include any adjustments relating to the recovery of assets or the classification of liabilities that may be necessary should we be unable to continue as a going concern. For the nine months ended September 30, 2020, we have generated revenue and are trying to achieve positive cash flows from operations.
As of September 30, 2020, we had a cash balance of $1,677,041, accounts receivable, net of $744,906 and $5,914,154 in current liabilities. At the current cash consumption rate, we may need to consider additional funding sources toward the end of fiscal 2020. We’ve taken proactive measures to reduce operating expenses, drive growth in revenue and expeditiously resolve any remaining legal matters.
The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results.
The condensed consolidated financial statements do not include any adjustments related to this uncertainty and as to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.
Capital Resources
The following table summarizes total current assets, liabilities and working capital for the periods indicated:
	September 30, 2020	December 31, 2019	Change
Current assets	$4,573,684	$3,518,224	$1,055,460
Current liabilities	5,914,154	6,934,725	(1,020,571)
Working capital	$(1,340,470)	$(3,416,501)	$2,076,031
As of September 30, 2020, and December 31, 2019, we had a cash balance of $1,677,041 and $556,858, respectively.
Summary of Cash Flows
	For the Nine Months Ended September 30,
	2020	2019
Net cash used in operating activities	$(738,678)	$(2,769,048)
Net cash provided by (used in) investing activities	482,517	(895,406)
Net cash provided by financing activities	1,260,966	4,212,525
Net cash used in operating activities. Net cash used in operating activities for the nine months ended September 30, 2020 was $738,678. This included a net loss of $48,380,170 ($65,141 of which was income from discontinued operations), non-cash charge related to depreciation and amortization of $3,320,641, non-cash charge related to amortization of debt discounts of $340,772, non-cash charge related to provision for doubtful account $395,995, non-cash charge related to share-based compensation of $1,620,616, non-cash losses (gains) due to changes in fair value of convertible notes, fair value of convertible notes – related party, fair value of warrant liability of $1,104,856, $(498,233), and $(682,717), respectively, loss on conversion of convertible notes of $1,536,324, loss on impairment of intangible assets of $41,333,085, gain on reduction of obligation pursuant to acquisition of $(2,000), gain on asset disposal of (239,825) and changes in accounts receivable, deposits, costs in excess of billings, billings in excess of costs, accounts payable and accrued expenses, prepaid expenses, and right of use assets and liabilities of $(683,688). Net cash used in operating activities for the nine months ended September 30, 2019 was $(2,769,048). This included a net loss of $7,284,962 ($160,798 of which was from discontinued operations), non-cash charge related to depreciation and amortization of $3,516,418, non-cash charge related to amortization of debt discounts of $922,965, non-cash charge from loss on issuance of warrants of $787,209, non-cash charge related to provision for doubtful account $199,215, non-cash charge related to share-based compensation of $1,241,741, non-cash (gains) losses due to changes in fair value of convertible notes, fair value of convertible notes – related party, fair value of warrant liability, fair value of contingent consideration of $(288,425), $213,828, $(3,462,746) and $880,050, respectively, non-cash gains on reduction of contingent consideration of $(100,000), and changes in accounts receivable, deposits, costs in excess of billings, billings in excess of costs, accounts payable and accrued expenses, prepaid expenses, due from related party, right of use assets and liabilities, and other long-term liabilities of $642,479.
Net cash provided by (used in) investing activities. Net cash provided by investing activities for the nine months ended September 30, 2020 was $482,517, which consisted of capital expenditures of $(619,483), payments pursuant to the Tan Security business acquisition of $(48,000), and proceeds from the sale of the Company’s guarding business $1,150,000. Net cash used in investing activities for the nine months ended September 30, 2019 was $(895,406) ($(89,118) of which was from discontinued operations), which consisted of capital expenditures of $(657,765), purchase of domain names of $(21,856) and payments pursuant to the Tan Security business acquisition and Security Grade business acquisition of $(126,667).
Net cash provided by financing activities. Net cash provided by financing activities for the nine months ended September 30, 2020 was $1,260,966 which resulted from repayment of promissory notes of $(300,000), repayment of notes payable of $(429,521), proceeds from notes payable and financing arrangements of $500,000, and proceeds from the issuance of common stock of $1,490,487. Net cash provided by financing activities for the nine months ended September 30, 2019 was $4,212,525, which resulted from repayment of a promissory note receivable of $(75,000), repayment of notes payable of $(15,401), proceeds and repayment of a promissory note of $300,000, proceeds from the issuance of common stock of $1,306,313, proceeds from the issuance of convertible note payable of $2,732,500, proceeds from notes payable and financing arrangements of $9,363, and repayment of advances from related parties of $(45,250).
Off-Balance Sheet Arrangements
None.
Critical Accounting Policies and Estimates
Critical accounting policies and estimates are further discussed in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 30, 2020.
Non-GAAP Financial Measures
Consolidated Adjusted EBITDA (“Adjusted EBITDA”) is a non-GAAP financial measure and is the primary basis used to measure the operational strength and performance of our businesses as well as to assist in the evaluation of underlying trends in our businesses. This measure eliminates the significant level of non-cash depreciation and amortization expense that results primarily from intangible assets recognized in business combinations and significant non-cash expense related to share-based compensation. It is also unaffected by our capital and tax structures. Our management and Board of Directors use this financial measure to evaluate our consolidated operating performance and the operating performance of our operating segments and to allocate resources and capital to our operating segments. Additionally, we believe that Adjusted EBITDA is useful to investors because it is one of the bases for comparing our operating performance with that of other companies in our industries, although our measure of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. We define Adjusted EBITDA as net loss before income tax expense, other income (loss), interest expense, depreciation and amortization expense, share based compensation expense, other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any, and other gains and losses associated with the mark to market of our convertible notes, contingent liabilities and warrant liabilities. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges that affect the period-to-period comparability of our operating performance. We reconcile consolidated Adjusted EBITDA to net loss. This measure should not be considered a substitute for operating loss, net loss, or net cash provided by operating activities that we have reported in accordance with GAAP.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net Loss	$(42,188,801)	$(1,255,569)	$(48,380,170)	$(7,284,962)
Interest expense	355,176	538,591	1,029,686	1,227,271
Depreciation & amortization	1,049,235	1,179,597	3,320,641	3,516,418
Loss on impairment of intangible assets	39,963,107	—	41,333,085	—
Share based compensation expense	549,012	352,341	1,620,616	1,241,741
Change in fair value of convertible note	321,915	(430,766)	1,104,856	(288,425)
Change in fair value of convertible note - related party	—	(491,442)	(498,233)	213,828
Change in fair value of warrant liability	(67,039)	(1,224,601)	(682,717)	(3,462,746)
Change in fair value of contingent consideration	111,902	—	1,536,324	880,050
Loss (gain) on issuance of warrants	—	—	(2,000)	787,209
Other expense	—	—	(37,507)	—
Adjusted EBITDA	$94,800	$(1,331,849)	$344,874	$(3,169,616)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF HELIX
The following table sets forth the amount of Helix common stock and preferred stock beneficially owned by the listed persons as of January 15, 2021. For purposes of this table, a person “beneficially owns” a security if that person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Unless otherwise noted, to our knowledge, these persons have sole investment and voting power over the shares listed. Percentage computations are based upon 147,124,996 shares of Helix common stock outstanding, 1,000,000 shares of Series A Preferred Stock outstanding and 13,784,201 shares of Series B Preferred Stock outstanding, as of January 15, 2021. Any of Helix’s officers and directors may be contacted at our executive offices.
	Common Stock		Series A Preferred Stock		Series B Preferred Stock
Name of Beneficial Owner	# of Shares	% Owned	# of Shares	% Owned	# of Shares	% Owned	Total % of Voting Power
5% Beneficial Shareholders
RSF4, LLC(1)	33,330,734	22.7%	—	0.0%	13,784,201	100.0%	29.1%
RSF5, LLC(1)	33,330,734	22.7%	—	—	13,784,201	100.0%	29.1%
Rose Capital Fund I, LP	33,330,734	22.7%					29.1%
Officers and Directors
Zachary Venegas(2)	13,724,818	9.3%	1,000,000	100.0%	—	0.0%	9.1%
Scott Ogur(3)	9,300,000	6.3%		0.0%	—	0.0%	5.7%
Andrew Schweibold(1)	33,330,734	22.7%	—	0.0%	13,784,201	100.0%	29.1%
Satyavrat Joshi	—	0.0%	—	0.0%	—	0.0%	0.0%
Paul Hodges	2,500,483	1.7%	—	0.0%	—	0.0%	1.5%
Garvis Toler III(4)	200,000	0.1%	—	0.0%	—	0.0%	0.1%
Steve Janjic(5)	661,796	0.4%	—	0.0%	—		0.4%
Officers and Directors as a Group (7 persons)	42,772,690	40.6%	1,000,000	100.0%	13,784,201	0.0%	46.0%
(1)
RSF4, LLC, RSF5, LLC and Rose Capital Fund I, LP are solely managed by Rose Capital Fund I GP, LLC (“Rose GP”). Rose GP has the sole power to vote or sell the shares of our Series B Preferred Stock held by RSF4, LLC. Rose GP is owned 50% by Andrew Schweibold and 50% by Jonathan Rosenthal. As a result of the foregoing, Rose GP, Schweibold and Rosenthal may be deemed to be beneficial owners of the shares of our Series B Preferred Stock held by RSF4, LLC.

(2)	Includes shares owned by Helix Opportunities, LLC, of which Mr. Venegas owns 100% and (ii) options to purchase up to 806,666 shares of Helix Common Stock.
(3)	Consists of (i) his direct ownership of 9,000,000 shares of Helix Common Stock and (ii) options to purchase up to 300,000 shares of Helix Common Stock.
(4)	Consists of options to purchase up to 200,000 shares of Helix Common Stock.
(5)	Consists of (i) 586,796 shares of Common Stock and (ii) options to purchase up to 75,000 shares of Helix Common Stock.

INFORMATION REGARDING MOR
Company History
Medical Outcomes Research Analytics, LLC was founded in 2019 by Max Wygod and Adam Dublin, two former executives of WebMD Health Corp. MOR is headquartered in Newtown, PA. MOR is an innovative and evolving company developing Information Products, Real World Evidence data assets (RWE), a Software as a Service analytics platform (SaaS), and Data as a Service (DaaS) solutions designed to support the information requirements of constituents across the healthcare and cannabis industries. These capabilities will enable life science companies, payers, providers and regulators to better understand the value and efficacy of healthcare products and services while providing critical business insights into clients’ products, services, customers and the dynamics of a rapidly changing marketplace. Management, administrators, physicians and caregivers can, in turn, use the information to make informed healthcare decisions and guide the selection of healthcare products and therapeutics.
On October 16, 2020, MOR entered into the merger agreement with Helix, Merger Sub and Forian. On December 1, 2020, MOR completed a private offering of 3,388,947 Series S-1 Preferred Units of membership interests in MOR for an aggregate purchase price of $13,000,000. As a result of the closing of the Series S-1 offering, a closing condition to the merger was satisfied. The investors included existing MOR investors, management and employees as well as new accredited investors.
Pursuant to a contribution agreement to be entered into between MOR, Forian and the members of MOR, members of MOR will contribute all of their membership interests in MOR to Forian in exchange for Forian common stock. As a result, MOR will become a wholly owned subsidiary of Forian. Upon completion of the merger and the contribution, former MOR members will own approximately 72% of Forian and former Helix shareholders will own approximately 28% of Forian.
Business Overview
MOR has developed a proprietary, integrated, HIPAA-compliant repository of longitudinal patient health information database for the United States. This database is updated weekly and includes billions of patient events dating back to 2014 and represents the majority of the U.S. population. Our technology processes, normalizes, standardizes, and integrates complex and disparate transactional data, such as medical, hospital and pharmacy claims, healthcare payer remittances, electronic medical records, retail point of sale transactions, and consumer demographics. The integrated data will be used to power multiple revenue streams including subscription-based commercial analytics SaaS platforms and DaaS solutions as well as custom health economics and outcomes research. We expect that our customers will include life science and related companies, payers, providers, government, and companies operating in the cannabis industry.
Our Information Products provide insights across the healthcare continuum and provide a more complete patient journey within a diverse health ecosystem. By leveraging HIPAA compliant processes, proprietary algorithms and technology, we have created a suite of product offerings integrating data from siloed, disparate sources and platforms. We believe these offerings deliver key insights and value to our customers.
Our RWE solutions under development seek to assist customers seeking to understand the safety and efficacy of traditional and emerging therapies. Our solutions integrate otherwise unconnected and disparate data to enable near real-time surveillance of adverse events and to study the economic and social impacts of various therapeutic alternatives including those derived from cannabinoids. First of its kind, clinical grade, observational research can be conducted to evaluate the impact of emerging therapies on patient outcomes and as alternatives to existing therapies.
Our SaaS platforms will enable customers across healthcare and the legal cannabis industries to better attract and retain customers, purchase, distribute and invest in products, and understand marketplace dynamics that impact business performance. Our technologies will enable more participants to comply and perform efficiently in highly regulated markets, and we aim to provide leading solutions for state government-mandated inventory management and compliance tracking software as access to medical and adult-use cannabis continues to expand legally in the U.S.
Our DaaS solutions will enable our customers to leverage their own proprietary data independently or integrated with Forian proprietary data assets. MOR has the ability to clean, standardize, normalize and integrate information in a privacy compliant way. MOR is also developing proprietary reference data assets including product ontologies as the standard to which client data can be mapped and standardized for analytic purposes.
MOR has contracted with several third-party data providers to obtain the data that it believes is necessary for it to provide the products and services it offers and is developing for its customers. MOR has entered into a license agreement dated June 30, 2019 with a third-party data provider pursuant to which MOR currently receives a majority of its healthcare data (the “License Agreement”). The License Agreement has an initial term of three years and MOR has the sole right to extend the term of the License Agreement for three successive two-year periods. Pursuant to the License Agreement, MOR is required to pay to the third-party provider fees for the data MOR is provided and for certain data a percentage of the revenue generated by MOR from such data. MOR believes the fees payable are reasonable and are typical of the fees charged by other third-party data providers. In accordance with the License Agreement, the third-party data provider provides MOR with weekly data reports containing prescription data, medical data and electronic medical record data.
As of the date of this proxy statement/prospectus, MOR has seven active customers. One of our customers accounted for $300,000 of revenue which represented 90% of revenues generated from customer sales for the nine months ended September 30, 2020, and, on a pro forma combined consolidated basis as of September 30, 2020, the revenue generated by this customer represented less than 10% of the revenue of Forian. As an early-stage company MOR continues to actively pursue new customers which will may create additional customers that will reduce the percentage of revenue attributable to this one customer.
The Market
The global market for healthcare analytics was approximately $19 billion in 2019 growing to $50.5 billion in 2024. The market for RWE includes health economics and outcomes research databases and analytic platforms as well as clinical data capture, clinical analytics and research services, observation studies and pharmacoeconomics. The market for healthcare information, data and analytics includes information technology, data management, data warehousing, IT outsourcing, software development, customer segmentation and targeting, campaign measurement, longitudinal patient analytics and payer market access analytics.
The global legal cannabis market was valued at $17.7 billion in 2019 and is expected to grow to an estimated $73.6 billion by 2027 according to publicly available research. The use of cannabis for medical purposes is gaining momentum worldwide due to recent legalization and emerging research into therapeutic value and efficacy. Medical cannabis is used for the treatment of a growing array of diseases and chronic conditions including but not limited to pain, inflammation, arthritis, anxiety, depression, epilepsy, and Parkinson’s, and Alzheimer’s disease.
Our Offerings
Information Products
We have created, and continue to develop, unique information offerings for our customers, that provide insights, across the healthcare continuum. By assembling and linking what we believe to be the deepest and broadest healthcare information, utilizing a HIPAA compliant approach, we are providing a more complete patient journey within a diverse health ecosystem. We have purposefully designed information products that are creating new standards of performance. By leveraging our proprietary algorithms and technology, we have created a suite of product offerings integrating data from siloed, disparate sources and platforms. We believe these offerings deliver key insights and value to our customers. We are also introducing new industry insights, such as cannabis usage and its impact on patient health and wellbeing as well as the healthcare ecosystem. We are providing advanced, dynamic segmentation and targeting solutions which provide in-depth insights with low latency to address a rapidly evolving healthcare environment. With our comprehensive information and innovative technology, we believe that we are uniquely positioned to monitor and improve business and product performance.
SaaS
We are developing our SaaS analytics business intelligence solutions powered by our proprietary databases coupled with data from our customers to produce commercial analytics delivered via standardized yet flexible cloud-based reporting tools. The platform is designed to support and measure business performance leveraging state of the art technologies and advanced analytics that have been proven in life sciences, retail, consumer packaged goods, and media markets. Our SaaS based solutions are being designed for life sciences manufacturers, healthcare payers, healthcare providers and cannabis dispensaries, manufacturers and cultivators to provide them with business intelligence relating to their products, customers, and the dynamics of a rapidly changing marketplace.
Our SaaS analytics business intelligence solution beta version is anticipated to launch in the first half of 2021. Launch of the first commercial release is anticipated in late 2021. Other products like the cannabis product classification system/ontology and associated cannabis product mastering services are anticipated to be commercially available in 2021. The foregoing are currently developed internally for no additional material investment. Development costs for cannabis product ontology and mastering services is expected to be $250,000 to $500,000.
DaaS
We are also developing our data management solutions delivered as a DaaS solution. This DaaS solution manages an ever-growing array of disparate, siloed data generated by the IT systems across healthcare and the legal cannabis market. These systems, many not based on universal data standards, lack interoperability, contain non-standardized fields (e.g. product and customer I.D.s), are often missing critical pieces of information, and use inconsistent file formats. As such, they are not well suited to support analytics. Robust analytics needed to track business and product performance, segment and target customers, and manage in a dynamic marketplace require interoperable, fully standardized, and normalized reference data assets. The data management solutions such as data cleansing, de-identification, custom data grouping services are currently available. We also provide service bureau services for the cleansing, standardization, and normalization of client and other 3rd party data.
RWE
We are continuously adding more RWE data to our proprietary, integrated, HIPAA-compliant patient database that will support:
•
The delivery of evidence-based insight into the safety and efficacy of ethical pharmaceuticals and emerging therapies to equip manufacturers, physicians, caregivers, payers and patients with credible evidence to improve patient care and health outcomes;

•
The empowerment of regulators to more granularly assess the safety, health, social and economic outcomes associated with all therapeutic options as the cannabis market scales and emerging therapies are adopted as mainstream therapeutic alternatives; and

•	The creation of new standards for product and treatment classification in emerging therapeutic markets where no existing or widely adopted standards exist today.
Growth Strategies
Our strategy is to improve our customer’s business performance and the efficiencies and safety of therapeutic products through the adoption of our platforms and information solutions. We intend to continue investing in commercial sales, research and development, and our strategic partnerships. We believe that we are well positioned to achieve our growth objectives across multiple healthcare verticals and leverage the growth in the healthcare and cannabis markets. Key elements of our strategy include:
•
Innovate and advance our platform and services. We have a history for technological innovation, and plan to release new features and upgrades on a regular basis. We intend to continue making significant investments in all platform products, architecture, and team to differentiate further our products and increase sales and demand.

•
Drive growth by acquiring new commercial and government customers. We believe that nearly all organizations that discover, develop, produce, and market therapeutic products must embrace data driven analytics to compete effectively. As such, the opportunity to continue growing our customer base is significant.

•
Increase usage and upsell within our existing customer base. We plan to continue investing in sales and marketing, with a focus on driving greater use of our SaaS, DaaS and RWE offerings to grow large customer relationships, which lead to scale and operating leverage in our business model.

•
Leverage our scalable platform into new markets. Our platform provides innovative benefits to the life science, payer, provider, government and legal cannabis markets. We believe there is significant opportunity to deploy the use of our platform in adjacent industries.

•
Expand our data and strategic partner network. Our business intelligence is derived partly from data generated through our commercial products as well as acquired from strategic data partners. As part of our growth strategy, we may seek to acquire assets or companies that are synergistic with our business and add to our data assets and offering sets.

The U.S. healthcare market has been expanding and evolving rapidly over the past decade due to an aging population, innovations in treatments and a reimagining of service delivery. There has been a growing emphasis on digitizing medical records and providing access to those records to providers and patients in support of more efficient, effective care. Disparate, unconnected systems, new diagnostics and treatment protocols are all generating new sources of data. In addition, data is being generated from retailers, social media and the internet. Collectively, the expansion of the volume and type of data has created challenges in making information interoperable and actionable. New and existing sources of data are often unstructured preventing the seamless ability to derive valuable insights. New systems and solutions are needed to provide accessible and statistically significant data sets that offer the ability to conduct longitudinal analyses. The derived information and business intelligence is relevant to all healthcare stakeholders, and we believe there is an increasing need for the aggregation and integration of the large clinical data sets, irrespective of the source, traditional healthcare systems or emerging technologies.
In addition, we believe that RWE continues to drive value for all healthcare stakeholders. The proliferation of information technology and analytics extends well beyond Life Sciences. Information is critical to the ability for payers to manage and price risk effectively. The emergence of new data assets and technology have enabled better risk stratification, treatment protocol development and decision making relating to coverage of existing and emerging therapies. The ability to enter into value-based contracts is predicated on access to RWE related data and analytics. Similarly, the healthcare delivery system is changing rapidly with telehealth and remote based monitoring become critical. As such, providers require more information to inform treatment decisions. This requires connectivity and access to their patient’s information including the use of OTC and unapproved pharmaceutical treatments. Absent standards and the ability to capture and integrate these data into their medical records, they will lack the information required to guide the most effective treatments. Institutional healthcare providers are losing large numbers of patients and large amounts of revenue due to changes in where and how healthcare is delivered, reduced demand for elective procedures due to COVID-19 and intense competition for customers and referrals. Provider profiling data, market supply and demand analytics and treatment protocol improvements all require information that Forian is well suited to deliver.
Life science companies need to fully understand how, when and why patients are treated with both traditional and alternative therapies. This understanding is incomplete without extending the understanding of the patient journey to emerging therapeutics including cannabis-based treatments. Governments, manufacturers, cultivators and distributors as well as dispensaries need information on the safety and efficacy of cannabis in both medical and adult use settings. As legalization and usage expands rapidly, providers, patients and caregivers want more assurance of the quality and consistency of the products and insight into therapeutic alternatives for treatment of chronic conditions. Physicians and patients want to more quickly understand the strains, terpene profiles, dosage and frequency that yield the best health outcomes for patients. There is too much reliance today on anecdotal evidence and trial and error in treatment decisions leveraging alternative therapies. There is little to no understanding of the benefit of alternative therapeutic interventions used in place of or concomitantly with traditional therapeutics. The life science industry is currently investing in over 100 clinical trials for cannabis-based products which is indicative of these treatment alternatives becoming more and more mainstream.
The rapid expansion of the cannabis market is driving the demand for better technologies, information standards and more sophisticated analytics. Competitive pressures have created a market for manufacturers and dispensaries to rely on data and analytics as a key development and commercialization strategy. Currently, there is little standardization to organize the vast amount of data being generated from traceability and point of sale technologies. For example, product naming conventions are unique in the cannabis industry and can be very different for the same product. There is a need to create a standard product ontology that can be utilized consistently to normalize and standardize disparate data sets to organize and aggregate the data for commercial analysis and RWE studies. Machine learning and artificial intelligence can be applied to complete, standardize and normalize the data, thereby making the data interoperable and useful for analytics.
States continue to generate tax revenue by approving and expanding their cannabis programs. Their desire to expand these programs deliberately and responsibly with patient safety having the highest priority necessitates the ability to track the products from seed to sale and develop robust patient registries to support RWE studies and tracking product utilization and outcomes. These patient registries allow for surveillance tracking and early adverse event tracking which will become a cornerstone of the state cannabis programs.
We believe that the need for cannabis clients to maximize productivity and lower costs across their processes from research and development through commercial operations will cause them to look to partners as they enter into outsourcing arrangements to improve efficiency. Further, we believe our clients are looking for new ways to simplify processes and drive operational efficiencies by using automation, consolidating vendors and adopting new technology options such as hosted and cloud-based applications. This provides opportunities for MOR to capture and consolidate internal spending by providing lower-cost and variable-cost options that lower clients’ research and development, selling, marketing and administrative costs.
Competition
While the healthcare DaaS and SaaS industry include well-capitalized, experienced competitors, we believe our unique data assets, synergies, IP and experienced leadership offer us competitive advantages. In general, our competitors include a variety of entities such as information, analytics, technology and services companies, as well as in-house technologies developed. Our platform competes with firms such as Medidata, Inc., IQVIA, Oracle, IBM, Parexel Informatics, Veeva Systems, Inc. and other large-scale technology providers that offer a range of products and services that compete with Forian’s solutions. In addition, we compete with several small technology companies in a fragmented legal cannabis industry that offer services that are similar to some of our services, including, but not limited to, Akerna, Acumatica, BDS Analytics, Canna Advisors, Cannabis 365, Flowhub, Greenbits, Guardian, Headset, Medicine Man, Metrc, New Frontier, Nextec, 3C, Treez, and TILT Holdings. We face competition in each of the revenue segments in which we operate.
Government Regulation
Privacy & Customer Data
Our information management services relate to the processing of information regarding patient diagnosis and treatment of disease and are, therefore, subject to substantial governmental regulation. In addition, the confidentiality of patient-specific information and the circumstances under which such patient-specific records may be released for inclusion in our databases or used in other aspects of our business is heavily regulated. Federal, state and foreign governments are contemplating or have proposed or adopted additional legislation governing the possession, use and dissemination of personal data, such as personal health information and personal financial data, as well as security breach notification rules for loss or theft of such data. Additional legislation or regulation of this type might, among other things, require us to implement additional security measures and processes or bring within the legislation or regulation de-identified health or other data, each of which may require substantial expenditures or limit our ability to offer some of our services.
In particular, personal health information is recognized in many countries such as the United States, the European Union, or EU, and several countries in Asia, as a special, sensitive category of personal information, subject to additional mandatory protections. Violations of data protection regulations are subject to administrative penalties, civil money penalties and criminal prosecution, including corporate fines and personal liability.
Our technology processes, normalizes, standardizes, and integrates complex and disparate transactional data, such as medical, hospital and pharmacy claims data, EMR data, retail point of sale transactions, media impressions and consumer demographic data. Forian Inc. has developed its platform with strict, HIPAA-compliant privacy controls enabling linkages between the transactional data sources while maintaining patient, consumer, and customer privacy. All data are de-identified at the person level, enabling longitudinal, credible, evidence-based assessments relating to product safety, efficacy, and clinical outcomes as well as commercial analytics.

Cannabis and Cannabis-derived Products
We do not grow, handle, process, or sell cannabis or cannabis-derived products, nor do we ever possess any such material or process any transactions related to the sale of the same. We provide information products and services for our clients to understand the safety and efficacy of their products and to provide information on products, consumers and market intelligence. We do not receive any commissions from sales by our clients and our revenue generation is not based on the sales of cannabis products by our clients, but rather we generate revenues through a fee based subscription revenue model. Neither we nor our information products are directly subject to state or federal government drug regulation.
Our clients are subject to state and federal law as it relates to cannabis growth, processing, and sale. 34 U.S. states have legalized cannabis in some form. The federal government regulates drugs through the Controlled Substances Act (CSA) (21 U.S.C. § 811), which does not recognize the difference between medical and recreational use of cannabis. State laws regulating cannabis are in direct conflict with the CSA, which prohibits cannabis use and possession. Although certain states and territories authorize medical or recreational cannabis cultivation, manufacturing, production, distribution, and sales by licensed or registered entities, under federal law, the cultivation, manufacture, distribution, possession, use, and transfer of cannabis and any related drug paraphernalia, unless specifically exempt, is illegal and any such acts are criminal acts under the CSA.
While the United States Department of Justice has used prosecutorial discretion to not prioritize enforcement actions against state-legal cannabis businesses that are compliant with state, county, municipal and other local laws and regulations and which do not trigger any other federal enforcement priorities, the Department of Justice reserves the right to enforce federal law and there can be no assurance that the federal government will not enforce the CSA and related federal laws in the future. Any shift in enforcement priority at the Department of Justice or with the individual United States Attorneys with jurisdiction over our clients, could have a drastic and adverse impact upon our clients and our business.
Any violations of federal laws and regulations could result in significant fines, penalties, administrative sanctions, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens or criminal charges, including but not limited to, seizure of assets, disgorgement of profits, cessation of business activities or divestiture. In the event that any of our operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize our ability to declare or pay dividends or effect other distributions. Furthermore, while there are no current intentions to declare or pay dividends in the foreseeable future, in the event that a determination was made that our proceeds from operations (or any future operations) could reasonably be shown to constitute proceeds of crime, we may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.
Intellectual Property
In addition to our proprietary data sets described above, we develop and use a number of proprietary methodologies, analytics, systems, technologies and other intellectual property in the conduct of our business. We rely upon a combination of legal, technical, and administrative safeguards to protect our proprietary and confidential information and trade secrets, and patent, copyright and trademark laws to protect other intellectual property rights. We consider our trademark and related names, marks and logos to be of material importance to our business, and we have registered or applied for registration for certain of these trademarks in the United States and will aggressively seek to protect them. Trademarks and service marks generally may be renewed indefinitely so long as they are in use and/or their registrations are properly maintained, and so long as they have not been found to have become generic. The technology and other intellectual property rights owned and licensed by us are of importance to our business, although our management believes that our business, as a whole, is not dependent upon any one intellectual property or group of such properties.
Our Information
MOR was initial formed in May 2019. Our principal executive offices are located at 41 University Drive, Suite 400, Newtown, Pennsylvania 18940. Our telephone number is (267) 757-8707.

Our website address is https://moranalytics.co. We do not intend our website address to be an active link or to otherwise incorporate by reference the contents of the website into this proxy statement/prospectus.
Employees
As of September 30, 2020, we had 18 full-time employees. None of MOR’s employees are a member of a union or a party to any collective bargaining agreement.
Facilities
Our offices are in Newtown, Pennsylvania. We believe that our facilities are adequate to meet our current needs.
Legal Proceedings
From time to time MOR may be involved in claims that arise during the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, MOR does not currently have any pending litigation to which it is a party or to which MOR’s property is subject that MOR believes to be material. Regardless of the outcome, litigation can be costly and time consuming, and it can divert management’s attention from important business matters and initiatives, negatively impacting MOR’s overall operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF MOR
The following discussion and analysis should be read in conjunction with the MOR consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The following discussion contains forward-looking statements that reflect MOR’s plans, estimates and assumptions. MOR’s actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause such differences are discussed in the sections of this proxy statement/prospectus titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Overview
Financial Operations Overview
The following discussion sets forth certain components of our statements of operations as well as factors that impact those items.
Net Sales
Our revenue is derived from information products, software, and Real World Evidence (“RWE”) revenue. Information products revenues are generated from both subscription based and one-time licensing of the Company’s medical information databases and in future will also be generated from SaaS based business intelligence software. RWE revenues are generated by project and regular analytical deliverables (such as patient registries and PRO Studies. Net Sales are net of certain pass through costs for hosting and processing which are incurred by us but are re-billed to customers.
Cost of Revenue
Our cost of revenue is generated from direct costs associated with extracting data, analyzing data and configuring and supporting customers that license our software. The cost of revenue relates primarily to labor costs, hosting and infrastructure costs, and client service team costs. We record the cost of direct fulfilment as cost of revenue. Infrastructure and licensed data costs which are shared across all projects or groups of projects are not charged to cost of revenue.
Research and Development
Our research and development costs are primarily generated from research, design, prototyping and testing, and data product and software development activities. It is also comprised of labor and subcontractor costs, and technology costs (software and third-party cloud access). Once our prototypes are proven and we have sufficient feedback from customers we begin the data product and software development activities. During this phase we would capitalize costs that qualify associated with this development rather than recording those costs as research and development.
Selling, General and Administrative Expenses
Sales and marketing expense is primarily salaries and related expenses, including commissions, for our sales, marketing and product management staff. Marketing programs costs are also recorded as sales and marketing including advertising, market research, events (such as trade shows, corporate communications, brand building, etc. We plan to continue to invest in marketing and sales by expanding our domestic and international selling and marketing activities, building brand awareness, attracting new clients, and sponsoring additional marketing events. The timing of these marketing events will affect our marketing costs in a particular quarter.
Our general and administrative expenses include salaries and benefits and other costs of departments serving administrative functions, such as executives, finance and accounting, and human resources. In addition, general and administrative expense includes non-personnel costs, such as professional fees, legal fees, accounting and finance advisory fees and other supporting corporate expenses not allocated to cost of revenue, product and development or sales and marketing. General and administrative costs also include the costs associated with compliance with the requirements of a public company.
We generally operate virtually. Personal computing equipment is essential to enable our teams to work virtually in a distributed or remote fashion. Depreciation and amortization is primarily driven by the purchase of personal computing equipment.

Critical Accounting Policies and Use of Estimates
Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with U.S. generally accepted accounting principles. We believe that several accounting policies are important to understanding our historical and future performance. We refer to these policies as critical because these specific areas generally require us to make judgments and estimates about matters that are uncertain at the time we make the estimate, and different estimates — which also would have been reasonable — could have been used. On an ongoing basis, we evaluate our estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and other market-specific or other relevant assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
While our significant accounting policies are described in more detail in the notes to our financial statements appearing elsewhere in this prospectus, we believe the following accounting policies to be most critical to the judgments and estimates used in the preparation of our financial statements.
Results of Operations
The following table summarizes our condensed results of operations for the periods indicated:
	Year Ended December 31,		Nine Months Ended September 30,
	2019	2018(1)	2020	2019
			(Unaudited)
Net sales	$—	—	$334,921	$—
Research and development	827,474	—	1,465,550	544,375
Selling, general and administrative expenses	464,698	—	1,300,350	224,278
Loss from Operations	(1,292,172)	—	(2,430,979)	(768,653)
(1)	MOR was formed in May 2019 and therefore did not have any operations in 2018.
Fiscal 2019
Research and Development
MOR incurred $827,474 in research and development expenses in 2019. These expenses included data license costs, staffing and contractors, technology costs (software and third-party Cloud access) to establish a technical infrastructure for the newly formed business.
Selling, General and Administrative Expenses
MOR incurred $464,698 in selling, general and administrative expenses in 2019 associated with the formation and operation of MOR and initial steps to build its sales, product management and marketing teams.
General and administrative expenses include legal costs associated with the formation of MOR and compensation related costs associated with the management team and staff.
Nine Months Ended September 30, 2020 compared to Nine Months Ended September 30, 2019
Net Sales
MOR recognized $334,921 in revenue for the first nine months of 2020. These revenues from initial customers were primarily for information products, one of which was a multi-year licensing agreement. No revenue was recognized in 2019 as MOR was formed mid-year.
Research and Development
MOR’s research and development increased $921,175, or 169%, to $1,465,550 for the nine months ended September 30, 2020 from $544,375 for the nine months ended September 30, 2019. The increase was primarily a result of software license costs, staffing and contractors, technology costs (Software and third-party Cloud access) needed to establish data management and processing capabilities associated with the licensed data and research and design work for future products and services. The increase was also driven in part by 2020 being MOR’s first full year of operations.
Selling, General and Administrative Expenses
MOR’s selling, general and administrative expenses increased by $1,076,072 to $1,300,350 for the nine months ended September 30, 2020 from $224,278 for the nine months ended September 30, 2019. Selling, general and administrative expenses include legal costs associated with the formation and financing of MOR and compensation related costs associated with the management team and staff. The increase was also driven in part by 2020 being MOR’s first full year of operations.
Liquidity and Capital Resources
Since our inception in 2019, we have devoted most of our cash resources to research and development and general and administrative activities. We have financed our operations primarily with the proceeds from the sale of membership interests and convertible promissory notes. To date, we have generated limited revenues from the sale of products. We have incurred losses and generated negative cash flows from operations since inception. As of September 30, 2020, our principal source of liquidity was our cash, which totaled $1,081,531 and a Series S-1 equity financing scheduled to close in December 2020.
Cash Flows
The following table summarizes selected information about our sources and uses of cash and cash equivalents for the periods presented:
	Year Ended December 31,		Nine Months Ended September 30,
	2019	2018	2020	2019
			(Unaudited)
Net loss	$(1,288,842)	—	$(2,620,816)	$(766,674)
Net cash used in operating activities	(1,032,372)	—	(2,350,224)	(764,725)
Net cash (used in) provided by investing activities	(151,434)	—	115,561	(419,505)
Net cash provided by financing activities	1,184,300	—	3,315,700	1,184,300
Total change in cash and cash equivalents	$494	—	$1,081,037	$71
Fiscal 2019
Net Cash Used in Operating Activities
MOR began operations in May of 2019. As a result, it incurred losses in 2019 as the company was formed and initial operations commenced.
Net Cash Used in Investing Activities
The Company used $1,667 in cash primarily to purchase personal computing equipment in 2019. In addition the company made overnight investments totaling $149,767 on December 31, 2019.
Net Cash Provided by Financing Activities
The $1,184,300 provided by financing activities was primarily related to proceeds from the initial capital contributions of the founders ($1,000,000) and the remainder related to proceeds from the issuance of convertible promissory notes.
Nine Months Ended September 30, 2020 compared to Nine Months Ended September 30, 2019
Net Cash Used in Operating Activities
MOR had limited revenue for the first nine months of 2020 and continued to incur losses. As a result, Net cash used in operating activities totaled $2,350,224 for the nine months ended September 30, 2020, and increase of $1,585,499, or 307% from $764,725 for the nine months ended September 30, 2019.

Net Cash Provided by Investing Activities
MOR used $34,206 in cash for the nine months ended September 30, 2020 primarily to purchase personal computing equipment. In addition, MOR sold investments totaling $149,767 for the nine months ended September 30, 2020.
Net Cash Provided by Financing Activities
In March of 2020, MOR completed a Series S financing with investors that resulted in proceeds of $3.5 million, including the conversion of promissory notes issued in 2019. Total cash provided by financing activities was $3,315,700 for the nine months ended September 30, 2020.
Off Balance Sheet Arrangements
MOR does not have relationships with other organizations or process any transactions that would constitute off balance sheet arrangements.
New Accounting Pronouncements
Except as described below, MOR has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.
ASC 606
MOR recognizes revenue in accordance with ASC 606, Revenue of Contracts with Customers. For non-public companies, ASC 606 is effective for annual reporting periods beginning after December 15, 2019 with early adoption permitted. MOR elected to early adopt the standard as of January 1, 2019. The new revenue standard did not have a material impact on MOR’s financial statements.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to various market risks, which may result in potential losses arising from adverse changes in market rates, such as interest rates and foreign exchange rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes and do not believe we are exposed to material market risk with respect to our cash and cash equivalents.
We currently have no operations outside the United States and therefore do not presently have foreign currency exchange rate risk.
We do not engage in any hedging activities against changes in interest rates or foreign currency exchange rates. Because of the short-term maturities of our cash and cash equivalents, we do not believe that an immediate 10% increase in interest rates would have any significant impact on the realized value of our investments.

MANAGEMENT
The following table sets forth the name, age and position of the individuals who serve as managers and officers of MOR as of the date of this prospectus. The following also includes certain information regarding the individual experience, qualifications, attributes and skills of each individual as well as brief statements of those aspects of their backgrounds that led to conclusion that they are qualified to serve as director of Forian upon the closing of the merger.
Name	Age	Position
Daniel Barton(1)	55	Chief Executive Officer
Adam Dublin(2)	55	Chief Strategy Officer, Manager
Clifford Farren	57	Chief Financial Officer
Martin J. Wygod(2)	80	Manager
Max C. Wygod(2)	33	Manager
(1)	To be a director of Forian at the effective time of the merger.
(2)	Currently a director of Forian.
Daniel Barton became Chief Executive Officer of MOR in 2020. Mr. Barton also served as Chief Executive Officer of COR Analytics LLC, a subsidiary of MOR since September of 2019. Prior to joining MOR, from 2011 to 2019 Daniel served in various roles at IQVIA and most recently was Vice President & General Manager, U.S. Healthcare Solutions and Contract Sales/Medical Solutions for IQVIA. In the Healthcare Solutions role, he was responsible for leading information services, analytics, professional services and technology solutions for the world’s largest healthcare information and analytics business focused on the pharmaceutical, payer, provider, medical device, and government segments. From 2009 to 2011, Mr. Barton held various positions at SDI, the market leader in creating privacy-compliant longitudinal patient data that specialized in providing advanced analytics to the life science industry. At SDI, Daniel led the Patient Analytics practice. Before SDI, Daniel spent 18 years at GlaxoSmithKline (GSK), where he was Vice President of Data Management, responsible for information management and commercial analytics supporting the North American Pharmaceutical Division. Daniel also spent time in a variety of other roles at GSK, including brand management, field sales, and commercial operations. Mr. Barton received a B.A. from the University of Scranton.
Mr. Barton’s qualifications for membership on Forian’s board of directors is based on his perspective and experience he brings as our Chief Executive Officer, and diverse industry knowledge.
Adam Dublin is co-founder of MOR and has served as Chief Strategy Officer since founding MOR. Mr. Dublin is a seasoned entrepreneur and senior executive with extensive strategy, business development, and operating expertise in healthcare information and technology. He is responsible for developing MOR Analytics strategy, data acquisition, partnership development, and acquisitions, and he has over 30 years of experience in creating innovative businesses. Prior to the sale of the company to Internet Brands, a KKR portfolio company for $2.8 billion, he was on the executive leadership team of WebMD as Senior Vice President, Strategy and Analytics. In that role, he was responsible for developing the company’s marketing science platform, including the development of one of the world’s largest healthcare customer databases, linking patient, consumer demographic, and online behavioral data in a HIPAA-compliant manner. Previously, he was Vice President, Strategy and Corporate Development for IMS Health, the world’s largest healthcare information provider (now IQVIA). He came to IMS Health from SDI, where he was the Chief Strategy Officer. SDI was the recognized leader in longitudinal patient data prior to its acquisition by IMS health in 2011 for $340 million. His track record at SDI included multiple strategic acquisitions that enabled the company to continuously drive growth resulting in the company, eventually becoming the third-largest pharmaceutical informatics concern in the U.S. At SDI, he patented encryption and de-identification technologies that enabled the linkage of patient databases in a HIPAA-compliant fashion to create one of the first and largest Real World Evidence platforms supporting health economics and outcomes research. Prior to SDI, he was Senior Vice President Corporate Key Accounts for NDCHealth, one of the nation’s largest healthcare IT concerns and the nation’s second-largest pharmaceutical informatics concern. He had P&L for NDC’s wholesale data businesses, commercializing data assets to multiple industries and creating new lines of business in payer analytics, benefits administration, underwriting, and consumer analytics. Prior to NDCHealth, he was an executive with several healthcare analytics firms. Adam received a B.A. from the University of Iowa and an M.A. from Northwestern University.

Mr. Dublin’s qualifications for membership on Forian’s board of directors is based on his perspective and experience he brings as our co-founder, and predecessor companies.
Clifford Farren has been Chief Financial Officer of MOR since August 2020. Prior to joining MOR, from 2017 to 2020, Mr. Farren served as Executive Vice President of Managed Health Care Associates, a U.S. based subsidiary of Roper Technologies. Previously, he was Chief Financial Officer of the AbleTo. From 2013 to 2016, Mr. Farren was Vice President of IMS Health. From 2009 until 2013, Clifford was Executive Vice President of QualityHealth. From 2003 until 2008, Clifford was Chief Financial Officer and Chief Operating Officer of TargetRX. From 2000 until 2003, Mr. Farren was Chief Financial Officer of Synavant Inc. Clifford held various positions at Dun & Bradstreet from 1985 to 2000. Mr. Farren received a B.B.A. from the St. Bonaventure University.
Martin J. Wygod has been a Manager of MOR since August 2019. Mr. Wygod served as Executive Chairman of WebMD Health Corp from May 2005 to September 2017, when WebMD was sold for over $3 billion to Internet Brands, a KKR portfolio company. Mr. Wygod also served as Chairman of the Board of HLTH Corporation from March 2001 to October 2009 when the merger of HLTH Corporation and WebMD Health Corporation was completed. Mr. Wygod has been the founder, director or executive officer of several other successful public companies including, but not limited to, Medco Containment Services, Porex Technologies, Medical Marketing Group, Emdeon and CareInsite. Mr.Wygod is also engaged in the business of racing and breeding thoroughbred horses.
Mr. Wygod’s qualifications for membership on Forian’s board of directors include his prior service as a director of MOR, and his predecessor companies and as an executive officer and director of other companies in the healthcare industry.
Max C. Wygod co-founded MOR in 2019 and currently serves as a Manager of MOR. As of its formation in October 2020, Mr. Wygod is Chairman of the Board of Forian. Max is a healthcare executive and investor with experience investing, acquiring, and divesting public and private growth companies at the intersection of healthcare and information technology. Max led the investment strategy for Wygod & Co. LLC, a virtual family office dedicated to private and public investments in the healthcare industry. Previously, Max served as a Vice President of Business Development at WebMD Health, where he participated in facilitating its sale to Internet Brands, a KKR portfolio company in 2017. A seven-year veteran at WebMD, Max had various business development and operating roles that included, but are not limited to, WebMD’s strategic growth objectives through capital allocation, acquisitions, partnerships, joint ventures, commercial relationships, investments, and divestitures. Max received a B.A. from Duke University and an M.B.A. in Finance and Entrepreneurship from The Stern School at New York University.
Mr. Wygod’s qualifications for membership on Forian’s board of directors is based on his perspective and experience he brings as our co-founder, and predecessor companies.
Family Relationships
Max Wygod is the son of Martin Wygod.

EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2019 and 2020, our “named executive officers” and their positions were:
•	Max Wygod, Chairman and Co-Founder
•	Adam Dublin, Chief Strategy Officer and Co-Founder
•	Dan Barton, Chief Executive Officer
This discussion may contain forward-looking statements that are based on MOR’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that MOR adopts following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.
Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2019. The numbers below only represent compensation since MOR’s founding in May 2019.
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Max Wygod Executive Chairman and Co-Founder	2020	46,875	—	8,864	—	55,739
	2019	—	—	—	—	—

Adam Dublin Chief Strategy Officer and Co-Founder	2020	80,199	—	8,864	33,500	122,563
	2019	12,500	—	—	—	12,500

Dan Barton Chief Executive Officer	2020	309,577	—	5,145	—	314,722
	2019	41,667	20,625	5,661	—	67,953
(1)	The bonuses earned in 2020, if any, is not calculable as of the date hereof. MOR expects to determine the bonuses payable, if any, by March 31, 2021.
(2)
Amounts reflect the full grant date fair value of profits interests granted, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of the profits interest awards in Note 5 to our financial statements included in this proxy statement/prospectus.

(3)	Represents commissions earned in 2020.
Bonuses
Mr. Barton received a cash bonus of $20,625 for services provided in 2019. No other named executive officers participated in an annual cash bonus program or received bonuses for 2019.
Mr. Barton, Mr. Dublin and Mr. Wygod participated in an annual cash bonus program for 2020. As of the date of this proxy statement/prospectus, the bonuses earned in 2020, if any, is not calculable. MOR expects to determine the bonuses payable, if any, by March 31, 2021.

Outstanding Equity Awards
The following table provides information relating to outstanding equity awards held by the named executive officers as of December 31, 2020.
	Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Max Wygod	—	—	209,588(1)	6,032
Adam Dublin	—	—	209,588(2)	6,032
Dan Barton	—	—	229,875(3)	6,482
(1)	On August 31, 2020, Mr. Wygod was granted 307,963 restricted Class B units that vested 43% on the grant date and the remainder vests equally over the sixteen months following the grant date.
(2)	On August 31, 2020, Mr. Dublin was granted 307,963 restricted Class B units that vested 43% on the grant date and the remainder vests equally over the sixteen months following the grant date.
(3)	On August 30, 2019, Mr. Barton was granted 334,359 restricted Class B units that vested 25% on the grant date anniversary and the remainder vests equally over the following 36 months.
Employment Agreements
Max Wygod Offer Letter
On March 25, 2020, we entered into an offer letter with Mr. Wygod setting forth the terms of his employment as President of MOR. Pursuant to the offer letter, Mr. Wygod is entitled to an annual base salary of $75,000, which amount is subject to annual review by and at the sole discretion of our board of managers. Mr. Wygod is eligible to receive commissions based on a commission plan to be adopted by the board of managers. Mr. Wygod also received a grant of 307,963 units of profits interest in MOR, of which 12.5% on the grant date and the remaining 87.5% vest in twenty-one consecutive equal monthly installments.
The offer letter has a term commencing on the date thereof and continuing until terminated (i) upon death of the employee, (ii) upon disability, (iii) for cause, (iv) with good reason or without cause, or (v) voluntarily. The offer letter also contains, among other things, the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) paid vacation leave; and (iii) health benefits.
Adam Dublin Offer Letter
On March 25, 2020, we entered into an offer letter with Mr. Dublin setting forth the terms of his employment as Chief Executive Officer of MOR (now Chief Strategy Officer). Pursuant to the offer letter, Mr. Dublin is entitled to an annual base salary of $75,000, which amount is subject to annual review by and at the sole discretion of our board of managers. Mr. Dublin is eligible to receive commissions based on a commission plan to be adopted by the board of managers. Mr. Dublin also received a grant of 307,963 units of profits interest in MOR, of which 12.5% on the grant date and the remaining 87.5% vest in twenty-one consecutive equal monthly installments.
The offer letter has a term commencing on the date thereof and continuing until terminated (i) upon death of the employee, (ii) upon disability, (iii) for cause, (iv) with good reason or without cause, or (v) voluntarily. The offer letter also contains, among other things, the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) paid vacation leave; and (iii) health benefits.
Dan Barton Employment Agreement
On August 1, 2019, we entered into an employment agreement with Mr. Barton setting forth the terms of his employment as our Chief Executive Officer. Pursuant to the agreement, Mr. Barton is entitled to an annual base salary of $250,000, which amount is subject to annual review by and at the sole discretion of our board of directors or the compensation committee. Mr. Barton is eligible to receive an annual cash bonus equal to or exceeding 35% of his base salary, provided that he achieves performance targets determined by the board of managers. Mr. Barton also received a grant of profits interest in MOR equal to 4% of outstanding units of MOR.
The employment agreement has a term commencing on the date thereof and continuing until terminated (i) upon death of the employee, (ii) upon disability, (iii) for cause, (iv) with good reason or without cause, or (v) voluntarily. The employment agreement also contains, among other things, the following material provisions: (i) reimbursement for all reasonable travel and other out-of-pocket expenses incurred in connection with his employment; (ii) paid vacation leave; (iii) health benefits; and (iv) a severance payment equal to twelve (12) months of base salary and any cash bonus earned but unpaid upon termination by Mr. Barton for Good Reason or by MOR without Cause (as defined in the agreement), with restrictive covenants applicable for a corresponding period after termination.
Director Compensation
The managers and directors of MOR do not receive compensation for their service as managers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since May 2019, the date MOR was founded, to which MOR has been a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets as of December 31, 2019, and in which any of MOR directors, executive officers or, to MOR’s knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
On May 6, 2019, MOR entered into an arrangement with family trusts controlled by Max Wygod and Martin Wygod to issue two separate promissory notes (“Note” or “Notes”) entitling MOR to secure up to $100,000 per Note to fund operations. The Notes had no interest rate and were due on the sooner to occur of the initial closing of MOR’s Series S Preferred Unit financing or December 31, 2020. In March 2020, in connection with MOR’s Series S Preferred Unit financing, the aggregate outstanding balance of the Notes, $184,300, was converted, at the option of the holders, into, 162,093 Series S Preferred Units.
Adam Dublin, Chief Strategy Officer, was previously a consultant for DRG a current vendor of MOR. The contract with DRG terminated on 12/11/2020 and the parties have not agreed to renew the agreement. Pursuant to his consulting agreement with DRG, Mr. Dublin may continue to receive up to $750,000 in commission payments over the next two years.

INFORMATION REGARDING FORIAN
Business of Forian
The business of Forian will be the combined businesses currently conducted by Helix and MOR. Forian plans to continue the product and service lines provided by both MOR Analytics and Helix. Integration will be executed in several phases. The first phase will focus on enhancing existing and creating new offerings which leverage the opportunities based on the strategic rationale of the business combination. Administrative functions, such as finance and human resources will be evaluated and combined as necessary to efficiently manage the combined business. Go to market resources and processes will be evaluated and combined as needed. Technology and data management platforms will be integrated to service the entire organization and create efficiencies. Product development processes and workflows will be standardized with product managers owning the development and enhancement of specific product lines.
Forian Governance
Forian Headquarters
Following the effective time, Forian will be headquartered in Newtown, Pennsylvania.
Forian Officers
Immediately after consummation of the merger, Dan Barton, Chief Executive Officer of MOR, will be Chief Executive Officer of Forian, Clifford Farren, Chief Financial Officer of MOR, will be Chief Financial Officer, Treasurer and Secretary of Forian, and Adam Dublin, co-founder of MOR, will be Chief Strategy Officer of Forian.
Forian Board of Directors
Pursuant to the merger agreement and the Forian charter, Forian’s board of directors will consist of twelve directors, including Martin Wygod, Max Wygod (Chairman), Adam Dublin and Dan Barton of MOR, Scott Ogur of Helix, and the individuals listed below.
The following table sets forth the name, age and position of the individuals who will serve as independent directors of Forian upon the closing of the merger. The following also includes certain information regarding the individual experience, qualifications, attributes and skills of each individual as well as brief statements of those aspects of their backgrounds that led to conclusion that they are qualified to serve as director of Forian upon the closing of the merger.
Name	Age	Position
Mark J. Adler, M.D.	64	Director
Ian G. Banwell	56	Director
Jennifer Hajj	36	Director
Shahir Kassam-Adams	61	Director
Stanley S. Trotman, Jr.	77	Director
Alyssa F. Varadhan	40	Director
Kristiina Vuori, M.D., Ph.D.	53	Director
Mark J. Adler, M.D. was a member of WebMD’s Board of Directors from 2000 to 2017. Since 2014, Dr. Adler has also served as Strategic Advisor to, and as a member of the Scientific Advisory Board of, Biological Dynamics, Inc., a privately held biotechnology company, and is currently the Chairman of that Scientific Advisor Board. He is also currently a director of the San Diego Cancer Research Institute. From February 2011 until February 2014, Dr. Adler served as Director of Strategic Development for UC San Diego Oncology. Dr. Adler, an oncologist, was a co-founder of the San Diego Cancer Center and served for over 10 years as its Chief Executive Officer until February 2011. Until April 2006, Dr. Adler had served, for more than five years, as the Chief Executive Officer of the combined internal medicine and oncology group of Medical Group of North County in San Diego, California.
Dr. Adler’s qualifications for membership on Forian’s board of directors include: his many years of experience as a physician and an executive of a physician practice; his involvement with early stage biotechnology companies; and his prior service as a director of public companies.

Ian G. Banwell is currently the Chief Financial Officer at Hamburg Commercial Bank AG, where Mr. Banwell has worked since April 2019. Hamburg Commercial Bank AG provides banking services for higher-end medium-sized companies and financing for real estate projects. From April 2018 to March 2019, Mr. Banwell was a Senior Managing Director at Cerebus Operations and Advisory Company LLC. Mr. Banwell was Chief Investment Officer of Bank of America from 2000 to 2007. He left Bank of America in 2007 to start Round Table Investment Management and was its CEO until 2015. He is currently Managing Partner of Aberdeen Enterprises, LLC, a company focused on producing and investing in a variety of intellectual property and content. Mr. Banwell also served as a member of the U.S. Treasury’s Borrowing Advisory Committee from 2001 to 2012 and as its Chairman in 2005 and 2006.
Mr. Banwell’s qualifications for membership on Forian’s board of directors include: his experience as an investment professional; his experience managing an investment firm; and his experience as a senior executive at a large financial institution.
Jennifer Hajj, since March 2019, has been the Head of Partnerships at Galileo Inc. Galileo is a privately-held healthtech startup that enables the doctor-patient relationship. From May 2006 to February 2019, Mrs. Hajj served as a senior expert on New York State Medicaid policy and government programs across Sachs Policy Group’s (SPG) client base and led SPG’s innovation practice. Mrs. Hajj joined SPG in 2006 and consulted with a diverse set of clients including hospitals, long-term care systems, physician groups, health and human service agencies, health plans, tech-enabled companies, and startups. Areas of specialization included public policy, strategic planning, program design, reimbursement, regulatory environments, technology, and implementation. Subject matter expertise included, but was not limited to: Medicaid, DSRIP, managed care, value-based payments, behavioral health, long-term care, vulnerable populations, and social determinants of health. In 2013, Mrs. Hajj led the firm’s expansion to digital health and innovation. She led SPG's innovation practice and actively advised and mentored several health care startups and entrepreneurs. Her expertise included strategy, product development, market dynamics, business development, partnerships, regulatory environments, and public policy. Mrs. Hajj received her B.A. in public health studies with departmental honors distinction from the Johns Hopkins University, her M.P.H. from Columbia University Mailman School of Public Health, and her M.B.A. from Columbia Business School.
Mrs. Hajj qualifications for membership on Forian’s board of directors include: her experience as a director and advisors of other companies in various aspects of the healthcare industry; and her experience as an expert in public health and healthcare strategy.
Shahir Kassam-Adams was a co-Founder and Chief Executive Officer of Universal Patient Key, which now a part of Datavant. Mr. Kassam-Adams has been an operator or early investor in multiple healthcare technology-enabled startups and companies including Aileron Solutions, Social Safeguard, TGaS, Decision Resources Group, and Thomson Reuters Scientific & Healthcare. Since 2018, Mr. Kassam-Adams served as Chief Strategy Officer and then led corporate development. He serves on the Board of Directors of Pleio Inc., a leading provider of patient engagement and medication adherence programs, and on the Advisory Board of VUCA Health. VUCA Health is a gateway to patient engagement, serving as an on-demand extension of pharmacists and other healthcare providers. Previously, Mr. Kassam-Adams various healthcare and healthcare analytic companies. From 2007 to 2013, Mr. Kassam-Adams had several roles of Decision Resources Group, including Board of Director, President and Chief Strategy Officer. From 2002 to 2017, Mr. Kassam-Adams served as Executive Vice President and Chief Strategy Officer of Thomson Healthcare, a Thomson Reuters company. Shahir has an MS in Computer Science from Johns Hopkins and an MBA from Wharton.
Stanley S. Trotman, Jr., since 2004, Mr. Trotman has been the president of Jupiter Private Equity LLC. Mr. Trotman retired in 2001 from UBS Financial Services, Inc. after it acquired, in 2000, PaineWebber Incorporated, an investment banking firm where he had been a Managing Director with the Health Care Group since 1995. He serves as a member of the board of directors of American Shared Hospital Services, a public company that provides radio surgery services to medical centers for use in brain surgery.
Mr. Trotman’s qualifications for membership on Forian’s board of directors include: his experience as a director of other public companies, including WebMD, and private companies in various aspects of the healthcare industry; and his experience as an investment banker specializing in healthcare companies.
Alyssa F. Varadhan is currently Vice President at Delos Living, LLC, the pioneer of wellness real estate. At Delos, Ms. Varadhan focuses on capital markets initiatives, strategic partnerships, investor relations, and business development opportunities across residential, hotel, commercial and technology platforms creating innovative solutions focused on health and wellness within the built environment. She started her career at Goldman Sachs and served in various roles within the Securities Divisions from 2002 to 2018. Ms. Varadhan was a Managing Director in Client Relationship Management and Strategy at Goldman Sachs. Ms. Varadhan also served on the Board of Visitors for the Pratt School of Engineering at Duke University for 8 years. Ms. Varadhan graduated from Duke University with BSc degrees in Biomedical Engineering and Electrical Engineering.
Ms. Varadhan qualifications for membership on Forian’s board of directors include: her experience as an investment professional; her capital markets and healthcare business development professional experience; and her experience as a managing director at a large financial institution.
Kristiina Vuori, M.D., Ph.D. is President of the Sanford Burnham Prebys Medical Discovery Institute (SBP), Pauline & Stanley Foster Presidential Chair, and Professor at the Institute’s National Cancer Institute (NCI)-designated Cancer Center. As President of SBP, Dr. Vuori is responsible for the Institute’s academic and scientific activities. Dr. Vuori was selected as a PEW Scholar in the Biomedical Sciences in 1997 (dubbed as “20 most promising scientists in America”). She was elected to the National Academy of Inventors (NAI) in 2014. Additionally, Dr. Vuori has served in a wide variety of advisory capacities to NCI and other cancer organizations, including advisory roles for the NCI's Developmental Therapeutics Program, Center for Strategic Scientific Initiatives, and the National Cancer Advisory Board. Dr. Vuori has served or currently serves on Board of Directors for American Association for Cancer Research (AACR), California Breast Cancer Research Program (CBCRP), Florida Inventors Hall of Fame and WebMD. She also serves on numerous editorial boards for scientific journals, institutional scientific advisory boards, and as consultant for pharmaceutical companies. Dr. Vuori earned her M.D. and Ph.D. degrees at University of Oulu, Finland. After completion of internship and residency, she received postdoctoral training at SBP in 1992-1995 with then-President & CEO Dr. Erkki Ruoslahti. Dr. Vuori was appointed to faculty in 1996. She was appointed Deputy Director of the Institute's NCI-designated Cancer Center in 2003, and served as Director of the Cancer Center in 2005-2013. She served as Executive Vice President for Scientific Affairs in 2008- 2010, and she has been President of the Institute since 2010. Additionally, she served as an interim CEO from 2013 to 2014.
Dr. Vouri’s qualifications for membership on Forian’s board of directors include: her many years of experience as a physician and an executive of a prestigious medical institutions; her involvement with early stage biotechnology and medical companies; and her prior service as a director of public companies.
Classified Board of Directors
In accordance with the Forian certificate of incorporation and bylaws, the Forian board of directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The Forian directors will be divided among the three classes as follows:
•	the Class I directors is Martin Wygod, Scott Ogur, Stanley Trotman and Kristiina Vuori and their term will expire at our first annual meeting of stockholders following the merger;
•	the Class II directors are Daniel Barton, Shahir Kassam-Adams, Mark Adler and Jennifer Hajj, and their terms will expire at our second annual meeting of stockholders following the merger; and
•	the Class III directors are Max Wygod, Ian Banwell, Adam Dublin and Alyssa Varadhan, and their terms will expire at the third annual meeting of stockholders following the merger.
The Forian certificate of incorporation and bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Forian board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Forian. Forian directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of Forian’s outstanding voting stock entitled to vote in the election of directors.
Family Relationships
Max Wygod, the Chairman of the Board, is the son of Martin Wygod, a director.

Board Leadership Structure
The Forian board of directors is currently chaired by Max Wygod.
Role of the Board in Risk Oversight
One of the key functions of the Forian board of directors is informed oversight of its risk management process. The Forian board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors is responsible for monitoring and assessing strategic risk exposure and the audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee will monitor compliance with legal and regulatory requirements. Our nominating and corporate governance committee will monitor the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors will be regularly informed through committee reports about such risks.
Board Committees
The Forian board of directors will have three standing committees—audit, compensation and nominating and corporate governance—each of which will operate under a written charter. A copy of each of the audit committee, compensation committee and nominating and corporate governance committee charters will be available under the Corporate Governance section of the Forian website at www.forian.com. The reference to the Forian website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this proxy statement/prospectus.
Audit Committee
The audit committee’s responsibilities include:
•	appointing, approving the compensation of, and assessing the independence of the Forian registered public accounting firm;
•	overseeing the work of the Forian registered public accounting firm, including through the receipt and consideration of reports from such firm;
•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	discussing the Forian risk management policies;
•	meeting independently with the Forian internal auditing staff, if any, registered public accounting firm and management;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by SEC rules.
The members of our audit committee will be Ian Banwell, Stanley Trotman and Shahir Kassam-Adams. Ian Banwell will serve as the chairperson of the committee. All members of the audit committee meet the requirements for financial literacy under the applicable Nasdaq rules. The Forian board of directors has determined that each of Ian Banwell, Stanley Trotman, and Shahir Kassam-Adams meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable Nasdaq rules. The Forian board of directors has determined that each of Ian Banwell, Stanley Trotman, and Jennifer Hajj is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules.

Compensation Committee
The compensation committee’s responsibilities include:
•	reviewing and approving, or recommending for approval by the board of directors, the compensation of the Chief Executive Officer and other executive officers;
•	overseeing and administering cash and equity incentive plans;
•	reviewing and making recommendations to the Forian board of directors with respect to director compensation; and
•	preparing the annual compensation committee report required by SEC rules, to the extent required.
The members of our compensation committee will be Mark Adler, Ian Banwell, Stanley Trotman and Kristiina Vuori. Stanley Trotman will serve as the chairperson of the committee. The Forian board of directors has determined that each of Mark Adler, Ian Banwell and Stanley Trotman is independent under the applicable Nasdaq rules, including the Nasdaq rules specific to membership on the compensation committee, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee’s responsibilities include:
•	identifying individuals qualified to become board members;
•	recommending to the Forian board of directors the persons to be nominated for election as directors and to each board committee;
•
developing and recommending to the Forian board of directors corporate governance guidelines, and reviewing and recommending to the Forian board of directors proposed changes to the Forian corporate governance guidelines from time to time; and

•	overseeing a periodic evaluation of the Forian board of directors.
The members of our nominating and corporate governance committee will be Shahir Kassam-Adams, Jennifer Hajj, and Alyssa Varadhan. Shahir Kassam-Adams will serve as the chairperson of the committee. The Forian board of directors has determined that Shahir Kassam-Adams and Jennifer Hajj are independent under the applicable Nasdaq rules.
Compensation Committee Interlocks and Insider Participation
No proposed member of our compensation committee is or has been our current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the last completed fiscal year.
Code of Ethics and Code of Conduct
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics will be available under the Corporate Governance section of our website at www.forian.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq rules concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.
Director Compensation
Directors who are also our employees will not receive compensation for their service on the Forian board. Forian’s non-employee directors will receive equity compensation for their service on the Forian board.

Upon completion of the business combination transactions, the newly appointed independent directors will be granted 5,000 RSUs each that will vest 25% annually beginning on the first anniversary of the closing of the merger and each director will be granted options to purchase 15,000 shares of Forian common stock with a strike price equal to the fair market value of the Forian common stock on the grant date, such options will vest 25% annually beginning on the first anniversary of the closing of the merger.
The Forian board will periodically review the director compensation program and may revise the compensation arrangements for Forian directors from time to time.
Limitations of Liability and Indemnification
The Forian certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law, or the DGCL, and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any Forian directors:
•	for any breach of the director's duty of loyalty to Forian or Forian stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or
•	for any transaction from which the director derived an improper personal benefit.
Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of Forian directors will be further limited to the greatest extent permitted by the DGCL.
In addition, the Forian certificate of incorporation, provides that Forian must indemnify Forian directors and officers and Forian must advance expenses, including attorneys' fees, to Forian directors and officers in connection with legal proceedings, subject to very limited exceptions.
Forian maintains a general liability insurance policy that covers specified liabilities of Forian directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Some of Forian’s non-employee directors may, through their relationships with their employers, be insured or indemnified against specified liabilities incurred in their capacities as members of Forian board of directors.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, executive officers or persons controlling us, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Equity Compensation Plans
In connection with the closing of the merger and contribution, Forian plans to adopt the Forian Inc. 2020 Equity Incentive Plan, or the Plan, provides for grants of stock options and stock awards. Our directors, officers and consultants are eligible for grants under the Plan.
The purpose of the Plan is to encourage the participants to contribute materially to the growth of Forian, thereby benefitting the Forian’s stockholders, and will align the economic interests of the participants with those of the stockholders.
Administration. The Plan is administered by the board of directors or a committee appointed by the board. The board has the sole authority to (i) determine the individuals to whom grants will be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, and (v) deal with any other matters arising under the Plan.

Available shares. The aggregate number of shares of our common stock that may be issued pursuant to awards under the Plan is 4,000,000 shares. If grants of stock options or stock awards under the Plan or our prior equity incentive plan are canceled or forfeited, the shares subject to such grants will again be available under the Plan.
If there is any change in the number or kind of shares of our stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding stock as a class without the receipt of consideration, or if the value of outstanding shares of our stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the maximum number of shares of our stock available for grants under the Plan, the maximum number of shares of our stock that any individual participating in this Plan may be granted in any year, the number of shares covered by outstanding grants, the kind of shares issued under this Plan, and the price per share of such grants will be appropriately adjusted by the board to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of our stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment will be eliminated. Any adjustments determined by the board will be final, binding and conclusive.
Eligibility for participation. Members of our board of directors, as well as employees of, and consultants and advisors to, us or any of our subsidiaries and affiliates will be eligible to receive awards under the Plan.
Award agreements. Awards granted under the Plan are evidenced by award agreements, which need not be identical, and that provide additional terms, conditions, restrictions or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a Change in Control (as defined in the Plan) or conditions regarding the participant's employment, as determined by the committee.
Stock options. The committee may grant nonqualified stock options to any individuals eligible to participate in the Plan and incentive stock options to purchase shares of our common stock only to eligible employees. The committee will determine: (i) the number of shares of our common stock subject to each option; (ii) the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10.0% or greater stockholder; (iii) the exercise price; (iv) the vesting schedule, if any and (v) the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a 10.0% or greater stockholder, 110.0% of such share's fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the committee at the time of grant and the exercisability of such options may be accelerated by the committee.
Stock awards. The board may issue shares of our common stock to an employee, non-employee director or advisor under a stock award, upon such terms as the board deems appropriate. Shares of our stock issued pursuant to stock awards may be issued for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the board. The board may establish conditions under which restrictions on stock awards will lapse over a period of time or according to such other criteria as the board deems appropriate.
Change in Control. Upon a change of control where we are not the surviving corporation (or survives only as a subsidiary of another corporation), unless the board determines otherwise, all outstanding options that are not exercised will be assumed by, or replaced with comparable options by the surviving corporation (or a parent or subsidiary of the surviving corporation), and outstanding stock awards will be converted to stock awards of the surviving corporation (or a parent or subsidiary of the surviving corporation). In the event of a Change of Control, the board may take any of the following actions with respect to any or all outstanding grants: the board may (i) determine that outstanding options will accelerate and become exercisable, in whole or in part, upon the change of control or upon such other event as the board determines, (ii) determine that the restrictions and conditions on outstanding stock awards will lapse, in whole or in part, upon the change of control or upon such other event as the board determines, (iii) require that grantees surrender their outstanding options in exchange for a payment by us, in cash or stock as determined by the board, in an amount equal to the amount by which the then fair market value of the shares of our stock subject to the grantee's unexercised options exceeds the exercise price of the options or (iv) after giving grantees an opportunity to exercise their outstanding options, terminate any or all unexercised options at such time as the board deems appropriate. Such surrender or termination will take place as of the date of the change of control or such other date as the board may specify. The board will have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Options and Stock Awards will continue in effect according to their terms (subject to any assumption pursuant to as described in the first sentence of this paragraph).
As used in the Plan, a “Change of Control” will mean:
•
any merger or consolidation in which our voting securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different; from the person holding those securities immediately prior to such transaction and the composition of the board following such transaction is such that our directors prior to the transaction constitute less than 50% of the board membership following the transaction;

•
any acquisition, directly or indirectly, by a person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of our voting securities possessing more than 50% of the total combined voting power of our outstanding securities; provided, however, that, no Change of Control will be deemed to occur by reason of the acquisition of shares of our capital stock by an investor in us in a capital-raising transaction;

•
any acquisition, directly or indirectly, by a person or related group of persons of the right to appoint a majority of our directors or otherwise directly or indirectly control our management, affairs and business;

•	any sale, transfer or other disposition of all or substantially all of our assets; or
•	a complete liquidation or dissolution of us.
The term “transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of a security interest or other arrangement by which possession, legal title or beneficial ownership passes from one person to another, or to the same person in a different capacity, whether or not voluntarily and whether or not for value, and including without limitation any merger or amalgamation and any agreement to effect any of the foregoing.
Stockholder rights. Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant will have no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.
Amendment and termination. Notwithstanding any other provision of the Plan, our board of directors may at any time amend any or all of the provisions of the Plan.
Transferability. Awards granted under the Plan generally will be nontransferable, other than by will or the laws of descent and distribution, except that the committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.
Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during the last fiscal year, Forian qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;
•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;
•
reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Forian may take advantage of these provisions until the last day of its fiscal year following the fifth anniversary of the completion of the merger. However, if certain events occur prior to the end of such five-year period, including if Forian becomes a large accelerated filer, its annual gross revenue exceeds $1.07 billion or its issues more than $1.0 billion of non-convertible debt in any three-year period, it will cease to be an emerging growth company prior to the end of such five-year period.
Forian has elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this proxy statement/prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that Forian provides to its stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Forian has elected to take advantage of this extended transition period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF FORIAN
The following table sets forth information with respect to the beneficial ownership of Forian common stock, giving pro form effect to (i) the merger and (ii) the contribution, as of December 1, 2020 by:
•	each of our named executive officers;
•	each of our directors;
•	all of our executive officers and directors as a group; and
•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power.
Percentage ownership of Forian common stock is based on 31,161,662 shares of common stock after giving pro forma effect to (i) the merger, and (ii) the contribution.
In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to the exercise of options, warrants or other rights held by such person that are currently exercisable or exercisable within 60 days of, 2020, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed stockholders is 41 University Drive, Suite 400 Newtown, Pennsylvania 18940. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage Of Class
Mark J. Adler, M.D.	23,497	*
Ian G. Banwell(1)	98,691	*
Daniel Barton (2)	663,903	2.1%
Adam Dublin (3)	2,312,364	7.4%
Clifford Farren (4)	163,741	*
Jennifer Hajj	—
Shahir Kassam-Adams	117,539	*
Scott Ogur(5)	465,000	1.5%
Stanley S. Trotman, Jr.	23,497	*
Alyssa Varadhan	—
Kristiina Vuori	23,497	*
Martin J. Wygod(6)	1,896,941	6.1%
Max C. Wygod(7)	2,260,287	7.3%
Directors and Officers as a group (13 individuals)	8,048,957	25.8%
Beneficial Owners of more than 5% of our common stock:
Phyllis Dublin(8)	1,802,757	5.8%
Edward Spaniel(9)	2,405,395	7.7%
Anthony Vuolo(10)	3,967,154	12.7%
*	Represents beneficial ownership of less than one percent (1%).
(1)	Includes 98,691 shares held by Mr. Banwell’s spouse.
(2)	Includes 483,770 shares of restricted stock over which Mr. Barton has voting power.
(3)	Includes 370,837 shares of restricted stock over which Mr. Dublin has voting power.
(4)	Includes 140,244 shares of restricted stock over which Mr. Farren has voting power.
(5)	Includes (i) 450,000 shares held by directly by Mr. Ogur and (ii) 15,000 options to purchase shares of Forian common stock, exercisable within 60 days hereof.
(6)	Includes 1,896,941 shares transferred by Martin Wygod to family trusts of which Martin Wygod does not retain voting or dispositive power but Martin Wygod may be deemed beneficial owner of such shares.

(7)
Includes (i) 155,273 shares of restricted stock over which Mr. Wygod has voting power, (ii) 1,076,838 held directly by Max Wygod, and (iii) 1,183,449 shares held by two separate family trusts settled by Martin Wygod of which Max Wygod is trustee and has sole voting and dispositive power.

(8)	These shares are held by the The Adam H. Dublin 2019 Family Trust of which Ms. Dublin is co-trustee and has joint investment and dispositive power.
(9)
Includes (i) 1,802,757 shares held by the The Adam H. Dublin 2019 Family Trust of which Mr. Spaniel is co-trustee and has joint investment and dispositive power and Mr. Spaniel disclaims beneficial ownership of these shares and (ii)  602,638 shares held directly by Mr. Spaniel.

(10)
Includes (i) 3,605,514 shares held by the Max Wygod Dynasty Trust of which Mr. Vuolo is trustee and has sole investment and dispositive power and Mr. Vuolo disclaims beneficial ownership of these shares, (ii) 340,604 shares held directly by Mr. Vuolo and (iii) 21,036 shares of restricted stock over which Mr. Vuolo has voting power.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions to which MOR or Helix has been a party in which the amount involved exceeded or will exceed $120,000, and in which any of the Forian directors, executive officers or, to Forian’s knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Information about MOR - Executive and Director Compensation” and“Information about Helix —Executive Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Adam Dublin, who will be Chief Strategy Officer of Forian, was previously a consultant for DRG a current vendor of MOR and will become a vendor of Forian. The contract with DRG terminated on December 11, 2020 and the parties have not agreed to renew the agreement. Pursuant to his consulting agreement, Mr. Dublin may continue to receive up to $750,000 in commission payments over the next two years.
It is anticipated that, following the merger, Scott Ogur will be a member of Forian’s board of directors and that each of Messrs. Venegas and Ogur will be consultants to Forian and to Helix. Mr. Venegas is expected to receive a $25,000 per month advisory fee, options to purchase 400,000 shares of Forian common stock that vest over four years, and a potential performance fee of up to 30% of the annualized advisory fee. Mr. Ogur is expected to receive a $22,500 per month advisory fee, options to purchase 400,000 shares of Forian common stock that vest over four years, and a potential performance fee of up to 20% of the annualized advisory fee. As of the date hereof the proposed consulting agreements with Mr. Ogur and Mr. Venegas have not been finalized or executed.

THE HELIX SPECIAL MEETING
This section contains information about the special meeting of Helix stockholders that has been called to consider and adopt the merger agreement.
Date, Time and Place
Together with this document, Helix is also sending its stockholders a notice of the special meeting and a form of proxy that is solicited by the Helix board of directors. The special meeting will be held on February [•], 2021, at 10:00 a.m., EST, in a virtual meeting format only. You will not be able to attend the special meeting physically.
Matters to be Considered at the Helix special meeting
At the Helix special meeting, Helix stockholders will be asked to consider and vote on the following:
(1)	the Helix merger proposal;
(2)	the Helix merger-related compensation proposal; and
(3)	the Helix adjournment proposal.
Completion of the merger is conditioned on approval of the Helix merger proposal. Completion of the merger is not conditioned on the approval of the Helix adjournment proposal.
Proxies
If you were a record holder of Helix common stock at the close of business on the record date of the Helix special meeting, a proxy card is enclosed for your use. Helix requests that you vote your shares as promptly as possible by (i) visiting the internet site listed on the Helix proxy card, (ii) calling the toll-free number listed on the Helix proxy card or (iii) submitting your Helix proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Helix common stock represented by it will be voted at the Helix special meeting or any adjournment or postponement of the meeting in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.
If a proxy is returned without an indication as to how the shares of Helix common stock represented are to be voted with regard to a particular proposal, the Helix common stock represented by the proxy will be voted in accordance with the recommendation of the Helix board of directors and, therefore, “FOR” the Helix merger proposal, “FOR” the Helix merger-related compensation proposal, and “FOR” the Helix adjournment proposal.
As of the date hereof, the Helix board of directors has no knowledge of any business that will be presented for consideration at the Helix special meeting and that would be required to be set forth in this proxy statement/prospectus or the related proxy card other than the matters set forth in Helix’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the Helix special meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their discretion on such matter.
Revocation of Proxies
A Helix stockholder may revoke a proxy at any time before it is voted at the meeting by taking any of the following four actions:
•	delivering written notice of revocation to Helix’s Corporate Secretary, Scott Ogur, 5300 DTC Parkway, Suite 300, Greenwood Village, CO 80111;
•	delivering a proxy card bearing a later date than the proxy that you wish to revoke;
•	casting a subsequent vote via telephone or the internet, as described above; or
•	attending the virtual special meeting and voting via the virtual portal.

Merely attending the virtual meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms and procedures provided for that purpose. Your last valid vote that we receive before or at the special meeting is the vote that will be counted.
If you have instructed a broker, bank or other nominee to vote your shares of Helix common stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.
Shares Held in Street Name
If you hold shares of Helix common stock through a stock brokerage account, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Helix or by voting in person via the virtual portal at the Helix special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Please also note that brokers, banks or other nominees who hold shares of Helix common stock on behalf of their customers may not give a proxy to Helix to vote those shares without specific instructions from their customers.
If you are a Helix stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Helix proposals.
Solicitation of Proxies
Helix will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, proxies may also be solicited by Helix’s directors and employees personally, and by telephone, electronic transmission, facsimile transmission, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost. Helix may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Helix common stock held of record by them and to obtain authorization for the execution of proxies. Helix may reimburse these institutional holders for their reasonable expenses in connection with these activities. Helix does not indent to engage a firm to assist it in soliciting proxies.
Recommendation of the Helix Board of Directors
The Helix board of directors unanimously recommends that Helix stockholders vote “FOR” the approval of the Helix merger proposal, “FOR” the approval of the Helix merger-related compensation proposal, and “FOR” the approval of the Helix adjournment proposal.
Record Date; Shareholders Entitled to Vote
The record date for the Helix special meeting is January 15, 2021. Only record holders of shares of Helix common and preferred stock at the close of business on such date are entitled to notice of, and to vote at, the Helix special meeting or any adjournment or postponement of the meeting. At the close of business on the record date, there were 147,124,996 outstanding shares of Helix common stock and 14,784,201 outstanding shares of Helix preferred stock.
Each share of Helix common stock outstanding on the record date of the Helix special meeting is entitled to one vote on each proposal and any other matter coming before the Helix special meeting.
Voting by Helix’s Directors and Executive Officers
At the close of business on the record date for the Helix special meeting, Helix directors and executive officers and their affiliates were entitled to vote, in the aggregate 73,120,366 shares of Helix common and preferred stock or approximately 45.2% of the voting power of the shares of Helix common and preferred stock outstanding on that date. Each of the directors of Helix have entered into a support agreement, which generally requires that the stockholder party thereto vote all of his or her shares of Helix common stock in favor of the merger proposal and, subject to specified exceptions, prohibit such stockholder from transferring his or her shares of Helix common stock prior to the consummation of the merger.

Quorum and Adjournment
No business may be transacted at the Helix special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares entitled to vote at the Helix special meeting must be present in person or by proxy to constitute a quorum. If a quorum is not present, which is not expected in view of the provisions of the voting agreements that are in place, the chairman may adjourn the meeting to solicit additional proxies. In addition, if fewer shares are voted than the number of shares required to obtain the necessary Helix stockholder approvals, then the special meeting may be adjourned to allow additional time for obtaining additional proxies, if the approval of a majority of the votes cast at the special meeting on the Helix adjournment proposal is obtained.
No notice of an adjourned meeting need be given if the time and place of the adjourned meeting are announced at the special meeting unless, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.
All shares of Helix common and preferred stock represented at the Helix special meeting, either in person or by proxy, including failures to vote and abstentions, will be treated as present for purposes of determining the presence or absence of a quorum.
Your vote is important. If you were a record holder of Helix common stock on the record date of the Helix special meeting, please sign and return the enclosed proxy card, or vote via the internet or telephone, regardless of whether or not you plan to attend the Helix special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., Eastern Time, on February [•], 2021.
Attending the Helix Special Meeting
Only stockholders and their proxy holders will be able to access the virtual special meeting. As indicated, we are hosting the special meeting exclusively online at www.virtualshareholdermeeting.com/HLIX2021SM. There will be no physical location at which stockholders may attend the special meeting, but stockholders may attend and participate in the meeting electronically. Stockholders who participate in the virtual special meeting will be deemed to be present in person and will be able to vote during the special meeting at the times that the polls are open. Stockholders who wish to attend the meeting should go to www.virtualshareholdermeeting.com/HLIX2021SM at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders of record as of January 15, 2021. You will need to enter the 16-digit control number received with your proxy card to enter the special meeting via the online web portal.
Beneficial owners whose stock is held for them in street name by their brokers or other nominees may also attend the meeting by going to www.virtualshareholdermeeting.com/HLIX2021SM at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders as of the record date. Such beneficial owners may not vote at the meeting, and may only cause their shares to be voted by providing voting instructions to the persons who hold the beneficial owners’ shares for them. Beneficial owners will need to provide the name of the broker or other nominee that holds their shares to gain access to the virtual meeting.

PROPOSALS TO BE CONSIDERED AT THE HELIX SPECIAL MEETING

PROPOSAL NO. 1 – THE HELIX MERGER PROPOSAL
Helix is asking its stockholders to approve the Helix merger proposal. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement,” beginning on page 72. As discussed in detail in the sections entitled “The Merger – Recommendation of the Board of Directors” and “The Merger — Helix’s Reasons for the Merger”; beginning on page 50, after careful consideration, the Helix board of directors determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of Helix and its stockholders and the Helix board of directors unanimously approved the merger agreement.
Required Vote
Approval of the Helix merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of Helix common and preferred stock entitled to vote at the Helix special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as votes against this proposal. As of January 15, 2021, there were 147,124,996 outstanding shares of Helix common stock and 14,784,201 outstanding shares of Helix preferred stock. Each Helix stockholder can cast one vote for each share of Helix common or preferred stock owned on that date. Accordingly, the affirmative vote of holders of 80,954,599 shares of Helix common and preferred stock will be necessary to approve the Helix merger. The supporting stockholders beneficially own approximately 42.8% of the issued and outstanding shares of Helix common stock and 100% of the issued and outstanding shares of Helix preferred stock entitled to vote at Helix special meeting. Collectively, the supporting stockholders own approximately 48% of the total voting power of Helix stockholders.
Recommendation of the Helix Board of Directors
The Helix board of directors unanimously recommends that Helix stockholders vote “FOR” approval of the Helix merger proposal. See “The Merger – Recommendation of the Helix Board of Directors” and “The Merger — Helix’s Reasons for the Merger” beginning on page 50 for a more detailed discussion of the Helix board of directors’ recommendation.
PROPOSAL NO. 2 – HELIX MERGER-RELATED COMPENSATION PROPOSAL
As required by Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, Helix is providing its stockholders with the opportunity to approve, in a non-binding advisory vote, certain compensation that may become payable to its named executive officers in connection with the merger, which is based on or related to the merger and the agreements and understandings concerning such compensation, by voting on the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Helix in connection with or as a result of the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed in the section entitled “The Merger – Interests of Certain Helix Directors and Executive Officers in the Merger – Certain Compensation for Helix Named Executive Officers,” and the related table and narrative, are hereby APPROVED on a non-binding, advisory basis.”
Approval of the Helix merger-related compensation proposal is not a condition to completion of the merger. The vote on this proposal is a vote separate and apart from the vote on the Helix merger proposal. Accordingly, a holder of Helix common stock may vote against this Helix merger-related compensation proposal and vote to approve the Helix merger proposal or vice versa. Because this proposal is advisory in nature only, a vote for or against approval will not be binding on either Helix or Forian, regardless of whether the other proposals are approved.
The compensation that is subject to this proposal is a contractual obligation of Helix. If the merger is approved and completed, such compensation may be paid, subject only to the conditions applicable thereto, even if stockholders fail to approve this proposal. If the merger is not completed, the Helix board of directors will consider the results of the vote in making future executive compensation decisions.

Required Vote
The approval of the Helix merger-related compensation proposal requires the approval of a majority of the votes cast on this proposal at the Helix special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.
Recommendation of the Helix Board of Directors
The Helix board of directors unanimously recommends that Helix stockholders vote “FOR” approval of the Helix merger-related compensation proposal.
PROPOSAL NO. 3 – THE HELIX ADJOURNMENT PROPOSAL
The Helix special meeting may be adjourned to another time or place if there are insufficient votes represented at the Helix special meeting to constitute a quorum necessary to conduct business at the Helix special meeting or if there are insufficient votes necessary to obtain the approval of the Helix merger proposal. In that event, you will be asked to vote only upon the Helix adjournment proposal and will not be asked to vote on the Helix merger proposal or the Helix merger-related compensation proposal at the special meeting.
Helix requests that its stockholders authorize the holder of any proxy solicited by the Helix board of directors on a discretionary basis to vote in favor of adjourning the Helix special meeting to another time or place, if determined necessary or appropriate by Helix, to solicit additional proxies (including the solicitation of proxies from Helix stockholders who have previously voted). Approval of this proposal is not a condition to the closing of the merger.
Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.
Required Vote
The approval of the Helix adjournment proposal requires the approval of a majority of the votes cast on this proposal at the Helix special meeting, regardless of whether or not there is a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.
Recommendation of the Helix Board of Directors
The Helix board of directors believes that if the number of shares of its common stock present in person or represented by proxy at the Helix special meeting and voting in favor of the approval of the Helix merger proposal is insufficient to approve such proposal, it is in the best interests of the Helix stockholders to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve such proposal. The Helix board of directors unanimously recommends that stockholders vote “FOR” the approval of the Helix adjournment proposal.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the merger between Forian, Merger Sub and Helix and the contribution between Forian and MOR (we refer to the merger and the contribution collectively as the “business combination”). MOR and Helix have historical operating businesses, and Forian was incorporated to be the parent company, following the completion of the merger and the contribution. The contribution agreement will be entered into immediately prior to closing of the merger. The merger will be accounted for using acquisition accounting, in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). As such, the assets and liabilities of Helix, as of the completion of the merger, will be recorded at their fair values as well as any identifiable intangible assets. Any remaining excess purchase price will be allocated to goodwill, will not be amortized and will be evaluated for impairment annually. Consolidated financial statements of Forian issued after the consummation of the merger will reflect such values. MOR was determined to be the accounting acquirer based upon the terms of the merger and other factors, such as relative voting rights and the composition of the combined company’s board of directors and senior management. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are directly attributable to the merger, factually supportable, and with respect to the statements of operations, expected to have a continuing impact on the combined company, as follows:
•
The unaudited pro forma condensed combined balance sheet as of September 30, 2020 was prepared based on (i) the historical unaudited condensed consolidated balance sheet of MOR as of September 30, 2020 and (ii) the historical unaudited condensed balance sheet of Helix as of September 30, 2020.

•
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 was prepared based on (i) the historical audited consolidated statement of operations of MOR from inception (May 6, 2019) to December 31, 2019 and (ii) the historical audited statement of operations of Helix for the year ended December 31, 2019.

•
The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 was prepared based on (i) the historical unaudited condensed consolidated statement of operations of MOR for the nine months ended September 30, 2020 and (ii) the historical unaudited condensed statement of operations of Helix for the nine months ended September 30, 2020.

•
Forian is a Delaware corporation and was formed by MOR on October 15, 2020, for the purpose of effecting the merger and the contribution and all activity for Forian since its inception has been insignificant. To date, Forian has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the merger and the contribution agreement in connection with the contribution. As of the completion of the business combinations, Helix and MOR will each become subsidiaries of Forian.

•
On December 1, 2020, MOR completed a private offering of 3,388,947 Series S-1 Preferred Units of membership interests in MOR for an aggregate purchase price of $13,000,000. The Series S-1 Preferred Units will be exchanged for shares of Forian common stock in connection with the contribution.

While Forian will be the legal acquirer, the merger will be accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). MOR will be deemed to be the accounting acquirer for financial accounting purposes. The unaudited pro forma condensed combined financial information set forth below primarily gives effect to the following:
•	the consummation of the merger between Helix and merger sub;
•	the consummation of the contribution from MOR;
•	the application of the acquisition method of accounting in connection with the merger and the contribution;
•	the conversion of Helix convertible notes and preferred stock into Forian common stock; and
•	the exclusion of discontinued operations of Helix in the condensed combined statements of operations.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined balance sheet data gives effect to the business combination as if it had occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 give effect to the business combination as if it had occurred on January 1, 2019.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the business combination been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to unaudited pro forma events that are directly attributable to the merger, factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the results of operations of the combined company. The accompanying unaudited pro forma condensed combined statements of operations do not include any pro forma adjustments to reflect certain expected financial benefits of the merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve those benefits, including the cost of integration activities, or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP, which are subject to change. MOR will be deemed the accounting acquirer in the business combination for accounting purposes and Helix will be treated as the acquiree, based on a number of factors considered at the time of preparation of this proxy statement/prospectus, including control over the post-merger company as evidenced by the composition of executive management and the board of directors as well as the relative equity ownership after the closing of the business combination. The application of acquisition accounting of is dependent upon the working capital positions at the closing of the business combination, is dependent on other factors such as the share price of Helix immediately prior to the closing of the merger, and is dependent on certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The combined company will complete the valuations and other studies upon completion of the business combination and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the merger. The assets and liabilities of Helix and other pro forma adjustments have been measured based on various preliminary estimates using assumptions that Forian, MOR and Helix believe are reasonable, based on information that is currently available. Accordingly, the pro forma adjustments are preliminary. Differences between these preliminary estimates and the final acquisition accounting could be significant, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company's future results of operation and financial position.
The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by MOR. Upon completion of the merger, the combined company will perform a detailed review of Helix accounting policies and will conform the combined company policies. The combined company may identify additional differences between the accounting policies of the companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. Additionally, certain financial information of Helix as presented in its historical consolidated financial statements has been reclassified to conform to the historical presentation in MOR’s financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information. There were no transactions between MOR and Helix during the periods presented in the unaudited pro forma condensed combined financial information.

This unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical financial statements and the related notes of MOR and Helix:
•
Separate historical audited financial statements of Helix as of and for the years ended December 31, 2019 and 2018, and unaudited condensed financial statements of Helix as of September 30, 2020 and for the nine-month periods ended September 30, 2020 and 2019 and the related notes included elsewhere in this proxy statement/prospectus; and

•
Separate historical audited consolidated financial statements of MOR as of December 31, 2019 and from inception (May 6, 2019) to December 31, 2019, and unaudited condensed consolidated financial statements of MOR as of and for the nine-month period ended September 30, 2020 and as of and from inception (May 6, 2020) to September 30, 2019 and the related notes included elsewhere in this proxy statement/prospectus.

FORIAN, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020
(in thousands)
	MOR Historical	Pro Forma Adjustments	Forian/MOR Pro Forma	Helix Historical	Pro Forma Adjustments	Pro Forma Condensed Combined
		(See Note 6)			(See Note 6)
ASSETS
Current assets:
Cash and cash equivalents	$1,081	$13,000(a)	$14,081	$1,677	$(486)(b)	$14,381
					300(c)
					(1,191)(d)
Accounts receivable, net	—			745	—	745
Prepaid expenses and other current assets	275		275	1,271	—	1,546
Costs & earnings in excess of billings	—			281	—	281
Other receivables	—			600		600
Total current assets	1,356	13,000	14,356	4,574	(1,377)	17,553
Property, plant and equipment, net	33		33	1,359	—	1,392
Intangible assets, net	—			9,768	2,068(e)	11,836
Goodwill	—			9,743	(6,964)(f)	2,779
Deposits and other assets	—			904	—	904
Promissory note receivable	—			75	—	75
Total assets	$1,389	$13,000	$14,389	$26,423	$(6,273)	$34,539

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expense	$779		$779	$2,849		$3,628
Billings in excess of costs	—			68	—	68
Notes payable, current portion	—			497	(486)(b)	11
Convertible notes payable, net of discount	—			1,126	(1,126)(b)	—
Convertible notes payable, net of discount – related party	—			1,285	(1,285)(b)	—
Warrant liability	—			89	(89)(g)
Total current liabilities	779		779	5,914	(2,986)	3,707
Notes payable and financing arrangements, net of current position	—			32	—	32
Convertible notes payable, net of discount and current portion	—			385	(385)(b)	—
Other long-term liabilities	—			622	—	622
Total liabilities	779		779	6,953	(3,371)	4,361

Stockholders’ equity:
Members Equity	4,520	13,000(a)	—	—		—
		(17,520)(g)
Preferred stock, Class A	—			1	(1)(g)	—
Preferred stock, Class B	—			14	(14)(g)	—
Common stock		20(g)	20	116	3(b)	28
					2(c)
					(113)(g)
Additional paid-in capital	—	17,500(g)	17,500	103,477	2,793(b)	35,251
					298(c)
					(88,817)(g)

Accumulated other comprehensive income				30	(30)(g)	—
Accumulated deficit	(3,910)		(3,910)	(84,168)	84,168(g)	(5,101)
					(1,191)(d)
Total stockholders’ equity	610	13,000	13,610	19,470	(2,902)	30,178
Total liabilities and stockholders’ equity	$1,389	$13,000	$14,389	$26,423	$(6,273)	$34,539

FORIAN, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019
(in thousands, except share and per share amounts)
	Historical		Pro Forma Adjustments	Pro Forma Condensed Combined
	MOR	Helix	(See Note 7)
Net sales	$—	$10,863	$—	$10,863
Cost of Goods Sold	—	4,685	—	4,685
Gross margin	—	6,178	—	6,178

Operating expenses	1,291	11,389	(192)(a)	12,488
Depreciation and amortization	1	4,726	(2,169)(c)	2,558
Loss Before Interest and Taxes	(1,292)	(9,937)	2,361	(8,868)

Change in fair value of convertible note	—	497	(497)(d)	—
Change in fair value of convertible note - related party	—	(284)	284(e)	—
Change in fair value of warrant liability	—	3,813	—	3,813
Change in fair value of contingent consideration	—	(880)	—	(880)
Loss on issuance of warrants	—	(825)	—	(825)
Interest income/(expense)	3	(1,690)	1,670(g)	(17)
Other income	—	17	—	17
Net Loss from Continuing Operations	$(1,289)	$(9,289)	$3,818	$(6,760)

Loss per share attributable to common shareholders:
Basic and Diluted	$(0.14)	$(0.12)	$—	$(0.42)

Weighted average common shares used in per share calculations:
Basic and Diluted	9,505	80,207	(73,788)	15,924

FORIAN, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2020
(in thousands, except share and per share amounts)
	Historical		Pro Forma Adjustments	Pro Forma Condensed Combined
	MOR	Helix	(See Note 7)
Net sales	$335	$8,800	$—	$9,135
Cost of Goods Sold	—	2,848	—	2,848
Gross margin	335	5,952	—	6,287

Operating expenses	2,946	7,402	(187)(a)	9,852
			(114)(b)
			(195)(h)
Depreciation and amortization	5	3,321	(1,372)(c)	1,954
Impairment of intangible assets	—	41,333	—	41,333
Loss Before Interest and Taxes	(2,616)	(46,104)	1,868	(46,852)

Change in fair value of convertible note	—	(1,105)	1,105(d)	—
Change in fair value of convertible note - related party	—	498	(498)(e)	—
Change in fair value of warrant liability	—	683	—	683
Gain on asset disposal	—	240	—	240
Loss on conversion of convertible note	—	(1,536)	1,536(f)	—
Gain on reduction of obligation pursuant to acquisition	—	2	—	2
Interest income/(expense)	(5)	(1,030)	835(g)	(200)
Other income/(expense)	—	38	—	38
Net Loss from Continuing Operations	$(2,621)	$(48,314)	$4,846	$(46,089)

Loss per share attributable to common shareholders:
Basic and Diluted	$(0.15)	$(0.46)	$—	$(1.80)

Weighted average common shares used in per share calculations:
Basic and Diluted	17,980	105,403	(97,724)	25,659

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.	Description of the Merger
On October 16, 2020, Helix, Forian, and MOR entered into an Agreement and Plan of Merger, as amended by Amendment to Agreement and Plan of Merger, dated December 30, 2020 (which, as it may be amended, supplemented, or modified from time to time, and is referred to as the “merger agreement”) providing for the merger of a subsidiary of Forian with and into Helix (which we refer to as the “merger”), with Helix, following the merger, to be the surviving corporation and a wholly-owned subsidiary of Forian. Immediately prior to the consummation of the Helix merger, Forian and MOR will engage in a contribution transaction, pursuant to which the holders of the equity interests of MOR will contribute and exchange their MOR ownership interests for Forian common stock. This contribution will result in MOR also becoming a wholly owned subsidiary of Forian.
As a result of the merger and the contribution, the holders of equity interests of MOR, including shares reserved for future issuance under MOR equity participation plans, as of immediately prior to the merger effective date will collectively own approximately 72% of the outstanding shares of the common stock of the combined company. Each MOR unit, will be converted into the right to receive 1.7776 shares of Forian common stock, or approximately 23.0 million Forian shares. The holders of Helix common stock as of immediately prior to the effective time will collectively own approximately 28% of the outstanding shares of the common stock of the combined company, including shares reserved for future issuance under Helix stock option plans. Helix common stock (including those resulting from the convertible notes and preferred stock and the notes but excluding dissenting shares and certain excluded shares as described in the enclosed proxy statement/prospectus) will be converted into the right to receive 0.05 shares of Forian common stock, or approximately 8.9 million Forian shares.
2.	Basis of Presentation
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of SEC Regulation S-X. All amounts in these notes to unaudited pro forma condensed combined financial information are in thousands, except per share amounts. The historical financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to unaudited pro forma events that are:
•	directly attributable to the merger;
•	directly attributable to the contribution;
•	factually supportable; and
•	with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the results of operations of the combined company.
Only transactions and activity that were deemed factually supportable under Article 11 of Regulation S-X have been reflected in preparation of these pro forma financial statements, which may cause pro forma cash and other balances to differ materially from the expected amounts at merger close.
The pro forma financial information contemplates certain financing transactions by MOR prior to the merger in order satisfy closing conditions as defined in the merger agreement to meet the targeted ownership structure of 72% and 28%, respectively.
The merger will be treated as a business combination for accounting purposes, with MOR as the deemed accounting acquirer and Helix as the deemed accounting acquiree. Therefore, the historical basis of MOR’s assets and liabilities will not be remeasured as a result of the merger. In identifying MOR as the acquiring entity, the companies considered the structure of the merger, the contribution, relative outstanding share ownership at closing and the composition of the combined company's board of directors and senior management.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, “Fair Value Measurement” (“ASC 820”). Fair value is defined in ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants.
Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.
Fair value estimates were determined based on preliminary discussions between Forian, MOR and Helix management, and a preliminary valuation of Helix assets and liabilities using September 30, 2020 as the measurement date. The allocation of the aggregate merger consideration used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change as of the effective time of the merger. Refer to Note 5 for additional information.
For pro forma purposes, the valuation of consideration transferred is based on, among other things, the number of Helix common shares outstanding as of September 30, 2020 and fair value price per share of Forian as of December 31, 2020. Refer to Note 5 for additional information. This is used for pro forma purposes only. The consideration transferred will ultimately be based on the number of Helix common shares outstanding immediately prior to the effective time of the merger, which could materially change from the assumptions included in this pro forma financial information, noting the relative share ownership of MOR and Helix will be 72% and 28%, respectively. Additionally, for the purposes of this pro forma financial information, the consideration transferred ascribes no value to outstanding out-of-the-money Helix warrants and stock options not be converted to equity based on value of the exercise price of the instruments as compared to the market price of Helix’s shares.
The unaudited pro forma condensed combined balance sheet data gives effect to the business combination as if it had occurred on September 30, 2020. The unaudited pro forma condensed combined statements of operations data gives effect to the business combination as if it had occurred on January 1, 2019. The pro forma financial information also excludes the discontinued operations reported in Helix historical condensed consolidated statements of operations and other comprehensive loss for nine-months ended September 30, 2020 and for the year ended December 31, 2019. The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.
The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the business combination, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. The unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the combined company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the business combination are not included in the unaudited pro forma combined statement of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to cash and an increase to accumulated deficit.
The unaudited pro forma condensed combined financial information is rounded in thousands and therefore subtotal and total amounts may differ due to rounding differences.
3.	Accounting Policies
The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies of MOR. Following the merger, the combined company will conduct a review of accounting policies of Helix in an effort to determine if differences in accounting policies require further reclassification of results of operations or reclassification of assets or liabilities to conform to MOR’s accounting policies and classifications. As a result of that review, the combined company may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

4.	Helix Reclassifications
Certain financial information of Helix has been reclassified to conform to the historical presentation in MOR's financial statements as set forth below:
a.
Operating Expenses – operating expenses are consolidated to a single expense result to enable comparability across time periods for the combined businesses. Helix and MOR have historically categorized operating expenses differently and consolidating the two different approaches standardizes the presentation.

5.	Reverse acquisition and purchase price allocation
Fair Value of Total Estimated Consideration Transferred
The fair value of preliminary purchase consideration expected to be transferred on the closing date includes the value of the estimated number of shares of the combined company to be owned by Helix shareholders prior to the closing of the merger. The value of Helix warrants and stock options is assumed at the intrinsic value. The fair value per share of Forian common stock was assumed for pro forma purposes to be $2.16 per share. The fair value of Forian common stock was determined by utilizing fair value of MOR established by the private placement of 26% of MOR for $13 million which was completed in December 2020 as follows:
(in thousands, except per share amounts)	Amounts
Proceeds from MOR Private Placement completed December 2020	$13,000
MOR Partnership Units issued in Private Placement	3,389
Fair Value per MOR Partnership Unit	$3.836
MOR Exchange Ratio	1.7776
Fair Value of Forian Common Stock per share based upon MOR Private Placement and MOR Exchange Ratio	$2.158
Although changes in the fair value of Forian Common Stock will impact the fair value of total estimated purchase consideration transferred, they will not impact the 72%/28% split specified in the Merger Agreement.
Purchase consideration (in thousands, except per share amounts)	Amounts
Helix common shares outstanding as of September 30, 2020	116,413.1
Helix common shares issued in exercise of warrants after September 30, 2020	1,920.0
Helix common shares to be issued to redeem Convertible Preferred Stock	15,463.8
Helix common share to be issued to redeem Convertible Notes	30,795.5
Total shares of Helix common stock assumed to be outstanding as of the closing of the merger	164,592.4
Helix Exchange Ratio	0.050
Forian shares to be issued at the closing of the merger	8,229.6
Forian fair value per share	$ 2.158
Fair value of total estimated purchase consideration transferred	$ 17,759
Purchase Price Allocation
The following is a preliminary estimate of the allocation of the purchase price to acquired identifiable assets and assumed liabilities, which includes preliminary purchase accounting adjustments to reflect the fair value of intangible assets acquired at the time of the merger.
Amounts
Book value of net assets acquired from continuing operations as of September 30, 2020	$22,655
Less: Helix goodwill not acquired in the merger	(9,743)
Book value of net assets acquired as of September 30, 2020	12,912
Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed:
Intangibles, net (see Note 6(e))	2,068
Goodwill	2,779
Fair value of total estimated consideration transferred	$17,759

Goodwill not acquired in the merger	$9,743
Goodwill from the merger	(2,779)
Net pro forma adjustment to goodwill	$(6,964)

The intangibles identified relate to customer lists, software and tradename. The valuation is internally developed and these are valued on a preliminary basis. Changes in fair values could result in material adjustments in the purchase price allocation and resulting goodwill.
The preliminary estimated fair value of intangibles of $11,836 which is an increase of $2,068 over Helix’s book value of intangible assets prior to the merger. The acquired identified intangible assets are expected to be comprised of the following:
(thousands in USD)	Estimated Remaining Useful Life	Estimated Fair Value	Change in Amortization Expense for the Nine-Months Ended September 30, 2020	Change in Amortization Expense for the Year Ended December 31, 2019
Customer Lists	5 years	$5,238	(618)	$(1,243)
Software	4.5 years	6,186	(699)	(855)
Tradenames	4.5 years	412	(55)	(71)
Total		$11,836	$(1,372)	$(2,169)
The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the merger. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease to goodwill of approximately $1,184 at the merger date and a corresponding increase or decrease to amortization expense of approximately $189 and $251, respectively, the nine months ended September 30, 2020 and for the year ended December 31, 2019, assuming an overall weighted-average useful life of approximately 4.7 years.
The final purchase consideration will be based on the fair value per share of the Forian common shares issued immediately prior to the effective time of the merger. Accordingly, the purchase consideration may change significantly if it is determined that the fair value of Forian common shares issued at the closing date has changed from the $2.158 per share determined based upon the private placement completed in December 2020. A 10% increase or decrease in Forian’s fair value per share price would result in the following changes:
Share price sensitivity analysis (thousands in USD)	Estimate	10% increase in Forian share price	10% decrease in Forian share price
Preliminary fair value of purchase consideration	$17,759	$19,535	$15,983
Goodwill	$2,779	$4,555	$1,003
6.	Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments
The following provides explanations of the various adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2020:
(a)
Represents the net proceeds from MOR's private placement of $13,000 in exchange for 26% equity interest in MOR which was completed in December 2020. Pursuant to the Merger Agreement, MOR was required consummate a private placement of a minimum of $11,000 no later than simultaneous with the closing as a condition to close the Merger Agreement.

(b)
Represents repayment of $486 in Helix notes payable for cash and the conversion of $2,793 of Helix Convertible Notes and related accrued interest into Helix common stock which occurred after September 30, 2020.

(c)	Represents the exercise of $300 in warrants to purchase Helix common stock which occurred after September 30, 2020.

(d)
Represents $1,500 of transaction costs expected to be incurred in connection with the merger, of which approximately $309 was incurred or accrued by MOR on the balance sheet as of September 30, 2020. The remaining transaction costs of $1,191 not reflected in the balance sheet as of September 30, 2020 are reflected as a decrease to cash and increase to accumulated deficit.

(e)
Represents the difference between the preliminary estimated fair value of Helix intangible assets of $11,836 less the historical carrying value of Helix intangible assets of $9,768 as of September 30, 2020. Refer to Note 5.

(f)
Represents the difference between the historical carrying value of Helix goodwill of $9,743 as of September 30, 2020 less the preliminary estimated fair value of goodwill of $2,779 resulting from the merger. Refer to Note 5.

(g)	Represents the difference between the historical carrying value of the MOR member interests and the acquisition of Helix in the merger with Forian as follows:
•
Represents the conversion of MOR member interests to Forian common stock in the merger. MOR members receive approximately 20.5 million shares of Forian common stock with a par value of $.001 per share in exchange for member interests which total $17,520 comprised of $4,520 historical carrying value as of September 30, 2020 and $13,000 from the private placement completed in December 2020. Refer to Note 6(a).

•
Represents the completion of the merger with Helix. Helix common and preferred stockholders receive approximately 8.2 million shares of Forian stock with an estimated value of $17,759 based on the estimated fair value of Forian common stock per share of $2.158. The merger with Helix results in the elimination of balances related to Helix warrant liability, common and preferred stock, paid-in capital, accumulated deficit and accumulated comprehensive income and in Forian recording identified intangibles of $11,836 and a goodwill of $2,779.

(1) Explanation of shares issued in the merger:
(in thousands, except share and per share amounts)	Amount
MOR LLC interests outstanding on September 30, 2020	8,119
Additional MOR LLC interests issued subsequent to September 30, 2020	3,389
Total MOR LLC Interests outstanding as of merger close	11,508
MOR Exchange Ratio	1.7776
Total Forian Shares issued at merger close to MOR investors	20,456

Shares of Helix common stock outstanding on September 30, 2020	116,413
Additional Helix common stock issued subsequent to September 30, 2020	48,179
Total shares of Helix common stock outstanding as of merger close	164,592
Helix Exchange Ratio	0.05
Total Forian Shares issued at merger close to Helix Shareholders	8,230

Total Forian Shares issued in Merger	28,686
Par value per common share	0.001
Common stock total par value at merger	$28.6
(2) Adjustments to additional paid-in capital are as follows:
(in thousands, except share and per share amounts)	Amount
Merger consideration	$17,759
Elimination of Helix historical additional paid-in capital, net of amounts as disclosed in note 6(b) and 6(c)	(106,568)
Par value common stock issued to Helix Shareholders	(8)
Total pro forma merger adjustments	$(88.817)

(3) Adjustments to accumulated deficit as follows:
(in thousands, except share and per share amounts)	Amount
Elimination of historical Helix accumulated deficit	$84,168
(4) Adjustments to remove Helix’s accumulated other comprehensive income
(in thousands)	Amount
Pro forma merger adjustments:
Elimination of historical Helix accumulated other comprehensive income	$30
7.	Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments
The following provides explanations of the various adjustments to the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019:
(a)
Represents the elimination of a management fee of $(187) and $(192) for the nine-months ended September 30, 2020 and the year ended December 31, 2019, respectively related to a contract with certain Helix investors that will terminate upon the closing of the merger.

(b)	Represents the elimination of $(114) for the nine-months ended September 30, 2020 relating to merger transaction related expenses incurred by Helix that will not recur on an ongoing basis.
(c)
Represents change in amortization of $(1,372) and $(2,169) for the nine-months ended September 30, 2020 and for the year ended December 31, 2019, respectively, related to fair value adjustments to intangible assets to reflect the difference between the estimated amortization of intangible assets recorded in connection with the merger and the amounts included for amortization of intangible assets included in the Helix historical Statement of Operations. See Note 5 above.

(d)
Represents the elimination of $1,105 and $(497) for the nine-months ended September 30, 2020 and the year ended December 31, 2019, respectively related to the change in fair value of a Helix convertible note that will be converted prior to the time of the merger and will not recur on an ongoing basis.

(e)
Represents the elimination of $(498) and $284 for the nine-months ended September 30, 2020 and the year ended December 31, 2019, respectively related to the change in fair value of a Helix convertible note to a related party that will be converted prior to the time of the merger and will not recur on an ongoing basis.

(f)	Represents the elimination of a loss of $1,536 for the nine-months ended September 30, 2020 related to a loss on a Helix convertible note that will not recur on an ongoing basis.
(g)
Represents the elimination of the historical interest expense of $835 and $1,670 for the nine-months ended September 30, 2020 and for the year ended December 31, 2019, respectively, related to conversion of Helix convertible notes to Helix common stock. The convertible notes were converted by the note holders after September 30, 2020.

(h)	Represents the elimination of $195 for the nine-months ended September 30, 2020 relating to merger transaction related expenses incurred by MOR that will not recur on an ongoing basis.

8.	Loss per Share
The unaudited pro forma weighted average number of basic and diluted shares outstanding for the nine-months ended September 30, 2020 and for the year ended December 31, 2019 is calculated as follows:
(thousands in USD except share and per share amounts)	Nine-months ended September 30, 2020	Year ended December 31, 2019
Weighted average MOR LLC interests outstanding as of September 30, 2020 and December 31, 2019 – basic	10,115	5,347
MOR Exchange Ratio	1.7776	1.7776
Pro Forma Forian Shares issued to MOR LLC interests	17,980	9,505
Weighted average Helix shares outstanding as of September 30, 2020 and December 31, 2019 – basic	105,403	80,207
Additional Helix shares issued to convertible preferred holders as condition to the closing of the merger	15,464	15,464
Additional Helix shares issued to convertible note holders that have converted to common stock after September 30, 2020	32,715	32,715
Total Pro Forma Weighted Average Helix Shares	153,582	128,386
Helix Exchange Ratio	0.05	0.05
Pro Forma Forian Shares issued to Helix Shareholders	7,679	6,419

Pro forma Forian Weighted Average Shares Outstanding	25,659	15,924

DESCRIPTION OF FORIAN CAPITAL STOCK
The following description of the material terms of the common stock and preferred stock of Forian is not complete and is qualified in its entirety by reference to the Forian charter and the Forian bylaws, in each case that will be in effect as of the effective time. This description is subject to the detailed provisions of, and is qualified by reference to, the Forian charter and the Forian bylaws attached as exhibits to this proxy statement/prospectus and are incorporated herein by reference.
Authorized Capital Stock
The total number of shares of capital stock which Forian will have authority to issue is 100,000,000 shares. This authorized capital stock consists of 95,000,000 shares of common stock and 5,000,000 shares of preferred stock, each having a par value of $0.001 per share.
Following completion of the merger and the contribution we expect that there will be 31,871,262 shares of Forian common stock outstanding.
Common Stock
The shares of Forian common stock to be issued in the merger and the contribution will be duly authorized, validly issued, fully paid and non-assessable. Each holder of a share of Forian common stock will be entitled to one vote for each share upon all questions presented to the holders of Forian common stock, and the common stock will have the exclusive right to vote for the election of directors and for all other purposes (subject to the express terms of the preferred stock). The Forian stockholders will have no preemptive rights and no rights to convert their common stock into any other securities. There will also be no redemption or sinking fund provisions applicable to the Forian common stock.
Forian stockholders will be entitled to receive dividends as may be declared from time to time by the Forian board out of funds legally available therefor. Forian stockholders are entitled to share pro rata, upon any liquidation or dissolution of Forian, in all remaining assets available for distribution to stockholders after payment or providing for Forian’s liabilities and the liquidation preference of any outstanding Forian preferred stock. The rights, preferences and privileges of the Forian stockholders are subject to and may be adversely affected by the rights of holders of any series of Forian preferred stock that Forian may designate and issue at the effective time and in the future.
Prior to the consummation of the merger, application will be made to list the Forian common stock on Nasdaq under the symbol “FORA.”
Additional Classes or Series of Preferred Stock
The Forian charter will permit the Forian board, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series of preferred stock with such designations, powers, preferences, special rights, qualifications, limitations and restrictions as the Forian board may determine from time to time. Accordingly, without action by the stockholders, the Forian board may designate and authorize the issuance of additional classes or series of Forian preferred stock having voting rights, dividend rights, conversion rights, redemption provisions (including sinking fund provisions) and rights in liquidation, dissolution or winding up that are superior to those of Forian common stock.
Charter and Bylaw Provisions; Takeover Statutes
A number of provisions in the Forian charter, the Forian bylaws and the DGCL may make it more difficult to acquire control of Forian or remove its management.
For additional detail on these provisions, please see “Comparison of Rights of Stockholders—Forian Stockholder Rights—Required Vote for a Sale of MOR” beginning on page 183.
Structure of Board
Our certificate of incorporation and bylaws provides that our board is classified into three classes of directors with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, a third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board.

Removal of Directors
In accordance with the DGCL and subject to the rights of the holders of any class or series of preferred stock, the entire Forian board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the shares of stock entitled to vote in the election of the director or directors to be so removed.
Advance Notice of Proposals and Nominations
The Forian bylaws provide that stockholders must give timely written notice to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. Generally, to be timely, a stockholder’s notice will be required to be delivered to the principal executive offices of Forian not later than the 90th day nor earlier than the 120th day prior to the one (1)-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The Forian bylaws also specify the form and content of a stockholder’s notice.
For additional detail on these provisions, please see “Comparison of Rights of Stockholders—Forian Stockholder Rights—Advance Notice Requirements for Stockholder Nominations and Other Provisions” beginning on page 177. These provisions may prevent stockholders from bringing matters before an annual meeting of stockholders or from nominating candidates for election as directors at an annual meeting of stockholders.
Limits on Special Meetings
The Forian bylaws and charter provide that special meetings of stockholders may be called at any time by the chairperson of the board of directors, the chief executive officer, or by a majority of the members of the board of directors, or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authority, as provided in a resolution of the board of directors or in these bylaws, include the power to call such meetings, but such special meetings may not be called by any other person or persons.
Amendment of the Forian Bylaws
The Forian board will be authorized to adopt, amend or repeal the Forian bylaws by a majority vote. Forian stockholders also will have the power to amend, alter, change, adopt and repeal the Forian bylaws, provided, however, that in addition to any vote of the holders of any class or series of stock of Forian required by law, such action by stockholders will require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class.
Preferred Stock
Please see “—Additional Classes or Series of Preferred Stock” above. Forian’s ability to issue an indeterminate number of shares of the authorized shares of preferred stock with such rights, privileges and preferences as the Forian board may fix may have the effect of delaying or preventing a takeover or other change of control of Forian.
Takeover Statutes
Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three (3) years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2∕3% of the outstanding voting stock not owned by the interested stockholder.
Forian does not expect to opt out of the protections of Section 203 of the DGCL. As a result, the statute will apply to Forian.
Exclusive Forum
The Forian bylaws provide that unless Forian consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law (i) any derivative action or proceeding brought on behalf of Forian; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Forian, to Forian or its stockholders; (iii) any action or proceeding asserting a claim against the corporation or any current or former director, officer or other employee of Forian, arising out of or pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws of Forian (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the certificate of incorporation or the bylaws of Forian (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against Forian or any director, officer or other employee of Forian, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The foregoing forum provisions do not apply to suits brought to enforce a duty or liability created by the Securities Act, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. The Forian bylaws also provide that, unless Forian consents in writing to the selection of an alternative forum, the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Forian charter also provides that unless Forian consents in writing to the selection of an alternative forum, the federal district courts of the District of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

COMPARISON OF STOCKHOLDERS’ RIGHTS
If the transactions are completed, Helix stockholders will receive shares of Forian stock in connection with the merger and become stockholders of Forian and members of MOR will receive shares of Forian stock in connection with the contribution and become stockholders of Forian. The following is a summary of certain differences between (i) the current rights of Helix stockholders under Delaware law, the Helix certificate of incorporation and the Helix amended and restated bylaws, (ii) the current rights of members of MOR under Delaware law, the MOR certificate of formation and the MOR amended and restate limited liability company agreement and (iii) the current rights of Forian stockholders under Delaware law, the Forian certificate of incorporation and the Forian bylaws.
The following summary is not a complete statement of the rights of stockholders of the three companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the DGCL and Helix’s, MOR’s and Forian’s governing documents (which we urge you to read carefully and in their entirety). To find out where copies of these documents can be obtained, see “Where You Can Find More Information” beginning on page 188 of this proxy statement/prospectus. In addition, the identification of some of the differences in the rights of MOR members and Forian and Helix stockholders is not intended to indicate that other differences that are equally important do not exist. Forian, MOR and Helix urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which Forian, MOR and Helix refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a Forian stockholder and the rights of a Helix stockholder or MOR member.
Forian and Helix are each incorporated under the laws of the State of Delaware and, accordingly, the rights of Forian stockholders and Helix stockholders are both governed by the DGCL and other applicable Delaware law. MOR was formed under the laws of the State of Delaware and, accordingly, the rights of members of MOR are governed by the Delaware Limited Liability Company Act. As a result of the merger, Helix stockholders will receive shares of Forian stock and become Forian stockholders. Thus, following the merger, the rights of Helix stockholders who become Forian stockholders in connection with the merger will continue to be governed by the DGCL and the other applicable Delaware law and will be governed by the Forian charter and the Forian bylaws. As a result of the contribution, MOR members will receive shares of Forian stock and become Forian stockholders. Thus, following the contribution, the rights of MOR members who become Forian stockholders in connection with the contribution will be governed by the DGCL and the other applicable Delaware law and will be governed by the Forian charter and the Forian bylaws.
Helix	MOR	Forian
Authorized Capital Stock; Units

The aggregate number of shares which Helix has the authority to issue is 220,000,000 shares consisting of (i) 200,000 shares of common stock, par value $0.001 per share, and (ii) 20,000,000 shares of preferred stock, par value $0.001 each.

The ownership of MOR is represented by units. The aggregate number of units that MOR has the authority to issue is 8,000,000 Class A Units, 3,000,000 Class B Units and 3,500,000 Series S Preferred Units.

The aggregate number of shares which Forian has the authority to issue is 100,000,000 shares consisting of (i) 5,000,000 shares of preferred stock, par value $0.001 each, and (ii) 95,000,000 shares of common stock, par value $0.001 each.

The number of shares of Series A Preferred Stock authorized is one million (1,000,000) shares.

The number of shares of Series B Preferred Stock authorized is seventeen million (17,000,000) shares.

Helix	MOR	Forian
Common Stock

Except as stated in the articles of incorporation, each outstanding share, regardless of class, is entitled to one vote, and each fractional share is entitled to a corresponding fractional vote, on each matter voted on at a shareholders' meeting in person or by proxy.

Class A Units. Holders of Class A Units have, together with holders of Series S Preferred Units, full voting power on all manners requiring member action, each Class A Unit being entitled to one vote for each unit held of record, in person or by written proxy. Holders of Class A Units also have certain rights of first offer and rights of first refusal, and, subject to rights of holders of Series S Preferred Units, are entitled to distributions at the discretion of the board of managers on a pro rata basis with holders of the Class B Units. Holders of Class A Units may appoint two members of the Board of Managers of MOR, subject to the terms of the MOR limited liability company agreement

Class B Units. Class B Units are issued in exchange for services or upon the exercise of options granted in consideration of services. Class B Units may be issued as a profits interest. Holders of Class B Units have no voting rights. Holders of Class B Units, subject to rights of holders of Series S Preferred Units, are entitled to distributions at the discretion of the board of managers on a pro rata basis with holders of the Class A Units.

Subject to the rights of the holders of Forian preferred stock and except as provided by the DGCL, the holders of Forian common stock have full voting powers on all matters requiring stockholder action, each share of such common stock being entitled to one vote for each share held of record, in person or by written proxy.

Preferred Stock

The Helix board is authorized to from time to time issue one or more series of preferred stock in series and to establish the terms of such series.

Each holder of shares of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of the Common Stock into which such shares of the Series A Preferred Stock are then convertible pursuant to Article VI

Series S Preferred Units. Holders of Series S Preferred Units have, together with holders of Class A Units, full voting power on all manners requiring member action, each Series S Preferred Unit being entitled to one vote for each unit held of record, in person or by written proxy. Holders of Series S Preferred also have certain rights of first offer and rights of first refusal, and are entitled to distributions at the discretion of the board of
The Forian board is authorized to from time to time issue one or more series of preferred stock in series and to establish the terms of such series.

Helix	MOR	Forian
of the AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF CLASS A PREFERRED CONVERTIBLE SUPER MAJORITY VOTING STOCK, $.001 PAR VALUE PER SHARE.

Each holder of shares of the Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of the Common Stock into which such shares of the Series A Preferred Stock are then convertible pursuant to Article VI of the CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES B PREFERRED STOCK, $.001 PAR VALUE PER SHARE.

managers that, following the payment in full of certain unrecovered capital contributions made by holders of the Series S preferred Units, on a pro rata basis with holders of the Class A and B Units. Holders of Series S Preferred Units may appoint one member of the Board of Managers of MOR, subject to the terms of the MOR limited liability company agreement.

In addition to the Series S Preferred Units, the Board of Managers of MOR may, upon the approval holders of a majority of Class A Units and Series S Preferred Units, create additional classes of units with designations, preferences and other special rights as the Board of Managers of MOR may determine.

Number and Qualification of Directors

Subject to the provisions of the Articles of Incorporation, the number of directors shall be fixed by resolution of the Board of Directors from time to time and may be increased or decreased by resolution adopted by the Board of Directors from time to time, but no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The number of directors shall be no less than three directors in order to carry out any business other than appointment of a replacement director to fill a vacancy on the Board. Directors shall be natural persons at least eighteen years old but need not be residents of the State of Delaware or shareholders of the Corporation.
	The MOR board of managers consists of five managers.	The Forian board will consist of 11 members.

Helix	MOR	Forian
Structure of Board of Directors; Term of Directors; Election of Directors

The Board of Directors shall be elected at the annual meeting of the shareholders or at a special meeting called for that purpose. Each director shall be elected to hold office until the next annual meeting of shareholders and until the director's successor is elected and qualified unless the directors are appointed to staggered terms as provided in the Articles of Incorporation. In such case, the terms of the directors shall expire as set forth in the Articles of Incorporation.

MOR’s limited liability company agreement provides that one of the managers shall be elected by holders of the Series S Preferred Units. Two of the managers shall be appointed by the holders of the Class A Units. Two managers shall be elected by the holders of the Class A Units and the Series S Preferred Units, voting together as a single class, which two managers shall include the CEO of MOR and one individual designated by a majority of the other managers.

Stockholders shall elect directors, each of whom shall hold office for an initial term ending in either 2021, 2022 or 2023, and thereafter for a term of three years or until his or her successor is duly elected and qualified, subject to such director's earlier death, resignation, disqualification or removal. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect.

The chairman of the Forian board will be determined by the majority vote of the directors who are independent under Nasdaq and applicable SEC rules.

Removal of Directors

Any director may be removed by the shareholders of the voting group that elected the director, with or without cause, at a meeting called, Notice of which includes that purpose. The notice of the meeting shall state that the purpose, or one of the purposes, of the meeting is removal of the director. A director may be removed only if the number of votes cast in favor of removal exceeds the number of votes cast against removal.

MOR’s limited liability company agreement provides that each manager may be removed with or without cause by the members or managers entitled to elect such manager, provided that the CEO shall serve as a manager for so long as such person is CEO.

The DGCL provides, subject to the rights of the holders of any class or series of preferred stock, any director, or the entire Forian board, may be removed from office at any time, with or without cause only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of Forian then entitled to vote generally in the election of directors, voting as a single class.

Vacancies on the Board of Directors

If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors: (1) The shareholders may fill the vacancy at the next annual meeting or at a special meeting called for that purpose; or (2) The Board of Directors may fill the vacancy; or (3) If the directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote

MOR’s limited liability company agreement provides that any vacancy shall be filled such that the composition of the board of managers is consistent with the description in “Structure of Board of Directors; Term of Directors; Election of Directors; Board of Managers” above.

The Forian charter and bylaws provide that, except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock to elect directors, any vacancies on the Forian board for any reason, including from the death, resignation, disqualification or removal of any director, and any newly created directorships resulting by reason of any increase in the number of directors shall be

Helix	MOR	Forian
of a majority of all the directors remaining in office.

If the vacant office was held by a director elected by a voting group of shareholders, then, if one or more of the remaining directors were elected by the same voting group, only such directors are entitled to vote to fill the vacancy if it is filled by directors, and they may do so by the affirmative vote of a majority of such directors remaining in office; and only the holders of shares of that voting group are entitled to vote to fill the vacancy if it is filled by the shareholders.

A vacancy that will occur at a specific later date, by reason of a resignation, may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

filled by the Forian board, acting by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. Any directors elected to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Stockholder Action by Written Consent

Written consent is permitted under the DGCL.
MOR’s limited liability company agreement provides that any action required or permitted to be taken at a meeting may be taken without a meeting if a written consent authorizing such action is signed by the Members required to approve such action.

Forian’s charter provides that any action required or permitted to be taken by the Forian stockholders must be effected at a duly called annual or special meeting of Forian stockholders and may not be effected by any consent in writing by such stockholders.

Quorum

Helix’s Bylaws provide that shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. One-third of the votes entitled to be cast on the matter by the voting group shall constitute a quorum of that voting group for action on the matter.

Helix’s Bylaws provide that a majority of the number of directors shall constitute a quorum for the transaction of business at all

MOR’s limited liability company agreement provides that the participation of a majority in interest of holders of Class A Units and Series S Preferred Units, acting as a single class, shall constitute a quorum at any meeting.

MOR’s limited liability company agreement provides that a majority of the total number of managers shall constitute a quorum for board action.

Forian’s bylaws provide that, unless otherwise provided by statute, the holders of one-third of the outstanding shares of stock entitled to cast of votes at a meeting, present either in person, by remote communication or by proxy, constitutes a quorum at such meeting.

Forian’s bylaws provide that a majority of the entire board constitutes a quorum for board action, except as it relates to indemnification of directors, in

Helix	MOR	Forian
meetings of the Board of Directors. The act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as otherwise specifically required by law.
which case one-third of the entire board constitutes a quorum.

Special Meetings of Stockholders

Helix’s Bylaws provide that a special shareholders' meeting for any purpose or purposes, may be called by the Board of Directors or the president. The Corporation shall also hold a special shareholders' meeting in the event it receives one or more written demands for the meeting, stating the purpose or purposes for which it is to be held, signed and dated by the holders of shares representing not less than one-tenth of all of the votes entitled to be cast on any issue at the meeting. Special meetings shall be held at the principal office of the Corporation or at such other place as the Board of Directors or the president may determine.

MOR’s limited liability company agreement provides that meetings of the members may be called by the board of managers or at the request of the holders of a majority of the Class A Units and Series S Preferred Units, acting as a single class.

The Forian bylaws provide that except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, special meetings of stockholders of Forian may be called by (i) the chairperson of the board of directors, (ii) the CEO, (iii) the majority of the board of directors, or (iv) by a committee of the board which has been duly designated by the board and whose power and authority include the power to call such meetings, but such special meetings may not be called by another person.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Forian’s notice of meeting.

Notice of Stockholder Meetings

Helix’s Bylaws provide that the secretary shall give notice to shareholders of the date, time, and place of each annual and special shareholders' meeting no fewer than ten nor more than sixty days before the date of the meeting; except that, if the articles of incorporation are to be amended to increase the number of authorized shares, at least thirty days' notice shall be given. Except as otherwise required by the Delaware General Corporation Law, the secretary shall be required to give such notice only to shareholders entitled to vote at the meeting.

MOR’s limited liability company agreement provides that notice of each meeting of the members shall be given not less five (5) and not more than thirty (30) calendar days before the date of the meeting to each member entitled to vote thereat.

In accordance with the DGCL, Forian’s bylaws provide that notice of each meeting of stockholders, stating the place, date and hour of the meeting, and in the case of special meetings, the purpose or purposes thereof, shall be sent not less than ten (10) nor more than sixty (60) days before the date of such meeting to each stockholder entitled to vote thereat.

Helix	MOR	Forian
Advance Notice Requirements for Stockholder Nominations and Other Provisions

Helix’s Bylaws provide that any shareholder may nominate a person to stand for election to the Board of Directors provided such shareholder provides written notification of the intention to nominate such persons at the next shareholder meeting not less than 90 days in advance of such meeting, and provided further such notice is accompanied by information regarding the proposed nominee meeting the requirements of part III of SEC Regulation SB or Regulation SK and information regarding all direct and indirect business or personal relationships between the shareholder and the proposed nominee.
None.
The Forian bylaws provide that for nominations and other business to be properly brought at a meeting of stockholders, a stockholder of record at such time who is entitled to vote at the meeting must have given timely notice; provided that only such business as has been brought before a special meeting pursuant to Forian’s notice of such meeting may be conducted at such special meeting.

For proposals and nominations to be timely, a stockholder’s notice of nominations to be made at an annual meeting must be delivered to, or mailed and received at, the principal executive offices of Forian not less than ninety (90) days nor more than 120 days prior to the one (1)-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made.

For a notice of nomination to be timely in connection with a special meeting called by Forian for the purpose of electing directors, such notice must be delivered to, or mailed to and received at, the principal executive offices of Forian not later than the 90th day prior to such special meeting, or if later, the 10th day following the

Helix	MOR	Forian
day on which public disclosure of the date of such special meeting was first made.

Charter Amendments

Helix’s Bylaws provides that notice of an annual shareholders' meeting need not include a description of the purpose or purposes for which the meeting is called unless a purpose of the meeting is to consider an amendment to the articles of incorporation.

Helix must amend the Charter pursuant to the DGCL. The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

The Delaware Limited Liability Company Act provides that an amendment to a limited liability company’s certificate of formation may be amended by filing a certificate of amendment at any time for any proper purpose.

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

The Forian charter provides that Forian reserves the right to amend, alter, change or repeal any provision contained in its charter in the manner now or hereafter prescribed by the DGCL and all rights conferred on stockholders therein granted are subject to such reservation; provided that amendments, alterations.

Amendment of Bylaws

Helix’s Bylaws may at any time and from time to time be amended, supplemented, or repealed by the Board of Directors.
The MOR limited liability company agreement provides that any amendment thereto shall be valid only if in writing and approved by the board of managers and a the holders of a majority of the Class A Units and Series S Preferred Units, voting as a single class, provided, that: (a) for so long as any member (or group of members) has the right to designate a manager, in no event shall any amendment to remove such

Forian’s charter and bylaws provide that (i) the Forian board has the power to make, alter, and repeal Forian’s bylaws and (ii) the Forian stockholders have the power to rescind, alter, amend, and repeal Forian’s bylaws by the affirmative vote of the holders of at least a majority of the outstanding voting stock, voting together as a single class.

Helix	MOR	Forian

designation right be effected without the consent of such member; (b) the MOR limited liability company agreement may not be amended or modified, with respect to any particular member so as to adversely affect the rights or obligations of such member thereunder without the written consent of such member, unless such amendment applies to all of the other members holding the same class of interests equally; and (c) the MOR limited liability company agreement may not be amended so as to adversely affect the rights or obligations of the Series S Preferred Units without the written consent of a majority of the holders thereof unless such amendment applies to all of the holders of Series S Preferred Units and Class A Units. Generally, terms benefitting owners of one particular class of equity interests may not be amended without consent of the holders of a majority of such class of interests.

Limitation on Director Liability

Helix’s Bylaws provide that the Corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

MOR’s limited liability company agreement provides that a manager of MOR is personally liable to MOR or its members for any act or omission on behalf of MOR, provided that the act or omission is not determined by a court of competent jurisdiction to be in bad faith or to constitute gross negligence, willful misconduct or to have violated such lesser standard of conduct as under applicable law affirmatively prevents indemnification under the MOR limited liability company agreement.

Forian’s charter provides that a director of Forian is not personally liable to Forian or its stockholders for monetary damages for breach of a fiduciary duty as a director in accordance with and to the fullest extent permitted by the DGCL. If the DGCL is amended to authorize further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

Indemnification

Helix’s Bylaws provide that the Corporation may indemnify a person made a party to a proceeding because the person is or	MOR’s limited liability company agreement provides that, to the fullest extent permitted by the Delaware Limited Liability	Permitted Indemnification and Advance of Expenses: Forian’s charter provides that

Helix	MOR	Forian
was a director against liability incurred in the proceeding if:

(1) The person conducted himself or herself in good faith; and (2) The person reasonably believed:
(A) In the case of conduct in an official capacity with the Corporation, that his or her conduct was in the Corporation's best interests; and
(B) In all other cases, that his or her conduct was at least not opposed to the Corporation's best interests; and
(3) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

The Corporation may not indemnify a director:

(1) In connection with a proceeding by or in the right of the Corporation in which the director was adjudged liable to the Corporation; or

(2) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

Helix’s Bylaws provide that indemnification in connection with a proceeding by or in the right of the Corporation is limited to reasonable expenses incurred in connection with the proceeding. The Corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the Corporation, or who, while a director, officer, employee, fiduciary, or agent of the Corporation, is or was serving at

Company Act from time to time in effect, MOR shall indemnify, defend and hold each member and manager and their respective agents, employees, consultants and other independent contractors, harmless from and against all costs, liabilities, claims, expenses, including reasonable attorneys’ fees, and damages arising from any demands, claims or lawsuits in connection with or resulting from his, her or its acts or omissions in his, her or its capacity as a member, manager, officer, employee or agent of MOR or as such an agent, employee, consultant or other independent contractor, or in connection with, arising from or relating to, business or activities undertaken on behalf of MOR, unless such acts or omissions are found by a court of competent jurisdiction to be in bad faith or to constitute gross negligence, fraud or willful misconduct or to have violated such lesser standard of conduct as under applicable law affirmatively prevents indemnification under the MOR limited liability company agreement; provided, however, that no member or manager shall be entitled to indemnification under the MOR limited liability company agreement for any demands, claims or lawsuits initiated by such member or manager, other than any claim to enforce the provisions of indemnification and exculpation set forth in the MOR limited liability company agreement. The termination of any action, suit or proceeding by judgment, order, settlement, plea of nolo contendere or its equivalent or conviction shall not, of itself, create a presumption of an entitlement to indemnification hereunder or action not in good faith and or reasonably believed to be in or not opposed to the best interests of MOR.

Forian may indemnify, to the fullest extent permitted by Delaware law, any person who is a party or is threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person:

(i) is or was a director, officer, or employee of Forian or any predecessor to Forian; or

(ii) is or was serving at the request of Forian or any predecessor to Forian as a director, officer, or employee at another enterprise.

Forian may, but is not required to, purchase and maintain insurance on behalf of any such person against any liability which may be asserted or enter into contracts providing for the indemnification of any such person to the fullest extent permitted by law.

Mandatory Indemnification:

Forian’s charter provides that Forian shall indemnify, to the extent not prohibited by the DGCL, directors and executive officers of Forian for personal liability to Forian or its stockholders for monetary damages for breach of fiduciary duty as a director.

Forian’s bylaws provided that Forian shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of Forian, or is or was serving at the request of Forian as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise,

Helix	MOR	Forian
the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent. Any such insurance may be procured from any insurance company designated by the Board of Directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the Corporation has an equity or any other interest through stock ownership or otherwise.

Each person to be indemnified shall be entitled to receive, upon application therefor, advances from MOR to cover the costs of defending any pending, threatened or completed claim, action, suit or proceeding against it for indemnified amounts in connection with which it would be entitled to indemnification under the MOR limited liability company agreement, provided that such advances shall be repaid to MOR if the recipient thereof is found by a court of competent jurisdiction to have violated any of the standards set forth above that preclude indemnification.

prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding, provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Forian of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial adjudication that such indemnitee is not entitled to be indemnified for such expenses. No advance shall be made by Forian to an executive officer of (except by reason of the fact that such executive officer is or was a director of Forian) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Forian.

Helix	MOR	Forian
Preemptive Rights

MOR’s limited liability company agreement provides that the holders of Class A Units and Series S Preferred Units have rights of first offer and rights of first refusal regarding proposed issuances of additional interests by MOR or certain transfers of interests by members of MOR.

Forian’s stockholders do not have preemptive rights. Thus, if additional shares of Forian common stock are issued, the current Forian stockholders will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.

Dividends and Share Repurchases

The Series A Preferred Stock shall bear no dividends, except that if the Board shall declare a dividend payable upon the then-outstanding shares of the Company’s common stock (the “Common Stock”), the Board shall declare at the same time a dividend upon the then-outstanding shares of the Series A Preferred Stock, payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of the Series A Preferred Stock as would have been payable on the largest number of whole shares of the Common Stock into which each share of the Series A Preferred Stock held by each holder thereof would be entitled to if such shares of the Series A Preferred Stock had been converted to the Common Stock.

The Series B Preferred Stock shall bear no dividends, except that if the Board shall declare a dividend payable upon the then-outstanding shares of the Company’s common stock (the “Common Stock”), the Board shall declare at the same time a dividend upon the then-outstanding shares of the Series B Preferred Stock, payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of the Series B Preferred Stock as would have been payable on the largest number of
MOR’s limited liability company agreement provides for distributions to the members of the proceeds of MOR, if any, as determined by the board of managers.
The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation

Helix	MOR	Forian
whole shares of the Common Stock into which each share of the Series B Preferred Stock held by each holder thereof would be entitled to if such shares of the Series B Preferred Stock had been converted to the Common Stock.

Required Vote for a Sale of MOR

MOR’s limited liability company agreement provides that the board of managers may not enter into any merger, consolidation or sale of all or a significant portion of MOR’s properties or assets without the prior written consent of the holders of a majority of the Class A Units and Series S Preferred Units, acting as a single class.

Section 251 of the DGCL requires, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a company to be approved by the board and a majority of the issued and outstanding shares entitled to vote thereon.

Stockholder Rights Plan

Helix does not currently have a stockholders’ rights plan in effect.	MOR does not currently have a members’ rights plan in effect.	Forian does not currently have a stockholders’ rights plan in effect.

Transfer Restrictions

Helix does not have transfer restrictions.
MOR’s limited liability company agreement provides for numerous restrictions on transfer, providing for certain rights of first refusal, tag-along rights, drag-along rights and additional restrictions and conditions.
None.

Business Combination or Antitakeover Statutes

Helix has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to Forian.	None.
Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three (3) years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that

Helix	MOR	Forian

resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock not owned by the interested stockholder.

Forian has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to Forian.

Appraisal Rights

Neither the Helix charter nor bylaws provide for appraisal rights in any additional circumstance other than as required by applicable law.	None.
Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the

Helix	MOR	Forian

merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)-(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Neither the Forian charter nor bylaws provide for appraisal rights in any additional circumstance other than as required by applicable law.

Forum for Adjudication of Disputes

Helix does not specify a forum for adjudication of disputes.	The MOR limited liability company agreement does not specify a forum for adjudication of disputes.
The Forian bylaws provide that unless Forian consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law (i) any derivative action or proceeding brought on behalf of Forian; (ii) any action or proceeding asserting a claim of

Helix	MOR	Forian

breach of a fiduciary duty owed by any current or former director, officer or other employee of Forian, to Forian or its stockholders; (iii) any action or proceeding asserting a claim against the corporation or any current or former director, officer or other employee of Forian, arising out of or pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws of Forian (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the certificate of incorporation or the bylaws of Forian (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against Forian or any director, officer or other employee of Forian, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

The Forian charter also provides that unless Forian consents in writing to the selection of an alternative forum, the federal district courts of the District of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

LEGAL MATTERS
The validity of the shares of Forian common stock to be issued in the merger will be passed upon by Duane Morris LLP. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Helix by Duane Morris LLP.
EXPERTS
Helix
The consolidated financial statements of Helix as of December 31, 2019 and 2018 included and for each of the years in the two year period ended December 31, 2019 have been included in this proxy statement/prospectus at pages F-3 - F-11 - in reliance on the reports of BF Borgers CPA PC, an independent registered public accounting firm, which report is included herein. Such consolidated financial statements have been so included in reliance on the reports of such firm, given upon the authority of said firm as experts in auditing and accounting.
Medical Outcomes Research Analytics, LLC
The consolidated financial statements of Medical Outcomes Research Analytics, LLC as of December 31, 2019 and for the period from inception (May 6, 2019) through December 31, 2019 included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in its report, appearing herein and elsewhere in this proxy statement/prospectus. Such financial statements are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.
HELIX ANNUAL MEETING STOCKHOLDER PROPOSALS
If the merger is completed, Helix will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if Helix is otherwise required to do so under applicable law, Helix will hold a 2021 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at Helix’s next annual meeting must be submitted to Helix as set forth below.
All stockholder proposals and notices discussed below must be mailed to Corporate Secretary, Helix Technologies, Inc., 5300 DTC Parkway, Suite 300, Greenwood Village, CO 80111. Stockholder proposals and director nominations that are not included in our proxy materials will not be considered at any annual meeting of stockholders unless such proposals have complied with the requirements of our amended and restated Bylaws.
Rule 14a-8 Stockholder Proposals at 2021 Annual Meeting
Proposals of eligible stockholders that comply with Exchange Act Rule 14a-8 would have to have been received in writing by the Corporate Secretary no later than January 2, 2021, in order to be considered for inclusion in Helix’s proxy statement and form of proxy relating to the 2021 Annual Meeting should it occur. No proposals were received.
Non-Rule 14a-8 Proposals at 2021 Annual Special Meeting
If required, Helix anticipates that its 2021 Annual Meeting would be held in May 2021. If a stockholder desires to submit a proposal for consideration at the 2021 Annual Meeting, written notice of such stockholder’s intent to make such a proposal must be given and received by Helix’s Corporate Secretary at Helix’s principal executive offices either by personal delivery or by U.S. mail no earlier than March 24, 2021. Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the 2021 Special Meeting and must set forth: (i) the name and address, as it appears on Helix’s books, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of Helix stock entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Helix stock which are beneficially owned by the stockholder. In addition, the notice must set forth the reasons for conducting such proposed business at 2021 Annual Meeting (should it occur) and any material interest of the stockholder in such business. The presiding officer of the 2021 Annual Meeting will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the 2021 Special Meeting (should it occur) will not be considered.

WHERE YOU CAN FIND MORE INFORMATION
Forian filed with the SEC under the Securities Act the registration statement on Form S-4 to register the shares of Forian common stock to be issued to Helix stockholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Forian and its common stock. The rules and regulations of the SEC allow Forian to omit certain information included in the registration statement from this proxy statement/prospectus. This proxy statement/prospectus is part of the registration statement and is a prospectus of Forian in addition to being Helix’s proxy statement for its special meeting.
Helix files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC under the Exchange Act. The SEC maintains a website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC. Helix also posts its SEC filings on its web site, which is www.helixtechnologies.com. Information contained on the Helix website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained in its website as part of this proxy statement/prospectus.

In order to allow Forian Inc. (“Forian”) and Helix Technologies, Inc. (“Helix”) to file with the Securities and Exchange Commission (the “Commission”) a registration statement that contains a proxy statement/prospectus that includes Helix’s historical financial statements, the Commission’s rules require that the most recently filed annual financial statements be recast to reflect any subsequent changes in accounting principles or presentation that are being applied retrospectively. As a result, Helix has recast some of the financial information presented in its Annual Report on Form 10-K for the year ended December 31, 2019 (filed with the Commission on March 30, 2020) (the “2019 Form 10-K”) to reflect certain changes in accounting principles or basis of presentation that are being applied retrospectively.
Specifically, Helix has recast its consolidated financial statements as of December 31, 2019 and for each of the two years then ended and the related Management’s Discussion and Analysis of Results of Operations and Financial Condition, to reflect the presentation of certain businesses sold during 2020 as discontinued operations. These changes have already been reflected in Helix’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 (filed with the Commission on November 16, 2020) (the “September 2020 Form 10-Q”). Except as related to the transactions and matters that have led to the recast financial information presented herein, the disclosures contained herein have not been updated for other transactions and/or events from those disclosures contained in the Company’s 2019 Form 10-K; accordingly, the financial information herein should be read in connection with the Company’s recently filed September 2020 Form 10-Q.
PAGE
MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC FINANCIAL STATEMENTS
Independent Registered Public Accounting Firm’s Report	F-92
Consolidated Balance Sheet as of December 31, 2019	F-93
Consolidated Statement of Operations from inception (May 6, 2019) through December 31, 2019	F-94
Consolidated Statement of Changes in Members’ Deficit from inception (May 6, 2019) through December 31, 2019	F-95
Consolidated Statement of Cash Flows from inception (May 6, 2019) through December 31, 2019	F-96
Notes to Consolidated Financial Statements	F-97
Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019 (unaudited)	F-103
Consolidated Statements of Operations for the Nine Months Ended September 30, 2020 and from inception (May 6, 2019) through September 30, 2019 (unaudited)	F-104
Consolidated Statements of Changes in Members’ Deficit for the Nine Months Ended September 30, 2020 and from inception (May 6, 2019) through September 30, 2019 (unaudited)	F-105
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2020 and from inception (May 6, 2019) through September 30, 2019 (unaudited)	F-106
Notes to Consolidated Financial Statements	F-107

Report of Independent Registered Public Accounting Firm
To the shareholders and the board of directors of Helix TCS, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Helix TCS, Inc. as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/S/ BF Borgers CPA PC
BF Borgers CPA PC
We have served as the Company’s auditor since 2016
Lakewood, CO
March 30, 2020

HELIX TECHNOLOGIES , INC.
CONSOLIDATED BALANCE SHEETS
	December 31,
	2019	2018	2017
ASSETS
Current assets:
Cash	$556,858	$208,945	$718,465
Accounts receivable, net	909,503	557,747	129,341
Prepaid expenses and other current assets	737,159	409,800	—
Costs & earnings in excess of billings	257,819	42,869	40,847
Current assets held for sale	1,056,885	703,992	631,061
Total current assets	3,518,224	1,923,353	1,519,714
Property and equipment, net	771,228	263,653	7,549
Intangible assets, net	14,395,287	18,604,078	3,042,259
Goodwill	52,894,399	39,913,559	664,329
Deposits and other assets	1,066,930	117,811	43,756
Promissory note receivable	75,000	—	—
Non-current assets held for sale	961,929	115,044	127,642
Total assets	$73,682,997	$60,937,498	$5,405,249

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,810,640	$1,594,520	543,481
Advances from related parties	—	45,250	124,750
Billings in excess of costs	164,663	155,192	20,191
Deferred rent	—	—	5,424
Notes payable, current portion	—	(10,639)	(44,711)
Obligation pursuant to acquisition	50,000	201,667	559,103
Convertible notes payable, net of discount	832,492	187,177	812,393
Convertible notes payable, net of discount - related party	1,584,360	—	243,506
Due to related party	—	32,489	—
Contingent consideration	—	908,604	—
Warrant liability	715,259	896,171	2,429,569
Promissory notes	300,000	—	—
Current liabilities held for sale	477,311	146,574	115,289
Total current liabilities	6,934,725	4,157,005	4,808,995

Long-term liabilities:
Notes payable, net of current portion	433,087	51,554	53,293
Convertible notes payable, net of current portion and discount	385,000	—	—
Other long-term liabilities	776,512	—	—
Non-current liabilities held for sale	6,718	—	—
Total long-term liabilities	1,601,317	51,554	53,293
Total liabilities	8,536,042	4,208,559	4,862,288
See accompanying notes to the consolidated financial statements.

	December 31,
	2019	2018	2017
Shareholders’ equity:
Preferred stock (Class A), $0.001 par value, 3,000,000 shares authorized; 1,000,000 issued and outstanding as of December 31, 2019, December 31, 2018, and December 31, 2017	1,000	1,000	1,000
Preferred stock (Class B), $0.001 par value, 17,000,000 shares authorized; 13,784,201 issued and outstanding as of December 31, 2019, December 31, 2018, and December 31, 2017	13,784	13,784	13,784
Common stock; par value $0.001; 200,000,000 shares authorized; 93,608,619 shares issued and outstanding as of December 31, 2019; 72,660,825 shares issued and outstanding as of December 31, 2018, 28,771,402 shares issued and outstanding as of December 31, 2017	93,608	72,660	28,771
Additional paid-in capital	100,906,143	82,831,014	18,741,114
Accumulated other comprehensive (loss) income	(79,901)	17,991	—
Accumulated deficit	(35,787,679)	(26,207,510)	(18,241,708)
Total shareholders’ equity	65,146,955	56,728,939	542,961
Total liabilities and shareholders’ equity	$73,682,997	$60,937,498	$5,405,249
See accompanying notes to the consolidated financial statements.

HELIX TECHNOLOGIES , INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Years Ended December 31,
	2019	2018	2017
Revenue:
Security monitoring	$593,031	$644,027	$787,080
Systems installation	783,192	499,138	—
Software	9,486,472	4,174,963	—
Total revenues	10,862,695	5,318,128	787,080
Cost of revenue	4,684,969	2,792,875	405,470
Gross margin	6,177,726	2,525,253	381,610

Operating expenses:
Selling, general and administrative	3,517,360	1,885,247	528,061
Salaries and wages	5,283,903	5,172,165	589,482
Professional and legal fees	2,587,483	2,025,007	2,307,391
Depreciation and amortization	4,726,113	3,031,056	426,360
Loss on impairment of goodwill	—	664,329	—
Total operating expenses	16,114,859	12,777,804	3,851,294
Loss from continuing operations	(9,937,133)	(10,252,551)	(3,469,684)

Other income (expenses):
Change in fair value of convertible note	496,790	450,216	(712,393)
Change in fair value of convertible note - related party	(283,453)	93,506	31,068
Change in fair value of warrant liability	3,812,977	1,641,398	590,436
Change in fair value of contingent consideration	(880,050)	(131,306)	—
(Loss) gain on issuance of warrants	(825,098)	91,778
Gain on reduction of obligation pursuant to acquisition	—	607,415
Interest expense	(1,690,115)	—	(674,313)
Other income	16,679	6,045	—
Loss on sale of assets			(2,232)
Loss on extinguishment of debt			(4,611,395)
Loss on conversion of convertible notes			(1,503,876)
Other income (expense), net	647,730	2,759,052	(6,882,705)

Loss from continuing operations	$(9,289,403)	$(7,493,499)	$(10,352,389)

Loss from discontinued operations, net of tax	$(290,766)	$(472,303)	$(313,598)

Net Loss	$(9,580,169)	$(7,965,802)	$(10,665,987)

Other comprehensive (loss) income:
Changes in foreign currency translation adjustment	(97,892)	17,991	—
Total other comprehensive (loss) income	(97,892)	17,991	—
Total comprehensive loss	(9,678,061)	(7,947,811)	$(10,665,987)

Convertible preferred stock beneficial conversion feature accreted as a deemed dividend	—	(22,202,194)	(22,210,520)
See accompanying notes to the consolidated financial statements.

	For the Years Ended December 31,
	2019	2018	2017
Loss attributable to common shareholders	$(9,678,061)	$(30,150,005)	$(32,876,507)

Loss from continuing operations:
Basic	$(0.12)	$(0.14)	$(0.36)
Diluted	$(0.12)	$(0.14)	$(0.36)

Loss from discontinued operations:
Basic	$(0.00)	$(0.01)	$(0.01)
Diluted	$(0.00)	$(0.01)	$(0.01)

Loss attributable to common shareholders:
Basic	$(0.12)	$(0.56)	$(1.15)
Diluted	$(0.12)	$(0.56)	$(1.15)

Weighted average common shares outstanding:
Basic	80,206,895	53,777,343	28,612,727
Diluted	80,206,895	53,777,343	28,612,727
See accompanying notes to the consolidated financial statements.

HELIX TECHNOLOGIES , INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
	Common Stock		Preferred Stock (Class A)		Preferred Stock (Class B)		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2018	72,660,825	$72,660	1,000,000	$1,000	13,784,201	$13,784	$82,831,014	$17,991	$(26,207,510)	$56,728,939
Issuance of common stock per investment unit agreements	1,421,889	1,422	—	—	—	—	66,247	—	—	67,669
Issuance of common stock resulting from convertible note conversion	1,031,315	1,031	—	—	—	—	675,710	—	—	676,741
Share-based compensation expense	370,000	370	—	—	—	—	1,783,569	—	—	1,783,939
Issuance of common stock resulting from exercise of stock options	78,644	79	—	—	—	—	26,534	—	—	26,613
Issuance of common stock resulting from cashless exercise of stock options	109,931	110	—	—	—	—	(110)	—	—	—
Restricted common stock issued as part of the Tan Security acquisition	250,000	250	—	—	—	—	709,750	—	—	710,000
Issuance of common stock in satisfaction of contingent consideration	733,300	733	—	—	—	—	1,787,921	—	—	1,788,654
Issuance of common stock resulting from convertible note PIK interest (paid)	186,988	187	—	—	—	—	132,663	—	—	132,850
Restricted common stock issued as part of the Green Tree acquisition	16,765,727	16,766	—	—	—	—	12,892,845	—	—	12,909,611
Foreign currency translation	—	—	—	—	—	—		(97,892)		(97,892)
Net loss	—	—	—	—	—	—	—	—	(9,580,169)	(9,580,169)
Balance at December 31, 2019	93,608,619	$93,608	1,000,000	$1,000	13,784,201	$13,784	$100,906,143	$(79,901)	$(35,787,679)	$65,146,955
See accompanying notes to the consolidated financial statements.

	Common Stock		Preferred Stock (Class A)		Preferred Stock (Class B)		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2017	28,771,402	$28,771	1,000,000	$1,000	13,784,201	$13,784	$18,741,114	$—	$(18,241,708)	$542,961
Beneficial conversion feature of Series B convertible preferred stock	—	—	—	—	—	—	22,202,194	—	—	22,202,194
Deemed dividend on conversion of Series B convertible preferred stock to common stock	—	—	—	—	—	—	(22,202,194)	—	—	(22,202,194)
Issuance of common stock per stock subscription agreements	3,949,997	3,949	—	—	—	—	3,351,269	—	—	3,355,218
Issuance of common stock resulting from convertible note conversion	205,974	206	—	—	—	—	174,794	—	—	175,000
Issuance of restricted common stock	115,000	115	—	—	—	—	134,850	—	—	134,965
Reduction in Additional Paid-In Capital due to Security Grade acquisition settlement agreement	—	—	—	—	—	—	(340,039)	—	—	(340,039)
Restricted common stock issued as part of BioTrack acquisition	38,184,985	38,185	—	—	—	—	57,513,848	—	—	57,552,033
Restricted common stock issued as part of Engeni acquisition	366,700	367	—	—	—	—	388,335	—	—	388,702
Issuance of common stock to employees under Stock Incentive Plan	514,945	515	—	—	—	—	915,968	—	—	916,483
Grant of an option to purchase common stock	—	—	—	—	—	—	629,200	—	—	629,200
Issuance of common stock resulting from inducement of consulting agreement	200,000	200	—	—	—	—	251,800	—	—	252,000
Issuance of restricted common stock resulting from an investor relation consulting agreement	125,000	125	—	—	—	—	126,875	—	—	127,000
Issuance of warrants pursuant to consulting agreement	—	—	—	—	—	—	943,000	—	—	943,000
Issuance of common stock resulting from exercise of stock options	226,822	227	—	—	—	—	—	—	—	227
Foreign currency translation	—	—	—	—	—	—	—	17,991	—	17,991
Net loss	—	—	—	—	—	—	—	—	(7,965,802)	(7,965,802)
Balance at December 31, 2018	72,660,825	$72,660	1,000,000	$1,000	13,784,201	$13,784	$82,831,014	$17,991	$(26,207,510)	$56,728,939
See accompanying notes to the consolidated financial statements.

	Common Stock		Preferred Stock (Class A)		Preferred Stock (Class B)		Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2016	28,533,411	$28,533	1,000,000	$1,000	—	$—	$7,107,630	$(7,575,721)	$(438,558)
Beneficial conversion feature of Series B convertible preferred stock							22,210,520	—	22,210,520
Deemed dividend on conversion of Series B convertible preferred stock to common stock							(22,210,520)	—	(22,210,520)
Issuance of Series B preferred shares					13,784,201	12,243	4,475,257	—	4,487,500
Cost of issuance of Series B preferred shares							(1,941,633)		(1,941,633)
Stock options issued pursuant to acquisition consideration							916,643	—	916,643
Stock options issued in satisfaction of contingent consideration							871,193	—	871,193
Induced conversion of convertible debt						1,541	2,002,335	—	2,003,876
Issuance of common stock per share purchase agreements	111,111	111					99,889	—	100,000
Issuance of common stock relating to cashless exercise of warrants	126,880	127					461,169		461,296
Reversal of additional paid in capital - warrants related to cashless exercise of warrants							(461,296)		(461,296)
Warrant issuances to investors							93,200	—	93,200
Beneficial conversion feature on convertible debt							535,332	—	535,332
Reacquisition price of convertible debt							4,581,395	—	4,581,395
Net loss	—	—	—	—	—	—	—	(10,665,987)	(10,665,987)
Balance at December 31, 2017	28,771,402	$28,771	1,000,000	$1,000	13,784,201	$13,784	$18,741,114	$(18,241,708)	$542,961
See accompanying notes to the consolidated financial statements.

HELIX TECHNOLOGIES , INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Years Ended December 31,
	2019	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,580,169)	$(7,965,802)	$(10,665,987)
Loss from discontinued operations	(290,766)	(472,303)	(359,759)
Loss from continuing operations	$(9,289,403)	$(7,493,499)	$(10,306,228)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,778,334	3,086,531	477,364
Accretion of debt discounts	1,354,689	—	254,333
Loss on issuance of warrants	825,098	—	—
Provision for doubtful accounts	357,749	—	—
Share-based compensation expense	1,783,939	3,002,648	—
Change in fair value of convertible notes, net of discount	(496,790)	(450,216)	712,393
Change in fair value of warrant liability	(3,812,977)	(1,533,398)	590,436
Change in fair value of convertible notes, net of discount - related party	283,453	(93,506)	(31,068)
Change in fair value of contingent consideration	880,050	131,306	—
Loss on impairment of goodwill	—	664,329	—
Gain on reduction of obligation pursuant to acquisition	—	(607,415)	—
Gain on reduction of contingent consideration	(100,000)	—	—
Loss on extinguishment of debt	—	—	4,611,395
Loss on induced conversion of convertible note	—	—	1,503,876
Loss on beneficial conversion feature of convertible note	—	—	390,666
Change in operating assets and liabilities:
Accounts receivable	(893,063)	(269,735)	(75,549)
Prepaid expenses and other current assets	(334,627)	(406,997)	—
Deposits and other assets	141,946	285,325	(39,876)
Due to related party	(32,489)	32,489	—
Costs & earnings in excess of billings	(214,950)	(2,022)	56,051
Accounts payable and accrued expenses	1,629,551	370,010	702,876
Deferred rent	—	(5,424)	1,181
Billings in excess of costs	9,471	135,001	(3,776)
Right of use assets and liabilities	65,875	—	—
Net cash used in continued operations	(3,064,144)	(3,154,573)	(1,155,726)
Net cash used in discontinued operations	(297,076)	(513,949)	(655,502)
Net cash used in operating activities	(3,361,220)	(3,668,522)	(1,811,228)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,095,871)	(232,647)	24,767
Purchase of domain names	(21,856)	—	—
Payments for business combination, net of cash acquired	673,080	—	(1,631,313)
Cash acquired as part of business combination	—	454,306	—
Payments for asset acquisition	—	(58,729)	(46,872)
Net cash (used in) provided by continued operations	(444,647)	162,930	(1,653,418)
Net cash (used in) provided by discontinued operations	(846,885)	12,598	(59,512)
Net cash (used in) provided by investing activities	(1,291,532)	175,528	(1,712,930)

See accompanying notes to the consolidated financial statements.

	For the Years Ended December 31,
	2019	2018	2017
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments pursuant to convertible notes payable - related party	—	(150,000)
Promissory note receivable	(75,000)	—
Payments pursuant to advances from related parties	(45,250)	—
Payments pursuant to notes payable	(18,467)	(27,836)	(3,466)
Payments pursuant to a promissory note	(280,000)	(250,000)
Payments pursuant to contingent consideration	—	(131,331)
Advances from shareholders			83,250
Advances from related parties	—	(79,500)	(32,000)
Proceeds from notes payable	—	39,723
Proceeds from the issuance of a promissory note	580,000	250,000	255,000
Proceeds from the issuance of convertible notes payable	3,745,000	—	229,167
Proceeds from the issuance of common stock	1,306,313	3,355,445	100,000
Proceeds from the issuance of Series B convertible preferred stock	—	—	3,577,500
Net cash provided by financing activities	5,212,596	3,006,501	4,209,451

Effect of foreign exchange rate changes on cash	(211,931)	(23,027)	—
Net change in cash	347,913	(509,520)	685,293
Cash, beginning of year	208,945	718,465	33,172
Cash, end of year	$556,858	$208,945	$718,465

Supplemental disclosure of cash and non-cash transactions:			—
Cash paid for interest	$40,625	$—	—
Common stock issued pursuant to convertible notes payable	$676,741	$—	4,581,395
Debt discount for warrant liability	$(1,594,936)	$—	—
Equity issued pursuant to acquisition	$13,619,611	$57,552,033	—
Equity issuance pursuant to asset acquisition (non-cash acquisition of Engeni)	$—	$388,702	—
Cash payable pursuant to acquisition	$50,000	$—	—
PIK interest payment of common stock	$132,850	$—	—
Common stock issued pursuant to contingent consideration as part of acquisition	$1,788,654	$—	—
Supplemental non-cash amounts of lease liabilities arising from obtaining right of use assets	$1,485,511	$—	—
Partial conversion of convertible note into common stock	$—	$175,000	—
Financing of property and equipment purchases	—	—	52,082
Cost of issuance of Series B preferred shares	—	—	(1,941,633)
Stock options issued pursuant to acquisition consideration	—	—	916,643
Stock options issued pursuant to contingent consideration as part of acquisition	—	—	871,193
Warrants issued to investors	—	—	93,200
Reacquisition price of convertible debt	—	—	4,581,395
See accompanying notes to the consolidated financial statements.

HELIX TCS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.	Description of Business
Helix Technologies, Inc. (the “Company” or “Helix”) was incorporated in Delaware on March 13, 2014. Pursuant to the acquisition of the assets of Helix TCS, LLC, as discussed below, we changed our name from Jubilee4 Gold, Inc. to Helix TCS, Inc. effective October 25, 2015. Effective June 5, 2020, the Company changed its name from Helix TCS, Inc. to Helix Technologies, Inc.
Effective October 25, 2015, we entered into an acquisition and exchange agreement with Helix TCS, LLC. We closed the transaction contemplated under the acquisition and exchange agreement on December 23, 2015 and Helix TCS, LLC was merged into and with Helix.
Effective October 1, 2015, for accounting purposes, as part of an acquisition amounting to a reorganization dated December 21, 2015, Helix Opportunities LLC exchanged 100% of Helix TCS, LLC and its wholly-owned subsidiaries, Security Consultants Group, LLC and Boss Security Solutions, Inc. to the Company in exchange for 20 million common shares and 1 million convertible preferred shares of the Company.
The acquisition of Helix was treated as a recapitalization for financial accounting purposes. Jubilee4 Gold, Inc. is considered the acquiree for accounting purposes and their historical financial statements before the Acquisition Agreement were replaced with the historical financial statements of the Company. The common stock account of the Company continues post-merger, while the retained earnings of the acquiree is eliminated. Furthermore, on April 11, 2016, the Company acquired the assets of Revolutionary Software, LLC (“Revolutionary”).
On March 3, 2018, Helix and its wholly owned subsidiary, Helix Acquisition Sub, Inc. (“BioTrackTHC Merger Sub”), entered into an Agreement and Plan of Merger (the “BioTrackTHC Merger Agreement”) with Bio-Tech Medical Software, Inc. (“BioTrackTHC”) and Terence J. Ferraro, as the representative of the BioTrackTHC stockholders, pursuant to which BioTrackTHC Merger Sub merged with and into BioTrackTHC (the “BioTrackTHC Merger”).
On June 1, 2018 (the “BioTrackTHC Closing Date”), in connection with closing the BioTrackTHC Merger, the Company issued 38,184,985 unregistered shares of its common stock to BioTrackTHC stockholders, of which 1,852,677 shares were held back to satisfy indemnification obligations in the BioTrackTHC Merger Agreement, if necessary. The Company also assumed the Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan (“BioTrackTHC Stock Plan”), pursuant to which options exercisable in the amount of 8,132,410 shares of common stock are outstanding. As a result, BioTrackTHC stockholders owned approximately 48% of the Company on a fully diluted basis as of the BioTrackTHC Closing Date.
On August 3, 2018 (the “Engeni Closing Date”), the Company and its wholly owned subsidiary, Engeni Merger Sub, LLC (“Engeni Merger Sub”), entered into an Agreement and Plan of Merger (the “Engeni Merger Agreement”) with Engeni LLC (“Engeni US”), Engeni S.A (“Engeni SA”), Scott Zienkewicz, Nicolas Heller and Alberto Pardo Saleme (the Engeni US members), and Scott Zienkewicz, as the representative of the Engeni US members. Pursuant to the Engeni Merger Agreement, Engeni Merger Sub merged with and into Engeni US, with Engeni US surviving the merger as a wholly-owned subsidiary of the Company (the “Engeni Merger”).
On the Engeni Closing Date, in connection with closing the Engeni Merger Agreement, the Company issued 366,700 shares of Company common stock to Engeni US members. Furthermore, the Company subsequently issued Engeni US members 733,300 shares of Company common stock on April 2, 2019.
On April 1, 2019 (“Tan Security Closing Date”), the Company entered into a Membership Interest and Stock Purchase Agreement (the “Tan Security Acquisition Agreement”) with Tan’s International Security and Tan’s International LLC (collectively, “Tan Security”). Pursuant to the Tan Security Acquisition Agreement, the Company purchased all membership interests and capital stock of Tan Security and collectively holds 100% of the interests of Tan Security (the “Tan Security Acquisition”).

On February 5, 2019, the Company and its wholly owned subsidiary, Merger Sub, entered into an Agreement and Plan of Merger (the “Amercanex Merger Agreement”) with Green Tree International, Inc. (“GTI”) and Steve Janjic, as the representative of the GTI shareholders, pursuant to which Merger Sub merged with and into GTI (the “GTI Merger”).
On September 10, 2019 (the “GTI Closing Date”), the Company closed the GTI Merger and entered into an Addendum No. 1 to the Amercanex Merger Agreement acknowledging and approving certain events that occurred since signing as well as implementing various related amendments to the Amercanex Merger Agreement. In connection with closing the GTI Merger, the Company issued 16,765,727 unregistered shares of Company common stock to GTI shareholders, of which 4,140,274 shares were held back to satisfy indemnification obligations in the Amercanex Merger Agreement, if necessary.
On July 31, 2020, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Invicta Security CA Corporation, a Delaware corporation (“Buyer”), Invicta Services LLC, a Delaware limited liability company (“Invicta”), Boss Security Solutions, Inc., a Colorado corporation (“Boss”), Security Consultants Group, LLC, a Colorado limited liability company (“SCG”), Tan’s International LLC, a California limited liability company (“Tan LLC”), and Tan’s International Security, Inc., a California corporation (“Tan Security”, collectively with Boss, SCG and Tan LLC, the “Sellers” or the “discontinued entities” or individually a “Seller”). Pursuant to the terms and conditions of the Agreement, the Sellers sold, assigned, transferred, and delivered to Buyer the Assets (as defined in the Agreement) and Buyer paid aggregate consideration of $1,750,000 and assumed the Assumed Liabilities (as defined in the Agreement). The Assets included but were not limited to the right, title and interest in and to all assets and property, tangible and intangible, of every kind and description, used in, related to or necessary for the security guarding and protective guarding services business conducted by the Sellers. The Agreement contained certain customary representations and warranties made by the parties. The Sellers and Helix agreed to various customary covenants, including, among others, covenants regarding non-competition, the use and disclosure of confidential information, and the non-solicitation of business relationships. As collateral for Sellers’ indemnification obligations, Buyer held back $600,000 of the consideration pursuant to Section 2.3 of the Agreement. Please refer to the Discontinued Operations footnote in the accompanying financial statements for a further description.
2.	Going Concern Uncertainty, Financial Condition and Management’s Plans
The Company believes that there is substantial doubt about the Company’s ability to continue as a going concern. The Company believes that its available cash balance as of the date of this filing will not be sufficient to fund its anticipated level of operations for at least the next 12 months. The Company believes that its ability to continue operations depends on its ability to sustain and grow revenue and results of operations as well as its ability to access capital markets when necessary to accomplish the Company’s strategic objectives. The Company believes that the Company will continue to incur losses for the immediate future. The Company expects to finance future cash needs from the results of operations and, depending on the results of operations, the Company will need additional equity or debt financing until the Company can achieve profitability and positive cash flows from operating activities, if ever.
At December 31, 2019, the Company had a working capital deficit of approximately $3,416,501, as compared to working capital deficit of approximately $2,233,652 at December 31, 2018. The increase of $1,182,849 in the Company’s working capital from December 31, 2018 to December 31, 2019 was primarily the result of an increase in the Company’s convertible notes payable, net of discount – related party and accounts payable and accrued expenses, partially offset by a decrease in contingent consideration and an increase in accounts receivable, net.
At December 31, 2018, the Company had a working capital deficit of approximately $2,141,652, as compared to working capital deficit of approximately $3,289,281 at December 31, 2017. The increase of $1,147,629 in the Company’s working capital from December 31, 2017 to December 31, 2018 was primarily the result of a decrease in the Company’s obligation to issue warrants, a decrease in the balance of the Company’s convertible notes payable, an increase in prepaid expenses and other current assets, and an increase in accounts receivable, partially offset by an increase in contingent consideration and accounts payable and accrued liabilities.
The Company’s future capital requirements for its operations will depend on many factors, including the profitability of its businesses, the number and cash requirements of other acquisition candidates that the Company pursues, and the costs of operations. The Company has been investing in upgrading the capabilities of

BioTrackTHC. The Company’s management has taken several actions to ensure that it will have sufficient liquidity to meet its obligations for the next twelve months, including growing and diversifying its revenue streams, selectively reducing expenses, and considering additional funding. Additionally, if the Company’s actual revenues are less than forecasted, the Company anticipates that variable expenses will also decline, and the Company’s management can implement expense reduction as necessary. The Company is evaluating other measures to further improve its liquidity, including the sale of equity or debt securities. Lastly, the Company may elect to reduce certain related-party and third-party debt by converting such debt into common shares. The Company’s management believes that these actions will enable the Company to meet its liquidity requirements for the next twelve months. There is no assurance that the Company will be successful in any capital-raising efforts that it may undertake to fund operations during 2020 and beyond.
The Company plans to generate positive cash flow from its BioTrackTHC and Engeni software operations to address some of the liquidity concerns. The Company also plans to generate positive cash flows from the acquisition of Green Tree made during 2019. However, to execute the Company’s business plan, service existing indebtedness and implement its business strategy, the Company anticipates that it will need to obtain additional financing from time to time and may choose to raise additional funds through public or private equity or debt financings, borrowings from affiliates or other arrangements. The Company cannot be sure that any additional funding, if needed, will be available on terms favorable to the Company or at all. Furthermore, any additional capital raised through the sale of equity or equity-linked securities may dilute the Company’s current stockholders’ ownership and could also result in a decrease in the market price of the Company’s common stock. The terms of those securities issued by the Company in future capital transactions may be more favorable to new investors and may include the issuance of warrants or other derivative securities, which may have a further dilutive effect. The Company also may be required to recognize non-cash expenses in connection with certain securities it issues, such as convertible notes and warrants, which may adversely impact the Company’s operating results and financial condition. Furthermore, any debt financing, if available, may subject the Company to restrictive covenants and significant interest costs. There can be no assurance that the Company will be able to raise additional capital, when needed, to continue operations in their current form.
3.	Summary of Significant Accounting Policies
Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, which include Helix TCS, LLC (“Helix TCS”), Security Consultants Group, LLC (“Security Consultants”), Boss Security Solutions, Inc. (“Boss Security”), Security Consultants Group Oregon, LLC (“Security Oregon”), Security Grade, BioTrackTHC (since June 1, 2018), Engeni US (since August 3, 2018), Tan Security (since April 1, 2019) and Green Tree International, Inc. (since September 10, 2019). Security Consultants, Boss, Security Oregon, and Tan Security comprise the Company’s guarding business. This business segment was sold on July 31, 2020 and is classified as a Discontinued Operation in the accompanying financial statements.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Changes in estimates and assumptions are reflected in reported results in the period in which they become known. Use of estimates includes the following: 1) allowance for doubtful accounts, 2) estimated useful lives of property, equipment and intangible assets, 3) intangibles impairment, 4) valuation of convertible notes payable and 5) revenue recognition. Actual results could differ from estimates.
Cash
Cash consists of checking accounts. The Company considers all highly-liquid investments purchased with a maturity of three months or less at the time of purchase to be cash equivalents. The Company has no cash equivalents as of December 31, 2019, 2018 or 2017.

Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by the review of their current credit information; and determines the allowance for doubtful accounts based on historical write-off experience, customer specific facts and economic conditions.
Management charges balances off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company determines when receivables are past due, or delinquent based on how recently payments have been received.
Outstanding account balances are reviewed individually for collectability. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Allowance for doubtful accounts was $156,709, $55,659, and $3,000 at December 31, 2019, 2018 and 2017, respectively.
Long-Lived Assets, Including Definite Lived Intangible Assets
Long-lived assets, other than goodwill and other indefinite-lived intangibles, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets. Definite-lived intangible assets primarily consist of non-compete agreements and customer relationships. For long-lived assets used in operations, impairment losses are only recorded if the asset’s carrying amount is not recoverable through its undiscounted, probability-weighted future cash flows. The Company measures the impairment loss based on the difference between the carrying amount and the estimated fair value. When an impairment exists, the related assets are written down to fair value.
Goodwill
Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is carried at cost. Goodwill is not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair value-based test. Helix reviews goodwill for possible impairment annually during the fourth quarter, or whenever events or circumstances indicate that the carrying amount may not be recoverable.
The impairment model prescribes a two-step method for determining goodwill impairment. However, an entity is permitted to first assess qualitative factors to determine whether the two-step goodwill impairment test is necessary. The qualitative factors considered by Helix may include, but are not limited to, general economic conditions, Helix’s outlook, market performance of Helix’s industry and recent and forecasted financial performance. Further testing is only required if the entity determines, based on the qualitative assessment, that it is more likely than not that a reporting unit’s fair value is less than its carrying amount. Otherwise, no further impairment testing is required. In the first step, Helix determines the fair value of its reporting unit using a discounted cash flow analysis. If the net book value of the reporting unit exceeds its fair value, Helix then performs the second step of the impairment test, which requires allocation of the reporting unit’s fair value to all of its assets and liabilities using the acquisition method prescribed under authoritative guidance for business combinations with any residual fair value being allocated to goodwill. An impairment charge is recognized when the implied fair value of Helix’s goodwill is less than its carrying amount.
Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges in future periods. Such assumptions include projections of future cash flows and the current fair value of the asset. It was determined that during the first quarter of 2018, the Company’s entire amount of goodwill attributable to the Security Grade acquisition was impaired. See Note 8 for a further discussion on the impairment.
Accounting for Acquisitions
In accordance with the guidance for business combinations, the Company determines whether a transaction or other event is a business combination, which requires that the assets acquired, and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method. If the assets acquired are not a business, the Company accounts for the transaction or other event as an asset acquisition. Under both methods, the Company recognizes the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company capitalizes acquisition-related costs and fees associated with asset acquisitions and immediately expense acquisition-related costs and fees associated with business combinations.
Business Combinations
The Company accounts for its business combinations under the provisions of Accounting Standards Codification (“ASC”) Topic 805-10, Business Combinations (“ASC 805-10”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including non-controlling interests, are recorded at the date of acquisition at their respective fair values. ASC 805-10 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. Acquisition-related expenses are recognized separately from the business combinations and are expensed as incurred. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date and any changes in fair value after the acquisition date are accounted for as measurement-period adjustments. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as earn-outs, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value are recognized in earnings.
The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, was determined using established valuation techniques. The estimated fair value of the net assets acquired was determined using the income approach to valuation based on the discounted cash flow method. Under this method, expected future cash flows of the business on a stand-alone basis are discounted back to a present value. The estimated fair value of identifiable intangible assets, consisting of software and trade name acquired were determined using the relief from royalty method.
The most significant assumptions under the relief from royalty method used to value software and trade names include: estimated remaining useful life, expected revenue, royalty rate, tax rate, discount rate and tax amortization benefit. The discounted cash flow method used to value non-compete agreements includes assumptions such as: expected revenue, term of the non-compete agreements, probability and ability to compete, operating margin, tax rate and discount rate. Management has developed these assumptions on the basis of historical knowledge of the business and projected financial information of the Company. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of management, and such variations may be significant to estimated values.
Revenue Recognition
Under FASB Topic 606, Revenue from Contacts with Customers (“ASC 606”), the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenues when (or as) the Company satisfies a performance obligation.
The security services revenue is generated from performing armed and unarmed guarding which is contracted for on an hourly basis. Revenues associated with these contracted services are recognized under time-based arrangements as services are provided. The guarding and transportation security business is now a discontinued operation. The Company still provides monitoring services.
Additionally, the Company provides transportation security services, which are generally contracted for on a per-run basis and sometimes additional fees and surcharges are also billed to the client depending on the length of the run. Revenues associated with these services are recognized as the transportation service is provided.

As previously noted the Company also generates revenue from developing and licensing seed to sale cannabis compliance software to both private-sector and public-sector (government agencies) businesses that are involved in cannabis related operations.
Contracts with government agencies are subject to milestones and revenue is recognized upon completion of the various milestones within the contract. Each public-sector contract is unique and has different milestones, and may also include services such as training, support and software maintenance.In most contracts, payments are linked to the satisfaction of individual performance obligations, and revenue is recognized accordingly upon completion of the various milestones within the contract. In the event that a contract does not specifically allocate revenue to the satisfaction of specific performance obligations or milestones, the purchase price of the contracts is allocated based on the percentage of time spent, or expected to be spent, to meet each performance obligation. Initial customization of the software to meet state specific requirements and the training to appropriately utilize the software are generally recognized upon completion of the customization and acceptance by the state agency. Support and service revenues are then recognized over a predetermined period of time as defined in the contract. Contract renewals may include an annual service fee that is recognized over the time period defined in the contract.
Each private sector contract contains a one-time fee for installation and training, as well as a recurring monthly fee for the use of the software. Installation and training is one distinct performance obligation with a distinct stated transaction price. The ongoing use of the software is a separate distinct performance obligation whose transaction price is also distinct and expressly stated in the contract. In accordance with ASC 606-10-32-32, the standalone selling price for the installation and training performance obligation is the contractually stated price for that service. Likewise, the standalone selling price for the ongoing use of the software is the contractually stated monthly fee for that service. In accordance with ASC 606-10-25-1, revenues are recognized from the installation and training services upon completion of both installation and training, as that is when we have no further installation and training obligations, and the customer can use the software. Once the software is installed and operating in accordance with its intended purpose, the Company charges private sector clients a monthly recurring service fee which is recognized as revenue over time. Use of the software continues until the license to use the software is terminated by either party, which can be done on 30-days’ notice by the customer. There are no other performance obligations in the private sector contracts.
As stated above, the only performance obligations inherent in our private sector contracts are installation and training, and the operability of the software. The first performance obligation is met once the software is installed and setup on the customer’s server and we have trained the applicable customer personnel on the proper use of the software. The effort to install the software is nominal, requiring the software to be remotely downloaded to the client’s server or on a cloud server, and ensuring that all peripheral equipment is properly integrated. Training is done in three sessions to ensure all applicable client personnel are comfortable with the proper use of the software. At that point, the client has use of the software and our remaining performance obligation is to ensure that the software is operating properly for the customers, for which we charge each of them a monthly fee to use the software. We are not contractually required to update the software or provide ongoing customer support, though we periodically perform these activities as part of delivering fully operable software to our private sector customers.
Segment Information
Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Chief Executive Officer, who reviews the financial performance and the results of operations of the segments prepared in accordance with GAAP when making decisions about allocating resources and assessing performance of the Company.
Asset information by operating segment is not presented since the chief operating decision maker does not review this information by segment. The reporting segments follow the same accounting policies used in the preparation of the Company’s consolidated financial statements.

Expenses
Cost of Revenue
The cost of revenues is the total cost incurred to obtain a sale and the cost of the goods or services sold. Cost of revenues primarily consisted of compensation for employees involved in the creation and development of licensing software.
Operating Expenses
Operating expenses encompass selling general and administrative expenses, salaries and wages, professional and legal fees and depreciation and amortization. Selling, general and administrative expenses consist primarily of rent/moving expenses, advertising and travel expenses. Salaries and wages is composed of non-revenue generating employees. Professional services are principally comprised of outside legal, audit, information technology consulting, marketing and outsourcing services as well as the costs related to being a publicly traded company.
Other Income
Other income consisted of a gain on the change in fair value of convertible notes, gain on the change in the fair value of warrant liability, loss on the change in fair value of convertible notes – related party, loss on the change in fair value of contingent consideration, loss on issuance of warrants and interest expense.
Property and Equipment
Property and equipment are stated at cost and depreciated on a straight-line basis over their estimated useful lives. Useful lives are 3 years for vehicles and 5 years for furniture and equipment. Maintenance and repairs are expensed as incurred and major improvements are capitalized. When assets are sold, or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in loss from operations.
Contingencies
Occasionally, the Company may be involved in claims and legal proceedings arising from the ordinary course of its business. The Company records a provision for a liability when it believes that it is both probable that a liability has been incurred, and the amount can be reasonably estimated. If these estimates and assumptions change or prove to be incorrect, it could have a material impact on the Company’s consolidated financial statements. Contingencies are inherently unpredictable, and the assessments of the value can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions.
Advertising
Advertising costs are expensed as incurred and included in selling, general and administrative expenses and amounted to $378,233, $96,420, and $33,151 for the years ended December 31, 2019, 2018 and 2017, respectively.
Foreign Currency
The local currency is the functional currency for one entity’s operations outside the United States. Assets and liabilities of these operations are translated to U.S. dollars at the exchange rate in effect at the end of each period. Income statement accounts are translated at the average exchange rate prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of other comprehensive loss within shareholders’ equity. Gains and losses from foreign currency transactions are included in net loss for the period.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating loss for financial-reporting and tax-reporting purposes. Accordingly, for Federal and state income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal and state deferred tax asset for the years ended December 31, 2019, 2018 and 2017.
Comprehensive Loss
Comprehensive loss consists of consolidated net loss and foreign currency translation adjustments. Foreign currency translation adjustments included in comprehensive loss were not tax-effected as investments in international affiliates are deemed to be permanent.
Distinguishing Liabilities from Equity
The Company relies on the guidance provided by ASC Topic 480, Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.
Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“temporary equity”). The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.
Initial Measurement
The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.
Subsequent Measurement – Financial instruments classified as liabilities
The Company records the fair value of its financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of its financial instruments classified as liabilities are recorded as other expense/income.
Share-based Compensation
The Company accounts for stock-based compensation to employees in conformity with the provisions of ASC Topic 718, Stock Based Compensation. Stock-based compensation to employees consist of stock option grants and restricted shares that are recognized in the statement of operations based on their fair values at the date of grant.
The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC Topic 718, based upon the fair-value of the underlying instrument. The equity instruments are valued using the Black-Scholes valuation model. The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the period which services are received.
The Company calculates the fair value of option grants utilizing the Black-Scholes pricing model and estimates the fair value of the stock based upon the estimated fair value of the common stock. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest.
The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight- line basis over the requisite service period of the award.
Fair Value of Financial Instruments
ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”) provides a framework for measuring fair value in accordance with generally accepted accounting principles.

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).
The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC Topic 820 are described as follows:
•	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.
•
Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 – Inputs that are unobservable for the asset or liability.
Certain assets and liabilities of the Company are required to be recorded at fair value either on a recurring or non-recurring basis. Fair value is determined based on the price that would be received for an asset or paid to transfer a liability in an orderly transaction based on market participants. The following section describes the valuation methodologies that the Company used to measure, for disclosure purposes, its financial instruments at fair value.
Convertible notes payable
The fair value of the Company’s convertible notes payable, approximated the carrying value as of December 31, 2019, 2018 and 2017. Factors that the Company considered when estimating the fair value of its debt included market conditions and the term of the debt. The level of the debt would be considered as Level 2.
Additional Disclosures Regarding Fair Value Measurements
The carrying value of cash, accounts receivable, prepaid expenses, deposits, accounts payable and accrued liabilities, advances from shareholders and obligation pursuant to acquisition approximate their fair value due to the short-term maturity of those items.
Earnings (Loss) per Share
The Company follows ASC 260, Earnings Per Share, which requires presentation of basic and diluted earnings per share (“EPS”) on the face of the income statement for all entities with complex capital structures. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options and warrants, using the treasury stock method, and convertible debt and convertible securities, using the if-converted method.
Basic net loss per share is based on the weighted average number of common and common-equivalent shares outstanding. Potential common shares includable in the computation of fully-diluted per share results are not presented in the consolidated financial statements for the years ended December 31, 2019, 2018 and 2017 as their effect would be anti-dilutive.

The anti-dilutive shares of common stock outstanding for years ended December 31, 2019, 2018 and 2017 were as follows:
	For the Years Ended December 31,
	2019	2018	2017
Potentially dilutive securities:
Convertible notes payable	5,994,838	124,784	433,668
Convertible Preferred A Stock	1,000,000	1,000,000	1,000,000
Convertible Preferred B Stock	13,784,201	13,784,201	13,784,201
Warrants	5,113,058	3,418,184	2,780,193
Stock options	11,617,381	8,729,463	—
Reclassifications
Certain reclassifications have been made to the prior period financial statements to conform to the current period financial statement presentation. These reclassifications had no effect on net earnings or cash flows as previously reported.
Recent Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-.02, Leases (Topic 842) (“Topic 842”) which requires the recognition of right-of-use assets and lease liabilities on the balance sheet. The most prominent of the changes in the standard is the recognition of right-of-use (“ROU”) assets and lease liabilities by lessees for those leases classified as operating leases.
The Company adopted the new standard on January 1, 2019 and used the modified retrospective approach with the effective date as the date of initial application. Consequently, prior period balances and disclosures have not been restated. The Company elected certain practical expedients, which among other things, allowed us to carry forward prior conclusions about lease identification and classification.
Adoption of the standard resulted in the balance sheet recognition of additional lease assets and lease liabilities of approximately $1,500,000. The new standard also provides practical expedients for an entity’s ongoing accounting. The Company currently has elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in separate lease and non-lease components for all our leases. For additional information regarding the Company’s leases, see Note 20 in the notes to condensed consolidated financial statements.
In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company adopted this ASU as of January 1, 2019. The amendments in this ASU did not have a material impact on the Company’s consolidated financial statements.
In February 2018, the FASB issued ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220); Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this ASU allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Act. Consequently, the amendments eliminate the stranded tax effects resulting from the Act and will improve the usefulness of information reported to financial statement users. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted in any interim period after issuance of the ASU. The Company adopted this ASU as of January 1, 2019. The amendments in this ASU did not have a material impact on the Company’s consolidated financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (ASC 718): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of ASC 718 to include share-based payment transactions for acquiring goods and services from nonemployees and applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. ASC 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC 606. This update is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company adopted this ASU as of January 1, 2019. The amendments in this ASU did not have a material impact on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (ASC 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 removes certain disclosures, modifies certain disclosures and adds additional disclosures. The ASU is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted. The Company is evaluating the effect that this update will have on its financial statements and related disclosures
Management has evaluated other recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on the Company’s consolidated financial statements and related disclosures effective for public companies for the reporting periods beginning after December 15, 2019.
4.	Revenue Recognition
Adoption of ASC 606 Revenue from Contracts with Customers
The Company adopted the new revenue standard, ASC 606, using the modified retrospective method with respect to all non-completed contracts as of January 1, 2018. This method required retrospective application of the new accounting standard to all unfulfilled contracts that were outstanding as of January 1, 2018.
The Company has determined that there were no adjustments required with respect to the adoption of ASC 606 with respect to any prior periods.
Disaggregation of revenue
	For the Years Ended December 31,
	2019	2018	2017
Types of Revenues:
Security Monitoring	$593,031	$644,027	$787,080
Systems Installation	783,192	499,138	—
Software	9,486,472	4,174,963	—
Total revenues	$10,862,695	$5,318,128	$787,080
The following is a description of the principal activities from which we generate our revenue.
Security and Monitoring Revenue
Helix provides monitoring of security alarms and cameras, which are charged out at an hourly rate, with invoices typically sent to clients shortly after each month-end for the previous month, with revenue being recognized over time. The customer simultaneously receives and consumes benefits provided by the Helix performance.

Systems Installation Revenue
Security systems, including Internet Protocol camera, intrusion alarm systems, perimeter alarm systems, and access controls are installed for clients. Installation jobs are estimated based on the cost of the equipment, the number of man hours expected to complete the work, supplies, travel, and any other ancillary costs. The installation is typically invoiced with 60% of the total price immediately after signing and the balance upon completion of the installation service. The timing of these contracts is short-term in nature and less than 12 months in duration, and revenue is recognized over the term of the contracts, utilizing the cost-to-cost method.
Software
The Company generates revenue from developing and licensing seed to sale cannabis compliance software to both private-sector and public-sector (government agencies) clients that are involved in cannabis related operations. The Company also generates revenue from on-going training, support and software customization services.
The private-sector software entails cultivation tracking, inventory management, point of sale and analytic reporting to assist businesses in meeting their compliance requirements and effectively managing their businesses. Customers within the private sector business are charged an initial one-time installation fee and the revenues associated with these services are recognized upon completion of installation and configuration at a point in time. After the installation and configuration of the software is completed, the customer is invoiced monthly and revenues associated with these services are recognized monthly over a period of time in which the customer continues to use the software and related services.
The public-sector software assists government agencies in efficient oversight of cannabis related business under their jurisdiction. Revenues associated with governmental contracts are longer-term in nature and recognized upon completion of certain milestones over a period of time or on a completed-contract basis at a point in time. The Company considers the contract to be complete when all significant costs have been incurred and the customer accepts the project. Costs incurred prior to the customer accepting the project are deferred and reflected on the consolidated balance sheets as prepaid expenses and other current assets.
Performance Obligations
A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in accordance with ASC 606. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Generally, the Company’s contracts include a single performance obligation that is separately identifiable, and therefore, distinct. Under ASC 606, the allocation of transaction price is not necessary if only one performance obligation is identified.
Significant Judgments
Accounting for long-term contracts involves the use of various techniques to estimate total contract revenue, costs and satisfaction of performance obligation. The Company satisfies its performance obligations and subsequently recognizes revenue, at a point in time, as security and installation services are performed. There were no changes to the significant judgments used by the Company to determine the timing of satisfaction of the performance obligations under ASC 606.
Costs to Obtain or Fulfill Contract
The Company’s costs to fulfill or obtain contracts with customers primarily consist of commissions and legal costs. The Company provides sales team members with commissions at 0-6%. Although sales commissions are incremental in nature and are only incurred when a contract is obtained, there is no up-front commission paid on the satisfactory obtainment of a contract, resulting in no sales commissions being capitalized at December 31, 2019, 2018 and 2017. The Company also incurs legal costs relating to the drafting and negotiating of contracts with select customers. Because legal costs are not incremental in nature and are incurred regardless of whether a contract is ultimately obtained, there were no legal costs capitalized as of December 31, 2019, 2018 and 2017.

5.	Business Combination
Security Grade Acquisition
On June 2, 2017, the Company entered into a Membership Interest Purchase Agreement (the “Agreement”) in which the Company purchased all issued and outstanding Units of Security Grade Protective Services, Ltd. (“Security Grade”), which comprised of 800,000 Class A Units and 200,000 Class B Units. At closing, the Company delivered $800,000 in cash and 207,427 non-qualified stock options (the “Initial Stock Options”). Furthermore, provided that, within the first 60 days following the closing, no material customer identified in the Agreement terminates its contractual relationship with the Company and that all contracts with such material customers are in full force and effect without default or cancellation as of the 60th day following the closing, on the 61st day following the closing, the Company shall deliver an additional $800,000 in cash and issue 207,427 additional stock options (the “Additional Stock Options”). In the event of termination, cancellation or default of any contract with one or more material customer identified in the Agreement within the first 60 days following the closing, the stock options received by the acquiree shall be reduced and/or forfeited to the extent necessary (pro rata based upon their ownership interest in the Company immediately preceding the closing) by a percentage equal to the revenue received by the Company from the terminating customer(s) in the 180 days immediately preceding such termination divided by the revenue received by the Company from all material customers identified in the Agreement in the 180 days immediately preceding such termination. As of December 31, 2019 and 2018, the Company had a liability pursuant to the Agreement of $0 and $101,667, respectively, payable following the closing.
The merger is being accounted for as a business combination in accordance with ASC 805. The Company’s allocation of the purchase price was calculated as follows:
Base Price - Cash	$2,100,373
Base Price - Stock Options	916,643
Contingent Consideration - Stock Options	916,643
Total Purchase Price	$3,933,659
Description	Fair Value	Weighted Average Useful Life (in years)
Assets acquired:
Cash	$14,137
Accounts receivable	53,792
Costs & earnings in excess of billings	96,898
Property, plant and equipment, net	27,775
Trademarks	25,000	10
Customer lists	3,154,578	5
Web address	5,000	5
Goodwill	664,329
Other assets	3,880
Total assets acquired	$4,045,389
Liabilities assumed:
Billings in excess of costs	$23,967
Loans payable	18,414
Credit card payable and other liabilities	69,349
Total liabilities assumed	111,730
Estimated fair value of net assets acquired	$3,933,659
The initial stock options are included as part of the purchase price. The Company determined the fair value of the contingent consideration to be $916,643 at June 2, 2017 and recorded it as a liability in its unaudited consolidated balance sheets. The Company satisfied their contingent consideration liability during the third quarter of 2017. During the year ended December 31, 2018, the Company reached settlement agreements with all six selling members. As a result of these settlements, a gain on reduction of obligation pursuant to acquisition in the amount of $607,415 has been recorded for the year ended December 31, 2018.
BioTrackTHC Acquisition
In connection with closing the BioTrackTHC Merger, the Company issued 38,184,985 unregistered shares of Company common stock to BioTrackTHC stockholders, of which 1,852,677 shares were held back to satisfy indemnification obligations in the BioTrackTHC Merger Agreement, if necessary. The Company also assumed the BioTrackTHC Stock Plan, pursuant to which options exercisable for 8,132,410 shares of Company common stock are outstanding so that the BioTrackTHC stockholders owned approximately 48% of the Company on a fully diluted basis as of the BioTrackTHC Closing Date.
The BioTrackTHC Merger is being accounted for as a business combination in accordance with ASC 805. The Company’s allocation of the purchase price was calculated as follows:
Base Price - Common Stock	$44,905,542
Base Price - Stock Options	12,646,491
Total Purchase Price	$57,552,033
Description	Fair Value	Weighted Average Useful Life (in years)
Assets acquired:
Cash	$448,697
Accounts receivable	128,427
Prepaid expenses	351,615
Property, plant and equipment, net	72,252
Goodwill	39,135,007
Customer list	8,304,449	5
Software	9,321,627	4.5
Tradename	466,081	4.5
Total assets acquired	$58,228,155
Liabilities assumed:
Accounts payable	$223,581
Other liabilities	452,541
Total liabilities assumed	676,122
Estimated fair value of net assets acquired	$57,552,033
Total acquisition costs for the BioTrackTHC merger incurred during the year ended December 31, 2018 was $116,624, and is included in selling, general and administrative expense in the Company’s consolidated statements of operations.
Engeni SA Acquisition
On the Engeni Closing Date, in connection with closing the Engeni Merger Agreement, the Company issued 366,700 shares of Company common stock to Engeni US members. Furthermore, the Company may also issue Engeni US members 366,700 and 366,600 shares of Parent common stock upon the achievement of specific objectives. If applicable, the Company will pay Engeni US members the aggregate amount of $100,000, on a pro rata basis, if Engeni SA reaches financial breakeven on or before December 31, 2018, as determined by the Company’s Chief Financial Officer and Scott Zienkewicz.
The Engeni Merger is being accounted for as a business combination in accordance with ASC 805.

During the first quarter of 2019, it was determined Engeni SA did not reach financial breakeven and therefore the contingent consideration of $100,000 was deemed by the Company not to be payable and was reduced to zero. In accordance with ASC 805-30-35-1, the Company recognized the change in the fair value of contingent consideration subsequent to the acquisition date in general and administrative expenses. The Company’s allocation of the purchase price was calculated as follows:
Base Price - Common Stock	$388,702
Contingent Consideration - Common Stock	777,298
Total Purchase Price	$1,166,000
Description	Fair Value	Weighted Average Useful Life (in years)
Assets acquired:
Cash	$5,609
Accounts receivable and other assets	30,479
Property, plant and equipment, net	57,830
Software	449,568	3.3
Goodwill	778,552
Total assets acquired	$1,322,038
Liabilities assumed:
Accounts payable	$56,038
Total liabilities assumed	56,038
Estimated fair value of net assets acquired	$1,266,000
The Company determined the fair value of the contingent consideration to be $777,298 at August 3, 2018 and recorded it as a liability in its unaudited condensed consolidated balance sheets. On April 2, 2019, the Company satisfied their contingent consideration liability and issued 733,300 shares of the Company’s common stock to Engeni US members.
Tan’s International Security
On the Tan Security Closing Date, the Company entered into the Tan Security Acquisition Agreement. Pursuant to the Tan Security Acquisition Agreement, Helix purchased all membership interests and capital stock of Tan Security and collectively holds 100% of the interests of Tan Security. The purchase price of $100,000 in cash plus 250,000 shares of the Company’s restricted common stock will be paid to Rocky Tan as follows:
•	250,000 shares of Helix Stock at closing.
•	$25,000 at closing
•	$25,000 on the 4-month anniversary of the Tan Security Closing Date
•	$25,000 on the 8-month anniversary of the Tan Security Closing Date
•	$25,000 on the 12-month anniversary of the Tan Security Closing Date
The Tan Security Acquisition is being accounted for as a business combination in accordance with ASC 805. The Company has determined preliminary fair values of the assets acquired and liabilities assumed in the Tan Security Acquisition. These values are subject to change as we perform additional reviews of our assumptions utilized.

The Company has made a provisional allocation of the purchase price of the Tan Security transaction to the assets acquired and the liabilities assumed as of the purchase date. The following table summarizes the provisional purchase price allocations relating to the Tan Security Acquisition:
Base Price – Cash at closing	$25,000
Base Price – Deferred cash payment (including $25,000 to be made on the 4,8 and 12-month anniversaries of closing)	75,000
Base Price – Common Stock	710,000
Total Purchase Price	$810,000
Description	Fair Value
Assets acquired:
Cash	$2,940
Accounts receivable	7,635
Goodwill	821,807
Total assets acquired	$832,382
Liabilities assumed:
Accounts payable	$12,526
Other liabilities	9,856
Total liabilities assumed	22,382
Estimated fair value of net assets acquired	$810,000
Green Tree International, Inc.
Pursuant to the Amercanex Merger Agreement, the Company issued to the GTI stockholders an amount of unregistered shares of the Company’s common stock equal to $15 million, based on the average closing price of the Company’s common stock over the forty-five (45) trading day period ending three (3) trading days prior to the GTI Closing Date. If revenues of GTI in the second 12 month period following the GTI Closing Date exceed $5 million and are less than or equal to $10 million, the Company shall issue to the GTI shareholders a number of unregistered Helix shares (whether issued or reserved for issuance) equal to the quotient of (a) $5 million divided by (b) Helix share price multiplied by the quotient of (c) the revenues of GTI in the second 12 month period following the GTI Closing Date less $5 million divided by (d) $5 million.
To secure the indemnification obligations of the GTI shareholders to the Company under the GTI Merger Agreement, 4,140,274 of the Company shares issued to the GTI shareholders were held back and the Company is entitled to retain such number of the holdback shares as necessary to satisfy those indemnification obligations. 50% of the holdback shares that remain after satisfaction of any indemnification obligations will be released 12 months after the GTI Closing Date of the merger, and the remainder 24 months after the GTI Closing Date of the merger. Additionally, if in the first 12 months following the closing GTI generates less than $1.5 million of revenues, 100% of the holdback shares shall be returned to the Company.
In connection with closing the GTI Merger on September 10, 2019, the Company issued 16,765,727 unregistered shares of its common stock to GTI stockholders. In connection with the GTI Merger, Steve Janjic joined the board of directors of the Company.
The GTI Merger is being accounted for as a business combination in accordance with ASC 805. The Company has determined preliminary fair values of the assets acquired and liabilities assumed in the GTI Merger. These values are subject to change as we perform additional reviews of our assumptions utilized.
The Company has made a provisional allocation of the purchase price of the GTI transaction to the assets acquired and the liabilities assumed as of the purchase date. The following table summarizes the provisional purchase price allocations relating to the GTI transaction:
Base Price - Common Stock	$12,909,611
Total Purchase Price	$12,909,611

Description	Fair Value	Weighted Average Useful Life (Years)
Assets acquired:
Note Receivable, net	$135,000
Property, Plant and Equipment, Net	12,142
Software	452,002	4.5
Goodwill	12,980,840
Total assets acquired	$13,579,984
Liabilities assumed:
Accounts Payable	43,717
Notes Payable	400,000
Other Liabilities	226,656
Total liabilities assumed:	670,373
Estimated fair value of net assets acquired:	$12,909,611
Total acquisition costs for the GTI Merger incurred during the year ended December 31, 2019 was $83,324, and is included in selling, general and administrative expense in the Company’s consolidated statements of operations.
Unaudited Pro Forma Results
GTI contributed revenues of $0 and a net loss of $73,644 for the period September 10, 2019 through December 31, 2019, included in the Company’s consolidated statements of operations.
6.	Discontinued Operations
On July 31, 2020, the Company disposed of the Boss, SCG, Tan LLC and Tan Security subsidiaries through an Asset Purchase agreement with Invicta. The assets and liabilities of the discontinued entities are reflected as held for sale in the company’s consolidated balance sheet. The operations of the discontinued entities are accounted for as discontinued operations through the date of divestiture.
The accompanying consolidated balance sheets include the following carrying amounts of assets and liabilities related to discontinued operations:
	December 31,
	2019	2018	2017
Assets
Cash	$95,666	$76,816	$ 150,089
Accounts receivable, net	961,219	627,176	480,972
Current assets held for sale	1,056,885	703,992	631,061
Property and equipment, net	34,451	85,865	103,085
Goodwill	821,807	—	—
Deposits and other assets	105,671	29,179	24,557
Non-current assets held for sale	961,929	115,044	127,642
Total assets held for sale	2,018,814	819,036	758,703

Liabilities
Accounts payable and accrued liabilities	452,292	108,193	55,156
Notes payable, current portion	25,019	35,444	55,890
Deferred rent	—	2,937	4,243
Current liabilities held for sale	477,311	146,574	115,289
Other long-term liabilities	6,718	—	—
Non-current liabilities held for sale	6,718	—	—
Total liabilities held for sale	484,029	146,574	115,289
Net assets	$1,534,785	$ 672,462	$ 643,414

The consolidated statements of operations include the following operating results related to discontinued operations:
	For the Years Ended,
	2019	2018	2017
Revenue:
Security and guarding	$4,429,405	$4,245,445	$3,242,720
Total Revenues	4,429,405	4,245,445	3,242,720
Cost of revenue	3,493,168	3,176,164	2,479,989
Gross margin	936,237	1,069,281	762,731

Operating expenses:
Selling, general and administrative	618,725	606,271	491,030
Salaries and wages	455,880	638,429	431,330
Professional and legal fees	95,143	238,205	102,965
Depreciation and amortization	52,221	55,475	51,004
Total operating expenses	1,221,969	1,538,380	1,076,329
Loss from operations	(285,732)	(469,099)	(313,598)

Other expenses:
Interest (expense) income	(5,034)	(3,204)	—
Other expenses	(5,034)	(3,204)	—

Net loss	$(290,766)	$(472,303)	$(313,598)
7.
Property and Equipment, Net
At December 31, 2019, 2018 and 2017, property and equipment consisted of the following:
	December 31,
	2019	2018	2017
Furniture and equipment	$238,547	$241,845	$—
Software equipment	561,964	—	—
Vehicles	73,380	75,014	11,846
Total	873,891	316,859	11,846
Less: Accumulated depreciation	(102,663)	(53,206)	(4,297)
Property and equipment, net	$771,228	$263,653	$7,549
Depreciation expense for the years ended December 31, 2019, 2018 and 2017 was $43,464, 51,150 and $4,297, respectively.
8.	Intangible Assets, Net and Goodwill
The following table summarizes the Company’s intangible assets:
		December 31, 2019
	Estimated Useful Life (Years)	Gross Carrying Amount	Assets Acquired Pursuant to Business Combination(4)	Assets Acquired	Accumulated Amortization	Net Book Value
Database	5	$93,427	$—	$—	$(69,533)	$23,894
Trade names and trademarks	5 - 10	591,081	—	—	(207,525)	383,556
Web addresses	5	130,000	—	—	(95,611)	34,389
Customer list	5	11,459,027	—	—	(4,256,070)	7,202,957
Software	4.5	9,771,195	452,002	1,625	(3,492,525)	6,732,297
Domain Name	5	—	—	20,231	(2,037)	18,194
		$22,044,730	$452,002	$21,856	$(8,123,301)	$14,395,287

			December 31, 2018
	Estimated Useful Life (Years)	Gross Carrying Amount at December 31, 2017	Assets Acquired Pursuant to Business Combination(2)(3)	Accumulated Amortization	Net Book Value
Database	5	$93,427	$—	$(50,858)	$42,569
Trade names and trademarks	5-10	125,000	466,081	(91,554)	499,527
Web addresses	5	130,000	—	(69,625)	60,375
Customer list	5	3,154,578	8,304,449	(1,965,520)	9,493,507
Software	4.5	—	9,771,195	(1,263,095)	8,508,100
		$3,503,005	$18,541,725	$(3,440,652)	$18,604,078
	December 31, 2017
	Estimated Useful Life (Years)	Gross Carrying Amount at December 31, 2016	Assets Acquired Pursuant to Business Combination(1)	Accumulated Amortization	Net Book Value
Database	5	$93,427	$—	$(32,183)	$61,244
Trade names and trademarks	10	100,000	25,000	(18,675)	106,325
Web addresses	5	125,000	5,000	(43,639)	86,361
Customer list	5	—	3,154,578	(366,249)	2,788,329
		$318,427	$3,184,578	$(460,746)	$3,042,259
(1)	On June 1, 2017, the Company acquired various assets of Security Grade Protective Services, Ltd. (See Note 5)
(2)	On June 1, 2018, the Company acquired various assets of BioTrackTHC (See Note 5)
(3)	On August 3, 2018, the Company acquired various assets of Engeni (See Note 5)
(4)	On September 10, 2019, the Company acquired various assets of GTI (See Note 5)
The Company uses the straight-line method to determine the amortization expense for its definite lived intangible assets. Amortization expense related to the purchased intangible assets was $4,682,649, $2,979,906 and $422,063 for the years ended December 31, 2019, 2018 and 2017, respectively.
The estimated future amortization expense for the next five years and thereafter is as follows:
Years Ending December 31,	Future amortization expense
2020	$4,773,348
2021	4,718,392
2022	4,036,485
2023	808,591
2024	39,669
Thereafter	18,802
Total	$14,395,287
The following table summarizes the Company’s goodwill as of December 31, 2019, 2018 and 2017:
Total Goodwill
Balance at December 31, 2016	$—
Goodwill pursuant to acquisition	664,329
Balance at December 31, 2017	664,329
Impairment of goodwill	(664,329)
Goodwill attributable to Biotrack acquisition	39,135,007
Goodwill attributable to Engeni acquisition	778,552
Balance at December 31, 2018	39,913,559

Goodwill attributable to Green Tree acquisition	12,980,840
Balance at December 31, 2019	$52,894,399

9.	Costs, Estimated Earnings and Billings
Costs, estimated earnings and billings on uncompleted contracts are summarized as follows as of December 31, 2019, 2018 and 2017:
	December 31,
	2019	2018	2017
Costs incurred on uncompleted contracts	$444,344	$89,700	$64,704
Estimated earnings	150,355	50,512	27,730
Cost and estimated earnings earned on uncompleted contracts	594,699	140,212	92,434
Billings to date	501,543	252,535	71,778
Billings in excess of costs and costs in excess of billings on uncompleted contracts	93,156	(112,323)	20,656

Costs in excess of billings	$257,819	$42,869	$40,847
Billings in excess of cost	(164,663)	(155,192)	(20,191)
	$93,156	$(112,323)	$20,656
10.	Accounts Payable and Accrued Expenses
As of December 31, 2019, 2018 and 2017, accounts payable and accrued expenses consisted of the following:
	December 31,
	2019	2018	2017
Accounts payable	$542,403	$734,196	$279,595
Accrued compensation and related expenses	260,280	—	—
Accrued expenses	1,717,796	847,560	220,682
Accrued interest	—	12,764	43,204
Lease obligation - current	290,161	—	—
Total	$2,810,640	$1,594,520	$543,481
11.	Convertible Notes Payable, net of discount
	December 31,
	2019	2018	2017
Note Five, 5% convertible promissory note, fixed secured, maturing November 16, 2019	$—	$187,177	$812,393
Note Ten, 25% convertible promissory note, fixed secured, maturing March 1, 2020, net of debt discount for warrants	143,630	—	—
Note Eleven, 10% convertible promissory note, fixed secured, maturing May 15, 2020, net of debt discount for warrants and legal fees	185,313	—	—
Note Twelve, 10% convertible promissory note, fixed secured, maturing June 16, 2020, net of debt discount for warrants and legal fees	205,363	—	—
Note Thirteen, 10% convertible promissory note, fixed secured, maturing July 11, 2020, net of debt discount for warrants and legal fees	206,091	—	—
Note Fourteen, 12% convertible promissory note, fixed secured, maturing September 26, 2020, net of debt discount for warrants and legal fees	92,095	—	—
Note Fifteen, 12% convertible promissory note, fixed secured, maturing November 15, 2021	385,000	—	—
	1,217,492	187,177	812,393
Less: Current portion	(832,492)	(187,177)	(812,393)
Long-term portion	$385,000	$—	$—

On May 16, 2018, the Company amended Note Five (“Second Amendment”) with the First Investor. The Second Amendment states that Note Five shall have a maturity of November 16, 2018 and shall be pre-payable at any time at 120% of the unpaid principal and accrued interest balance. The principal amount as of the date of the Second Amendment was $112,305.
In November 2018, the Company amended Note Five (“Third Amendment”) with a second investor. The Third Amendment states that Note Five shall have a maturity of November 16, 2019. The principal amount as of the date of the Third Amendment was $115,136. During March 2019, the remaining principal of $112,305 was converted into 155,421 shares of common stock. The interest expense associated with Note Five was $936 and $10,724 for the years ended December 31, 2019 and 2018, respectively.
On March 1, 2019, the Company entered into a $450,000 Secured Convertible Promissory Note (“Note Ten”) with an independent investor (the “investor”). The investor provided the Company with $450,000 in cash proceeds, which was received by the Company during the period ended June 30, 2019. Note Ten will mature on March 1, 2020 and bear interest at a rate of 25% per annum, payable by the Company half in cash and half in kind on a quarterly basis. The principal balance of Note Ten is convertible at the election of the investor, in whole or in part, at any time or from time to time, into the Company’s common stock at the lower of $0.90 per share or a 30% discount to the Company’s 30-day weighted average listed price per share immediately before the date of conversion. In conjunction with Note Ten, the Company issued a warrant to the investor to purchase 160,715 shares of the Company’s common stock at $1.40 per share.
The Company evaluated Note Ten in accordance with ASC 480, Distinguishing Liabilities from Equity and determined Note Ten will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings. During 2019, the investor elected their option to partially convert $280,000 in principal of Note Ten into 875,894 shares of the Company’s common stock. As of December 31, 2019, the fair value of Note Ten was $202,125. Accordingly, the Company recorded a change in fair value of $32,125 related to Note Ten for the year ended December 31, 2019.
In addition, the company recorded a debt discount relating to the warrants issued in the amount of $355,847 based on the relative fair value of the warrants at inception of Note Ten. Debt discounts amortized to interest expense was $297,352 for the year ended December 31, 2019. The unamortized discount balance at December 31, 2019 was $58,495. In May, September, and December 2019, the Company issued 15,625, 16,568 and 19,401 restricted shares of common stock as paid-in-kind (“PIK”) interest payments in the amount of $14,062, $14,063, and $12,029, respectively. Accrued interest expense associated with Note Ten was $3,542 as of December 31, 2019, which includes PIK interest payable.
On August 15, 2019, the Company entered into a $400,000 Fixed Convertible Promissory Note (“Note Eleven”) with the investor. The investor provided the Company with $380,000 in cash proceeds, which was received by the Company during the period ended September 30, 2019. The additional $20,000 was retained by the investor for due diligence and legal bills for the transaction and recorded as a debt discount. Note Eleven will mature on May 15, 2020 and bear interest at a rate of 10% per annum, payable by the Company in cash. The principal balance of Note Eleven is convertible at the election of the investor, in whole or in part, at any time or from time to time, into the Company’s common stock at $0.90 per share for the first 6 months and thereafter at the lower of $0.90 per share or at 70% of the average of the five lowest daily VWAPs of the Company’s common stock during the 15 consecutive trading days prior to the date on which the investor elects to convert all or part of Note Eleven. In conjunction with Note Eleven, the Company issued a warrant to the investor to purchase 25,000 shares of the Company’s common stock at $1.00 per share.
The Company evaluated Note Eleven in accordance with ASC 480, Distinguishing Liabilities from Equity and determined Note Eleven will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings. As of December 31, 2019, the fair value of Note Eleven was $204,444. Accordingly, the Company recorded a change in fair value of $195,556 related to Note Eleven for the year ended December 31, 2019.
In addition, the company recorded a debt discount of $38,543 relating to the warrants issued in the amount of $18,543 based on the relative fair value of the warrants themselves at inception of Note Eleven and $20,000 relating to legal fees. Debt discounts amortized to interest expense were $19,412 for the year ended December 31, 2019. The unamortized discount balance at December 31, 2019 was $19,131. Accrued interest expense associated with Note Eleven was $17,460 as of December 31, 2019.

On September 16, 2019, the Company entered into a $450,000 Fixed Convertible Promissory Note (“Note Twelve”) with the investor. The investor provided the Company with $427,500 in cash proceeds, which was received by the Company during the period ended December 31, 2019. The additional $22,500 was retained by the investor for due diligence and legal bills for the transaction and was recorded as a debt discount. Note Twelve will mature on June 16, 2020 and bear interest at a rate of 10% per annum, payable by the Company in cash. The principal balance of Note Twelve is convertible at the election of the investor, in whole or in part, at any time or from time to time, into the Company’s common stock at $0.90 per share for the first 6 months and thereafter at the lower of $0.90 per share or at 70% of the average of the five lowest daily VWAPs of the Company’s common stock during the 15 consecutive trading days prior to the date on which the investor elects to convert all or part of Note Twelve. In conjunction with Note Twelve, the Company issued a warrant to the investor to purchase 25,000 shares of the Company’s common stock at $1.00 per share.
The Company evaluated Note Twelve in accordance with ASC 480, Distinguishing Liabilities from Equity and determined Note Twelve will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings. As of December 31, 2019, the fair value of Note Twelve was $230,000. Accordingly, the Company recorded a change in fair value of ($220,000) related to Note Twelve for the year ended December 31, 2019.
In addition, the company recorded a debt discount of $40,183 relating to the warrants issued in the amount of $17,683 based on the residual fair value of the warrants themselves at inception of Note Twelve and $22,500 relating to legal fees. Debt discounts amortized to interest expense were $15,545 for the year ended December 31, 2019. The unamortized discount balance at December 31, 2019 was $24,638. Accrued interest expense associated with Note Twelve was $18,285 as of December 31, 2019.
On October 11, 2019, the Company entered into a $450,000 Fixed Convertible Promissory Note (“Note Thirteen”) with the investor. The investor provided the Company with $427,500 in cash proceeds, which was received by the Company during the period ended December 31, 2019. The additional $22,500 was retained by the investor for due diligence and legal bills for the transaction and was recorded as a debt discount. Note Thirteen will mature on July 11, 2020 and bear interest at a rate of 10% per annum, payable by the Company in cash. The principal balance of Note Thirteen is convertible at the election of the investor, in whole or in part, at any time or from time to time, into the Company’s common stock at $0.90 per share for the first 6 months and thereafter at the lower of $0.90 per share or at 70% of the average of the five lowest daily VWAPs of the Company’s common stock during the 15 consecutive trading days prior to the date on which the investor elects to convert all or part of Note Thirteen. In conjunction with Note Thirteen, the Company issued a warrant to the investor to purchase 25,000 shares of the Company’s common stock at $1.00 per share.
The Company evaluated Note Thirteen in accordance with ASC 480, Distinguishing Liabilities from Equity and determined Note Thirteen will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings. As of December 31, 2019, the fair value of Note Thirteen was $230,000. Accordingly, the Company recorded a change in fair value of ($220,000) related to Note Thirteen for the year ended December 31, 2019.
In addition, the company recorded a debt discount of $33,943 relating to the warrants issued in the amount of $11,443 based on the residual fair value of the warrants themselves at inception of Note Thirteen and $22,500 relating to legal fees. Debt discounts amortized to interest expense were $10,034 for the year ended December 31, 2019. The unamortized discount balance at December 31, 2019 was $23,909. Accrued interest expense associated with Note Thirteen was $16,022 as of December 31, 2019.
On December 26, 2019, the Company entered into a $210,526 Fixed Convertible Promissory Note (“Note Fourteen”) with the investor. The investor provided the Company with $200,000 in cash proceeds, which was received by the Company during the period ended December 31, 2019. The additional $10,526 was retained by the investor for due diligence and legal bills for the transaction and was recorded as a debt discount. Note Fourteen will mature on September 26, 2020 and bear interest at a rate of 12% per annum, payable by the Company in cash. The principal balance of Note Fourteen is convertible at the election of the investor, in whole or in part, at any time or from time to time, into the Company’s common stock at $0.90 per share for the first 6 months and thereafter at the lower of $0.90 per share or at 70% of the average of the five lowest daily VWAPs of the Company’s common stock during the 15 consecutive trading days prior to the date on which the investor elects to convert all or part of Note Fourteen. In conjunction with Note Fourteen, the Company issued a warrant to the investor to purchase 12,500 shares of the Company’s common stock at $1.00 per share.
The Company evaluated Note Fourteen in accordance with ASC 480, Distinguishing Liabilities from Equity and determined Note Fourteen will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings. As of December 31, 2019, the fair value of Note Fourteen was $107,602. Accordingly, the Company recorded a change in fair value of $102,924 related to Note Fourteen for the year ended December 31, 2019.
In addition, the company recorded a debt discount of $15,794 relating to the warrants issued in the amount of $5,268 based on the residual fair value of the warrants themselves at inception of Note Fourteen and $10,526 relating to legal fees. Debt discounts amortized to interest expense were $287 for the year ended December 31, 2019. The unamortized discount balance at December 31, 2019 was $15,507. Accrued interest expense associated with Note Fourteen was $463 as of December 31, 2019.
On November 15, 2019, the Company entered into a $5,000,000 Unsecured Convertible Promissory Note (“Note Fifteen”) with the investor. The investor provided the Company with $385,000 in cash proceeds, which was received by the Company during the period ended December 31, 2019. Note Fifteen will mature on November 15, 2021 and bear interest at a rate of 12% per annum, payable by the Company in cash. The principal balance of Note Fifteen is convertible at the election of the investor, in whole or in part, at any time or from time to time, into the Company’s common stock at 70% of the average of the five lowest daily VWAPs of the Company’s common stock during the 15 consecutive trading days prior to the date on which the investor elects to convert all or part of Note Fifteen. As of December 31, 2019, the balance of Note Fifteen was $385,000. Accrued interest expense associated with Note Fifteen was $5,239 as of December 31, 2019.
12.	Related Party Transactions
Advances from Related Parties
The Company had a loan outstanding from a former Company executive. The advance did not accrue interest and had no definite repayment terms. The loan balance was $0, $45,250 and $124,570 for the years ended December 31, 2019, 2018 and 2017, respectively.
Convertible Note Payable
On March 11, 2016, the Company entered into an Unsecured Convertible Promissory Note (“Note Eight”) with a Director of the Company (the “Related Party Holder”). The Related Party Holder provided the Company with $150,000 in cash, and the Company promised to pay the principal amount, together with interest at an annual rate of 7%, with principal and accrued interest on Note Eight due and payable on December 31, 2017 (unless converted under terms and provisions as set forth below). The principal balance of Note Eight was convertible at the election of the Related Party Holder, in whole or in part, at any time or from time to time, into the Company’s common stock at a forty percent (40%) discount to the average market closing price for the previous five (5) trading days, preceding the date of conversion election. The Company evaluated Note Eight in accordance with ASC 480, Distinguishing Liabilities from Equity and determined that Note Eight will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings.
On February 20, 2018, the Company entered into an agreement to amend Note Eight (this “Amendment”) with the Related Party Holder. The Company and the Related Party Holder desired to extend the maturity date of Note Eight to August 20, 2018. Note Eight was amended as follows. The Company promises to pay (i) all accrued interest on the unpaid principal amount through December 31, 2017 and (ii) $25,000 in principal within 5 business days of the date of the Amendment. The Company agrees to issue 15,000 shares of restricted Company common stock as an inducement for this amendment within 10 business days of the date of the Amendment. The principal amount of the note will be reduced to $125,000. Unless extended by the Company, converted or prepaid earlier, all unpaid principal and unpaid accrued interest on Note Eight shall be due and payable on August 20, 2018 (the “Maturity Date”). All provisions related to conversion of Note Eight into equity securities of the Company were terminated as part of this Amendment.
As of February 20, 2018, the fair value of the liability was $239,343, however due to termination of the conversion of the note into equity securities, Note Eight will be valued in its principal amount of $125,000 and accordingly the Company recorded a credit regarding the change in fair value of $93,506 for the year ended December 31, 2018. The interest expense associated with Note Eight was $5,806 for the year ended December 31, 2018. Note Eight was paid in full on the Maturity Date.
On March 1, 2019, the Company entered into a $1,500,000 Secured Convertible Promissory Note (“Note Nine”) with Rose Capital Fund I, LP (the Related Party Holder”). A Managing Member of the Related Party Holder is also a Director of the Company. The Related Party Holder provided the Company with $1,475,000 in cash proceeds, which was received by the Company during the period ended December 31, 2019. The additional $25,000 was retained by the Related Party Holder for legal bills for the transaction. Note Nine will mature on March 1, 2020 and bear interest at a rate of 25% per annum, payable by the Company half in cash and half in kind on a quarterly basis. The principal balance of Note Nine is convertible at the election of the Related Party Holder, in whole or in part, at any time or from time to time, into the Company’s common stock at the lower of $0.90 per share or a 30% discount to the Company’s 30-day weighted average listed price per share immediately before the date of conversion. In conjunction with Note Nine, the Company issued a warrant to the Related Party Holder to purchase 535,715 shares of the Company’s common stock at $1.40 per share.
The Company evaluated Note Nine in accordance with ASC 480, Distinguishing Liabilities from Equity and determined Note Nine will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings. As of December 31, 2019, the fair value of Note Nine was $1,783,454. Accordingly, the Company recorded a change in fair value of $283,454 related to Note Nine for the year ended December 31, 2019.
In addition, the company recorded a debt discount relating to the warrants issued in the amount of $1,186,153 based on the relative fair value of the warrants at inception of Note Nine. The additional $25,000 retained by the Related Party Holder for legal bills for the transaction will be recorded as a debt discount. Debt discounts amortized to interest expense were $1,012,059 for the year ended December 31, 2019, respectively. The unamortized discount balance at December 31, 2019 was $199,094. In May and October 2019, the Company issued 52,083 and 83,311 restricted shares of common stock as PIK interest payments in the amount of $46,875 and $45,821, respectively. Accrued interest expense associated with Note Nine was $93,750 as of December 31, 2019, which includes PIK interest payable. As of December 31, 2019, the balance of Note Nine, net of debt discount for warrants and legal bills was $1,584,360.
Warrants
On March 1, 2019, in connection with the issuance of Note Nine, the Company issued warrants, of which the value was derived and based off the fair value of Note Nine, to the investor to purchase 535,715 shares of the Company’s common stock at $1.40 per share. Exercise of the purchase rights represented by the warrant may be made, in whole or in part, at any time or times on or after March 1, 2019 and on or before March 1, 2024, by delivery to the Company of the Notice of Exercise.
The Company determined that the warrants associated with Note Nine are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with the accounting guidance, the outstanding warrants are recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations. At inception, March 1, 2019, the fair value of the warrant liability was $1,186,153 while as of December 31, 2019, the fair value of the warrant liability was $182,065. Accordingly, the Company recorded a change in fair value of $1,004,088 during the year ended December 31, 2019, which is reflected in the consolidated statements of operations.
13.	Promissory Notes
On January 30, 2017, the Company entered into an unsecured promissory note in the amount of $75,000. The unsecured promissory note has a fixed interest rate of 8% and was due and payable on June 30, 2017. In conjunction with the Series B Preferred Stock Purchase Agreement, as discussed in Note 16, the Company satisfied its liability in exchange for Series B Preferred Stock. The interest expense associated with the unsecured promissory note was $0 and $2,570 for the years ended December 31, 2018 and 2017, respectively.

On February 13, 2017, the Company entered into an unsecured promissory note in the amount of $180,000. The unsecured promissory note has a fixed interest rate of 8% and was due and payable on June 30, 2017. In conjunction with the Series B Preferred Stock Purchase Agreement, as discussed in Note 16, the Company satisfied its liability in exchange for Series B Preferred Stock. The interest expense associated with the unsecured promissory note was $0 and $2,570 for the years ended December 31, 2018 and 2017, respectively.
On August 29, 2018, the Company entered into an unsecured promissory note in the amount of $250,000. The unsecured promissory note has a fixed interest rate of 7% and is due and payable on July 31, 2019. As of December 31, 2018 the unsecured promissory note was paid off in full. The interest expense associated with the unsecured promissory note was $0 and $3,021 for the years ended December 31, 2019 and 2018, respectively.
On January 3, 2019, the Company entered into an unsecured promissory note with the Related Party Holder in the amount of $280,000. The unsecured promissory note has a fixed interest rate of 10% and is due and payable on March 31, 2019. On March 2, 2019, the unsecured promissory note was paid off in full.
On July 29, 2019, the Company entered into an unsecured promissory note with the Related Party Holder in the amount of $300,000. The unsecured promissory note has a fixed interest rate of 12% and is due and payable on January 29, 2020.
14.	Notes Payable
As of December 31, 2019, 2018 and 2017 Notes payable consisted of the following:
	December 31,
	2019	2018	2017
Vehicle financing loans payable, between 4.7% and 7.0% interest and maturing between June 2022 and July 2022	$52,507	$71,284	$55,890
Loans Payable - Credit Union	5,385	5,075	8,592
Notes Payable	400,000	—	—
Less: Current portion of loans payable	(24,805)	(24,805)	(11,179)
Long-term portion of loans payable	$433,087	$51,554	$53,293
The interest expense associated with the notes payable was $5,874, $5,281 and $ for the years ended December 31, 2019, 2018 and 2017, respectively.
In connection with the GTI Merger, the Company assumed a $400,000 Senior Secured Convertible Debenture (the “Convertible Debenture”) (See Note 5). The Convertible Debenture will mature on July 31, 2021 and bears interest at a rate of 10% per annum, payable by the Company to the Lender. In the event that Lender elects to convert the Convertible Debenture into Helix common stock or in the event Helix required the lender to convert the Convertible Debenture into its common stock, the number of shares that shall be issuable upon full conversion of the Convertible Debenture at any time shall be equal to the outstanding principal of the Convertible Debenture divided by $1.00. Pursuant to the terms of the Convertible Debenture, Helix common stock can be transferred to the lender from Steve Janjic, as a shareholder of the Company who receives shares of Helix common stock at the closing, instead of via a new issuance of shares of Helix common stock by Helix to the lender, and the lender agrees to accept such transfer of shares from Mr. Janjic as the issuance of Helix common stock.
In addition, the Company shall have the right to require the lender to convert the Convertible Debenture into Helix common stock at any time provided its common stock is listed on a stock exchange other than the U.S. OTCQB, the common stock would be fully traded up on conversion and the trading price of its common stock closes above $1.15 for 20 consecutive trading days on such exchange. The Convertible Debenture will be secured by a general security interest over all of the assets of GTI, however does not apply to those assets owned by Helix or Merger Sub prior to the closing of the GTI Merger.

15.	Shareholders’ Equity
Common Stock
Subscription Agreements
The table below reflect shares of restricted common stock issued in relation to Subscription Agreements during the year-ended December 31, 2018:
Date of Sale	Number of Shares Sold	Total Proceeds
February 2018	222,222	$200,000
March 2018	500,000	450,000
April 2018	500,000	450,000
May 2018	244,444	219,999
July 2018	327,777	294,999
August 2018	327,777	294,999
August 2018	183,333	164,999
September 2018	577,778	520,000
October 2018	694,444	625,000
November 2018	150,000	135,000
December 2018	222,222	200,000
	3,949,997	$3,554,996
The table below reflect shares of restricted common stock issued in relation to Subscription Agreements during the year-ended December 31, 2017:
Date of Sale	Number of Shares Sold	Total Proceeds
May 2017	111,111	$100,000
	111,111	$100,000
Other Common Stock Issuances
In December 2017, the Company issued 126,880 shares of restricted common stock to an investor following a cashless exercise of warrants.
In June 2018, the Company issued 38,184,985 shares of common stock as part of the BioTrackTHC acquisition.
In June and August of 2018, three selling shareholders of Security Grade exercised their right to purchase 212,633 and 14,189 shares of the Company’s common stock.
In July 2018, the Company issued 200,000 shares of restricted common stock to a consultant per a consulting agreement.
In August and December 2018, the Company issued 100,000 and 25,000 shares of restricted common stock as part of an agreement entered into with an investor relation consultant.
In August 2018, the Company issued 366,700 shares of common stock as part of the Engeni US acquisition.
In December 2018, the Company issued 100,000 shares of restricted common stock to a consultant as an inducement to enter into the agreement.
In January 2019, the Company issued 20,000 shares of restricted common stock to a consultant per a consulting agreement and recorded shared based compensation expense of $27,400.
In March and June 2019, the Company issued 1,255,222 and 166,667 shares of common stock as part of investment unit purchase agreements (see Note 17).

In March and June 2019, certain option holders exercised their rights under the BioTrackTHC Stock Plan and were issued 62,847 and 47,084 shares of common stock, respectively, for no cash proceeds.
In March and April 2019, certain option holders exercised their rights under the BioTrackTHC Stock Plan and were issued 6,082 and 57,461 shares of common stock for total proceeds of $4,805 and $21,808, respectively.
In April 2019, the Company issued 250,000 shares of common stock as part of the Tan Security acquisition.
In April 2019, a selling shareholder of Security Grade exercised their right to purchase 15,101 shares of the Company’s common stock.
In April 2019, the Company issued 733,300 shares of common stock in satisfaction of the Engeni contingent consideration (see Note 5).
In May, September, October and December 2019, the Company issued 51,594 and 135,394 restricted shares of common stock as PIK interest payments in the amount of $40,154 and $92,696, respectively (see Notes 11 and 12).
In August 2019, the Company issued 16,765,727 shares of common stock as part of the GTI acquisition (see Note 5).
In November 4, 2019, the Company issued 100,000 shares of restricted common stock resulting from a consulting agreement.
Conversion of Convertible Note to Common Stock
On February 15, 2018, March 12, 2018 and March 21, 2018, the holder of a 10% fixed secured convertible promissory note issued by the Company elected their option to partially convert $50,000, $50,000 and $75,000 in principal of the convertible note into 46,066, 63,963, and 95,945 shares of the Company’s common stock.
On March 7, 2019 and March 28, 2019, the holder of a 10% fixed secured convertible promissory note issued by the Company elected its option to fully convert $75,882 and $42,055 in principal of the convertible note into 100,000 and 55,421 shares of the Company’s common stock.
On October 18, 2019, the holder of a 10% fixed secured convertible promissory note issued by the Company elected its option to fully convert $20,000 in principal of the convertible note into 56,738 shares of the Company’s common stock.
On November 15, 2019, the holder of a 10% fixed secured convertible promissory note issued by the Company elected its option to fully convert $20,000 in principal of the convertible note into 63,012 shares of the Company’s common stock.
On November 7, 2019, the holder of a 10% fixed secured convertible promissory note issued by the Company elected its option to fully convert $40,000 in principal of the convertible note into 126,024 shares of the Company’s common stock.
On November 11, 2019, the holder of a 10% fixed secured convertible promissory note issued by the Company elected its option to fully convert $100,000 in principal of the convertible note into 315,060 shares of the Company’s common stock.
On November 19, 2019, the holder of a 10% fixed secured convertible promissory note issued by the Company elected its option to fully convert $100,000 in principal of the convertible note into 315,060 shares of the Company’s common stock.
Amended Convertible Note
On February 20, 2018, the Company entered into an agreement to amend a Convertible Promissory Note with the undersigned holder initially issued to such Holder and dated March 2016. The Company and Holders desired to extend the maturity date of the Note to August 20, 2018. The holder was issued 15,000 shares of the Company’s restricted common stock as part of the amendment.
The Note was amended as follows. The Company promises to pay (i) all accrued interest on the unpaid principal amount through December 31, 2017 and (ii) $25,000 in principal within 5 business days of the date of the Amendment. The Company agrees to issue 15,000 shares of restricted Company common stock as an inducement for this amendment within 10 business days of the date of the Amendment. The principal amount of the note will be reduced to $125,000. Unless extended by the Company, converted or prepaid earlier, all unpaid principal and unpaid accrued interest on this Note shall be due and payable on August 20, 2018 (the “Maturity Date”). All provisions related to conversion of the Note into equity securities of the Company are hereby deleted.
On May 16, 2018, the Company entered into a second amendment agreement of a Convertible Promissory Note with the holder of a 10% fixed secured convertible promissory note. The new Maturity Date is November 16, 2018. The new interest rate is 5%. The note is prepayable at 120% of the unpaid balance upon 10 business days’ notice to the holder, which has the option to convert, in whole or in part, during the notice period. The conversion price shall be equal to a 40% discount to the lowest one-day Volume Average Weighted Price (“VWAP”) during the 30 trading days preceding such conversion.
2017 Omnibus Incentive Plan
The table below reflects shares issued under the 2017 Omnibus Incentive Plan during the year-ended December 31, 2019.
Date of Sale	Number of Shares Issued	Total Expense
March 2019	250,000	$320,000
Ending Balance	250,000	$320,000
The table below reflects shares issued under the 2017 Omnibus Incentive Plan during the year-ended December 31, 2018.
Date of Sale	Number of Shares Issued	Total Expense
January 2018	42,850	$173,014
March 2018	100,000	250,000
May 2018	133,900	223,774
July 2018	100,000	126,000
August 2018	10,000	10,600
August 2018	33,195	33,195
October 2018	20,000	20,400
November 2018	75,000	79,500
Ending Balance	514,945	$916,483
Series A convertible preferred stock
In October 2015, the Company issued a total of 1,000,000 shares of its Class A Preferred Stock. The Class A Preferred Stock included super majority voting rights and were convertible into 60% of the Company’s common stock. During the third quarter of 2017, the Company modified the conversion rate on the Class A Preferred Stock to a 1:1 ratio. This modification reduced the amount of potentially dilutive Convertible Series A Stock by 15,746,127 shares to a total of 1,000,000 at September 30, 2017.
Series B convertible preferred stock
Series B Preferred Stock Purchase Agreement
On May 17, 2017, the Company sold to accredited investors an aggregate of 5,781,426 Series B Preferred Shares for gross proceeds of $1,875,000 and converted a $500,000 Unsecured Convertible Promissory Note into 1,536,658 Series B Preferred Shares. This tranche of Series B Preferred Shares are convertible into 7,318,084 shares of common stock based on the current conversion price, at a purchase price of $0.325 per share.

In connection with the Series B Preferred Stock Purchase Agreement, the Company is obligated to issue warrants to a third-party for services to purchase 462,195 shares of common stock at $0.325 per share. These warrants have been accounted for as an obligation to issue because as of the balance sheet date the Company did not deliver the warrants though incurred the obligation; accordingly, they were recognized as a liability on the unaudited condensed consolidated balance sheet and cost of issuance of Series B preferred shares on the unaudited condensed consolidated statement of shareholders’ equity.
In accordance with the Certificate of Incorporation, there were 9,000,000 authorized Series B Preferred Stock at a par value of $ 0.001. On August 23, 2017 the Certificate of Designations was amended and restated to increase the number of shares of Series B Preferred Stock authorized to be 17,000,000.
Conversion:
Each Series B Preferred Share is convertible at the option of the holder into such number of shares of the Company’s common stock equal to the number of Series B Preferred Shares to be converted, multiplied by the Preferred Conversation Rate. The Preferred Conversion Rate shall be the quotient obtained by dividing the Preferred Stock Original Issue Price ($0.3253815) by the Preferred Stock Conversation Price in effect at the time of the conversion (the initial conversion price will be equal to the Preferred Stock Original Issue Price, subject to adjustment in the event of stock splits, stock dividends, and fundamental transactions). Based on the current conversion price, the Series B Preferred Shares are convertible into 13,784,201 shares of common stock. A fundamental transaction means: (i) our merger or consolidation with or into another entity, (ii) any sale of all or substantially all of our assets in one transaction or a series of related transactions, (iii) any reclassification of our Common Stock or any compulsory share exchange by which Common Stock is effectively converted into or exchanged for other securities, cash or property; or (iv) sale of shares below the preferred stock conversion price. Each Series B Preferred Share will automatically convert into common stock upon the earlier of (i) notice by the Company to the holders that the Company has elected to convert all outstanding Series B Preferred Shares at any time on or after May 12, 2018; or (ii) immediately prior to the closing of a firmly underwritten initial public offering (involving the listing of the Company’s Common Stock on an Approved Stock Exchange) pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock for the account of the Company in which the net cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least fifty million dollars ($50,000,000).
Beneficial Conversion Feature – Series B Preferred Stock (deemed dividend):
Each share of Series B Preferred Stock is convertible into shares of common stock, at any time at the option of the holder at any time on or after May 12, 2018. On May 17, 2017, the date of issuances of the Series B, the publicly traded common stock price was $3.98.
Based on the guidance in ASC 470-20-20, the Company determined that a beneficial conversion feature exists, as the effective conversion price for the Series B preferred shares at issuance was less than the fair value of the common stock into which the preferred shares are convertible. A beneficial conversion feature based on the intrinsic value at the date of issuances for the Series B preferred shares is scheduled below. For the year ended December 31, 2018, the beneficial conversion amount of $22,202,194 was accreted back to the preferred stock as a deemed dividend and charged to additional paid in capital in the absence of earning as the beneficial conversion feature is amortized over time through the earliest conversion date, May 12, 2018. As of December 31, 2018, the beneficial conversion feature was fully amortized. Provided below is a schedule of the issuances of Series B preferred shares and the amount accredited to deemed dividend at December 31, 2018.

For the Year Ended December 31, 2018
Issuance Date	Beneficial Conversion Feature Term (months)	Number of shares	Fair Value of Beneficial Conversion Feature	Amount accreted as a deemed dividend at December 31, 2017	Amount accreted as a deemed dividend for the Year Ended December 31, 2018	Unamortized Beneficial Conversion Feature
May 17, 2017	12	7,318,084	$25,247,098	$(15,779,436)	$(9,467,661)	$—
July 29, 2017	9.5	1,680,000	6,804,000	(3,674,634)	(3,129,366)	—
August 29, 2017	8.5	369,756	1,148,263	(556,190)	(592,073)	—
September 15, 2017	8	462,195	1,435,329	(648,601)	(786,728)	—
October 11, 2017	7	462,195	1,121,036	(426,309)	(694,727)	—
October 31, 2017	6.5	1,042,337	1,735,641	(548,570)	(1,187,071)	—
December 19, 2017	5	2,449,634	6,921,348	(576,780)	(6,344,568)	—
Total		13,784,201	$44,412,715	$(22,210,520)	$(22,202,194)	$—
Dividends, Voting Rights and Liquidity Value:
Pursuant to the Certificate of Designations, the Series B Preferred Shares shall bear no dividends, except that if the Board shall declare a dividend payable upon the then-outstanding shares of the Company’s common stock. The Series B Preferred Shares vote together with the common stock and all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company including, but not limited to, actions amending the certificate of incorporation of the Company to increase the number of authorized shares of the common stock. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series B Preferred Shares are entitled to (i) first receive distributions out of our assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of common stock and (ii) second, on an as-converted basis alongside the common stock.
Classification:
These Series B Preferred Shares are classified within permanent equity on the Company’s consolidated balance sheet as they do not meet the criteria that would require presentation outside of permanent equity under ASC 480, Distinguishing Liabilities from Equity.
16.	Stock Options
As part of the Membership Interest Purchase Agreement entered into between the Company and Security Grade, on June 2, 2017 (see Note 5), the Company granted to the selling Members the option to purchase up to 414,854 shares of the Company’s common stock at a price of $0.001 per share. Of the 414,854 options granted, 207,427 were vested at closing and equity classified. The vesting of the remaining 207,427 shares were subject to certain milestones being achieved and was initially recognized as contingent consideration, both a component of purchase price. As a result of the milestones being met during the third quarter of 2017, the remaining 207,427 shares have also vested. The options have an expiration date of 36 months from the closing date. The exercise price will be based on the fair market value of the share on the date of grant.
On March 15, 2018 the Company awarded Zachary Venegas two options to purchase a total of 490,000 shares of the Company’s common stock at prices ranging from $1.90 to $2.09 per share. These options vested on June 28, 2018 and have expiration dates ranging from March 2023 to March 2028.
On February 6, 2019 the Company awarded an executive an option to purchase a total of 100,000 shares of the Company’s common stock at an exercise price $1.51 per share. These options vested on May 6, 2019 and have an expiration date of February 6, 2024.
On March 19, 2019 the Company awarded the Chief Financial Officer, two options to purchase a total of 300,000 shares of the Company’s common stock at prices ranging from $2.35 to $2.59 per share. These options shall vest over a three-year period from March 2020 to March 2022 and have expiration dates ranging from March 2024 to March 2029.

On March 19, 2019 the Company awarded the Chief Executive Officer, two options to purchase a total of 500,000 shares of the Company’s common stock at prices ranging from $2.35 to $2.59 per share. These options shall vest over a three-year period from March 2020 to March 2022 and have expiration dates ranging from March 2024 to March 2029.
On May 2, 2019, the Company awarded an investor an option to purchase a total of 125,000 shares of the Company’s common stock at an exercise price of $2.03 per share. 62,500 of the options shall vest immediately and 62,500 of the options shall vest on August 2, 2019 provided the marketing agreement between the Company and grantee has not been terminated. These options shall expire on May 1, 2024.
In May and June 2019, the Company awarded five employees, options to purchase a total of 50,000and 170,000 shares of the Company’s common stock at prices ranging from $1.05 to $2.03 per share. These options shall vest over a period ranging from September 2019 to June 2020 and have expiration dates ranging from May 2024 to June 2024.
On November 1, 2019, the Company awarded an investor an option to purchase a total of 50,000 shares of the Company’s common stock at an exercise price of $.435 per share. All of the options shall vest immediately. These options shall expire on November 1, 2022.
On December 1, 2019, the Company awarded an investor an option to purchase a total of 50,000 shares of the Company’s common stock at an exercise price of $.535 per share. All of the options shall vest immediately. These options shall expire on December 1, 2022.
On December 27, 2019, the Company awarded various BioTrackTHC employees options to purchase a total of 1,730,000 shares of the Company’s common stock at an exercise price of $.52 per share. 432,500 of the options shall vest immediately and 432,500 of the options shall vest on June 27, 2020, December 27, 2020 and June 27, 2021. These options shall expire on December 27, 2024.
The fair value of the stock options was estimated using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgement. The assumptions at the inception date are as follows:
	December 31, 2019	March 28, 2018 to December 31, 2018	June 2, 2017 to December 31, 2017
Exercise Price	$0.435 to $2.59	$1.90 to $2.09	$0.001
Fair value of company’s common stock	$0.435 to $2.35	$0.90 to $1.90	$ 3.00 to $4.42
Dividend yield	0	0	0
Expected volatility	110% to 191%	186.64% to 253.52	179.9% to 266.4%
Risk free interest rate	1.55% to 2.51%	2.35% to 2.59	1.42% to 1.98%
Expected life (years) remaining	2.92 to 9.22	4.24 to 10.00	2.42 to 3.00
On March 6, 2018, the Company filed a lawsuit in the United States Court for the District of Colorado alleging violations in previously disclosed representations and warranties by the plaintiff as part of the Acquisition. Following the appointment of a registered Public Company Accounting Oversight Board (“PCAOB”) auditor, certain misrepresentations, primarily surrounding the misclassification of certain revenues as being recurring, were discovered, artificially inflating the price of the membership interest in Security Grade. As a result of the settlements with the selling shareholders, 79,486 options previously issued as part of the acquisition were cancelled.
As part of the BioTrackTHC Merger Agreement entered into between the Company and BioTrackTHC, on June 1, 2018 (see Note 5), the Company assumed the BioTrackTHC Stock Plan, pursuant to which options exercisable at prices between $0.001 to $1.66 per share for 8,132,410 shares of Company common stock are outstanding so that the BioTrackTHC stockholders owned approximately 48% of the Company on a fully diluted basis as of the BioTrackTHC Closing Date. Stock option activity for the years ended December 31, 2019, 2018 and 2017 is as follows:
	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding at January 1, 2017	—	—	—
Granted	414,854	$0.001	3.00
Outstanding at January 1, 2018	414,854	$0.001	2.42
Granted	490,000	$1.916	8.84
Options assumed pursuant to acquisition – BioTrackTHC Stock Plan	3,841,492	$0.790	1.84
Options assumed pursuant to acquisition – Management Awards	4,290,918	$0.439	2.34
Exercised	(226,822)	$0.001	1.50
Forfeited and expired	(79,486)	$0.001	0.00
Outstanding at January 1, 2019	8,730,956	$0.671	2.44
Granted	3,075,000	$1.161	5.56
Exercised	(188,575)	$0.261	0.57
Outstanding at December 31, 2019	11,617,381	$0.807	3.21
Vested options at December 31, 2019	9,339,881	$0.716	1.72
17.	Warrant Liability
On February 13, 2017, the Company entered into a $183,333 Fixed secured Convertible Promissory Note (“Note Five”) with a fourth investor (the “Fourth Investor”). The Fourth Investor provided the Company with $166,666 in cash, which was received by the Company during the quarter ended March 31, 2017. The additional $16,666 was retained by the Fourth Investor for due diligence and legal bills for the transaction. In conjunction with Note Five, the Company issued a warrant, of which the value was derived and based off the fair value of Note Five, to the fourth investor to purchase 25,000 shares of the Company’s common stock at $1.00 per share. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after February 14, 2017 and on or before February 12, 2022, by delivery to the Company of the Notice of Exercise. On December 11, 2017, the investor exercised their purchase right in a net settlement cashless exercise.
In connection with the issuance of the Note Seven the Company issued a warrant (the “Warrant”) to the Purchaser to purchase 150,000 shares of Common Stock pursuant to the terms and provisions thereunder. The Warrant is exercisable at any time within five (5) years of issuance and entitles the Purchaser to purchase 150,000 shares of the Common Stock at an exercise price of the lesser of either i) $1.00 or ii) a 50% discount to the lowest closing bid price thirty (30) trading days immediately preceding conversion, subject to certain adjustments.
Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after April 26, 2017 and on or before April 26, 2022, by delivery to the Company of the Notice of Exercise. On December 11, 2017, the investor exercised their purchase right in a net settlement cashless exercise.
During the year ended December 31, 2018, the Company entered into a Graduated Lock-Up Letter to induce the entering into of a consulting agreement in exchange for 50,000 shares of the Company’s common stock and the granting of 575,000 warrants for the purchase of common stock of the Company. The company recognized compensation expense of $943,000 for the year ended December 31, 2018 relating to the granting of the warrants.
On December 12, 2018, the Company sold an aggregate of 222,222 units (the “December 2018 Units”) of the Company’s securities to an investor at a purchase price of $0.90 per unit for total proceeds of $200,000. Each December 2018 Unit consists of one share of the Company’s common stock and a warrant (“December

Warrant”) exercisable to purchase one half of one share of common stock of the Company. As of December 31, 2019, the warrants granted were not exercised.
Each December Warrant is exercisable at any time on or after 90 days from the issuance date until the four-year anniversary issuance date. Each December Warrant is exercisable at a price of $1.25 per one half of one share of common stock (thereby requiring the exercise of two warrants to purchase one share of common stock).
The Company determined that the December Warrants are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding December Warrants. In accordance with the accounting guidance, the outstanding December Warrants are recognized as a warrant liability on the consolidated balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the consolidated statement of operations. At inception, December 12, 2018, the fair value of the warrant liability was $108,000 while as of December 31, 2019 and 2018, the fair value of the warrant liability was $33,100 and $92,000, respectively. Accordingly, the Company recorded a change in fair value of the warrant liability of $(58,900) and $(16,000) related to the warrants for the years ended December 31, 2019 and 2018, respectively.
On March 1, 2019, in connection with the issuance of Note Ten, the Company issued warrants, of which the value was derived and based off the fair value of Note Ten, to the investor to purchase 160,715 shares of the Company’s common stock at $1.40 per share. Exercise of the purchase rights represented by the warrant may be made, in whole or in part, at any time or times on or after March 1, 2019 and on or before March 1, 2024, by delivery to the Company of the Notice of Exercise.
The Company determined that the warrants associated with Note Ten are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with ASC 480, the outstanding warrants are recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations. At inception, March 1, 2019, the fair value of the warrant liability was $355,847 while as of December 31, 2019, the fair value of the warrant liability was $54,620. Accordingly, the Company recorded a change in fair value of the warrant liability of $(301,227) related to Note Ten for the year ended December 31, 2019.
On January 10, 2019, the Company entered into an Investment Unit Purchase Agreement (the “First Investment Agreement”) to issue and sell investment units to an investor, in which the investment units consist of one share of the common stock of the Company, and a warrant exercisable for one half share of common stock of the Company at an Exercise Price of $1.25 per share for cash at a price per investment unit of $0.90.
On March 5, 2019, the Company sold an aggregate of 1,255,222 units of the Company’s securities to an investor at a purchase price of $0.90 per unit for total proceeds of $1,129,700. In connection with the First Investment Agreement, the investor is entitled to purchase from the Company, at the Exercise Price, at any time on or after 90 days from the issuance date, 627,611 shares of the Company’s common stock (the “March Warrant Shares”).
The Company determined that the warrants are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with the accounting guidance, the outstanding warrants are recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations.
The fair value of the March Warrant Shares at issuance on January 10, 2019 is in excess of the proceeds received, the warrant liability is required to be recorded at fair value with the excess of the fair value over the proceeds received recognized as a loss in earnings. The gross proceeds from the 1,255,222 investment units at

$0.90 was $1,129,700. The fair value of the March Warrant Shares at issuance was $1,717,506. The amount to be recognized as a loss in earnings is calculated as follows:
Proceeds from January investment units	$1,129,700
Par value of common stock issues	$(1,255)
Fair value of warrants	$(1,717,506)
Loss on issuance of warrants (January 10, 2019 issuance)	$(589,061)
As of December 31, 2019, the fair value of the warrant liability was $193,753 and the Company recorded a change in fair value of the warrant liability of $(1,523,753) for the year ended December 31, 2019.
On March 11, 2019, the Company issued warrants to an investment bank to purchase a total of 100,000 restricted shares of the Company’s common stock at a per share purchase price of $0.90. The warrants are exercisable at any time nine months after the issuance date within three years of issuance.
The Company determined that the warrants are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with the accounting guidance, the outstanding warrants are recognized as a warrant liability on the consolidated balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the consolidated statement of operations. At inception, March 11, 2019, the fair value of the warrant liability was $198,148, which was recognized as a loss in earnings for the year ended December 31, 2019. As of December 31, 2019, the fair value of the warrant liability was $24,504 and the Company recorded a change in fair value of the warrant liability of $(173,644) related to the warrants for the year ended December 31, 2019.
On June 14, 2019, the Company entered into another Investment Unit Purchase Agreement (the “Second Investment Agreement”) to issue and sell investment units to an investor (the “investor”), in which the investment units consist of one share of the common stock of the Company, and a warrant exercisable for one half share of common stock of the Company at an exercise price of $1.25 per share for cash at a price per investment unit of $0.90.
On June 24, 2019, the Company sold an aggregate of 166,667 units of the Company’s securities to an investor at a purchase price of $0.90 per unit for total proceeds of $150,000. In connection with the Second Investment Agreement, the investor is entitled to purchase from the Company, at the exercise price, at any time on or after 90 days from the issuance date, 83,333 shares of the Company’s common stock (the “June Warrant Shares”).
The gross proceeds from the 166,667 investment units at $0.90 was $150,000. The fair value of the June Warrant Shares at issuance was $83,586 while as of December 31, 2019, the fair value of the warrant liability was $26,881. Accordingly, the Company recorded a change in fair value of the warrant liability of $(56,705) related to the warrants for the year ended December 31, 2019.
On August 15, 2019, in connection with the issuance of Note Eleven, the Company issued warrants, of which the value was derived and based off the fair value of Note Eleven, to the investor to purchase 25,000 shares of the Company’s common stock at $1.00 per share. Exercise of the purchase rights represented by the warrant may be made, in whole or in part, at any time or times on or after August 15, 2019 and on or before August 15, 2024, by delivery to the Company of the Notice of Exercise.
The Company determined that the warrants associated with Note Eleven are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with ASC 480, the outstanding warrants are recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations. At inception, August 15, 2019, the fair value of the warrant liability was $18,542 while as of December 31, 2019, the fair value of the warrant liability was $9,130. Accordingly, the Company recorded a change in fair value of the warrant liability of $(9,412) related to Note Eleven for the year ended December 31, 2019.
On September 16, 2019, in connection with the issuance of Note Twelve, the Company issued warrants, of which the value was derived and based off the fair value of Note Twelve, to the investor to purchase 25,000 shares of the Company’s common stock at $1.00 per share. Exercise of the purchase rights represented by the warrant may be made, in whole or in part, at any time or times on or after September 16, 2019 and on or before September 16, 2024, by delivery to the Company of the Notice of Exercise.
The Company determined that the warrants associated with Note Twelve are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with ASC 480, the outstanding warrants are recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations. At inception, September 16, 2019, the fair value of the warrant liability was $17,683 while as of December 31, 2019, the fair value of the warrant liability was $9,194. Accordingly, the Company recorded a change in fair value of the warrant liability of $(8,489) related to Note Twelve for the year ended December 31, 2019.
On October 11, 2019, in connection with the issuance of Note Thirteen, the Company issued warrants, of which the value was derived and based off the fair value of Note Thirteen, to the investor to purchase 25,000 shares of the Company’s common stock at $1.00 per share. Exercise of the purchase rights represented by the warrant may be made, in whole or in part, at any time or times on or after October 11, 2019 and on or before October 11, 2024, by delivery to the Company of the Notice of Exercise.
The Company determined that the warrants associated with Note Thirteen are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with ASC 480, the outstanding warrants are recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations. At inception, October 11, 2019, the fair value of the warrant liability was $11,443 while as of December 31, 2019, the fair value of the warrant liability was $9,236. Accordingly, the Company recorded a change in fair value of the warrant liability of $(2,207) related to Note Thirteen for the year ended December 31, 2019.
On November 1, 2019, the Company issued warrants to an institution to purchase a total of 100,000 restricted shares of the Company’s common stock at a per share purchase price of $0.435. The warrants are exercisable at any time after the issuance date within five years of issuance.
The Company determined that the warrants are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with the accounting guidance, the outstanding warrants are recognized as a warrant liability on the consolidated balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the consolidated statement of operations. At inception, November 1, 2019, the fair value of the warrant liability was $37,889, which was recognized as a loss in earnings for the year ended December 31, 2019. As of December 31, 2019, the fair value of the warrant liability was $40,063 and the Company recorded a change in fair value of the warrant liability of $2,174 related to the warrants for the year ended December 31, 2019.
On December 26, 2019, in connection with the issuance of Note Fourteen, the Company issued warrants, of which the value was derived and based off the fair value of Note Fourteen, to the investor to purchase 12,500 shares of the Company’s common stock at $1.00 per share. Exercise of the purchase rights represented by the warrant may be made, in whole or in part, at any time or times on or after December 26, 2019 and on or before December 26, 2024, by delivery to the Company of the Notice of Exercise.

The Company determined that the warrants associated with Note Fourteen are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with ASC 480, the outstanding warrants are recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations. At inception, December 26, 2019, the fair value of the warrant liability was $5,268 while as of December 31, 2019, the fair value of the warrant liability was $4,687. Accordingly, the Company recorded a change in fair value of the warrant liability of $(581) related to Note Fourteen for the year ended December 31, 2019.
A summary of warrant activity is as follows:
	Warrant Shares	Weighted Average Exercise Price
Balance at January 1, 2017	1,920,000	$0.16
Warrants granted	987,073	$0.41
Warrants exercised	(175,000)
Balance at January 1, 2018	2,732,073	$0.23
Warrants granted	686,111	$0.21
Balance at January 1, 2019	3,418,184	$0.23
Warrants granted	1,694,874	$1.17
Balance at December 31, 2019	5,113,058	$0.55
Warrant Obligations
In connection with the Series B Preferred Stock Purchase Agreement (See Note 15), the Company is obligated to issue warrants to a third-party to purchase 812,073 shares of common stock at $0.325 per share for services rendered. These warrants have been accounted for as warrant obligations and are recognized as a liability on the consolidated balance sheets as of December 31, 2019, 2018 and 2017. For the years ended December 31, 2019, 2018 and 2017, the Company recorded a change in fair value of the warrant obligations of $(676,144), $1,625,398 and $590,436, respectively, and is reflected in the consolidated statements of operations. Although the Company issued warrants during the first quarter of 2018, the rights entitled to the third-party holder of the warrants to purchase shares of the Company’s common stock was not exercised. Upon exercising the right to purchase the Company’s common stock by the third-party, the Company will de-recognize the liability for warrant obligations and reclassify the appropriate amount into equity.
The fair value of the Company’s obligation to issue warrants was calculated using the Black-Scholes model and the following assumptions:
	As of December 31, 2019	As of December 31, 2018	As of December 31, 2017
Fair value of company’s common stock	$0.60	$0.90	$3.00
Dividend yield	0%	0%	0%
Expected volatility	45% - 140%	175.0%	266.40%
Risk Free interest rate	1.55% - 1.79%	2.49%	1.98%
Expected life (years)	2.83	1.65	2.65
Fair value of financial instruments - warrants	$715,259	$896,171	2,429,569

The change in fair value of the financial instruments – warrants is as follows:
Amount
Balance as of January 1, 2017	$2,429,569
Fair value of warrants at date of inception	1,839,133
Change in fair value of liability to issue warrants	590,436
Balance as of December 31, 2017	$2,429,569
Change in fair value of liability to issue warrants	(1,641,398)
Balance as of December 31, 2018	$896,171
Fair value of warrants issued	3,632,065
Change in fair value of liability to issue warrants	(3,812,977)
Balance as of December 31, 2019	$715,259
18.	Stock-Based Compensation
2017 Omnibus Incentive Plan
The Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”) was adopted by our Board of Directors and a majority of our voting securities on October 17, 2017. The 2017 Plan permits the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and dividend equivalent rights to eligible employees, directors and consultants. We grant options to purchase shares of common stock under the 2017 Plan at no less than the fair value of the underlying common stock as of the date of grant. Options granted under the Plan have a maximum term of ten years. Under the Plan, a total of 5,000,000 shares of common stock are reserved for issuance, of which options to purchase 2,599,945 and 1,004,945 shares of common stock were granted as of December 31, 2019 and December 31, 2018, respectively.
Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan
On October 22, 2014, BioTrackTHC approved and adopted the BioTrackTHC Stock Plan. The BioTrackTHC Stock Plan set aside and reserved 600,000 shares of BioTrackTHC’s common stock for grant and issuance in accordance with its terms and conditions. Persons eligible to receive awards from the BioTrackTHC Stock Plan include employees (including officers and directors) of BioTrackTHC or its affiliates and consultants who provide significant services to BioTrackTHC or its affiliates (the “Grantees”). The BioTrackTHC Stock Plan permits BioTrackTHC to issue to Grantees qualified and/or non-qualified options to purchase BioTrackTHC’s common stock, restricted common stock, performance units, and performance shares. The term of each award under the BioTrackTHC Stock Plan shall be no more than ten years from the date of grant thereof. BioTrackTHC’s Board of Directors or a committee designated by the Board of Directors is responsible for administration of the BioTrackTHC Stock Plan and has the sole discretion to determine which Grantees will be granted awards and the terms and conditions of the awards granted. The BioTrackTHC Stock Plan will annually increase the number of shares of common stock authorized for issuance thereunder to 15% of the Company’s common stock outstanding as of the first day of each calendar year beginning January 1, 2016 (see Notes 5 and 15).
BioTrackTHC Management Awards
On September 1, 2015 and November 1, 2015, BioTrackTHC’s Board approved individual employee option grants (the “Executive Grants”) for three executives (the “Executives”). Pursuant to the Executive Grants, the Executives were each granted stock options to purchase 146,507 shares (totaling 439,521 shares) of BioTrackTHC’s common stock (the “Option”) at an exercise price equal to approximately $7.67. The options vest as to 25% of the shares subject to the Options, one year after the date of grant and then in equal quarterly installments for the three years thereafter, subject to the Executive’s continued employment with BioTrackTHC (see Note 5 and 15).
19.	Income Taxes
No provision for U.S. federal or state income taxes has been recorded as the Company has incurred net operating losses since inception. Significant components of the Company’s net deferred income tax assets for the years ended December 31, 2019, 2018 and 2017 consist of income tax loss carryforwards. These amounts are available for carryforward for use in offsetting taxable income of future years through 2035. Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry-forward period. Utilization of the net operating loss carry-forwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. Due to the Company’s history of operating losses, these deferred tax assets arising from the future tax benefits are currently not likely to be realized and are thus reduced to zero by an offsetting valuation allowance. As a result, there is no provision for income taxes.
For the years ended December 31, 2019, 2018 and 2017, the Company has a net operating loss carry forwards of approximately $18,025,000, $12,686,000 and $7,380,000, respectively. Utilization of these net loss carry forwards is subject to the limitations of Internal Revenue Code Section 382. The Company applied a 100% valuation reserve against the deferred tax benefit as the realization of the benefit is not certain.
20.	Commitments and Contingencies
Under Topic 842, operating lease expense is generally recognized evenly on a straight-line basis. The Company has operating leases primarily consisting of facilities with remaining lease terms of one year to five years. The lease term represents the period up to the early termination date unless it is reasonably certain that the Company will not exercise the early termination option. Certain leases include rental payments that are adjusted periodically based on changes in consumer price and other indices.
Leases with an initial term of twelve months or less are not recorded on the consolidated balance sheet. For lease agreements entered into or reassessed after the adoption of Topic 842, the Company combines the lease and non-lease components in determining the lease liabilities and ROU assets.
Activity related to the Company’s leases was as follows:
Year Ended December 31, 2019
Operating lease expense	$513,008
Cash paid for amounts included in the measurement of operating lease liabilities	$389,380
ROU assets obtained in exchange for operating lease obligations	$1,499,752
The Company’s lease agreements generally do not provide an implicit borrowing rate, therefore an internal incremental borrowing rate is determined based on information available at lease commencement date for purposes of determining the present value of lease payments. The Company used the incremental borrowing rate on December 31, 2018 for all leases that commenced prior to that date.
ROU lease assets and lease liabilities for the Company’s operating leases were recorded in the consolidated balance sheet as follows:
As of December 31, 2019
Other assets	$1,091,065
Accounts payable and accrued liabilities	$373,710
Other long-term liabilities	783,230
Total lease liabilities	$1,156,940
Weighted average remaining lease term (in years)	2.91
Weighted average discount rate	6.00%
The Company is obligated under operating lease agreements for office facilities in Colorado, Florida, Washington and Hawaii, which expire in February and March 2021.
Rent expense incurred under the Company’s operating leases amounted to $561,530 and $362,607 during the years ended December 31, 2019 and 2018, respectively.

Future lease payments included in the measurement of lease liabilities on the consolidated balance sheet as of December 31, 2019, for the following five fiscal years and thereafter were as follows:
As of December 31, 2019
2020	$393,413
2021	248,223
2022	195,144
2023	200,944
2024	205,435
Thereafter	—
Total future minimum lease payments	$1,243,159
Less imputed interest	(86,219)
Total	$1,156,940
As of December 31, 2019, the Company had additional operating lease obligations for a lease with a future effective date of approximately $600,000. This operating lease will commence during the first quarter of fiscal 2022 with a lease term of three years.
As of December 31, 2019 the future minimum lease payments, as defined under the previous lease accounting guidance of ASC 840, under noncancelable operating leases for the following five fiscal years and thereafter are as follows:
Years Ending December 31,	Future Minimum Lease Payments
2020	420,291
2021	275,223
2022	198,144
2023	199,144
2024	205,135
Thereafter	—
Total	$1,297,937
21.	Segment Reporting
FASB ASC 280-10-50 requires use of the “management approach” model for segment reporting. The management approach is based on the way a company’s management organized segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision–making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision–making group is composed of the Chief Executive Officer. The Company operates in three segments, Security and guarding, Systems installation and Software.
Asset information by operating segment is not presented below since the chief operating decision maker does not review this information by segment. The reporting segments follow the same accounting policies used in the preparation of the Company’s consolidated financial statements.

The following represents selected information for the Company’s reportable segments:
	For the Years Ended December 31,
	2019	2018	2017
Security and guarding
Revenue	$593,031	$644,027	787,080
Cost of revenue	511,713	442,009	405,470
Gross profit	81,318	202,018	381,610
Total operating expenses(1)	5,952,897	9,563,255	3,851,294
Loss from operations	(5,871,579)	(9,361,237)	(3,469,684)
Total other income	558,646	3,032,596	(6,882,705)
Total net loss	$(5,312,933)	$(6,328,641)	(10,352,389)

Systems installation
Revenue	$783,192	$499,138
Cost of revenue	854,801	531,567
Gross loss	(71,609)	(32,429)
Total operating expenses	545,474	168,159
Loss from operations	(617,083)	(200,588)
Total other income (expense)	88,903	(273,642)
Total net loss	$(528,180)	$(474,230)
Software
Revenue	$9,486,472	$4,174,963
Cost of revenue	3,318,455	1,819,299
Gross profit	6,168,017	2,355,664
Total operating expenses	9,616,488	3,046,390
Loss from operations	(3,448,471)	(690,726)
Total other income	181	98
Total net loss	$(3,448,290)	$(690,628)
(1)
Total operating expenses for the years ended December 31, 2019, 2018 and 2017 contained certain corporate expenditures totaling $5,399,184, $8,687,900 and $3,425,626, respectively, which benefit all segments of the business but are not specifically allocable to any one segment.

22.	Subsequent Events
On February 10, 2020, the Company and Advantage Platform Services Inc. (“Advantage”) entered into an Agreement for the Purchase and Sale of Future Receipts (the “Future Receipts Agreement”). Pursuant to the terms and conditions of the Future Receipts Agreement, the Company sold to Advantage 15% of the proceeds of future sales made by the Company, up to $660,000 (“Future Sales Amount”), for an immediate cash payment by Advantage of $500,000 (“Purchase Price”). The Future Receipts Agreement includes an origination fee of $15,000, which was deducted from the Purchase Price, and weekly payments of $15,000 for eight weeks followed by weekly payments of $20,000 to be made by the Company to Advantage until the Future Sales Amount is paid in full.
On February 14, 2020 John Audet filed a complaint in 15th Judicial Circuit in and for Palm Beach County, Florida against multiple parties, including Green Tree International (“GTI”), claiming that he owned 10% of GTI. The Company believes the lawsuit is wholly without merit and will defend itself from these claims vigorously.
On March 6, 2020, Terence Ferraro resigned as a director of (the Company). On the same date, the Company’s Board of Directors appointed Garvis Toler III as a director to fill the vacancy. TJ Ferraro’s resignation was not due to a disagreement with the Company’s Board of Directors or management or any matter relating to the Company’s operations, policies or procedures.
During January and February 2020, the holder of a 25% fixed secured convertible promissory note issued by the Company elected its option to partially convert $140,000 in principal of the convertible note into 435,554 shares of the Company’s common stock.
During March 2020, the holder of a 10% fixed secured convertible promissory note issued by the Company elected its option to partially convert $120,000 in principal of the convertible note into 1,084,186 shares of the Company’s common stock.
On January 28, 2020, the Company entered into a securities purchase agreement pursuant to which the Company agreed to sell 270,270 shares of restricted common stock of the Company and 135,135 warrants to purchase shares of restricted common stock of the Company for an aggregate purchase price of $100,000. The warrants are exercisable at $.40 per warrant and expire four years after issuance.
On February 29, 2020 the Company and Patrick Vo entered into a Separation Agreement and General Release (the “Separation Agreement”). As part of the Separation Agreement Patrick Vo forfeited 1,634,670 vested and unexercised stock options to purchase shares of the Company’s common stock.
On July 31, 2020, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Invicta Security CA Corporation, a Delaware corporation (“Buyer”), Invicta Services LLC, a Delaware limited liability company (“Invicta”), Boss Security Solutions, Inc., a Colorado corporation (“Boss”), Security Consultants Group, LLC, a Colorado limited liability company (“SCG”), Tan’s International LLC, a California limited liability company (“Tan LLC”), and Tan’s International Security, Inc., a California corporation (“Tan Security”, collectively with Boss, SCG and Tan LLC, the “Sellers” or individually a “Seller”). Pursuant to the terms and conditions of the Agreement, the Sellers sold, assigned, transferred, and delivered to Buyer the Assets (as defined in the Agreement) and Buyer paid aggregate consideration of $1,750,000 and assumed the Assumed Liabilities (as defined in the Agreement). The Assets included but were not limited to the right, title and interest in and to all assets and property, tangible and intangible, of every kind and description, used in, related to or necessary for the security guarding and protective guarding services business conducted by the Sellers. The Agreement contained certain customary representations and warranties made by the parties. The Sellers and Helix agreed to various customary covenants, including, among others, covenants regarding non-competition, the use and disclosure of confidential information, and the non-solicitation of business relationships. As collateral for Sellers’ indemnification obligations, Buyer held back $600,000 of the consideration pursuant to Section 2.3 of the Agreement.

HELIX TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	September 30, 2020	December 31, 2019
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$1,677,041	$556,858
Accounts receivable, net	744,906	909,503
Prepaid expenses and other current assets	1,271,273	737,159
Costs & earnings in excess of billings	280,464	257,819
Other receivable	600,000	—
Current assets held for sale	—	1,056,885
Total current assets	4,573,684	3,518,224
Property and equipment, net	1,359,351	771,228
Intangible assets, net	9,768,319	14,395,287
Goodwill	9,743,281	52,894,399
Deposits and other assets	903,809	1,066,930
Promissory note receivable	75,000	75,000
Non-current assets held for sale	—	961,929
Total assets	$26,423,444	$73,682,997

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	2,848,988	2,810,854
Billings in excess of costs	68,542	164,663
Notes payable, current portion	496,671	10,814
Obligation pursuant to acquisition	—	50,000
Convertible notes payable, net of discount	1,125,983	832,492
Convertible notes payable, net of discount - related party	1,285,220	1,584,360
Warrant liability	88,750	715,259
Promissory notes	—	300,000
Current liabilities held for sale	—	466,283
Total current liabilities	5,914,154	6,934,725
Long-term liabilities:
Notes payable and financing arrangements, net of current portion	31,700	422,059
Convertible notes payable, net of discount	385,000	385,000
Other long-term liabilities	621,781	776,512
Non-current liabilities held for sale	—	17,746
Total long-term liabilities	1,038,481	1,601,317
Total liabilities	6,952,635	8,536,042
Shareholders’ equity:
Preferred stock (Class A), $0.001 par value, 3,000,000 shares authorized; 1,000,000 issued and outstanding as of September 30, 2020 and December 31, 2019	1,000	1,000
Preferred stock (Class B), $0.001 par value, 17,000,000 shares authorized; 13,784,201 issued and outstanding as of September 30, 2020 and December 31, 2019	13,784	13,784
Common stock; par value $0.001; 200,000,000 shares authorized; 116,413,095 shares issued and outstanding as of September 30, 2020; 93,608,619 shares issued and outstanding as of December 31, 2019	116,413	93,608
Additional paid-in capital	103,477,098	100,906,143
Accumulated other comprehensive income (loss)	30,363	(79,901)
Accumulated deficit	(84,167,849)	(35,787,679)
Total shareholders’ equity	19,470,809	65,146,955
Total liabilities and shareholders’ equity	$26,423,444	$73,682,997
See accompanying notes to the unaudited condensed consolidated financial statements

HELIX TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Security monitoring	$84,147	$135,218	$279,042	$436,976
Systems installation	30,555	245,272	346,460	447,880
Software	2,778,356	2,357,078	8,174,850	6,872,210
Total revenues	$2,893,058	$2,737,568	$8,800,352	$7,757,066
Cost of revenue	918,150	1,318,825	2,848,674	3,594,491
Gross margin	1,974,908	1,418,743	5,951,678	4,162,575
Operating expenses:
Selling, general and administrative	549,770	1,020,819	1,759,196	2,825,765
Salaries and wages	1,583,413	1,275,745	4,405,203	3,505,165
Professional and legal fees	465,503	665,093	1,237,705	2,082,204
Depreciation and amortization	1,049,235	1,179,597	3,320,641	3,516,418
Loss on impairment of intangible assets	39,963,107	—	41,333,085	—
Total operating expenses	43,611,028	4,141,254	52,055,830	11,929,552
Loss from continuing operations	(41,636,120)	(2,722,511)	(46,104,152)	(7,766,977)
Other (expense) income:
Change in fair value of convertible note	(321,915)	430,766	(1,104,856)	288,425
Change in fair value of convertible note - related party	—	491,442	498,233	(213,828)
Change in fair value of warrant liability	67,039	1,224,601	682,717	3,462,746
Change in fair value of contingent consideration	—	—	—	(880,050)
Gain on asset disposal	239,825	—	239,825	—
Loss on conversion of convertible note	(111,902)	—	(1,536,324)	—
Loss on issuance of warrants	—	—	—	(787,209)
Gain on reduction of obligation pursuant to acquisition	—	—	2,000	—
Interest expense	(355,469)	(538,591)	(1,029,979)	(1,227,271)
Other income	—	—	37,507	—
Other (expense) income, net	(482,422)	1,608,218	(2,210,877)	642,813
Loss from continuing operations	$(42,118,542)	$(1,114,293)	$(48,315,029)	$(7,124,164)
Loss from discontinued operations	$(70,259)	$(141,276)	$(65,141)	$(160,798)
Net Loss	$(42,188,801)	$(1,255,569)	$(48,380,170)	$(7,284,962)
Other comprehensive income (loss):
Changes in foreign currency translation adjustment	62,069	(118,003)	110,264	(114,346)
Total other comprehensive income (loss)	62,069	(118,003)	110,264	(114,346)
Total comprehensive loss	(42,126,732)	(1,373,572)	(48,269,906)	(7,399,308)
Net loss attributable to common shareholders	$(42,126,732)	$(1,373,572)	$(48,269,906)	$(7,399,308)
Loss from continuing operations:
Basic	$(0.36)	$(0.01)	$(0.46)	$(0.09)
Diluted	$(0.36)	$(0.01)	$(0.46)	$(0.09)
Income (loss) from discontinued operations:
Basic	$0.00	$(0.00)	$0.00	$(0.00)
Diluted	$0.00	$(0.00)	$0.00	$(0.00)
Loss attributable to common shareholders:
Basic	$(0.36)	$(0.02)	$(0.46)	$(0.10)
Diluted	$(0.36)	$(0.02)	$(0.46)	$(0.10)
Weighted average common shares outstanding:
Basic	116,068,876	79,295,278	105,402,831	76,038,782
Diluted	116,068,876	79,295,278	105,402,831	76,038,782
See accompanying notes to the unaudited condensed consolidated financial statements

HELIX TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(UNAUDITED)
	Common Stock		Preferred Stock (Class A)		Preferred Stock (Class B)		Additional Paid- In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at June 30, 2020	115,323,931	$115,324	1,000,000	$1,000	13,784,201	$13,784	$105,755,784	$(31,706)	$(41,979,048)	$63,875,138
Issuance of common stock resulting from convertible note conversion	2,269,438	2,269					287,633			289,902
Share-based compensation expense	1,810,000	1,810					547,202			549,012
Issuance of common stock resulting from exercise of stock options	650,000	650					70,850			71,500
Issuance of common stock resulting from cashless exercise of stock options	500,000	500					(500)			—
Issuance of common stock resulting from convertible note PIK interest (paid)										—
Holdback of common stock resulting from finalized allocation of purchase price as part of Green Tree acquisition	(4,140,274)	(4,140)					(3,183,871)			(3,188,011)
Foreign currency translation								62,069		62,069
Net loss									(42,188,801)	(42,188,801)
Balance at September 30, 2020	116,413,095	$116,413	1,000,000	$1,000	13,784,201	$13,784	$103,477,098	$30,363	$(84,167,849)	$19,470,809
Balance at June 30, 2019	75,747,718	$75,748	1,000,000	$1,000	13,784,201	$13,784	$86,489,136	21,648	$(32,236,903)	$54,364,413
Share-based compensation expense							352,341			352,341
Restricted common stock issued as part of Green Tree acquisition	16,765,727	16,766					12,892,845			12,909,611
Issuance of common stock resulting from convertible note PIK interest (paid)	16,568	17					14,046			14,063
Foreign currency translation								(118,003)		(118,003)
Net loss									(1,255,569)	(1,255,569)
Balance at September 30, 2019	92,530,013	$92,531	1,000,000	$1,000	13,784,201	$13,784	$99,748,368	$(96,355)	$(33,492,472)	$66,266,856
Balance at December 31, 2019	93,608,619	$93,608	1,000,000	$1,000	13,784,201	$13,784	$100,906,143	$(79,901)	$(35,787,679)	$65,146,955
Issuance of common stock per investment unit agreements	11,433,790	11,434					1,260,345			1,271,779
Issuance of common stock resulting from convertible note conversion	11,179,269	11,179					2,659,453			2,670,632
Share-based compensation expense	2,313,800	2,314					1,618,302			1,620,616
Issuance of common stock resulting from exercise of stock options	1,350,000	1,350					161,150			162,500
Issuance of common stock resulting from cashless exercise of warrants	500,000	500					(500)			—
Issuance of common stock resulting from convertible note PIK interest (paid)	167,891	168					56,076			56,244
Holdback of common stock resulting from finalized allocation of purchase price as part of Green Tree acquisition	(4,140,274)	(4,140)					(3,183,871)			(3,188,011)
Foreign currency translation								110,264		110,264
Net loss									(48,380,170)	(48,380,170)
Balance at September 30, 2020	116,413,095	$116,413	1,000,000	$1,000	13,784,201	$13,784	$103,477,098	$30,363	$(84,167,849)	$19,470,809
Balance at December 31, 2018	72,660,825	$72,660	1,000,000	$1,000	13,784,201	$13,784	$82,831,014	17,991	$(26,207,510)	$56,728,939
Issuance of common stock per investment unit agreements	1,421,889	1,422					66,247			67,669
Issuance of common stock resulting from convertible note conversion	155,421	156					117,781			117,937
Share-based compensation expense	270,000	270					1,241,471			1,241,741
Issuance of common stock resulting from exercise of stock options	78,644	79					26,534			26,613
Issuance of common stock resulting from cashless exercise of stock options	109,931	110					(110)			—
Restricted common stock issued as part of the Tan Security acquisition	250,000	250					709,750			710,000
Issuance of common stock in satisfaction of contingent consideration	733,300	733					1,787,921			1,788,654
Issuance of common stock resulting from convertible note PIK interest (paid)	84,276	85					74,915			75,000
Restricted common stock issued as part of Green Tree acquisition	16,765,727	16,766					12,892,845			12,909,611
Foreign currency translation								(114,346)		(114,346)
Net loss									(7,284,962)	(7,284,962)
Balance at September 30, 2019	92,530,013	$92,531	1,000,000	$1,000	13,784,201	$13,784	$99,748,368	$(96,355)	$(33,492,472)	$66,266,856
See accompanying notes to the unaudited condensed consolidated financial statements

HELIX TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(48,380,170)	$(7,284,962)
Income (loss) from discontinued operations	(65,141)	(160,798)
Loss from continuing operations	$(48,315,029)	$(7,124,164)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,320,641	3,516,418
Accretion of debt discounts	340,772	922,965
Loss on issuance of warrants	—	787,209
Provision for doubtful accounts	395,995	199,215
Share-based compensation expense	1,620,616	1,241,741
Change in fair value of convertible notes, net of discount	1,104,856	(288,425)
Change in fair value of warrant liability	(682,717)	(3,462,746)
Change in fair value of convertible notes, net of discount - related party	(498,233)	213,828
Change in fair value of contingent consideration	—	880,050
Loss on conversion of convertible note	1,536,324	—
Loss on impairment of intangible assets	41,333,085	—
Gain on asset disposal	(239,825)	—
Gain on reduction of obligation pursuant to acquisition	(2,000)	—
Gain on reduction of contingent consideration	—	(100,000)
Change in operating assets and liabilities:
Accounts receivable	620,859	(86,398)
Prepaid expenses	(536,692)	(239,374)
Deposits	19,146	144,488
Due from related party	—	(32,489)
Costs in excess of billings	(22,645)	12,401
Other receivable	(600,000)	—
Accounts payable and accrued expenses	40,674	832,690
Billings in excess of costs	(96,121)	(28,687)
Right of use assets and liabilities	(27,561)	37,848
Other long-term liabilities	—	2,000
Net cash used in continued operations	(769,203)	(2,571,430)
Net cash provided by (used in) discontinued operations	30,525	(197,618)
Net cash used in operating activities	(738,678)	(2,769,048)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(619,483)	(657,765)
Purchase of domain names	—	(21,856)
Payments for business combination, net of cash acquired	—	(126,667)
Payments for asset acquisition	(48,000)	—
Proceeds from sale of security and guarding business	1,150,000	—
Net cash provided by (used in) continued operations	482,517	(806,288)
Net cash used in discontinued operations	—	(89,118)
Net cash provided by (used in) investing activities	482,517	(895,406)
See accompanying notes to the unaudited condensed consolidated financial statements

	For the Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM FINANCING ACTIVITIES:
Promissory note receivable	—	(75,000)
Payments pursuant to advances from related parties	—	(45,250)
Payments pursuant to notes payable	(429,521)	(15,401)
Payments pursuant to a promissory note	(300,000)	(280,000)
Proceeds from notes payable and financing arrangements	500,000	9,363
Proceeds from the issuance of a promissory note	—	580,000
Proceeds from the issuance of convertible notes payable	—	2,732,500
Proceeds from the issuance of common stock and warrants	1,490,487	1,306,313
Net cash provided by financing activities	1,260,966	4,212,525
Effect of foreign exchange rate changes on cash	115,378	(179,988)
Net change in cash	1,120,183	368,083
Cash, beginning of period	556,858	208,945
Cash, end of period	$1,677,041	$577,028

Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$128,475	$40,625
Common stock issued pursuant to convertible notes payable	$2,670,632	$117,937
Debt discount for warrant liability	$—	$(1,578,225)
Equity issued pursuant to acquisition	$—	$13,619,611
Security Grade acquisition consideration settlement	$—	$—
Cash payable pursuant to acquisition	$—	$50,000
PIK interest payment of common stock	$56,244	$75,000
Common stock issued pursuant to contingent consideration as part of acquisition	$—	$1,788,654
Supplemental non-cash amounts of lease liabilities arising from obtaining right of use assets	$301,396	$1,485,511
See accompanying notes to the unaudited condensed consolidated financial statements

HELIX TECHNOLOGIES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
1. Description of Business
Helix Technologies, Inc. (the “Company” or “Helix”) was incorporated in Delaware on March 13, 2014. Pursuant to the acquisition of the assets of Helix TCS, LLC, as discussed below, we changed our name from Jubilee4 Gold, Inc. to Helix TCS, Inc. effective October 25, 2015. Effective June 5, 2020, the Company changed its name from Helix TCS, Inc. to Helix Technologies, Inc.
Effective October 25, 2015, we entered into an acquisition and exchange agreement with Helix TCS, LLC. We closed the transaction contemplated under the acquisition and exchange agreement on December 23, 2015 and Helix TCS, LLC was merged into and with Helix.
Effective October 1, 2015, for accounting purposes, as part of an acquisition amounting to a reorganization dated December 21, 2015, Helix Opportunities LLC exchanged 100% of Helix TCS, LLC and its wholly-owned subsidiaries, Security Consultants Group, LLC and Boss Security Solutions, Inc. to the Company in exchange for 20 million common shares and 1 million convertible preferred shares of the Company.
The acquisition of Helix was treated as a recapitalization for financial accounting purposes. Jubilee4 Gold, Inc. is considered the acquiree for accounting purposes and their historical financial statements before the Acquisition Agreement were replaced with the historical financial statements of the Company. The common stock account of the Company continues post-merger, while the retained earnings of the acquiree is eliminated. Furthermore, on April 11, 2016, the Company acquired the assets of Revolutionary Software, LLC (“Revolutionary”).
On March 3, 2018, Helix Technologies, Inc. and its wholly owned subsidiary, Helix Acquisition Sub, Inc. (“BioTrackTHC Merger Sub”), entered into an Agreement and Plan of Merger (the “BioTrackTHC Merger Agreement”) with Bio-Tech Medical Software, Inc. (“BioTrackTHC”) and Terence J. Ferraro, as the representative of the BioTrackTHC stockholders, pursuant to which BioTrackTHC Merger Sub merged with and into BioTrackTHC (the “BioTrackTHC Merger”).
On June 1, 2018 (the “BioTrackTHC Closing Date”), in connection with closing the BioTrackTHC Merger, the Company issued 38,184,985 unregistered shares of its common stock to BioTrackTHC stockholders, of which 1,852,677 shares were held back to satisfy indemnification obligations in the BioTrackTHC Merger Agreement, if necessary. The Company also assumed the Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan (“BioTrackTHC Stock Plan”), pursuant to which options exercisable in the amount of 8,132,410 shares of common stock are outstanding. As a result, BioTrackTHC stockholders owned approximately 48% of the Company on a fully diluted basis as of the BioTrackTHC Closing Date.
On August 3, 2018 (the “Engeni Closing Date”), the Company and its wholly owned subsidiary, Engeni Merger Sub, LLC (“Engeni Merger Sub”), entered into an Agreement and Plan of Merger (the “Engeni Merger Agreement”) with Engeni LLC (“Engeni US”), Engeni S.A (“Engeni SA”), Scott Zienkewicz, Nicolas Heller and Alberto Pardo Saleme (the Engeni US members), and Scott Zienkewicz, as the representative of the Engeni US members. Pursuant to the Engeni Merger Agreement, Engeni Merger Sub merged with and into Engeni US, with Engeni US surviving the merger as a wholly-owned subsidiary of the Company (the “Engeni Merger”).
On the Engeni Closing Date, in connection with closing the Engeni Merger Agreement, the Company issued 366,700 shares of Company common stock to Engeni US members. Furthermore, the Company subsequently issued Engeni US members 733,300 shares of Company common stock on April 2, 2019.
On April 1, 2019 (“Tan Security Closing Date”), the Company entered into a Membership Interest and Stock Purchase Agreement (the “Tan Security Acquisition Agreement”) with Tan’s International Security and Tan’s International LLC (collectively, “Tan Security”). Pursuant to the Tan Security Acquisition Agreement, the Company purchased all membership interests and capital stock of Tan Security and collectively holds 100% of the interests of Tan Security (the “Tan Security Acquisition”).

On February 5, 2019, the Company and its wholly owned subsidiary, Merger Sub, entered into an Agreement and Plan of Merger (the “Amercanex Merger Agreement”) with Green Tree International, Inc. (“GTI”) and Steve Janjic, as the representative of the GTI shareholders, pursuant to which Merger Sub merged with and into GTI (the “GTI Merger”).
On September 10, 2019 (the “GTI Closing Date”), the Company closed the GTI Merger and entered into an Addendum No. 1 to the Amercanex Merger Agreement acknowledging and approving certain events that occurred since signing as well as implementing various related amendments to the Amercanex Merger Agreement. In connection with closing the GTI Merger, the Company issued 16,765,727 unregistered shares of Company common stock to GTI shareholders, of which 4,140,274 shares were held back to satisfy indemnification obligations in the Amercanex Merger Agreement, if necessary.
On July 31, 2020, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Invicta Security CA Corporation, a Delaware corporation (“Buyer”), Invicta Services LLC, a Delaware limited liability company (“Invicta”), Boss Security Solutions, Inc., a Colorado corporation (“Boss”), Security Consultants Group, LLC, a Colorado limited liability company (“SCG”), Tan’s International LLC, a California limited liability company (“Tan LLC”), and Tan’s International Security, Inc., a California corporation (“Tan Security”, collectively with Boss, SCG and Tan LLC, the “Sellers” or the “discontinued entities” or individually a “Seller”). Pursuant to the terms and conditions of the Agreement, the Sellers sold, assigned, transferred, and delivered to Buyer the Assets (as defined in the Agreement) and Buyer paid aggregate consideration of $1,750,000 and assumed the Assumed Liabilities (as defined in the Agreement). The Assets included but were not limited to the right, title and interest in and to all assets and property, tangible and intangible, of every kind and description, used in, related to or necessary for the security guarding and protective guarding services business conducted by the Sellers. The Agreement contained certain customary representations and warranties made by the parties. The Sellers and Helix agreed to various customary covenants, including, among others, covenants regarding non-competition, the use and disclosure of confidential information, and the non-solicitation of business relationships. As collateral for Sellers’ indemnification obligations, Buyer held back $600,000 of the consideration pursuant to the Agreement. See Note 6 for additional details.
2. Going Concern Uncertainty, Financial Condition and Management’s Plans
The Company believes that there is substantial doubt about the Company’s ability to continue as a going concern. The Company believes that its available cash balance as of the date of this filing will not be sufficient to fund its anticipated level of operations for at least the next 12 months. The Company believes that its ability to continue operations depends on its ability to sustain and grow revenue and results of operations as well as its ability to access capital markets when necessary to accomplish the Company’s strategic objectives. The Company believes that it will continue to incur losses for the immediate future. The Company expects to finance future cash needs from its results of operations and, depending on the results of operations, the Company may need additional equity or debt financing until it can achieve profitability and positive cash flows from operating activities, if ever.
At September 30, 2020, the Company had a working capital deficit of $1,340,470 as compared to a working capital deficit of $3,416,501 at December 31, 2019. The decrease of $2,076,031 in the Company’s working capital deficit from December 31, 2019 to September 30, 2020 was primarily the result of proceeds received from the sale of common stock, a reduction in accounts receivable, and non-cash decreases in the fair market value of the Company’s convertible notes and warrant liability.
On March 11, 2020, the World Health Organization (“WHO”) recognized COVID-19 as a global pandemic, prompting many national, regional, and local governments, including in the markets that the Company operates in, to implement preventative or protective measures, such as travel and business restrictions, wide-sweeping quarantines and stay-at-home orders. While the Company is actively working to successfully navigate the financial, operational, and personnel challenges presented by the COVID-19 pandemic, the full extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on future developments, including the duration and spread of the pandemic and related actions taken by the U.S. government, state and local government officials, and international governments to prevent disease spread, all of which are uncertain, out of the Company’s control and cannot be predicted at this time.
The Company’s future capital requirements for its operations will depend on many factors, including the profitability of its businesses, the number and cash requirements of other acquisition candidates that the

Company pursues, and the costs of operations. The Company has been investing in upgrading the capabilities of its software business. The Company’s management has taken several actions to ensure that it will have sufficient liquidity to meet its obligations for the next twelve months, including growing and diversifying its revenue streams, selectively reducing expenses, and considering additional funding. Additionally, if the Company’s actual revenues are less than forecasted, the Company anticipates that variable expenses will also decline, and the Company’s management can implement expense reduction as necessary. The Company is evaluating other measures to further improve its liquidity, including the sale of equity or debt securities. Lastly, the Company may elect to reduce certain related-party and third-party debt by converting such debt into common shares. The Company’s management believes that these actions will enable the Company to meet its liquidity requirements for the next twelve months. There is no assurance that the Company will be successful in any capital-raising efforts that it may undertake to fund operations during 2020 and beyond.
The Company plans to generate positive cash flow from BioTrackTHC to address some of the liquidity concerns. However, to execute the Company’s business plan, service existing indebtedness and implement its business strategy, the Company anticipates that it will need to obtain additional financing from time to time and may choose to raise additional funds through public or private equity or debt financings, borrowings from affiliates or other arrangements. The Company cannot be sure that any additional funding, if needed, will be available on terms favorable to the Company or at all. Furthermore, any additional capital raised through the sale of equity or equity-linked securities may dilute the Company’s current stockholders’ ownership and could also result in a decrease in the market price of the Company’s common stock. The terms of those securities issued by the Company in future capital transactions may be more favorable to new investors and may include the issuance of warrants or other derivative securities, which may have a further dilutive effect. The Company also may be required to recognize non-cash expenses in connection with certain securities it issues, such as convertible notes and warrants, which may adversely impact the Company’s operating results and financial condition. Furthermore, any debt financing, if available, may subject the Company to restrictive covenants and significant interest costs. There can be no assurance that the Company will be able to raise additional capital, when needed, to continue operations in their current form.
3. Summary of Significant Accounting Policies
Principles of Consolidation
The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, which include Helix TCS, LLC (“Helix TCS”), Security Grade, BioTrackTHC (since June 1, 2018), Engeni US (since August 3, 2018), and Green Tree International, Inc. (since September 10, 2019). As of July 31, 2020, the date of the consummation of the sale of the Guarding segment, formerly owned subsidiaries Security Consultants Group, LLC (“Security Consultants”), Boss Security Solutions, Inc. (“Boss Security”), and Tan Security are presented as part of discontinued operations. These interim statements should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2019.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Changes in estimates and assumptions are reflected in reported results in the period in which they become known. Use of estimates includes the following: 1) allowance for doubtful accounts, 2) estimated useful lives of property, equipment and intangible assets, 3) intangibles impairment, 4) valuation of convertible notes payable and 5) revenue recognition. Actual results could differ from estimates.
Discontinued Operations
In the third quarter of 2020, the Company determined that the Security and Guarding segment met the criteria to be classified as a discontinued operation as a result of the combined sale of the assets of Security Consultants, Boss Security, and Tan Security. These businesses represented the majority of the Company’s Security and Guarding segment.

As the combined sale of the Security and Guarding segment represented a strategic shift that will have a major effect on our operations and financial results, these businesses were presented in discontinued operations separate from continuing operations for the three and nine months ended September 30, 2020 and 2019, as applicable.
Cash
Cash consists of checking accounts. The Company considers all highly liquid investments purchased with a maturity of three months or less at the time of purchase to be cash equivalents. The Company has no cash equivalents as of September 30, 2020 or December 31, 2019.
From time to time, the Company’s cash balances may exceed FDIC-insured limits. As of September 30, 2020, and December 31, 2019, the Company’s cash balances exceeded FDIC-insured limits by approximately $1,078,000 and $120,000, respectively. The Company’s cash accounts have been placed with high credit quality financial institutions. The Company has not experienced, nor does it anticipate, any losses with respect to such accounts.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by the review of their current credit information; and determines the allowance for doubtful accounts based on historical write-off experience, customer specific facts and economic conditions.
Management charges balances off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company determines when receivables are past due, or delinquent based on how recently payments have been received.
Outstanding account balances are reviewed individually for collectability. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Allowance for doubtful accounts was $362,631 and $273,138 at September 30, 2020 and December 31, 2019, respectively.
Long-Lived Assets, Including Definite Lived Intangible Assets
Long-lived assets, other than goodwill and other indefinite-lived intangibles, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets. Definite-lived intangible assets primarily consist of non-compete agreements and customer relationships. For long-lived assets used in operations, impairment losses are only recorded if the asset’s carrying amount is not recoverable through its undiscounted, probability-weighted future cash flows. The Company measures the impairment loss based on the difference between the carrying amount and the estimated fair value. When an impairment exists, the related assets are written down to fair value.
Goodwill
Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is carried at cost. Goodwill is not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair value-based test. Helix reviews goodwill for possible impairment annually during the fourth quarter, or whenever events or circumstances indicate that the carrying amount may not be recoverable.
The impairment model prescribes a two-step method for determining goodwill impairment. However, an entity is permitted to first assess qualitative factors to determine whether the two-step goodwill impairment test is necessary. The qualitative factors considered by Helix may include, but are not limited to, general economic conditions, Helix’s outlook, market performance of Helix’s industry and recent and forecasted financial performance. Further testing is only required if the entity determines, based on the qualitative assessment, that it is more likely than not that a reporting unit’s fair value is less than its carrying amount. Otherwise, no further impairment testing is required. In the first step, Helix determines the fair value of its reporting unit using a discounted cash flow analysis. If the net book value of the reporting unit exceeds its fair value, Helix then performs the second step of the impairment test, which requires allocation of the reporting unit’s fair value to all of its assets and liabilities using the acquisition method prescribed under authoritative guidance for business combinations with any residual fair value being allocated to goodwill. An impairment charge is recognized when the implied fair value of Helix’s goodwill is less than its carrying amount.
Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges in future periods. Such assumptions include projections of future cash flows and the current fair value of the asset
Accounting for Acquisitions
In accordance with the guidance for business combinations, the Company determines whether a transaction or other event is a business combination, which requires that the assets acquired, and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method. If the assets acquired are not a business, the Company accounts for the transaction or other event as an asset acquisition. Under both methods, the Company recognizes the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company capitalizes acquisition-related costs and fees associated with asset acquisitions and immediately expenses acquisition-related costs and fees associated with business combinations.
The Company accounts for its business combinations under the provisions of Accounting Standards Codification (“ASC”) Topic 805-10, Business Combinations (“ASC 805-10”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including non-controlling interests, are recorded at the date of acquisition at their respective fair values. ASC 805-10 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. Acquisition-related expenses are recognized separately from the business combinations and are expensed as incurred. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date and any changes in fair value after the acquisition date are accounted for as measurement-period adjustments. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as earn-outs, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value are recognized in earnings.
Business Combinations
The Company accounts for its business combinations under the provisions of Accounting Standards Codification (“ASC”) Topic 805-10, Business Combinations (“ASC 805-10”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed, including non-controlling interests, are recorded at the date of acquisition at their respective fair values. ASC 805-10 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. Acquisition-related expenses are recognized separately from the business combinations and are expensed as incurred. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date and any changes in fair value after the acquisition date are accounted for as measurement-period adjustments. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as earn-outs, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value are recognized in earnings.
The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, was determined using established valuation techniques. The estimated fair value of the net assets acquired was determined using the income approach to valuation based on the discounted cash flow method. Under this method, expected future cash flows of the business on a stand-alone basis are discounted back to a present value. The estimated fair value of identifiable intangible assets, consisting of software and trade name acquired were determined using the relief from royalty method.

The most significant assumptions under the relief from royalty method used to value software and trade names include: estimated remaining useful life, expected revenue, royalty rate, tax rate, discount rate and tax amortization benefit. The discounted cash flow method used to value non-compete agreements includes assumptions such as: expected revenue, term of the non-compete agreements, probability and ability to compete, operating margin, tax rate and discount rate. Management has developed these assumptions on the basis of historical knowledge of the business and projected financial information of the Company. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of management, and such variations may be significant to estimated values.
Revenue Recognition
Under FASB Topic 606, Revenue from Contacts with Customers (“ASC 606”), the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under ASC 606: (i) identify contract(s) with a customer; (ii) identify the performance obligation(s) in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligation(s) in the contract; and (v) recognize revenues when (or as) the Company satisfies a performance obligation.
The security services revenue is generated from performing armed and unarmed guarding which is contracted for on an hourly basis. Revenues associated with these contracted services are recognized under time-based arrangements as services are provided.
Additionally, the Company provides transportation security services, which are generally contracted for on a per-run basis and sometimes additional fees and surcharges are also billed to the client depending on the length of the run. Revenues associated with these services are recognized as the transportation service is provided. The guarding and transportation security business is now a discontinued operation. The Company still provides monitoring services.
The Company generates revenue from developing and licensing seed to sale cannabis compliance software to both private-sector and public-sector (government agencies) businesses that are involved in cannabis related operations. The Company also generates revenue from on-going training, support and software customization services.
Occasionally, the Company will enter into systems installation arrangements. Installation jobs are estimated based on the cost of equipment to be installed, the number of hours expected to be incurred to complete the job and other ancillary costs. Revenue associated with these services are recognized over the arrangement period.
Lastly, the Company generates monthly recurring revenues from Cannalytics, its business intelligence and data tool for commercial customers. Revenue is recognized monthly.
Segment Information
Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision-making group is composed of the Chief Executive Officer and the Chief Financial Officer, which reviews the financial performance and the results of operations of the segments prepared in accordance with GAAP when making decisions about allocating resources and assessing performance of the Company.
Asset information by operating segment is not presented since the chief operating decision maker does not review this information by segment. The reporting segments follow the same accounting policies used in the preparation of the Company’s consolidated financial statements.

Expenses
Cost of Revenue
The cost of revenues is the total cost incurred to obtain a sale and the cost of the goods or services sold. Cost of revenues primarily consisted of hourly compensation for security personnel and employees involved in the creation and development of licensing software.
Operating Expenses
Operating expenses encompass selling general and administrative expenses, salaries and wages, professional and legal fees and depreciation and amortization. Selling, general and administrative expenses consist primarily of rent/moving expenses, advertising and travel expenses. Salaries and wages is composed of non-revenue generating employees. Professional services are principally comprised of outside legal, audit, information technology consulting, marketing and outsourcing services as well as the costs related to being a publicly traded company.
Other Income
Other income consisted of a gain on the change in fair value of convertible notes, gain on the change in the fair value of warrant liability, loss on the change in fair value of convertible notes – related party, loss on the change in fair value of contingent consideration, loss on issuance of warrants and interest expense.
Property and Equipment
Property and equipment are stated at cost and depreciated on a straight-line basis over their estimated useful lives. Useful lives are 3 years for vehicles and 5 years for furniture and equipment. Maintenance and repairs are expensed as incurred and major improvements are capitalized. When assets are sold, or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in loss from operations.
Contingencies
Occasionally, the Company may be involved in claims and legal proceedings arising from the ordinary course of its business. The Company records a provision for a liability when it believes that it is both probable that a liability has been incurred, and the amount can be reasonably estimated. If these estimates and assumptions change or prove to be incorrect, it could have a material impact on the Company’s consolidated financial statements. Contingencies are inherently unpredictable, and the assessments of the value can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions.
Advertising
Advertising costs are expensed as incurred and included in selling, general and administrative expenses and amounted to $2,174 and $104,785 for the three months ended September 30, 2020 and 2019, respectively, and $9,581 and $350,840 for the nine months ended September 30, 2020 and 2019, respectively.
Foreign Currency
The local currency is the functional currency for one entity’s operations outside the United States. Assets and liabilities of these operations are translated to U.S. dollars at the exchange rate in effect at the end of each period. Income statement accounts are translated at the average exchange rate prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of other comprehensive loss within shareholders’ equity. Gains and losses from foreign currency transactions are included in net loss for the period.
Income Taxes
The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating loss for financial-reporting and tax-reporting purposes. Accordingly, for Federal and state income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal and state deferred tax asset for the nine months ended September 30, 2020 and 2019.
Comprehensive Loss
Comprehensive loss consists of consolidated net loss and foreign currency translation adjustments. Foreign currency translation adjustments included in comprehensive loss were not tax-effected as investments in international affiliates are deemed to be permanent.
Distinguishing Liabilities from Equity
The Company relies on the guidance provided by ASC Topic 480, Distinguishing Liabilities from Equity, to classify certain redeemable and/or convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company will determine the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.
Once the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet (“temporary equity”). The Company will determine temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.
Initial Measurement
The Company records its financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.
Subsequent Measurement – Financial instruments classified as liabilities
The Company records the fair value of its financial instruments classified as liabilities at each subsequent measurement date. The changes in fair value of its financial instruments classified as liabilities are recorded as other expense/income.
Share-based Compensation
The Company accounts for stock-based compensation to employees in conformity with the provisions of ASC Topic 718, Stock Based Compensation. Stock-based compensation to employees consist of stock option grants and restricted shares that are recognized in the statement of operations based on their fair values at the date of grant.
The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC Topic 718, based upon the fair-value of the underlying instrument. The equity instruments are valued using the Black-Scholes valuation model. The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the period which services are received.
The Company calculates the fair value of option grants utilizing the Black-Scholes pricing model and estimates the fair value of the stock based upon the estimated fair value of the common stock. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest.
The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight- line basis over the requisite service period of the award.
Fair Value of Financial Instruments
ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”) provides a framework for measuring fair value in accordance with generally accepted accounting principles.

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).
The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC Topic 820 are described as follows:
•	Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.
•
Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 – Inputs that are unobservable for the asset or liability.
Certain assets and liabilities of the Company are required to be recorded at fair value either on a recurring or non-recurring basis. Fair value is determined based on the price that would be received for an asset or paid to transfer a liability in an orderly transaction based on market participants. The following section describes the valuation methodologies that the Company used to measure, for disclosure purposes, its financial instruments at fair value.
Convertible notes payable
The fair value of the Company’s convertible notes payable, approximated the carrying value as of September 30, 2020 and December 31, 2019. Factors that the Company considered when estimating the fair value of its debt included market conditions and the term of the debt. The level of the debt would be considered as Level 2.
Warrant liabilities
The fair value of the Company’s warrant liabilities approximated the carrying value as of September 30, 2020 and December 31, 2019. Factors that the Company considered when estimating the fair value of its warrants included market conditions and the term of the warrants. The level of the warrant liabilities would be considered as Level 3.
Additional Disclosures Regarding Fair Value Measurements
The carrying value of cash, accounts receivable, prepaid expenses and other current assets, deposits and other assets, accounts payable and accrued liabilities, advances from related parties and obligation pursuant to acquisition approximate their fair value due to the short-term maturity of those items.
Earnings (Loss) per Share
The Company follows ASC 260, Earnings Per Share, which requires presentation of basic and diluted earnings per share (“EPS”) on the face of the income statement for all entities with complex capital structures. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options and warrants, using the treasury stock method, and convertible debt and convertible securities, using the if-converted method.
For the three and nine months ended September 30, 2020 and 2019, potential common shares includable in the computation of fully-diluted per share results are not presented in the condensed consolidated financial statements as their effect would be anti-dilutive.

Earnings per share for the three and nine months ended September 30, 2020 and 2019 were calculated as follows:
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net loss attributable to common shareholders	$(42,126,732)	$(1,373,572)	$(48,269,906)	$(7,399,308)
Loss from continuing operations:
Basic	$(0.36)	$(0.01)	$(0.46)	$(0.09)
Diluted	$(0.36)	$(0.01)	$(0.46)	$(0.09)
Income (loss) from discontinued operations:
Basic	$0.00	$(0.00)	$0.00	$(0.00)
Diluted	$0.00	$(0.00)	$0.00	$(0.00)
Loss attributable to common shareholders:
Basic	$(0.36)	$(0.02)	$(0.46)	$(0.10)
Diluted	$(0.36)	$(0.02)	$(0.46)	$(0.10)
Weighted average common shares outstanding:
Basic	116,068,876	79,295,278	105,402,831	76,038,782
Diluted	116,068,876	79,295,278	105,402,831	76,038,782
The anti-dilutive shares of common stock outstanding for the three and nine months ended September 30, 2020 and 2019 were as follows:
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Potentially dilutive securities:
Convertible notes payable	15,520,651	3,649,021	15,520,651	3,649,021
Convertible Preferred A Stock	1,000,000	1,000,000	1,000,000	1,000,000
Convertible Preferred B Stock	13,784,201	13,784,201	13,784,201	13,784,201
Warrants	4,985,998	4,975,558	4,985,998	4,975,558
Stock options	10,944,266	9,787,381	10,944,266	9,787,381
Reclassifications
Certain reclassifications have been made to the prior period financial statements to conform to the current period financial statement presentation. These reclassifications had no effect on net earnings or cash flows as previously reported.
Recent Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-.02, Leases (Topic 842) (“Topic 842”) which requires the recognition of right-of-use assets and lease liabilities on the balance sheet. The most prominent of the changes in the standard is the recognition of right-of-use (“ROU”) assets and lease liabilities by lessees for those leases classified as operating leases.
The Company adopted the new standard on January 1, 2019 and used the modified retrospective approach with the effective date as the date of initial application. Consequently, prior period balances and disclosures have not been restated. The Company elected certain practical expedients, which among other things, allowed us to carry forward prior conclusions about lease identification and classification.
Adoption of the standard resulted in the balance sheet recognition of additional lease assets and lease liabilities of approximately $1,500,000. The new standard also provides practical expedients for an entity’s ongoing accounting. The Company currently has elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, the Company will not recognize ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in separate lease and non-lease components for all our leases. For additional information regarding the Company’s leases, see Note 18 in the notes to condensed consolidated financial statements.
In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company adopted this ASU as of January 1, 2019. The amendments in this ASU did not have a material impact on the Company’s consolidated financial statements.
In February 2018, the FASB issued ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220); Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this ASU allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Act. Consequently, the amendments eliminate the stranded tax effects resulting from the Act and will improve the usefulness of information reported to financial statement users. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted in any interim period after issuance of the ASU. The Company adopted this ASU as of January 1, 2019. The amendments in this ASU did not have a material impact on the Company’s consolidated financial statements.
In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (ASC 718): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of ASC 718 to include share-based payment transactions for acquiring goods and services from nonemployees and applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. ASC 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under ASC 606. This update is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company adopted this ASU as of January 1, 2019. The amendments in this ASU did not have a material impact on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (ASC 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 removes certain disclosures, modifies certain disclosures and adds additional disclosures. The ASU is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2019. The Company adopted this ASU as of January 1, 2020. The amendments in this ASU did not have a material impact on the Company’s consolidated financial statements and related disclosures.
Management has evaluated other recently issued accounting pronouncements and does not believe that any of these pronouncements will have a significant impact on the Company’s consolidated financial statements and related disclosures.

4. Revenue Recognition
Disaggregation of revenue
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Types of Revenues:
Security Monitoring	$84,147	$135,218	$279,042	$436,976
Systems Installation	30,555	245,272	346,460	447,880
Software	2,778,356	2,357,078	8,174,850	6,872,210
Total revenues	$2,893,058	$2,737,568	$8,800,352	$7,757,066
The following is a description of the principal activities from which we generate our revenue.
Security Monitoring Revenue
Helix provides monitoring of security alarms and cameras, which are charged out at an hourly rate, with invoices typically sent to clients shortly after each month-end for the previous month, with revenue being recognized over time. The customer simultaneously receives and consumes benefits provided by the Helix performance.
Systems Installation Revenue
Security systems, including Internet Protocol cameras, intrusion alarm systems, perimeter alarm systems, and access controls are installed for clients. Installation jobs are estimated based on the cost of the equipment, the number of man hours expected to complete the work, supplies, travel, and any other ancillary costs. The installation is typically invoiced with 60% of the total price immediately after signing and the balance upon completion of the installation service. The timing of these contracts is short-term in nature and less than 12 months in duration, and revenue is recognized over the term of the contracts, utilizing the cost-to-cost method.
Software
The Company generates revenue from developing and licensing seed to sale cannabis compliance software to both private-sector and public-sector (government agencies) clients that are involved in cannabis related operations. The Company also generates revenue from on-going training, support and software customization services.
The private-sector software entails cultivation tracking, inventory management, point of sale and analytic reporting to assist businesses in meeting their compliance requirements and effectively managing their businesses. Customers within the private sector business are charged an initial one-time installation fee and the revenues associated with these services are recognized upon completion of installation and configuration at a point in time. After the installation and configuration of the software is completed, the customer is invoiced monthly and revenues associated with these services are recognized monthly over a period of time in which the customer continues to use the software and related services.
The public-sector software assists government agencies in efficient oversight of cannabis related business under their jurisdiction. Revenues associated with governmental contracts are longer-term in nature and recognized upon completion of certain milestones over a period of time or on a completed-contract basis at a point in time. The Company considers the contract to be complete when all significant costs have been incurred and the customer accepts the project. Costs incurred prior to the customer accepting the project are deferred and reflected on the condensed consolidated balance sheets as prepaid expenses and other current assets.
Performance Obligations
A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in accordance with ASC 606. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Generally, the Company’s contracts include a single performance obligation that is separately identifiable, and therefore, distinct. Under ASC 606, the allocation of transaction price is not necessary if only one performance obligation is identified.
Significant Judgments
Accounting for long-term contracts involves the use of various techniques to estimate total contract revenue, costs and satisfaction of performance obligations. The Company satisfies its performance obligations and subsequently recognizes revenue, over time, as security and installation services are performed. There were no changes to the significant judgments used by the Company to determine the timing of satisfaction of the performance obligations under ASC 606.
Costs to Obtain or Fulfill Contract
The Company’s costs to fulfill or obtain contracts with customers primarily consist of commissions and legal costs. The Company provides sales team members with commissions at 0-6%. Although sales commissions are incremental in nature and are only incurred when a contract is obtained, there is no up-front commission paid on the satisfactory obtainment of a contract, resulting in no sales commissions being capitalized at September 30, 2020 and December 31, 2019. The Company also incurs legal costs relating to the drafting and negotiating of contracts with select customers. Because legal costs are not incremental in nature and are incurred regardless of whether a contract is ultimately obtained, there were no legal costs capitalized as of September 30, 2020 and December 31, 2019. The Company did not record amortization of costs incurred to obtain the contract or any impairment losses for the period ending September 30, 2020 and 2019.
5. Business Combinations
Tan’s International Security
On April 1, 2019, the Tan Security Closing Date, the Company entered into the Tan Security Acquisition Agreement. Pursuant to the Tan Security Acquisition Agreement, Helix purchased all membership interests and capital stock of Tan Security and collectively holds 100% of the interests of Tan Security. The purchase price of $100,000 in cash plus 250,000 shares of the Company’s restricted common stock will be paid to Rocky Tan as follows:
•	250,000 shares of Helix Stock at closing
•	$25,000 at closing
•	$25,000 on the 4-month anniversary of the Tan Security Closing Date
•	$25,000 on the 8-month anniversary of the Tan Security Closing Date
•	$25,000 on the 12-month anniversary of the Tan Security Closing Date
The Tan Security Acquisition is being accounted for as a business combination in accordance with ASC 805. The Company has determined preliminary fair values of the assets acquired and liabilities assumed in the Tan Security Acquisition. These values are subject to change as we perform additional reviews of our assumptions utilized.
The following table summarizes the purchase price allocations relating to the Tan Security Acquisition:
Base Price – Cash at closing	$25,000
Base Price – Deferred cash payment (including $25,000 to be made on the 4, 8 and 12-month anniversaries of closing)	75,000
Base Price – Common Stock	710,000
Total Purchase Price	$810,000

Description	Fair Value
Assets acquired:
Cash	$2,940
Accounts receivable	7,635
Goodwill	821,807
Total assets acquired	$832,382
Liabilities assumed:
Accounts payable	$12,526
Other liabilities	9,856
Total liabilities assumed	22,382

Estimated fair value of net assets acquired	$810,000
On July 31, 2020, the Company determined that the Security and Guarding segment met the criteria to be classified as a discontinued operation as a result of the combined sale of the assets of Security Consultants, Boss Security, and Tan Security. Please refer to note six for additional details on discontinued operations.
Green Tree International, Inc.
On February 5, 2019, the Company and its wholly owned subsidiary, Merger Sub, entered into the Amercanex Merger Agreement with GTI and Steve Janjic, as the representative of the GTI shareholders, pursuant to which Merger Sub merged with and into GTI (the “Merger”).
Pursuant to the Amercanex Merger Agreement, at the effective time of the Merger (the “Effective Time”), the Company will issue to the GTI stockholders an amount of unregistered shares of the Company’s common stock equal to $15 million, based on the average closing price of the Company’s common stock over the forty-five (45) trading day period ending three (3) trading days prior to the Closing Date. If the Closing occurs and revenues of GTI in the second 12 month period following the Closing Date exceed $5,000,000 and are less than or equal to $10,000,000, Parent shall issue to the Company Shareholders a number of unregistered Parent Shares (whether issued or reserved for issuance) equal to the quotient of (a) $5,000,000 divided by (b) the Parent Share Price multiplied by the quotient of (c) the revenues of the Company in the second 12 month period following the Closing Date less $5,000,000 divided by (d) $5,000,000.
To secure the indemnification obligations of the GTI shareholders to the Company under the Merger Agreement, 4,140,274 of the Company shares to be issued to the GTI shareholders will be held back and the Company will be entitled to retain such number of the holdback shares as necessary to satisfy those indemnification obligations. 50% of the holdback shares that remain after satisfaction of any indemnification obligations will be released 12 months after the closing date of the merger, and the remainder 24 months after the closing date of the merger. Additionally, the Amercanex Merger Agreement stated that if in the first 12 months following the closing GTI generates less than $1,500,000 of revenues, 100% of the holdback shares shall be returned to the Company. In connection with closing the Merger on September 10, 2019, the Company issued 16,765,727 unregistered shares of its common stock to GTI stockholders. In connection with the Merger, Steve Janjic joined the board of directors of the Company. As the $1,500,000 revenue threshold was not reached within the first 12 months, all 4,140,274 holdback shares were returned to the Company and the final purchase price allocation included the 12,625,453 unregistered shares of common stock issued to GTI.
The Merger is being accounted for as a business combination in accordance with ASC 805. The Company has determined fair values of the assets acquired and liabilities assumed in the GTI merger.
The following table summarizes the purchase price allocations relating to the GTI transaction:
Base Price - Common Stock	$9,721,600
Total Purchase Price	$9,721,600

Description	Fair Value	Weighted Average Useful Life (Years)
Assets acquired:
Note Receivable, net	$135,000
Property, Plant and Equipment, Net	12,142
Software	452,002	4.5
Goodwill	9,792,829
Total assets acquired	$10,391,973
Liabilities assumed:
Accounts Payable	43,717
Notes Payable	400,000
Other Liabilities	226,656
Total liabilities assumed:	670,373
Estimated fair value of net assets acquired	$9,721,600
6. Discontinued Operations
On July 31, 2020, the Company entered into the Agreement to sell, assign, transfer, and deliver to Buyer the Assets and Buyer paid aggregate consideration of $1,750,000 and assumed the Assumed Liabilities. The Assets included but were not limited to the right, title and interest in and to all assets and property, tangible and intangible, of every kind and description, used in, related to or necessary for the security guarding and protective guarding services business conducted by the Sellers (the Company’s Security and Guarding segment). As collateral for Sellers’ indemnification obligations, Buyer held back $600,000 of the consideration pursuant to the Agreement. The $600,000 is reflected as an other receivable on the condensed consolidation balance sheet as of September 30, 2020.
The components of pretax profit and loss of the discontinued segment through the disposal date are set forth below:
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$635,398	$1,003,716	$4,043,246	$3,254,198
Cost of revenue	555,817	905,970	3,277,640	2,552,222
Gross margin	79,581	97,746	765,606	701,976
Operating expenses:
Selling, general and administrative	58,060	93,600	470,568	396,023
Salaries and wages	45,370	116,777	242,454	353,903
Professional and legal fees	47,990	9,079	110,424	72,524
Depreciation and amortization	—	19,155	7,301	38,311
Total operating expenses	151,420	238,611	830,747	860,761
Other income (expense)
Interest income (expense)	1,580	(411)	—	(2,013)
Other income (expenses)	1,580	(411)	—	(2,013)
Loss from discontinued operations	$(70,529)	$(141,276)	$(65,141)	$(160,798)

The calculation of the Company’s gain on asset disposal, recognized on the disposal date, is set forth below:
Adjusted purchase price	$1,750,000
Less net assets sold:
Accounts receivable, net	686,208
Property and equipment, net	2,160
Goodwill	821,807
1,510,175
Gain on disposal	$239,825
7. Property and Equipment, Net
At September 30, 2020 and December 31, 2019, property and equipment consisted of the following:
	September 30, 2020	December 31, 2019
Furniture and equipment	$171,013	$238,547
Software development costs	1,260,906	561,964
Vehicles	157,572	73,380
Total	1,589,491	873,891
Less: Accumulated depreciation and amortization	(230,140)	(102,663)
Property and equipment, net	$1,359,351	$771,228
Depreciation and amortization expense for the three months ended September 30, 2020 and 2019 was $15,972 and $5,709, respectively, and $63,649 and $32,528 for the nine months ended September 30, 2020 and 2019, respectively.
8. Intangible Assets, Net and Goodwill
The following table summarizes the Company’s intangible assets as of September 30, 2020 and December 31, 2019:
			September 30, 2020(1)
	Estimated Useful Life (Years)	Gross Carrying Amount	Assets Acquired Pursuant to Business Combination	Accumulated Amortization	Net Book Value
Database	5	$93,427	$—	$(83,501)	$9,926
Trade names and trademarks	5 - 10	591,081	—	(294,582)	296,499
Web addresses	5	130,000	—	(115,047)	14,953
Customer list	5	8,304,449	—	(3,874,569)	4,429,880
Software	4.5	10,224,822	—	(5,222,933)	5,001,889
Domain Name	5	20,231		(5,059)	15,172
		$19,364,010	$—	$(9,595,691)	$9,768,319

			December 31, 2019
	Estimated Useful Life (Years)	Gross Carrying Amount at December 31, 2018	Assets Acquired Pursuant to Business Combination(2)	Accumulated Amortization	Net Book Value
Database	5	$93,427	$—	$(69,533)	$23,894
Trade names and trademarks	5 - 10	591,081	—	(207,525)	383,556
Web addresses	5	130,000	—	(95,611)	34,389
Customer list	5	11,459,027	—	(4,256,070)	7,202,957
Software	4.5	9,771,195	453,627	(3,492,525)	6,732,297
Domain Name	5	—	20,231	(2,037)	18,194
		$22,044,730	$473,858	$(8,123,301)	$14,395,287
(1)	The Company wrote off the remaining unamortized balance of $1,369,978 related to the customer list intangible asset from the Security Grade Protective Services transaction as of March 31, 2020.
(2)	On September 10, 2019 the Company acquired various assets of GTI (see Note 5).
The Company uses the straight-line method to determine the amortization expense for its definite lived intangible assets. Amortization expense related to the purchased intangible assets was $1,033,263 and $1,173,888 for the three months ended September 30, 2020 and 2019, respectively, and $3,256,992 and $3,483,890 for the nine months ended September 30, 2020 and 2019, respectively.
The following table summarizes the Company’s Goodwill as of September 30, 2020 and December 31, 2019:
Total Goodwill
Balance at December 31, 2018	$39,913,559
Goodwill attributable to Tan Security acquisition	821,807
Goodwill attributable to Green Tree acquisition	9,792,829
Balance at December 31, 2019	50,528,195
Goodwill disposed pursuant to sale of security and guarding business	(821,807)
Impairment of goodwill	(39,963,107)
Balance at September 30, 2020	$9,743,281
9. Costs, Estimated Earnings and Billings
Costs, estimated earnings and billings on uncompleted contracts are summarized as follows as of September 30, 2020 and December 31, 2019:
	September 30, 2020	December 31, 2019
Costs incurred on uncompleted contracts	$469,495	$444,344
Estimated earnings	167,123	150,355
Cost and estimated earnings earned on uncompleted contracts	636,618	594,699
Billings to date	424,696	501,543
Costs and estimated earnings in excess of billings on uncompleted contracts	211,922	93,156
Costs in excess of billings	$280,464	$257,819
Billings in excess of cost	(68,542)	(164,663)
	$211,922	$93,156

10. Accounts Payable and Accrued Liabilities
As of September 30, 2020 and December 31, 2019, accounts payable and accrued liabilities consisted of the following:
	September 30, 2020	December 31, 2019
Accounts payable	$358,766	$542,617
Accrued compensation and related expenses	710,086	260,280
Accrued expenses	1,522,183	1,717,796
Lease obligation - current	257,953	290,161
Total	$2,848,988	$2,810,854
11.  Convertible Notes Payable, net of discount
On March 1, 2019, the Company entered into a $450,000 Secured Convertible Promissory Note (“Note Ten”) with an independent investor (the “investor”). The investor provided the Company with $450,000 in cash proceeds, which was received by the Company during the period ended June 30, 2019. Note Ten will mature on March 1, 2020 and bear interest at a rate of 25% per annum, payable by the Company half in cash and half in kind on a quarterly basis. The principal balance of Note Ten is convertible at the election of the investor, in whole or in part, at any time or from time to time, into the Company’s common stock at the lower of $0.90 per share or a 30% discount to the Company’s 30-day weighted average listed price per share immediately before the date of conversion. In conjunction with Note Ten, the Company issued a warrant to the investor to purchase 160,715 shares of the Company’s common stock at $1.40 per share.
The Company evaluated Note Ten in accordance with ASC 480, Distinguishing Liabilities from Equity and determined Note Ten will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings. During 2019, the investor elected their option to partially convert $280,000 in principal of Note Ten into 875,894 shares of the Company’s common stock. As of December 31, 2019, the fair value of Note Ten was $202,125. Accordingly, the Company recorded a change in fair value of $32,125 related to Note Ten for the year ended December 31, 2019. During the three months ended March 31, 2020 the investor converted the remaining $170,000 in principal of Note ten into 564,420 shares of the Company’s common stock. As of September 30, 2020, Note Ten had been fully repaid via the conversion into shares of the Company’s common stock.
In addition, the company recorded a debt discount relating to the warrants issued in the amount of $355,847 based on the relative fair value of the warrants at inception of Note Ten. Debt discounts amortized to interest expense was $297,352 for the year ended December 31, 2019. The unamortized discount balance at December 31, 2019 was $58,495. In May, September, and December 2019, the Company issued 15,625, 16,568 and 19,401 restricted shares of common stock as paid-in-kind (“PIK”) interest payments in the amount of $14,062, $14,063, and $12,029, respectively. Accrued interest expense associated with Note Ten was $3,542 as of December 31, 2019, which includes PIK interest payable. Debt discount amortized to interest expense was $58,495 for the nine months ended September 30, 2020.
On August 15, 2019, the Company entered into a $400,000 Fixed Convertible Promissory Note (“Note Eleven”) with the investor. The investor provided the Company with $380,000 in cash proceeds, which was received by the Company during the period ended September 30, 2019. The additional $20,000 was retained by the investor for due diligence and legal bills for the transaction and recorded as a debt discount. Note Eleven will mature on May 15, 2020 and bear interest at a rate of 10% per annum, payable by the Company in cash. The principal balance of Note Eleven is convertible at the election of the investor, in whole or in part, at any time or from time to time, into the Company’s common stock at $0.90 per share for the first 6 months and thereafter at the lower of $0.90 per share or at 70% of the average of the five lowest daily VWAPs of the Company’s common stock during the 15 consecutive trading days prior to the date on which the investor elects to convert all or part of Note Eleven. In conjunction with Note Eleven, the Company issued a warrant to the investor to purchase 25,000 shares of the Company’s common stock at $1.00 per share.
The Company evaluated Note Eleven in accordance with ASC 480, Distinguishing Liabilities from Equity and determined Note Eleven will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings. As of December 31, 2019, the fair value of Note Eleven was $204,444. Accordingly, the Company recorded a change in fair value of $195,556 related to Note Eleven for the year ended December 31, 2019. During the three months ended March 31, 2020, the investor elected their option to partially convert $120,000 in principal of Note Eleven into 1,084,186 shares of the Company’s common stock. During the three months ended March 31, 2020, the investor elected their option to convert the remaining $280,000 in principal of Note Eleven into 3,336,225 shares of the Company’s common stock.
In addition, the company recorded a debt discount of $38,543 relating to the warrants issued in the amount of $18,543 based on the relative fair value of the warrants themselves at inception of Note Eleven and $20,000 relating to legal fees. Debt discounts amortized to interest expense were $19,412 for the year ended December 31, 2019. The unamortized discount balance at December 31, 2019 was $19,131. Accrued interest expense associated with Note Eleven was $17,460 as of December 31, 2019. Debt discounts amortized to interest expense were $19,131 for the nine months ended September 30, 2020 fully amortizing the remaining debt discount.
On September 16, 2019, the Company entered into a $450,000 Fixed Convertible Promissory Note (“Note Twelve”) with the investor. The investor provided the Company with $427,500 in cash proceeds, which was received by the Company during the period ended December 31, 2019. The additional $22,500 was retained by the investor for due diligence and legal bills for the transaction and was recorded as a debt discount. Note Twelve will mature on June 16, 2020 and bear interest at a rate of 10% per annum, payable by the Company in cash. The principal balance of Note Twelve is convertible at the election of the investor, in whole or in part, at any time or from time to time, into the Company’s common stock at $0.90 per share for the first 6 months and thereafter at the lower of $0.90 per share or at 70% of the average of the five lowest daily VWAPs of the Company’s common stock during the 15 consecutive trading days prior to the date on which the investor elects to convert all or part of Note Twelve. In conjunction with Note Twelve, the Company issued a warrant to the investor to purchase 25,000 shares of the Company’s common stock at $1.00 per share.
The Company evaluated Note Twelve in accordance with ASC 480, Distinguishing Liabilities from Equity and determined Note Twelve will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings. As of December 31, 2019, the fair value of Note Twelve was $230,000. Accordingly, the Company recorded a change in fair value of ($220,000) related to Note Twelve for the year ended December 31, 2019. During the six months ended June 30, 2020, the investor elected their option to partially convert $350,110 in principal of Note Twelve into 3,925,000 shares of the Company’s common stock. As of September 30, 2020, the fair value of the remaining principal of Note Twelve was $23,890. Accordingly, the Company recorded a change in fair value of $(231,334) related to Note Twelve for the nine months ended September 30, 2020.
In addition, the company recorded a debt discount of $40,183 relating to the warrants issued in the amount of $17,683 based on the residual fair value of the warrants themselves at inception of Note Twelve and $22,500 relating to legal fees. Debt discounts amortized to interest expense were $15,545 for the year ended December 31, 2019. The unamortized discount balance at December 31, 2019 was $24,638. Accrued interest expense associated with Note Twelve was $18,285 as of December 31, 2019. Debt discounts amortized to interest expense were $24,638 for the nine months ended September 30, 2020. The unamortized discount balance at September 30, 2020 was $0. Accrued interest expense associated with Note Twelve was $49,805 as of September 30, 2020.
On October 11, 2019, the Company entered into a $450,000 Fixed Convertible Promissory Note (“Note Thirteen”) with the investor. The investor provided the Company with $427,500 in cash proceeds, which was received by the Company during the period ended December 31, 2019. The additional $22,500 was retained by the investor for due diligence and legal bills for the transaction and was recorded as a debt discount. Note Thirteen will mature on July 11, 2020 and bear interest at a rate of 10% per annum, payable by the Company in cash. The principal balance of Note Thirteen is convertible at the election of the investor, in whole or in part, at any time or from time to time, into the Company’s common stock at $0.90 per share for the first 6 months and thereafter at the lower of $0.90 per share or at 70% of the average of the five lowest daily VWAPs of the Company’s common stock during the 15 consecutive trading days prior to the date on which the investor elects to convert all or part of Note Thirteen. In conjunction with Note Thirteen, the Company issued a warrant to the investor to purchase 25,000 shares of the Company’s common stock at $1.00 per share.

The Company evaluated Note Thirteen in accordance with ASC 480, Distinguishing Liabilities from Equity and determined Note Thirteen will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings. As of December 31, 2019, the fair value of Note Thirteen was $230,000. Accordingly, the Company recorded a change in fair value of ($220,000) related to Note Thirteen for the year ended December 31, 2019. As of September 30, 2020, the fair value of Note Thirteen was $743,106. Accordingly, the Company recorded a change in fair value of $459,106 related to Note Thirteen for the nine months ended September 30, 2020.
In addition, the company recorded a debt discount of $33,943 relating to the warrants issued in the amount of $11,443 based on the residual fair value of the warrants themselves at inception of Note Thirteen and $22,500 relating to legal fees. Debt discounts amortized to interest expense were $10,034 for the year ended December 31, 2019. The unamortized discount balance at December 31, 2019 was $23,909. Accrued interest expense associated with Note Thirteen was $16,022 as of December 31, 2019. Debt discounts amortized to interest expense were $23,908 for the nine months ended September 30, 2020. The unamortized discount balance at September 30, 2020 was $0. Accrued interest expense associated with Note Thirteen was $40,260 as of September 30, 2020.
On December 26, 2019, the Company entered into a $210,526 Fixed Convertible Promissory Note (“Note Fourteen”) with the investor. The investor provided the Company with $200,000 in cash proceeds, which was received by the Company during the period ended December 31, 2019. The additional $10,526 was retained by the investor for due diligence and legal bills for the transaction and was recorded as a debt discount. Note Fourteen will mature on September 26, 2020 and bear interest at a rate of 12% per annum, payable by the Company in cash. The principal balance of Note Fourteen is convertible at the election of the investor, in whole or in part, at any time or from time to time, into the Company’s common stock at $0.90 per share for the first 6 months and thereafter at the lower of $0.90 per share or at 70% of the average of the five lowest daily VWAPs of the Company’s common stock during the 15 consecutive trading days prior to the date on which the investor elects to convert all or part of Note Fourteen. In conjunction with Note Fourteen, the Company issued a warrant to the investor to purchase 12,500 shares of the Company’s common stock at $1.00 per share.
The Company evaluated Note Fourteen in accordance with ASC 480, Distinguishing Liabilities from Equity and determined Note Fourteen will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings. As of December 31, 2019, the fair value of Note Fourteen was $107,602. Accordingly, the Company recorded a change in fair value of $102,924 related to Note Fourteen for the year ended December 31, 2019. As of September 30, 2020, the fair value of Note Fourteen was $347,652. Accordingly, the Company recorded a change in fair value of $214,787 related to Note Fourteen for the nine months ended September 30, 2020.
In addition, the company recorded a debt discount of $15,794 relating to the warrants issued in the amount of $5,268 based on the residual fair value of the warrants themselves at inception of Note Fourteen and $10,526 relating to legal fees. Debt discounts amortized to interest expense were $287 for the year ended December 31, 2019. The unamortized discount balance at December 31, 2019 was $15,507. Accrued interest expense associated with Note Fourteen was $463 as of December 31, 2019. Debt discounts amortized to interest expense were $15,507 for the nine months ended September 30, 2020. The unamortized discount balance at September 30, 2020 was $0. Accrued interest expense associated with Note Fourteen was $18,835 as of September 30, 2020.
On November 15, 2019, the Company entered into a $5,000,000 Unsecured Convertible Promissory Note (“Note Fifteen”) with the investor. The investor provided the Company with $385,000 in cash proceeds, which was received by the Company during the period ended December 31, 2019. Note Fifteen will mature on November 15, 2021 and bear interest at a rate of 12% per annum, payable by the Company in cash. The principal balance of Note Fifteen is convertible at the election of the investor, in whole or in part, at any time or from time to time, into the Company’s common stock at 70% of the average of the five lowest daily VWAPs of the Company’s common stock during the 15 consecutive trading days prior to the date on which the investor elects to convert all or part of Note Fifteen. As of September 30, 2020, and December 31, 2019, the balance of Note Fifteen was $385,000. Accrued interest expense associated with Note Fifteen was $11,806 and $5,239 as of September 30, 2020 and December 31, 2019, respectively.

12.  Related Party Transactions
On March 1, 2019, the Company entered into a $1,500,000 Secured Convertible Promissory Note (“Note Nine”) with Rose Capital Fund I, LP (the Related Party Holder”). A Managing Member of the Related Party Holder is also a Director of the Company. The Related Party Holder provided the Company with $1,475,000 in cash proceeds, which was received by the Company during the period ended September 30, 2019. The additional $25,000 was retained by the Related Party Holder for legal bills for the transaction. Note Nine will mature on March 1, 2020 and bear interest at a rate of 25% per annum, payable by the Company half in cash and half in kind on a quarterly basis. The principal balance of Note Nine is convertible at the election of the Related Party Holder, in whole or in part, at any time or from time to time, into the Company’s common stock at the lower of $0.90 per share or a 30% discount to the Company’s 30-day weighted average listed price per share immediately before the date of conversion. In conjunction with Note Nine, the Company issued a warrant to the Related Party Holder to purchase 535,715 shares of the Company’s common stock at $1.40 per share.
The Company evaluated Note Nine in accordance with ASC 480, Distinguishing Liabilities from Equity and determined Note Nine will be accounted for as a liability initially measured at fair value and subsequently at fair value with changes in fair value recognized in earnings. As of December 31, 2019 and September 30, 2020, the fair value of Note Nine was $1,783,454 and $1,285,220, respectively. Accordingly, the Company recorded a change in fair value of $498,234 related to Note Nine for the nine months ended September 30, 2020.
In addition, the company recorded a debt discount relating to the warrants issued in the amount of $1,186,153 based on the relative fair value of the warrants at inception of Note Nine. The additional $25,000 retained by the fourth investor for legal bills for the transaction will be recorded as a debt discount. Debt discount amortized to interest expense was $199,094 for the nine months ended September 30, 2020. The unamortized discount balance at September 30, 2020 was $0. On May 31, 2019, the Company issued 52,083 restricted shares of common stock as PIK interest payments in the amount of $46,875. On February 24, 2020, the Company issued 167,891 restricted shares of common stock as PIK interest payments in the amount of $93,750. Accrued interest expense associated with Note Nine was $29,795 as of September 30, 2020, which includes PIK interest payable. As of September 30, 2020, the balance of Note Nine, net of debt discount for warrants and legal bills was $1,285,220. The Company and the Related Party Holder are negotiating a potential extension of Note Nine.
Warrants
On March 1, 2019, in connection with the issuance of Note Nine, the Company issued warrants, of which the value was derived and based off the fair value of Note Nine, to the investor to purchase 535,715 shares of the Company’s common stock at $1.40 per share. Exercise of the purchase rights represented by the warrant may be made, in whole or in part, at any time or times on or after March 1, 2019 and on or before March 1, 2024, by delivery to the Company of the Notice of Exercise.
The Company determined that the warrants associated with Note Nine are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with the accounting guidance, the outstanding warrants are recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations. As of December 31, 2019, the fair value of the warrant liability was $182,065 while as of September 30, 2020, the fair value of the warrant liability was $28,417. Accordingly, the Company recorded a change in fair value of $153,648 during the nine months ended September 30, 2020, which is reflected in the unaudited condensed consolidated statements of operations.
Promissory Note
On January 3, 2019, the Company entered into an unsecured promissory note with the Related Party Holder in the amount of $280,000. The unsecured promissory note has a fixed interest rate of 10% and is due and payable on March 31, 2019. On March 2, 2019, the unsecured promissory note was paid off in full.
On July 29, 2019, the Company entered into an unsecured promissory note with the Related Party Holder in the amount of $300,000. The unsecured promissory note has a fixed interest rate of 12% and is due and payable on January 29, 2020. The Company and the Related Party Holder mutually agreed to defer payment of interest and repayment of principal until July 29, 2020, at which time the note and interest were paid off in full.
13. Notes Payable
As of September 30, 2020 and December 31, 2019 notes payable consisted of the following:
	September 30, 2020	December 31, 2019
Vehicle financing loans payable, between 4.7% and 7.0% interest and maturing between June 2022 and July 2022	$40,415	$27,488
Loans Payable - Credit Union	2,099	5,385
Notes Payable and financing arrangements	485,857	400,000
Less: Current portion of loans payable	(496,671)	(10,814)
Long-term portion of loans payable	$31,700	$422,059
The interest expense associated with the notes payable was $68,703 and $7,065 for the three months ended September 30, 2020 and 2019, respectively, and $197,178 and $9,746 for the nine months ended September 30, 2020 and 2019, respectively.
In connection with the GTI Merger, the Company assumed a $400,000 Senior Secured Convertible Debenture (the “Convertible Debenture”) (See Note 5). The Convertible Debenture will mature on July 31, 2021 and bears interest at a rate of 10% per annum, payable by the Company to the Lender. In the event that Lender elects to convert the Convertible Debenture into Helix Common Stock or in the event Helix required the Lender to convert the Convertible Debenture into its Common Stock, the number of shares that shall be issuable upon full Conversion of the Convertible Debenture at any time shall be equal to the outstanding principal of the Convertible Debenture divided by $1.00. Pursuant to the terms of the Convertible Debenture, Helix Common Stock can be transferred to the Lender from Steve Janjic, as a shareholder of the Company who receives shares of Helix Common Stock at the Closing, instead of via a new issuance of shares of Helix Common Stock by Helix to Lender, and Lender agrees to accept such transfer of shares from Mr. Janjic as the issuance of Helix Common Stock.
In addition, the Company shall have the right to require the Lender to convert the Convertible Debenture into Helix Common Stock at any time provided its Common Stock is listed on a stock exchange other than the U.S. OTCQB, the Common Stock would be fully traded up on conversion and the trading price of its Common Stock closes above $1.15 for 20 consecutive trading days on such exchange. The Convertible Debenture will be secured by a general security interest over all of the assets of the GTI, however does not apply to those assets owned by Helix or Merger Sub prior to the closing of the Merger.
On February 7, 2020, the Company and its subsidiary Bio-Tech Medical Software Inc. entered into an agreement for the purchase and sale of future receipts with Advantage Capital Funding. $485,000 was actually funded to the Company with a promise to pay $15,000 per week for 8 weeks and $20,000 per week for the next 27 weeks until a total of $660,000 is paid. $85,857 of principal remained outstanding as of September 30, 2020.
14. Shareholders’ Equity
Common Stock
Other Common Stock Issuances
In January 2020, the Company issued 270,270 shares of common stock as part of an investment unit purchase agreement.
During the three months ended March 31, 2020, the Company issued 167,891 restricted shares of common stock as PIK interest payment in the amount of $93,750 (see Note 10).
In May and June 2020, the Company issued 11,163,520 shares of common stock as part of subscription purchase agreements.
In May 2020 an option holder exercised 700,000 options and was issued 700,000 shares of common stock for total proceeds of $91,000.

During the six months ended June 30, 2020 the Company issued 503,800 restricted shares to employees and former employees and recorded stock-based compensation expense of $1,071,604.
In August 2020, the Company issued 1,810,000 shares of common stock under the Stock Incentive Plan and recorded $339,850 in share-based payment expense.
In January 2019, the Company issued 20,000 shares of restricted common stock to a consultant per a consulting agreement and recorded shared based compensation expense of $27,400.
In March and June 2019, the Company issued 1,255,222 and 166,667 shares of common stock as part of investment unit purchase agreements (see Note 16).
In March and June 2019, certain option holders exercised their rights under the BioTrackTHC Stock Plan and were issued 62,847 and 47,084 shares of common stock, respectively, for no cash proceeds.
In March and April 2019, certain option holders exercised their rights under the BioTrackTHC Stock Plan and were issued 6,082 and 57,461 shares of common stock for total proceeds of $4,805 and $21,808, respectively.
In April 2019, the Company issued 250,000 shares of common stock as part of the Tan Security acquisition.
In April 2019, a selling shareholder of Security Grade exercised their right to purchase 15,101 shares of the Company’s common stock.
In April 2019, the Company issued 733,300 shares of common stock in satisfaction of the Engeni contingent consideration (see Note 5).
In May 2019, the Company issued 15,625 and 52,083 restricted shares of common stock as PIK interest payments in the amount of $14,062 and $46,875, respectively (see Notes 11 and 12).
Conversion of Convertible Note to Common Stock
During the nine months ended September 30, 2020, the holders of Note Ten, Note Eleven and Note Twelve elected to convert $170,000, $400,000, $350,110, $50,000, $50,000, $48,000 and $30,000 in principal of the respective convertible notes into 564,420, 4,420,411, 3,925,000, 744,048, 554,324, 536,913 and 434,153 shares of the Company’s common stock, respectively (See Note 10).
On March 7, 2019 and March 28, 2019, the holder of a 10% fixed secured convertible promissory note issued by the Company elected its option to fully convert $75,882 and $42,055 in principal of the convertible note into 100,000 and 55,421 shares of the Company’s common stock, respectively.
Series A convertible preferred stock
In October 2015, the Company issued a total of 1,000,000 shares of its Class A Preferred Stock. The Class A Preferred Stock included super majority voting rights and were convertible into 60% of the Company’s common stock. During the third quarter of 2017, the Company modified the conversion rate on the Class A Preferred Stock to a 1:1 ratio. This modification reduced the amount of potentially dilutive Convertible Series A Stock by 15,746,127 shares to a total of 1,000,000 at September 30, 2017.
As a result of the Company’s financing at $.11 per share during May and June 2020 the number of shares of common stock the Series A Preferred Stock is convertible into increased from 1,000,000 to 1,045,970.
Series B convertible preferred stock
Series B Preferred Stock Purchase Agreement
On May 17, 2017, the Company sold to accredited investors an aggregate of 5,781,426 Series B Preferred Shares for gross proceeds of $1,875,000 and converted a $500,000 Unsecured Convertible Promissory Note into 1,536,658 Series B Preferred Shares. This tranche of Series B Preferred Shares are convertible into 7,318,084 shares of common stock based on the current conversion price, at a purchase price of $0.325 per share.
In connection with the Series B Preferred Stock Purchase Agreement, the Company is obligated to issue warrants to a third-party for services to purchase 462,195 shares of common stock at $0.325 per share. These warrants have been accounted for as an obligation to issue because as of the balance sheet date the Company did not deliver the warrants though incurred the obligation; accordingly, they were recognized as a liability on the unaudited condensed consolidated balance sheet and cost of issuance of Series B preferred shares on the unaudited condensed consolidated statement of shareholders’ equity.
In accordance with the Certificate of Incorporation, there were 9,000,000 authorized Series B Preferred Stock at a par value of $ 0.001. On August 23, 2017 the Certificate of Designations was amended and restated to increase the number of shares of Series B Preferred Stock authorized to be 17,000,000.
Conversion:
Each Series B Preferred Share is convertible at the option of the holder into such number of shares of the Company’s common stock equal to the number of Series B Preferred Shares to be converted, multiplied by the Preferred Conversation Rate. The Preferred Conversion Rate shall be the quotient obtained by dividing the Preferred Stock Adjusted Issue Price ($0.3110812) by the Preferred Stock Conversation Price in effect at the time of the conversion (the initial conversion price will be equal to the Preferred Stock Original Issue Price, subject to adjustment in the event of stock splits, stock dividends, and fundamental transactions). Based on the current conversion price, the Series B Preferred Shares are convertible into 14,417,856 shares of common stock. A fundamental transaction means: (i) our merger or consolidation with or into another entity, (ii) any sale of all or substantially all of our assets in one transaction or a series of related transactions, (iii) any reclassification of our Common Stock or any compulsory share exchange by which Common Stock is effectively converted into or exchanged for other securities, cash or property; or (iv) sale of shares below the preferred stock conversion price. Each Series B Preferred Share will automatically convert into common stock upon the earlier of (i) notice by the Company to the holders that the Company has elected to convert all outstanding Series B Preferred Shares at any time on or after May 12, 2018; or (ii) immediately prior to the closing of a firmly underwritten initial public offering (involving the listing of the Company’s Common Stock on an Approved Stock Exchange) pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock for the account of the Company in which the net cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least fifty million dollars ($50,000,000).
As a result of the Company’s financing at $.11 per share during May and June 2020 the number of shares of common stock the Series B Preferred Stock is convertible into increased from 13,784,201 to 14,417,856.
Dividends, Voting Rights and Liquidity Value:
Pursuant to the Certificate of Designations, the Series B Preferred Shares shall bear no dividends, except that if the Board shall declare a dividend payable upon the then-outstanding shares of the Company’s common stock. The Series B Preferred Shares vote together with the common stock and all other classes and series of stock of the Company as a single class on all actions to be taken by the stockholders of the Company including, but not limited to, actions amending the certificate of incorporation of the Company to increase the number of authorized shares of the common stock. Upon any dissolution, liquidation or winding up, whether voluntary or involuntary, holders of Series B Preferred Shares are entitled to (i) first receive distributions out of our assets in an amount per share equal to the Stated Value plus all accrued and unpaid dividends, whether capital or surplus before any distributions shall be made on any shares of common stock and (ii) second, on an as-converted basis alongside the common stock.
Classification:
These Series B Preferred Shares are classified within permanent equity on the Company’s consolidated balance sheet as they do not meet the criteria that would require presentation outside of permanent equity under ASC 480, Distinguishing Liabilities from Equity.
15. Stock Options
On February 21, 2020 the Company awarded the Chief Financial Officer, an option to purchase a total of 200,000 shares of the Company’s common stock at a price of $0.385 per share. These options vested immediately upon grant and expire on February 21, 2025.
On March 31, 2020 the Company awarded an employee (who is also a board member), two options to purchase a total of 800,000 shares of the Company’s common stock at a price of $0.115 per share. Out of the

800,000 total, 100,000 options vested immediately upon grant, 100,000 vest on 8/15/2020 and the remaining 600,000 vest based on achievement of certain milestones through December 31 2020. As of September 30, 2020, none of the milestone performance awards had vested. These options expire on March 31, 2025.
During the three months ended March 31, 2020 the Company awarded certain consultants options to purchase 165,000 shares of the Company’s common stock at prices ranging from $0.20 to $0.46 per share. These options vested immediately and expire three years from issuance.
On April 1, 2020 the Company awarded a consultant an option to purchase a total of 65,000 shares of the Company’s common stock at a price of $0.115 per share. The options vested immediately upon grant and expire April 1, 2023.
In May 2020 the Company awarded a consultant an option to purchase 700,000 shares of the Company’s common stock at a price of $.13 per share. The options vested immediately and were fully exercised shortly after grant.
On June 8, 2020 the Company awarded certain employees an option to purchase a total of 200,000 shares of the Company’s common stock at a price of $0.23 per share. 50% of these options vest on December 8, 2020 and 50% vest on 6/8/2020 and all expire June 8, 2025.
On June 19, 2020 the Company awarded the Chief Executive Officer, an option to purchase a total of 500,000 shares of the Company’s common stock at a price of $0.167 per share. These options vest over a three-year period from June 19, 2021 to June 19, 2023 and expire June 19, 2025.
On September 14, 2020, the Company awarded an employee an option to purchase a total of 250,000 shares of the Company’s common stock at a price of $0.10 per share. 20% of these options vest on the grant and date another 20% of the shares vest every six months then after. All shares expire June 8, 2025.
On February 29, 2020, the former President of the Company’s BioTrackTHC subsidiary forfeited 1,430,306 BioTrackTHC Management Awards and 204,364 Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan stock options as a result of his termination (See Note 16).
During the three months ended March 31, 2020, 75,000 employee options grants were forfeited as they had not yet vested prior to the employees’ separation from the Company.
On February 6, 2019 the Company awarded an executive an option to purchase a total of 100,000 shares of the Company’s common stock at an exercise price $1.51 per share. These options vested on May 6, 2019 and have an expiration date of February 6, 2024.
On March 19, 2019 the Company awarded the Chief Financial Officer, two options to purchase a total of 300,000 shares of the Company’s common stock at prices ranging from $2.35 to $2.59 per share. These options shall vest over a three-year period from March 2020 to March 2022 and have expiration dates ranging from March 2024 to March 2029.
On March 19, 2019 the Company awarded the Chief Executive Officer, two options to purchase a total of 500,000 shares of the Company’s common stock at prices ranging from $2.35 to $2.59 per share. These options shall vest over a three-year period from March 2020 to March 2022 and have expiration dates ranging from March 2024 to March 2029.
Stock option activity for the period ended September 30, 2020 is as follows:
	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding at January 1, 2020	11,617,381	$0.807	3.21
Granted	2,880,000	$0.163	3.96
Exercised	(1,350,000)	$0.120	3
Forfeited and expired	(2,203,115)	$0.675	1.61
Outstanding at September 30, 2020	10,944,266	$0.749	3.65
Vested options at September 30, 2020	8,945,932	$0.714	1.68

16. Warrant Liability
On March 1, 2019, in connection with the issuance of Note Ten, the Company issued warrants, of which the value was derived and based off the fair value of Note Ten, to the investor to purchase 160,715 shares of the Company’s common stock at $1.40 per share. Exercise of the purchase rights represented by the warrant may be made, in whole or in part, at any time or times on or after March 1, 2019 and on or before March 1, 2024, by delivery to the Company of the Notice of Exercise.
The Company determined that the warrants associated with Note Ten are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with ASC 480, the outstanding warrants are recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations. At December 31, 2019, the fair value of the warrant liability was $54,620 while as of September 30, 2020, the fair value of the warrant liability was $8,525. Accordingly, the Company recorded a change in fair value of the warrant liability of $(46,095) related to Note Ten for the nine months ended September 30, 2020.
On January 10, 2019, the Company entered into an Investment Unit Purchase Agreement (the “First Investment Agreement”) to issue and sell investment units to an investor, in which the investment units consist of one share of the common stock of the Company, and a warrant exercisable for one half share of common stock of the Company at an Exercise Price of $1.25 per share for cash at a price per investment unit of $0.90.
On March 5, 2019, the Company sold an aggregate of 1,255,222 units of the Company’s securities to an investor at a purchase price of $0.90 per unit for total proceeds of $1,129,700. In connection with the First Investment Agreement, the investor is entitled to purchase from the Company, at the Exercise Price, at any time on or after 90 days from the issuance date, 627,611 shares of the Company’s common stock (the “March Warrant Shares”).
The Company determined that the warrants are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with the accounting guidance, the outstanding warrants are recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations.
The fair value of the March Warrant Shares at issuance on January 10, 2019 is in excess of the proceeds received, the warrant liability is required to be recorded at fair value with the excess of the fair value over the proceeds received recognized as a loss in earnings. The gross proceeds from the 1,255,222 investment units at $0.90 was $1,129,700. The fair value of the March Warrant Shares at issuance was $1,717,506. The amount to be recognized as a loss in earnings is calculated as follows:
Proceeds from January investment units	$1,129,700
Par value of common stock issues	$(1,255)
Fair value of warrants	$(1,717,506)
Loss on issuance of warrants (January 10, 2019 issuance)	$(589,061)
Loss on issuance of warrants (March 11, 2019 issuance)	$(198,148)
Total loss on issuance of warrants	$(787,209)
As of September 30, 2020, the fair value of the warrant liability was $88,750 and the Company recorded a change in fair value of the warrant liability of $(682,717) for the nine months ended September 30, 2020.
On March 11, 2019, the Company issued warrants to an investment bank to purchase a total of 100,000 restricted shares of the Company’s common stock at a per share purchase price of $0.90. The warrants are exercisable at any time six months after the issuance date within three years of issuance.

The Company determined that the warrants are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with the accounting guidance, the outstanding warrants are recognized as a warrant liability on the condensed consolidated balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the condensed consolidated statement of operations. At December 31, 2019, the fair value of the warrant liability was $24,504 while as of September 30, 2020, the fair value of the warrant liability was $85. Accordingly, the Company recorded a change in fair value of the warrant liability of $24,419 related to the warrants for the nine months ended September 30, 2020.
On June 14, 2019, the Company entered into another Investment Unit Purchase Agreement (the “Second Investment Agreement”) to issue and sell investment units to an investor (the “investor”), in which the investment units consist of one share of the common stock of the Company, and a warrant exercisable for one half share of common stock of the Company at an exercise price of $1.25 per share for cash at a price per investment unit of $0.90.
On June 24, 2019, the Company sold an aggregate of 166,667 units of the Company’s securities to an investor at a purchase price of $0.90 per unit for total proceeds of $150,000. In connection with the Second Investment Agreement, the investor is entitled to purchase from the Company, at the exercise price, at any time on or after 90 days from the issuance date, 83,333 shares of the Company’s common stock (the “June Warrant Shares”).
The gross proceeds from the 166,667 investment units at $0.90 was $150,000. The fair value of the June Warrant Shares at issuance was $83,586 while as of September 30, 2020, the fair value of the warrant liability was $3,574. Accordingly, the Company recorded a change in fair value of the warrant liability of $(80,012) related to the warrants for the nine months ended September 30, 2020.
On August 15, 2019, in connection with the issuance of Note Eleven, the Company issued warrants, of which the value was derived and based off the fair value of Note Eleven, to the investor to purchase 25,000 shares of the Company’s common stock at $1.00 per share. Exercise of the purchase rights represented by the warrant may be made, in whole or in part, at any time or times on or after August 15, 2019 and on or before August 15, 2024, by delivery to the Company of the Notice of Exercise.
The Company determined that the warrants associated with Note Eleven are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with ASC 480, the outstanding warrants are recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations. At December 31, 2019, the fair value of the warrant liability was $9,130 while as of September 30, 2020, the fair value of the warrant liability was $1,658. Accordingly, the Company recorded a change in fair value of the warrant liability of $(7,472) related to Note Eleven for the nine months ended September 30, 2020.
On September 16, 2019, in connection with the issuance of Note Twelve, the Company issued warrants, of which the value was derived and based off the fair value of Note Twelve, to the investor to purchase 25,000 shares of the Company’s common stock at $1.00 per share. Exercise of the purchase rights represented by the warrant may be made, in whole or in part, at any time or times on or after September 16, 2019 and on or before September 16, 2024, by delivery to the Company of the Notice of Exercise.
The Company determined that the warrants associated with Note Twelve are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with ASC 480, the outstanding warrants are recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations. At

December 31, 2019, the fair value of the warrant liability was $9,194 while as of September 30, 2020, the fair value of the warrant liability was $1,684. Accordingly, the Company recorded a change in fair value of the warrant liability of $(7,510) related to Note Twelve for the nine months ended September 30, 2020.
On October 11, 2019, in connection with the issuance of Note Thirteen, the Company issued warrants, of which the value was derived and based off the fair value of Note Thirteen, to the investor to purchase 25,000 shares of the Company’s common stock at $1.00 per share. Exercise of the purchase rights represented by the warrant may be made, in whole or in part, at any time or times on or after October 11, 2019 and on or before October 11, 2024, by delivery to the Company of the Notice of Exercise.
The Company determined that the warrants associated with Note Thirteen are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with ASC 480, the outstanding warrants are recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations. At December 31, 2019, the fair value of the warrant liability was $9,236 while as of September 30, 2020, the fair value of the warrant liability was $1,703. Accordingly, the Company recorded a change in fair value of the warrant liability of $(7,533) related to Note Thirteen for the nine months ended September 30, 2020.
On November 1, 2019, the Company issued warrants to an institution to purchase a total of 100,000 restricted shares of the Company’s common stock at a per share purchase price of $0.435. The warrants are exercisable at any time after the issuance date within five years of issuance.
The Company determined that the warrants are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with the accounting guidance, the outstanding warrants are recognized as a warrant liability on the consolidated balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the consolidated statement of operations. At December 31, 2019, the fair value of the warrant liability was $40,063. As of September 30, 2020, the fair value of the warrant liability was $7,735 and the Company recorded a change in fair value of the warrant liability of $(32,328) related to the warrants for the nine months ended September 30, 2020.
On December 26, 2019, in connection with the issuance of Note Fourteen, the Company issued warrants, of which the value was derived and based off the fair value of Note Fourteen, to the investor to purchase 12,500 shares of the Company’s common stock at $1.00 per share. Exercise of the purchase rights represented by the warrant may be made, in whole or in part, at any time or times on or after December 26, 2019 and on or before December 26, 2024, by delivery to the Company of the Notice of Exercise.
The Company determined that the warrants associated with Note Fourteen are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with ASC 480, the outstanding warrants are recognized as a warrant liability on the balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the statement of operations. At December 31, 2019, the fair value of the warrant liability was $4,687 while as of September 30, 2020, the fair value of the warrant liability was $880. Accordingly, the Company recorded a change in fair value of the warrant liability of $(3,807) related to Note Fourteen for the nine months ended September 30, 2020.
On January 28, 2020, the Company entered into a subscription agreement with an investor for the purchase of 270,270 shares of the Company’s common stock and 135,135 warrants to purchase shares of the Company’s common stock at $0.40 per share for total gross proceeds of $100,000.
The Company determined that the warrants are puttable for cash upon a fundamental transaction at the option of the holder and as such required classification as a liability pursuant to ASC 480, Distinguishing

Liabilities from Equity. The Company has no plans to consummate a fundamental transaction and does not believe a fundamental transaction is likely to occur during the remaining term of the outstanding warrants. In accordance with the accounting guidance, the outstanding warrants are recognized as a warrant liability on the condensed consolidated balance sheet and are measured at their inception date fair value and subsequently re-measured at each reporting period with changes being recorded as a component of other income in the condensed consolidated statement of operations. At inception, January 28, 2020, the fair value of the warrant liability was $56,208 while as of September 30, 2020, the fair value of the warrant liability was $9,920. Accordingly, the Company recorded a change in fair value of the warrant liability of $(46,288) and related to the warrants for the nine months ended September 30, 2020.
A summary of warrant activity is as follows:
	For the Nine Months Ended September 30, 2020
	Warrant Shares	Weighted Average Exercise Price
Balance at January 1, 2020	5,113,058	$0.23
Warrants expired	(462,195)	$0.32
Warrants granted	335,135	$0.16
Balance at September 30, 2020	4,985,998	$0.52
The fair value of the Company’s warrant liability was calculated using the Black-Scholes model and the following assumptions:
	As of September 30, 2020	As of December 31, 2019
Fair value of company's common stock	$0.101	$0.60
Dividend yield	0%	0%
Expected volatility	37% - 163%	45% - 140%
Risk Free interest rate	0.16% - 0.26%	1.55% - 1.79%
Expected life (years)	2.64	2.83
Fair value of financial instruments - warrants	$88,750	$715,259
The change in fair value of the financial instruments – warrants is as follows:
Nine Months Ended September 30, 2020
Amount
Balance as of January 1, 2020	$715,259
Fair value of warrants issued	$56,208
Change in fair value of liability to issue warrants	$(682,717)
Balance as of September 30, 2020	$88,750
Three Months Ended September 30, 2020
Amount
Balance as of July 1, 2020	$155,789
Fair value of warrants issued	$—
Change in fair value of liability to issue warrants	$(67,039)
Balance as of September 30, 2020	$88,750
17. Stock-Based Compensation
2017 Omnibus Incentive Plan
The Company’s 2017 Omnibus Incentive Plan (the “2017 Plan”) was adopted by our Board of Directors and a majority of our voting securities on October 17, 2017. On April 13, 2020 our Board of Directors approved an amendment to the 2017 Plan and a majority of our voting securityholders approved the amendment on April 22, 2020. The 2017 Plan permits the granting of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and dividend equivalent rights to eligible employees, directors and consultants. We grant options to purchase shares of common stock under the 2017 Plan at no less than the fair value of the underlying common stock as of the date of grant. Options granted under the Plan have a maximum term of ten years. Under the Plan, a total of 11,000,000 shares of common stock are reserved for issuance. Options to purchase 4,715,000 and 1,835,000 shares of common stock and were granted as of September 30, 2020 and December 31, 2019, respectively. 2,943,745 and 764,945 shares of common stock had been granted as of September 30, 2020 and December 31, 2019, respectively.
Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan
On October 22, 2014, BioTrackTHC approved and adopted the BioTrackTHC Stock Plan. The BioTrackTHC Stock Plan set aside and reserved 600,000 shares of BioTrackTHC’s common stock for grant and issuance in accordance with its terms and conditions. Persons eligible to receive awards from the BioTrackTHC Stock Plan include employees (including officers and directors) of BioTrackTHC or its affiliates and consultants who provide significant services to BioTrackTHC or its affiliates (the “Grantees”). The BioTrackTHC Stock Plan permits BioTrackTHC to issue to Grantees qualified and/or non-qualified options to purchase BioTrackTHC’s common stock, restricted common stock, performance units, and performance shares. The term of each award under the BioTrackTHC Stock Plan shall be no more than ten years from the date of grant thereof. BioTrackTHC’s Board of Directors or a committee designated by the Board of Directors is responsible for administration of the BioTrackTHC Stock Plan and has the sole discretion to determine which Grantees will be granted awards and the terms and conditions of the awards granted. On February 29, 2020, the former Chief Executive Officer of the Company’s BioTrackTHC subsidiary forfeited 204,364 Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan stock options as a result of his termination (See Note 14).
BioTrackTHC Management Awards
On September 1, 2015 and November 1, 2015, BioTrackTHC’s Board approved individual employee option grants (the “Executive Grants”) for three executives (the “Executives”). Pursuant to the Executive Grants, the Executives were each granted stock options to purchase 146,507 shares (totaling 439,521 shares) of BioTrackTHC’s common stock (the “Option”) at an exercise price equal to approximately $7.67. The options vest as to 25% of the shares subject to the Options, one year after the date of grant and then in equal quarterly installments for the three years thereafter, subject to the Executive’s continued employment with BioTrackTHC (see Notes 1 and 5). On February 29, 2020, the former President of the Company’s BioTrackTHC subsidiary forfeited 1,430,306 BioTrackTHC Management Awards (See Note 14).
18. Income Taxes
No provision for U.S. federal or state income taxes has been recorded as the Company has incurred net operating losses since inception. Significant components of the Company’s net deferred income tax assets for the nine months ended September 30, 2020 and 2019 consist of income tax loss carryforwards. These amounts are available for carryforward for use in offsetting taxable income of future years through 2035. Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carry-forward period. Utilization of the net operating loss carry-forwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. Due to the Company’s history of operating losses, these deferred tax assets arising from the future tax benefits are currently not likely to be realized and are thus reduced to zero by an offsetting valuation allowance. As a result, there is no provision for income taxes.
For the nine months ended September 30, 2020 and 2019, the Company has a net operating loss carry forward of approximately $20,077,000 and $16,952,000, respectively. Utilization of these net loss carry forwards is subject to the limitations of Internal Revenue Code Section 382. The Company applied a 100% valuation reserve against the deferred tax benefit as the realization of the benefit is not certain.
19. Commitments and Contingencies
Under Topic 842, operating lease expense is generally recognized evenly on a straight-line basis. The Company has operating leases primarily consisting of facilities with remaining lease terms of one year to five years. The lease term represents the period up to the early termination date unless it is reasonably certain that the Company will not exercise the early termination option. Certain leases include rental payments that are adjusted periodically based on changes in consumer price and other indices.
Leases with an initial term of twelve months or less are not recorded on the condensed consolidated balance sheet. For lease agreements entered into or reassessed after the adoption of Topic 842, the Company combines the lease and non-lease components in determining the lease liabilities and ROU assets.
Activity related to the Company’s leases was as follows:
Nine Months Ended September 30, 2020
Operating lease expense	$60,306
Cash paid for amounts included in the measurement of operating lease liabilities	$67,233
ROU assets obtained in exchange for operating lease obligations	$301,396
The Company’s lease agreements generally do not provide an implicit borrowing rate, therefore an internal incremental borrowing rate is determined based on information available at lease commencement date for purposes of determining the present value of lease payments. The Company used the incremental borrowing rate on December 31, 2018 for all leases that commenced prior to that date.
ROU lease assets and lease liabilities for the Company’s operating leases were recorded in the condensed consolidated balance sheet as follows:
As of September 30, 2020
Other current assets	$841,419

Accounts payable and accrued liabilities	$257,952
Other long-term liabilities	$621,781
Total lease liabilities	$879,733

Weighted average remaining lease term (in years)	3.16
Weighted average discount rate	6.37%
Future lease payments included in the measurement of lease liabilities on the condensed consolidated balance sheet as of September 30, 2020, for the following five fiscal years and thereafter were as follows:
As of September 30, 2020
2020	$67,233
2021	254,961
2022	222,744
2023	200,944
2024	205,435
Thereafter	—
Total future minimum lease payments	$951,317
Less imputed interest	(71,584)
Total	$879,733
As of September 30, 2020, the Company had additional operating lease obligations for a lease with a future effective date of approximately $600,000. This operating lease will commence during the first quarter of fiscal 2022 with a lease term of three years.

20. Segment Results
FASB ASC 280-10-50 requires use of the “management approach” model for segment reporting. The management approach is based on the way a company’s management organized segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.
Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision–making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision–making group is composed of the Chief Executive Officer and the Chief Financial Officer. The Company operates in three segments, Security and guarding, Systems installation and Software.
Asset information by operating segment is not presented below since the chief operating decision maker does not review this information by segment. The reporting segments follow the same accounting policies used in the preparation of the Company’s unaudited condensed consolidated financial statements.
The following represents selected information for the Company’s reportable segments:
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Security monitoring
Revenue	$84,147	$135,218	$279,042	$436,976
Cost of revenue	90,738	330,602	264,629	422,880
Gross profit	(6,591)	(195,384)	14,413	14,096
Total operating expenses	41,345,177	1,551,016	45,129,661	4,565,944
Loss from operations	(41,351,768)	(1,746,400)	(45,115,248)	(4,551,848)
Total other (expense) income	(604,821)	1,619,885	(2,208,937)	642,077
Total loss from continuing operations	$(41,956,589)	$(126,515)	$(47,324,185)	$(3,909,771)
Loss from discontinued operations	(70,529)	(141,276)	(65,141)	(160,798)
Net Loss	$(42,026,848)	$(267,791)	$(47,389,326)	$(4,070,569)

Adjusted EBITDA	$(849,911)	$(1,515,464)	$(1,961,145)	$(3,437,766)

Systems installation
Revenue	$30,555	$245,272	$346,460	$447,880
Cost of revenue	97,161	149,431	361,260	649,041
Gross profit	(66,606)	95,841	(14,800)	(201,161)
Total operating expenses	25,209	179,641	294,216	367,094
Loss from operations	(91,815)	(83,800)	(309,016)	(568,255)
Total other expense	560	280	277	713
Total loss from continuing operations	$(91,255)	$(83,520)	$(308,739)	$(567,542)
Income (loss) from discontinued operations
Net Loss	$(91,255)	$(83,520)	$(308,739)	$(567,542)

Adjusted EBITDA	$(91,255)	$76,630	$(308,456)	$(84,430)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Software
Revenue	$2,778,356	$2,357,078	$8,174,850	$6,872,210
Cost of revenue	730,251	838,792	2,222,785	2,522,570
Gross profit	2,048,105	1,518,286	5,952,065	4,349,640
Total operating expenses	2,240,642	2,410,597	6,631,953	6,996,514
Loss from operations	(192,537)	(892,311)	(679,888)	(2,646,874)
Total other expense	121,839	(11,947)	(2,217)	23
Total loss from continuing operations	$(70,698)	$(904,258)	$(682,105)	$(2,646,851)
Income (loss) from discontinued operations
Net Loss	$(70,698)	$(904,258)	$(682,105)	$(2,646,851)

Adjusted EBITDA	$1,035,966	$106,985	$2,614,475	$352,580
The chief operating decision making group uses net loss before interest, taxes and depreciation and amortization and adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as a non-GAAP measure to evaluate the Company’s operating performance. Adjusted EBITDA does not represent, and should not be considered an alternative to, net loss, loss from operations, or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges that affect the period-to-period comparability of the Company’s operating performance. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our chief operating decision maker. Net loss is reconciled to Adjusted EBITDA as follows:
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net Loss	$(42,188,801)	$(1,255,569)	$(48,380,170)	$(7,284,962)
Interest expense	355,469	538,591	1,029,979	1,227,271
Depreciation & amortization	1,049,235	1,179,597	3,320,641	3,516,418
Loss on impairment of intangible assets	39,963,107	—	41,333,085	—
Share based compensation expense	549,012	352,341	1,620,616	1,241,741
Change in fair value of convertible note	321,915	(430,766)	1,104,856	(288,425)
Change in fair value of convertible note - related party	—	(491,442)	(498,233)	213,828
Change in fair value of warrant liability	(67,039)	(1,224,601)	(682,717)	(3,462,746)
Change in fair value of contingent consideration	111,902	—	1,536,324	880,050
Loss (gain) on issuance of warrants	—	—	(2,000)	787,209
Other expense	—	—	(37,507)	—
Adjusted EBITDA(1)	$94,800	$(1,331,849)	$344,874	$(3,169,616)
(1)	See “Non-GAAP Financial Measures” within Part I, Item 2, Management’s Discussion and Analysis.
21. Subsequent Events
On October 1, 2020, the holder of Note Twelve converted the remaining principal balance of $23,890 of the note into 353,402 shares of common stock of the Company.
On October 1, 2020, the Company issued 25,000 Non-Qualified Stock Options to a consultant, pursuant to a consulting agreement.

On October 12, 2020, the holder of Note Thirteen converted $30,000 of the principal balance of the note into 442,478 shares of common stock of the Company.
On October 13, 2020, the Company issued 15,000 restricted shares of common stock to a former employee.
On October 14, 2020, pursuant to a unanimous vote of the Board of Directors, the Company issued 300,000 Incentive Stock Options to the Chief Executive Officer (“CEO”) with an exercise price of $0.1045, a 10% premium to the closing price on the date of issuance. The Board of Directors also voted to grant the CEO a cash bonus of $75,000.
On October 16, 2020, the Company signed an agreement and plan of merger whereby the Company would combine with Medical Outcomes Research Analytics, with both companies becoming wholly owned subsidiaries of a newly formed company, Forian, Inc. Upon completion of the all-stock transaction, MOR Analytics members will own approximately 72 percent and Helix shareholders will own approximately 28 percent of the combined company on a fully diluted basis. Helix shareholders will receive .027 shares of Forian common stock for each share of Helix common stock. The transaction is subject to customary closing conditions, including regulatory approvals and approval by Helix’s shareholders, and is expected to close in the first quarter 2021. Forian expects to apply and be listed on the Nasdaq Stock Exchange.
On October 19, 2020, the holder of Note Thirteen converted $100,000 of the principal balance of the note into 1,468,429 shares of common stock of the Company.
On October 20, 2020, the holder of Note Thirteen converted the remaining principal balance of $374,000 of the note into 5,491,924 shares of common stock of the Company.
On November 2, 2020, the holder of Note Fourteen converted the entire principal balance of $235,789 of the note into 3,462,394 shares of common stock of the Company.
On November 2, 2020, the holder of Note Thirteen converted $12,893 of the accrued interest of the note into 189,325 shares of common stock of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members and Board of Directors of
Medical Outcomes Research Analytics, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Medical Outcomes Research Analytics, LLC (the “Company”) as of December 31, 2019, the related consolidated statements of operations, changes in members’ deficit and cash flows for the period from inception (May 6, 2019) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as December 31, 2019, and the results of its operations and its cash flows for the period from inception (May 6, 2019) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
San Jose, California
November 24, 2020, except for Note 13 as to which the date is December 31, 2020

MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$494
Marketable securities	149,767
Prepaid expenses	25,365
Total Current Assets	175,626

Property and Equipment, Net	3,419

Total Assets	$179,045

Liabilities and Members’ Deficit
Current Liabilities:
Promissory notes	$184,300
Accounts payable	6,400
Accrued expenses	269,376
Total Current Liabilities	460,076

Members’ Deficit:
Class A capital contributions	1,000,000
Class B profit interests	7,811
Accumulated deficit	(1,288,842)
Total Members’ Deficit	(281,031)

Total Liabilities and Members’ Deficit	$179,045
The accompanying notes are an integral part of these consolidated financial statements.

MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
FROM INCEPTION (MAY 6, 2019) THROUGH DECEMBER 31, 2019
Operating Expenses:
Research and development	$827,474
Selling, general and administrative	464,698
Total Operating Expenses	1,292,172

Loss From Operations	(1,292,172)

Other Income:
Interest and dividends	3,330

Net Loss	$(1,288,842)
The accompanying notes are an integral part of these consolidated financial statements.

MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ DEFICIT
FROM INCEPTION (MAY 6, 2019) THROUGH DECEMBER 31, 2019
	Class A		Class B		Accumulated Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount
Balance, May 6, 2019	—	$—	—	$—	$—	$—

Member units issued	4,000,000	1,000,000	—	—	—	1,000,000
Vested Profits Interests Units	—	—	276,976	7,811	—	7,811
Net loss	—	—	—	—	(1,288,842)	(1,288,842)

Balance, December 31, 2019	4,000,000	$1,000,000	276,976	$7,811	$(1,288,842)	$(281,031)
The accompanying notes are an integral part of these consolidated financial statements.

MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FROM INCEPTION (MAY 6, 2019) THROUGH DECEMBER 31, 2019
Cash Flows From Operating Activities:
Net loss	$(1,288,842)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	854
Stock based compensation	7,811
Changes in operating assets and liabilities:
Prepaid expenses	(25,365)
Accounts payable	6,400
Accrued expenses	266,770
Net Cash Used in Operating Activities	(1,032,372)

Cash Flows From Investing Activities:
Purchases of marketable securities	(149,767)
Purchases of property and equipment	(1,667)
Net Cash Used in Investing Activities	(151,434)

Cash Flows From Financing Activities:
Proceeds from issuance of promissory notes	184,300
Proceeds from members’ contributions	1,000,000
Net Cash Provided by Financing Activities	1,184,300

Net Increase in Cash and Cash Equivalents	494

Cash and Cash Equivalents, May 6, 2019	—

Cash and Cash Equivalents, December 31, 2019	$494
Supplemental disclosure of cash flow information:
Interest paid	$0
Purchases of property and equipment	$2,606*
*	Purchases of property and equipment in the amount of $2,606 were accrued but not paid during 2019.
The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 6, 2019) THROUGH DECEMBER 31, 2019
Note 1 BUSINESS ORGANIZATION AND NATURE OF OPERATIONS
Medical Outcomes Research Analytics, LLC (“Parent” or “The Company”) was established on May 6, 2019 in Delaware. MOR Analytics, LLC and COR Analytics, LLC are wholly owned subsidiaries of the Parent. The Company is a technology and analytics company building a data management platform and has assembled a repository of Health Insurance Portability and Accountability Act (“HIPAA”) compliant, encrypted, deidentified patient-level health data in the United States. The Company is an early stage entity and plans to provide Data, Business Intelligence Technology, and Outcomes Studies to its customers to help them improve the performance of their businesses.
Note 2 BASIS OF PRESENTATION
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”).
As of December 31, 2019, the Company had a working capital deficit and accumulated deficit. The Company believes it can continue as a going concern as its cash resources available as of the date of these financial statements coupled with additional equity financing available will be sufficient to allow the Company to fund its current operating plan through the required minimum of at least the next twelve months from the date of filing this report. There can be no assurance, however, that the current operating plan will be achieved in the timeframe anticipated by the Company, or that its cash resources will fund the Company’s operating plan for the period anticipated by the Company or that additional funding will be available on terms acceptable to the Company, or at all.
Note 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The consolidated financial statements of the Company include the accounts of Medical Outcomes Research Analytics, LLC and its wholly owned subsidiaries COR Analytics, LLC and MOR Analytics, LLC. All intercompany transactions have been eliminated in consolidation.
Use of Estimates
Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgements and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses together with amounts disclosed in related notes to the financial statements. The Company’s significant estimates used in these financial statements include, but are not limited to, fair value for equity securities and stock-based compensation. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is possible that the external factors could have an effect on the Company estimates and could cause actual results to differ from those estimates.
Fair Value of Financial Instruments
The Company measures the fair value of financial assets and liabilities based on the guidance of Accounting Standards Codification (“ASC”) 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.
ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an ordinary transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:
Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 — inputs that are unobservable
The carrying value of the Company’s financial instruments, such as cash, accounts receivable, and accrued liabilities and other liabilities approximate fair values due to the short-term nature of these instruments.
Cash and Cash Equivalents and Credit Risk
The Company considers all cash accounts that are not subject to withdrawal restrictions and highly liquid investments with a maturity of three months or less, when purchased, as cash and cash equivalents or marketable securities.
The Company maintains cash with major financial institutions. Cash held at U.S. bank institutions is currently insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 at each institution. The portion of deposits in excess of FDIC coverage is not subject to such insurance and represents a credit risk to the Company. At times, the Company’s deposits exceed this coverage. There were no uninsured cash balances as of December 31, 2019.
The Company purchases overnight securities with any excess cash available to maximize the return on liquid assets. The fair value estimate for these investments are assessed using Level 1 criteria by the company with minimal risk of loss due to the nature of these investments and the short term to maturity.
Vendor Concentration
Total expenses incurred in 2019 were $1,292,172. Vendors with a 10% or greater share of the total expenses are as follows:
Vendor Description	Amount	Percentage
Vendor A	$544,375	42.1%
Vendor B	227,593	17.6%
	$771,968	59.7%
Accounts payable at December 31, 2019 consisted of two vendors, with one vendor comprising 62% of the total and the other comprising 38% of the total. The Company believes there are numerous alternatives to its vendors, however the loss of a significant vendor could negatively impact operations.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation which is recorded commencing at the in-service date using the straight-line method at rates sufficient to charge the cost of depreciable assets to operations over their estimated useful lives, which range from 3-7 years. Maintenance and repairs are charged to operations as incurred.
The Company reviews for the impairment of long-lived assets annually and whenever events and or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when the present value of estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying value. There were no impairment losses recognized.
Software Development Costs
The Company accounts for costs incurred in the development of computer software in accordance with ASC Subtopic 350-40, Intangibles — Goodwill and Other — Internal-Use Software. Costs incurred in the application development stage are subject to capitalization and subsequent amortization and impairment. Application development stage costs were not material for the Company. Product development costs are primarily comprised of personnel costs incurred related to activities for evaluating future changes to the software, testing, bug fixes, and other maintenance activities. Product development costs are expensed as incurred.
Share-Based Compensation
Compensation cost for profit interest awards is generally recognized over the required service period based on the fair value of the awards on their grant date. Fair value is determined using the Black-Scholes option-pricing model wherein the discount rate is based on published daily treasury interest rates for zero-coupon bonds available from the US Treasury. Volatility is based on the historical volatility over a period that is commensurate with the expected life of the profit interests granted. Please see Black-Sholes inputs below for profits interest units granted during the period from inception (May 6, 2019) through December 31, 2019.
Risk Free Rate	1.51%
Volatility	70%
Expected term	4 Years
Dividend Rate	0.0%
Income Taxes
The Company is organized as an LLC and as a result is treated as a Partnership for federal and state income tax purposes. Accordingly, the Company’s taxable income, deductions, assets and liabilities are reported by the members on their respective income tax returns. Therefore, no provision for federal or state income tax has been made by the Company for the period from inception (May 6, 2019) through December 31, 2019.
There are no uncertain tax positions that would require recognition in the financial statements. If the Company were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense and penalties on any income tax would be reported as income taxes. Management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of or changes in tax laws, regulations and interpretations thereof as well as other factors.
Note 4 PROMISSORY NOTES
On May 6, 2019, the Company entered into an arrangement with related parties to issue two separate promissory notes (“Note” or “Notes”) entitling the Company to secure up to $100,000 per Note to fund operations. The Notes had no interest rate and were due on the sooner to occur of the initial closing of the Company’s Series S Preferred Unit financing or December 31, 2020. Imputed interest is minimal. As of December 31, 2019, the Company had drawn $92,150 from each Note for a total of $184,300. The note holders had the option to apply the outstanding amount to the purchase of Series S preferred units in the equity financing, which they elected to do in March 2020 (see Note 13).
Note 5 SHARE-BASED COMPENSATION
During the period from inception (May 6, 2019) through December 31, 2019, the Company granted 1,018,821 Class B profit interest units with a fair value of $0.0282 per unit to employees and advisors to the Company, of which 276,976 were vested as of December 31, 2019. Class B units have specific thresholds above which the members participate. The fair value of these interests were determined using the Black Scholes model as equity interests and were discounted as appropriate for lack of control and marketability. As a result, the fair value of the grants issued during the period from inception (May 6, 2019) through December 31, 2019 totaled $28,731, of which compensation expense totaling $7,811 was recognized during the period. The intrinsic value of all profits interest units as of December 31, 2019 was zero. The unvested expense related to these awards will be recognized over a weighted average period of approximately 3.75 years.
Note 6 OPERATING LEASES
The Company accounts for leases in accordance with ASC 842. All contracts are evaluated to determine whether or not they represent a lease. A lease conveys the right to control the use of an identified asset for a period of time in exchange for consideration.
Leases we identify are classified as finance or operating in accordance with the guidance in ASC 842. The Company does not hold any finance leases.
The Company has a single, short-term lease related to an office in Newtown, PA. The office space is currently leased on a month to month basis. A short-term lease is a lease with a term of 12 months or less and does not include the option to purchase the underlying asset that we would expect to exercise. We have elected to adopt the short-term lease exemption in ASC 842 and as such have not recognized a “right of use” asset or lease liability in the consolidated balance sheet as of December 31, 2019. The total rent expense for the period from inception (May 6, 2019) through December 31, 2019 was $4,289.

Note 7 PREPAID EXPENSES
During 2019 the Company purchased various software licenses from multiple vendors. The duration of the licenses ranged from 3 months to 1 year. The total cost of the licenses was $48,553. Based on the duration of each license, $23,188 was expensed to R&D in 2019 with the remaining balance of $25,365 recorded as prepaid expenses.
Note 8 PROPERTY AND EQUIPMENT
As of December 31, 2019, property and equipment were comprised of the following:
Personal computing equipment	$4,273

Less accumulated depreciation	(854)

Property and equipment, net	$3,419
Depreciation expense for the period from inception (May 6, 2019) through December 31, 2019 was $854.
Note 9 ACCRUED EXPENSES
As of December 31, 2019, accrued expenses were comprised of the following:
Nature of Expenditure	Amount
Engineering & technology expenses	$227,593
Employee compensation expenses	39,177
Personal computing equipment	2,606
Total	$269,376
Note 10 RELATED PARTY TRANSACTIONS
The primary related party transactions in 2019 related to notes payable issued by the Company. These Notes were issued to a trust in which executive leadership has an interest through their family. The Notes are convertible into Series S Preferred Units at the terms of that financing (See Note 4).
One Non-Employee Director of the Company is related to a member of the leadership team and owns membership shares that were purchased.
The Company incurred $227,000 of expenses with a vendor who is affiliated with a member of the Company.
Note 11 MEMBERS’ DEFICIT
The Amended Operating Agreement authorizes the issuance of 8,000,000 Class A Units, 3,000,000 Class B Units and 3,500,000 Series S Preferred Units. Each Class A Unit is entitled to one vote per unit, each Series S Preferred Unit is entitled to vote on as converted basis, if and when the Company converts from an LLC to a C-Corporation, and the Class B Units are non-voting. The Company is managed by a board of managers consisting of five managers, one manager elected by a majority of the Series S Preferred Units, two managers elected by the holders of Class A Units, one manager must be the CEO of the Company and one manager may be elected by a majority in interests of the members of the Company. The board of managers has the right to make all decisions concerning the business, affairs and properties of the Company. Under the Amended Operating Agreement, the members have the right to vote on the dissolution and termination of the Company and any amendment to the Amended Operating Agreement. As of December 31, 2019, there were 4,000,000 Class A membership units issued with a par value of approximately $0.25. Profits interests were issued to employees and consultants/advisors (1,018,821 Class B units) in 2019 (See Note 5).

Note 12 COMMITMENTS AND CONTINGENCIES
The Company entered into certain data licenses during 2019. The term of these data licenses vary in length. The following table shows the remaining obligations under these licenses as of December 31, 2019.
Year ending December 31, 2020	$631,475
Year ending December 31, 2021	533,488
Year ending December 31, 2022	272,187
$1,437,150
Note 13 SUBSEQUENT EVENTS
Except as disclosed below, management has evaluated subsequent events or transactions occurring through the date these financial statements were issued and has not identified any items requiring adjustment to or disclosure in these financial statements.
COVID-19
A novel strain of coronavirus (COVID-19) was first identified in December 2019, and subsequently declared a pandemic by the World Health Organization.
Our business has largely operated in a work-from-home environment since its inception and, as a result, has experienced limited disruption due to this pandemic. The leadership team continues to focus on the highest level of safety measures to protect our employees.
We have not experienced a material impact to our financial results to date, however, COVID-19 continues to present significant uncertainty in the future economic outlook for our customers and the markets we serve.
MERGER WITH HELIX TECHNOLOGIES
On October 16, 2020, Forian Inc. entered into an Agreement and Plan of Merger, as amended by Amendment to Agreement and Plan of Merger, dated December 30, 2020, with Helix Technologies, Inc. (“Helix”) pursuant to which Helix will merge with an into a wholly-owned subsidiary of Forian, Inc. (“Forian”), with Helix surviving the merger as a wholly-owned subsidiary of Forian. Concurrently, the Company’s members will enter into a contribution agreement pursuant to which the members will contribute their membership interest in the Company to Forian in exchange for shares of Forian common stock, thereby the Company will become a wholly-owned subsidiary of Forian.
While Forian will be the legal acquirer, the merger will be accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). The Company will be deemed the accounting acquirer in the business combination for accounting purposes and Helix will be treated as the acquiree, based on a number of factors considered at the time of preparation of this proxy statement/prospectus, including control over the post-merger company as evidenced by the composition of executive management and the board of directors as well as the relative equity ownership after the closing of the business combination. The application of acquisition accounting of is dependent upon the working capital positions at the closing of the business combination, is dependent on other factors such as the share price of Helix immediately prior to the closing of the merger, and is dependent on certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The combined company will complete the valuations and other studies upon completion of the business combination and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the merger. Consolidated financial statements of Forian issued after the consummation of the merger will reflect such values. In addition, costs incurred in connection with the business combination will be expensed as incurred unless related to the equity issuance. The operating results of Helix will be included in Forian’ consolidated financial statements from the date the merger is consummated and forward.
SERIES S AND SERIES S-1 FINANCING
In March 2020, the Company completed an equity financing (“Series S”) with cash proceeds of approximately $3.3 million and converted promissory notes of $184,300 (see Note 4). A total of 3,079,623 Series S preferred units were authorized. The $3.5 million was exchanged for 3,078,276 Series S preferred units.

In December 2020 the Company completed an equity financing (“Series S-1”). The financing raised approximately $13 million in exchange for 3,388,947 preferred units.
EXPANSION OF EQUITY INCENTIVE POOL
As of January 8, 2020, the Medical Outcomes Research Analytics, LLC 2019 Equity Incentive Plan, as amended (the “Plan”), was amended to increase the number of Class B Units of membership interest in the Company (“Units”) that may be issued under the Plan to 1,279,353 Units. As of March 25, 2020, the Plan was amended to increase the number of Units that may be issued under the Plan to 1,895,279 Units. As of August 31, 2020, the Plan was amended to increase the number of Units that may be issued under the Plan to 2,468,071 Units.

MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2020 (UNAUDITED) AND AS OF DECEMBER 31, 2019
	September 30, 2020 (Unaudited)	December 31, 2019 (Audited)
Assets
Current Assets:
Cash and cash equivalents	$1,081,531	$494
Marketable securities	—	149,767
Prepaid expenses	275,188	25,365
Total Current Assets	1,356,719	175,626

Property and Equipment, Net	32,693	3,419

Total Assets	$1,389,412	$179,045

Liabilities and Members’ Equity (Deficit)
Current Liabilities:
Promissory Notes	$—	$184,300
Accounts payable	167,781	6,400
Accrued expenses	611,021	269,376
Total Current Liabilities	778,802	460,076

Members’ Equity (Deficit):
Series S preferred units	3,500,000	—
Class A units	1,000,000	1,000,000
Class B units	20,268	7,811
Accumulated deficit	(3,909,658)	(1,288,842)
Total Members’ Equity (Deficit)	610,610	(281,031)

Total Liabilities and Members’ Equity (Deficit)	$1,389,412	$179,045
See accompanying notes to condensed consolidated financial statements.

MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 (UNAUDITED) AND THE PERIOD
FROM INCEPTION (MAY 6, 2019) THROUGH SEPTEMBER 30, 2019 (UNAUDITED)
	Nine Months Ended September 30, 2020	May 6, 2019 Through September 30, 2019
	(unaudited)	(unaudited)
Operating Revenues	$334,921	$—

Operating Expenses:
Research and development	1,465,550	544,375
Selling, general and administrative	1,495,984	224,278
Total Operating Expenses	2,961,534	768,653

Loss From Operations	(2,626,613)	(768,653)

Other Income (Expense):
Interest and dividends	5,797	1,979
Net Other Income	5,797	1,979

Net Loss	$(2,620,816)	$(766,674)
See accompanying notes to condensed consolidated financial statements.

MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' DEFICIT
FROM INCEPTION (MAY 6, 2019) THROUGH SEPTEMBER 30, 2019 (UNAUDITED) AND
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 (UNAUDITED)
	Series S Preferred Units		Class A Units		Class B Units		Accumulated Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount	Units	Amount
Balance, May 6, 2019	—	$—	—	$—	—	$—	$—	$—

Member units issued	—	—	4,000,000	1,000,000	—	—	—	1,000,000

Net loss	—	—	—	—	—	—	(766,674)	(766,674)

Balance, September 30, 2019	—	$—	4,000,000	$1,000,000	—	$—	$(766,674)	$233,326

Balance, January 1, 2020	—	$—	4,000,000	$1,000,000	140,527	$7,811	$(1,288,842)	$(281,031)

Member units issued	3,078,276	3,500,000	—	—	—	—	—	3,500,000

Vested Profits Interests Units	—	—	—	—	510,247	12,457	—	12,457

Net loss	—	—	—	—	—	—	(2,620,816)	(2,620,816)

Balance, September 30, 2020	3,078,276	$3,500,000	4,000,000	$1,000,000	650,774	$20,268	$(3,909,658)	$610,610
See accompanying notes to condensed consolidated financial statements.

MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 (UNAUDITED) AND THE PERIOD
FROM INCEPTION (MAY 6, 2019) THROUGH SEPTEMBER 30, 2019 (UNAUDITED)
	Nine Months Ended September 30, 2020	May 6, 2019 Through September 30, 2019
Cash Flows From Operating Activities:
Net loss	$(2,620,816)	$(766,674)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	4,932	—
Stock based compensation	12,457	—
Changes in operating assets and liabilities:
Prepaid expenses	(249,823)	—
Accounts payable	161,381	1,949
Accrued expenses	341,645	—
Net Cash and Cash Equivalents Used in Operating Activities	(2,350,224)	(764,725)

Cash Flows From Investing Activities:
Sales of marketable securities	149,767	—
Purchases of marketable securities	—	(419,504)
Purchases of property and equipment	(34,206)	—
Net Cash and Cash Equivalents Provided by (Used in) Investing Activities	115,561	(419,504)

Cash Flows From Financing Activities:
Proceeds from members' contributions	3,315,700	1,000,000
Proceeds from issuance of promissory notes	—	184,300
Net Cash and Cash Equivalents Provided by Financing Activities	3,315,700	1,184,300

Net Increase in Cash and Cash Equivalents	1,081,037	71

Cash and Cash Equivalents, Beginning of Period	494	—

Cash and Cash Equivalents, End of Period	$1,081,531	$71

Supplemental Disclosure of Cash Flow Information
Interest Paid	$0	$0
Non-cash financing activities:
Promissory notes of $184,300 were converted to Series S preferred units.
See accompanying notes to condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 (UNAUDITED) AND
FROM INCEPTION (MAY 6, 2019) THROUGH SEPTEMBER 30, 2019 (UNAUDITED)
Note 1 BUSINESS ORGANIZATION AND NATURE OF OPERATIONS
Medical Outcomes Research Analytics, LLC (“Parent,” “The Company” or “we”) was established on May 6, 2019 in Delaware. MOR Analytics, LLC and COR Analytics, LLC are wholly owned subsidiaries of the Parent. The Company is a technology and analytics company building a data management platform and has assembled a repository of Health Insurance Portability and Accountability Act (“HIPAA”) compliant, encrypted, deidentified patient-level health data in the United States. The Company is an early stage entity and provides Data, Business Intelligence Technology, and Outcomes Studies to its customers to help them improve the performance of their businesses.
Note 2 BASIS OF PRESENTATION AND LIQUIDITY
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the condensed consolidated financial statements of the Company as of September 30, 2020. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the operating results for the full year.
As of September 30, 2020, the Company had positive working capital but was in an accumulated deficit position. The Company believes it can continue as a going concern as its cash resources available as of the date of these financial statements coupled with additional equity financing available will be sufficient to allow the Company to fund its current operating plan through the required minimum of at least the next twelve months from the date of filing this report. There can be no assurance, however, that the current operating plan will be achieved in the timeframe anticipated by the Company, or that its cash resources will fund the Company’s operating plan for the period anticipated by the Company or that additional funding will be available on terms acceptable to the Company, or at all.
Note 3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The consolidated financial statements of the Company include the accounts of Medical Outcomes Research Analytics, LLC and its wholly owned subsidiaries COR Analytics, LLC and MOR Analytics, LLC. All intercompany transactions have been eliminated in consolidation.
Use of Estimates
Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgements and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses together with amounts disclosed in related notes to the financial statements. The Company’s significant estimates used in these financial statements include, but are not limited to, fair value for equity securities and stock-based compensation. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is possible that the external factors could have an effect on the Company estimates and could cause actual results to differ from those estimates.
Fair Value of Financial Instruments
The Company measures the fair value of financial assets and liabilities based on the guidance of Accounting Standards Codification (“ASC”) 820 “Fair Value Measurements and Disclosures” (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.
ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an ordinary transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:
Level 1 — quoted prices in active markets for identical assets or liabilities
Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 — inputs that are unobservable
The carrying value of the Company’s financial instruments, such as cash, accounts receivable, and accrued liabilities and other liabilities approximate fair values due to the short-term nature of these instruments.
Cash and Cash Equivalents and Credit Risk
The Company considers all cash accounts that are not subject to withdrawal restrictions and highly liquid investments with a maturity of three months or less, when purchased, as cash and cash equivalents or marketable securities.
The Company maintains cash with major financial institutions. Cash held at U.S. bank institutions is currently insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 at each institution. The portion of deposits in excess of FDIC coverage is not subject to such insurance and represents a credit risk to the Company. At times, the Company’s deposits exceed this coverage. There were no uninsured cash balances as of September 30, 2020.
Revenue Recognition
The Company accounts for revenue from contracts with clients by applying the requirements of ASC 606, Revenue from Contracts with Customers (“ASC 606”): (i) identification of the contract, or contracts, with a customer; (ii) identification of the performance obligations in the contract; (iii) determination of the transaction price; (iv) allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when or as a performance obligation is satisfied.
The Company derives its revenue from subscription services and data product revenues, which are comprised of subscription fees from customers accessing the Company’s analytics platform or data product solutions, and related services and other revenues. Subscription fees: Subscription fees include use of the Company’s platform, implementation, support and other services which represent a single promise to provide continuous access to its software solutions. The Company recognizes revenue over time for the life of the contract.
The subscription arrangements are considered service contracts, and the customer does not have the right to take possession of the software. The services arrangements are generally non-cancelable and do not provide for refunds to customers in the event of cancellations.
Deferred costs (costs to fulfill a contract and contract acquisition costs): Costs to fulfill a contract, which include salaries, are not material.
Contract acquisition costs, which consist of sales commissions paid or payable, is considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for initial and renewal contracts are deferred and then amortized on a straight-line basis over the contract term. As a practical expedient, the Company expenses sales commission as incurred when the amortization period of related deferred commission costs would have been one year or less.
Customer Concentration
For the nine months ended September 30, 2020, the Company had a single customer that accounted for $300,000 of revenue which represented 90% of revenues generated from customer sales. The Company believes that this customer is ultimately replaceable, any disruption associated with this customer would only have a short-term impact on the business.
Reliance on Key Vendors
The Company has licensed certain data sets from a third party as a key input to the Company’s products and services. Licensing fees to this vendor represented 13% and 71% of the Company’s operating expenses for the nine months ended September 30, 2020 and for the period from inception (May 6, 2019) through December 31, 2019, respectively. In addition, the Company utilizes a third party for its technical infrastructure. These vendors are critical to the business. The Company believes that while these vendors are ultimately replaceable, any disruption associated with these vendors could have a material short-term impact on the business.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation which is recorded commencing at the in-service date using the straight-line method at rates sufficient to charge the cost of depreciable assets to operations over their estimated useful lives, which range from 3-7 years. Maintenance and repairs are charged to operations as incurred.
The Company reviews for the impairment of long-lived assets annually and whenever events and or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when the present value of estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying value. There were no impairment losses recognized during the nine months ended September 30, 2020 and the period from inception (May 6, 2019) through September 30, 2019.
Software Development Costs
The Company accounts for costs incurred in the development of computer software in accordance with ASC Subtopic 350-40, Intangibles — Goodwill and Other — Internal-Use Software. Costs incurred in the application development stage are subject to capitalization and subsequent amortization and impairment. Application development stage costs were not material for the Company. Product development costs are primarily comprised of personnel costs incurred related to activities for evaluating future changes to the software, testing, bug fixes, and other maintenance activities. Product development costs are expensed as incurred.
Share Based Compensation
Compensation cost for profit interest awards is generally recognized over the required service period based on the fair value of the awards on their grant date. Fair Value is determined using the Black Scholes option-pricing model wherein the discount rate is based on published daily treasury interest rates for zero-coupon bonds available from the US Treasury. Volatility is based on the historical volatility over a period that is commensurate with the expected life of the profit interests granted. Black-Sholes inputs for profits interest units granted during the nine months ended September 30, 2020 are presented below. There were no profits interest units granted during the period from inception (May 6, 2019) through September 30, 2019.
Risk Free Rate	0.16%
Volatility	65%
Expected Term	3 Years
Dividend Rate	0.0%
Income Taxes
The Company is organized as an LLC and as a result is treated as a Partnership for federal and state income tax purposes. Accordingly, the Company’s taxable income, deductions, assets and liabilities are reported by the members on their respective income tax returns. Therefore, no provision for federal or state income tax has been made by the Company for the nine months ended September 30, 2020 or the period from inception (May 6, 2019) through September 30, 2019.
There are no uncertain tax positions that would require recognition in the financial statements. If the Company were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense and penalties on any income tax would be reported as income taxes. Management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of or changes in tax laws, regulations and interpretations thereof as well as other factors.
Note 4 SHARE-BASED COMPENSATION
As of September 30, 2020, there were 1,950,278 Class B profit interests unit grants and 485,343 Class B profit interests unit options issued to employees and advisors to the Company. Membership units have specific thresholds above which the members participate. The fair value of these interests were determined using the

Black Scholes model as equity interests and were discounted as appropriate for lack of control and marketability. As a result, the fair value of the grants issued in the first nine months of 2020 totaled $48,295. Compensation expenses for the nine months ended September 30, 2020 relating to both 2019 and 2020 grants totaled $12,457. As of September 30, 2020 the profit interests granted were as follows:
2019 Grants 1,018,821 granted with a fair value of $0.0282 per unit. 650,774 were vested.
2020 Grants 931,457 total granted and unvested. 876,457 were granted with a fair value of $0.03 and 55,000 were granted with a fair value of $0.26.
2020 Options 485,343 granted, unvested and outstanding with a fair value of $0.02, a weighted average exercise price of $3.84 and a weighted average remaining years of 9.75.
The intrinsic value of all profits interest units and options as of September 30, 2020 was nominal. The unvested expense related to these awards will be recognized over a weighted average period of approximately 3.00 years.
Note 5 OPERATING LEASES
The Company accounts for leases in accordance with ASC 842. All contracts are evaluated to determine whether or not they represent a lease. A lease conveys the right to control the use of an identified asset for a period of time in exchange for consideration.
Leases we identify are classified as finance or operating in accordance with the guidance in ASC 842. The Company does not hold any finance leases.
The Company has a single, short-term lease related to an office in Newtown, PA. The office space is currently leased on a month to month basis. A short-term lease is a lease with a term of 12 months or less and does not include the option to purchase the underlying asset that we would expect to exercise.
We have elected to adopt the short-term lease exemption in ASC 842 and as such have not recognized a “right of use” asset or lease liability in the consolidated balance sheets as of September 30, 2020 and December 31, 2019. The total rent expense for the nine months ended September 30, 2020 and the period from inception (May 6, 2019) through September 30, 2019 was $12,074 and $1,019, respectively.
Note 6 PREPAID EXPENSES
The Company has various agreements to license data which require upfront and periodic payments. The Company records the expenses related to these agreements ratably over the annual terms. As of September 30, 2020, the Company’s balance sheet reflected prepaid expenses of $257,602 under these agreements. Additionally, as of September 30, 2020 the Company’s balance sheet reflected prepaid expenses of $17,586 relating to various software licenses with durations ranging from 3 months to 1 year.
Note 7 PROPERTY AND EQUIPMENT
As of September 30, 2020, property and equipment were comprised of the following:
Personal computing equipment	$ 38,479

Less accumulated depreciation	(5,786)

Property and equipment, net	$32,693
Depreciation expense for the nine months ended September 30, 2020 and the period from inception (May 6, 2019) through September 30, 2019 was $4,932 and $0, respectively.

Note 8 ACCRUED EXPENSES
As of September 30, 2020, accrued expenses were comprised of the following:
Nature of Expenditure	Amount
Employee compensation expenses	$ 461,021
Engineering & technology expenses	150,000
Total	$611,021
Note 9 RELATED PARTY TRANSACTIONS
On May 6, 2019, the Company entered into an arrangement with related parties to issue two separate promissory notes (“Note” or “Notes”) entitling the Company to secure up to $100,000 per Note to fund operations. The Notes had no interest rate and were due on the sooner to occur of the initial closing of the Company’s Series S Preferred Unit financing or December 31, 2020. As of December 31, 2019, the Company had drawn $92,150 from each Note for a total of $184,300. The note holders had the option to apply the outstanding amount to the purchase of Series S preferred units in the equity financing, which they elected to do in March 2020.
One Non-Employee Director of the Company is related to a member of the leadership team and owns membership shares that were purchased.
The Company incurred $230,198 of expenses from inception (May 6, 2019) to December 31, 2019 and $314,563 of expenses for the nine months ended September 30, 2020, with a vendor who is affiliated with a member of the Company.
Note 10 MEMBERS’ EQUITY (DEFICIT)
The Company is governed by its Amended and Restated Operating Agreement, as amended (the “Amended Operating Agreement”). The Amended Operating Agreement authorizes the issuance of up to 8,000,000 Class A Units, 3,000,000 Class B Units and 3,500,000 Series S Preferred Units. Each Class A Unit is entitled to one vote per unit, each Series S Preferred Unit is entitled to vote on as converted basis and the Class B Units are non-voting. The Company is managed by a board of managers consisting of five managers, one manager elected by a majority of the Series S Preferred Units, two managers elected by the holders of Class A Units, one manager must be the CEO of the Company and one manager may be elected by a majority in interests of the members of the Company. The board of managers has the right to make all decisions concerning the business, affairs and properties of the Company. Under the Amended Operating Agreement, the members have the right to vote on the dissolution and termination of the Company and any amendment to the Amended Operating Agreement.
As of September 30, 2020, there were 4,000,000 Class A membership units issued with a par value of approximately $0.25 per unit. Profit interests were granted to employees and consultants/advisors (1,950,278 Class B units) in 2019 and the first nine months of 2020 (See Note 4).
Series S financing was completed during the first quarter of 2020 with cash proceeds of $3.3 million and converted promissory notes of $0.2 million. A total of 3,500,000 Series S preferred units were authorized. The $3.5 million was exchanged for 3,078,276 Series S preferred units, which is the total units issued as of September 30, 2020.
All distributions will be made first to the holders of the Series S preferred units on a per-unit amount equal to the greater of the original unit purchase price or the amount that the preferred units would receive on an as-converted to common units basis, and second to the holders of common units subject to satisfaction of any applicable threshold amounts for profits interests. A liquidation or dissolution or, unless the Board of Managers and the holders of at least a majority of the outstanding preferred units elect otherwise, a merger constituting a change of control or other Company sale would trigger payment in accordance with the waterfall above.
If any preferred units are converted into Class A units after payment of any preference amount, then any distributions on those Class A Units will be reduced by the preference amount paid on the converted preferred units prior to conversion.
While the Company is taxed as a partnership, the Company makes quarterly tax distributions subject to available cash.

The holders of the Series S preferred units will have the right to convert the preferred units, at any time subsequent to a conversion of the Company from an LLC to a C-Corporation, into Class A units at an initial conversion rate of 1:1. The conversion rate is subject to proportional adjustment for splits, unit distributions, recapitalizations and the like.
Note 11 COMMITMENTS AND CONTINGENCIES
The Company entered into certain data licenses during 2019. The term of these data licenses vary in length. The following table shows the remaining payment obligations under these licenses as of September 30, 2020.
Three months ending December 31, 2020	$261,300
Year ending December 31, 2021	533,488
Year ending December 31, 2022	272,187
$1,066,975
Note 12 TRANSACTION EXPENSES
During the nine months ended September 30, 2020, the Company incurred costs totaling $195,634, which are included in selling, general and administrative expenses, related to the planned combination with Helix Technologies that was announced in October 2020 (see Note 13). These costs consisted primarily of legal and financial advisory fees.
Note 13 SUBSEQUENT EVENTS
Except as disclosed below, management has evaluated subsequent events or transactions occurring through the date these financial statements were issued and has not identified any items requiring adjustment to or disclosure in these financial statements.
COVID-19
A novel strain of coronavirus (COVID-19) was first identified in December 2019, and subsequently declared a pandemic by the World Health Organization.
Our business has largely operated in a work-from-home environment since its inception and, as a result, has experienced limited disruption due to this pandemic. The leadership team continues to focus on the highest level of safety measures to protect our employees.
We have not experienced a material impact to our financial results to date, however, COVID-19 continues to present significant uncertainty in the future economic outlook for our customers and the markets we serve.
MERGER WITH HELIX TECHNOLOGIES
On October 16, 2020 the Company entered into an Agreement and Plan of Merger, as amended by Amendment to Agreement and Plan of Merger, dated December 30, 2020, with Helix Technologies, Inc. (“Helix”) pursuant to which Helix will merge with an into a wholly-owned subsidiary of Forian, Inc. (“Forian”), with Helix surviving the merger as a wholly-owned subsidiary of Forian. Concurrently, the Company’s members will enter into a contribution agreement pursuant to which the members will contribute their membership interest in the Company to Forian in exchange for shares of Forian common stock, thereby the Company will become a wholly-owned subsidiary of Forian.
While Forian will be the legal acquirer, the merger will be accounted for as a reverse acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). The Company will be deemed the accounting acquirer in the business combination for accounting purposes and Helix will be treated as the acquiree, based on a number of factors considered at the time of preparation of this proxy statement/prospectus, including control over the post-merger company as evidenced by the composition of executive management and the board of directors as well as the relative equity ownership after the closing of the business combination. The application of acquisition accounting of is dependent upon the working capital positions at the closing of the business combination, is dependent on other factors such as the share price of Helix immediately prior to the closing of the merger, and is dependent on certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The combined company will complete the valuations and other studies upon completion of the business combination and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the merger. Consolidated financial statements of Forian issued after the consummation of the merger will reflect such values. In addition, costs incurred in connection with the business combination will be expensed as incurred unless related to the equity issuance. The operating results of Helix will be included in Forian’s consolidated financial statements from the date the merger is consummated and forward.
SERIES S-1 FINANCING
In December 2020 the Company completed an equity financing (“Series S-1”). The financing raised approximately $13 million in exchange for 3,388,947 preferred units.

Appendix A
COMPOSITE

AGREEMENT AND PLAN OF MERGER

Dated as of October 16, 2020

among

HELIX TECHNOLOGIES, INC.

FORIAN INC.

and

DNA MERGER SUB INC.

As amended by

Amendment to Agreement and Plan of Merger

dated as of December 30, 2020

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 16, 2020, among Helix Technologies, Inc., a Delaware corporation (the “Company”), Forian Inc., a Delaware corporation (“Parent”), DNA Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and, solely for purposes of Section 8.03(d), Medical Outcomes Research Analytics, LLC, a Delaware limited liability company (“MOR”).
RECITALS:
WHEREAS, the Company, Parent and Merger Sub desire to effect a business combination, pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation in the Merger, and each share of Company Common Stock issued and outstanding at the Effective Time shall be converted into the right to receive the Merger Consideration;
WHEREAS, the Company Board has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the Merger and the other transactions contemplated by this Agreement, and (iii) recommended that the Company’s stockholders vote in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement, at the Company Stockholders Meeting;
WHEREAS, the Parent Board and the Merger Sub Board have each approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;
WHEREAS, the Merger Sub Board has recommended adoption and approval of this Agreement by Parent, as its sole stockholder;
WHEREAS, Parent, as sole stockholder of Merger Sub, has adopted and approved this Agreement and approved the Merger and the other transactions contemplated by this Agreement;
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Affiliates of the Company are entering into a Voting and Support Agreement, in the form attached hereto as Exhibit A (the “Voting Agreement”);
WHEREAS, as a condition to the consummation of the Merger, MOR will complete the MOR Offering;
WHEREAS, as a condition to the consummation of the Merger, Parent will complete the Parent Reorganization;
WHEREAS, the consummations of the Parent Reorganization and the Merger are part of an overall integrated plan pursuant to which Parent will acquire all of the issued and outstanding equity interests of MOR and all of the issued and outstanding equity interests of the Company in exchange for Parent Common Stock issued by Parent to the equityholders of MOR and Company who collectively will own 80% or more of the outstanding stock of Parent Common Stock immediately after the consummations of the Parent Reorganization and the Merger;
WHEREAS, after the consummation of the Parent Reorganization and the Merger, Parent will have outstanding only Parent Common Stock and no other classes of stock;
WHEREAS, for U.S. federal income tax purposes, the parties intend that (i) the Parent Reorganization and the Merger shall together qualify as a transaction described in Section 351(a) of the Code, (ii) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code, and (iii) this Agreement shall constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and
WHEREAS, in addition to other terms that may be defined in this Agreement, certain capitalized terms used in this Agreement are defined in Section 9.03.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants in this Agreement and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
THE MERGER
Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (a), Merger Sub shall be merged with and into the Company (the “Merger”), (b) the separate corporate existence of Merger Sub shall cease and (c) the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly owned Subsidiary of the Parent.
Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place remotely via the electronic transmittal of executed documents at 9:00 a.m., Eastern time, on a date to be specified by the Company and Parent, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions by the party entitled to the benefit of such conditions), unless this Agreement has been terminated pursuant to its terms, or at such other place, time and date as shall be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the fulfillment or waiver of all of the conditions set forth in Article VII, on the Closing Date, the parties shall file with the Delaware Secretary the certificate of merger relating to the Merger contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, filings and recordings, all executed and acknowledged in accordance with , and in such form as required by the relevant provisions of the DGCL. The Merger shall become effective upon the later of (a) the date and time the time that the Certificate of Merger has been duly filed with the Delaware Secretary, or (b) at such later date and time as the Company and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
Section 1.04 Effects. At the Effective Time, the effects of the Merger shall be as set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.05 Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit B and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.
Section 1.06 Certain Governance Matters.
(a) Parent Matters.
(i) Directors. The Parent shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any directors on the board of directors of Parent immediately prior to the Effective Time) so that, as of the Effective Time, the number of directors that comprise the full board of directors of Parent shall be eleven (11), and such board of directors shall upon the Effective Time consist of the Persons set forth on Schedule 1.06(a)(i) (the “Parent Board Designees”), subject to replacement as provided in Section 1.06(c), each of such directors to hold office until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. At least a majority of Parent Board Designees shall qualify as “independent directors” under the listing standards of The Nasdaq Stock Market, LLC and the applicable rules of the SEC.
(ii) Officers. From and after the Effective Time, the officers of Parent shall consist of the Persons set forth on Schedule 1.06(a)(ii) (the “Parent Officer Designees” and together with the Parent Board Designees, the “Parent Designees”) , subject to replacement as provided in Section 1.06(c), each of such officers to hold their respective office until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
(b) Surviving Corporation Matters.
(i) Directors. From and after the Effective Time, the board of directors of the Surviving Corporation shall consist of the Persons set forth on Schedule 1.06(b)(i) (collectively, the “Surviving Corporation Board Designees”), subject to replacement as provided in Section 1.06(c), each of such directors to hold office until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
(ii) Officers. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the Persons set forth on Schedule 1.06(b)(ii) (collectively, the “Surviving Corporation Officer Designees” and together with the Surviving Corporation Board Designees, the “Surviving Corporation Designees”), subject to replacement as provided in Section 1.06(c), each of such officers to hold their respective office until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
(c) Replacement of Designees. In the event that prior to the Effective Time: (i) any Parent Board Designee is ineligible, unable or unwilling for any reason (including by reason of any Law, Order or any listing rule or requirement of any stock exchange) to serve on the board of directors of Parent, (ii) any Parent Officer Designee is ineligible, unable or unwilling for any reason (including by reason of any Law, Order or any listing rule or requirement of any stock exchange) to serve as an officer of Parent, (iii) any Surviving Corporation Board Designee is ineligible, unable or unwilling for any reason (including by reason of any Law, Order or any listing rule or requirement of any stock exchange) to serve on the board of directors of the Surviving Corporation, or (iv) any Surviving Corporation Officer Designee is ineligible, unable or unwilling for any reason (including by reason of any Law, Order or any listing rule or requirement of any stock exchange) to serve as an officer of the Surviving Corporation, Parent, in its sole discretion, shall select a replacement for such individual to serve in such person’s place. The parties shall take all action necessary to ensure that any such replacement designee is duly qualified and appointed as a member of the board of directors or as an officer of Parent or the Surviving Corporation, as applicable, as of the Effective Time. Any such replacement designee shall also be deemed to be a Parent Designee or a Surviving Corporation Designee, as applicable.
ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES;
EXCHANGE OF CERTIFICATES
Section 2.01 Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), any shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”) or any shares of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”):
(a) Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one (1) fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Each share of Company Common Stock that is owned directly by Parent, Merger Sub, the Company, any Company Subsidiary or held in the Company’s treasury immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.01(b) and (ii) except as provided in Section 2.05, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and complies in all respects with, Section 262 of the DGCL and, as of the Effective Time, has neither failed to perfect, nor effectively withdrawn or lost rights to appraisal under the DGCL (the “Dissenting Shares”)), will be converted into the right to receive 0.050 validly issued, fully paid and non-assessable share of Parent Common Stock (the “Merger Consideration”).
(d) All shares of Company Capital Stock, when converted as provided in Section 2.01(c), shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form (such shares, “Book-Entry Shares”)) that immediately prior to the Effective Time represented any such shares of Company Capital Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Company Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based on the number of shares of Company Capital Stock will be appropriately adjusted to provide to the holders of Company Capital Stock the same economic effect as contemplated by this Agreement prior to such event.
(e) At the Effective Time, all Company Stock Options shall be treated as set forth in Section 6.04.
(f) As of no later than immediately prior to the Effective Time, all of the Company’s outstanding shares of Company Preferred Stock shall have been converted into shares of Company Common Stock pursuant to a Preferred Stock Conversion Agreement, in the form attached hereto as Exhibit C (the “Company Preferred Stock Conversion Agreement”).
(g) As of no later than immediately prior to the Effective Time, all of the Company’s outstanding RC Convertible Notes shall have been converted into shares of Company Common Stock pursuant to a Convertible Notes Conversion Agreement, in the form attached hereto as Exhibit D (the “RC Convertible Notes Conversion Agreement”).
Section 2.02 Exchange and Payment.
(a) Exchange Agent. Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint a bank or trust company (who, if different than the Company’s then serving registrar and transfer agent, is reasonably acceptable to the Company) to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration pursuant to this Article II. At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, Parent shall deliver to the Exchange Agent, to be given to the holders of Company Common Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article II, evidence of shares in book entry form, representing the number of whole shares of Parent Common Stock issuable to the holders of Company Common Stock as the Merger Consideration. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Parent Common Stock for the account of the Persons entitled thereto.
(b) Mailing of Transmittal Material. As promptly as practicable, but in no event later than five (5) Business Days prior to the Effective Time, the Company will deliver, or cause to be delivered, to the Exchange Agent all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein. As promptly as practicable after the Effective Time, but in no event later than three (3) Business Days following the Effective Time, Parent shall cause the Exchange Agent to mail and otherwise make available to each holder of record of Company Common Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the instructions and procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for book-entry shares representing the number of whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Certificate(s) or Book-Entry Shares shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid in respect of such shares pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by a Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of Company Common Stock covered thereby, subject to the provisions of Section 2.02(d).
(c) Issued Shares. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 2.02(e)) or Book-Entry Shares are surrendered for exchange in accordance with this Article II. Subject to the effect of applicable laws, following the surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 2.02(e)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the book-entry shares representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, any unpaid dividends or other distributions with a record date at or after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time but with a payment date subsequent to surrender.
(d) Exchange Agent Deliveries.
(i) Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates or Book-Entry Shares to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, the number of whole shares of Parent Common Stock into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to Parent Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.
(ii) Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented Company Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of Parent Common Stock into which such Company Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company of Certificates or Book-Entry Shares representing shares of Company Common Stock and, if such Certificates or Book-Entry Shares are presented to the Company for transfer, they shall be cancelled against delivery of book entry shares representing Parent Common Stock as hereinabove provided.
(e) Lost or Destroyed Certificates; Issuances of Parent Common Stock in New Names. The Exchange Agent shall not be obligated to deliver book-entry shares representing shares of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Parent. If any book entry shares of Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of book entry shares of Parent Common Stock in any name other than that of the registered holder of the Certificate or Book-Entry Shares surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(f) Unclaimed Merger Consideration. The exchange of shares of Company Common Stock for the Merger Consideration as provided in this Section 2.02 shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
Section 2.03 No Fractional Shares. No fraction of a share of Parent Common Stock shall be issued by virtue of the Merger, but in lieu thereof, each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall be automatically converted into the right to receive one full additional share of Parent Common Stock.
Section 2.04 Withholding Rights. Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Awards such amounts as Parent reasonably determines is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment, and to collect any necessary Tax forms or other necessary information. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Stock Award, as applicable, in respect of which such deduction and withholding was made by Parent.
Section 2.05 Dissenters’ Rights.
(a) Notwithstanding anything to the contrary in this Agreement, no Dissenting Shares shall be converted into or represent the right to receive the Merger Consideration as provided in Section 2.01, and instead the holders of such Dissenting Shares shall be entitled to such rights as are granted by Section 262 of the DGCL (the “Dissenter’s Rights”) (unless and until such stockholder shall have failed to timely perfect, or shall have effectively withdrawn or lost, such stockholder’s right to dissent from the Merger under the DGCL, in which case such stockholder shall be entitled to receive the Merger Consideration in accordance with Section 2.01, without interest thereon, in exchange for such shares of Company Common Stock, and such shares of Company Common Stock shall no longer be deemed to be Dissenting Shares) and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. In such case, at the Effective Time, the Dissenting Shares shall be deemed to no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except Dissenter’s Rights and as provided in this Section 2.05. Notwithstanding the foregoing, if any such holder shall have failed to timely perfect or shall have otherwise waived, or effectively withdrawn or lost such holder’s Dissenter’s Rights, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Dissenter’s Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under the Dissenter’s Rights shall cease, such shares shall no longer be considered Dissenting Shares for purposes hereof, and such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in Section 2.01 and Section 2.02.
(b) The Company shall provide prompt written notice to Parent of any demands for appraisal by any holder of shares of Company Common Stock, attempted withdrawals of such demands and any other instruments received by or served on the Company pursuant to the DGCL relating to Dissenter’s Rights, and, to the extent permitted by applicable Law, Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, voluntarily make any payment with respect to, settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company at or before the execution and delivery by Parent and Merger Sub of this Agreement (the “Parent Disclosure Letter”) (it being understood that although the Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, the disclosure in any section shall be deemed to apply to and qualify any other section in this Article III to the extent that it is reasonably apparent that such disclosure also qualifies or applies to such other section), Parent and Merger Sub, jointly and severally, hereby represent and warrant, as of the date hereof, to the Company as set forth in this Article III. For purposes of this Article III, the Parent Subsidiaries shall be deemed to include MOR; provided the Parent Disclosure Letter will be updated at the Effective Time with a bringdown certificate (a “Parent Bringdown Certificate”).
Section 3.01 Organization, Standing and Power. Parent is a duly organized, validly existing corporation and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of the Parent Subsidiaries is a duly organized, validly existing corporation or other legal entity and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of Parent and the Parent Subsidiaries has all requisite power and authority to own, lease and operate its properties and conduct its businesses as and where presently conducted. Each of Parent and the Parent Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction (in the case of good standing, to the extent such jurisdiction recognizes such concept) where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true, correct and complete copies of Parent’s and each Parent Subsidiary’s Certificate of Incorporation and Bylaws or similar organizational documents (and all amendments thereto) as currently in full force and effect. Neither Parent nor any Parent Subsidiary is in violation, and between the date hereof and the Closing Date, will not be in violation of any of the provisions of its Certificate of Incorporation or Bylaws or similar organizational documents (and all amendments thereto).
Section 3.02 Parent Subsidiaries.
(a) Section 3.02(a) of the Parent Disclosure Letter sets forth the name and jurisdiction of organization of each Parent Subsidiary.
(b) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Parent Subsidiary have been validly issued and are fully paid and non-assessable and are owned by Parent, by another Parent Subsidiary or by Parent and a Parent Subsidiary, free and clear of all Liens, excluding Parent Permitted Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable Law. There are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of any the Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock or any securities of any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, any Parent Subsidiary, (ii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from any Parent Subsidiary, or any other obligation of any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, any Parent Subsidiary, or (iii) any rights issued by, or other obligations of, any Parent Subsidiary that are linked in any way to the price of any class of capital stock or voting securities of, or other equity interests in, any Parent Subsidiary, the value of any Parent Subsidiary or any part of any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of or voting securities of, or other equity interests in, any Parent Subsidiary.
(c) Except for the capital stock and voting securities of, and other equity interests in, the Parent Subsidiaries, none of Parent or any Parent Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person.
Section 3.03 Capital Structure.
(a) The authorized capital stock of Parent consists of 95,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). The Parent Common Stock and Parent Preferred Stock are referred to herein as the “Parent Capital Stock”. At the close of business on October 15, 2020 (i) one (1) share of Parent Common Stock was issued and outstanding; (ii) no shares of Parent Common Stock were held by Parent in its treasury; (iii) an aggregate of no shares of Parent Common Stock were reserved for issuance pursuant to outstanding awards and rights under the Parent Stock Plan, of which no shares of Parent Common Stock were underlying outstanding and unexercised Parent Stock Awards; and (iv) no shares of Parent Preferred Stock were issued and outstanding. Except as set forth in this Section 3.03(a), at the close of business on October 15, 2020, no shares of Parent Capital Stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding. At the Effective Time, no shares of Parent Preferred Stock will be issued and outstanding.
(b) All of the outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s Certificate of Incorporation, Parent’s Bylaws or any Contract to which Parent is a party or otherwise bound. All grants of equity awards or other rights with respect to shares of Parent Capital Stock to current or former directors, officers, employees, agents or consultants of Parent or any Parent Subsidiary have been made in accordance with the terms of the applicable Parent Stock Plan and award agreements thereunder and any policy of Parent or the Board of Directors of Parent (the “Parent Board”) (including any committee thereof) relating to the grant of such awards or rights. Except as contemplated by the Parent Reorganization and the MOR Offering, or as set forth above in this Section 3.03 or for changes resulting from (a) the exercise of Parent Stock Options outstanding on such date, and (b) vesting and settlement of Parent Stock Awards, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Parent or any Parent Subsidiary or any securities of Parent or any Parent Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary, (ii) any warrants, calls, options or other rights to acquire from Parent or any Parent Subsidiary, or any other obligation of Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary or (iii) any rights issued by, or other obligations of, Parent or any Parent Subsidiary that are linked in any way to the price of any class of Parent Capital Stock or any shares of capital stock of any Parent Subsidiary, the value of Parent, any Parent Subsidiary or any part of Parent or any Parent Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Parent or any Parent Subsidiary. Except for acquisitions, or deemed acquisitions, of Parent Capital Stock or other equity securities of Parent in connection with (x) the withholding of Taxes in connection with the exercise, vesting or settlement of Parent Stock Awards, and (y) forfeitures of Parent Stock Awards, there are not any outstanding obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Parent or any Parent Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of Parent having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which Parent’s stockholders may vote. Except as contemplated by this Agreement, the Parent Reorganization or the MOR Offering, there is no agreement with respect to the voting or issuance of, or restricting the transfer of, or providing registration rights with respect to, any capital stock or voting securities of, or other equity interests in, Parent or any Parent Subsidiary. None of Parent or any of the Parent Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Parent or any of the Parent Subsidiaries.
(c) At the close of business on October 16, 2020, the number of outstanding Units of membership interests in MOR was 12,906,660 (on an as-converted basis, inclusive of Units underlying allocated options, and pro forma for $13,000,000 in MOR Offering proceeds). Pursuant to the contribution to be effected in connection with the Parent Reorganization, Units of membership interest in MOR will be exchanged for shares of Parent Common Stock at an average exchange ratio of 1.7776.
Section 3.04 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the Merger and the other transactions contemplated by this Agreement. The Parent Board has adopted resolutions, by unanimous vote of the directors present at a meeting duly called at which a quorum of the board of directors of Parent was present, (x) approving the execution, delivery and performance of this Agreement and the Merger and the other transactions contemplated by this Agreement, (y) determining that entering into this Agreement and consummating the Merger and the other transactions contemplated by this Agreement, are in the best interests of Parent and its stockholders and (z) declaring this Agreement and the Merger and the other transactions contemplated by this Agreement, advisable. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The Merger Sub Board has unanimously adopted resolutions (i) approving the execution, delivery and performance of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement; (ii) determining that the terms of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement are in the best interests of Merger Sub and Parent, as its sole stockholder; (iii) declaring this Agreement, the Merger and the transactions contemplated by this Agreement advisable; and (iv) recommending that Parent, as sole stockholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Parent, as sole stockholder of Merger Sub, has adopted and approved this Agreement. No other corporate proceedings (including, for the avoidance of doubt, any stockholder approval) on the part of Parent, Merger Sub or their respective Subsidiaries are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger in accordance with the relevant provisions of the DGCL). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 3.05 No Conflicts; Consents.
(a) Except as set forth in Section 3.05(a) of the Parent Disclosure Letter, the execution and delivery by Parent and Merger Sub of this Agreement does not, and the performance by Parent and Merger Sub of their respective obligations under this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not (i) violate or conflict with, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under any provision of the governing or organizational documents of Parent or any Parent Subsidiary, (ii) violate or conflict with, or result in any breach or violation of or default (in each case, with or without notice or lapse of time, or both) under, require any consent, notice, waiver, payment of a penalty or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, or give rise to any loss of a material benefit under, any of the terms, conditions or provisions of any Parent Material Contract or Parent Real Property Lease or obligation to which Parent or any Parent Subsidiaries is a party or by which Parent or any Parent Subsidiaries or any of their respective assets may be bound, (iii) result in the creation or imposition of any Lien on any asset of Parent or any Parent Subsidiaries (other than Parent Permitted Liens), (iv) subject to the filings and other matters referred to in Section 3.05(b), violate or conflict with, or result in any breach or violation of or default (in each case, with or without notice or lapse of time, or both) under any Law, Order or Permit, in each case, applicable to Parent or any Parent Subsidiary or by which any of their respective assets are bound or (v) cause the acceleration of any vesting of any awards for or rights to capital stock or other equity interest of the Parent or any Parent Subsidiary or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of any capital stock or other equity interest of the Parent or any Parent Subsidiary or (vi) give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or other equity interest of the Parent or any Parent Subsidiary.
(b) No Permit, consent, approval, clearance, waiver or order of or from, or registration, declaration, notice or filing made to or with, or any action by, any Governmental Entity, is required to be obtained, taken or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations under this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) in compliance with applicable requirements of the Exchange Act, Securities Act and U.S. state securities laws (“Blue Sky Laws”), (ii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business and (iii) such Permits, consents, approvals, clearances, waivers, orders, registrations, declarations, notices, filings or actions that, (x) individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect or (y) prevent or materially delay consummation of the transactions contemplated hereby.
(c) No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger. The approval of Parent, as the sole shareholder of Merger Sub, which already has been obtained, is the only approval of the shares of, or other equity interest in, Merger Sub necessary to adopt and approve this Agreement and the Merger.
Section 3.06 Parent Financial Information; Absence of Undisclosed Liabilities.
(a) Section 3.06(a) of the Parent Disclosure Letter sets forth (i) the unaudited balance sheet of MOR as of December 31, 2019 and the related unaudited statements of operations and cash of MOR for the fiscal years then ended, and (ii) the unaudited balance sheet of MOR as of August 31, 2020 and the related unaudited statements of operations and cash of MOR for the eight-month period then ended (such balance sheets and statements described in clauses (i) and (ii), collectively, the “MOR Financial Statements”). The MOR Financial Statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto and except that the unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments that are not expected to be material) applied on a consistent basis during the periods involved, were prepared using the books, records and accounts of MOR and fairly presented in all material respects the financial position of MOR as of their respective dates, and the income, results of their operations, changes in financial position and cash flows for the periods shown (subject to the absence of footnote disclosure and to normal year end audit adjustments).
(b) Except (i) as reflected or reserved against in the balance sheet of MOR as of August 31, 2020 (or the notes thereto) included in the MOR Financial Statements, (ii) for contractual liabilities and contractual obligations incurred in connection with this Agreement, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since August 31, 2020 and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business, MOR has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). There are no (A) unconsolidated Subsidiaries of MOR, or (B) off-balance sheet arrangements to which MOR is a party of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC or any obligations of MOR to enter into any such arrangements.

Section 3.07 Absence of Certain Changes or Events. Since January 1, 2020, there has not occurred any fact, circumstance, occurrence, effect, event or development or change that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. Since August 31, 2020, except for the execution and delivery of this Agreement and the agreements entered into (or to be entered into) in connection with the Parent Reorganization, the MOR Offering, and the consummation of the Parent Reorganization and the MOR Offering, each of the Parent and the Parent Subsidiaries has conducted and operated their respective businesses in the ordinary course of business.
Section 3.08 Taxes.
(a) Each of Parent and each Parent Subsidiary has timely filed or has caused to be timely filed all income, franchise and other material Tax Returns required to be filed by or with respect to it and/or any Parent Subsidiaries (taking into account any valid extension of time within which to file), and all such Tax Returns are accurate and complete and in compliance with applicable Tax Law. Each of Parent and each Parent Subsidiary has fully and timely paid or caused to be fully and timely paid all material Taxes required to be paid by it (including any Taxes to the extent required by Parent Real Property Leases), other than Taxes that are not yet due and payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(b) No deficiency for any Tax has been asserted or assessed by a taxing authority against Parent or any Parent Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and adequately reserved under GAAP.
(c) Each of Parent and each Parent Subsidiary has complied in all material respects with applicable Tax Law with respect to the withholding of Taxes.
(d) There is not pending or, to the Knowledge of Parent, threatened in writing any audit, examination, claim, or notice of deficiency in respect of any Taxes of Parent or any Parent Subsidiary.
(e) There are no Liens for Taxes on any of the assets, rights or properties of Parent or any Parent Subsidiary other than Parent Permitted Liens.
(f) None of Parent or any Parent Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g) No written claim has been received by the Parent or any Parent Subsidiary from a Governmental Entity in a jurisdiction where Parent or any Parent Subsidiary, as applicable, does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(h) Neither Parent nor any Parent Subsidiary will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting or improper method of accounting with respect to a taxable period (or portion thereof) on or prior to the Closing Date; (B) “closing agreement” as described in Section 1721 of the Code (or similar provision of state, local or foreign Law), entered into on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law); (D) installment sale or open transaction made on or prior to the Closing Date; (E) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (F) election under Section 108(i) of the Code.
(i) None of Parent or any Parent Subsidiary has any liability for Taxes of any Person (other than Parent and the Parent Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise.
(j) None of Parent or any Parent Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement (i) solely between or among Parent and the wholly owned Parent Subsidiaries or between or among wholly owned Parent Subsidiaries or (ii) entered into in the ordinary course of business the primary purpose of which is not related to Taxes.

(k) None of Parent or any Parent Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which Parent is or was the common parent).
(l) During any tax period for which the statute of limitations has not expired, none of Parent or any Parent Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(m) None of Parent or any Parent Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of local, state or foreign Law).
(n) Parent and each Parent Subsidiary has properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii), for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.
(o) Neither Parent nor any Parent Subsidiary has (i) filed, or has pending, any ruling requests with any taxing authority relating to Taxes, including any request to change any accounting method which is still in effect, or (ii) granted to any Person any power of attorney that is in force with respect to any income Tax matter.
(p) To the Knowledge of Parent, as of the date of this Agreement, the net operating losses or other Tax attributes with respect to Parent or any Parent Subsidiary are not currently subject to any limitation under Sections 382, 383 or 384 of the Code.
(q) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.09 (to the extent expressly related to Taxes) and this Section 3.08 constitute the sole representations and warranties in this Agreement with respect to Tax matters.
Section 3.09 Employee Benefits.
(a) Section 3.09(a) of the Parent Disclosure Letter sets forth a complete list of all material Parent Benefit Plans. Copies of the following documents have been made available to the Company with respect to each material Parent Benefit Plan, in each case to the extent applicable: (i) the plan document and all amendments thereto (or in the case of an unwritten Parent Benefit Plan, a written summary thereof); (ii) the current determination letter or opinion letter from the Internal Revenue Service (“IRS”); (iii) the current summary plan description and any summary of material modifications; (iv) the three (3) most recent annual reports on Form 5500 (and all schedules and exhibits attached thereto) filed with the IRS and U.S. Department of Labor; (v) the three (3) most recently prepared actuarial reports and financial statements; and (vi) for each material non-U.S. Parent Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (i) through (v) of this Section 3.09(a).
(b) (i) each Parent Benefit Plan has been established, operated, invested, funded and administered in accordance, in all material respects, with its terms, any applicable labor, collective bargaining or other agreement with any Union and any applicable Law (including ERISA and the Code) and (ii) to the Knowledge of Parent, neither Parent nor any Parent Subsidiary has engaged in any transaction with respect to any Parent Benefit Plan that would be reasonably likely to subject any Parent Benefit Plan or Parent or any Parent Subsidiary to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.
(c) Each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code and has received or may otherwise reasonably rely upon a favorable determination or opinion letter from the IRS as to its tax-qualification under the Code, and each trust maintained thereunder is exempt from federal income taxation under the provisions of Section 501(a) of the Code, and to the Knowledge of Parent, nothing has occurred since the date of any such determination that could reasonably be expected to adversely affect the qualification of such Parent Benefit Plan or its related trust.
(d) Other than routine claims for benefits, there are no suits, claims, proceedings, actions or governmental audits or investigations that are pending or, to the Knowledge of Parent, threatened, against or involving any Parent Benefit Plan.

(e) Neither Parent nor any ERISA Affiliate currently has, or within the six-year period immediately prior to the date of this Agreement, maintained, participated in, contributed to, or had an obligation to contribute to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code (a “Pension Plan”), (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by Parent or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of Parent, no condition exists that would reasonably be expected to present a material risk to Parent or any Parent Subsidiaries of incurring any such liability.
(f) No Parent Benefit Plan provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage (i) as required by Section 4980B of the Code or similar state or local Law or (ii) health care coverage through the end of the calendar month in which a termination of employment occurs).
(g) Neither the execution by Parent of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will (either alone or in combination with a subsequent termination of employment) result in the payment of any amount, that would, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.
(h) Except as provided for in this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby will (either alone or together with the occurrence of any additional or subsequent events) (i) entitle any current or former employee, director, or individual independent contractor of Parent or any Parent Subsidiary to any payment of compensation or benefits from Parent or any Parent Subsidiary; (ii) increase the amount of compensation or benefits due to any such individual; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.
(i) All Parent Stock Awards were (i) in the case of Parent Stock Options, granted with an exercise price per share no lower than the “fair market value” (as defined in the Parent Stock Plan) of one share of Parent Common Stock on the date of grant, (ii) granted, reported and disclosed in accordance with applicable Laws and stock exchange requirements, and (iii) validly issued and properly approved by the Parent Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws. Without limiting the generality of the preceding sentence, Parent has not engaged in any back dating, forward dating or similar activities with respect to Parent Stock Awards and has not been the subject of any investigation by the SEC, whether current, pending or closed (in the case of any such pending investigation, to the Knowledge of Parent), with respect to any such activities.
(j) Each Parent Benefit Plan that is maintained outside of the U.S. primarily for the benefit of any current or former employees, directors, or individual independent contractors of Parent or any Parent Subsidiaries who are or were regularly employed or providing services outside of the U.S. (i) has been maintained in all material respects in accordance with its terms and applicable Laws, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.
(k) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.09 constitute the sole representations and warranties in this Agreement with respect to employee benefits matters of any kind.
Section 3.10 Employment and Labor Matters.
(a) Neither Parent nor any Parent Subsidiary is delinquent in material payments to any employee or former employee for any services or amounts required to be reimbursed or otherwise paid. Parent and each Parent Subsidiary is and has been at all times in material compliance with any and all agreements between Parent or any Parent Subsidiary and any employee or Parent or any Parent Subsidiary.

(b) Neither Parent nor any Parent Subsidiary is a party to, nor bound by, any labor, collective bargaining or other agreement with any Union.
(c) The consent or consultation of, or the rendering of formal advice by, any labor union, works council or other labor organization or employee representative body (each, a “Union”) is not required for Parent to enter into this Agreement or to consummate any of the transactions contemplated hereby or to terminate or layoff any employees Parent or any Parent Subsidiary in the event any of the transactions contemplated hereby are consummated.
(d) Neither Parent nor any Parent Subsidiary has, and neither Parent nor any Parent Subsidiary has had at any time since January 1, 2017, any duty to bargain with any labor organization. Neither Parent nor any Parent Subsidiary is currently negotiating any labor, collective bargaining or other agreement with any Union, and there is not, and has not been, any Union representing or purporting to represent any employee of Parent. No employee or Union is making or has made a demand for recognition or has filed a petition seeking representation with the National Labor Relations Board with respect to employees of Parent or any Parent Subsidiary, and, to the Knowledge of Parent, no Union, employee or group of employees is seeking or has sought to organize employees of Parent or any Parent Subsidiary for the purpose of collective bargaining. Parent has no Knowledge of any facts to suggest that any demand for recognition or effort or attempt to organize employees of Parent or any Parent Subsidiary is imminent, likely or expected.
(e) Since January 1, 2017, there has been no actual or, to the Knowledge of Parent, threatened in writing, labor strike, dispute, walkout, work stoppage, picketing, hand billing, slowdown or lockout against Parent or any Parent Subsidiary.
(f) Parent and each of the Parent Subsidiaries is and, at all times has been, in compliance in all material respects with all applicable Laws pertaining to employment, labor relations and employment and labor relations practices, wage and hour, workers’ compensation, health and safety, collective bargaining and employee benefits. All individuals characterized and treated by Parent or any Parent Subsidiary as independent contractors or consultants are properly classified and utilized as independent contractors under all applicable Laws, and are not employees of Parent or a Parent Subsidiary, as applicable. All individuals characterized and classified and utilized by Parent or any Parent Subsidiary as leased employees are properly classified as employees of the applicable leasing company, and are not employees of Parent or a Parent Subsidiary, as applicable.
(g) Except as listed in Section 3.10(b) of the Parent Disclosure Letter, there are no, and there have been no, material grievances, complaints, citations, charges, actions, claims, suits, litigation, arbitrations, mediations, hearings, investigations or other proceedings against Parent or any Parent Subsidiary pending, or, to the Knowledge of Parent, threatened to be brought or filed, by or with any court or arbitrator or any other Governmental Entity, or any Orders or settlement agreements, in connection with the employment of any current, former or prospective employee of Parent or any Parent Subsidiary.
(h) All employees of Parent or any Parent Subsidiary are currently (and all employees, current and previous, of Parent or any Parent Subsidiary have been at all times since January 1, 2017) properly classified and compensated by Parent or Parent Subsidiary in accordance with the Fair Labor Standards Act and state and local wage and hour Laws.
(i) Parent and each Parent Subsidiary is, and has been at all times since January 1, 2017, in compliance with any and all Laws related to mass layoff and plant closings, including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., and the regulations promulgated thereunder (the “WARN Act”), and neither Parent nor any Parent Subsidiary has any plans to undertake any action that would trigger any notice or payment or other obligation under the WARN Act. Since January 1, 2020, Parent and each Parent Subsidiary have not incurred any material liability or obligation under the WARN Act or comparable state or local law.
(j) Parent has made available to Company a complete and accurate list of all employees and former employees of Parent or any Parent Subsidiary covered by any employment, severance, change-in-control, or retention agreement and any non-competition, non-solicitation, confidentiality, Intellectual Property Rights or similar agreement with Parent or any Parent Subsidiary, and Parent has provided or made available to Parent current and complete forms of each such agreement.

(k) To the Knowledge of Parent, no Key Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant, Parent or Parent Subsidiary policy or other obligation to any third party as related to their employment with Parent or Parent Subsidiary. To the Knowledge of Parent, no current or former employee or independent contractor of Parent or any Parent Subsidiary is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to Parent or any of the Parent Subsidiaries.
(l) Except as provided in Section 3.10(l) of the Parent Disclosure Letter, no Key Employee has notified Parent or otherwise expressed that he/she intends to terminate his/her employment with Parent.
(m) To the Knowledge of Parent, since January 1, 2017, no current or former management or executive-level employee of Parent or any Parent Subsidiary has engaged in or been alleged to have engaged in any act or conduct that constitutes a Misconduct Claim, and, to the Knowledge of Parent, no such allegation is pending or threatened, or has been investigated, litigated or become the subject of administrative proceedings. Since January 1, 2017, neither Parent nor any Parent Subsidiary has terminated any current or former employee related to any Misconduct Claim, or entered into any settlement or settlement discussions with any Person regarding a Misconduct Claim. Parent and each Parent Subsidiary has established and distributed to its employees a policy or policies against harassment and a complaint procedure, and has required all officers, managers and staff employees to undergo anti-harassment training.
Section 3.11 Legal Proceedings. There is no, and since January 1, 2017 there has been no, suit, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or any of their respective former or current officers, directors or employees or properties (including any properties owned, operated, leased or licensed by Parent or any Parent Subsidiary) or assets, nor is there any Order outstanding against or, to the Knowledge of Parent, investigation or inquiry in each case that is threatened or pending by any Governmental Entity involving Parent or any Parent Subsidiary or any of their respective former or current officers, directors or employees or properties (including any properties owned, operated, leased or licensed by Parent or any Parent Subsidiary) or assets. For each suit, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination, inquiry, investigation or similar proceeding that is required to be set forth in the Parent Disclosure Letter, Section 3.11 of the Parent Disclosure Letter sets forth, to the extent applicable, (i) the name of each party to such suit, action, litigation or arbitration (including the identity of any Governmental Entity party thereto) or the name of each Governmental Entity or regulatory body conducting each such hearing, audit, examination, inquiry or investigation, (ii) the case caption, docket number and a reasonably detailed summary of the underlying claims, allegations and relief sought in connection with such suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry or investigation and (iii) the Governmental Entity before which such suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry or investigation is pending. Neither the Parent nor any Parent Subsidiary is a party to, the subject of or has any obligation under any settlement agreement, consent decree, waiver of rights or similar agreement or arrangement with respect to any suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry, investigation or similar proceeding. Section 3.11 of the Parent Disclosure Letter sets forth the amount of any reserve taken by the Parent or any or the Parent Subsidiaries with respect to any suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry, investigation, settlement agreement, consent decree, waiver of rights or similar proceeding, agreement or arrangement that is required to be disclosed in the Parent Disclosure Letter.
Section 3.12 Compliance with Applicable Laws. At all times, the business of Parent and the Parent Subsidiaries has been conducted in accordance with all Laws applicable thereto and, to the Knowledge of Parent, none of Parent or any Parent Subsidiary is or has been subject of, or has been requested to provide information in connection with, any hearing, audit, examination, inquiry, investigation, notice, claim, charge or assertion with respect to any alleged failure to comply with any provision of applicable Law or has been given any notice of any of the foregoing. At all times since January 1, 2017, (a) Parent and each Parent Subsidiary has been in possession of all Permits required by all applicable Laws to be held by it for the operation of the business of the Parent and the Parent Subsidiaries or that are necessary to occupy the Parent Leased Real Property or for the lawful ownership of its properties and assets and all fees and other amounts due with respect to such Permits have been paid (and a true, correct and complete list of all such material Permits is set forth in Section 3.12 of the Parent Disclosure Letter), (b) the business of Parent and the Parent Subsidiaries have each at all times maintained and been in compliance in all material respects with all such Permits; and (c) all such Permits are in full force and effect and are not limited in duration or subject to conditions. There are no proceedings, actions or claims pending or threatened in writing (or, to the Knowledge of the Parent, threatened orally) that would reasonably be expected to result in the termination, revocation, cancellation, suspension or modification of any such Permit. Neither the Parent nor any Parent Subsidiary has been informed in writing or, to the Knowledge of the Parent, orally by any applicable Governmental Entity of any actual or possible violation of any such Permit, or any failure to comply in any respect with any term or requirement of any such Permit. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of the Parent Subsidiaries under, or variation, suspension, revocation or non-renewal or non-variation by request of, any Permit (in each case, with or without notice or lapse of time or both), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither the Parent nor any Parent Subsidiary has, since January 1, 2017, conducted any internal investigation concerning any alleged violation of any applicable Law by the Parent or any Parent Subsidiary or any of its or their respective Representatives (regardless of the outcome of such investigation).
Section 3.13 Environmental Matters. (a) Parent and the Parent Subsidiaries are, and at all times have been, in material compliance with all applicable Laws and Orders governing pollution or the protection of human health or the environment (“Environmental Law”), which compliance includes, without limitation, possession and compliance with the terms and conditions of all Permits required by Environmental Law (“Environmental Permits”) to own and operate the business and assets of Parent and the Parent Subsidiaries; (b) Parent and the Parent Subsidiaries, except as would not be reasonably expected to be material, have timely filed applications for, or for renewal of, all such Environmental Permits, and no action or proceeding is pending or, to the Knowledge of Parent, threatened to revoke, modify, suspend or terminate any such Environmental Permit; (c) as of the date of this Agreement, none of Parent or any Parent Subsidiary has received any written notice or claim from any Person that alleges that Parent or any Parent Subsidiary is in violation of, or has liability or responsibility under, any applicable Environmental Law; (d) as of the date of this Agreement, there are no unresolved legal or administrative proceedings pending (x) alleging that Parent or any Parent Subsidiary is liable for response actions to address a “release,” as that term is defined in CERCLA (“Release”), of a Hazardous Material, or (y) requesting information under the authority of any Environmental Law (including, without limitation, information requests under Section 104 of CERCLA or Section 114 of the Clean Air Act, 42 U.S.C. § 7401, et seq.); (e) to the Knowledge of Parent, there has been no Release of Hazardous Materials, nor are any Hazardous Materials present at any Parent Leased Real Property, that would reasonably be expected to result in any responsibility or liability on the part of Parent or any Parent Subsidiary; (f) to the Knowledge of Parent, there are no underground storage tanks present at any Parent Leased Real Property, and (g) Parent has not assumed or provided indemnity against any liability under any Environmental Law, except with respect to any of the foregoing under (a), (b) or (c) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The representations and warranties set forth in this Section 3.13 are Parent’s sole and exclusive representations relating to environmental matters of any kind.
Section 3.14 Contracts.
(a) Section 3.14(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Parent has made available to Parent true and complete copies, of:
(i) each Contract to which Parent or any Parent Subsidiary is a party that (A) restricts the ability of Parent or any Parent Subsidiary (or would, after the Closing, restrict in any material respect the ability of Parent or any Parent Subsidiaries) to compete in any business or with any Person or in any geographic area, (B) prohibits Parent or any Parent Subsidiary from engaging in any business with any Person or levying a fine, charge or other payment for doing so, (C) contains “most favored nation,” “exclusivity” or similar provisions, (D) grants any right of first refusal or right of first offer or similar right or (E) requires the purchase of all of Parent’s or any Parent Subsidiary’s requirements for a product or service from a third party;

(ii) each Contract (A) relating to Indebtedness of Parent or any Parent Subsidiary other than any such agreement solely between or among Parent and the wholly owned Parent Subsidiaries or between or among wholly owned Parent Subsidiaries or (B) that grants a Lien, other than a Parent Permitted Lien, with respect to any material asset or property of Parent or any Parent Subsidiary;
(iii) each Contract to which Parent or any Parent Subsidiary is a party relating to (A) the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, collaboration or similar arrangement or (B) the ownership of any equity interest in any Person other than the Parent Subsidiaries;
(iv) each Contract between Parent or any Parent Subsidiary, on the one hand, and, on the other hand, any (A) Key Employee of either Parent or any Parent Subsidiary, (B) record or beneficial owner of more than five percent (5%) of the shares of any class of Parent Common Stock outstanding as of the date of this Agreement, or (C) to the Knowledge of Parent, any affiliate of any such Key Employee or owner (other than Parent or any Parent Subsidiary);
(v) each Contract relating to the disposition or acquisition by Parent or any Parent Subsidiary of any Person, business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), or of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), in each case, (A) with obligations (contingent or otherwise) remaining to be performed, including any indemnification obligations, purchase price adjustment, any earn-out, backend payment or similar obligation, (B) that has outstanding any purchase price adjustment, “earn-out” or similar obligations, (C) with liabilities continuing after the date of this Agreement or (D) involving amounts in excess of $150,000;
(vi) each Contract containing a grant of license, sublicense or any other right to Parent or any Parent Subsidiary of any Parent IP (other than Contracts concerning generally commercially available hardware or software pursuant to shrink-wrap, click-through or other standard licensing terms and non-discriminatory pricing terms);
(vii) each Contract containing a grant of license, sublicense or any other right by Parent or any Parent Subsidiary of any Parent IP to any third party (other than as ancillary to Parent’s receipt of services or in conjunction with a sale of products or services to customers in the ordinary course of business);
(viii) each Contract to which Parent or any Parent Subsidiary is a party that (A) involved payments by Parent or any Parent Subsidiary or to Parent or any Parent Subsidiary under such Contract of more than $150,000 during calendar year 2019, (B) would reasonably be expected to involve aggregate payments by Parent or any Parent Subsidiary or to Parent or any Parent Subsidiary under such Contract of more than $150,000 during calendar year 2020 or any subsequent twelve (12)-month period, or (C); requires performance by any party more than one (1) year from the date of this Agreement that, in the case of clauses (B) and (C), are not terminable by Parent or such Parent Subsidiary without penalty by providing notice one hundred and eighty (180) days or less prior to termination;
(ix) each Contract that is a settlement agreement that imposes obligations on Parent or any Parent Subsidiary after the date of this Agreement;
(x) each Contract obligating Parent or any Parent Subsidiaries to provide indemnification (other than arising out of ordinary course commercial agreements or pursuant to any Contract covered by Section 3.14(a)(v));
(xi) any Contract relating to any loan or other extension of credit made by Parent or any Parent Subsidiaries, other than (A) Contracts solely among Parent and its wholly owned Subsidiaries and (B) accounts receivable in the ordinary course of business of Parent and Parent Subsidiaries (including, in the case of this clause (B), any payment terms for commercial Contracts);

(xii) each Contract providing for the development or construction of, or additions or expansions to, any real property, under which Parent or any Parent Subsidiary has, or expects to incur, an obligation in excess of $150,000 in the aggregate;
(xiii) any Contract, including any joint venture, product development, research and development or limited partnership agreement, involving a sharing of profits, losses, costs or liabilities by Parent or any Parent Subsidiary with any other Person;
(xiv) any Contract that would reasonably be expected to involve any individual future payment by Parent or any Parent Subsidiary, in excess of $150,000 in any calendar year, in connection with the acquisition of goods, services or supplies;
(xv) any Contract to which Parent or any Parent Subsidiary is a party that is with a Governmental Entity.
Each Contract described in this Section 3.14(a) is referred to herein as a “Parent Material Contract.”
(b) (i) each Parent Material Contract is a valid, binding and legally enforceable obligation of Parent or one of the Parent Subsidiaries, as the case may be, and, to the Knowledge of Parent, of the other parties thereto, except, in each case, as enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Parent Material Contract is in full force and effect, and (iii) none of Parent or any of Parent Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Parent Material Contract and, to the Knowledge of Parent, no other party to any such Parent Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Parent Material Contract which expires by its terms (as in effect as of the date of this Agreement) or which is terminated in accordance with the terms thereof and this Agreement by Parent in the ordinary course of business. Neither Parent nor any Parent Subsidiary has received any written notice regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Parent Material Contract.
Section 3.15 Real Property; Personal Property.
(a) Neither Parent nor any Parent Subsidiary owns or has ever owned any real property.
(b) Section 3.15(b) of the Parent Disclosure Letter sets forth a true, correct and complete list of all existing leases, subleases and other agreements (the “Parent Real Property Leases”) under which Parent or any Parent Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property (“Parent Leased Real Property”). Parent has made available to Parent true, correct and complete copies of all Parent Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Parent Real Property Lease is valid, binding and in full force and effect and enforceable against Parent or Parent Subsidiary, as applicable, and, to the Knowledge of Parent, each other party thereto in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws nor or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity). Each Parent Real Property Lease has sufficient remaining term thereunder (taking into account any available unexercised renewal or extension options for additional term) to allow Parent and the Parent Subsidiaries to continue operations without interruption in the normal course of business. None of Parent or any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any Parent Real Property Lease in any material respect.
(c) None of Parent or any of the Parent Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any Parent Real Property Lease in any material respect. To the Knowledge of Parent, no landlord under any Parent Real Property Lease is (with or without notice or lapse of time, or both) in breach or default thereunder. Neither of Parent nor any of the Parent Subsidiaries has received any notice of default under any Parent Real Property Lease which has not been fully cured and corrected. Parent or a Parent Subsidiary has a good and valid leasehold interest in the Parent Leased Real Property free and clear of all Liens, except for (A) those reflected or reserved against in the balance sheet of Parent as of August 31, 2020 and (B) Parent Permitted Liens. Neither Parent nor a Parent Subsidiary has leased, subleased, assigned, licensed or permitted the use or occupancy of all or any part of Parent Leased Real Property by any other party.
(d) There are no condemnation proceedings pending, or to the Knowledge of Parent, threatened affecting any portion of the Parent Leased Real Property. To the Knowledge of Parent, there are (i) no material defaults under any easements, covenants, restrictions or similar matters affecting any portion of the Parent Leased Real Property, (ii) no lawsuits or administrative actions or proceedings alleging violations of any Laws by any Parent Leased Real Property, and (iii) no actual or threatened special assessments or reassessments of the Parent Leased Real Property, and, in each case, none of Parent or any Parent Subsidiary has received any written notice thereof. Neither Parent nor any Parent Subsidiary has granted to any Person any option or right of first refusal to purchase or acquire or lease any portion of the Parent Leased Real Property.
(e) Parent or one of the Parent Subsidiaries has, in all material respects, legal title to, or a valid and enforceable right to use, all equipment and other tangible personal property that is material to the operation of the business of Parent or applicable Parent Subsidiary in the ordinary course of business, in each case, free and clear of any and all Liens except Parent Permitted Liens or Liens that will be released at or before the Effective Time. Such equipment and other tangible personal property is all of the equipment and other tangible personal property that is necessary and sufficient for the operation of the business of Parent or applicable Parent Subsidiary in the ordinary course of business as presently conducted or as presently expected to be conducted. All of such equipment and other tangible personal property has been maintained in accordance with normal industry practice, is in good operating condition and repair (normal wear and tear excepted), and is suitable for the purposes for which it presently is used.
Section 3.16 Intellectual Property; Data Security and Privacy.
(a) Section 3.16(a) of the Parent Disclosure Letter sets forth a true and complete list (in all material respects) of all registrations and applications for Intellectual Property Rights that are owned by Parent or any Parent Subsidiary (“Parent Registered IP”), including the applicable (i) jurisdiction of application/registration, (ii) application or registration number, (iii) date of filing or issuance, and (iv) owner. Parent or one of its Subsidiaries is the sole and exclusive owner of all of Parent Registered IP. All required filings and fees related to Parent Registered IP have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Parent Registered IP is otherwise valid, subsisting and in good standing.
(b) Section 3.16(b) of the Parent Disclosure Letter sets forth a true and complete list of all Parent IP that is not Parent Registered IP. Parent or a Parent Subsidiary exclusively owns or has the right to use all Parent IP, free and clear of all Liens (other than Parent Permitted Liens). All Parent IP is subsisting and, to the Knowledge of Parent, enforceable and valid, and has not expired or been canceled or abandoned. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Parent’s or its Subsidiaries’ rights to own, use or hold for use any Intellectual Property Rights as owned, used or held for use in the conduct of Parent’s or its Subsidiaries’ operations. Parent and its Subsidiaries are not bound by, and no Parent IP is subject to, any Contract containing any covenant or other provision that limits or restricts, in any material respect, the ability of Parent or its Subsidiaries to use, exploit, assert, or enforce any of the Parent IP. Parent and its Subsidiaries will continue to own or have after the Effective Time, valid rights or licenses as are sufficient to use all of the Parent IP to the same extent as prior to the Effective Time. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of Parent’s rights, or any Parent Subsidiary’s rights, in any Parent IP and will not result in the breach of, or create on behalf of any third party, the right to terminate or modify any agreement as to which Parent or any Parent Subsidiary is a party and pursuant to which Parent or any Parent Subsidiary is authorized or licensed to use any third party Intellectual Property Right.
(c) Neither the Parent IP, nor any products or services of Parent or its Subsidiaries, nor the operation of the business of Parent and its Subsidiaries infringes, misappropriates or otherwise violates, or has formerly infringed, misappropriated, or otherwise violated, any Intellectual Property Rights owned by another Person. There are, and have been formerly, no threats, claims, suits, actions or other proceedings (including any oppositions, interferences, reviews, or re-examinations) settled or pending or, to the Knowledge of Parent, threatened in writing that allege any such infringement, misappropriation or violation or challenging the validity, enforceability, registrability, or ownership of any Parent IP. None of the Parent IP is subject to any outstanding Order or stipulation restricting or limiting in any material respect the ownership, use or licensing thereof by Parent or any Parent Subsidiary as currently or contemplated to be used or licensed, as applicable.
(d) To the Knowledge of Parent, no Person is infringing, misappropriating or otherwise violating any Parent IP, and no such claims are pending or threatened in writing against any Person by Parent or any Parent Subsidiary.
(e) Parent and its Subsidiaries have taken commercially reasonable steps to maintain and protect, and to provide for the continuity, integrity, and security of, trade secrets and other confidential information of or held by Parent or its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements. Parent and its Subsidiaries have entered into written agreements with every current and former employee of the Parent and its Subsidiaries, and with every current and former independent contractor, who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property Rights during the course of employment or engagement with the Parent or a Parent Subsidiary, whereby such employee or independent contractor (1) acknowledges the Parent’s or Subsidiary’s exclusive ownership of all Intellectual Property Rights invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Parent or Subsidiary; (2) grants to the Parent or Subsidiary a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property Rights, to the extent such Intellectual Property Rights do not constitute a “work made for hire” under applicable Law; and (3) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property Rights, to the extent permitted by applicable Law.
(f) The Business Systems of Parent and its Subsidiaries (collectively, the “Parent Business Systems”) are reasonably sufficient for the immediate and anticipated needs of the business and operations of Parent and its Subsidiaries, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Parent Business Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the conduct of the business and operations of Parent and its Subsidiaries as currently conducted and as currently contemplated to be conducted. Parent and its Subsidiaries maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith, and tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.
(g) Parent’s and its Subsidiaries’ data, privacy and security practices comply, and at all times have complied, in all material respects, with applicable Data Protection and Security Requirements. Parent and each Parent Subsidiary has provided all notices and obtained all consents required by Data Protection and Security Requirements and satisfied all other requirements under Data Protection and Security Requirements for the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, disclosure or other activity regarding data (whether electronically or in any other form or medium) (collectively, “Processing”) of Personal Data and that are necessary for the conduct of business as currently conducted, as proposed to be conducted, and in connection with the consummation of the transaction contemplated hereunder. The transactions to be consummated hereunder as of the Closing Date will comply with all Data Protection and Security Requirements applicable to Parent and its Subsidiaries.
(h) Parent and each Parent Subsidiary has implemented and at all times has maintained reasonable and appropriate organizational, physical, administrative and technical measures consistent with the state of the art for the industry in which Parent and each Parent Subsidiary operates to protect the operation, confidentiality, integrity and security of all of Parent’s and each Parent Subsidiary’s confidential and other data and information, in any format, generated or used in the conduct of the business of Parent or any Parent Subsidiary (“Parent Business Data”) and Parent Business Systems, against unauthorized access, acquisition, interruption, alteration, modification or use (collectively, “Misuse”). Without limiting the generality of the foregoing, Parent and each Subsidiary has implemented a comprehensive written information security program that complies with 45 C.F.R. Part 164, Subpart C and (i) identifies internal and external risks to the security of Parent Business Data or Parent Business Systems and (ii) implements, monitors and improves adequate and effective safeguards to control those risks. Neither Parent nor any Parent Subsidiary has (nor has any Person acting on Parent’s or any Parent Subsidiary’s behalf) experienced any actual or alleged Security Incident, including, without limitation, any “breach” (as defined in 45 C.F.R. Part 164, Subpart D) of unsecured Protected Health Information or Personal Data that is subject to the GDPR (“EU Personal Data”). Neither Parent nor any Parent Subsidiary has (nor has any Person acting on Parent’s or any Parent Subsidiary’s behalf) notified, and neither Parent nor any Parent Subsidiary has experienced any event resulting in any requirement that Parent or any Parent Subsidiary notify, any Person or Data Protection Authority of any Security Incident, including any loss or unauthorized access, use or disclosure, of EU Personal Data or of Protected Health Information that would constitute a breach for which notification to individuals, the media, or the U.S. Department of Health and Human Services (“HHS”) is required under 45 C.F.R. Part 164, Subpart D. In addition, neither Parent nor any Parent Subsidiary has any material data security, information security or other technological vulnerabilities that could adversely impact the operation of relevant Parent Business Systems or cause a Security Incident. Parent Business Systems have not materially malfunctioned or failed within the prior six (6) years, and are free from material bugs and other defects and do not contain any “virus,” “worm,” “spyware” or other malicious software.
(i) Parent and each Parent Subsidiary has obligated all third party service providers, outsourcers, and processors of confidential information on their behalf and all third parties managing Parent Business Systems on their behalf to appropriate contractual terms relating to the Processing of Parent Business Data (as applicable and as required by Data Protection and Security Requirements) and information security and have taken reasonable measures to ensure that such third parties have complied with their contractual obligations. Without limiting the generality of the foregoing, Parent and each Parent Subsidiary has entered into business associate agreements with vendors and customers in all situations where required by 45 C.F.R. §§ 164.502(e) and 164.504(e) or Article 28 of the GDPR. Parent and each Parent Subsidiary has taken reasonable measures to ensure that all third parties acting on its behalf have complied with their contractual obligations.
(j) Neither Parent nor any Parent Subsidiary has received any notice of any claims, investigations (including investigations by any Governmental Entity, including the HHS Office for Civil Rights and any other Data Protection Authority), for alleged violations of Data Protection and Security Requirements with respect to Personal Data subject to Processing by, or under the control of, Parent or any Parent Subsidiary, and, to the Knowledge of Parent, there are no facts or circumstances that are likely to form the basis for any such claims, investigations or allegations.
Section 3.17 Certain Payments and Practices.
(a) None of Parent, any Parent Subsidiary or any of their respective directors, officers or employees, or, to the Knowledge of Parent, any agent or other third party representative, has, in the course of his actions for, or on behalf of, any of them (i) made any unlawful payment, contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, or (iii) violated any provision of any of the U.S. Foreign Corrupt Practices Act of 1977 or any similar applicable Law of any other jurisdiction (collectively, the “Anti-Corruption Laws”). Neither Parent nor any Parent Subsidiary has received any communication that alleges that Parent or any Parent Subsidiary, or any of their respective Representatives, is or may be in violation of, or has or may have any liability under, any Anti-Corruption Law. Parent and its Subsidiaries have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and the matters referred to in this Section 3.17.
(b) None of Parent, any Parent Subsidiary or any of their respective directors, officers or employees, or to the Knowledge of Parent, any agent or other third party representative acting on behalf of Parent or any Parent Subsidiary are, or have been within the past two (2) years, targets of U.S. economic sanctions or trade controls, including but not limited to being identified on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (the “SDN List”). Without limitation to the foregoing, neither Parent nor any Parent Subsidiary, nor any of their respective directors, officers, or employees, nor to the Knowledge of Parent, any agent or other third party representative acting on behalf of Parent or any Parent Subsidiary are, or have been within the past two (2) years, conducting any business with any Person, directly or indirectly, identified on the SDN List.
(c) Parent and each Parent Subsidiary has been and is in material compliance with all applicable export control and sanctions requirements, including compliance with the Office of Foreign Assets Control of the Treasury Department, the Department of Commerce, and the Department of State for the export or re-export of any item, service, industry, product, article, commodity or technical data.
Section 3.18 Product Warranty and Liability.
(a) Parent has delivered to the Company true, accurate and complete forms of Parent’s and each Parent Subsidiary’s customer agreements which contain customary customer warranties with respect to Parent’s products and services and the products and services of the Parent Subsidiaries (collectively, “Parent Products and Services”). To the Knowledge of Parent, all such Parent Products and Services have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and, to the Knowledge of Parent, there are no situations, events, facts or circumstances that would reasonably be expected to give rise to any material liability for replacement or repair thereof or other damages in connection therewith.
(b) Section 3.18(b) of the Parent Disclosure Letter sets forth all written material warranties (which remain in effect) with regard to its Parent Products and Services. To the Knowledge of Parent, there are no inherent design defects or systemic or chronic problems in any Parent Products and Services.
(c) None of Parent or any Parent Subsidiaries has any material liability arising out of any injury to individuals or property resulting from the ownership, possession, or use of any Parent Products and Services.
Section 3.19 Suppliers and Customers. Section 3.19 of the Parent Disclosure Letter sets forth a complete and accurate list of (a) the top twenty (20) trade vendors/suppliers of the Parent and its Subsidiaries, taken as a whole, based on payments made to the applicable trade vendor/supplier by the Parent and its Subsidiaries, taken as a whole, for each of (i) the year ended December 31, 2019 and (ii) the six-months ended June 30, 2020 (the “Parent Material Suppliers”), and (b) the top twenty (20) customers of the Parent and its Subsidiaries, taken as a whole, based on revenue provided by the applicable customer to the Parent and its Subsidiaries, taken as a whole, for each of (i) the year ended December 31, 2019 and (ii) the six-months ended June 30, 2020 (the “Parent Material Customers”). The relationships of Parent and the Parent Subsidiaries with each Parent Material Supplier and Parent Material Customer are good commercial working relationships, and, since January 1, 2020, no Parent Material Supplier or Parent Material Customer has canceled or otherwise terminated, or to the Knowledge of Parent threatened to cancel or otherwise terminate, its relationship with Parent or a Parent Subsidiary. Since January 1, 2020, none of Parent or Parent Subsidiaries has received any written notice that any Parent Material Supplier or Parent Material Customer may cancel its relationship with Parent or Parent Subsidiaries or limit its services, supplies or materials to Parent or Parent Subsidiaries.
Section 3.20 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
Section 3.21 Merger Sub. Parent is the sole stockholder of Merger Sub, and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated under this Agreement. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations under this Agreement and matters ancillary hereto.
Section 3.22 Ownership of Company Capital Stock. None of Parent or Merger Sub or any of their respective Affiliates has been, at any time during the three (3) years prior to the date of this Agreement, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub or their respective Subsidiaries owns any shares of Company Capital Stock or has any rights to acquire any shares of Company Capital Stock (except pursuant to this Agreement).

Section 3.23 Insurance. Prior to the date hereof, Parent has made available to the Company a true, correct and complete list of all material insurance policies and fidelity bonds for which Parent or any Parent Subsidiary is a policyholder or which covers the business, operations, employees, officers, directors or assets of Parent or any Parent Subsidiary (the “Parent Insurance Policies”). Parent and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as Parent reasonably believes, based on past experience, is adequate for the businesses and operations of Parent and its Subsidiaries (taking into account the cost and availability of such insurance). All Parent Insurance Policies (i) are in full force and effect, (ii) are sufficient for compliance by Parent and its Subsidiaries with all Parent Material Contracts and Parent Real Property Leases, and (iii) provide insurance in such amounts and against such risks as Parent reasonably has determined to be prudent, taking into account the industries in which Parent and its subsidiaries operate, and as is sufficient to comply with applicable Law. None of Parent Insurance Policies will terminate or lapse by its terms by reason of the consummation of the transactions contemplated by this Agreement. There is no claim by Parent or any Parent Subsidiary pending under any of Parent Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.
Section 3.24 Related Party Transactions.
(a) Except as set forth in Section 3.24(a) of the Parent Disclosure Letter, there have not been, nor are there currently, any transactions, Contracts, arrangements, understandings, undertakings, obligations, liabilities or claims between the Parent or any Parent Subsidiary, on the one hand, and any Person (i) that is Affiliate of the Parent or any Parent Subsidiary, (ii) that is a stockholder, member, partner, manager, director, officer or employee of the Parent or any Parent Subsidiary, (iii) that is a Family Member of any stockholder, member, partner, manager, director, officer or employee of the Parent or any Parent Subsidiary, or (iv) with respect to which any of the Persons described in clauses (i), (ii) or (iii) of this Section 3.24(a) owns more than ten percent (10%) of the voting equity of such Person (each, a “Parent Related Party”), on the other hand (each, a “Parent Related Party Transaction”). Any such Parent Related Party Transactions were entered into in the ordinary course of business and on commercially reasonable terms and conditions. Any accounts due and payable by the Parent or any Parent Subsidiary to any Parent Related Party are recorded on the Parent’s and its Subsidiaries books and records, as the case may be, at their fair market value.
(b) No Parent Related Party has or has had, directly or indirectly, (i) an economic interest in any Person that purchases from or sells or furnishes to, the Parent or any Parent Subsidiary, any goods or services, (ii) a beneficial interest in any Contract to which the Parent or any Parent Subsidiary is a party or by which they or their properties or assets are bound or directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by the Parent or any Parent Subsidiary, (iii) an ownership interest in any assets or rights of, or used by, the Parent or any Parent Subsidiary; provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 3.24(b) or (iv) is indebted to or, at any time since January 1, 2017, has borrowed money from or lent money to the Parent or any Parent Subsidiary.
Section 3.25 Exclusivity of Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV (which to the extent provided for in this Agreement are subject to the Company Disclosure Letter) or in any certificate delivered by the Company to Parent or Merger Sub:
(a) Neither the Company nor any of the Company Subsidiaries (or any other Person on their behalf) makes, or has made, any representation or warranty (whether express or implied, whether as to accuracy, completeness, fitness or otherwise) relating to the Company, the Company Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement, the Merger, or any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided, furnished or made available (including in any management presentations, information or descriptive memorandum, any “data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent, Merger Sub or any of their respective

Affiliates or Representatives or any other Person, and none of Parent or Merger Sub have relied on any such representation, warranty or information except only for the representations and warranties expressly set forth in Article IV (which to the extent provided for in this Agreement are subject to the Company Disclosure Letter).
(b) No Person has been authorized by the Company, any Company Subsidiary or any other Person on behalf of the Company or any Company Subsidiary to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such Person.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”) (it being understood that the Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosure in any section or subsection shall be deemed to qualify any other section herein to the extent that it is reasonably apparent from the text of such disclosures that such disclosure also qualifies or applies to such other section or subsection, provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein), the Company hereby represents and warrants, as of the date hereof, to Parent and Merger Sub as follows; provided the Company Disclosure Letter will be updated at the Effective Time with a bringdown certificate (the “Company Bringdown Certificate”):
Section 4.01 Organization, Standing and Power. The Company is a duly organized, validly existing corporation and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of the Company Subsidiaries is a duly organized, validly existing corporation or other legal entity and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of the Company and the Company Subsidiaries has all requisite power and authority to own, lease and operate its properties and conduct its businesses as and where presently conducted. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction (in the case of good standing, to the extent such jurisdiction recognizes such concept) where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has heretofore made available to Parent true, correct and complete copies of the Company’s and each Company Subsidiary’s Certificate of Incorporation and Bylaws or similar organizational documents (and all amendments thereto) as currently in full force and effect. Neither the Company nor any Company Subsidiary is in violation, and between the date hereof and the Closing Date, will not be in violation of any of the provisions of its Certificate of Incorporation or Bylaws or similar organizational documents (and all amendments thereto).
Section 4.02 Company Subsidiaries.
(a) Section 4.02(a) of the Company Disclosure Letter sets forth the name and jurisdiction of organization of each Company Subsidiary.
(b) Except as set forth in Section 4.02(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and non-assessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Company Permitted Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Law. There are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock or any securities of such Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, (ii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from such Company Subsidiary, or any other obligation of such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, such Company Subsidiary, or (iii) any rights issued by, or other obligations of, such Company Subsidiary that are linked in any way to the price of any class of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, the value of such Company Subsidiary or any part of such Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of or voting securities of, or other equity interests in, such Company Subsidiary.
(c) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities of a publicly traded company held for investment by the Company or the Company Subsidiaries in the ordinary course of business.
Section 4.03 Capital Structure.
(a) The authorized capital stock of the Company consists of 275,000,000 shares of Company Common Stock and 20,000,000 shares of Company Preferred Stock, of which 3,000,000 shares are designated as Class A preferred stock (the “Class A Preferred Stock”) and 17,000,000 shares are designated as Class B preferred stock (the “Class B Preferred Stock”). At the close of business on October 15, 2020: (i) 116,347,812 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held by the Company in its treasury; (iii) an aggregate of 16,684,158 shares of Company Common Stock were reserved for issuance pursuant to awards and rights under the Company Stock Plans, of which 11,669,266 shares of Company Common Stock were underlying outstanding and unexercised options to purchase shares of Company Common Stock (collectively, “Company Stock Options”); and (iv) 14,784,201 shares of Company Preferred Stock were issued and outstanding, of which 1,000,000 shares of Class A Preferred Stock were issued and outstanding and 13,784,201 shares of Class B Preferred Stock were issued and outstanding. At the close of business on October 15, 2020: (i) 4,410,998 shares of Company Common Stock are reserved for issuance upon the exercise of warrants to purchase shares of Company Capital Stock (collectively, the “Company Warrants”); (ii) 65,302,185 shares of Company Common Stock are reserved for issuance upon the conversion of the Company Convertible Notes, of which 30,639,857 shares of Company Common Stock were issuable upon conversion of the principal balance of the Company Convertible Notes assuming a conversion date of October 15, 2020; and (iii) 400,000 shares of Company Common Stock are reserved for issuance upon the conversion of the Company Convertible Debenture. No shares of Company Capital Stock or any equity interests of any Company Subsidiary are held in the treasury of the Company or any Company Subsidiary. Except as set forth in this Section 4.03(a), at the close of business on October 15, 2020, no shares of Company Capital Stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance, or outstanding. Section 4.03(a) of the Company Disclosure Letter sets forth the following information, as applicable, with respect to each Company Stock Option, Company Warrant, Company Convertible Note and Company Convertible Debenture outstanding as of the date hereof: (i) the name of the holder thereof; (ii) the number of shares of Company Common Stock subject to such Company Stock Option, Company Warrant, Company Convertible Note or Company Convertible Debenture; (iii) the exercise price of such Company Stock Option or Company Warrant or the principal amount due and owing under such Company Convertible Note or Company Convertible Debenture; (iv) the date on which such Company Stock Option, Company Warrant, Company Convertible Note or Company Convertible Debenture was granted or issued; (v) the applicable vesting schedule; (vi) the date on which such Company Stock Option or Company Warrant expires or such Company Convertible Note or Company Convertible Debenture matures; (vii) whether or not the Company Stock Option is intended to constitute an incentive stock option under Code Section 422(b); and (viii) whether the exercisability of such Company Stock Option or Company Warrant or the convertibility of such Company Convertible Note or Company Convertible Debenture will be accelerated in any way by the transactions contemplated hereby, and indicates the extent of any such acceleration. Except as set forth in Section 4.03(a) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option or other Company Stock Award or Company Warrant as a result of the Merger. The Company has made available to Parent accurate and complete copies of the Company Stock Plans, all agreements evidencing Company Stock Options, the Company Warrants and the

Company Convertible Notes. The Company Stock Plans are the only plans under which the Company has issued, granted or awarded stock options, restricted stock, restricted stock units, performance shares or other compensatory equity or equity-based awards that are outstanding as of the date of this Agreement. There have been no issuances of Company Capital Stock or any other securities of the Company since the close of business on October 15, 2020 through the date of this Agreement. As of immediately prior to the Effective Time, no Company Preferred Stock will be outstanding.
(b) All of the outstanding shares of Company Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of Company Stock Options or Company Warrants or the exercise of Company Convertible Notes or Company Convertible Debenture will be, duly authorized, validly issued, fully paid and non-assessable and not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation, the Company’s Bylaws or any Contract to which the Company is a party or otherwise bound. All outstanding shares of Company Capital Stock, all outstanding Company Stock Options and Company Stock Awards, all outstanding Company Warrants, all outstanding Company Convertible Notes, the Company Convertible Debenture and all outstanding equity securities of the Company Subsidiaries have been issued and granted in compliance in all material respects with all applicable requirements set forth in applicable Contracts, Laws and Orders. All grants of equity awards or other rights with respect to shares of Company Capital Stock to current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary have been made in accordance with the terms of the applicable Company Stock Plan and award agreements thereunder and any policy of the Company or the Board of Directors of the Company (the “Company Board”) (including any committee thereof) relating to the grant of such awards or rights. Except as set forth above in this Section 4.03 or for changes resulting from the exercise of Company Stock Options or Company Warrants or the conversion of Company Convertible Notes or Company Convertible Debenture outstanding on such date, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold (whether pursuant to any escrow agreement or earn-out or deferred payment obligation), (i) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (ii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (iii) any rights issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of Company Capital Stock or other equity securities of the Company in connection with (x) the withholding of Taxes in connection with the exercise, vesting or settlement of Company Stock Awards or Company Warrants or conversion of Company Convertible Notes or Company Convertible Debenture, and (y) forfeitures of Company Stock Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or, except for the Company Convertible Notes and Company Convertible Debenture, convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote. Except as contemplated by this Agreement or the Voting Agreements, there is no agreement with respect to the voting or issuance of, or restricting the transfer of, or providing registration rights with respect to, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries is a party to any Contract pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(c) There is no outstanding Indebtedness of the Company or the Company Subsidiaries, other than Indebtedness incurred under the Company Factoring Agreement, the Convertible Promissory Notes or the Company Convertible Debenture.
Section 4.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative vote of the holders of a majority of all shares of Company Capital Stock, on an as converted to Company Common Stock basis, entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”). The Company Board has adopted resolutions, by unanimous vote of the board of directors present at a meeting duly called at which a quorum of the board of directors of the Company was present, (i) determining that the terms of this Agreement, the Merger, the Voting Agreement and the other transactions contemplated by this Agreement and the Voting Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, and (iii) recommending that the Company’s stockholders vote in favor of the adoption of this Agreement and the approval of the transactions contemplated by this Agreement, including the Merger, at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”). Such resolutions have not been amended or withdrawn. Except for the Company Stockholder Approval, no other corporate or other organizational proceedings on the part of the Company or any Company Subsidiary are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the Certificate of Merger in accordance with the relevant provisions of the DGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.
Section 4.05 No Conflicts; Consents.
(a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations under this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not (i) violate or conflict with, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under any provision of the governing or organizational documents of the Company or any Company Subsidiary (assuming that the Company Stockholder Approval is obtained), (ii) except as set forth in Section 4.05(a) of the Company Disclosure Letter, violate or conflict with, or result in any breach or violation of or default (in each case, with or without notice or lapse of time, or both) under, require any consent, notice, waiver, payment of a penalty or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under, or give rise to any loss of a material benefit under, any of the terms, conditions or provisions of any Company Material Contract, Company Real Property Lease or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (iii) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Company Permitted Liens or Liens created by Parent or Merger Sub), (iv) subject to the filings and other matters referred to in Section 4.05(b), violate or conflict with, or result in any breach or violation of or default (in each case, with or without notice or lapse of time, or both) under any Law, Order or Permit, in each case, applicable to the Company or any Company Subsidiary or by which any of their respective assets are bound, (v) other than as set forth in Section 4.03(a) of the Company Disclosure Letter, cause the acceleration of any vesting of any awards for or rights to capital stock or other equity interest of the Company or any Company Subsidiary or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of any capital stock or other equity interest of the Company or any Company Subsidiary or (vi) give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or other equity interest of the Company or any Company Subsidiary.

(b) No Permit, consent, approval, clearance, waiver or order of or from, or registration, declaration, notice or filing made to or with, or any action by, any Governmental Entity is required to be obtained, taken or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations under this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) in compliance with applicable requirements of the Exchange Act, Securities Act and Blue Sky Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (iii) compliance with the rules and regulations of the OTCQB and (iv) such Permits, consents, approvals, clearances, waivers, orders, registrations, declarations, notices, filings or actions that, individually or in the aggregate, (x) have not had and would not reasonably be expected to have a Company Material Adverse Effect or (y) prevent or materially delay consummation of the transactions contemplated hereby.
(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock necessary to adopt, approve and authorize this Agreement and consummate the Merger and the other transactions contemplated hereby.
Section 4.06 SEC Documents; Undisclosed Liabilities.
(a) The Company has furnished or filed with the SEC all reports, certifications, schedules, forms, statements and other documents (including amendments, exhibits and other information incorporated therein) required to be furnished or filed by the Company since January 1, 2016 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K including any amendments or supplements thereto, but excluding the Proxy Statement/Prospectus, being collectively referred to as the “Company SEC Documents”).
(b) Each Company SEC Document (i) at the time filed, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and (ii) did not at the time it was filed (or became effective in the case of registration statements) or if amended, modified or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited and unaudited consolidated financial statements (including the related notes and schedules thereto) of the Company included (or incorporated by reference) in the Company SEC Documents complied at the time it was filed in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except as may be indicated in the notes thereto, or, in the case of unaudited financial statements, as permitted by Form 10-Q or 8-K, and except that the unaudited financial statements may not contain footnotes, in the case of interim financial statements, are subject to normal year-end adjustments that are not expected to be material) applied on a consistent basis during the periods involved, was prepared using the books, records and accounts of the Company and the Company Subsidiaries and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Company Subsidiaries as of their respective dates, and the consolidated income, results of their operations, changes in financial position and cash flows and, except in the case of the Company’s quarterly report filings with the SEC on Form 10-Q, stockholders’ equity, for the periods shown (subject, in the case of the unaudited financial statements, as permitted by Form 10-Q to the absence of footnote disclosure and to normal year end audit adjustments).
(c) Except (i) as reflected or reserved against in the Company’s consolidated balance sheet as of June 30, 2020 (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarter period ended June 30, 2020 (the “Company Form 10-Q”), (ii) as set forth on Section 4.06(c) of the Company Disclosure Letter listing vendors and estimated fees in connection with the Merger, (iii) for contractual liabilities and contractual obligations incurred in connection with this Agreement, (iv) for liabilities and obligations that have been incurred in the ordinary course of business since June 30, 2020, (v) for liabilities and obligations that have been incurred outside the ordinary course of business since

June 30, 2020 that in the aggregate do not exceed $150,000, and (vi) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). There are no (A) unconsolidated Subsidiaries of the Company, or (B) off-balance sheet arrangements to which the Company or any of the Company Subsidiaries is a party of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.
(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Items 601(a)(31) of Regulation S-K promulgated by the SEC, and the statements contained in any such certifications are true, correct and complete.
(e) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that the Company believes to be sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.
(f) Since January 1, 2017, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been aware of, and the Company has disclosed based on its most recent evaluation of internal controls prior to the date hereof to its auditors and audit committee, (i) any “significant deficiencies” or “material weaknesses” (both terms as defined by the Public Company Accounting Oversight Board Interim Standard AU 325 parts 2 and 3) in the design or operation of internal controls over financial reporting utilized by the Company that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2017, neither the Company nor any Company Subsidiary has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Subsidiaries or their respective internal accounting controls.
(g) The “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
(h) None of the Company Subsidiaries are, or have at any time since January 1, 2017, been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
(i) Since January 1, 2017, the Company has complied in all material respects with the applicable rules and regulations of the OTCQB.
(j) Neither the Company nor any of the Company Subsidiaries has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Knowledge of the Company, there is not, any investigation, inquiry or review being conducted by the SEC or any other Governmental Entity in connection with any Company SEC Documents (including the financial statements included therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(k) On or about April 27, 2020, the PPP Borrower applied for and received the PPP Loan. The PPP Borrower met all applicable conditions and was eligible to participate in, has complied in all material respects with, and is not in violation of, the Paycheck Protection Program as set forth in the CARES Act. The PPP Borrower has made true, correct and complete certifications with respect to, the PPP Loan and all loan documents ancillary thereto and has complied in all material respects with all Laws relating to the PPP Loan. All statements of fact, certifications and representations and warranties made by the PPP Borrower in its PPP Loan Application were true, correct and complete as of the date of such PPP Loan Application and as of the date on which the PPP Borrower received its PPP Loan. The PPP Borrower has spent the proceeds of the PPP Loan only on eligible expenses (as described in the applicable SBA regulations) and is eligible to apply for, and will satisfy the requirements for, forgiveness of the PPP Loan in full. The PPP Borrower is not, and will not, be subject to any reductions to loan forgiveness based on a reduction in the number of employees or a reduction relating to salary and wages as provided in the CARES Act. The Company has provided Parent with true and complete copy of the promissory note evidencing the PPP Loan. Other than the PPP Loan, neither the Company nor any Company Subsidiary has applied for or obtained any Indebtedness pursuant to the CARES Act, or has any liability or obligation under, or in connection with, any such Indebtedness.
Section 4.07 Absence of Certain Changes or Events. Except as set forth on Section 4.07 of the Company Disclosure Letter, since January 1, 2020, there has not occurred any fact, circumstance, occurrence, effect, event or development or change that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2020, each of the Company and the Company Subsidiaries has conducted and operated their respective businesses in the ordinary course of business, except for the execution and delivery of this Agreement, and has not taken any action that would be prohibited by paragraphs (a) through (d), (j), (k), (q), (r), (t) or (u) (solely with respect to such paragraphs) of Section 5.01 if it were taken after the date of this Agreement.
Section 4.08 Taxes.
(a) Each of the Company and each Company Subsidiary has timely filed or has caused to be timely filed all income, franchise and other material Tax Returns required to be filed by or with respect to it and/or any Company Subsidiaries (taking into account any valid extension of time within which to file), and all such Tax Returns are accurate and complete and in compliance with applicable Tax Law. Each of the Company and each Company Subsidiary has fully and timely paid or caused to be fully and timely paid all material Taxes required to be paid by it (including any Taxes due and payable to the extent required by Company Real Property Leases), other than Taxes that are not yet due and payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(b) Except as set forth on Section 4.08(b) of the Company Disclosure Letter, no deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and adequately reserved under GAAP.
(c) Each of the Company and each Company Subsidiary has complied in all material respects with applicable Tax Law with respect to the withholding of Taxes.
(d) There is not pending or, to the Knowledge of the Company, threatened in writing any audit, examination, claim, or notice of deficiency in respect of any Taxes of the Company or any Company Subsidiary.
(e) There are no Liens for Taxes on any of the assets, rights or properties of the Company or any Company Subsidiary other than Company Permitted Liens.
(f) None of the Company or any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g) No written claim has been received by the Company or any Company Subsidiary from a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary, as applicable, does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting or improper method of accounting with respect to a taxable period (or portion thereof) on or prior to the Closing Date; (B) “closing agreement” as described in Section 1721 of the Code (or similar provision of state, local or foreign Law), entered into on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law); (D) installment sale or open transaction made on or prior to the Closing Date; (E) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (F) election under Section 108(i) of the Code.
(i) None of the Company or any Company Subsidiary has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise.
(j) None of the Company or any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement (i) solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries or (ii) entered into in the ordinary course of business the primary purpose of which is not related to Taxes.
(k) None of the Company or any Company Subsidiary is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company is or was the common parent).
(l) During any tax period for which the statute of limitations has not expired, none of the Company or any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(m) None of the Company or any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of local, state or foreign Law).
(n) The Company and each Company Subsidiary has properly (i) collected and remitted sales, use, value added and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii), for all sales or services that are exempt from sales, use, value added and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.
(o) Neither the Company nor any Company Subsidiary has (i) filed, or has pending, any ruling requests with any taxing authority relating to Taxes, including any request to change any accounting method which is still in effect, or (ii) granted to any Person any power of attorney that is in force with respect to any income Tax matter.
(p) To the Knowledge of the Company, as of the date of this Agreement, the net operating losses or other Tax attributes with respect to the Company or any Company Subsidiary are not currently subject to any limitation under Sections 382, 383 or 384 of the Code.
(q) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 4.09 (to the extent expressly related to Taxes) and this Section 4.08 constitute the sole representations and warranties in this Agreement with respect to Tax matters.
Section 4.09 Employee Benefits.
(a) Section 4.09(a) of the Company Disclosure Letter sets forth a complete list of all material Company Benefit Plans. Copies of the following documents have been made available to Parent with respect to each material Company Benefit Plan, in each case to the extent applicable: (i) the plan document and all amendments thereto (or in the case of an unwritten Company Benefit Plan, a written summary thereof); (ii) the current determination letter or opinion letter from the IRS; (iii) the current summary plan description and any summary of material modifications; (iv) the three (3) most recent annual reports on Form 5500 (and all schedules and exhibits attached thereto) filed with the IRS and U.S. Department of Labor; (v) the three

(3) most recently prepared actuarial reports and financial statements; and (vi) for each material non-U.S. Company Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (i) through (v) of this Section 4.09(a).
(b) (i) each Company Benefit Plan has been established, operated, invested, funded and administered in accordance, in all material respects, with its terms, any applicable labor, collective bargaining or other agreement with any Union and any applicable Law (including ERISA and the Code) and (ii) to the Knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in any transaction with respect to any Company Benefit Plan that would be reasonably likely to subject any Company Benefit Plan or the Company or any Company Subsidiary to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.
(c) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and has received or may otherwise reasonably rely upon a favorable determination or opinion letter from the IRS as to its tax-qualification under the Code, and each trust maintained thereunder is exempt from federal income taxation under the provisions of Section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred since the date of any such determination that could reasonably be expected to adversely affect the qualification of such Company Benefit Plan or its related trust.
(d) Other than routine claims for benefits, there are no suits, claims, proceedings, actions or governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened, against or involving any Company Benefit Plan.
(e) Neither the Company nor any ERISA Affiliate currently has, or within the six-year period immediately prior to the date of this Agreement, maintained, participated in, contributed to, or had an obligation to contribute to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a Pension Plan, (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that would reasonably be expected to present a material risk to the Company or any Company Subsidiary of incurring any such liability.
(f) No Company Benefit Plan provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage (i) as required by Section 4980B of the Code or similar state or local Law or (ii) health care coverage through the end of the calendar month in which a termination of employment occurs).
(g) Neither the execution by the Company of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement will (either alone or in combination with a subsequent termination of employment) result in the payment of any amount, that would, individually or in combination with any other payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.
(h) Except as provided for in this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby will (either alone or together with the occurrence of any additional or subsequent events) (i) entitle any current or former employee, director, or individual independent contractor of the Company or any Company Subsidiary to any payment of compensation or benefits from the Company or any Company Subsidiary; (ii) increase the amount of compensation or benefits due to any such individual; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.
(i) All Company Stock Awards were (i) in the case of Company Stock Options, granted with an exercise price per share no lower than the “fair market value” (as defined in the Company Stock Plan) of one share of Company Common Stock on the date of grant, (ii) granted, reported and disclosed in accordance with applicable Laws and stock exchange requirements, and (iii) validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws. Without limiting the generality of the preceding sentence, the Company has not engaged in any back dating, forward dating or similar activities with respect to the Company Stock Awards and has not been the subject of any investigation by the SEC, whether current, pending or closed (in the case of any such pending investigation, to the Knowledge of the Company), with respect to any such activities.
(j) Each Company Benefit Plan that is maintained outside of the U.S. primarily for the benefit of any current or former employees, directors, or individual independent contractors of the Company or any Company Subsidiary who are or were regularly employed or providing services outside of the U.S. (i) has been maintained in all material respects in accordance with its terms and applicable Laws, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.
(k) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 4.09 constitute the sole representations and warranties in this Agreement with respect to employee benefits matters of any kind.
Section 4.10 Employment and Labor Matters.
(a) Section 4.10(a) of the Company Disclosure Letter contains a list, as of September 30, 2020, of all individuals employed by the Company or any Company Subsidiary (including those on a leave of absence or on layoff status) (collectively, “Company Employees”), in alphabetical order (last name first) and sets forth for each such Company Employee the following: (i) name; (ii) title or position (including whether full or part time); (iii) department; (iv) bargaining unit to which they belong, if any; (v) whether regular, temporary or leased; (vi) hire date; (vii) current wages/compensation (e.g., salary, hourly) rate (or if the Company Employee does not have a current employment relationship with the Company or a Company Subsidiary, the Company Employee’s most recent rate); (viii) any and all other compensation and contingent arrangements (including commission, bonus, severance, or other incentive-based compensation); (ix) exempt or non-exempt status, (x) accrued but unused paid time off (including vacation, personal and/or sick days); (xi) whether the individual is active or on a leave of absence or layoff if subject to recall (and if so, the nature and length of the leave or layoff status and expected date of return to work); and (xii) employing entity. Neither the Company nor any Company Subsidiary is delinquent in material payments to any employee or former employee for any services or amounts required to be reimbursed or otherwise paid. The Company and each Company Subsidiary is and has been at all times in material compliance with any and all agreements between the Company or any Company Subsidiary and any employee of the Company or any Company Subsidiary.
(b) Neither the Company nor any Company Subsidiary is a party to, nor bound by, any labor or collective bargaining agreement with any Union.
(c) The consent or consultation of, or the rendering of formal advice by, any Union is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby or to terminate or layoff any employees of the Company or any Company Subsidiary in the event any of the transactions contemplated hereby are consummated.
(d) Neither the Company nor any Company Subsidiary has, and neither the Company nor any Company Subsidiary has had at any time since January 1, 2017, any duty to bargain with any labor organization. Neither the Company nor any Company Subsidiary is currently negotiating any labor, collective bargaining or other agreement with any Union, and there is not, and has not been, any Union representing or purporting to represent any employee of the Company. No employee or Union is making or has made a demand for recognition or has filed a petition seeking representation with the National Labor Relations Board with respect to employees of the Company or any Company Subsidiary, and, to the Knowledge of Company, no Union, employee or group of employees is seeking or has sought to organize employees of the Company or any Company Subsidiary for the purpose of collective bargaining. The Company has no Knowledge of any facts to suggest that any demand for recognition or effort or attempt to organize employees of the Company or any Company Subsidiary is imminent, likely or expected.

(e) Since January 1, 2017, there has been no actual or, to the Knowledge of the Company, threatened in writing, labor strike, dispute, walkout, work stoppage, picketing, hand billing, slowdown or lockout against the Company or any Company Subsidiary.
(f) The Company and each Company Subsidiary is and, at all times has been, in compliance in all material respects with all applicable Laws pertaining to employment, labor relations and employment, wage and hour, workers’ compensation, health and safety, and labor relations practices, collective bargaining and employee benefits. All individuals characterized and treated by the Company or any Company Subsidiary as independent contractors or consultants are properly classified and utilized as independent contractors under all applicable Laws, and are not employees of the Company or a Company Subsidiary, as applicable. All individuals classified and utilized by the Company or any Company Subsidiary as leased employees are properly classified as employees of the applicable leasing company, and are not employees of the Company or a Company Subsidiary, as applicable.
(g) Except as listed in Section 4.10(g) of the Company Disclosure Letter, there are no, and there have been no, material grievances, complaints, citations, charges, actions, claims, suits, litigation, arbitrations, mediations, investigations, hearings or other proceedings against the Company or any Company Subsidiary pending, or, to the Knowledge of the Company, threatened to be brought or filed, by or with any court or arbitrator or any other Governmental Entity, or any Orders or settlement agreements, in connection with the employment of any current, former or prospective employee of the Company or any Company Subsidiary.
(h) Except as listed in Section 4.10(h) of the Company Disclosure Letter, all employees of the Company or any Company Subsidiary are currently (and all employees, current and previous, of the Company or any Company Subsidiary have at all times since January 1, 2017) properly classified and compensated by the Company or Company Subsidiary in accordance with the Fair Labor Standards Act and state and local wage and hour Laws.
(i) The Company and each Company Subsidiary is and has been at all times since January 1, 2017 in compliance with any and all Laws related to mass layoff and plant closings, including the WARN Act, and neither the Company nor any Company Subsidiary has any plans to undertake any action that would trigger any notice or payment or other obligation under the WARN Act. Since January 1, 2020, Company and each Company Subsidiary have not incurred any material liability or obligation under the WARN Act or comparable state or local law.
(j) The Company has made available to Parent a complete and accurate list of all employees and former employees of the Company or any Company Subsidiary covered by any employment, severance, change-in-control, or retention agreement and any non-competition, non-solicitation, confidentiality, Intellectual Property Rights or similar agreement with the Company or any Company Subsidiary, and the Company has provided or made available to Parent current and complete forms of each such agreement.
(k) To the Knowledge of the Company, no Key Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant, Company or Company Subsidiary policy or other obligation to any third party as related to their employment with the Company or Company Subsidiary. To the Knowledge of the Company, no current or former employee or independent contractor of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to the Company or Company Subsidiaries.
(l) Except as provided in Section 4.10(l) of the Company Disclosure Letter, no Key Employee has notified the Company or otherwise expressed that he/she intends to terminate his/her employment with the Company.
(m) To the Knowledge of the Company, since January 1, 2017, no current or former management or executive-level employee of the Company or any Company Subsidiary has engaged in or been alleged to have engaged in any act or conduct that constitutes a Misconduct Claim, and, to the Knowledge of the Company, no such allegation is pending or threatened, or has been investigated, litigated or become the subject of administrative proceedings. Since January 1, 2017, neither the Company nor any Company

Subsidiary has terminated any current or former employee related to any Misconduct Claim, or entered into any settlement or settlement discussions with any Person regarding a Misconduct Claim. The Company and each Company Subsidiary has established and distributed to its employees a policy or policies against harassment and a complaint procedure, and has required all officers, managers and staff employees to undergo anti-harassment training.
Section 4.11 Legal Proceedings. Section 4.11 of the Company Disclosure Letter, there is no, and since January 1, 2017 there has been no, suit, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination, inquiry, investigation or similar proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective former or current officers, directors or employees or properties (including any properties owned, operated, leased or licensed by the Company or any Company Subsidiary) or assets. Except as set forth in Section 4.11 of the Company Disclosure Letter, there is no suit, action, litigation, arbitration or proceeding (including any civil, criminal, administrative or appellate proceeding) pending or threatened by the Company or any Company Subsidiary against any other Person. There is no, and since January 1, 2017 there has been no, Order against or, to the Knowledge of the Company, threatened or pending by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective former or current officers, directors or employees or properties (including any properties owned, operated, leased or licensed by the Company or any Company Subsidiary) or assets that. For each suit, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination, inquiry, investigation or similar proceeding required to be set forth on Section 4.11 of the Company Disclosure Letter, to the extent applicable, (i) the name of each party to such suit, action, litigation or arbitration (including the identity of any Governmental Entity party thereto) or the name of each Governmental Entity or regulatory body conducting each such hearing, audit, examination, inquiry or investigation, (ii) the case caption, docket number and a reasonably detailed summary of the underlying claims, allegations and relief sought in connection with such suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry or investigation and (iii) the Governmental Entity before which such suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry or investigation is pending. Except as set forth on Section 4.11 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, the subject of or has any obligation under any settlement agreement, consent decree, waiver of rights or similar agreement or arrangement with respect to any suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry, investigation or similar proceeding. Section 4.11 of the Company Disclosure Letter sets forth the amount of any reserve taken by the Company or any or its Subsidiaries with respect to each such suit, action, litigation, arbitration, proceeding, hearing, audit, examination, inquiry, investigation, settlement agreement, consent decree, waiver of rights or similar proceeding, agreement or arrangement.
Section 4.12 Compliance with Applicable Laws. At all times since January 1, 2017, the business of the Company and the Company Subsidiaries has been conducted in accordance with all Laws applicable thereto (save and except for applicable U.S. marijuana-related federal laws and laws implicated by the violation of U.S. marijuana-related federal laws) and, to the Knowledge of the Company, none of the Company or any Company Subsidiary, or any of their respective former or current officers, directors or employees, is or has been subject of or been requested to provide information in connection with any hearing, audit, examination, inquiry, investigation, notice, claim, charge or assertion with respect to any alleged failure to comply with any provision of applicable Law or been given any notice of any of the foregoing. At all times since January 1, 2017, (a) the Company and each Company Subsidiary has been in possession of all Permits required by all applicable Laws to be held by it for the operation of the business of the Company and its Subsidiaries or that are necessary to occupy the Company Leased Real Property or for the lawful ownership of its properties and assets and all fees and other amounts due with respect to such Permits have been paid (and a true, correct and complete list of all such Permits is set forth in Section 4.12 of the Company Disclosure Letter), (b) the business of the Company and the Company Subsidiaries have each at all such times maintained and been in compliance in all material respects with all such Permits and (c) all such Permits are in full force and effect and are not limited in duration or subject to conditions. There are no proceedings, actions or claims pending or threatened in writing (or, to the Knowledge of the Company, threatened orally) that would reasonably be expected to result in the termination, revocation, cancellation, suspension or modification of any such Permit. Neither the Company nor any Company Subsidiary has been informed in writing or, to the Knowledge of the Company, orally by any applicable Governmental Entity of any actual or possible violation of any such Permit, or any failure to comply in any respect with any term or requirement of any such Permit. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of the Company Subsidiaries under, or variation, suspension, revocation or non-renewal or non-variation by request of, any Permit (in each case, with or without notice or lapse of time or both). Neither the Company nor any Company Subsidiary has, since January 1, 2017, conducted any internal investigation concerning any alleged violation of any applicable Law by the Company or any Company Subsidiary or any of its or their respective Representatives (regardless of the outcome of such investigation).
Section 4.13 Environmental Matters. (a) The Company and the Company Subsidiaries are, and at all times since January 1, 2017, have, in material compliance with all applicable Environmental Laws, which compliance includes, without limitation, possession, and compliance with the terms and conditions, of all Environmental Permits required to own and operate the business and assets of the Company and the Company Subsidiaries; (b) the Company and the Company Subsidiaries, except as would not be reasonably expected to be material, have timely filed applications for, or for renewal of, all such Environmental Permits, and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify, suspend or terminate any such Environmental Permit; (c) as of the date of this Agreement, none of the Company or any Company Subsidiary has received any written notice or claim from any Person that alleges that the Company or any Company Subsidiary is in violation of, or has liability or responsibility under, any applicable Environmental Law; (d) as of the date of this Agreement, there are no unresolved legal or administrative proceedings pending (x) alleging that the Company or any Company Subsidiary is liable for response actions to address a Release of a Hazardous Material, or (y) requesting information under the authority of any Environmental Law (including, without limitation, information requests under Section 104 of CERCLA or Section 114 of the Clean Air Act, 42 U.S.C. § 7401, et seq.); (e) to the Knowledge of the Company, there has been no Release of Hazardous Materials, nor are any Hazardous Materials present at any Company Leased Real Property, that would reasonably be expected to result in any responsibility or liability on the part of the Company or any Company Subsidiary; (f) to the Knowledge of the Company, there are no underground storage tanks present at any Company Leased Real Property, and (g) the Company has not assumed or provided indemnity against any liability under any Environmental Law, except with respect to any of the foregoing under (a), (b) or (c) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The representations and warranties set forth in this Section 4.13 are the Company’s sole and exclusive representations relating to environmental matters of any kind.
Section 4.14 Contracts.
(a) As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC (a “Filed Company Contract”) that has not been so filed.
(b) Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of:
(i) each Contract to which the Company or any Company Subsidiary is a party that (A) restricts the ability of the Company or any Company Subsidiary (or would, after the Closing, restrict in any material respect the ability of Parent or any Company Subsidiary) to compete in any business or with any Person or in any geographic area, (B) prohibits the Company or any Company Subsidiary from engaging in any business with any Person or levying a fine, charge or other payment for doing so, (C) contains “most favored nation,” “exclusivity” or similar provisions, (D) grants any right of first refusal or right of first offer or similar right or (E) requires the purchase of all of the Company’s or any Company Subsidiary’s requirements for a product or service from a third party;
(ii) each Contract (A) relating to Indebtedness of the Company or any Company Subsidiary other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries or (B) that grants a Lien, other than a Company Permitted Lien, with respect to any material asset or property of the Company or any Company Subsidiary;

(iii) each Contract to which the Company or any Company Subsidiary is a party relating to (A) the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, collaboration or similar arrangement or (B) the ownership of any equity interest in any Person other than the Company Subsidiaries;
(iv) each Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, any (A) Key Employee of either the Company or any Company Subsidiary, (B) record or beneficial owner of more than five percent (5%) of the shares of any class of Company Capital Stock outstanding as of the date of this Agreement, or (C) to the Knowledge of the Company, any affiliate of any such Key Employee or owner (other than the Company or any Company Subsidiary);
(v) each Contract relating to the disposition or acquisition by the Company or any Company Subsidiary of any Person, business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), or of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), in each case, (A) with obligations (contingent or otherwise) remaining to be performed as of September 30, 2020, including any indemnification obligations, purchase price adjustment, any earn-out, backend payment or similar obligation, (B) with liabilities continuing after the date of this Agreement or (C) involving amounts in excess of $150,000;
(vi) each Contract containing a grant of license, sublicense or any other right to the Company or any Company Subsidiary of any Company IP (other than Contracts concerning generally commercially available hardware or software pursuant to shrink-wrap, click-through or other standard licensing terms and non-discriminatory pricing terms), including each Contract relating to the Third-Party Data Sources (collectively, “Company Inbound IP Contracts”);
(vii) each Contract containing a grant of license, sublicense or any other right by the Company or any Company Subsidiary of any Company IP to any third party (other than as ancillary to the Company’s receipt of services or in conjunction with a sale of products or services to customers in the ordinary course of business) including each Contract relating to the Owned Data Sources (collectively, “Company Outbound IP Contracts” and, together with the Company Inbound IP Contracts, the “Company IP Contracts”).
(viii) each Contract to which the Company or any Company Subsidiary is a party that (A) involved payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary under such Contract of more than $150,000 during calendar year 2019, (B) would reasonably be expected to involve aggregate payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary under such Contract of more than $150,000 during calendar year 2020 or any subsequent twelve (12)-month period, or (C); requires performance by any party more than one (1) year from the date of this Agreement that, in the case of clauses (B) and (C), are not terminable by the Company or such Company Subsidiary without penalty by providing notice one hundred and eighty (180) days or less prior to termination;
(ix) each Contract that is a settlement agreement that imposes obligations on the Company or any Company Subsidiary after the date of this Agreement;
(x) each Contract obligating the Company or any of its Subsidiaries to provide indemnification (other than arising out of ordinary course commercial agreements or pursuant to any Contract covered by Section 4.14(b)(v));
(xi) any Contract relating to any loan or other extension of credit made by the Company or any of its Subsidiaries, other than (A) Contracts solely among the Company and its wholly owned Subsidiaries and (B) accounts receivable in the ordinary course of business of the Company and its Subsidiaries (including, in the case of this clause (B), any payment terms for commercial Contracts);
(xii) each Contract providing for the development or construction of, or additions or expansions to, any real property, under which the Company or any Company Subsidiary has, or expects to incur, an obligation in excess of $150,000 in the aggregate;

(xiii) any Contract, including any joint venture, product development, research and development or limited partnership agreement, involving a sharing of profits, losses, costs or liabilities by the Company or any Company Subsidiary with any other Person;
(xiv) any Contract that would reasonably be expected to involve any individual future payment by the Company or any Company Subsidiary, in excess of $150,000 in any calendar year, in connection with the acquisition of goods, services or supplies; and
(xv) any Contract to which the Company or any Company Subsidiary is a party that is with a Governmental Entity (each, a “Company Governmental Contract”).
Each Contract described in this Section 4.14(b) and each Filed Company Contract is referred to herein as a “Company Material Contract.” For each Company IP Contract, Section 4.14(b) of the Company Disclosure Letter also sets forth a list of all license fees, rents, royalties or other charges that the Company or any Company Subsidiary is required or obligated to pay under any Company Inbound IP Contract, or that any other Person is required or obligated to pay to the Company or any Company Subsidiary under any Company Outbound IP Contract, and a description of the rights granted to the Company or any Company Subsidiary under each Company Inbound IP Contract and a description of the rights granted by the Company or any Company Subsidiary under each Company Outbound IP Contract. For each Company Inbound IP Contract relating to the use of any third party data or information, Section 4.14(b) of the Company Disclosure Letter also sets forth the volume and/or number of transactions relating to such data or information under such Company Inbound IP Contract. Other than as disclosed in Section 4.14(b) of the Company Disclosure Letter, there are no active or outstanding offers, bids, quotations or proposals to sell products made or services provided by the Company or any Company Subsidiary that, if accepted or awarded, would lead to any Contract or subcontract of the type described by any of the foregoing items in this Section 4.14(b) or that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.
(c) (i) each Company Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforceability may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Company Material Contract is in full force and effect, and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Company Material Contract and, to the Knowledge of the Company, no other party to any such Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Company Material Contract which expires by its terms (as in effect as of the date of this Agreement) or which is terminated in accordance with the terms thereof and this Agreement by the Company in the ordinary course of business. Neither the Company nor any Company Subsidiary has received any written notice regarding any actual or possible violation or breach of or default under, or intention to cancel or modify or intention not renew, any Company Material Contract. Except as set forth on Section 4.14(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has any obligation (contingent or otherwise) to pay any amounts in respect of any indemnification obligations, purchase price adjustment, any earn-out, backend payment or similar obligation, in connection with any acquisition or disposition by the Company or any Company Subsidiary. All of the representations and warranties of the Company or any Company Subsidiary set forth in each Contract of the type described in Section 4.14(b)(v) was true and correct as of the dates on which such representations and warranties were made.
Section 4.15 Real Property; Personal Property.
(a) Neither the Company nor any Company Subsidiary owns or has ever owned any real property.
(b) Section 4.15(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all existing leases, subleases and other agreements (the “Company Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (“Company Leased Real Property”). The Company has made available to Parent true, correct and complete copies of all Company Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Each Company Real Property Lease is valid, binding and in full force and effect and enforceable against the Company or Company Subsidiary, as applicable, and, to the

Knowledge of the Company, each other party thereto in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws nor or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity). Each Company Real Property Lease has sufficient remaining term thereunder (taking into account any available unexercised renewal or extension options for additional term) to allow the Company and the Company Subsidiaries to continue operations without interruption in the normal course of business. None of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any Company Real Property Lease in any material respect.
(c) None of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any Company Real Property Lease in any material respect. To the Knowledge of the Company, no landlord under any Company Real Property Lease is (with or without notice or lapse of time, or both) in breach or default thereunder. Neither of the Company nor any of the Company Subsidiaries has received any notice of default under any Company Real Property Lease which has not been fully cured and corrected. The Company or a Company Subsidiary has a good and valid leasehold interest in the Company Leased Real Property free and clear of all Liens, except for (A) those reflected or reserved against in the balance sheet of the Company as of June 30, 2020 included in the Company Form 10-Q and (B) Company Permitted Liens. Neither the Company nor a Company Subsidiary has subleased, assigned, licensed or permitted the use or occupancy of all or any part of the Company Leased Real Property by any other party.
(d) There are no condemnation proceedings pending, or to the Knowledge of the Company, threatened affecting any portion of the Company Leased Real Property. To the Knowledge of the Company, there are (i) no material defaults under any easements, covenants, restrictions or similar matters affecting any portion of the Company Leased Real Property, (ii) no lawsuits or administrative actions or proceedings alleging violations of any Laws by any Company Leased Real Property, and (iii) no actual or threatened special assessments or reassessments of the Company Leased Real Property, and, in each case, neither the Company nor any Company Subsidiary has received any written notice thereof. Neither the Company nor any Company Subsidiary has granted to any Person any option or right of first refusal to purchase or acquire or lease any portion of the Company Leased Real Property.
(e) The Company or one of the Company Subsidiaries has legal title to, or a valid and enforceable right to use, all equipment and other tangible personal property that is used or held for use in the operation of the business of the Company or applicable Company Subsidiary in the ordinary course of business, in each case, free and clear of any and all Liens except Company Permitted Liens or Liens that will be released at or before the Effective Time. Such equipment and other tangible personal property is all of the equipment and other tangible personal property that is necessary and sufficient for the operation of the business of the Company or applicable Company Subsidiary in the ordinary course of business as presently conducted or as presently expected to be conducted. All of such equipment and other tangible personal property has been maintained in accordance with normal industry practice, is in good operating condition and repair (normal wear and tear excepted), and is suitable for the purposes for which it presently is used.
Section 4.16 Intellectual Property; Data Security and Privacy; Databases.
(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list of all registrations and applications for Intellectual Property Rights that are owned by the Company or any of its Subsidiaries (“Company Registered IP”), including the applicable (i) jurisdiction of application/registration, (ii) application or registration number, (iii) date of filing or issuance, and (iv) owner. The Company or one of its Subsidiaries is the sole and exclusive owner of all of the Company Registered IP. All required filings and fees related to the Company Registered IP have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Company Registered IP is otherwise in good standing.
(b) Section 4.16(b) of the Company Disclosure Letter sets forth a true and complete list of all Company IP that is not Company Registered IP. The Company or a Company Subsidiary exclusively owns or has the right to use all Company IP, free and clear of all Liens (other than Company Permitted Liens). All Company IP is subsisting, enforceable and valid, and has not expired or been canceled or abandoned.

The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or its Subsidiaries’ rights to own, use or hold for use any Intellectual Property Rights as owned, used or held for use in the conduct of the Company’s or its Subsidiaries’ operations. The Company and its Subsidiaries are not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that limits or restricts, in any material respect, the ability of the Company or its Subsidiaries to use, exploit, assert, or enforce any of the Company IP. The Company and its Subsidiaries will continue to own or have after the Effective Time, valid rights or licenses as are sufficient to use all of the Company IP to the same extent as prior to the Effective Time. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the Company’s rights, or any Company Subsidiary’s rights, in any Company IP and will not result in the breach of, or create on behalf of any third party, the right to terminate or modify any agreement as to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary is authorized or licensed to use any third party Intellectual Property Right.
(c) Neither the Company IP, nor any products or services of the Company or its Subsidiaries, nor the operation of the business of the Company and its Subsidiaries infringes, misappropriates or otherwise violates, or has formerly infringed, misappropriated, or otherwise violated, any Intellectual Property Rights owned by another Person. There are, and have been formerly, no threats, claims, suits, actions or other proceedings (including any oppositions, interferences, reviews, or re-examinations) settled or pending or, to the Knowledge of the Company, threatened in writing that allege any such infringement, misappropriation or violation or challenging the validity, enforceability, registrability, or ownership of any Company IP. None of the Company IP is subject to any outstanding Order or stipulation restricting or limiting in any material respect the ownership, use or licensing thereof by the Company or any of its Subsidiaries as currently or contemplated to be used or licensed, as applicable.
(d) To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company IP, and no such claims are pending or threatened in writing against any Person by the Company or any of its Subsidiaries.
(e) The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect, and to provide for the continuity, integrity, and security of, trade secrets and other confidential information of or held by the Company or its Subsidiaries, including requiring all Persons having access thereto to execute written non-disclosure agreements. The Company and its Subsidiaries have entered into written agreements with every current and former employee of the Company and its Subsidiaries, and with every current and former independent contractor, who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property Rights during the course of employment or engagement with the Company or a Company Subsidiary, whereby such employee or independent contractor (1) acknowledges the Company’s or Subsidiary’s exclusive ownership of all Intellectual Property Rights invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company or Subsidiary; (2) grants to the Company or Subsidiary a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property Rights, to the extent such Intellectual Property Rights do not constitute a “work made for hire” under applicable Law; and (3) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property Rights, to the extent permitted by applicable Law.
(f) The Business Systems of the Company and its Subsidiaries (collectively, “Company Business Systems”) are reasonably sufficient for the immediate and anticipated needs of the business and operations of the Company and its Subsidiaries, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. The Company Business Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all software, in each case as necessary for the conduct of the business and operations of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted. The Company and its Subsidiaries maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, acts in compliance therewith, and tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.
(g) The Company’s and its Subsidiaries’ data, privacy and security practices comply, and at all times have complied, in all material respects, with applicable Data Protection and Security Requirements. The Company and each Company Subsidiary has provided all notices and obtained all consents required by Data Protection and Security Requirements and satisfied all other requirements under Data Protection and Security Requirements for the Processing of Personal Data and that are necessary for the conduct of business as currently conducted, as proposed to be conducted, and in connection with the consummation of the transaction contemplated hereunder. The transactions to be consummated hereunder as of the Closing Date will comply with all Data Protection and Security Requirements applicable to the Company and its Subsidiaries.
(h) The Company and each Company Subsidiary has implemented and at all times has maintained reasonable and appropriate organizational, physical, administrative and technical measures consistent with the state of the art for the industry in which the Company and each Company Subsidiary operates to protect the operation, confidentiality, integrity and security of all of the Company’s and each Company Subsidiary’s confidential and other data and information, in any format, generated or used in the conduct of the business of the Company or any of its Subsidiaries (“Company Business Data”) and the Company Business Systems, against Misuse. Without limiting the generality of the foregoing, the Company and each Subsidiary has implemented a comprehensive written information security program that complies with 45 C.F.R. Part 164, Subpart C and (i) identifies internal and external risks to the security of the Company Business Data or Company Business Systems and (ii) implements, monitors and improves adequate and effective safeguards to control those risks. Neither the Company nor any Company Subsidiary has (nor has any Person acting on the Company’s or any of its Subsidiaries’ behalf) experienced any actual or alleged Security Incident, including, without limitation, any “breach” (as defined in 45 C.F.R. Part 164, Subpart D) of unsecured Protected Health Information or of EU Personal Data. Neither the Company nor any Company Subsidiary has (nor has any Person acting on the Company’s or any of its Subsidiaries’ behalf) notified, and neither the Company nor any Company Subsidiary has experienced any event resulting in any requirement that the Company or any Company Subsidiary notify, any Person or Data Protection Authority of any Security Incident, including any loss or unauthorized access, use or disclosure, of EU Personal Data or of Protected Health Information that would constitute a breach for which notification to individuals, the media, or the HHS is required under 45 C.F.R. Part 164, Subpart D. In addition, neither the Company nor any Company Subsidiary has any material data security, information security or other technological vulnerabilities that could adversely impact the operation of relevant Company Business Systems or cause a Security Incident. The Company Business Systems have not materially malfunctioned or failed within the prior six (6) years, and are free from material bugs and other defects and do not contain any “virus,” “worm,” “spyware” or other malicious software.
(i) The Company and each Company Subsidiary has obligated all third party service providers, outsourcers, and processors of confidential information on their behalf and all third parties managing Company Business Systems on their behalf to appropriate contractual terms relating to the Processing of Company Business Data (as applicable and as required by Data Protection and Security Requirements) and information security and have taken reasonable measures to ensure that such third parties have complied with their contractual obligations. Without limiting the generality of the foregoing, the Company and each Company Subsidiary has entered into business associate agreements with vendors and customers in all situations where required by 45 C.F.R. §§ 164.502(e) and 164.504(e) or Article 28 of the GDPR. The Company and each Company Subsidiary has taken reasonable measures to ensure that all third parties acting on its behalf have complied with their contractual obligations.
(j) Neither the Company nor any Company Subsidiary has received any notice of any claims, investigations (including investigations by any Governmental Entity, including the HHS Office for Civil Rights and any other Data Protection Authority), for alleged violations of Data Protection and Security Requirements with respect to Personal Data subject to Processing by, or under the control of, Company or any Company Subsidiary, and, to the Knowledge of the Company, there are no facts or circumstances that are likely to form the basis for any such claims, investigations or allegations.

(k) Section 4.16(k) of the Company Disclosure Letter contains a complete and accurate list of all Software (i) that is used by the Company or its Subsidiaries and for which the Company or a Subsidiary is the licensee or which the Company or a Subsidiary has otherwise obtained the right to use other than Off-the-Shelf Software (“Licensed Software”), and (ii) developed by the Company and that is used in the business of the Company and its Subsidiaries (“Company Owned Software”). Section 4.16(k) of the Company Disclosure Letter also sets forth a list of all license fees, rents, royalties or other charges that the Company and its Subsidiaries are required or obligated to pay with respect to the Licensed Software. The Company and its Subsidiaries are in compliance with all provisions of any Contract pursuant to which the Company or a Subsidiary has the right to use the Licensed Software.
(l) Section 4.16(l) of the Company Disclosure Letter identifies all Open Source Technology that is or has been used by the Company and its Subsidiaries in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Owned Software. The Company and its Subsidiaries have not used any Open Source Technology in a manner that requires, or would reasonably be expected to require, the (i) disclosure or distribution of any Company Owned Software in source code form, (ii) license or other provision of any Company Owned Software on a royalty-free basis, or (iii) grant of any license, non-assertion covenant or other rights or immunities under any Company Owned Software or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any Company Owned Software, including any “copyleft” license. The Company has complied with all notice, attribution and other requirements of each license applicable to the Open Source Technology disclosed in Section 4.16(l) of the Company Disclosure Letter.
(m) No Software used in the business or operations of the Company or provision of any Company product or service contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that would reasonably be expected to, (1) disrupt, disable, harm or otherwise impair in any material respect the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which any such Software is installed, stored or used, or (2) damage, destroy or prevent the access to or use of any data or file without the user’s consent. The Company and its Subsidiaries have taken reasonable steps to prevent the introduction of Malicious Code into Software used in the provision of any Company product or service, or otherwise in the business or operations of the Company and its Subsidiaries. The Company (A) has provided to Parent all of the Open Source Technology and all software containing, relying on, or derived from Open Source Technology, prior to Synopsys’s audit of the same, and (B) have not added or removed any portion of the Open Source Technology, or any portion of software containing, relying on, or derived from Open Source Technology, prior to or after such audit.
(n) The Company is in actual possession of and has exclusive control over all source code for all Company Owned Software. The Company possesses all source code and other documentation and materials necessary or useful to compile, maintain and operate all Company Owned Software. Except for application programming interfaces and other interface code that is generally available to customers, the Company and its Subsidiaries have not disclosed, delivered, licensed or otherwise made available, and do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Owned Software to any escrow agent or any other Person, other than (i) an employee, independent contractor or consultant of the Company or a Company Subsidiary pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company or its Subsidiaries, or (ii) an independent third-party escrow agent pursuant to a valid and enforceable written source code escrow agreement providing for limited release only upon the occurrence of specified release events, and no such release event has occurred, and no circumstance or condition exists that would reasonably be expected to result in the occurrence of any such release event. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Owned Software.

(o) The Company has provided a true and complete list of all known bugs, errors and defects and any other problem or issue with respect to any Software included in the Company products and services that materially adversely affect, or would reasonably be expected to materially adversely affect, the value, functionality, or performance of any of the Company products or services.
(p) Section 4.16(p) of the Company Disclosure Letter contains a complete and accurate list of material third-party data sources that are accessed, collected, held or used by the Company or any Company Subsidiary, including without limitation those for which the Company or any Company Subsidiary is the licensee or lessee or which the Company or any Company Subsidiary has otherwise obtained the right to use (“Material Data Sources”). The number of dispensary clients from which the Company or one or more Company Subsidiaries obtains data (“Dispensary Data Sources” and together with Material Data Sources, “Third-Party Data Sources”) is set forth in Section 4.16(p) of the Company Disclosure Letter. For the avoidance of doubt, Third-Party Data Sources include those third-party websites, Data Sources, and Business Systems from which the Company or any Company Subsidiary collects data or other content, including by means of web scraping, indexing, mining, harvesting, or other methods of data extraction. Section 4.16(p) of the Company Disclosure Letter also sets forth a list of all license fees, rents, royalties or other charges that the Company or any Company Subsidiary is required or obligated to pay with respect to the Third-Party Data Sources. Except as set forth in Section 4.16(p) of the Company Disclosure Letter, the Company and each Company Subsidiary has rights to access, collect, hold and use data obtained from all Third-Party Data Sources and the Company and each Company Subsidiary is in compliance with all provisions of any Contracts relating thereto.
(q) Section 4.16(q) of the Company Disclosure Letter contains a list or description of all material sets or collections of data containing data developed or owned by the Company or any Company Subsidiary and used or held for use in the Company’s or any Company Subsidiary’s business (“Owned Data Sources”). The Company or a Company Subsidiary has all necessary rights to use or is the owner of all right, title and interest in and to each element of the Owned Data Sources including all data, data elements and information contained in such Owned Data Sources. Such Owned Data Sources (and all data, data elements and information contained therein) do not infringe on the rights of any third party. Such Owned Data Sources and Third-Party Data Sources (collectively, the “Company Data Sources”) constitute all material Data Sources collected, held or used in the Company’s or any Company Subsidiary’s business. Except as set forth on Section 4.16(q) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not cause a breach under any Contract relating to the Company Data Sources or impair the ability of the Company to use the Company Data Sources in materially the same manner as such Company Data Sources are currently used by the Company.
(r) The Company is not infringing, misappropriating, or diluting any Intellectual Property Right or data of any other Person with respect to the Company Data Sources, and, to the Knowledge of the Company, no other Person is infringing any Intellectual Property Right of the Company or any Company Subsidiary with respect to the Company Data Sources.
(s) Except as set forth in Section 4.16(s) of the Company Disclosure Letter, the Owned Data Sources are the trade secrets of the Company or a Company Subsidiary except for (i) raw data contained therein that has been provided to the Company or a Company Subsidiary and (ii) raw data that is in the public domain other than by disclosure by the Company or any Company Subsidiary. Section 4.16(s) of the Company Disclosure Letter sets forth a listing of all third parties (other than the employees of the Company or any Company Subsidiary) which have contributed, in any material respect to the processing, hosting, development or creation for or on behalf of the Company or any Company Subsidiary of any Data Sources and a listing of all agreements with the Company or any Company Subsidiary to which they are a party. All Persons that the Company or any Company Subsidiary provides access to, or which the Company or any Company Subsidiary permits to host, any of the Company Data Sources have entered into Contracts with the Company or a Company Subsidiary providing for the confidentiality of such Data Sources and limited the use thereof to uses approved in writing by the Company or a Company Subsidiary, except for limited samples of such Company Data Sources provided in the ordinary course of business.
(t) Except as set forth in Section 4.16(t) of the Company Disclosure Letter, the Software, the use of the Software by or on behalf of the Company or any Company Subsidiary and the collection, publication and use of data included in the Owned Data Sources are now compliant with, and have at all times during the last three (3) years been compliant with, the Contracts, terms of use, terms of service, or the conditions of any web service or web page from which the Company or any Company Subsidiary gathers data or has data gathered on its behalf.
Section 4.17  Anti-Takeover Provisions.
(a) Assuming the accuracy of the representation contained in Section 3.22, no further action is required by the Company Board or any committee thereof or the stockholders of the Company to render inapplicable the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.
(b) Assuming the accuracy of the representation contained in Section 3.22, there is no other anti-takeover statute, regulation or similar Law, any takeover-related provision in the Company’s organizational documents, or any stockholder rights plan or similar agreement applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger in accordance with the terms of this Agreement.
Section 4.18  Certain Payments and Practices.
(a) None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or, to the Knowledge of the Company, any agent or other third party representative, has, in the course of his actions for, or on behalf of, any of them (i) made any unlawful payment, contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee, or (iii) violated any provision of any Anti-Corruption Law. Neither the Company nor any of its Subsidiaries has received any communication that alleges that the Company or any of its Subsidiaries, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law. The Company and its Subsidiaries have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and the matters referred to in this Section 4.18.
(b) None of the Company, any of its Subsidiaries or any of their respective directors, officers or employees, or to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries are, or have been within the past two (2) years, targets of U.S. economic sanctions or trade controls, including but not limited to being identified on the SDN List. Without limitation to the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries are, or have been within the past two (2) years, conducting any business with any Person, directly or indirectly, identified on the SDN List.
(c) The Company and each Company Subsidiary has been and is in material compliance with all applicable export control and sanctions requirements, including compliance with the Office of Foreign Assets Control of the Treasury Department, the Department of Commerce, and the Department of State for the export or re-export of any item, service, industry, product, article, commodity or technical data.
Section 4.19  Product Warranty and Liability.
(a) The Company has delivered to Parent true, accurate and complete forms of the Company’s and each Company Subsidiary’s customer agreements which contain customary customer warranties with respect to the Company’s products and services and the products and services of the Company Subsidiaries (collectively, “Company Products and Services”). To the Knowledge of the Company, all such Company Products and Services have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and, to the Knowledge of the Company, there are no situations, events, facts or circumstances that would reasonably be expected to give rise to any material liability for replacement or repair thereof or other damages in connection therewith.

(b) Except as set forth in Section 4.19(b) of the Company Disclosure Letter, since January 1, 2017 the Company has not made any other written material warranties (which remain in effect) with regard to its Company Products and Services. To the Knowledge of the Company, there are no inherent design defects or systemic or chronic problems in any Company Products and Services.
(c) None of the Company or its Subsidiaries has any material liability arising out of any injury to individuals or property resulting from the ownership, possession, or use of any Company Products and Services.
Section 4.20  Suppliers and Customers. Section 4.20 of the Company Disclosure Letter sets forth a complete and accurate list of (a) the top twenty (20) trade vendors/suppliers of the Company and its Subsidiaries, taken as a whole, based on payments made to the applicable trade vendor/supplier by the Company and its Subsidiaries, taken as a whole, for each of (i) the year ended December 31, 2019 and (ii) the six-months ended June 30, 2020 (the “Company Material Suppliers”), (b) the top twenty (20) customers of the Company and its Subsidiaries, taken as a whole, based on revenue provided by the applicable customer to the Company and its Subsidiaries, taken as a whole, for each of (i) the year ended December 31, 2019 and (ii) the six months ended June 30, 2020 (the “Company Material Commercial Customers”) and (c) each Governmental Entity that is a party to a Company Governmental Contract as of the date of this Agreement (together with the Company Material Commercial Customers, the “Company Material Customers”). The relationships of the Company and the Company Subsidiaries with each Company Material Supplier and Company Material Customer are good commercial working relationships, and, since January 1, 2020, no Company Material Supplier or Company Material Customer has canceled or otherwise terminated or not renewed, or to the Knowledge of the Company threatened to, cancel or otherwise terminate or not renew, its relationship with the Company or a Company Subsidiary. Since January 1, 2020, none of the Company or Company Subsidiaries has received any written notice that any Company Material Supplier or Company Material Customer may cancel or not continue its relationship with the Company or Company Subsidiaries or limit its services, supplies or materials to the Company or Company Subsidiaries.
Section 4.21 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than MPI Valuations (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has provided to Parent true and complete copies (with redactions for total fees, provided that such fees shall be scheduled on Section 4.21 of the Company Disclosure Letter) of all engagement letters and similar or related agreements between the Company and the Company Subsidiaries, on the one hand, and any of the Company Financial Advisors and their Affiliates, on the other hand, pursuant to which the Company Financial Advisors could be entitled to any payment from the Company in connection with the transactions contemplated hereby.
Section 4.22 Opinion of Financial Advisor. The Company Board has received the oral opinion of the Company Financial Advisor, to be confirmed in writing, to the effect that, as of the date of this Agreement, and subject to the assumptions, qualification, matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock and such opinion has not been withdrawn or modified. Copies of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Company.
Section 4.23 Insurance. Prior to the date hereof, the Company has made available to Parent a true, correct and complete list of all material insurance policies and fidelity bonds for which the Company or any of its Subsidiaries is a policyholder or which covers the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries (the “Company Insurance Policies”). The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). All Company Insurance Policies (i) are in full force and effect, (ii) are sufficient for compliance by the Company and its Subsidiaries with all Company Material Contracts, and (iii) provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its subsidiaries operate, and as is sufficient to comply with applicable Law. None of the Company Insurance Policies will terminate or lapse by its terms by reason of the consummation of the transactions contemplated by this Agreement. There is no claim by the Company or any of its Subsidiaries pending under any of the Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.
Section 4.24 Related Party Transactions.
(a)  Except as set forth in Section 4.24(a) of the Company Disclosure Letter, there have not been, nor are there currently, any transactions, Contracts, arrangements, understandings, undertakings, obligations, liabilities or claims between the Company or any Company Subsidiary, on the one hand, and any Person (i) that is Affiliate of the Company or any Company Subsidiary, (ii) that is a stockholder, member, partner, manager, director, officer or employee of the Company or any Company Subsidiary, (iii) that is a Family Member of any stockholder, member, partner, manager, director, officer or employee of the Company or any Company Subsidiary, or (iv) with respect to which any of the Persons described in clauses (i), (ii) or (iii) of this Section 4.24(a) owns more than ten percent (10%) of the voting equity of such Person (each, a “Company Related Party”), on the other hand (each, a “Company Related Party Transaction”). Any such Company Related Party Transactions were entered into in the ordinary course of business and on commercially reasonable terms and conditions. Any accounts due and payable by the Company or any Company Subsidiary to any Company Related Party are recorded on the Company’s and its Subsidiaries books and records, as the case may be, at their fair market value.
(b) No Company Related Party has or has had, directly or indirectly, (i) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services, (ii) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party or by which they or their properties or assets are bound or directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or is currently contemplated to be used by the Company or any of its Subsidiaries, (iii) an ownership interest in any assets or rights of, or used by, the Company or any of its Subsidiaries; provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any Person” for purposes of this Section 4.24(b) or (iv) is indebted to or, at any time since January 1, 2017, has borrowed money from or lent money to the Company or any of its Subsidiaries.
Section 4.25 Accounts Receivable. Each account receivable that has been billed is and each unbilled account receivable will represent (a) valid and existing and represents monies due (or believed in good faith to be due) for goods sold and delivered and services performed in the ordinary course and (b) a legally binding obligation of the account debtor enforceable in accordance with its terms not subject to refunds, discounts (other than trade discounts provided in the ordinary course of business), setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses or conditions precedent, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally.
Section 4.26 Bank Accounts. Section 4.26 of the Company Disclosure Letter sets forth a true, complete and correct list of each of the bank accounts in the name of the Company and each Company Subsidiary, including the title and number of the account, the individuals with signatory authority over such account and the financial institution at which such account is located.
Section 4.27 Exclusivity of Representations or Warranties. Except for the representations and warranties expressly set forth in Article III (which to the extent provided for in this Agreement are subject to the Parent Disclosure Letter) or in any certificate delivered by the Parent or Merger Sub to the Company:
(a) Neither the Parent nor any of the Parent Subsidiaries (or any other Person on their behalf) makes, or has made, any representation or warranty (whether express or implied, whether as to accuracy, completeness, fitness or otherwise) relating to the Parent, the Parent Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement, the Merger, or any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided, furnished or made available (including in any management presentations, information or descriptive memorandum, any “data rooms” maintained by the Parent, supplemental information or other materials or information with respect to any of the above) or otherwise made available to the Company or any of its Affiliates or Representatives or any other Person, and the Company has not relied on any such representation, warranty or information except only for the representations and warranties expressly set forth in Article III (which to the extent provided for in this Agreement are subject to the Parent Disclosure Letter).
(b) No Person has been authorized by Parent, any Parent Subsidiary (including Merger Sub) or any other Person on behalf of Parent or any Parent Subsidiary (including Merger Sub) to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by such Person.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.01 Conduct of Business by the Company. Except (i) as expressly set forth in the Company Disclosure Letter; (ii) as expressly permitted or required by this Agreement; (iii) with the prior written consent of Parent; or (iv) as required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to (x) conduct the business of the Company and each Company Subsidiary in the ordinary course of business, (y) preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with customers, suppliers, landlords and other Persons having business relationships with the Company and each Company Subsidiary, and (z) comply in all material respects with applicable Laws and the terms of all Company Material Contracts and Company Real Property Leases and maintain in effect and good standing all of its Permits. In addition, and without limiting the generality of the foregoing, except (1) as expressly set forth in the Company Disclosure Letter; (2) as expressly permitted, contemplated or required by this Agreement; (3) with the prior written consent of Parent; or (4) as required by applicable Law from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:
(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (A) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent and (B) dividends or distributions made by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company or by any joint venture of the Company or any Company Subsidiary, in accordance with the requirements of the organizational documents of such Company Subsidiary or such joint venture; (ii) split, combine, subdivide, recapitalize or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b); or (iii) purchase, redeem, exchange or otherwise acquire, or offer to purchase, redeem, exchange or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Capital Stock or other equity securities of the Company in connection with (A) the withholding of Taxes in connection with the exercise, vesting and settlement of Company Stock Awards or Company Warrants or the conversion of the RC Convertible Notes, (B) the acquisition by the Company of Company Stock Awards in connection with the forfeiture or expiration of such awards;
(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws), or authorize any of the foregoing with respect to, (i) any shares of capital stock of the Company or any Company Subsidiary, in each case other than the issuance of Company Common Stock upon the exercise, vesting or settlement of Company Stock Awards or Company Warrants or the conversion of Company Preferred Stock, Company Convertible Notes or the Company Convertible Debenture, in each case, outstanding at the close of business on the date of this Agreement and in accordance with their terms or the terms of the Company Warrants, the Company Preferred Stock Conversion Agreement, the RC Convertible Notes Conversion Agreement, the RD Convertible Notes, or the

Company Convertible Debenture, as applicable, in effect at such time; (ii) any new Company Stock Awards or other equity interests or voting securities of the Company or any Company Subsidiary, other than the issuance of Company Common Stock upon the exercise, vesting or settlement of Company Stock Awards or Company Warrants or the conversion of Company Preferred Stock, Company Convertible Notes or the Company Convertible Debenture, in each case, outstanding at the close of business on the date of this Agreement and in accordance with their terms or the terms of the Company Warrants, the Company Preferred Stock Conversion Agreement, the RC Convertible Notes Conversion Agreement, the RD Convertible Notes, or the Company Convertible Debenture, as applicable, in effect at such time; (iii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iv) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; or (v) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary;
(c) amend the Company’s charter or organizational documents or the charter or organizational documents of any Company Subsidiary, except, in each case, as may be required by the rules and regulations of the SEC or the OTCQB;
(d) make or adopt any change or election in its accounting methods, principles or practices, except insofar as may be required by a change (whether occurring before or after the date of this Agreement) in GAAP or Law (or interpretations thereof);
(e)  directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any Person or division thereof or any properties or assets, except pursuant to Contracts in existence on the date of this Agreement in accordance with the terms thereof;
(f) (i) enter into, terminate or materially amend or modify any Company Material Contract or Company Real Property Lease or Contract that, if in effect on the date hereof, would have been a Company Material Contract or Company Real Property Lease, or (ii) waive any material right, remedy or default under, or release, settle or compromise any material claim by or against the Company or any of its Subsidiaries or material liability or obligation owing to the Company or any of its Subsidiaries under, any Company Material Contract or Company Real Property Lease;
(g) incur or authorize any capital expenditure or any obligations or liabilities in respect thereof in excess of $50,000 in the aggregate; except for those contemplated by the capital expenditure budget set forth in the Company Disclosure Letter;
(h) except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(i), sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Company Permitted Liens), or otherwise dispose of any properties or assets or any interests therein other than (i) pursuant to Company Material Contracts in existence on the date of this Agreement in accordance with their terms; (ii) in an amount not to exceed $100,000 in the aggregate, except that neither the Company nor any Company Subsidiary is permitted to sell, license (as licensor), or otherwise subject to any Lien (other than Company Permitted Liens), or otherwise dispose of, any data collected, held, used, recorded, stored, transmitted or retrieved, by the Company or any Company Subsidiary, other than licensing (as licensor) the use of such data in the ordinary course of business consistent with past practice; or (iii) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;
(i)  incur, issue, refinance, assume, suffer to exist, guarantee or become obligated with respect to any Indebtedness or waive any rights of substantial value to the Company or any Company Subsidiary, except for (i) Indebtedness under the Company Factoring Agreement; provided that the amount outstanding under the Company Factoring Agreement at any time does not exceed the amount outstanding as of the date of this Agreement, or (ii) Indebtedness between or among the Company and any wholly owned Company Subsidiary or between or among wholly owned Company Subsidiaries;

(j) except as required by applicable Law or GAAP, (i) write off as uncollectible, or establish any extraordinary reserve with respect to, any account or note receivable or other Indebtedness, (ii) delay, accelerate or cancel any account or note receivable or other Indebtedness, or (iii) sell or assign any account or note receivable or other Indebtedness;
(k) other than with respect to customers for payment terms not in excess of sixty (60) days, make, amend, renew, extend or renegotiate any extension of credit or loan to any Person, or enter into any commitment to do any of the foregoing;
(l) enter into any labor, collective bargaining or other agreement with any Union or recognize or certify any Union as the bargaining representative for any employee or individual providing services to the Company or any Company Subsidiary;
(m) assign, transfer, cancel, fail to renew, fail to extend or terminate any material Permit;
(n) settle or compromise, or offer or propose to settle or compromise, any material litigation, investigation, arbitration, proceeding or other claim or dispute, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration, other than (i) settlements or compromises of litigation or releases, dismissals or dispositions of claims, liabilities, obligations or arbitration that involve the payment of monetary damages (net of insurance proceeds actually received) in an amount not in excess of the amount set forth on Section 5.01(n) of the Company Disclosure Letter by the Company or any Company Subsidiary and do not involve (A) injunctive or other equitable relief or impose material restrictions on the business or operations of the Company and the Company Subsidiaries, taken as a whole, or (B) any admission of any violation of Law or (ii) claims and litigation with respect to which an insurer (but neither the Company nor any Company Subsidiary) has the right to control the decision to settle;
(o) other than as agreed in writing by Parent, (i) increase the compensation or benefits payable or to become payable to any current or former employees, directors or individual independent contractors of the Company or any of its Subsidiaries except, with respect to any employee of the Company or any Company Subsidiary who is not a director or Key Employee, an increase in the ordinary course of business of less than 3% of the compensation or benefits of such employee; (ii) accelerate the time of payment, funding or vesting of any compensation or benefits payable or to become payable to any current or former employees, directors or individual independent contractors of the Company or any of its Subsidiaries; or (iii) terminate or materially amend any Company Benefit Plan or adopt or enter into any plan, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, in each case other than (A) as required by applicable Law, or (B) as required by the terms of any Company Benefit Plan disclosed on Section 4.09(a) of the Company Disclosure Letter;
(p) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to Company IP owned by or exclusively licensed to the Company or any Company Subsidiary;
(q) fail to (i) keep in force material insurance policies, and (ii) in the event of a termination, cancellation or lapse of any material insurance policies, obtain replacement policies providing insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as is currently in effect;
(r) except for the filing of the 2019 federal tax return as a consolidated entity (which the Company has not done before), make, change or revoke any material election with respect to Taxes, file any amended Tax Return, settle or compromise any material Tax liability, consent to or request any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, incur any material Tax liability outside of the ordinary course of business (other than as a result of the transactions contemplated by this Agreement), prepare or file any Tax Return in a manner inconsistent in any material respect with past practice, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund or fail to pay any material Taxes as they become due and payable (including estimated Taxes);

(s) (i) terminate the employment of any Key Employee of the Company without giving 24 hours advance notice to Parent (and Parent will have the right to consult with the Company officers regarding such termination), or (ii) hire any individual who is intended to be a full-time, exempt employee whose base salary would be in excess of $100,000;
(t) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any Company Subsidiary (other than the Merger or in accordance with Section 5.04(d));
(u) acquire or enter into any agreement to acquire any real property; or
(v) agree to take any of the foregoing actions.
Section 5.02 Conduct of Business by Parent. Except as expressly permitted or required by this Agreement, as required by applicable Law, with the prior written consent of the Company or as set forth on Section 5.02 of the Parent Disclosure Letter, from the date of this Agreement to the Effective Time, each of Parent and Merger Sub shall not, and shall cause each of their respective Subsidiaries not to, (a) take any actions or omit to take any actions that would or would be reasonably likely to materially impair, interfere with, hinder or delay the ability of Parent, the Company or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement, or (b) issue any equity securities prior to the Effective Time except (i) in connection with the Parent Reorganization, (ii) in connection with the MOR Offering or (iii) as contemplated by Section 3.03.
Section 5.03 No Control. Nothing contained in this Agreement shall give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.04 No Solicitation by the Company; Company Board Recommendation.
(a) Except as expressly permitted by Section 5.04(d), the Company shall, and shall cause each of the Company Subsidiaries, and its and their respective officers, directors, managers or employees, and shall instruct its and their respective accountants, consultants, legal counsel, financial advisors, agents and other representatives (collectively, “Representatives”), to: (i) immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any inquiry, proposal, discussion, offer or request that constitutes or could reasonably be expected to lead to an Alternative Proposal (an “Inquiry”); (ii) as promptly as reasonably practicable (and in any event within two (2) Business Days) following the date hereof, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Person (other than Parent) that has, within the one (1)-year period prior to the date of this Agreement, made or indicated an intention to make an Alternative Proposal; (iii) subject to the other provisions of this Section 5.04, not, and not to publicly announce any intention to, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any Inquiry (it being understood and agreed that answering unsolicited phone calls shall not be deemed to “facilitate” for purposes of, or otherwise constitute a violation of, this Section 5.04(a)), (B) furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in connection with an Inquiry or an Alternative Proposal, (C) enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal, (D) grant any waiver, amendment or release under any standstill provision of any confidentiality or similar agreement to which the Company or any Company Subsidiary is a party, or (E) take any action to exempt any Person (other than Parent and Merger Sub) from the restrictions on “business combinations” contained in any applicable business combination, control share acquisition, fair price, moratorium or other takeover or anti-takeover statute or similar Law; and (iv) until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, subject to the other provisions of this Section 5.04, not, directly or indirectly, (A) approve, agree to, accept, endorse, recommend or submit to a vote of its shareholders any Alternative Proposal, (B) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent and Merger Sub, the Company Recommendation, or make any public statement, filing or release inconsistent with the Company Recommendation (including, for the avoidance of doubt, recommending against the Merger or approving, endorsing or recommending any Alternative Proposal), (C) fail to publicly recommend against any Alternative Proposal or fail to publicly reaffirm the Company Recommendation, in each case within five (5) Business Days after Parent so requests in writing, (D) fail to recommend against any Alternative Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Alternative Proposal, (E) fail to include the recommendation of the Company Board in favor of approval and adoption of this Agreement and the Merger in the Proxy Statement/Prospectus (any of the foregoing clauses (A) through (E) being an “Adverse Recommendation Change”), or (F) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal or that could reasonably be expected to lead to an Alternative Proposal or that contradicts this Agreement or requires the Company to abandon this Agreement (except for Acceptable Confidentiality Agreements).
(b) Notwithstanding anything to the contrary in Section 5.04(a), if the Company or any of its Subsidiaries or any of its or their respective Representatives receives a written Alternative Proposal by any Person or Group at any time prior to the Company Stockholders Meeting that was not solicited in material breach of Section 5.04(a), the Company and its Representatives may, prior to the Company Stockholders Meeting, take the actions set forth in subsections (i) and/or (ii) of this Section 5.04(b) if the Company Board (or any committee thereof) has determined, in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (provided that the Company and its Representatives may contact such Person or Group prior to such conclusion solely to clarify the terms and conditions thereof to determine whether such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal) and that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in response to such Alternative Proposal, pursuant to the prior execution of (and the Company and/or Company Subsidiaries may enter into) an Acceptable Confidentiality Agreement (provided that the Company has previously furnished, made available or provided access to Parent to any such non-public information or substantially concurrently (and in any event within twenty-four (24) hours thereafter) does so); and (ii) enter into and maintain discussions or negotiations with any Person regarding such Alternative Proposal.
(c) Reasonably promptly (but in no event more than twenty-four (24) hours) following the Company’s receipt of any Alternative Proposal or any Inquiry or request for non-public information relating to the Company or any Company Subsidiary by any Person who has made or could reasonably be expected to make any Alternative Proposal from and after the date of this Agreement, the Company shall advise Parent in writing of (i) the receipt of such Alternative Proposal, Inquiry or request, (ii) the identity of the Person making any such Alternative Proposal, Inquiry or request, and (iii) the terms and conditions of such Alternative Proposal or potential Alternative Proposal or the nature of the information requested, and the Company shall as reasonably promptly as practicable provide to Parent: (A) a copy of such Alternative Proposal or potential Alternative Proposal, if in writing, or a written summary of the material terms of such Alternative Proposal, if oral, and (B) copies of all written requests, proposals, correspondence or offer, including proposed agreements received by the Company, any of the Company Subsidiaries or any of their respective Representatives. In addition, the Company shall keep Parent reasonably informed on a reasonably current basis, or upon Parent’s reasonable request, (x) of the status and material terms of (including amendments or revisions or proposed amendments or revisions to) each Alternative Proposal or potential Alternative Proposal, and (y) as to the nature of any information requested of the Company or any Company Subsidiary with respect thereto.
(d) Notwithstanding anything herein to the contrary, at any time prior to (but not after) the Company Stockholders Meeting, the Company Board may, if the Company has received an Alternative Proposal from any Person or Group that is not withdrawn and the Company Board concludes in good faith constitutes a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.04(d)), (i) make an Adverse Recommendation Change, or (ii) terminate this Agreement pursuant to

Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, in each case only if (A) if the Company Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors), that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, (B) the Company Board (or any committee thereof) has determined in good faith (after consultation with its financial and outside legal advisors) that such Alternative Proposal constitutes a Superior Proposal, and (C) the Company has complied in all material respects with this Section 5.04 with respect to such Alternative Proposal; provided, however, that (1) no Adverse Recommendation Change may be made, and (2) no termination of this Agreement pursuant to this Section 5.04(d) and Section 8.01(d) may be effected, in each case until after the fifth Business Day (the “Notice Period”) following Parent’s receipt of a written notice from the Company advising Parent that the Company has received an Alternative Proposal that is not withdrawn and that the Company Board (or any committee thereof) has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board intends to make an Adverse Recommendation Change on account of such Alternative Proposal or terminate this Agreement pursuant to this Section 5.04(d) and Section 8.01(d) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including the terms and conditions of any such Superior Proposal (including copies of all relevant documents in the Company’s possession relating to such Superior Proposal) and the identity of the party making the Superior Proposal (in each case to the extent not previously provided by the Company to Parent). During the Notice Period, the Company shall, and shall cause its Representatives to negotiate with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the Alternative Proposal would cease to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.04(d), including the Notice Period (it being understood that the “Notice Period” in respect of such new Notice of Superior Proposal will be three (3) Business Days). In determining whether an Alternative Proposal constitutes a Superior Proposal, the Company Board (or committee thereof) shall take into account any changes to the terms and conditions of this Agreement proposed by Parent in response to a Notice of Superior Proposal.
(e) Nothing contained herein shall prevent the Company or the Company Board (or any committee thereof) from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal (it being understood that such a “stop, look and listen” statement by the Company Board to the Company’s stockholders shall not be deemed to be an Adverse Recommendation Change) or from making any disclosure to the Company’s stockholders if the Company Board (or any committee thereof), after consultation with outside legal counsel, concludes that its failure to do so would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law. For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.
(f) For purposes of this Agreement:
(i) “Alternative Proposal” means any bona fide proposal or offer (whether or not in writing) made by a third party or Group with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company that would result in any Person or Group beneficially owning twenty percent (20%) or more of the outstanding equity interests of the Company or any successor or parent company thereto; (B) sale, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, asset sale, recapitalization, dividend, distribution, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise), of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders or other equity holders of any Person) or Group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the

Company or any Company Subsidiary whose assets constitute 20% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (D) transaction in which any Person (or the stockholders or other equity holders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the equity interests of the Company or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company or any of the Company Subsidiaries whose assets constitute 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).
(ii) “Superior Proposal” means any Alternative Proposal not made in violation of this Agreement pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or Group would acquire, directly or indirectly, more than 50% of the equity interests of the Company or assets of the Company and the Company Subsidiaries, taken as a whole, (A) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the identity of the Person making such proposal (including whether stockholder approval of such Person is required) and any break-up fees, expense reimbursement provisions and conditions and timing to consummation) and this Agreement (including any changes proposed by Parent to the terms of this Agreement), and all financial, regulatory, legal (including stockholder litigation) and other aspects of such Alternative Proposal, and for which financing, if a cash transaction (whether in whole or in part), is then fully committed, and any events or circumstances beyond the Company’s control, (B) that is subject to no financing condition,(C) that is made by a Person or Group who the Company Board has reasonably concluded in good faith will have adequate sources of financing to consummate such Superior Proposal, taking into account all financial, regulatory, legal and other aspects of such proposal, and (D) that the Company Board determines in good faith is likely to be consummated in accordance with its terms.
(iii) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less restrictive in the aggregate to the counterparty than the terms set forth in the Confidentiality Agreement (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Alternative Proposal, acquiring the Company or taking any other similar action); provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.04.
(g) Any breach of this Section 5.04 by any of the Company Subsidiaries or its or their Representatives shall be deemed to be a breach of this Agreement by the Company.
Section 5.05 Third Party Standstill Agreements. During the period from the date hereof through the Effective Time, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any standstill provision of any confidentiality or similar agreement to which the Company or any Company Subsidiary is a party, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.
Section 5.06 Takeover Statutes. If any “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Company Board and Parent and the members of the Parent Board shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.01 SEC Filings; Company Stockholders Meeting.
(a) Preparation of Form S-4 and Proxy Statement/Prospectus.
(i) As reasonably promptly as practicable following the date of this Agreement, the Company and Parent shall jointly prepare and Parent shall cause to be filed with the SEC the Form S-4, which will include the Proxy Statement/Prospectus to be sent to the stockholders of the Company relating to the Company Stockholders Meeting and will also constitute a prospectus with respect to the shares of Parent Common Stock issuable to the stockholders of the Company in the Merger. Each of Parent and the Company will use its reasonable best efforts to have the Form S-4 declared effective and the Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after the filing thereof with the SEC and to keep the Form S-4 effective for so long as necessary to consummate the Merger and the other transactions contemplated hereby, and the Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the holders of the Company Capital Stock as promptly as practicable after the Form S-4 shall have become effective and the Proxy Statement/Prospectus shall have been cleared by the SEC. Each of the Company and Parent shall furnish all non-privileged information concerning such party as may be reasonably requested by the other party in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus. No filing of the Form S-4 will be made by Parent, and no filing of the Proxy Statement/Prospectus will be made by the Company, in each case, without providing the other party with a reasonable opportunity to review and comment thereon.
(ii) Parent and Merger Sub undertake that none of the information supplied or to be supplied by or on behalf of them specifically for inclusion or incorporation by reference in the Form S-4 will: (A) at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (B) at the time it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iii) The Company undertakes that none of the information supplied or to be supplied by or on behalf of it specifically for inclusion or incorporation by reference in the Form S-4 will: (A) at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto or at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (B) at the time it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv) If at any time prior to the Effective Time, any information should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and each of the parties shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of the Company; provided, however, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(v) The Company and Parent shall each use their reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act (A) at the times the Form S-4 is filed with the SEC and at the time the Form S-4 becomes effective, (B) at the times the Proxy Statement/Prospectus is mailed to the Company’s stockholders and (C) at the time of the Company Stockholders Meeting, and shall promptly notify each other upon the receipt of any comments, whether oral or written, from the SEC or the staff of the SEC on, or any request from the SEC or the staff of the SEC for amendments or supplements to, the Proxy Statement/Prospectus or the Form S-4, and shall provide each other with copies of all correspondence (and a summary of all substantive oral communications) with the SEC or the staff of the SEC with respect to the S-4 or the Proxy Statement/Prospectus. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement/Prospectus or the Form S-4. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any substantive correspondence (including responses to SEC comments) or amendments or supplements to the Proxy Statement/Prospectus or the Form S-4 prior to filing with the SEC, and shall provide to the other a copy of all such filings made with the SEC.
(vi) Except for the purpose of disclosing any Adverse Recommendation Change, no amendment or supplement to the Proxy Statement/Prospectus or the Form S-4, nor any response to any comments or inquiry from the SEC with respect to such filings, will be made by the Company or Parent without the approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned (it being understood that it shall be unreasonable to withhold consent with respect to any amendment or supplement to the Proxy Statement/Prospectus or Form S-4 to the extent such amendment or supplement is required to be included therein so that the Proxy Statement/Prospectus or Form S-4 will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading as may be required by Rule 10b-5 or Rule 14a-9 under the Exchange Act or Section 11 or Section 12 of the Securities Act).
(vii) Parent shall also use its reasonable best efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) reasonably required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company as Parent may reasonably request in connection with any such action.
(viii) Each of Parent and the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, or the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.
(b) Company Stockholders Meeting. The Company shall, as reasonably promptly as practicable after the later of the date on which the Form S-4 is declared effective under the Securities Act and the date on which the SEC confirms that it has no further comments on the Proxy Statement/Prospectus (such later date, the “SEC Clearance Date”), duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of seeking the Company Stockholder Approval. Without the prior written consent of Parent, the foregoing shall be the only matter (other than procedure matters) which the Company shall propose to be acted on by the holders of Company Capital Stock at the Company Stockholders Meeting. In connection with the foregoing, the Company shall (x) file the definitive Proxy Statement/Prospectus with the SEC and cause the definitive Proxy Statement/Prospectus to be mailed to the Company’s stockholders as of the record date established for the Company Stockholders Meeting as promptly as practicable (and in any event within five (5) Business Days) after the SEC Clearance Date; and (y) subject to Section 5.04(d), solicit the Company Stockholder Approval. The Company shall, through the Company Board, (i) recommend to its stockholders that they give the Company Stockholder Approval (the “Company Recommendation”), (ii) include such recommendation in the Proxy Statement/Prospectus, in each case, except to the extent that the Company Board shall have made an Adverse Recommendation Change as permitted by Section 5.04(d)

and (iii) solicit and use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding the foregoing, if on a date preceding the date on which or the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that it will not have enough shares of the Company’s capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting for the purpose of obtaining sufficient proxies or constituting a quorum. In addition, the Company may postpone or adjourn the Company Stockholders Meeting (i) with the consent of Parent, (ii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined in good faith, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting or (iii) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval. Once the Company has established the record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law. In the event that the date of the Company Stockholders Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall use reasonable best efforts to implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Stockholders Meeting, as so adjourned, postponed or delayed, except as required by applicable Law. Unless this Agreement is validly terminated in accordance with Section 8.01, the Company shall submit the adoption of this Agreement and the approval of the Merger to its stockholder at the Company Stockholders Meeting, even if the Company Board (or a committee thereof) has effected an Adverse Recommendation Change. The Company shall, upon the reasonable request of Parent, provide the aggregate vote tally of the proxies received with respect to the Company Stockholder Approval. The Company shall, as promptly as reasonably practicable (and in no event later than the tenth (10th) Business Day following the date of this Agreement) conduct a “broker search” as contemplated by and in accordance with Rule 14a-13 promulgated under the Exchange Act with respect to the Company Stockholders Meeting (based on a record date that is twenty (20) Business Days following the date on which such broker search is commenced). If at any time the current record date for the Company Stockholders Meeting is not reasonably likely to satisfy the requirements of the Company’s organizational documents and applicable Law, the Company shall, in consultation with Parent, set a new record date and shall continue to comply with the “broker search” requirements of Rule 14a-13 promulgated under the Exchange Act with respect to any such new record date.
Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, the Company, its Subsidiaries, the Parent and its subsidiaries will afford to each other party and to its Representatives reasonable access, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, facilities, books, contracts, commitments, personnel (including outside accountants) and records (including Tax Returns) and, during such period, each party and its Subsidiaries shall furnish reasonably promptly to each other Party (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as another party may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company, any Company Subsidiary, the Parent or any Parent Subsidiary), including financial and operating data; provided, however, that the disclosing party shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the disclosing party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the disclosing party shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Law (provided that the disclosing party shall use its commercially reasonable efforts to provide such access or make such disclosure in a manner that does not violate Law). Notwithstanding anything contained herein to the contrary, the disclosing party shall not be required to provide any access or make any disclosure to another party pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality obligations previously agreed (the “Confidentiality Agreement”), and if this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with their respective terms prior to giving effect to the execution of this Agreement.
Section 6.03 Efforts to Consummate.
(a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub, shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective, as reasonably promptly as practicable, and at or prior to the End Date, the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions hereof (provided that in respect of Contracts in existence at the date of this Agreement between the Company or any of the Subsidiaries with any third Person, none of the parties hereto shall be required to make or agree to make any payment or accept any material conditions or obligations unless such payment, condition or obligation is contingent upon the consummation of the Merger).
(b) Each of the Company, Parent and Merger Sub shall, and shall cause their respective Subsidiaries, in connection with the actions referenced in Section 6.03(a), to (i) make as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as reasonably promptly as practicable all Permits, consents, approvals, clearances, waivers, orders, registrations, declarations, notices, filings or actions necessary or advisable to be obtained from any Governmental Entity or any other Person required to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the “Required Approvals”); and (ii) as reasonably promptly as practicable take all steps as may be necessary to obtain all such Required Approvals. In connection therewith, each of the Company, Parent and Merger Sub shall, and shall cause their respective Subsidiaries to (w) cooperate in all respects with each other, including promptly providing one another with any information that may be reasonably required in order to prepare and make such filings, applications, notices, petitions, filings, ruling requests or other documents or obtain such Required Approvals; (x) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to any Governmental Entity or any other Person; (y) consult with each other in advance of any meeting or conference with any Governmental Entity or any other Person, and to the extent permitted by such Governmental Entity or other Person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (z) permit the other party and/or its counsel to review in advance any proposed submission, filing or communication (and documents submitted therewith) intended to be given by it to any Governmental Entity or other Person.
(c) Neither Parent nor Merger Sub, nor the Company, shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected materially to increase the risk of not obtaining, or the risk of materially impeding or delaying the obtaining of, any Required Approvals with respect to the Merger or the other transactions contemplated by this Agreement.
(d) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Merger and the other transactions contemplated by this Agreement to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.03(d) shall not limit or otherwise affect the remedies available under this Agreement to Parent or the Company.

(e) Each party will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by the other to consummate the Merger to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of the Company or to effect the other purposes of this Agreement.
Section 6.04 Treatment of Company Stock Options.
(a) By virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time shall, as of the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be converted into an option (a “Parent Stock Option”) to acquire, on the same terms and conditions (including with respect to vesting, exercisability and the ability to pay the exercise price and satisfy applicable tax or other withholding obligations by reduction of the amount of shares otherwise deliverable) as were applicable to such Company Stock Option immediately prior to the Effective Time, the number of shares of Parent Common Stock (rounded, if necessary, down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option as of immediately prior to the Effective Time by the Merger Consideration, at an exercise price per share of Parent Common Stock (rounded, if necessary, up to the nearest whole cent) equal to the exercise price per share of Company Common Stock under such Company Stock Option divided by the Merger Consideration; provided, however, that the adjustments provided in this Section 6.04(a) with respect to any Company Stock Options, whether or not they are “incentive stock options” as defined in Section 422 of the Code, are intended to be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code and the respective regulations promulgated thereunder.
(b) Prior to the Effective Time, the Company Board (or the appropriate committee thereof) and the Parent Board (or the appropriate committee thereof) shall take such action and adopt such resolutions as are required to effectuate the treatment of the Company Stock Awards pursuant to the terms of this Section 6.04, including that (i) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to assume and continue the Company Stock Plans subject to any amendment or termination in accordance with the terms of the Company Stock Plans; (ii) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the exercise of a Parent Stock Option; and (iii) the Company Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to ensure that after the Effective Time, neither the Company nor any of its Subsidiaries will be required to deliver Company Common Stock or any other securities to any Person upon the exercise of Company Stock Options.
(c) As promptly as reasonably practicable following the Effective Time, Parent shall file a new or amended Form S-8 registration statement or a post-effective amendment to an existing Form S-8 registration statement (or any other appropriate form) with respect to the shares of Parent Common Stock available for grant and delivery under the Company Stock Plan or Parent Stock Plan from and after the Effective Time and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares of Parent Common Stock are available for grant and delivery under the Company Stock Plans.
(d) The provisions of this Section 6.04 are intended to be for the benefit of, and will be enforceable by, any holder of Company Stock Options or his or her heirs and his or her representatives.
Section 6.05 Indemnification, Exculpation and Insurance.
(a) For a period of six (6) years from and after the Effective Time, the Surviving Corporation shall (and the Parent will cause the Surviving Corporation to) either maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or the Company Subsidiaries or provide substitute policies for the Company and the Company Subsidiaries and its and their respective current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company or the Company Subsidiaries, in either case, with terms (including with respect to coverage, limits, conditions, retentions and amounts) that are substantially equivalent to and in any event not less favorable, in the aggregate, than those of the Company’s directors’ and officers’ liability insurance and fiduciary liability insurance coverage in effect on the date of this Agreement with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least the same or better rating as the Company’s current insurance carrier for such insurance policies), except that in no event shall the Surviving Corporation be required to pay with respect to such insurance policies annual premiums in excess of 300% of the annual premium most recently paid by the Company prior to the date of this Agreement, which amount is set forth in Section 6.05(a) of the Company Disclosure Letter (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.05(a) it shall (and the Parent will cause the Surviving Corporation to) obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, subject to Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), purchase “tail” directors’ and officers’ liability insurance and fiduciary liability insurance for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail insurance to provide limits not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, that, in no event shall the annual cost of any such tail insurance exceed the Maximum Amount; provided, further, that the Company’s procurement of such “tail” policy in accordance with this sentence shall be deemed to satisfy in full the Surviving Corporation’s obligations pursuant to this Section 6.05(a). The Surviving Corporation shall (and the Parent will cause the Surviving Corporation to) maintain such policies in full force and effect in accordance with the terms of this Agreement.
(b) For a period of six (6) years from and after the Effective Time (the “Indemnity Period”), Parent agrees that all rights to indemnification, reimbursement, advancement of legal fees and expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement and the Closing Date, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable). Parent shall cause the certificate of incorporation, bylaws or other organizational or governing documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are no less favorable to the current or former directors, officers or employees of the Company and the Company Subsidiaries than those set forth in the Company’s Certificate of Incorporation and Bylaws and the Company’s Subsidiaries’ equivalent organizational and governing documents as of the date of this Agreement, which provisions thereafter until the end of the Indemnity Period shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any current or former directors, officers or employees of the Company and the Company Subsidiaries. Without limiting the foregoing, during the Indemnity Period, the Surviving Corporation agrees that it will indemnify and hold harmless each individual who was prior to or is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries or who was prior to or is as of the Closing Date, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the Merger and the other transactions and actions contemplated by this Agreement)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director or officer of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law; provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. In the event of any such claim, action, suit or proceeding, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation within twenty (20) Business Days of receipt by the Surviving Corporation from the Company Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Corporation’s certificate of incorporation or bylaws (or comparable organizational documents) or any such indemnification agreement or similar agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such Person is not entitled to indemnification and (y) the Surviving Corporation and such Company Indemnified Party shall cooperate with each other in the defense of any such matter.
(c) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Law, this Section 6.05 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Company Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Company Indemnified Parties.
(d) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Corporation and the Company Subsidiaries under this Section 6.05.
(e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.05.
(f) The provisions of this Section 6.05 are intended to be for the benefit of, and will be enforceable by, any of the current or former directors or officers of the Company and the Company Subsidiaries, his or her heirs and his or her representatives.
Section 6.06 Transaction Litigation. From and after the date of this Agreement until the Effective Time, the Company shall (a) promptly notify Parent of any actions, suits, claims, litigations, investigations or proceedings commenced or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, Affiliates, directors or officers in connection with, arising from or otherwise relating to the Merger or the other transactions contemplated by this Agreement, (b) keep Parent reasonably informed with respect to the status thereof and (c) give Parent the opportunity to consult with the Company and participate in the defense or settlement of any stockholder litigation against the Company, any Company Subsidiary and/or their respective directors or officers. None of the Company, any Company Subsidiary or any Representative of the Company shall compromise, settle, offer to compromise or settle or come to an arrangement regarding any such stockholder litigation, in each case unless Parent shall have consented in writing, which consent will not be unreasonably withheld.
Section 6.07 Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each shall take all such steps as may be required to cause any dispositions or deemed dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.08 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with Section 5.04 or any dispute between the parties regarding this Agreement or the Merger or the other transactions contemplated by this Agreement, Parent and the Company shall provide an opportunity for the other party to review and comment upon any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement, and shall not, and shall cause their respective Affiliates not to, issue any such press release or make any such public statement prior to providing such opportunity to review and comment, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the Merger and the other transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Nothing in this Section 6.08 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the Merger and the other transactions contemplated by this Agreement.
Section 6.09 Employment and Company Benefits.
(a) Parent hereby agrees that, for a period of at least six (6) months following the Effective Time (or, if earlier, the date of termination of the applicable Continuing Employee), it shall, or it shall cause the Surviving Corporation to, provide each employee of the Company or any of its Subsidiaries who continues as of the Effective Time to be employed by Parent, the Surviving Corporation or any Subsidiary of Parent (each, a “Continuing Employee”) with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (other than severance and equity compensation and other long-term incentives) that were provided to such Continuing Employee immediately prior to the Effective Time.
(b) For purposes of eligibility, vesting and benefit accruals (with respect to benefit accruals, solely for the purposes of determining accrual of vacation, paid time off, and severance benefits), under the Parent Benefit Plans providing benefits to any Continuing Employee following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause service rendered by each Continuing Employee to the Company prior to the Effective Time to be credited for such purposes to the same extent as such Continuing Employee was entitled, prior to the Effective Time, to credit for such service under any similar Company Benefit Plan; provided, however, that in no event shall Continuing Employees be entitled to service credit to the extent such service credit would result in a duplication of benefits for the same period of service.
(c) Parent shall (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans to the extent coverage under such Parent Benefit Plan replaces coverage under a comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time; and (ii) for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee from and after the Effective Time, (A) cause all pre-existing condition limitations, exclusions, waiting periods and actively at work requirements of such Parent Benefit Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such pre-existing condition limitations, exclusions, waiting periods or actively at work requirements were waived or satisfied under the comparable Company Benefit Plan and (B) recognize, or cause to be recognized, any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out of pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Benefit Plan.
(d) The parties hereto acknowledge and agree that all provisions contained in this Section 6.09 are included for the sole benefit of the parties hereto, and that nothing in this Section 6.09, whether express or implied, (i) shall create any third party beneficiary or other rights (A) in any other Person, including any employees or former employees of the Company or any Affiliate of the Company, any Continuing Employee, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates (including, following the Effective Time, the Surviving Corporation), (ii) shall be treated as an amendment or other modification of any Company Benefit Plan or Parent Benefit Plan, or (iii) shall limit the right of Parent or its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend, terminate or otherwise modify any Company Benefit Plan or Parent Benefit Plan in accordance with its terms.

Section 6.10 Merger Sub; Parent Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Subsidiaries of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.
Section 6.11 Exchange Listing. Prior to the Effective Time, the parties shall take all actions and do all things reasonably necessary to cause the shares of Parent Common Stock to be approved for listing on The NASDAQ Capital Market, subject to official notice of issuance.
Section 6.12 Company Preferred Stock. The Company shall use reasonable best efforts to cause all outstanding shares of the Company Preferred Stock to be converted into shares Company Common Stock pursuant to the Company Preferred Stock Conversion Agreement in accordance with its terms. The Company shall pay all reasonable fees and other costs paid to the holders of all such shares of Company Preferred Stock for the conversion of all such shares. Without the prior written consent of Parent, the Company shall not terminate or amend or modify the Company Preferred Stock Conversion Agreement or waive any right, remedy or default under, or release, settle or compromise any claim by or against the Company or any of its Subsidiaries or liability or obligation owing to the Company or any of its Subsidiaries under, the Company Preferred Stock Conversion Agreement.
Section 6.13 RC Convertible Notes. The Company shall use reasonable best efforts to cause all outstanding Indebtedness of the Company and its Subsidiaries under the RC Convertible Notes, together with any accrued and unpaid interest thereon and all fees and other obligations owing in connection with the RC Convertible Notes (including any prepayment premiums, penalties, breakage costs, termination payments and similar obligations) to be converted into Company Common Stock pursuant to the RC Convertible Notes Conversion Agreement in accordance with its terms. The Company shall pay all reasonable fees and other costs paid to the holders of all such RC Convertible Notes for the conversion of all such RC Convertible Notes. Without the prior written consent of Parent, the Company shall not terminate or amend or modify the RC Convertible Notes Conversion Agreement or waive any right, remedy or default under, or release, settle or compromise any claim by or against the Company or any of its Subsidiaries or liability or obligation owing to the Company or any of its Subsidiaries under, the RC Convertible Notes Conversion Agreement.
Section 6.14 Tax Matters. Each of Parent and the Company (i) shall use its reasonable best efforts to cause the Parent Reorganization and the Merger to together qualify, and shall not take or knowingly fail to take (and shall cause all Subsidiaries or Affiliates of such party not to take or knowingly fail to take) any action that could reasonably be expected to prevent or impede the Parent Reorganization and the Merger from together qualifying, as a transaction described in Section 351(a) of the Code and (ii) shall use its reasonable best efforts to cause the Merger to qualify, and shall not take or knowingly fail to take (and shall cause any Subsidiaries or Affiliates of such party not to take or knowingly fail to take) any action that could reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code.
Section 6.15 MOR Offering Cooperation. From the date hereof and up to the Effective Time, the Company shall, and shall cause each of its Affiliates and its and their Representatives to, provide, in each case in a timely manner, such cooperation and assistance to Parent as may be requested by Parent in connection with the MOR Offering, including, (i) assisting with due diligence activities of any prospective investor in the MOR Offering relating to the Company and any of its Subsidiaries; (ii) furnishing, as promptly as reasonably practicable, such historical financial and other information (including such information that is reasonably necessary for Parent’s preparation of pro forma financial statements) regarding the Company and its Subsidiaries as may be requested by Parent or any prospective investor in connection with the MOR Offering; (iii) causing management of the Company and its Subsidiaries to participate in meetings, presentations, road shows and due diligence sessions involving prospective investor in the MOR Offering; (iv) assisting with the preparation of any offering documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, investor presentations, road show materials and presentations, and similar documents and materials, in connection with the MOR Offering, including furnishing records, data or other information necessary to support any statistical information or claims relating to the Company or the Company Subsidiaries appearing in the aforementioned materials (collectively, the “MOR Offering Materials”); (v) promptly, and in any event no later than three (3) Business Days prior to Closing, provide all documentation and other information required under applicable “know-your-customer” and anti-money laundering rules and regulations relating to the Company or any of the Company Subsidiaries; and (vi) preparing, executing and delivering such certificates, documents and financial and other information as may be requested by Parent and any prospective investor in the MOR Offering, including customary comfort letters from the Company’s independent accountants. The Company hereby consents to the use of its and the Company Subsidiaries’ names and logos in connection with the MOR Offering; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries. At the request of Parent in connection with the MOR Offering, the Company shall use commercially reasonable efforts to file a Form 8-K with the SEC disclosing information identified by Parent relating to the Company and its Subsidiaries for purposes of permitting such information to be included in the MOR Offering Materials to be provided to potential investors who do not wish to receive material nonpublic information with respect to any of Parent, the Company, any of their respective Subsidiaries or any of their respective securities; provided that in no event shall the Company be required to file a Form 8-K with the SEC to the extent that the Company reasonably objects to such disclosure (including as a result of a determination by the Company that making such disclosure would be detrimental to the business or operations of the Company or any of its Subsidiaries). None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries specifically for inclusion or incorporation by reference in the MOR Offering Materials will, at the time any of such MOR Offering Materials are provided to prospective investors in the MOR Offering, or at the time of any amendment or supplement to any of the MOR Offering Materials, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
Section 6.16 PPP Loan Forgiveness.
(a) As soon as practicable following the date hereof, but in any event no later than twenty (20) Business Days after the Company becomes aware of the opening of the PPP Lender’s portal for loan forgiveness purposes, the Company shall cause the PPP Borrower to file with the PPP Lender a PPP Loan Forgiveness Application and request that the PPP Lender submit such application as practicable to the U.S. Small Business Administration (the “SBA”). The Company will provide, and will cause the PPP Borrower to provide, Parent with the opportunity to review and comment on the PPP Loan Forgiveness Application prior to it being filed with the PPP Lender and will consider in good faith all comments proposed by Parent.
(b) From the date hereof until the earlier of (x) the termination of this Agreement and (y) the Closing Date, the Company shall not use any portion of the PPP Loan for any purpose or take any action (including any salary or wage reductions or employee terminations) that would render any portion of the PPP Loan ineligible for forgiveness under the Paycheck Protection Program under the CARES Act.
(c) The Company shall provide the Parent with prompt written notice of any notice received by it from any Governmental Entity of any pending or threatened audit, investigation, inquiry, request for information, or other administrative or judicial proceeding relating to the CARES Act, including the PPP Loan (a “PPP Loan Audit”).
(d) From the date hereof until the earlier of the termination of this Agreement and the Closing, the Company shall, and shall cause the PPP Borrower to, defend against and/or cooperate with, as determined by the Company in its reasonable judgment after consultation in good faith with Parent, any PPP Loan Audit.
(e) Promptly following the date hereof (but in any event prior to the Closing), the Company shall, and shall cause the PPP Borrower to use its best efforts to obtain the consent of the PPP Lender and SBA, in each case, to the extent required under the PPP Loan, CARES Act or applicable guidance from the SBA, in connection with the transactions contemplated by this Agreement, and the Company shall, and shall cause the PPP Borrower to, coordinate and cooperate with Parent in connection with any such consents required in connection with the transactions contemplated by this Agreement. At any time prior to the Closing, with Parent’s prior written consent, the PPP Borrower may pay and satisfy any and all amounts due and outstanding under the PPP Loan and terminate and/or withdraw the PPP Loan Forgiveness Application. In the event that, as of the date that is five (5) Business Days prior to the End Date, the PPP Loan has not been forgiven or satisfied and, to the extent required under the PPP Loan, CARES Act or applicable guidance from the SBA, consent of the PPP Lender and SBA has not been obtained, Parent may require the Company to cause the PPP Borrower to pay and satisfy any and all amounts due and outstanding under the PPP Loan and terminate and/or withdraw the PPP Loan Forgiveness Application.
Section 6.17 Divestiture of Guarding Business. The Company shall, and shall cause the Company Subsidiaries to, as promptly as possible following the date of this Agreement, completely divest the Guarding Business either (i) to the Guarding Business Buyer in accordance with the Guarding Business Purchase Agreement or (ii) without the incurrence of expenses in excess of $65,000, without the incurrence of any other liabilities or obligations on the part of the Company or any Company Subsidiary, and in compliance with all applicable Laws. The Company shall (x) keep Parent reasonably informed with respect to the status of its obligations under this Section 6.17 and (y) give Parent the opportunity to consult with the Company with respect to the Guarding Business and the divestiture thereof and shall consider in good faith all directions, recommendations and comments proposed by Parent.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by Law) by the Company and Parent at or prior to the Effective Time of the following conditions:
(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) Form S-4; Blue Sky Laws. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and be in effect and no proceedings for that purpose shall have been initiated and be pending. Parent shall have received all state securities or “blue sky” Permits and other authorizations necessary to issue the Parent Common Stock pursuant to this Agreement after the Merger.
(c) Exchange Listing. The shares of Parent Common Stock shall have been approved for listing on The NASDAQ Capital Market, subject to official notice of issuance.
(d) Parent Reorganization. The Parent Reorganization shall have been completed and be effective.
(e) No Legal Restraints. No applicable Law and no Order, preliminary, temporary or permanent, or other legal restraint or prohibition and no action, proceeding, binding order, decree or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, enjoins, makes illegal or prohibits the consummation of the Merger and the other transactions contemplated by this Agreement.
(f) Bringdown Certificates. The Parent Bringdown Certificate and the Company Bringdown Certificate shall not reflect a Parent Material Adverse Effect or Company Material Adverse Effect, as applicable.
Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05(a)(i), the first sentence of Section 3.07, Section 3.08 and Section 3.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (ii) the representations and warranties of Parent and Merger Sub contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.05(a)(i), the first sentence of Section 3.07, Section 3.08 and Section 3.20 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects each obligation required to be performed by them under this Agreement at or prior to the Closing Date.
(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.
(d) Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.
(e) MOR Offering. The MOR Offering shall have closed.
Section 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05(a)(i), the first sentence of Section 4.07, Section 4.08, Section 4.17 and Section 4.21) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect set forth therein) at and as of the date of this Agreement and the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05(a)(i), the first sentence of Section 4.07, Section 4.08, Section 4.17 and Section 4.21 shall be true and correct in all respects at and as of the date of this Agreement and the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Performance of Obligations of the Company. The Company shall have performed in all material respects each obligation required to be performed by it under this Agreement at or prior to the Closing Date.
(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
(d) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c) have been satisfied.
(e) MOR Offering. The MOR Offering shall have closed.
(f) Required Approvals. Other than the filing of the Certificate of Merger and the Company Stockholders’ Approval, all Required Approvals required of Parent, the Company or any of their respective Subsidiaries to consummate the Merger and the transactions contemplated hereby, including those set forth in Section 7.03(f) of the Company Disclosure Letter, shall have been made or obtained, all in form and substance reasonably satisfactory to Parent.
(g) Dissenter’s Rights. Holders of no more than five percent (5%) of the outstanding shares of Company Common Stock (calculated on an as-converted to Company Common Stock basis) shall have exercised, or remain entitled to exercise, statutory rights to appraisal or dissenters rights pursuant to the DGCL with respect to such shares of Company Capital Stock.
(h) Repayment of Indebtedness. The Company shall have delivered to Parent written evidence reasonably satisfactory to Parent (i) that it or the applicable Company Subsidiary has provided a notice of repayment to each of the holders of the RD Convertible Notes and the Company Convertible Debenture and the lender under the Company Factoring Agreement; (ii) all outstanding Indebtedness of the Company and its Subsidiaries under the Company Factoring Agreement and the Company Convertible Debenture, in each case, together with any accrued and unpaid interest thereon and all fees and other obligations owing in connection with the Company Factoring Agreement and the Company Convertible Debenture (including any prepayment premiums, penalties, breakage costs, termination payments and similar obligations) have been satisfied in full; (iii) the Company Convertible Debenture is no longer outstanding; (iv) the Company Factoring Agreement has been terminated; and (v) all Liens in connection with Company Factoring Agreement and Company Convertible Debenture have been released.
(i) Conversion of Company Preferred Stock. The Company shall have delivered to Parent written evidence reasonably satisfactory to Parent that all outstanding shares of Company Preferred Stock have been converted into shares of Company Common Stock pursuant to the Company Preferred Stock Conversion Agreement in accordance with its terms and that all of the shares of Company Preferred Stock have been cancelled.
(j) Conversion of RC Convertible Notes. The Company shall have delivered to Parent written evidence reasonably satisfactory to Parent that all outstanding Indebtedness of the Company and its Subsidiaries under the RC Convertible Notes has been converted into shares of Company Common Stock pursuant to the Company Convertible Note Conversion Agreement in accordance with its terms and that all of the RC Convertible Notes have been cancelled.
(k) Termination of Certain Agreements. The Company shall have delivered to Parent written evidence reasonably satisfactory to Parent that the Agreements set forth on Schedule 7.03(k) have been terminated without any recourse to the Company, any Company Subsidiary, Parent, MOR or any Parent Subsidiary.
(l) Resignation of Officers and Directors. The directors and officers of the Company and its Subsidiaries in office immediately prior to the Effective Time will have resigned as directors and officers of the Company and its Subsidiaries in writing as of the Effective Time.
(m) Divestiture of Guarding Services Business. The Company and the Company Subsidiaries shall have satisfied their obligations under Section 6.17.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (except with respect to Section 8.01(d) and Section 8.01(f), whether before or after receipt of the Company Stockholder Approval):
(a) by mutual written consent of the Company and Parent;
(b) by either the Company or Parent:
(i) if the Merger is not consummated on or before February 26, 2021 (the “End Date”); provided, that, the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to a party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (1) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger prior to the End Date or (2) the failure of the Closing to occur by the End Date;
(ii) if the condition set forth in Section 7.01(e) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, that, the terminating party shall have complied with its obligations pursuant to Section 6.03;
(iii) if the Company Stockholder Approval shall not have been obtained at a duly convened Company Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken on the Merger; or
(iv) if all of the conditions to Closing set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived (other than (x) those conditions that by their nature are to be satisfied (or waived) at the Closing, which conditions would be reasonably capable of being satisfied at such time and (y) the conditions set forth in Section 7.02(e) and Section 7.03(e)) and Parent is unable to satisfy its obligation to effect the Closing at such time because of a MOR Offering Failure.

(c) by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured within thirty (30) days after written notice by the Company to Parent informing Parent of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;
(d) by the Company prior to the receipt of the Company Stockholder Approval in order to enter into a definitive written agreement providing for a Superior Proposal in compliance with Section 5.04(d) if the Company has complied in all material respects with Section 5.04 with respect to such Superior Proposal; provided, that, the Company pays the Company Termination Fee prior to or simultaneously with such termination and enters into such definitive written agreement for such Superior Proposal simultaneously with such termination of this Agreement;
(e) by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true has not been cured within thirty (30) days after written notice by Parent to the Company informing the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent is then in breach of this Agreement in any material respect;
(f) by Parent, prior to the Company Stockholders Meeting or, if such meeting is adjourned, the reconvening of such meeting, in the event that an Adverse Recommendation Change shall have occurred;
(g) by Parent, if the Company shall have materially breached its obligations under Section 5.04;
(h) by Parent, if the condition set forth under Section 7.03(m) has not been satisfied at least fifteen (15) Business Days prior to the End Date; or
(i) by Parent, if The Nasdaq Stock Market, LLC informs Parent that the shares of Parent Common Stock are not, or will not be, approved for listing on The NASDAQ Capital Market, whether or not such decision is subject to appeal.
Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, written notice thereof shall be given to the other party or parties specifying the provisions of Section 8.01 pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 6.02, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that, except as provided in Section 8.03, no such termination shall relieve any party to this Agreement from any liability or damages for any willful breach of this Agreement (it being acknowledged and agreed by the parties hereto that the failure to close the Merger by any party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be a willful breach of this Agreement). For purposes of this Agreement, “willful breach” means a breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or omission undertaken by the breaching or non-performing party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger and the other transactions contemplated by this Agreement after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be reasonably capable of being satisfied at such time) shall constitute a willful breach of this Agreement.

Section 8.03 Fees and Expenses.
(a) Except as specifically provided for in this Agreement, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.
(b) The Company shall pay to Parent an amount equal to the greater of (i) $1,365,000 and (ii) the aggregate amount of all costs, fees and expenses incurred by Parent, MOR or any of the Parent Subsidiaries, or for which such any such Person is liable, in connection with the negotiation, preparation and execution of this Agreement, the Form S-4, the Proxy Statement/Prospectus, the MOR Offering Materials or any other document or instrument to be delivered in connection with the transactions contemplated by this Agreement and the consummation of the Merger, the MOR Offering, and the other transactions contemplated by this Agreement, including brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by such Person (collectively, “Parent Expenses”) (such greater amount is referred to herein as the “Company Termination Fee”) if:
(i) the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f) or Section 8.01(g); or
(ii) (A) after the date of this Agreement, an Alternative Proposal shall have been made, disclosed, announced, commenced, submitted or made known to the Company, or shall have been made, disclosed or announced directly to the Company’s stockholders generally by a third party; (B) thereafter this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iii) or Section 8.01(e); and (C) within twelve (12) months of such termination, the Company enters into a definitive Contract with respect to an Alternative Proposal; provided, however, that for purposes of this Section 8.03(b)(ii), the references to 20% in the definition of “Alternative Proposal” shall be deemed to be references to 50%. Any Company Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or simultaneously with such termination, in the case of termination pursuant to Section 8.01(d)) and (y) in the case of clause (ii) above, on the date the definitive Contract referred to in clause (ii)(C) above is entered into. The Company acknowledges and agrees that the agreements contained in this Section 8.03(b) are an integral part of the Merger and the other transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Company Termination Fee, as liquidated damages and not as a penalty, shall be the sole and exclusive remedy available to Parent, Merger Sub and their respective Affiliates with respect to this Agreement and the Merger and the other transactions contemplated by this Agreement in the event any such payment becomes due and payable, and, upon payment of the Company Termination Fee, the Company (and the Company’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to Parent, Merger Sub and their respective Affiliates under this Agreement. In no event shall the Company be obligated to pay the Company Termination Fee on more than one occasion.
(c) In the event this Agreement is terminated by Parent pursuant to Section 8.01(h), the Company shall reimburse Parent, MOR and the Parent Subsidiaries for all of their respective Parent Expenses (the “Parent Expense Reimbursement Amount” ). The Parent Expense Reimbursement Amount shall be paid by wire transfer of same-day funds promptly (but in any event within five (5) Business Days) after the termination of this Agreement.
(d) In the event this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iv), Parent shall promptly pay or cause to be paid to the Company an amount equal to $500,000 (the “Reverse Termination Fee”). The Reverse Termination Fee shall be paid by wire transfer of same-day funds promptly (but in any event within five (5) Business Days) after the termination of this Agreement. Parent acknowledges and agrees that the agreements contained in this Section 8.03(d) are an integral part of the Merger and the other transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Reverse Termination Fee, as liquidated damages and not as a penalty, shall be the sole and exclusive remedy available to the Company and its

Affiliates with respect to this Agreement and the Merger and the other transactions contemplated by this Agreement in the event any such payment becomes due and payable, and, upon payment of the Reverse Termination Fee, none of Parent, MOR nor any of their respective Affiliates and nor any of Parent’s, MOR’s or their respective Affiliates’ respective directors, officers, employees, stockholders or Representatives) shall have no further liability to the Company and its Affiliates under this Agreement. In no event shall Parent be obligated to pay the Reverse Termination Fee on more than one occasion. MOR hereby unconditionally guarantees the obligations of Parent contained in this Section 8.03(d).
(e) If a party fails to timely pay any amount due under this Section 8.03, such party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.
Section 8.04 Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the Company’s stockholders without the further approval of such stockholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the Company’s stockholders unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either Parent, the Company or any of their Affiliates.
Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the Company’s stockholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE IX
GENERAL PROVISIONS
Section 9.01 Nonsurvival of Representations, Warranties and Covenants. The representations, warranties, covenants or agreements of any of the parties in this Agreement and in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time, except that any covenants or agreements that by their terms survive or contemplate performance after the Effective Time shall survive the Effective Time in accordance with their respective terms.
Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by facsimile or electronic mail (provided, however, that notice given by facsimile or email shall not be effective unless either (i) a duplicate copy of such facsimile or email notice is promptly given by one of the other methods described in this Section 9.02 or (ii) the delivering party receives confirmation of receipt of such notice either by facsimile or email or any other method described in this Section 9.02); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices under this Agreement shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a) if to the Company, to:
Helix Technologies, Inc.
5300 DTC Parkway, Suite 300
Greenwood Village, CO 80111
Attn: Scott Ogur, CFO
Email: sogur@helixtechnologies.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
4140 Parklake Avenue, Suite 200
Raleigh, NC 27612
Attn: W. David Mannheim
Facsimile: 919-329-3799
Email: david.mannheim@nelsonmullins.com
(b) if to Parent, Merger Sub or MOR, to:
c/o Medical Outcomes Research Analytics, LLC
41 University Drive, Suite 405
Newtown, PA 18940
Attn: Max Wygod
Facsimile: 646-912-9946
Email: mwygod@coranalytics.org

with a copy (which shall not constitute notice) to:

Duane Morris LLP
30 S 17th Street
Philadelphia, PA 19103
Attn: Darrick M. Mix; Peter D. Visalli
Facsimile: 215-405-2906; 856-874-4663
Email: DMix@duanemorris.com; PVisalli@duanemorris.com
Section 9.03 Definitions. For purposes of this Agreement:
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.
“Business Systems” means, with respect to a Person, all Software, information technology and computer systems (including the computers, computer software, databases, firmware, middleware, servers, workstations, routers, hubs, switches, interfaces, data communications lines, websites, applications and all other information technology equipment and software, and all associated documentation) used by or on behalf of such Person.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Company Benefit Plan” means any plan, program, arrangement or agreement (including collective bargaining agreements, employment agreements, and independent contractor agreements) whether written or unwritten, that provides or offers pension, 401(k), or other retirement benefits; bonus; commission; deferred compensation; incentive compensation; equity; severance or termination pay; change-in-control payments; retention payments; vacation, sick leave, or other paid time off; hospitalization or other health and welfare benefits (including, but not limited to medical, dental, vision, life, disability insurance); Code Section 125 “cafeteria” or “flexible” benefit features; or fringe benefits (i) which is sponsored or maintained by the Company or any of its Subsidiaries for the benefit of any current or former employees, directors, or individual independent contractors of the Company or any Company Subsidiary or (ii) with respect to which the Company or any Company Subsidiary has any actual or potential material liability.
“Company Convertible Debenture” means that certain Senior Secured Convertible Debenture, originally by and between Quinsam Capital Corporation and Green Tree International, Inc., dated July 25, 2018, as amended by Amendment No. 1 thereto dated July 19, 2019.

“Company Convertible Notes” means, collectively, the RC Convertible Notes and RD Convertible Notes.
“Company Factoring Agreement” means that certain Agreement for the Purchase and Sale of Future Receipts dated as of February 7, 2020, by and among the Company, Bio-Tech Medical Software, Inc. and Advantage Platform Services Inc., as amended.
“Company IP” shall mean any Intellectual Property Right used or held for use in the business as currently conducted by the Company and its Subsidiaries
“Company Material Adverse Effect” means any fact, circumstance, occurrence, effect, event or development or change that, individually or in the aggregate, (A) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) prevents or materially impairs, interferes with, or hinders or delays the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that, solely with respect to clause (A) of the foregoing, any fact, circumstance, occurrence, effect, change, event or development arising from or related to the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (except, in the case of clauses (i), (ii), (iii), (iv) or (v) below, to the extent disproportionately affecting the Company and its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (i) change, event or development arising from or related to conditions affecting the U.S. economy, the financial, credit, banking or securities markets in the U.S. (including any decline in the price of any security or any market index) or any change in prevailing interest rates, political conditions or the markets in which such Person operates; (ii) acts of war, sabotage, terrorism, military actions or the escalation thereof; (iii) provided that this clause (iii) shall not apply to Section 4.07 and Section 7.03, natural disasters, acts of God, epidemics or pandemics occurring after the date of this Agreement; (iv) changes required by GAAP or other accounting standards (or interpretations thereof); (v) changes in any Laws (or interpretations thereof); (vi) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (vii) stockholder litigation arising from or relating to this Agreement, the Merger or any strategic alternatives considered by the Company; or (viii) any action required to be taken by the express terms of this Agreement, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
“Company Permitted Liens” means, collectively, (i) suppliers’, mechanics’, cashiers’, workers’, carriers’, workmen’s, legal hypothecs’, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business, provided that the amounts giving rise to such Liens are not due and payable or are being contested in good faith by appropriate legal proceedings; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves under GAAP have been established on the Company’s consolidated balance sheet as of June 30, 2020; (iii) Liens imposed or promulgated by Law or any Governmental Entity, including requirements and restrictions of zoning, permit, license, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities; (iv) licenses or other grants of rights in Intellectual Property Rights; (v) statutory or other Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business to secure (A) payments of worker’s compensation, unemployment insurance or other types of social security benefits or (B) the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business in connection with any purchase money security interests, mortgage debt, the Company Factoring Agreement, equipment leases, similar financing arrangements or other Indebtedness described in Schedule B.1 of the Company Disclosure Letter with respect to Company property; (x) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Entity or any similar authority including those reserved to or vested in any Governmental Entity; (xi) the rights of first offer or refusal, rights to purchase, and similar rights and options described in Schedule B.2 of the Company Disclosure Letter with respect to Company property; (xii) liens described in, set forth in or created by any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, or Company Real Property Leases; (xiii) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Company Leased Real Property; and (xiv) Liens created by Parent, Merger Sub or any of their respective Affiliates.
“Company Stock Award” means any equity or equity-based award (including Company Stock Options) granted pursuant to the Company Stock Plans or otherwise.
“Company Stock Plans” means, collectively, the Helix TCS, Inc. 2017 Omnibus Stock Incentive Plan, as amended and the Bio-Tech Medical Software, Inc. 2014 Stock Incentive Plan, as amended.
“Company Subsidiary” means any Subsidiary of the Company.
“Contract” means any written or oral contract, lease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise, obligation, commitment, arrangement or other instrument (in each case, to the extent legally binding on the parties thereto).
“Data Protection and Security Requirements” means (i) all Laws relating to the Processing of Personal Data, data privacy, data or cyber security, breach notification, or data localization, including the Federal Trade Commission Act, the California Consumer Privacy Act (CCPA), HIPAA and the GDPR; (ii) all regulatory and self-regulatory guidelines and published interpretations by Governmental Entities of such Laws; (iii) industry standards applicable to the industry in which the Company or any of its Subsidiaries operates; (iv) all provisions of Contracts to which the Company or any Company Subsidiary is a party or by which the Company is bound that relate to the Processing of Personal Data; and (v) all policies and notices of the Company or any Company Subsidiary relating to the Processing of Personal Data.
“Data Protection Authority” means each Governmental Entity charged with supervising and enforcing compliance with Data Protection and Security Requirements.
“Data Source” means a set of data collected, held, used, recorded, stored, transmitted or retrieved, in electronic or paper form, in the conduct of the Company’s or any Company Subsidiary’s business. The term “Data Source” includes all documentation, written narratives and flow diagrams of all procedures used in connection with the collection, processing, projection and distribution of data contained in Data Sources.
“Delaware Secretary” means the Secretary of State of the State of Delaware.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Family Member” means, with respect to any Person, (i) any child, stepchild, grandchild or more remote issue, parent, stepparent, grandparent, spouse, domestic partner, sibling, child of sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, cousin and adoptive relationships (each, a “relative”) or estate of such relative or (ii) any foundation, trust, family limited partnership, family limited liability company or other entity created and used for estate planning purposes, so long as any such foundation, trust, family limited partnership, family limited liability company or other entity is controlled by, for the benefit of, or owned by such natural person or one or more Persons described in clause (i).
“Form S-4” means the registration statement on Form S-4, or, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the Securities Act with respect to the shares of Parent Common Stock to be issued to the stockholders of the Company in connection with the transactions contemplated by this Agreement.

“GDPR” means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data.
“Governmental Entity” means any federal, national, state, provincial or local, whether transnational, domestic, foreign or supranational, government or any court of competent jurisdiction, administrative agency, applicable self-regulatory organization, tribunal or commission or other governmental or regulatory authority, department, agency or instrumentality, including any political subdivision thereof, whether transnational, domestic, foreign or supranational.
“Group” shall have the meaning ascribed to such term in Section 13(d) under the Exchange Act.
“Guarding Business” means any security guarding and/or protective guarding business or services currently or previously operated or provided by the Company or any Company Subsidiary (whether such business or services were operated or provided on a pass-through basis or otherwise), including the rendering of services related to armed and unarmed guarding activities, non-electronic and non-digital building fortification, security best practices training and consulting, executive protection and security patrol services.
“Guarding Business Buyer” means Invicta Security CA Corporation, a Delaware corporation.
“Guarding Business Purchase Agreement” means that certain Asset Purchase Agreement, dated as of July 31, 2020, by and among the Company, the Guarding Business Buyer and the other parties thereto.
“Hazardous Material” shall mean any substance or material listed, defined, classified or regulated as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, or residual waste under any applicable Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials.
“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and their implementing regulations, including but not limited to, the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Parts 160 and 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 164, Subpart D.
“Indebtedness” means, with respect to any Person, without duplication, all (i) obligations for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) obligations, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances (to the extent drawn), sureties, performance bonds, guaranties, endorsements and other similar obligations, whether secured or not, in respect of the obligations of other Persons, (iv) obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP, (v) the deferred purchase price of property or services (including in respect of “earn out” obligations) assuming the maximum amount that is due in respect thereof, (vi) all liabilities relating to interest rate protection, swap agreements and collar agreements; and (vii) any guaranty by such Person of any indebtedness of any other Person of a type described in clauses (i) through (vi) above. For purposes of calculating Indebtedness, (a) all interest, prepayment penalties, premiums, fees and expenses (if any) and other amounts which would be payable if Indebtedness were paid in full at the Closing shall be treated as Indebtedness and (b) all PIK instruments (including all interest, prepayment penalties, premiums, fees and expenses relating thereto) shall constitute “Indebtedness”.
“Intellectual Property Rights” shall mean all intellectual property and industrial property rights, interests, assets, and protections in any jurisdiction throughout the world, whether registered or unregistered, including all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar indicators of source, sponsorship, association, or origin, together with the goodwill connected with the use thereof and symbolized thereby, and all registrations, applications, and renewals for any of the foregoing, (ii) domain names, whether or not trademarks, registered by any authorized private registrar or Governmental Entity, uniform resource identifiers, web addresses, web pages, websites and related content, accounts with social media companies and other online service providers and the user names and content found thereon and related thereto, (iii) issued patents and pending patent applications, patent disclosures, and any other indicia of invention ownership (including inventor’s certificates and patent utility models), any and all provisionals, divisionals, continuations, continuations in part, reissues, reexaminations, renewals, substitutions, and extensions thereof, and any counterparts claiming priority therefrom, (iv) works of authorship, expressions, mask works, designs and design registrations, whether or not copyrightable, including all copyrights, author, performer, attribution, moral, and neighboring rights, and all registrations, applications for registration, and renewals for any of the foregoing, (v) inventions, discoveries, ideas, trade secrets, improvements, business and technical information, technology, methods, processes, techniques, formulae, models, methodologies, know-how, and other proprietary and confidential information, and all rights therein, (vi) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, (vii) rights arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity, (viii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (ix) rights to apply for, prosecute, perfect or obtain any of the foregoing through administrative prosecution, registration, recordation, or other proceeding, including all registrations, renewals, extensions, combinations, divisions, continuations, continuations in part, reexamination certificates, or reissues of, and applications for, any of the foregoing, and all causes of action and rights to sue, recover and retain damages, or seek and obtain other remedies arising from or relating to any of the foregoing, including for any past, present or future infringement, misuse, misappropriation, dilution or violation anywhere in the world.
“Key Employee” means, with respect to (i) Parent, each individual set forth in Section 1 of Annex A of the Parent Disclosure Letter, and (ii) the Company, each individual set forth on Schedule A of the Company Disclosure Letter.
“Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of the executive officers of the Company set forth in Schedule A of the Company Disclosure Letter, after reasonable inquiry of the employees, consultants or independent contractors of the applicable Person with the administrative or operational responsibility for such matter in question, and, in the case of Parent and Merger Sub, the actual knowledge of the executive officers of Parent set forth in Schedule A of the Parent Disclosure Letter, after reasonable inquiry of the employees, consultants or independent contractors of the applicable Person with the administrative or operational responsibility for such matter in question.
“Law” means any transnational, domestic or foreign federal, provincial, state or local law, statute, treaty, convention, code, ordinance, rule, regulation (including of self-regulatory organizations), interpretations, resolutions, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity
“Liens” means all pledges, liens, easements, rights-of-way, encroachments, restrictions, charges, mortgages, encumbrances, security interests, adverse claims of any kind, options, right of first refusal, right of way, servitudes, hypothecs or similar encumbrance.
“Merger Sub Board” means the Board of Directors of Merger Sub.
“Misconduct Claim” means, without limitation: (i) unlawful harassment and/or discrimination, or any other unlawful act of a similar nature; (ii) if made to an employee, independent contractor or customer who has not invited such conduct; and (iii) any unlawful retaliatory act for refusing or opposing any of the foregoing.
“MOR Offering” means a private offering by MOR of equity interests or other securities of MOR on terms and conditions reasonably acceptable to MOR in its sole discretion, resulting in net proceeds to MOR (after deducting applicable fees, expenses, charges and discounts) in the aggregate amount of at least $11,000,000.
“MOR Offering Failure” means (i) a determination by MOR that the MOR Offering will not be completed prior to the Closing, or (ii) the MOR Offering has not been completed as of the day immediately prior to the End Date.
“Off-the-Shelf Software” means any commercial Software that the Company or a Subsidiary licenses for use in the business of the Company and its Subsidiaries, in any individual case, under a license with a maximum payment obligation on the part of the Company or Subsidiary of less than ten thousand dollars ($10,000).

“Open Source Technology” means any Software or other Intellectual Property Rights that are distributed as or that contain, or are derived in any manner (in whole or in part) from, any Software or other Intellectual Property Rights that are distributed as free software, open source or similar licensing or distribution models, or requires as a condition of use, modification or distribution that any Intellectual Property Rights (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, (3) be redistributable at no charge, or (4) grants to any third party any license, non-assertion covenant or other rights or immunities to or under any Intellectual Property Rights. Open Source Technology includes Intellectual Property Rights licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: Apache License, MIT License, BSD 3-Clause “New” or “Revised” License or BSD 2-Clause “Simplified” or “FreeBSD” License, GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), or Affero GPL, Mozilla Public License, Common Development and Distribution License (CDDL), Eclipse Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), the Common Public License, Creative Commons License, or any license or distribution agreement or arrangement listed on www.opensource.org/licenses/index.php or any successor website thereof or that is considered “free” or “open source” by the Open Source Foundation or the Free Software Foundation.
“Order” means any writ, judgment, order, injunction, determination, ruling, award (including, without limitation, awards of any arbitrator) or decree of any Governmental Entity (in each such case whether preliminary or final).
“Parent Benefit Plan” means any plan, program, arrangement or agreement (including collective bargaining agreements, employment agreements, and independent contractor agreements) whether written or unwritten, that provides or offers pension, 401(k), or other retirement benefits; bonus; commission; deferred compensation; incentive compensation; equity; severance or termination pay; change-in-control payments; retention payments; vacation, sick leave, or other paid time off; hospitalization or other health and welfare benefits (including, but not limited to medical, dental, vision, life, disability insurance); Code Section 125 “cafeteria” or “flexible” benefit features; or fringe benefits (i) which is sponsored or maintained by Parent or any of its Subsidiaries for the benefit of any current or former employees, directors, or individual independent contractors of the Parent or any Parent Subsidiary or (ii) with respect to which the Parent or any Parent Subsidiary has any actual or potential material liability.
“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.
“Parent IP” shall mean any Intellectual Property Right that is used or held for use in the business as currently conducted by Parent and the Parent Subsidiaries.
“Parent Material Adverse Effect” means any fact, circumstance, occurrence, effect, event or development or change that, individually or in the aggregate, (A) has a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (B) prevents or materially impairs, interferes with, or hinders or delays the consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that, solely with respect to clause (A) of the foregoing, any fact, circumstance, occurrence, effect, change, event or development arising from or related to the following shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur (except, in the case of clauses (i), (ii), (iii), (iv) or (v) below, to the extent disproportionately affecting the Parent and its Subsidiaries relative to other participants in the industries in which the Parent and its Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (i) change, event or development arising from or related to conditions affecting the U.S. economy, the financial, credit, banking or securities markets in the U.S. (including any decline in the price of any security or any market index) or any change in prevailing interest rates, political conditions or the markets in which such Person operates; (ii) acts of war, sabotage, terrorism, military actions or the escalation thereof; (iii) provided that this clause (iii) shall not apply to Section 3.07 and Section 7.02, natural disasters, acts of God, epidemics or pandemics occurring after the date of this Agreement; (iv) changes required by GAAP or other accounting standards (or interpretations thereof); (v) changes in any Laws (or interpretations thereof); (vi) any failure by the Parent to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying causes of any such failure or decline may be considered in determining whether a Parent Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (vii) stockholder litigation arising from or relating to this

Agreement, the Merger or any strategic alternatives considered by the Parent; or (viii) any action required to be taken by the express terms of this Agreement, shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur.
“Parent Permitted Liens” means, collectively, (i) suppliers’, mechanics’, cashiers’, workers’, carriers’, workmen’s, legal hypothecs’, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business, provided that the amounts giving rise to such Liens are not due and payable or are being contested in good faith by appropriate legal proceedings; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves under GAAP have been established; (iii) Liens imposed or promulgated by Law or any Governmental Entity, including requirements and restrictions of zoning, permit, license, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities; (iv) licenses or other grants of rights in Intellectual Property Rights; (v) statutory or other Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (vi) deposits made in the ordinary course of business to secure (A) payments of worker’s compensation, unemployment insurance or other types of social security benefits or (B) the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (vii) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business in connection with any purchase money security interests, mortgage debt equipment leases, similar financing arrangements or other Indebtedness described in Schedule B.1 of the Parent Disclosure Letter with respect to Parent property; (x) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Entity or any similar authority including those reserved to or vested in any Governmental Entity; (xi) the rights of first offer or refusal, rights to purchase, and similar rights and options described in Schedule B.2 of the Parent Disclosure Letter with respect to Parent property; (xii) liens described in, set forth in or created by any Parent Material Contracts or other service contracts, management agreements, leasing commission agreements or Parent Real Property Leases; and (xiii) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Parent Leased Real Property that would not be reasonably expected to have a Parent Material Adverse Effect.
“Parent Reorganization” means the contribution of all of the issued and outstanding equity interests of MOR to Parent such that, after giving effect to all such transactions, Parent will be the direct owner of all of such equity interests.
“Parent Stock Award” means any equity or equity-based award granted pursuant to the Parent Stock Plan or otherwise.
“Parent Stock Plan” means an equity or equity-based compensation plan of Parent to be adopted by the Parent Board prior to the Closing.
“Parent Subsidiary” means any Subsidiary of Parent.
“Permit” means any: (i) permit, license, approval, certificate, franchise, permission, variance, exception, exemption, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law or (ii) right under any Contract with any Governmental Entity.
“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
“Personal Data” means any data or information in any medium relating to an identified or identifiable individual, browser or device and any other data or information that constitutes personal information or personally identifiable information under any applicable Law, and includes, but is not limited to, a natural person’s first and last name, home or other physical address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or other government-issued identification number, biometric information, credit card or other financial information, or customer or account number, IP address, cookie information, or other unique identifiers. An identifiable individual is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his/her physical, physiological, mental, economic, cultural or social identity. Personal Data shall include Protected Health Information.
“PPP Borrower” means Tan’s International LLC, a wholly owned subsidiary of the Company.
“PPP Lender” means Bank of America, NA, a national banking association.
“PPP Loan” shall mean that certain Promissory Note, dated as of April 27, 2020, issued to the PPP Borrower by the PPP Lender in a principal amount of $83,950, and all agreements or documents entered into in connection therewith or related thereto, obtained pursuant to the Paycheck Protection Program administered by the SBA under the CARES Act.
“PPP Loan Application” means any application submitted by a Person to a PPP Lender and pursuant to which a PPP Loan was granted and accepted by such Person.
“PPP Loan Forgiveness Application” means an application for PPP Loan forgiveness in the form most recently provided by the SBA or by the PPP Lender, including any supporting document required in connection therewith, which is submitted to the applicable PPP Lender for the purpose of receiving forgiveness of all eligible PPP Loan amounts outstanding pursuant to the terms of the Paycheck Protection Program of the CARES Act, as amended or supplemented or otherwise modified from time to time.
“Protected Health Information” means protected health information as that term is defined at 45 C.F.R. § 160.103 for purposes of HIPAA.
“Proxy Statement/Prospectus” means the proxy statement/prospectus, including any amendments or supplements thereto, relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting.
“RC Convertible Notes” means the $1,500,000 convertible promissory note dated March 1, 2019 and due December 31, 2020 and the $5,000,000 convertible promissory note for a principal amount of up to $5,000,000 dated November 15, 2019 and due November 15, 2021, which note has a principal balance as of the date of this Agreement of $385,000.
“RD Convertible Notes” means (i) the convertible promissory note dated August 15, 2019 and due April 11, 2021, (ii) the convertible promissory note dated September 16, 2019 and due April 11, 2021, (iii) the convertible promissory note dated October 11, 2019 and due April 11, 2021, and (iv) the convertible promissory note dated December 26, 2019 and due June 26, 2021.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Incident” means, with respect to a Person, any unauthorized access, acquisition, use, disclosure, modification, deletion or destruction of information (including Personal Data) or interference with system operations of such Person’s Business Systems.
“Software” means any and all computer programs, software and code, including all versions, translations, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, input and output formats, libraries, data, data models and databases, and all related specifications and documentation, including developer notes, comments and annotations, flow charts, outlines, narrative descriptions, operating instructions, user manuals, training materials and tangible media relating to any of the foregoing.
“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Tax” shall mean any federal, state, local or non-U.S. income, capital gains, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, escheat, unclaimed property, franchise, profits, withholding, social security, unemployment, disability, unclaimed property, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum or estimated tax or other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind, including any interest, penalty or addition thereto (whether or not disputed).
“Tax Return” shall mean any report, declaration, return, information return, claim for refund, report or statement relating to Taxes, including any schedule, appendix, supplement or attachment thereto, and including any amendments thereof.
“U.S.” means the United States of America, its territories and possessions (including Puerto Rico), any State of the United States and the District of Columbia.
Section 9.04 Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$”will be deemed references to the lawful money of the U.S. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to Parent” or “delivered to Parent” or words of similar import refer to documents posted to the virtual data rooms of the Company and the Parent hosted by DropBox. The words “ordinary course of business” shall mean the ordinary course of business of the applicable Person, consistent with such Person’s past practice.
Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Merger and the other transactions contemplated by this Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger and the transactions contemplated by this Agreement are fulfilled to the extent possible.
Section 9.06 Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile or by email with .pdf attachments, all of which shall be deemed an original and considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Parent Disclosure Letter, the Company Disclosure Letter and the Confidentiality Agreement and, in each case, any exhibit, schedule or annex thereto, constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for (a) if the Effective Time occurs, (i) the right of the Company’s stockholders to receive the Merger Consideration pursuant to Article II following the Effective Time in accordance with the terms of this Agreement and (ii) the right of the holders of Company Stock Options to receive the applicable treatment pursuant to Section 6.04 on the Closing Date in accordance with the terms of this Agreement; and (b) the provisions of Section 6.05 (which are intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).
Section 9.08 Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CHOICE OR CONFLICTS OF LAWS OF THE STATE OF DELAWARE.
Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.
Section 9.10 Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is explicitly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Merger and the other transactions contemplated by this Agreement. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.11, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In the event any party hereto brings any action, claim, complaint, suit, action or other proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the End Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint, suit, action or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint, suit, action or other proceeding.
Section 9.11 Jurisdiction; Venue. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Merger and the other transactions contemplated by this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any Order rendered by any such court in Delaware as described herein. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Merger or the other transactions contemplated by this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 9.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.
Section 9.13 Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth in this Agreement. Except as set forth in the Voting Agreements, no former, current or future direct or indirect equity holders, controlling Persons, stockholders, representatives, members, managers, Affiliates, general or limited partners or assignees of any party hereto, or of any former, current or future direct or indirect equity holder, controlling Person, stockholder, representative, member, manager, general or limited partner, Affiliate, or assignee of any of the foregoing shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the parties hereto under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent, MOR and Merger Sub have duly executed this Agreement, all as of the date first written above.
HELIX TECHNOLOGIES, INC.

By:	/s/ Zachary L. Venegas
Name:	Zachary L. Venegas
Title:	Chief Executive Officer

FORIAN INC.

By:	/s/ Max Wygod
Name:	Max Wygod
Title:	Executive Chairman

DNA MERGER SUB INC.

By:	/s/ Max Wygod
Name:	Max Wygod
Title:	Executive Chairman

MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC

By:	/s/ Max Wygod
Name:	Max Wygod
Title:	Manager

INDEX OF DEFINED TERMS
Acceptable Confidentiality Agreement	Section 5.04(f)(iii)
Adverse Recommendation Change	Section 5.04(a)
Agreement	Preamble
Alternative Proposal	Section 5.04(f)
Anti-Corruption Laws	Section 3.17(a)
Blue Sky Laws	Section 3.05(b)
Book-Entry Shares	Section 2.01(d)
Certificate	Section 2.01(d)
Certificate of Merger	Section 1.03
Class A Preferred Stock	Section 4.03(a)
Class B Preferred Stock	Section 4.03(a)
Closing	Section 1.02
Closing Date.	Section 1.02
Company	Preamble
Company Board	Section 4.03(a)
Company Bringdown Certificate	Article IV
Company Business Data	Section 4.16(h)
Company Business Systems	Section 4.16(f)
Company Capital Stock	Section 2.01
Company Common Stock	Section 2.01
Company Data Sources	Section 4.16(q)
Company Disclosure Letter	Article IV
Company Employees	Section 4.10(a)
Company Financial Advisor	Section 4.21
Company Form 10-Q	Section 4.06(c)
Company Governmental Contract	Section 4.14(b)(xv)
Company Inbound IP Contracts	Section 4.14(b)(vi)
Company Indemnified Parties	Section 6.05(a)
Company Insurance Policies	Section 4.23
Company IP Contracts	Section 4.14(b)(vii)
Company Leased Real Property	Section 4.15(b)
Company Material Commercial Customers	Section 4.20
Company Material Contract	Section 4.14(b)
Company Material Customers	Section 4.20
Company Material Suppliers	Section 4.20
Company Outbound IP Contracts	Section 4.14(b)(vii)
Company Owned Software	Section 4.16(k)
Company Preferred Stock	Section 2.01
Company Preferred Stock Conversion Agreement	Section 2.01(f)
Company Products and Services	Section 4.19(a)
Company Real Property Leases	Section 4.15(b)
Company Recommendation	Section 6.01(b)
Company Registered IP	Section 4.16(a)
Company Related Party	Section 4.24(a)
Company Related Party Transaction	Section 4.24(a)
Company SEC Documents	Section 4.06(a)
Company Stock Options	Section 4.03(a)
Company Stockholder Approval	Section 4.04
Company Stockholders Meeting	Section 4.04
Company Termination Fee	Section 8.03(b)

Company Warrants	Section 4.03(a)
Confidentiality Agreement	Section 6.02
Continuing Employee	Section 6.09(a)
DGCL	Section 1.01
Dispensary Data Sources	Section 4.16(p)
Dissenter’s Rights	Section 2.05(a)
Dissenting Shares	Section 2.01(c)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Law	Section 3.13
Environmental Permits	Section 3.13
EU Personal Data	Section 3.16(h)
Exchange Agent	Section 2.02(a)
Filed Company Contract	Section 4.14(a)
GAAP	Section 3.06(a)
HHS	Section 3.16(h)
Indemnity Period	Section 6.05(b)
Inquiry	Section 5.04(a)
IRS	Section 3.09(a)
Legal Restraints	Section 7.01(e)
Licensed Software	Section 4.16(k)
Malicious Code	Section 4.16(k)
Material Data Sources	Section 4.16(p)
Maximum Amount	Section 6.05(a)
Merger	Section 1.01
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.01
Misuse	Section 3.16(h)
MOR	Preamble
MOR Financial Statements	Section 3.06(a)
MOR Offering Materials	Section 6.15
Notice of Superior Proposal	Section 5.04(d)
Notice Period	Section 5.04(d)
Owned Data Sources	Section 4.16(q)
Parent	Preamble
Parent Board	Section 3.03(b)
Parent Board Designees	Section 1.06(a)(i)
Parent Bringdown Certificate	Article III
Parent Business Data	Section 3.16(h)
Parent Business Systems	Section 3.16(f)
Parent Capital Stock	Section 3.03(a)
Parent Designees	Section 1.06(a)(ii)
Parent Disclosure Letter	Article III
Parent Expense Reimbursement Amount	Section 8.03(c)
Parent Expenses	Section 8.03(b)
Parent Insurance Policies	Section 3.23
Parent Leased Real Property	Section 3.15(b)
Parent Material Contract	Section 3.14(a)
Parent Material Customers	Section 3.19
Parent Material Suppliers	Section 3.19

Parent Officer Designees	Section 1.06(a)(ii)
Parent Preferred Stock	Section 3.03(a)
Parent Products and Services	Section 3.18(a)
Parent Real Property Leases	Section 3.15(b)
Parent Registered IP	Section 3.16(a)
Parent Related Party	Section 3.24(a)
Parent Related Party Transaction	Section 3.24(a)
Parent Stock Option	Section 6.04(a)
Pension Plan	Section 3.09(e)
PPP Loan Audit	Section 6.16(c)
Processing	Section 3.16(g)
RC Convertible Notes Conversion Agreement	Section 2.01(g)
Release	Section 3.13
Representatives	Section 5.04(a)
Required Approvals	Section 6.03(b)
Reverse Termination Fee	Section 8.03(d)
SBA	Section 6.16(a)
SDN List	Section 3.17(b)
SEC Clearance Date	Section 6.01(b)
Superior Proposal	Section 5.04(f)(ii)
Surviving Corporation	Section 1.01
Surviving Corporation Board Designees	Section 1.06(b)(i)
Surviving Corporation Designees	Section 1.06(b)(ii)
Surviving Corporation Officer Designees	Section 1.06(b)(ii)
Third-Party Data Sources	Section 4.16(p)
Union	Section 3.10(c)
Voting Agreement	Recitals
WARN Act	Section 3.10(i)

Appendix B
EQUITY INTEREST CONTRIBUTION AGREEMENT
This EQUITY INTEREST CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of [•], 2020 by and among Forian Inc., a Delaware corporation (“Parent”), Medical Outcomes Research Analytics, LLC, a Delaware limited liability company (“MOR”), and the undersigned equityholders of MOR (collectively, the “Equityholders” and each individually, an “Equityholder”).
RECITALS
WHEREAS, Parent and MOR desire to effect a business reorganization pursuant to which the equityholders of MOR shall contribute 100% of the equity interests of MOR to Parent in exchange for shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”), on the terms and conditions set forth in this Agreement (the “Reorganization”);
WHEREAS, as of the date hereof, the Equityholders are the beneficial owners (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) of the number of equity interests of MOR set forth opposite such Equityholder’s name on its respective signature page hereto (such equity interests, together with any other equity interests of MOR, the power to dispose of or the voting power over which is acquired by such Equityholder after the date of this Agreement, collectively, the “MOR Equity Interests”);
WHEREAS, Parent, DNA Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Helix Technologies, Inc., a Delaware corporation (“Helix”), entered into an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of October 16, 2020, pursuant to which Merger Sub will be merged with and into Helix (the “Merger”), with Helix being the surviving entity of such Merger and a wholly owned subsidiary of Parent on the terms, and subject to the conditions, set forth in the Merger Agreement;
WHEREAS, the consummations of the Reorganization and the Merger are part of an overall integrated plan pursuant to which Parent will acquire all of the issued and outstanding equity interests of MOR and all of the issued and outstanding equity interests of Helix in exchange for Parent Common Stock issued by Parent to the equityholders of MOR and the equityholders of Helix and such equityholders will, as a group, own 80% or more of the outstanding stock of Parent Common Stock immediately after the consummations of the Reorganization and the Merger;
WHEREAS, after the consummation of the Reorganization and the Merger, Parent will have outstanding Parent Common Stock and no other classes of stock of Helix will be outstanding; and
WHEREAS, for U.S. federal income tax purposes, the parties intend that (i) the Reorganization and the Merger shall together qualify as a transaction described in Section 351(a) of the Code, (ii) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (iii) this Agreement shall constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants in this Agreement and intending to be legally bound, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1 General. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
(a) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.
(c) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(d) “Constructive Sale” means, with respect to any MOR Equity Interest, a short sale with respect to such MOR Equity Interests, entering into or acquiring an offsetting derivative contract with respect to such MOR Equity Interests, entering into or acquiring a future or forward contract to deliver such MOR Equity Interests, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such MOR Equity Interests.
(e) “Contract” means any written or oral contract, lease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise, obligation, commitment, arrangement or other instrument (in each case, to the extent legally binding on the parties thereto).
(f) “Governmental Entity” means any federal, national, state, provincial or local, whether transnational, domestic, foreign or supranational, government or any court of competent jurisdiction, administrative agency, applicable self-regulatory organization, tribunal or commission or other governmental or regulatory authority, department, agency or instrumentality, including any political subdivision thereof, whether transnational, domestic, foreign or supranational.
(g) “Law” means any transnational, domestic or foreign federal, provincial, state or local law, statute, treaty, convention, code, ordinance, rule, regulation (including of self-regulatory organizations), interpretations, resolutions, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.
(h) “Lien” means any pledge, lien, restriction, charge, encumbrance, security interest, adverse claim of any kind, option, right of first refusal or similar encumbrance.
(i) “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
(j) “Order” means any writ, judgment, order, injunction, determination, ruling, award (including, without limitation, awards of any arbitrator) or decree of any Governmental Entity (in each such case whether preliminary or final).
(k) “Representative” of a Person means each officer, director, manager, employee of such Person, and such Person’s accountants, consultants, legal counsel, financial advisors, agents and other representatives.
(l) “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).
(m) “Transfer” means, with respect to any MOR Equity Interest, the direct or indirect assignment, sale, transfer, assignment, tender (into a tender offer, exchange offer or otherwise), pledge, hypothecation, or the grant, creation or suffrage of a Lien upon, or the gift, placement in trust, or the Constructive Sale or other disposition (including by merger or any other conversion into securities or other consideration) of such MOR Equity Interests (including transfers by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or any change in the record or beneficial ownership of such MOR Equity Interests, and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.
ARTICLE 2
CONTRIBUTION OF MOR EQUITY INTERESTS
Section 2.1 Reorganization. Subject to the terms of this Agreement, at the Closing, each Equityholder shall contribute and transfer their respective MOR Equity Interests, including all of the rights, title and interest therein, to Parent, free and clear of all Liens (other than any Liens created by this Agreement, the underlying agreements pursuant to which such MOR Equity Interests were issued or as imposed by applicable securities Laws). In consideration of such contribution and transfer, subject to the terms of this Agreement, at the Closing, Parent shall accept from each Equityholder the MOR Equity Interests held by such Equityholder in exchange for issuing to such Equityholder that number of shares of Parent Common Stock set forth beside such Equityholder’s name on its respective signature page hereto; provided, that any Parent Common Stock issued in exchange for MOR Equity Interests that are unvested profits interest shall be subject to the same restrictions as such unvested profits interest.
Section 2.2 Closing Date. Unless this Agreement is sooner terminated or extended pursuant to its terms or unless otherwise agreed to in writing by Parent, MOR and the Majority Equityholders, the closing of the Reorganization (the “Closing”) shall take place remotely via the electronic transmittal of executed documents immediately prior to the consummation of the Merger (the “Closing Date”).
Section 2.3 Withholding Rights. Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Equityholder such amounts as Parent reasonably determines is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment, and to collect any necessary tax forms or other necessary information. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Equityholder in respect of which such deduction and withholding was made by Parent.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF MOR
MOR represents and warrants to Parent and the Equityholders as of the date of this Agreement and as of the Closing as follows:
Section 3.1 Power; Due Authorization; Binding Agreement. MOR has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Reorganization. The execution and delivery of this Agreement by MOR the performance of its obligations hereunder and the consummation of the Reorganization have been duly and validly authorized by all necessary limited liability company action on the part of MOR, and no other proceedings on the part of MOR are necessary to authorize this Agreement, to perform its obligations hereunder or to consummate the Reorganization. This Agreement has been duly and validly executed and delivered by MOR and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of MOR, enforceable against MOR in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
Section 3.2 No Conflict. The execution and delivery of this Agreement by MOR does not, and the performance by MOR of its obligations under this Agreement and the consummation of the Reorganization will not, (a) require the consent or approval of, or any filing with, any other Person or Governmental Entity, (b) conflict with or violate any organizational document of MOR, (c) conflict with or violate or result in any breach of, or default (with or without notice or lapse of time, or both) under any Contract to which MOR is a party or by which MOR is bound or (d) violate any Law applicable to MOR or any of its assets, except for any of the foregoing which would not, individually or in the aggregate, prevent, materially delay or impair in any material respect MOR’s ability to perform its obligations under this Agreement.
Section 3.3 No Actions or Proceedings. There are no (a) actions, suits, claims, litigations, investigations, inquiries or proceedings commenced pending or, to the knowledge of MOR, threatened against MOR or any of its assets or (b) outstanding Orders to which MOR or any of its assets are subject or bound, in each case, which could reasonably be expect to, individually or in the aggregate, prevent, materially delay or impair in any material respect MOR’s ability to perform its obligations under this Agreement.
Section 3.4 Capitalization. The MOR Equity Interests constitute all of the equity interests of MOR. There are no securities convertible into or exchangeable or exercisable for equity interests of MOR. There are not any outstanding obligations of MOR to issue, deliver or sell, or cause to be issued, delivered or sold, any equity interests of MOR or any securities of MOR convertible into or exchangeable or exercisable for equity interests in MOR.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE EQUITYHOLDERS
Each Equityholder hereby represents and warrants to Parent and MOR as of the date of this Agreement and as of the Closing as follows:
Section 4.1 Power; Due Authorization; Binding Agreement. Such Equityholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Reorganization. The execution and delivery of this Agreement by such Equityholder, the performance of its obligations hereunder and the consummation of the Reorganization have been duly and validly authorized by all necessary corporate, partnership, limited liability company or other applicable action on the part of such Equityholder, and no other proceedings on the part of such Equityholder are necessary to authorize this Agreement, to perform its obligations hereunder or to consummate the Reorganization. This Agreement has been duly and validly executed and delivered by such Equityholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of such Equityholder, enforceable against such Equityholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
Section 4.2 No Conflict. The execution and delivery of this Agreement by such Equityholder does not, and the performance by such Equityholder of its obligations under this Agreement and the consummation of the Reorganization will not, (a) require the consent or approval of, or any filing with, any other Person or Governmental Entity, (b) conflict with or violate any organizational document of such Equityholder, (c) conflict with or violate or result in any breach of, or default (with or without notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on, any of such Equityholder’s MOR Equity Interests pursuant to, any Contract to which such Equityholder is a party or by which such Equityholder or any of such Equityholder’s MOR Equity Interests are bound or (d) violate any Law applicable to such Equityholder or any of its assets.
Section 4.3 No Actions or Proceedings. There are no (a) actions, suits, claims, litigations, investigations, inquiries or proceedings commenced pending or, to the knowledge of such Equityholder, threatened against such Equityholder or any of its assets or (b) outstanding Orders to which any Equityholder or any of its assets are subject or bound, in each case, which could reasonably be expect to, individually or in the aggregate, prevent, materially delay or impair in any material respect such Equityholder’s ability to perform its obligations under this Agreement.
Section 4.4 Ownership of Equity Securities. (a) Such Equityholder is the beneficial owner of, and has good, valid and marketable title to, the MOR Equity Interests set forth opposite its name on Schedule I, (b) such Equityholder has sole voting power, and sole power of disposition, with respect to all of its MOR Equity Interests, (c) such Equityholder’s MOR Equity Interests are all of the equity interests of MOR that are owned, either of record or beneficially, by such Equityholder, (d) the MOR Equity Interests owned by such Equityholder are free and clear of all Liens, other than any Liens created by this Agreement, the underlying agreements pursuant to which such MOR Equity Interests were issued or as imposed by applicable securities Laws and (e) such Equityholder has not appointed or granted any proxy inconsistent with this Agreement, which appointment or grant is still effective, with respect to the MOR Equity Interests.
Section 4.5 Reliance by Parent. Such Equityholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Equityholder’s execution, delivery and performance of this Agreement.
Section 4.6 Adequate Information. Such Equityholder is a sophisticated investor and has adequate information concerning the business and financial condition of Parent, MOR and Helix to make an informed decision regarding the Reorganization and the other transactions contemplated by this Agreement and the Merger and has independently and without reliance upon Parent, MOR or Helix and based on such information as such Equityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Equityholder confirms and acknowledges that (i) such Equityholder has carefully read and understood this Agreement, (ii) such Equityholder has made such further investigations as such Equityholder has deemed appropriate, (iii) none of Parent, Helix, MOR nor any of their respective Affiliates nor anyone else on Parent’s, Helix’s or MOR’s behalf has made any representations or warranties of any kind or nature to induce such Equityholder to enter into this Agreement except as specifically set forth in Article 5, (iv) such Equityholder is not relying upon Parent, Helix, MOR nor any of their respective Affiliates for guidance with respect to tax, legal or other considerations in connection with the Reorganization and the other transactions contemplated by this Agreement or the Merger, (v) such Equityholder has been afforded an opportunity to ask questions of, and receive answers from, Parent or MOR, their Representatives or Persons authorized to act on their behalf, concerning the terms and conditions of the Reorganization and the other transactions contemplated by this Agreement and the Merger, (vi) such Equityholder has been afforded access to information about Parent, Helix and MOR and their respective financial condition and results of operations sufficient to evaluate the Reorganization and the other transactions contemplated by this Agreement and the Merger and (vii) such Equityholder has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of information otherwise furnished by Parent or MOR. Such Equityholder acknowledges that the agreements contained herein with respect to the MOR Equity Interests held by such Equityholder are irrevocable.
Section 4.7 No Brokers. Such Equityholder has not employed any investment banker, broker or finder in connection with the Reorganization or the transactions contemplated by this Agreement who is entitled to any fee or any commission from Parent or MOR or any of their respective Subsidiaries in connection with or upon consummation of the Reorganization, Merger or any other transaction contemplated by this Agreement or the Merger Agreement.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to MOR and the Equityholders as of the date of this Agreement and as of the Closing as follows:
Section 5.1 Power; Due Authorization; Binding Agreement. Parent has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Reorganization. The execution and delivery of this Agreement by Parent, the performance of its obligations hereunder and the consummation of the Reorganization have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement, to perform its obligations hereunder or to consummate the Reorganization. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
Section 5.2 No Conflict. The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the consummation of the Reorganization will not, (a) require the consent or approval of, or any filing with, any other Person or Governmental Entity, (b) conflict with or violate any organizational document of Parent, (c) conflict with or violate or result in any breach of, or default (with or without notice or lapse of time, or both) under any Contract to which Parent is a party or by which Parent is bound or (d) violate any Law applicable to Parent or any of its assets, except for any of the foregoing which would not, individually or in the aggregate, prevent, materially delay or impair in any material respect Parent’s ability to perform its obligations under this Agreement.
Section 5.3 No Actions or Proceedings. There are no (a) actions, suits, claims, litigations, investigations, inquiries or proceedings commenced pending or, to the knowledge of Parent, threatened against Parent or any of its assets or (b) outstanding Orders to which Parent or any of its assets are subject or bound, in each case, which could reasonably be expect to, individually or in the aggregate, prevent, materially delay or impair in any material respect Parent’s ability to perform its obligations under this Agreement.

Section 5.4 Parent Common Stock. The shares of Parent Common Stock to be issued to each Equityholder hereunder have been duly authorized for issuance and, upon such issuance, will be validly issued. There are no restrictions on the transfer of the shares of Parent Common Stock to be issued by Parent hereunder, other than those contained in this Agreement, the organizational documents of Parent and those arising from federal and applicable state securities laws.
ARTICLE 6
COVENANTS
Section 6.1 General Covenants. No party shall: (a) enter into any Contract with any Person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the representations, warranties, covenants and obligations of such party under this Agreement or that would make any representation or warranty of such party contained in this Agreement untrue or incorrect; or (b) take any action that would restrict, impair or otherwise affect such party’s legal power, authority and obligation to comply with and to timely perform such party’s covenants and obligations under this Agreement.
Section 6.2 Waiver of Rights. Each Equityholder, by execution and delivery hereof, hereby irrevocably waives any right of first offer, right of first refusal, co-sale right or other similar right it enjoys with respect to the MOR Equity Interests held by such Equityholder pursuant to the Amended and Restated Limited Liability Company Operating Agreement of Medical Outcomes Research Analytics, LLC, dated January 28, 2020, as amended on December 1, 2020, including but not limited to, the rights set forth in Section 2.7 (Right of First Offer), Section 7.2 (First Refusal Rights) and Section 7.3 (Tag-Along Rights).
Section 6.3 No Transfer of MOR Equity Interests. Except as otherwise expressly permitted by this Agreement, each Equityholder hereby agrees that such Equityholder shall not: (a) cause or permit, or commit or agree to cause or permit, any Transfer of any of such Equityholder’s MOR Equity Interests or take any other action that would in any way delay, restrict, limit or interfere with the performance of the Equityholder’s obligations hereunder or the transactions contemplated hereby; (b) acquire, offer or propose to acquire or agree to acquire, directly or indirectly, any additional equity interests (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such equity interests) of MOR; (c) form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any Persons with respect to any equity interests of MOR; or (d) commit or agree to take any of the foregoing actions. Any Transfer or other action taken or effected in violation of this Section 6.2 shall, to the fullest extent permitted by Law, be void ab initio and of no force or effect, and the Company may decline to give effect to such transfer in its books and records and those of its agents.
Section 6.4 Confidentiality. Each Equityholder agrees, and agrees to cause its Affiliates to and to instruct and cause its and their Representatives to, keep confidential all nonpublic information in their possession regarding Parent, Helix, MOR and their respective Subsidiaries to the extent such nonpublic information is in their possession (the “Confidential Information”); provided, however, that such Equityholders, their Affiliates and their respective Representatives shall not be required to maintain as confidential any Confidential Information that (a) becomes generally available to the public other than as a result of disclosure (x) by such Person or (y) to the knowledge of such Person, in violation of an obligation or duty of confidentiality to Parent, Helix or MOR, or (b) such Person is required pursuant to the terms of a valid order issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction or any applicable Law to disclose to such Governmental Entity (provided, that with respect to this clause (b), such Person shall (i) to the extent legally permissible, prior to the disclosing of any Confidential Information, provide Parent with prompt notice of such order and provide commercially reasonable assistance and cooperation with all efforts of Parent, MOR or any of their respective Subsidiaries in obtaining a protective order or other remedy and (ii) disclose such Confidential Information only to the extent required, upon advice of counsel, by such order or Law and use commercially reasonable efforts to ensure that such Confidential Information is accorded confidential treatment.
Section 6.5 Further Assurances. From time to time, at the reasonable request of Parent and without further consideration, MOR and each Equityholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to more effectively carry out the intent and purposes of this Agreement. From time to time, at the reasonable request of MOR and without further consideration, Parent and each Equityholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to more effectively carry out the intent and purposes of this Agreement.
ARTICLE 7
CONDITIONS PRECEDENT
Section 7.1 Condition to Each Party’s Obligations. The respective obligations of each party to consummate the Reorganization are subject to the satisfaction or waiver (to the extent permitted by Law) by Parent, MOR and the Equityholders at or prior to the Closing of the following condition: No applicable Law and no Order, preliminary, temporary or permanent, or other legal restraint or prohibition and no action, proceeding, binding order, decree or determination by any Governmental Entity shall be in effect that prevents, enjoins, makes illegal or prohibits the consummation of the Reorganization.
Section 7.2 Conditions to Obligations of MOR. The obligations of MOR to consummate the Reorganization are further subject to the satisfaction or waiver by the MOR at or prior to the Closing of the following conditions:
(a) Representations and Warranties of Parent and the Equityholders. The representations and warranties of Parent and the Equityholders contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Performance of Obligations of Parent and the Equityholders. Parent and the Equityholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.
(c) Parent Certificate. Parent shall have delivered to MOR a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied as to Parent.
Section 7.3 Conditions to Obligations of the Equityholders. The obligations of the Equityholders to consummate the Reorganization are further subject to the satisfaction or waiver by the Majority Equityholders at or prior to the Closing of the following conditions:
(a) Representations and Warranties of Parent and MOR. The representations and warranties of Parent and MOR contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Performance of Obligations of Parent and MOR. Parent and MOR shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.
Section 7.4 Conditions to Obligations of Parent. The obligations of Parent to consummate the Reorganization are further subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:
(a) Representations and Warranties of MOR and the Equityholders. The representations and warranties of MOR and each of the Equityholders contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date.
(b) Performance of Obligations of MOR and the Equityholders. MOR and the Equityholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.
(c) MOR Certificate. MOR shall have delivered to Parent a certificate, dated as of the Closing Date and signed by a duly authorized representative of MOR, certifying to the effect that the conditions set forth in Section 7.4(a) and Section 7.4(b) have been satisfied as to MOR.

(d) Satisfaction of Merger Agreement Conditions. The conditions to the closing of the Merger set forth in Article VII of the Merger Agreement shall have been satisfied or waived, other than in respect of the Parent Reorganization (as such term is defined in the Merger Agreement).
ARTICLE 8
TERMINATION
This Agreement shall terminate and be of no further force or effect (i) automatically as of date on which the Merger Agreement is terminated, or (ii) upon the mutual written agreement of Parent, MOR and the Majority Equityholders. Any such termination of this Agreement shall not relieve any party from liability for any breach of its obligations hereunder prior to such termination or relieve any party from completing any obligation that arose hereunder in connection with the consummation of the Reorganization or the other transactions contemplated by this Agreement. Each party will be entitled to any remedies at law or in equity to recover its losses arising from any such pre-termination breach. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.
ARTICLE 9
MISCELLANEOUS
Section 9.1 Changes in Equity Interests, etc. In the event of any split, dividend or distribution, or any change in the MOR Equity Interests by reason of any split-up, reverse split, recapitalization, combination, reclassification, exchange or the like, the term “MOR Equity Interests” shall be deemed to refer to and include such MOR Equity Interests as well as all equity interests distributed in such dividends and distributions and any securities into which or for which any or all of such MOR Equity Interests may be changed or exchanged or which are received in such transaction, and such Equityholder agrees, while this Agreement is in effect, to promptly (and in any event within twenty-four (24) hours) notify Parent of the number of any new MOR Equity Interests, if any, acquired by such Equityholder or any of its Affiliates after the date hereof.
Section 9.2 Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Reorganization or Merger is consummated.
Section 9.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given: (a) on the date of delivery if delivered personally; (b) on the date sent if sent by electronic mail (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.3 or (ii) the delivering party receives confirmation of receipt of such notice either by email or any other method described in this Section 9.3); (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices under this Agreement shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)	if to MOR, to:
Medical Outcomes Research Analytics, LLC
41 University Drive, Suite 400
Newtown, PA 18940
Email: [•]
Attn: [•]
(b)	if to the Equityholders, at such address set forth on the signature page hereto.
(c)	if to Parent, to:
Forian Inc.
41 University Drive, Suite 400
Newtown, PA 18940
Email: [•]
Attn: [•]

with a copy (which shall not constitute notice) to:
Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Email: dmix@duanemorris.com
Attn: Darrick M. Mix, Esq.
Section 9.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement and any exhibit, schedule or annex hereto, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
Section 9.5 Amendments and Waivers. This Agreement may only be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent, MOR and the holders of at least a majority of the MOR Equity Interests (the “Majority Equityholders”), or in the case of a waiver, by Parent if the waiver is to be effective against Parent, by MOR if the waiver is to be effective against MOR or by the Majority Equityholders if the waiver is to be effective against the Equityholders. The foregoing notwithstanding, no failure or delay by Parent, MOR or the Equityholders in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Reorganization and the other transactions contemplated by this Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.6 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the purposes of and the transactions contemplated by this Agreement are fulfilled to the extent possible.
Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.
Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CHOICE OR CONFLICTS OF LAWS OF THE STATE OF DELAWARE.
Section 9.9 Jurisdiction; Venue. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Reorganization and the other transactions contemplated by this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any Order rendered by any such court in Delaware as described herein. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Reorganization or the other transactions contemplated by this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 9.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE REORGANIZATION. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.10.
Section 9.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is explicitly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.9, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
Section 9.12 Indemnification. Each Equityholder hereby agrees to, severally and not jointly, indemnify MOR, Parent and their respective, members, managers, directors, officers, affiliates, employees and agents, and hold each harmless, from and against any and all losses, liabilities, costs, damages, or expense, including without limitation reasonable attorneys’ fees and expenses, that a Indemnified Party may incur or suffer by reason of an material breach of this Agreement or material breach of any representation, warranty or covenant of such Equityholder.1
Section 9.13 Interpretation. When a reference is made in this Agreement to an Article, a Section or a Schedule, such reference shall be to an Article, a Section or a Schedule of or to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require.
1	NTD: To discuss whether Indemnification is acceptable.

Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$”will be deemed references to the lawful money of the U.S. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring by virtue of the authorship of any provisions of this Agreement. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.
Section 9.14 Counterparts. This Agreement may be executed in multiple counterparts, including by facsimile or by email with .pdf attachments, all of which shall be deemed an original and considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of Parent and MOR have duly executed this Agreement, as of the date first written above.
FORIAN INC.

By:
Name: Max Wygod
Title: Executive Chairman

MEDICAL OUTCOMES RESEARCH ANALYTICS, LLC

By:
Name: Max Wygod
Title: Manager
[Signature pages of Equityholders follow]

IN WITNESS WHEREOF, the undersigned Equityholder has duly executed this Agreement, as of the date first written above.
[EQUITYHOLDER]
[•]

By:
Name:

Address:
No. of MOR Equity Interests	Class of Units	No. of Shares of Parent Common Stock

Appendix C

October 16, 2020
Board of Directors
Helix Technologies, Inc.
5300 OTC Parkway, Suite 300
Greenwood Village, CO 80111
Management Planning, Inc. Fairness Opinion
Gentlemen:
The Board of Directors (the “Board”) of Helix Technologies, Inc. (“Helix” or the “Company”) engaged and retained Management Planning, Inc. (“MPI” or the “Advisor”) to deliver an opinion (the “Opinion”) to the Board as to the fairness, from a financial point of view, to the Company’s shareholders of the exchange of (a) 100% of the fully diluted common stock of Helix (160,307,826 shares) for (b) 4,420,000 shares (net of options and warrants) of Forian, Inc. (“Forian”). The balance of Forian’s issued and outstanding shares (12,531,044) will be issued to Medical Outcomes Research Analytics, LLC (“MOR”) in connection with Forian’s acquisition of MOR (the “Transaction”).
We understand that on October 16, 2020, the Company entered into an agreement and plan of merger (the “Agreement”) with Forian, Inc. and DNA Merger Sub, Inc, its wholly owned subsidiary. Following the execution of the Agreement, the stockholders of Helix (the “Stockholders”) will assume an ownership stake in Forian, the surviving entity. Thereafter, Forian will acquire 100% of the fully diluted equity of MOR through a share for share transaction. Forian is a Delaware corporation.
The Opinion is limited to the fairness, from a financial point of view, to the Stockholders as it pertains to the resulting equity stake in Forian in exchange for 100% of the fully diluted common stock of Helix pursuant to the terms of Transaction. MPI expresses no opinion as to the appropriateness of the process conducted by the Company, or its representatives, in soliciting or negotiating the Transaction.
Our valuation analyses of the Company and MOR conforms to generally-accepted valuation procedures and methods, under the fair value standard. U.S. Generally Accepted Accounting Principles (GAAP) define fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”1
The Opinion does not address the relative merits of the Transaction as compared to other investment alternatives or strategies that might be available to the Company, nor does it address the underlying decision of the Board or Helix to proceed with the Transaction. The Opinion is not intended to be and does not constitute a recommendation to the Board as to whether it should vote in favor of the Transaction.
In connection with our review of the Transaction, and in arriving at the Opinion, we have completed the following, among other things:
i.	Reviewed certain governing documents and other corporate organization materials that were deemed pertinent;
ii.	Reviewed the DRAFT Agreement and Plan of Merger and supporting conversion schedule;
iii.	Reviewed MOR Letter of Intent;
iv.	Examined historical and projected financial information provided by management of Helix and MOR;
v.	Reviewed other documents, and related industry information and statistics we deemed relevant;
1 Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements and Disclosure

Helix Technologies, Inc.
October 16, 2020

vi.
Interviewed management concerning Helix’s and MOR’s history, operations, services, customer relationships, employees, competition, outlook, strengths, weaknesses, opportunities, and threats, as well as other aspects of the business we considered pertinent;

vii.	We reviewed publicly available information on selected guideline public companies and guideline precedent transactions;
viii.	Performed discounted cash flow analyses and sensitized the results based on a range of selected inputs;
ix.	Performed guideline publicly traded companies' analysis in the analysis of value for MOR;
x.
Considered such other information regarding the Helix and MOR and their industry deemed relevant by MPI, including the current economic environment, in general, and the specific economic factors bearing on firms competing in the industry;

xi.	Conducted studies, analyses, and inquiries as MPI deemed appropriate.
MPI was provided and is relying upon a representation letter from Scott Ogur, Chief Financial Officer of the Company, regarding, among other things, the accuracy and completeness of the information provided to MPI in connection with rendering the Opinion. MPI has not independently verified any of the information concerning the Company or MOR with which MPI was provided in connection with its review of the Transaction and, for purposes of the Opinion, MPI has assumed and relied upon the accuracy and completeness of all such information. With respect to the projected financial information made available to MPI and used in the analysis, MPI has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of each company, respectively, as to expected future financial performance. MPI has not been engaged to assess the achievability of such projections or assumptions used in management’s forecast for either company. In addition, MPI has not conducted a physical inspection or appraisal of any of the assets, properties, or facilities of the Company or MOR, nor has MPI been furnished with any such evaluation or appraisal. The Opinion is based upon market, economic, financial and other considerations as they exist on, and can be evaluated as of, October 14, 2020. Any change in such conditions will require a reevaluation. MPI has assumed that there are no legal issues regarding the Company or the Transaction that would affect the Opinion and has relied on this assumption without undertaking any independent investigation or inquiry. MPI provided no legal advice to any person (or entity) in connection with the Transaction.
In connection with the Opinion, MPI has assumed that the Transaction will be consummated on the terms and subject to the conditions described in the Agreement. MPI has also assumed that all necessary governmental and regulatory approvals and third-party consents will be obtained on terms and conditions that will not have a material adverse effect on the Transaction.
MPI is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, and valuations for corporate and other purposes. MPI has provided the Opinion for the information and assistance of the Board in connection with the Transaction and will receive a fee for its services. MPI’s fee is not contingent upon the consummation of the Transaction. The Company has agreed to indemnify MPI for certain liabilities arising out of the rendering of the Opinion.
This letter and the Opinion stated herein are solely for the use of the Board and its legal counsel and may not be reproduced, summarized, excerpted from or otherwise publicly referred to in any manner without MPI’s prior written consent. Notwithstanding the foregoing, the written opinion rendered by MPI may be reproduced in a disclosure document relating to the Transaction that is required to be filed with the Securities and Exchange Commission (“SEC”); provided however, that all references to MPI or any such written opinion therein shall be subject to MPI’s prior written consent (such consent not to be unreasonably withheld) with respect to form and substance. In addition a copy of the written opinion and any other materials provided by MPI in connection with such opinion may be provided to the SEC and any state securities regulators or any other governmental authority in connection with the Transaction provided however, that all references to MPI or any such written opinion therein shall be subject to MPI’s prior written consent (such consent not to be unreasonably withheld) with respect to form and substance.

Helix Technologies, Inc.
October 16, 2020

Based upon and subject to the foregoing and such other matters as MPI deems relevant, MPI is of the Opinion that as of the date hereof and subject to the limitations stated herein, the Transaction is fair from a financial point of view to the Stockholders considered in the context of the Transaction viewed in its entirety.
Sincerely,
Management Planning, Inc.

Appendix D
Section 262 of the General Corporation Law of the State of Delaware
§ 262 Appraisal rights [For application of this section, see § 17; 82 Del. Laws, c. 45, and § 23 82 Del. Laws, c. 45].
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed]
(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d)	Appraisal rights shall be perfected as follows:
(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17; 82 Del. Laws, c. 45, § 15; 82 Del. Laws, c. 256., § 15.;

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers
Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.
The Forian charter and Forian bylaws contain provisions that provide for the indemnification of officers and directors to the fullest extent as is permitted by the laws of the State of Delaware, as may be amended from time to time.
As permitted by Section 102(b)(7) of the DGCL, the Forian charter contains a provision eliminating the personal liability of its directors to Forian or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as may be amended from time to time.
The merger agreement requires Forian to indemnify and hold harmless every person who is as of October 16, 2020 (or becomes prior to the effective time) a director, officer or employee of Helix or its subsidiaries, and every person who was serving as a director, officer or employee of another person at the request of Helix or its subsidiaries (each of who we refer to as an “indemnified party”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the effective time (including the merger agreement and the transactions and actions contemplated thereby)), arising out of or pertaining to the fact that such indemnified party is or was an officer or director of Helix or any of its subsidiaries or is or was serving at the request of Helix, or any of its subsidiaries, as a director or officer or employee of another person or in respect of any acts or omissions in their capacities as such directors or officers occurring prior to the effective time, whether asserted or claimed prior to, at or after the effective time, in each case to the same extent as such indemnified parties were indemnified as of the date of the merger agreement pursuant to Helix’s charter, Helix’s bylaws or the governing or organizational documents of any subsidiary of Helix, or any indemnification agreements in existence as of the date of the merger agreement. Forian is required to cooperate (and cause its subsidiaries to cooperate) in the defense of any matters described in the prior sentence.
The merger agreement also requires Forian to maintain for six years following the effective time either:
•	the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Helix and its subsidiaries as of October 16, 2020; or
•
provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons, except that in no event will the annual cost to Forian for maintaining those policies exceed 300% of the annual premium paid by Helix, which we refer to as the maximum amount.

Helix may obtain a six-year “tail” policy under that party’s existing directors and officers insurance policy in lieu of the foregoing, for a cost that will not exceed the maximum amount.

Item 21.	Exhibits and Financial Statement Schedules
(a)	The following is a list of exhibits to this registration statement:
Exhibit No.	Description
2.1*
Agreement and Plan of Merger, dated as of October 16, 2020, by and among Helix Technologies, Inc., Forian Inc., DNA Merger Sub, Inc. and Medical Outcomes Research Analytics, LLC (included as Appendix A to the proxy statement/prospectus forming a part of this Registration Statement).

2.2*	Amendment to Agreement and Plan of Merger dated December 30, 2020, by and among Helix Technologies, Inc., Forian Inc., DNA Merger Sub, Inc. and Medical Outcomes Research Analytics, LLC
2.3*	Form of Equity Interest Contribution Agreement (included as Appendix B to the proxy statement/prospectus forming a part of this Registration Statement).
3.1*	Certificate of Incorporation of the Registrant
3.2*	Bylaws of the Registrant
4.1*+	Forian Inc. 2020 Equity Incentive Plan
5.1*	Opinion of Duane Morris LLP as to the validity of the securities being registered.
8.1*	Opinion of Duane Morris LLP regarding certain tax matters.
10.1*	Voting and Support Agreement, dated October 16, 2020 by and among Forian and the undersigned securityholders of Helix Technologies, Inc.
10.2	License Agreement, dated June 30, 2019 (portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).)
23.1	Consent of Marcum LLP, relating to MOR’s financial statements.
23.2	Consent of BF Borgers CPA PC, relating to Helix’s financial statements.
23.3*	Consent of Duane Morris LLP (included in Exhibit 5.1).
23.4*	Consent of Duane Morris LLP (included in Exhibit 8.1).
24.1*	Power of Attorney.
99.1*	Opinion of Management Planning Inc. (included as Appendix C to the proxy statement/prospectus forming a part of this Registration Statement).
99.2*	Consent of Management Planning Inc. (included in Exhibit 99.1)
99.3*	Consent of Mark J. Adler, M.D.
99.4*	Consent of Ian G. Banwell
99.5*	Consent of Jennifer Hajj
99.6*	Consent of Shahir Kassam-Adams
99.7*	Consent of Stanley S. Trotman, Jr.
99.8*	Form of Proxy Card for Helix Technologies, Inc.
99.9*	Consent of Kristiina Vuori, M.D., Ph.D.
99.10*	Consent of Alyssa Varadhan
+	Indicates management contract or compensatory plan.
*	Previously filed.
Item 22.	Undertakings
The undersigned registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(2)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(3)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(d)
That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(e)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f)
That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(g)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown, State of Pennsylvania, on February 1, 2021.
FORIAN INC.

By:	/s/ Daniel Barton
Name:	Daniel Barton
Title:	Chief Executive Officer
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Daniel Barton	Chief Executive Officer (Principal Executive Officer)	February 1, 2021
Daniel Barton

/s/ Clifford Farren	Chief Financial Officer (Principal Financial and Accounting Officer)	February 1, 2021
Clifford Farren

*	Director	February 1, 2021
Adam Dublin

*	Director	February 1, 2021
Martin Wygod

*	Director	February 1, 2021
Max Wygod
*By:	/s/ Daniel Barton
Attorney-in-fact